Exhibit 99.23

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

MEDIASET S.p.A. - via Paleocapa, 3 - 20121 Milan

Share Capital Euros 614,238,333.28 fully paid up

Tax Code, VAT number and inscription number in the

Milan Enterprises Register: 09032310154

Website: www.mediaset.it

Table of Contents

Consolidated Financial Statements 2017

Directors’ report on operations

Corporate Boards	1

Financial Highlights	2

Directors’ Report on Operations	4

General economic trends	7
Development in the legislative framework in the television sector	8
Mediaset shares	10
Significant Events and Key Corporate Transaction for the year	12
The Main Group companies	15
Group Profile and Performance Review by Business Segment	16
Consolidated Performance by Geographical Area and Business Segment	50
Economic Results	51
Balance Sheet and Financial Position	61
Parent Company Performance	66
Economic Results	67
Balance Sheet and Financial Position	68
Reconciliation between Consolidated and Parent Company Net Profit and Shareholders’ Equity	70
Disclosure of the Main Risks and Uncertainties to which the Group is exposed	71
Human Resources:	79
Group	80
Parent Company	82
Disclosure Required by article 2428 of the Italian Civil Code	85
Other Information	88
Events after 31 December 2017	91
Forecast for the year	92

Draft resolution	93

Mediaset Group

2017 Consolidated Annual Report

Consolidated Financial Statements
Consolidated Statement of Financial Position	95
Consolidated Statement of Income	97
Consolidated Statement of Comprehensive Income	98
Consolidated Statement of Cash Flows	99
Consolidated Statement of Changes in Shareholders’ Equity	100
Consolidated Statement of Financial Position and Statement of Income according to Consob Resolution n. 15519 dated 27 July 2006	101

Explanatory Notes
General Information	104
Basis of Presentation and Accounting Policies for the preparation of the Financial Statements	104
Summary of the Accounting Standards and Measurement Criteria	105
Key Information relating to the scope of consolidation	124
Business Combination	129
Segment Reporting	133
Notes on main Asset Items	139
Notes on main Shareholders’ Equity and Liability Items	155
Notes on the main Items of the Statement of Income	158
Cash Flow Statement	160
Disclosures on Financial Instruments and Risk Management Policies	182
Share-based Payments	199
Related Party Transactions	203
Commitments	204
List of Equity Investments included in the Group’s Consolidated Financial Statements at 31December 2017	205

Certification on the Consolidated Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	209

Indipendent Auditors’ Report	213

Mediaset S.p.A.

2017 Annual Report

Financial Statements
Statement of Financial Position	224
Statement of Income	226
Statement of Coprehensive Income	227
Statement of Cash Flows	228
Statement of Changes in Shareholders’ Equity	229
Statement of Financial Position according to Consob resolution n. 15519 of 27 July 2006	230
Statement of Income according to Consob resolution n. 15519 of 27 July 2006	231

Explanatory Notes
General Information	234
Adoption of International Accounting Standards	234
Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria	234
Other Information	248
Notes on main Asset Items	254
Notes on main Shareholders’ Equity and Liability Items	266
Notes on the main Items of the Statement of Income	284
Investment Commitments and Guarantees	295
Disclosures on Financial Instruments and Risk Management Policies	297
Attachments	310

Report of the Statutory Auditors and the External Auditors	315

Certification on the Annual Financial Statements pursuant art- 154 - bis of Legislative Decree 58/98	337

Summary Tables of main economic and financial data of Companies Included in the Consolidation Area	341

Extract from the Resolutions adopted by the Shareholders’ Meeting	355

Compensation Report

Report on Corporate Governance and the Company’s Ownership Structure

MEDIASET GROUP

MEDIASET

Mediaset Group
Annual Report 2017

MEDIASET GROUP

MEDIASET

Mediaset Group
Consolidated Annual Report 2017

Directors' Report on Operations

CORPORATE BOARDS

Board of Directors	Chairman
Fedele Confalonieri
Deputy Chairman and
Chief Executive Officer
Pier Silvio Berlusconi
Directors
Giuliano Adreani
Marina Berlusconi
Franco Bruni
Pasquale Cannatelli*
Mauro Crippa
Bruno Ermolli
Marco Giordani
Fernando Napolitano
Gina Nieri
Michele Perini
Alessandra Piccinino
Niccolo’ Querci
Stefano Sala
Carlo Secchi
Wanda Ternau

Executive Committee	Fedele Confalonieri
Pier Silvio Berlusconi
Giuliano Adreani
Marco Giordani
Gina Nieri

Risk and Control Committee	Carlo Secchi (Chairman)
Franco Bruni
Fernando Napolitano

Compensation Committee	Michele Perini (Chairman)
Bruno Ermolli
Fernando Napolitano

Governance	Carlo Secchi (Chairman)
and Appointments Committee	Michele Perini
Wanda Ternau

Committee of Independent Directors for	Michele Perini (Chairman)
Related-party transactions	Alessandra Piccinino
Carlo Secchi

Board of Statutory Auditors	Mauro Lonardo (Chairman)
Francesca Meneghel (Regular Auditor)
Ezio Maria Simonelli (Regular Auditor)
Stefano Sarubbi (Alternate Auditor)
Flavia Daunia Minutillo (Alternate Auditor)
Riccardo Perotta (Alternate Auditor)

Independent Auditors	Deloitte & Touche S.p.A.

* The non-executive director Pasquale Cannatelli resigned from office on 25 January 2018

FINANCIAL HIGHLIGHTS

Net Consolidated Revenues

mio €

5,000
4,000
3,000
2,000
1,000
-
3,414.7
3,414.4
3,524.8
3,631.0
2013
2014
2015
2016
2017

EBIT

mio €

400
0
-400
246.3
248.7
230.7
-189.3
316.5
2013
2014
2015
2016
2017
2012

Net Result

mio €

250.0
100.0
-50.0
-200.0
-350.0
8.9
23.7
3.8
-294.5
90.5
2013
2014
2015
2016
2017

Net Financial Position

2013
2014
2015
2016
2017
0.0
-750.0
-1,500.0
-2,250.0
-1,459.0
-861.3
-859.4
-1,162.4
-1,392.2

Main Income Statement Data

€ mio

	2013	2014	2015 (1)	2016	2017

Net Consolidated Revenues	3,414.7	3,414.4	3,524.8	3,667.0	3,631.0
Italy	2,588.5	2,483.4	2,554.2	2,675.9	2,636.2
Spain	826.8	932.1	971.9	992.0	996.3
EBIT (2)	246.3	248.7	230.7	(189.3)	316.5
Italy	176.1	104.3	26.1	(413.7)	70.9
spain	70.2	144.8	205.2	224.4	245.3
EBT	100.2	138.5	196.5	(274.5)	296.5
Net Result	8.9	23.7	3.8	(294.5)	90.5

Main Balance Sheet and Financial Data

	2013	2014	2015 (1)	2016	2017

Net Invested Capital (1)	4,436.7	3,906.8	3,806.8	3,698.3	3,774.6
Total Net Shareholders’ Equity	2,977.7	3,045.5	2,947.4	2,535.9	2,382.5
Net Group shareholders’ Equity	2,119.9	2,322.8	2,293.8	1,947.7	1,916.6
Minorities Shareholders’ Equity	857.8	722.6	653.6	588.2	465.9
Net Financial Position (2)	(1,459.0)	(861.3)	(859.4)	(1,162.4)	(1,392.2)
Operating Cash Flow (2)	1,139.3	1,226.5	1,282.3	1,140.7	1,315.7
Investments	549.4	1,705.2	741.8	710.4	625.6
Dividens paid by the Parent Company	—	—	22.7	22.7	—
Dividens paid by Subsidiares	4.1	—	44.2	83.3	175.6

Personnel (3)

	2013	2014	2015	2016	2017

Mediaset Group Personnel (headcount)	5,693	5,559	5,484	5,519	5,470
Italy	4,401	4,299	4,210	4,245	4,197
Spain	1,292	1,260	1,274	1,274	1,273
Mediaset Group Personnel (average)	5,882	5,711	5,680	5,660	5,582
Italy	4,574	4,437	4,402	4,385	4,302
Spain	1,308	1,274	1,278	1,275	1,280

Main Indicators

	2013	2014	2015 (1)	2016	2017

EBIT/Net Revenues	7.2%	7.3%	6.6%	n.a.	8.7%
Italy	6.8%	4.2%	1.0%	n.a.	2.7%
Spain	8.5%	15.5%	21.1%	22.6%	24.6%
EBT/Net Revenues	2.9%	4.1%	5.6%	n.a.	8.2%
Net Result/Net Revenues	0.3%	0.7%	0.1%	n.a.	2.5%
ROI (4)	4.7%	4.7%	4.4%	n.a.	5.5%
ROE (5)	0.3%	0.9%	0.1%	n.a.	4.7%
Number of shares (6)	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064	1,136,402,064
EPS (euro)	0.01	0.02	0.00	n.a.	0.08
Dividend per share (euro)	—	0.02	0.02	—	—

(1) As envisaged on IFRS 3 paragraph 49, comparative amounts have been restated.

(2) The figures refers to average economic results as well as balance sheet and financial data. Their relative recognition criteria (pursuant CONSOB Resolution n. 6064293 of 28th July 2006 and CESR Recommendation of 3rd November 2005 concerning non GAAP measures) are described on the Directors’ Report on Operation.

(3) Include temporary and permanent workforce

(4) Group EBIT / Average Net Capital Invested

(5) Group Net Result / Group Average Net Equity.

(6) Spot datum at 31/12 net of treasury shares.

DIRECTORS’ REPORT ON OPERATIONS

Shareholders,

In an increasingly dynamic and complex competitive scenario, during the past year the Mediaset Group operated in accordance with the guidelines of the 2020 Mediaset Plan, focusing on the following core objectives:

•                  consolidation of the cross-media advertising leadership position built up over the past few years, by diversifying into radio broadcasting, and launching innovative magazines, DVDs and advertising products to combine the complementarity of the large-scale coverage offered by television with an increased focus on the targeted audiences.

•                  an editorial focus on original entertainment content and self produced Italian films, accompanied by a programme of optimising and reviewing the related investments

•                  transforming the business pay model to a format that depends less on football content and gradually focusing more on a content-provider approach and opening up the single technology platform developed by Premium

•                  pursuing additional efficiency improvements in terms of the organisation and the optimisation of processes.

The pursuit of these actions saw a clear improvement in the consolidated financial results and cash flow even in 2017 by benefiting — despite a context in which the trend in the television advertising market is still below expectations — from the positive contribution of advertising revenues in Italy and Spain, and the significant reduction in operating costs, for which the trends in Italy was also affected by the write-downs and provisions made in 2016.

The consolidated financial results for the year are summarised below:

•                  consolidated net revenues amounted to 3,631.0 million ( -1.0% compared to the previous year);

•                  Ebit showed a positive result of EUR316.5 million, a clear improvement on the -EUR189.3 million recorded in the previous year, a result that was affected by the EUR256.7 billion of write-downs and provisions; the consolidated operating profit was 8.7%.

•                  Net income from continuing operations, before taxes and minority interests was EUR 296.5 million, compared to the -274.5 million on 31 December 2016. The figure was driven by a significant drop in financial expenses, which in the previous year had been affected by one-off costs of EUR41.7 hedging contracts and the early termination of credit lines related to the Vivendi agreement, and the closure in February 2017 of the 300 million bond issued by Mediaset S.p.A. in 2010;

•                  the Group’s net result was positive at 90.5 million, compared to the loss of -EUR294.5 million recorded in 2016.

•                  consolidated net financial debt increased from 1,162.4 million euro on 31 December 2016 to 1,392.2 million euro on 31 December 2017. The core cash flow from business in Italy and Spain was, overall, positive at EUR 181.8 million, a clear improvement compared to the EUR58.8 million of 2016. During the year, a total of EUR149.5 million of investments were made, in relation to the increase in the controlling share in Mediaset España and Ei Towers by means of the buyback of own shares, investments in business combinations, equity investments and other strategic assets

Consolidated Annual Report 2017 — Directors’ Report on Operations

totalling EUR96.3 million, and outflows totalling EUR175.6 million relating to the payout of dividends to minority interests by the subsidiaries Mediaset España and EiTowers.

•                  on 31 December 2017 the workforce of the Mediaset Group companies in the consolidation area was 5,470 employees (5,519 on 31 December 2016)

•                  the parent company Mediaset S.p.A., closed the year ending 31 December 2017 with a positive result of EUR69.2 million compared to a loss of EUR151 million in 2016.

Breaking down consolidated performance by geographical area:

In Italy:

•                  the consolidated net revenues from the Group’s Italian operations amounted to EUR 2,636.2 million, a reduction of -1.5% compared to 2016. This figure was driven by the exceptional returns on the Italian films distributed by Medusa and Taodue during the early part of last year;

•                  the gross advertising revenues, including free and pay-TV channels and the Group’s share of website revenues, and revenues from proprietary radio broadcasters managed under a sublicense from Mediamond amounted to EUR 2,095.4 million, in 2017, an increase of +0.4% compared to 2016. Based on Nielsen data, the advertising market contracted by 1.9% compared to 2016.

•                  in 2017 the total audience over the 24-hour period was 9.9 million viewers. Mediaset networks have improved their audiences compared to 2016, maintaining leadership on the commercial target with 33.8% of the early evening share and 33.3% over the 24-hour period. Canale 5 was the most watched Italian network by the commercial target audience both in the early evening slot (16.5%) and over the 24-hour period (15,9%);

•                  the core revenues from the pay channels amounted to EUR 587.4 million compared to the EUR619.8 million in 2016.

•                  the revenues of EI Towers compared to other broadcasters and telecommunications operators amounted to EUR 80.9 million, an increase compared to the 72.0 million in 2016;

•                  the Ebit for Italian operations as a whole was positive, at EUR 70.9 million compared to the -413.7 million in 2016, thanks to the significant reduction in overall operating costs (personnel costs, purchases, services and other charges, amortisation and depreciation of rights and other fixed assets). Operating costs in particular, regarding the integrated television activities, showed a reduction of -2.6% with the same perimeter and excluding, over the two years, the effects of the write-downs made in 2016 and other one-off costs.

•                  the net result shows a loss of -9.9 million euro (-380.1 million euro in 2016).

In Spain:

•                  the consolidated net revenues of the Mediaset España Group amounted to EUR 996.3 million, an increase of 0.4% compared to 2016;

•                  the gross advertising revenues amounted to EUR 969.7 million, an increase of 0.7% compared to 2016. In a macroeconomic environment in strong recovery, Mediaset España maintained its leadership in its television market, with a share of 43.3%. Based on Infoadex data, the television advertising investments in Spain increased by 1.0% in 2017;

•                  in 2017 the total free-to-air television offer of the Mediaset España Group, including not only the general-interest channels Telecinco and Cuatro but also the special-interest channels Factoria De Ficcion, Boing, Divinity, Energy and Be Mad, obtained on average audience share out of total viewers, over the 24-hour period, of 28.8% and 30.4% on the commercial target;

•                  the total costs (personnel costs, other operating costs, amortisation and depreciation) of EUR 750.9 million, a reduction of -2.2% compared to the same period in the previous year. Over the past seven years the constant optimisation and control of costs has led to a reduction of 23.4% in the total cost, without affecting the quality of the television offer and also considering the expansion compared 2010 (2 more channels);

•                  As a result of this performance the Ebit stood at EUR 245.3 million compared to the 224.4 million of 2016, corresponding to an operating profit of 24.6% compared to the 22.6% of the previous year;

•                  net profit came to EUR197.5 million compared to the 171.0 million for the previous year.

When defining the period for approving the 2017 consolidated financial reports, Mediaset took up the option available under Article 2364 (2) of the civil code, mainly in order to guarantee that the directors had the maximum amount of information and market results at their disposal in order to prepare the plans underlying the main valuation processes required when drafting the annual financial statements, in a context of major uncertainty with particular regard to the allocation of the rights to the Serie A football championship for 2018-2021.

GENERAL ECONOMIC TRENDS

World economic growth consolidated its expansive cycle in 2017 on a widespread level, with world GDP rising by +3.5%, driven by the strong performance of advanced economies. International trade rose by around 5.4% in volume. The implicit volatility of stock market prices fell to an all-time low, with international financial markets showing substantial stability.

The USA posted GDP growth of +2.3% in 2017, which was driven by all components of domestic demand and job market growth. Other positive factors included expectations of tax reforms, in particular the prospect of a lower tax burden on enterprises. Japan also posted an acceleration in growth, with GDP rising by +1.7%, driven in particular by growth in external demand. In the United Kingdom, growth rates slowed but were still healthy (GDP +1.7%), buoyed by good growth in productive investments and the labour market, with unemployment levels now at a record low. One element characterising all the major advanced economies (with the exception of the United Kingdom, due to the depreciation of the pound) is low inflation, which has remained below the 2% mark.

The economic recovery gained pace strongly across the member nations of the European Monetary Union, with annual GDP growth at its highest for the past ten years at 2.5%.

In all the major EMU economies, growth was driven by the continuation of the stimulus injected by the ECB’s expansionary monetary policy stance (although a progressive cut-back in programmes has been announced as of 2018) and by the positive impact of world economic growth on domestic demand and exports. GDP growth in 2017 was higher than the previous year in Germany (+2.5%), France (+2.0%) and Italy (+1.5%).

Italy was part of the positive picture of broad-based economic recovery, although its GDP growth rate of +1.5% was the lowest of the advanced economies in the EMU. The positive performance in the Italian economy was driven primarily by growth in domestic demand, led by business investment, with gross fixed investment rising by +3.9%, thanks to tax incentives. Overall, investment growth, net of the construction sector, rose by 4.6%, remaining higher than in other major European countries. Domestic consumption (+1.3%) and household spending (+1.4%) grew at rates substantially in line with the previous year, despite a slight slowdown in growth in real disposable income (estimated by some economic observers at +0.4% in 2017, versus +1.6% in 2016). The trend reveals a declining propensity to save, driven by stable employment levels and the recovery in consumer confidence, which is showing progressively greater optimism over economic prospects and the labour market (substantially stable from 57.2% in 2016 to 58% in 2017). The breakdown of household consumption by main product sectors shows that growth was strongest for durable consumer goods (+4.5%), with services also performing well (+1.7%). Consumption in the food sector continued to be weak, however, at +0.4%. The foreign markets, whose contribution to the growth of GDP in 2017 was essentially zero, saw a particularly strong trend in the second half of the year: exports grew by +5.2% year on year in volume, driven by trade with both EU trading partners and non-EU countries such as the USA, Russia and China. Overall, growth in Italian exports was led by almost all product sectors, with the strongest figures posted by chemicals, pharmaceuticals, automobiles and refined petroleum products.

In 2017 the Spanish economy gained a further 3.1%, confirming the positive trend of the two previous years, and the upturn that began in 2013 which has remained stable. All this was despite the crisis in Catalonia, the effects of which on the company’s economy are considered to be temporary and limited, according to forecasts. The growth in household consumption was estimated at about 2.5%, and although this figure is lower than the previous year it does incorporate growth in a segment of GDP this is significant for the advertising industry.

DEVELOPMENTS IN THE LEGISLATIVE FRAMEWORK FOR THE TELEVISION SECTOR

Reported below are the main changes in the legislative framework in Italy for 2017.

Contribution fees for use of broadcasting rights of digital terrestrial television frequencies

On 13 April the Italian Ministry of Economic Development issued a decree (published in the Italian Official Gazette on 22/05/2017) revising the contribution fees for digital terrestrial television broadcasting rights due for 2017 by broadcasters. The decree raised the fees to EUR 2,042,058 for each national network (multiplex), thereby increasing the amounts (of EUR 1,966,990) set in the Decree of 4 August 2016 for the years 2014, 2015 and 2016. As in previous years, Elettronica Industriale paid the amounts due for 2017 on a precautionary basis by the deadline set at 31 July and, in line with the actions already taken in 2016 for the previous years, it filed an appeal with the Lazio Regional Administrative Court.

Mediaset/Vivendi

On 18 April AGCOM (the Italian Media Authority) handed down its decision finding that Vivendi’s position did not comply with the provisions of paragraph 11 of Article 43 of the Italian Legislative Decree No. 177 of 31 July 2015, due to the equity interests held by the company in Telecom Italia S.p.A. and Mediaset S.p.A., and ordered Vivendi to unwind this unlawful position within the next 12 months.

Vivendi has challenged the decision with the Lazio regional Administrative Court, where the appeal is still pending.

On 13 September, AGCOM took note of the plan submitted by Vivendi in compliance with the challenged decision; the plan sets out the conditions for the identification of an independent entity for the transfer of the Mediaset shares exceeding one-tenth of the total voting rights that can be exercised at the shareholders’ meeting of the company.

Refarming of the 700 MHz band

The 2018 Budget Law (Italian Law No. 205 of 27 December 2017) set out the steps and methods identified to proceed with the deployment of 5G technology, in line with the Action Plan announced by the European Commission (COM-2016 588 final and EU Decision 2017/899 of the European Parliament and of the Council).

Among its various provisions, the law provides for the repurposing of the 700 MHz frequency band (694-790 MHz frequencies), currently assigned to digital terrestrial television broadcasting, for 5G broadband communication services.

To achieve that objective, AGCOM (the Italian Media Authority) is to adopt, by 31 May 2018, a new National Frequency Allocation Plan (NFAP 2018) that takes into account the most advanced technology codes and standards, including DVB-T2 technology) for the most efficient use of the spectrum.

By 30 June 2018, the Ministry of Economic Development will establish a Road Map setting out the deadlines and technical areas for the progressive switch off and release of the frequencies by broadcasters.

On the basis of the 2018 NFAP and the conversion and allocation procedures to be identified by the Ministry by 30 September 2018 for the refarming of television frequency rights to DVB-T2 broadcasters, and considering the relative criteria to be set by AGCOM by that same date, the Ministry will release 470-694 MHz band frequencies (UHF channels 21-48) by 28 February 2019. The deadline to end all television broadcasting on the 700 MHz frequency band is 30 June 2022.

Radio advertising and self-promotion

In January 2018 AGCOM ordered R.T.I. to stop the self-promotion on television channels of our radio programmes, a practice that it is has legitimately adopted since March 2016. The direction taken by the Authority, which to date has only been shown towards our broadcasters, in practice does not permit, beyond the transmission time limits for advertising, cross-platform promotion, which is widely and essentially used by all the various broadcasters in the Italian television sector.

The decision will now be examined by the administrative court, with the hearing set for 28 November 2018.

European product scheduling and investment

Legislative Decree No. 204 of 7 December 2017 implemented the provisions of the Media Services Consolidation Act, implementing the delegated law on cinema (Art. 34 of the law of 14 November 2016), with regard to investment quotas and scheduling of European audiovisual productions by television broadcasters.

The law entered into force in January 2018, but will be the subject of a series of implementing decrees and regulations to be adopted over the year by the Ministry of Economic Development, the Ministry of Culture and the Italian Media Authority. The new framework introduces higher quotas for linear broadcast service providers.

Specifically, the quota of scheduling reserved for European productions has been raised from a current 50% of the air time covered by the quota system, to 53% for 2019, 56% for 2020 and 60% for 2021 and beyond; the investment quotas in independent producers’ works have similarly been raised, from a current 10% of the broadcaster’s revenues, net of pay TV revenues for sports programmes, to 12.5% starting from 2020.

Investment quotas in original Italian cinema productions by independent producers have instead been raised from a current 3.2% of the broadcaster’s earnings, as calculated for European productions, to 3.5% for 2019, 4% for 2020, and 4.5% for 2021 and beyond.

Finally, new subquotas have been identified for the scheduling of original Italian television production and cinema productions and a more restrictive and detailed system introduced for non-linear broadcast services.

MEDIASET SHARES

Stock market performance

European financial markets showed relative stability over 2017, despite political developments in three of the largest European Union Member States. Italy saw a change in its executive following the outcome of the constitutional referendum, which was followed by a long process for the approval of a new electoral law and the announcement of a date for future elections, which was set for the following year. General elections were instead held in France in May, which delivered a clear-cut majority in parliament that was positively welcomed by markets, and in Germany in September, where the outcome was much more uncertain, although markets responded with confidence in a stable resolution of the problem. The market recovery was also underpinned, however, by the ECB’s continuing quantitative easing programme and action on interest rates.

The FTSE MIB closed the year with a positive performance of +11.69%. In 2017, the index fell to a minimum of 18,590.73 on 31 January and peaked at 23,046.05 on 02 November, averaging 21,103.79 for the year.

Mediaset shares performed in line with other European broadcasters over the year, despite a price adjustment at the start of 2017 in response to the rapid entry of a new shareholder in the ownership structure. The shares closed 2017 with a negative performance of -22.21%.

The trend for the media sector was substantially stable until the start of the summer, when investors began to lower their expectations of advertising market returns, which affected the performance of all major European media equities.

Stocks on the British and German markets in particular were affected more than their peers, in part due to the political uncertainty hovering over those countries (the Brexit negotiation process in the UK and general elections in Germany, where the outcome delivered no clear winner able to form government on its own). ITV closed the year with a decidedly negative performance (-23.87%), followed by Prosieben, which closed 2017 at -23.57%. A more moderate response was seen to the two Spanish broadcasters Mediaset España and Atresmedia, which closed 2017 respectively at -16.36% and -16.27%. The only European broadcasters that posted growth for the year in their stock prices were French broadcasters, where investors responded positively to signs of recovery in the advertising market and to the outcome of the May general elections. TF1 performed strongly posting growth of +27.25%, followed by M6 at +20.81%.

In 2017, the average price of Mediaset shares was EUR 3.5, with a low of EUR 2.9 recorded on 10 November and a high of EUR 4.4 recorded on 11 January.

Mediaset share price	2017	2016	2015

Maximum Price (EUR)	4.4	4.6	4.9
	11st January	21st December	16th July
Minimum Price (EUR)	2.9	2.2	3.2
	10th November	28th November	6th January
Opening Price 1/1 (EUR)	4.2	3.7	3.4
Closing Price 31/12 (EUR)	3.2	4.1	3.8
Average Volume (m)	5.2	9.5	10.2
Maximum Volume (m)	29.0	140.0	46.9
	10th October	13th December	11st November
Minimum Volume (m)	1.4	1.3	2.7
		30th May	16th December
Number of ordinary shares (m) *	1,136.4	1,136.4	1,136.4

Capitalisation 31/12 (EUR m) *	3,670.6	4,670.6	4,354.7

*own shares not included

Mediaset versus the main market indices (2017)

Mediaset versus other major European broadcasters (2017)

SIGNIFICANT EVENTS AND KEY CORPORATE TRANSACTIONS FOR THE YEAR

Details are provided below of the significant events and transactions for the year.

On 12 January Mediaset acquired an equity investment in Studio 71, the leading multichannel network in Europe — and one of the largest five in the world — controlled by the German group ProSiebenSat.1Media.

The multichannel networks and Studio 71 operate on the leading free video broadcasting platforms (starting with YouTube), which assures the talent creators greater visibility and monetisation thanks to the networks’ critical mass. Studio 71 obtains more than 6 billion video views per month and has a presence in five countries with around 200 staff. In Italy, it already manages an inventory of over 40 million videos viewed per month.

Mediaset (with an initial share of 5.5%) and the French group TF1 (6.1%) made an investment in the company for a total of EUR 50 million, valued at EUR 400 million, with the aim of creating the most important European digital content operator in close synergy with general-interest television and developing a free access advertising video on demand (AVOD) business model. Publitalia ‘80 will be the network’s exclusive agency for Italy, thus strengthening its increasingly cross-media focus.

As a result of the agreements signed, on 4 August was established the joint venture “Studio 71 Italia” in which Mediaset is a leading shareholder (49%) and through which the entire Italian business of Studio 71 is managed.

On 17 January the Board of Directors of Mediaset approved the guidelines for the growth and economic and financial targets for 2017-2020, which forecast an increase in Mediaset’s share of the total advertising market from a current 37.4% to 39% and an expected improvement of EUR 468 million in the EBIT of Italian media operations by 2020.

On 1 February Mediaset redeemed EUR 300 million at maturity of the corporate bond that had originally been issued on February 2010, by using existing credit facilities.

On 18 April the Italian Media Authority ascertained that Vivendi’s position was not compliant with the provisions of paragraph 11 of Article 43 of the Italian Legislative Decree no. 177 of 31 July 2015, due to the equity interests held by the company in Telecom Italia S.p.A. and Mediaset S.p.A. and ordered Vivendi to unwind this unlawful position within the next 12 months, submitting within 60 days an action plan that the company intends to implement.

On 4 May the subsidiary RTI S.p.A. purchased 100% of the company Unione Trasmissioni Televisive S.r.l. which holds the authorisation for the broadcasting of the general national digital terrestrial channel Retecapri, associated with LCN 20, Retecapri +1 (LCN 120), Retecapri HD (LCN 121). On 8 November the resolution was passed for the merger of that company into RTI S.p.A.

On 25 July Publitalia 80 and Publiespana S.A. formed the joint venture AdTech Ventures S.p.A. The company will have a 33.3% share in the joint venture European Broadcaster Exchange (EBX), in which both TF1 (France) and ProsiebenSat1 (Germany) will have the same percentage holding. This innovative joint venture will meet the increasing demand for brand safety and high quality, large-scale pan-European video campaigns. EBX’s activities will focus primarily on programmatic video campaigns requiring the automated management of databases for the sale and purchase of digital advertising space.

EBX will be based in London, where major media agencies specialised in planning pan-European campaigns are located. The agreement has been authorised by the Directorate-General for Competition of the European Commission. The strategic alliance between broadcasters of the calibre of Mediaset Italy, Mediaset España, ProSiebenSat.1 and TF1 will enable an audience of over 250 million people to be reached, forming the critical mass needed to take on the global web giants. The joint innovation strategy will open up new opportunities for investors, as the programmatic video advertising market is growing fast, currently at a level of 45% per year in Western Europe alone. The open model gives other European media groups the option to join EBX in the future.

EBX will activate a platform for the sale of digital video advertisements, which investors will be able to access to purchase international campaigns. EBX will also see the partners work together more closely and strategically to promote technological development in on-line advertising through Ad Exchange.

On 31 July, RadioMediaset S.p.A., after obtaining the necessary authorisations, acquired the companies Radio Subasio Srl and Radio Aut Srl, which control the regional broadcasters Radio Subasio, the leading broadcaster in central Italy by coverage and audience share, Radio Subasio+ and Radio Suby. The acquisition became effective as of 1 August and was closed at a purchase price of EUR 25 million (which may be raised by a maximum of EUR 5 million over the next few years, if set performance targets are reached). The deal further strengthens the geographical coverage and broadcast offering of RadioMediaset’s radio broadcasting business, which is underpinned by the national broadcasters Radio105, Virgin and R101. The acquisitions qualify as business combinations and, in accordance with IFRS 3, final allocation of the purchase price paid has been completed. At the reporting date of these consolidated financial statements, the purchase price was allocated to intangible assets, including EUR 5.0 million for the Radio Subasio trademark and EUR 22 million for the radio transmission frequencies. The transaction, including the net cash and cash equivalents of the companies acquired, had a negative impact on the consolidated net financial position at the acquisition date of EUR 22.9 million.

On 28 August Mediaset España S.A. concluded the share buy-back plan approved by the Shareholders’ Meeting on 27 April 2017 with the purchase of 9,282,275 shares, equal to 2.756% of the share capital, for a total outlay of EUR 100 million. As a result of the buy-back plan, the equity interest held by the Group in Mediaset España rose to 51.63% from 50.208% at 31 December 2016. The Shareholders’ Meeting held on 18 April 2018 resolved to reduce share capital by cancelling own shares in portfolio.

On 13 September AGCOM took note of the plan submitted by Vivendi in compliance with the challenged decision; the plan sets out the conditions for the identification of an independent entity for the transfer of the Mediaset shares exceeding one-tenth of the total voting rights that can be exercised at the shareholders’ meeting of the company.

On 14 November Channel 4 announced it had joined EBX, the new digital advertising partnership set up by Mediaset Italia, Mediaset España, ProSiebenSat 1 and TF1.

The Ad Exchange platform will open the doors for the Mediaset Group, ProSiebenSat.1, TF1 and Channel 4 to enter for the first time the international digital advertising market, giving them the chance to compete more efficiently with global players.

The participation of Mediaset, ProSiebenSat.1 and TF1 in the joint venture has been approved by the relevant authorities. Channel 4 will be subject to the same competition and anti-trust procedures.

The subsidiary EI Towers S.p.A. concluded its share buy-back plan during the year, in implementation of the decisions adopted by the Shareholders’ Meeting on 20 April 2017 and the Board of Directors on 4 May 2017. Under the plan a total of 951,107 shares were bought back, equal to 3.37% of the share capital.

At 31 December 2017, treasury shares in portfolio amounted to 1,364,540 in total, equal to 4.83% of the share capital, representing a total outlay of EUR 49.1 million. As a result of the buy-back plan, the equity interest held by the Group in EI Towers rose to 42.03% from 40.6% at 31 December 2016.

Over the year, EI Towers made various acquisitions of surface rights to land and rooftops bearing television and telephone towers, equity investments and business units, for a total value of EUR 19.0 million.

On 30 October 2017 the subsidiary EI Towers entered into a EUR 270 million loan agreement to fund the repayment of outstanding Eurobonds and support operational management. The four-year loan will be repaid at maturity in a single lump sum and is not secured by collateral, but entails a financial covenant requiring that the consolidated leverage ratio remains below 3.25.

On 29 November 2017 in the preliminary proceedings listed at case number C-265/16, the European Court of Justice held that the copyright prevented a commercial enterprise from providing a remote cloud-based service for recording TV programmes by actively intervening in the recording, without the copyright holder’s consent. The ruling is an important indication of the interpretation of copyright protection in cloud computing, as it clarifies that intellectual property is infringed if television programmes or other protected works are made available to the public using cloud technology, even at the request of individual users, without the consent of the rights holders. The European ruling originated from a case heard by the court of Turin between the British company VCast Ltd., which provided the disputed service, and RTI — Mediaset, which requested an injunction on that activity. The court granted an injunction on an urgent basis, and the same order was made by the courts of Milan and Rome in similar disputes.

On 21 December 2017 Mediaset won the exclusive television rights to broadcast the “Russia 2018” FIFA World Cup. For the first time ever, the Mediaset Group will be showing free-to-air all 64 matches of the 2018 FIFA World Cup football championship. The most important sporting event of 2018 will be broadcast completely free of charge and exclusively by Mediaset. Alongside Italy, “Russia 2018” will be shown free-to-air on the Spanish networks of Mediaset España, making the Mediaset Group the first and only free-to-air television broadcasting hub to show the sporting event.

THE MAIN GROUP COMPANIES

MEDIASET S.p.A.
100%
Mediaset Investment Sarl
99.20%
Videotime S.p.A.
100%
RTI S.p.A.
20.22%
6.45%
AUDITEL S.r.l.
100%
Mediaset Investment N.V.
100%
Publitalia '80 S.p.A.
50.21%
Mediaset España Comunicación S.A.
30%
Titanus Elios S.p.A.
100%
Videotime Produzioni S.p.A.
34.12%
Nessma Sa
32.30%
Nessma Broadcast S.r.l.
100%
Elettronica Industriale S.p.A.
40%
E.I. Tower S.P.A.
100%
Mediaset Premium S.p.A.
100%
Towertel S.p.A.
100%
E.I.T. Radio S.p.A.
95%
Nettrotter S.r.l.
100%
Radio Mediaset S.p.A.
80%
Monradio S.r.l
100%
Multiradio S.r.l
100%
Medusa Film S.p.A.
38.99%
Societa Funivie Maddalena S.p.A.
51%
BOING S.p.A
Monte Maddalena Telecomunicazioni S.p.A.
50%
50%
100%
Taodue S.r.l.
100%
MEDSET FILM S.a.s
49%
Studio 71 Italia S.r.l.
40%
Blasteem S.r.l.
20.24%
Superguida TV S.r.l
51%
Fascino Produzioni Gestione Teatro S.r.l.
48.16%
Tivù S.r.l.
100%
Radio Subasio S.r.l.
100%
Radio Aut S.r.l.
100%
Radio Engineering CO S.r.l.
99.99%
Virgin Radio Italy S.p.A.
30%
Publiea S.r.l
100%
Radio Studio 105 S.p.A.
100%
Radio 105 USA Corp
100%
Digitalia '08 S.r.l.
100%
Publieurope Ltd
European Broadcaster Exchange EBX Limited
33.33%
50%
Adtech Ventures S.p.A.
50%
Publiespaña SAU
100%
50%
Mediamond S.p.A.
Publimedia Gestion SAU
100%
Aunia Publicidad Interactiva SLU
50%
Netsonic S.L.
100%
99.90%
Netsonic S.A.C.
100%
Conecta Multiplataforma SA
100%
CONECTA 5 TELECINCO SAU
30%
Megamedia Television SL
100%
Grupo Editorial Tele 5 SAU
100%
Sogecable Editorial SLU
100%
Telecinco Cinema SAU
34%
Furia de Titanes II A.I.E.
100%
Mediacinco Cartera SL
100%
Advertisement 4 Adventure SLU
43.71%
Pegaso Television INC
30%
La Fabrica De La Tele SL
40%
Alea Media SA
30%
Producciones Mandarina SL
30%
Supersport Television SL
40%
Melodia Producciones SL
30%
Bulldog TV Spain SL
Companies consolidated on a line-by-line basis
Companies consolidated using equity method

GROUP PROFILE AND PERFORMANCE REVIEW BY BUSINESS SEGMENT

Mediaset is a multinational media group, which has been listed on the Milan Stock Exchange since 1996, mainly operating in the television industry in Italy and Spain.

In Italy, Mediaset has two main areas of business:

•                  Integrated television operations consisting of commercial television broadcasting over three of Italy’s biggest general interest networks and an extensive portfolio of thematic free-to-air and pay TV channels (linear, non-linear and OTTV), with a broad range of content also exclusively centred on soccer, cinema, TV series, documentaries and children’s television channels. Over the last two years Mediaset has also set up a radio segment, bringing together three of the largest national broadcasters.

•                  Network infrastructure services and management through the 40% holding in EI Towers (equivalent to an interest of 42.03% at 31 December 2017, net of treasury shares), the leading independent tower operator in Italy, engaged in network infrastructure management and the provision of electronic communications services for television and radio broadcasting and mobile transmissions. The company, which is listed on the Milan Stock Exchange, was created in 2012 following the merger between EI Towers, a Mediaset Group company - which had absorbed the Tower operations in 2011 - and the third-party company DMT.

•                  In Spain, Mediaset is the main shareholder of Mediaset España, with an interest of 50.208% at 31 December 2017 (51.63% interest net of treasury shares). Mediaset España is the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a range of free-to-air thematic channels. Mediaset España is listed on the Madrid stock exchange.

ITALY

INTEGRATED TELEVISION OPERATIONS

Media and distribution platforms are becoming more and more integrated in response to developments in the advertising market. In the television sector, in particular, competition has led to a proliferation of multichannel and multi-platform offerings, which has influenced advertising as much as production and editorial strategies.

For advertising, different media need to be managed jointly to maximize their viewer reach and leverage information profiling of the various target audience segments. Production and editorial operations, on the other hand, require coordination and synergy for content planning and strategies acquisition.

In this environment, the Mediaset Group has developed an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years from producing entertainment, news and analysis programmes, together with the distinctive expertise developed by the Medusa and Taodue subsidiaries in movie distribution and the production of films and television dramas, in addition to the acquisition of sports, film and television series content from third-parties.

Also in keeping with this model is the development of web activities, increasingly oriented towards free online television-based video - with the capacity to rebroadcast and amplify content and supply, as well as launching original products - and the offering of pay videostreaming on demand.

The integrated television model consists of the following main activities:

•                  content production and third-party acquisition;

•                  content distribution in linear and non-linear, and free-to-air and pay-per-view format;

•                  other activities: radio stations, movie production and distribution, teleshopping, publishing activities, licensing and merchandising, foreign advertising concessions under the umbrella of the subsidiary Publieurope.

CONTENT PRODUCTION AND ACQUISITION

Productions

In 2017, RTI S.p.A. produced 321 television programmes.

The following table shows the number of productions made in 2017 by type, split by general interest channels, thematic channels, semi-generalist channels and pay TV channels.

	Numbers of in- house productions
	2017			2016
	Prime	Day		Prime	Day
Types	Time	Time	Total	Time	Time	Total
Film	—	—	—	—	—	—
Fiction	7	—	7	7	2	9
Cartoon	—	—	—	—	—	—
News	7	35	42	11	33	44
Sport	2	10	12	2	11	13
Entertainment	35	89	124	44	77	121
Education	—	5	5	2	5	7
Teleshopping	4	17	21	6	17	23
Promotion	—	10	10	—	12	12
Total Generalist Networks	55	166	221	72	157	229
Film	—	—	—	—	—	—
Fiction	—	—	—	—	—	—
Cartoon	—	—	—	—	—	—
News	—	3	3	—	2	2
Sport	—	6	6	—	3	3
Entertainment	2	33	35	3	39	42
Education	—	—	—	—	2	2
Teleshopping	—	1	1	—	1	1
Promotion	—	5	5	—	5	5

Total Multi-Channel	2	48	50	3	52	55

Film	—	—	—	—	—	—
Fiction	—	—	—	—	0	0
Cartoon	—	—	—	—	—	—
News	—	—	—	—	0	0
Sport	6	32	38	7	35	42
Entertainment	—	5	5	—	10	10
Education	—	—	—	—	—	—
Teleshopping	—	—	—	—	—	—
Promotion	—	7	7	—	6	6
Total Pay-tv Networks	6	44	50	7	51	58

TOTAL	63	258	321	82	260	342

A total of 18,096 hours of final programme time was produced in 2017, compared to 16,750 hours in 2016, as detailed in the following table:

	Hours of finished products
Types	2017	% wheight	2016	% wheight

Film	—	—	—	—
Fiction	86	0.5%	96	0.6%
Cartoon	—	—	—	—
News	3,730	20.6%	3,793	22.6%
Sport	406	2.2%	391	2.3%
Entertainment	2,489	13.8%	2,537	15.1%
Education	74	0.4%	60	0.4%
Teleshopping	35	0.2%	59	0.4%
Promotion	40	0.2%	34	0.2%
Total Generalist Networks	6,859	37.9%	6,969	41.6%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	3,802	21.0%	3,761	22.5%
Sport	211	1.2%	161	1.0%
Entertainment	1,139	6.3%	369	2.2%
Education	—	—	12	0.1%
Teleshopping	19	0.1%	12	0.1%
Promotion	9	—	8	—
Total Multi-Channel	5,180	28.6%	4,322	25.8%

Film	—	—	—	—
Fiction	—	—	—	—
Cartoon	—	—	—	—
News	—	—	—	—
Sport	6,027	33.3%	5,418	32.3%
Entertainment	19	0.1%	29	0.2%
Education	—	—	—	—
Teleshopping	—	—	—	—
Promotion	11	0.1%	12	0.1%

Total Pay-tv Networks	6,057	33.5%	5,459	32.6%

TOTAL	18,096	100.0%	16,750	100.0%

Entertainment productions

Once again in 2017, Mediaset confirmed its leadership in entertainment for the general public, through a mix of evergreen programming and new self-produced or international formats.

Prime Time on Canale 5 and Italia Uno:

Canale5 has once again maintained its leadership over the commercial target, further developing its own creative faces and groups capable of intercepting and intriguing an ever consistent number of spectators, both young and old.

The range of different genres produced by Maria De Filippi’s Fascino production company Canale5 the first choice both in daytime and in prime time, with consistently high ratings both in the younger commercial target and in total individuals. C’è posta per te, now in its 16th season, still has 25.7% of the audience (peaks of 38% for women under 24), Amici gets 24.4% on average (30% for young people and with peaks of over 51% for young females), and Tu Si Que Vales not only continues to be effective, remaining first choice on Saturday night, but has also increased its audience share by 3.7 points compared to the previous season. Selfie also did well, attracting 33% of the under-19 female audience, as did the summer reality show Temptation Island, which with a 23% share improved by more than 3 points compared to last year.

The network’s leadership on reality shows remains strong: The return of Isola dei Famosi brought Canale5 to 22.4%, whose daily segments also benefitted Mediaset Extra, whose daytime audience share doubled. The second season of Grande Fratello Vip (27.5%, + 3.5 points on 2016) confirms Canale 5’s strength among the active public, with a strong grip on younger targets (over 45% on women under 19 years).

The entertainment offer linked to the network’s leading faces is expanding. For example, with the return of “Chi ha incastrato Peter Pan”, Paolo Bonolis got over 21% of the young male audience, and then 22.4% with the debut of the new show “Music” (confirmed also in autumn 2017). The same was true for Gerry Scotti, first with two new episodes of Little big show, then with the special prime time of Caduta Libera and the return of The Winner is, which attracted a 14.4% share.

Italia1 returned to growth thanks to new evenings of entertainment, accompanying the network’s traditional strong points.

The last year also saw a further growth in popularity of the investigative reporting of Le Iene, whose two weekly shows reached a share of 14%, with peaks of over 21% on 15/34.

Comedy was a marked success, with a variety of different types aimed at various targets:

•                  the cabaret show, Colorado, remained strong with nine prime time slots reaching 15% of men under 25;

•                  jokes made a return with Lo scherzo perfetto, which debuted with 17% of the network target;

•                  the irreverent Emigratis peaked at 38% of 15/19 year olds;

•                  the improvisation of Buona la prima reached 18.5% of 20/24 year olds;

•                  Pucci’s new one-man Big Show reached over 11% of under 35s with peaks of 17% among younger men.

Italia Uno also saw excellent performance in the music area with Bring the noise at 11% of young people and children and the return of Sarabanda’s 3 summer specials, which were well received by the network audience, with 22% on the 20/24 year-old audience.

Rete4’s prime time offering this year was focused on news and current affairs (Quinta Colonna, Quarto Grado, Il terzo Indizio…).

Events: Canale5 brought back music to prime time with a wide range of concerts thatthroughout the year: after the event Amiche in Arena in Primavera, summer began with the Wind Summer Festival (over 31% of 15/24-year-olds) and autumn and the festive season ended with special events dedicated to Zucchero, Elisa and Umberto Tozzi.

Daytime programmes: In addition to infotainment shows (Mattino Cinque, Pomeriggio Cinque, Verissimo and Domenica Live) Canale 5 was also popular for the shows Forum and Uomini e Donne (25.6%). The excellent daytime performance of the Saturday show of Amici is also notable, with a 23.2% share (45% of 15/24-year-olds).

Canale5 expanded its offering in the late-afternoon category by successfully launching a third new game: The Wall (20.8%), which adds to Caduta Libera (average of about 20%) and Avanti un altro! (24.5% with peaks among older adult women of al 27%).

Striscia la notizia performed strongly yet again. Antonio Ricci’s satirical news show, with 20.8% was almost always the leader in access prime time.

Access and Late Night: In the late-night slot, Canale 5 offered 24 in-depth evenings with Maurizio Costanzo’s talk show, adding to the talk show Matrix. Italia Uno’s late-night entertainment offering has continued to expand, with international formats like Carpool karaoke (22% of 15/19 year-olds) and Gogglebox at 19.6% of the network target, and with original productions like Emigratis (22% of 15/34-year-olds), Mai dire GF Vip and Tutta colpa di Darwin, which both achieved 18% of the young target.

In 2017, the number of productions financed in part or entirely through product placement also increased.

Branded content: now a part of the main generalist prime-time shows (from Amici to Gf, from Tu si Que Vales to Le Iene…) without compromising quality or performance.

There was a strong increase in branded content on Italia1, covering entire late evenings with Street food battle, which reached 14% of 15/34-year-olds), or daytime slots (Love Snack and Upgrade) on Italia Uno.

This approach also made it possible to improve the schedules of thematic channels with new productions (e.g. Let’s go now and Ti regalo una storia on La5).

News and Sport productions

In 2017, the integrated system model was further consolidated for News and Sports in the Mediaset networks and multimedia platforms.

The system is based on the various components:

Television news broadcasts: Tg5, leader in the commercial target audience (15/64) in the morning front page news (18,2%), morning (19,9% share), afternoon (18,7%) and evening (20,1%) editions; Studio Aperto, which successfully covers the young audiences (15/34) of Italia 1 in both the afternoon (16,7% share) and evening shows (8,8% share); Tg4 catches the core audience of Rete 4 (over 55), with a share of 8.5% of this target at 11.30 am and 5.1% share at 6.55 pm. Tg4 also covers the Rete 4’s access slot with Dalla Vostra parte, which got 6.6% of over 55s.

Infotainment and journalistic analysis, by Videonews: Canale 5 daytime with Mattino 5, Pomeriggio 5, Verissimo and Domenica Live, which respectively achieve 14.6%, 19.0%, 19.0% and 18.0% of the commercial target audience; Canale 5 late evening, with Supercinema, Top Secret, X-style and above all Matrix, which achieved 7.7% of the commercial target in “hard news” hosted by Nicola Porro and 9.9% of the Friday edition presented by Piero Chiambretti. In autumn 2017, the writers of Matrix created a daily radio spin-off on Radio 105

Rete 4 prime time with Quarto Grado and Quinta Colonna (9.1% and 6.9% of over 55s) and, with the summer repeats of Il Terzo Indizio, the spin-off of Quarto Grado (6.9% of over 55s); Rete 4 late evening, with reportage in Terra! and Confessione Reporter. Rete 4 daytime, with Dalla parte degli animali shown on Saturday in Prima TV (3.3% of over 55 network target) and with repeats on La5 (0.35% of commercial target). Splendor, aired on Iris in the late-night slot (0.77% share of the commercial target).

Sports information on generalist and free-to-view channels: 370 hours of news and columns, alongside the schedule of Champions League matches; In addition to the success of Tiki Taka in the Italia 1 late-night slot, managed by Videonews, there were a total of 270 hours of original product produced by the Motor Team: Superbike broadcast on Italia 1 (in simulcast with Italia 2) and Formula E (racing series for electric cars); new programmes and magazines: Tiki Taka News, E-Planet, High Lights Formula E; more than 1050 original news reports and about 1000 videolinks, phone interviews and guests for the TV news on Italia1, Italia2, Canale5, Rete4, Tgcom24, Premium Sport.

Journalistic coverage of events on the Premium Calcio pay channels: managed by the Premium Sport newsdesk: around 3200 hours of programming dedicated to the Italian soccer championship and the European cups, enriched by around 280 hours of specialist programmes.

The all-news system Tgcom24, in its various forms, including the television network (available on the DTT Channel 51 and SKY 509), the “breaking news” on the free generalist and thematic networks, on the RadioMediaset radio network and on the main national radio stations, the website Tgcom24.it, apps for smart phones and tablets and official profiles on social networks (Facebook, Twitter and also Instagram from the year in review).

It is also important to mention the performance of multimedia News and Sport, as shown by the indicator of the videos seen on the web and mobile at Tgcom24.it (24,9 million on average per month, +22% compared to 2016) and SportMediaset.it (8.1 million average per month, +74% on 2016). The multimedia offering of TGcom24 is followed by over 24.7 million unique users per month. Source: Shinystat

On the mobile front, the Tgcom24 App exceeded 5.5 million downloads, an increase of 6% compared to 2016, the SportMediaset App exceeded 3.5 million downloads, an increase of 9% compared to 2016.

Tgcom24 is also very popular on social networks. The official Facebook page has over 2 million fans (up 18% compared to 2016 - Facebook Insight) and the official Twitter profile has 945,000 followers (up 10% on 2016 - Twitter Insight).

The consolidation of the number of hours of in-house productions (in 2017 amounting to over 14,200 hours of in-house productions broadcast: about 7,600 hours of self-produced News and about 6,600 hours of self-produced Sport broadcast, including events, news and comment produced by both the Videonews Motor Team and the Premium Sport team) is the result of profound organisational, technological and logistical changes.

The News Mediaset agency. Established in March 2010 to bring together into a single unit some 110 journalists from Mediaset’s various publications. The agency provides a constant stream of news for Tgcom24 and supplies content to the three national television news broadcasts (Tg5, Tg4 and Studio Aperto) and for infotainment (Videonews). It also provides cross-media content for Web and mobile applications. The four newsrooms (Tg5, Tg4, Studio Aperto and Tgcom24) have a total staff of around

100 journalists. In 2017, News Mediaset focused more on product quality and better internal customer satisfaction; it produced approx. 37,000 content items for television, in addition to 950 breaking news items for free-to-air generalist and thematic TV channels. A considerable amount of multimedia content was also produced, over 14,600 videos (+31% over 2014), around 9,700 photogalleries; over 1100 SMS news alerts, providing content for new media platforms.

The Dalet digital production system. First introduced into newsrooms as of 2011, with a view to integrating all news reporting programmes into a single digital environment, the Dalet system today is fully up and running on the News in the Cologno Monzese and Rome Palatino production centres and in the 9 regional newsrooms. The newsrooms of the 2 production centres are synchronised, allowing all users to access the same content, regardless of location. The digitalisation of TG5 has reduced the use of post-production facilities and production costs. The extension of the digital system has made journalists even more autonomous in searching for video material, freeing up resources that are used more effectively in describing archive material. Thanks to the shared technology, the system enables real-time exchange of services and content without any physical transfer of materials, facilitating synergies between publications. In early 2017, the Dalet system was updated from version 3.5 to Galaxy.

As regards logistics, the production centre in Cologno Monzese houses TG4 and Studio Aperto at studio 4 (the only shared studio for two national news programmes), while Tgcom24 is produced in the in futuristic studio 15. The newsrooms are located in the technologically advanced spaces of Viale Europa 44.

Process innovations (organisational, technological and logistical) enabled a significant improvement in productivity compared to 2011, the year in which the Dalet production system was introduced: against a reduction of the total cost for News (approx. 10%), the number of hours produced in-house more than doubled from 3,767 to 7,559.

Tgcom24 strengthened its cross-media presence in 2017. Il Canale TV 51 DTT, che totalizza attualmente 3 milioni di contatti nel giorno medio, ha incrementato gli spazi dedicati alle dirette dal web grazie alla nuova postazione realizzata all’interno della redazione Internet, per arricchire l’offerta e sostenere il potenziamento del brand in Rete. In 2017, the TGCOM24.it website recorded approximately 9.7 billion page views (+52% compared to 2016), ranking second among online news sources and first on mobile.

In addition to web synergies, Tgcom24 has consolidated its collaboration with the RadioMediaset network, redeveloping the “Buone notizie dalla radio” show (developed with the editorial staff of Radio 101, 105 and Virgin Radio) with a new identity management. The brand also has a strong presence on RadioMediaset platforms (Radio 105, Virgin Radio, R101, Radio Subasio); Tgcom24 news shorts are broadcast simultaneously by 6 radio stations (in addition to those of the RadioMediaset, Radio Monte Carlo and RadioNorba networks) at 5 peak audience periods, potentially reaching over 10.7 million listeners a day and over 25.7 million listeners a week (Source: Radiomonitor).

To complete the picture of Tgcom24’s cross-media system, we also note breaking news items broadcast on the Mediaset Free Channels (generalist and thematic channels) that reach about 6 million people a day during the week and 8 million a day on weekends.

There has been particular focus on the development of institutional and educational partnerships. Tg dei Ragazzi, produced in collaboration with “la Città dei Bambini e dei Ragazzi”, at the Old Port of Genoa, has reached the end of its first trial year. Young aspiring journalists have followed a course delivered in partnership with Tgcom24, leading to the creation of a mini-weekly news show lasting about 15 minutes. On the institutional front, the partnership with the European Parliament has led to a cycle of programmes in the main European capitals, to give a voice to young people and European identities.

The Mediaset brand meteo.it is the leading Italian weather forecasting system, spread across TV, online, mobile and radio, and is completely free of charge.

meteo.it is a highly renowned and authoritative national scientific leader, as shown by over 10 million users who follow the Mediaset brand’s forecasts each day across the various multimedia platforms.

Some numbers:

•                  25 different TV productions per day, 365 days a year, to meet all the needs of the different TV channels of the Mediaset universe, totalling about 9,200 productions per year. In 2017, more than 100 special live events were broadcast during periods of bad weather, providing a public utility service;

•                  8 milion viewers everyday (unique users, unique contacts) receive the tv information of meteo.it (cumulated data derived from the meteo.it windows on Mediaset networks).

•                  50 radio broadcasts per day, divided between national and regional radio;

•                  Monthly traffic for www.meteo.it on the web and mobile is 2,051,000 unique users, with 14,538,000 page views (source: audiweb);

•                  1,250,000 users follow meteo.it on social media; of these, 64,000 have used meteo.it’s brand new Chatbot.

In 2017, in addition to consolidating the programs developed in collaboration with Publitalia and broadcast on generalist TV schedules (including Supercinema, Cotto e mangiato Menù, X-Style and Dalla parte degli animali), Production Partnership Coordination strengthened the European grant/financing section, already tested in 2016, creating 2 cycles of a weekly programme in partnership with the European Parliament entitled “Giovane Europa”. The format, broadcast on DTT channel 51 — TgCom24 is included in the institutional networks of the European Union.The process of training/updates on the Dalet Galaxy system, begun in 2011 and in 2017 involved 380 people (200 journalists and 180 technical production staff).

The entire newsroom staff of the journalistic publications and the Mediaset News agency are now able to use the new digital system in full: for visualizing and selecting images, editing and voice-over tasks, and scheduling and airing news reports.

In 2017, the use of Net Videoboxes (known as Totem) became further consolidated in the 9 regional newsrooms. These enable the establishment of audio-video links, without the need for technical staff, helping journalists to operate more independently.

During 2017, the use of Videoboxes also became standard in foreign editorial offices in London, Brussels, Jerusalem and New York (which has moved into the prestigious Reuters building). In all foreign offices, journalists have web-based access to the same digital system used in the production centres of Milan and Rome. This has enabled better working integration and therefore more effective use of resources.

The use of Field Units (known as Zainetti) has also become systematic and has been improved thanks to broadband. These units allow audio video links to be established very rapidly, with a high degree of flexibility and cost effectiveness, significantly increasing coverage of exceptional events throughout Italy. The New York desk has also acquired 2 dedicated Field Units.

The use of the Network as a means of transmission makes it possible to reduce satellite costs and therefore to be able to manage more locations at the same cost.

Filming production equipment was further enhanced with drone-mounted cameras. These remote-control cameras can shoot high definition video, from angles otherwise unattainable using conventional filming equipment. This has allowed us to significantly improve the quality of video news broadcasts.

Drama productions

RTI S.p.A. possess the know-how and the organisation to select projects and develop the production of highly popular drama series. These products are commissioned to major national partners and, in some cases, are sold abroad or leveraged via the web channel, thus contributing to covering production costs.

In 2017, the drama line was reviewed, which will have an increasing effect in the coming years both in terms of volumes and new titles.

RTI continued its strategy of filming drama productions where possible in Italy, avoiding the use of de-localisation by investing in professional expertise in the Italian production chain.

In 2017, RTI continued the production relationship with its subsidiary Taodue S.r.l., the leading Italian producer of drama content. Taodue S.r.l. developed audiovisual content on an exclusive basis for RTI, to be used mainly for television and cinema.

The continuing productive relationship with the parent company Taodue Film S.r.l. has led to the creation of the sequel to the drama “Solo”, which has been particularly successful among the public, and the production of new projects such as the “Liberi sognatori” Movie Collection - 4 TV films on the difficult relationship between civil society and the mafia.

Content acquisition

Acquisition of broadcasting rights (Movies, TV series)

The subsidiary RTI S.p.A. owns the biggest television rights library in Italy and one of the biggest in Europe.

The Company’s objective is to manage the Mediaset Group’s asset base of television broadcasting rights for Italy, by acquiring, developing and producing rights for domestic broadcasting on Free TV and Pay TV.

The following table provides a breakdown of the television rights acquired for broadcast on free-to-air and pay TV channels by the Mediaset Group at 31 December 2017:

TV rights library breakdown at 31 December	Free Tv		Pay Tv-PPV
2017	No. of titles	Episodes	No. of titles	Episodes
Film	3,347	3,347	2,370	2,370
Telefilm	769	13,801	537	9,112
Telenovelas	54	4,709	—	—
Mini-series	274	1,130	61	325
Soap	9	1,534	6	825
Tv movies	631	661	181	206
Documentaries	163	802	40	493
Others (Musicals, Variety, Short, Docum., ecc	125	268	200	858
Total	5,372	26,252	3,395	14,189

The television broadcasting rights library is constantly being expanded through acquisitions from:

•                  Major American movie studios R.T.I. S.p.A. has agreements with the main US producers and distributors (Universal, Warner Bros. International, Twentieth Century Fox, Paramount and Sony), under which rights are acquired for an average duration of 5 years, with permission for five or six television showings. In particular, there are strategic multi-year agreements in place with Warner Bros International Television Distribution Inc. and Universal, which on the basis of the volume deals signed, ensure the Group has exclusive access for Italy for all television platforms and exploitation windows, both in linear (Free/Pay) and non-linear pay (SvoD, On Demand) mode, to films and TV series distributed by the two US majors for the periods 2016-2020 and 2016-2018, which together cover between 40% and 50% of their global production output. In 2017, two major two-year packages were purchased with Twentieth Century Fox and Paramount, for the purchase of original film and free TV, pay TV and SVOD television products. In 2017, negotiations also began for an important 2018/19 Package of free TV rights with Disney, which for the first time will also include current animated films.

•                  International television producers: RTI S.p.A. has long-standing and significant arrangements with U.S. and European producers for the acquisition of television rights to highly-popular productions such as television movies, soap operas, mini-series and television series.

The serial nature of the majority of these works, produced in seasons, makes for a long-term producer/user relationship and enables audiences to be retained by the broadcasting network.

•                  Italian film producers/distributors: National operators provide packages consisting of both television broadcasting rights for self-produced films (which, together with European products, are particularly significant also in view of compliance with broadcasting and investment quotas established by the television broadcasting regulations) and broadcasting rights for international films.

In 2017, current films and libraries were purchased from Eagle Pictures under the three-year agreement for the supply of film products signed in 2015.

Ongoing arrangements for the acquisition of free-to-air and pay TV broadcasting rights are in place with the subsidiary Medusa Film S.p.A., a key player in the Italian film distribution market.

In 2017, RTI S.p.A. strived to further strengthen its free TV and pay TV broadcasting rights library.

The many agreements signed and projects developed include:

•                  acquisition for free TV and pay TV networks, by virtue of existing agreements, of availability for films including: Bridget Jones’s Baby, Jason Bourne, 50 Shades of Grey, Batman vs. Superman, Legend Of Tarzan, Irrational Man, Se Mi Lasci Non Vale,

•                  acquisition for free TV networks of availability for the films: Minions, Everest, My Great Fat Greek Wedding 2, Steve Jobs, Black Mass, Irrational Man, The Intern, Magic Mike XXL, Pan, Poveri Ma Ricchi, Se Mi Lasci Non Vale, Mission Impossible Rogue Nation, Terminator Genesys, Home, Parental Guidance;

•                  acquisition for Pay TV networks, by virtue of existing agreements, of availability films including: Manchester By The Sea, Pets, Sing, Nocturnal Animals, Fantastic Beasts and Where to Find them, Cafè Society, Che Vuoi Che Sia, Sully, War Dogs;

•                  the acquisition of availability of free TV and pay TV first-run series: Riverdale, Training Day, Will&Grace, Chicago Justice;

•                  acquisition of free and pay TV rights for new episodes of the most successful TV series, such as: Law & Order: Special Victims Unit, Suits, Chicago Fire, Chicago PD, Shades Of Blue, Mr. Robot, The Goldbergs, The Night Shift, The Big Bang Theory, The Last Ship, Arrow, Flash, DC Legends OF Tomorrow, Baby Daddy, Hamburg Dockland, Flikken Maastricht;

•                  the acquisition of availability of free TV first-run series: Riviera, The State, Victoria, Roots, Anger Management;

•                  acquisition of free TV rights for new episodes of the most successful TV series, such as: Bones, Simpsons, Last Man Standing;

•                  acquisition of Pay TV rights for first-run series: Claws, Famous In Love, Wrecked;

•                  acquisition of pay TV broadcasting rights for the new episodes of the series: Orange is The New Black, Animal Kingdom;

•                  acquisition, for SVOD, of access to first-run series: Clique, Chance;

•                  acquisition from Medusa Film S.p.A. of the following films, amongst others, for the current TV season: Youth, Ma che Bella Sorpresa, Belli di Papà, Vacanze ai Caraibi.

Acquisition of sports broadcasting rights

On 18 September 2017, Formula E Operations Ltd and RTI Spa signed a contract for the audiovisual rights to the”FIA Formula E Championship” comprising specific live events (“Races”), highlights, previews, reviews and associated magazines, for the seasons 2017-18, 2018-19 and 2019-2020, to be exercised exclusively in Italy (only for live coverage) over free tv.

On 21 December 2017 FIFA-Federation Internationale de Football Associations and RTI Spa signed a contract relating to the audiovisual rights of the “2018 World Cup” (FIFA World Cup 2018), to be exercised exclusively on free TV and pay TV in Italy.

On the basis of licence agreements mainly entered into in previous years, at the date of this report the Group holds the exploitation rights relating to the following major sporting events:

Serie A league championship for the 2015/2018 seasons, assigned on 27 June 2014 in relation to the tender called on 19 May 2014 by the Lega Nazionale Professionisti Serie A and the subsequent exclusive sub-licensing agreement between RTI and SKY, for each of the three seasons for exclusive use of the group’s digital terrestrial pay TV platform and the non-exclusive use of the IPTV, Web and mobile platforms for all the live games of the eight main Italian teams of the Serie A League Championship, in addition to the Live Premium service and highlights of all matches.

Exclusive license for the 2015-2018 seasons for all the broadcasting rights for stock images, training sessions and media package rights for the 15 Serie A teams, to be used over the free digital terrestrial and pay TV platform, under the agreement signed on 3 March 2015 between RTI and Infriont Italy Srl. (Contract subsequently assigned to Mediaset Premium).

Broadcasting rights for the Serie A 2015-2018 seasons for the C Package, relating to ancillary, exclusive rights over extra content and interviews that can be used as addition material, and in relation to the broadcasting rights of the B Package already awarded, assigned to Mediaset Premium by LNP on 22 May 2015.

Non-exclusive license to all the broadcasting rights for stock images, training sessions and interviews to be used over the free and pay TV digital terrestrial platform for Juventus for the 2015/2018 seasons, under the agreement signed on 4 September 2015 between Juventus FC and Mediaset Premium.

Non-exclusive rights for the Domestic TV Package, including highlights of Serie A, the Coppa Italia and Supercoppa Italiana for the 2015-2018 football seasons, over free and/or pay TV, restricted to 5 channels, under the agreement signed on 26 September 2015 between Mediaset Premium and LNP Serie A.

UEFA Champions League for seasons 2015/2018: assigned by UEFA on 10 February 2014 at the end of a tender open to all operators relating to the exclusive broadcasting rights for Italy on all platforms for all live matches and highlights. Mediaset has the exclusive rights for the live broadcast of all matches in pay TV and for a live game per round and all matches in delayed broadcast on free-to-air TV, plus highlights and live streaming of the games on all fixed and mobile devices.

Broadcasting rights for the Uefa Youth League over the free, pay TV and PPV digital terrestrial platform for the three seasons 2015-2018.

Exclusive rights for the 3 seasons 2015-2018 to broadcast a total of three hours of programs each week from the “Arsenal Channel” including delayed broadcasts of Arsenal’s Premier League and Champions League matches and other FA Cup matches and archive materials; the rights are to be exercised over the free and/or pay digital terrestrial platform, including simulcast internet and mobile rights

Exclusive rights for the 3 seasons 2015-2018 for the live broadcasting of the French first division (Ligue 1 - 10 matches per week plus highlights) and Coupe de Ligue matches (minimum 10 per season), plus weekly previews and archive programmes, over the free and/or pay digital terrestrial platform, including internet and mobile rights;

Exclusive rights to the 3 seasons 15-18 for the live broadcasting of the Scottish Premier Football League matches (55 matches per season), plus highlights, exclusively over the pay digital terrestrial TV platform, including internet rights.

Superbike: contract for the 2016-2017 and 2018 seasons of Suberbike, comprising Superbike (WSBK), World Supersport Championship (SSP), Superstock 1000 FIM CUP, European Superstock Championship 600, with associated exploitation rights for free and pay digital terrestrial TV (exclusive rights), and free IPTV, web and mobile phone platforms (non-exclusive rights), both through free-to-air channels (Italia 1 and Italia 2) and through the pay platform.

LINEAR AND NON LINEAR, FREE-TO-AIR AND PAY PER VIEW CONTENT DISTRIBUTION

Free-to-air and pay linear offering

Mediaset Group’s free-to-air offering currently consists of 12 channels covering all major targets for advertisers, including three long-standing general interest channels (Canale 5, Italia 1 and Rete 4), and the thematic and semi-generalist channels Boing, Cartoonito, Iris, La 5, Mediaset Extra, Italia 2, Top Crime, TgCom 24, R101 TV and Canale 20.

The Group’s general interest channels — Canale 5, Italia 1 and Rete 4 — are controlled by RTI S.p.A., which is responsible for the creation and development of programme schedules, the production of original content and the acquisition of television rights. The Mediaset networks’ overall offering is designed to attract audiences between the ages of 15 and 64, which is the target audience of greatest interest for advertisers and a segment in which Mediaset is a strong market leader.

Canale 5 is the Group’s main network and is targeted at the modern Italian family.

Italia 1 is the leading Italian channel for younger viewers.

Rete 4 targets its scheduling at a more mature audience, in terms of age and income.

The free-to-air multichannel offering includes the following channels:

Boing, launched on 20 November 2004, was the first Italian free-to-air children’s channel. The channel was set up as a joint venture between RTI S.p.A., which holds 51% of the share capital of Boing S.p.A., and Turner Broadcasting Systems Europe Limited, a Time Warner Group company, which owns the rights to some of the world’s most popular cartoons. Despite growing competition, the channel has capitalised on its strong position by promoting and boosting the fame and attractiveness of the brand.

Cartoonito, launched on 22 August 2011, is a channel aimed at pre-school-age children (up to 6 years old). Like Boing, it is a joint venture between Mediaset and Turner Broadcasting Systems Europe Limited. Cartoonito is targeted at a more specific audience than Boing.

Iris is a thematic channel focused on quality films. In addition to all the great movie classics, it also broadcasts programmes about cinema news, film stars and leading film festivals.

La 5 features programmes targeted at a modern female audience.

Mediaset Extra is a thematic channel that broadcasts a selection of the best in Mediaset entertainment programmes from the past and present. The channel also reruns the most interesting programmes aired on Mediaset channels the previous day, in a different time slot.

Italia 2 is targeted at younger male viewers, featuring TV series, sitcoms, cult cartoons and sports and music programmes, in addition to live sports coverage of events such as world championship motorcycle racing.

Top Crime is the network dedicated to the investigation and police drama genre launched in June 2013.

Tgcom24 is Mediaset’s all-news channel. Broadcast free-to-air, 24-hours a day, it also online at Tgcom24.it and viewable on smart phones and tablets through free apps.

R101 TV is the thematic channel affiliated with R101, which covers music; it broadcasts music videos on rotation and some repeats of concerts already broadcast on Italia 1.

Canale 20, launched on 3 April 2018 with exclusive live broadcasting of the UEFA Champions League quarter-final match between Juventus and Real Madrid

The linear pay per view Mediaset Premium guarantees cinema, TV series, live football to customers and to subscribers, also individual on-demand contents through the Premium Play service.

The Group’s free and pay linear TV offering is delivered through five digital multiplexes owned by the subsidary Elettronica Industriale, which manages contribution traffic to and from the various production centres of the parent company R.T.I. SpA and Mediaset Premium SpA, using the infrastructure and services provided by the subsidiary EI Towers SpA.

Elettronica Industriale continued in 2017 to improve multiplex coverage and the quality of the television signal was substantial and resulted in the submission of around 63 requests for authorisation to install new equipment, modify aerials or change broadcasting power to Municipalities and the Ministry. 84% of changes were authorised and implemented during the year. The authorisation process for the remainder of changes is still under way and is expected to be successfully completed in early 2018.

Programme Schedules and Audience Share

The following tables show details of the programme schedules for 2017 and 2016, for the different types of offerings (generalist, multi-channel, and pay TV networks), broken down by the main television genres attributable to in-house productions and purchased rights.

In particular, in 2017 each of the generalist networks broadcast 8,760 hours of scheduled programmes for a total of 26,280 hours of air time. A total 48,2% of those programmes were original in-house productions.

	Mediaset Networks Shedule - Broadcasted Hours 2016

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,185	15.9%	8,368	10.6%	48,607	34.2%	61,160	24.7%
Fiction	8,726	33.1%	22,998	29.1%	43,962	30.9%	75,686	30.6%
Cartoons	1,008	3.8%	17,128	21.7%	15,568	11.0%	33,704	13.6%

Total tv rights	13,919	52.8%	48,494	61.3%	108,137	76.1%	170,550	68.9%
News	5,877	22.3%	9,166	11.6%	2,771	1.9%	17,814	7.2%
Sport	639	2.4%	1,510	1.9%	18,306	12.9%	20,455	8.3%
Entertainment	4,868	18.5%	17,505	22.1%	9,356	6.6%	31,729	12.8%
Education	224	0.9%	828	1.0%	3,561	2.5%	4,613	1.9%
Teleshopping	825	3.1%	1,553	2.0%	—	—	2,378	1.0%
Total in-house productions	12,433	47.2%	30,562	38.7%	33,994	23.9%	76,989	31.1%

Total	26,352	100.0%	79,056	100.0%	142,131	100.0%	247,539	100.0%

	Mediaset Networks Shedule - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Pay-tv Networks		Total Mediaset Networks
Film	4,142	15.8%	8,592	10.2%	48,009	38.9%	60,743	25.9%
Fiction	8,228	31.3%	22,100	26.1%	38,074	30.9%	68,402	29.2%
Cartoons	1,247	4.7%	17,608	20.8%	8,715	7.1%	27,570	11.8%

Total tv rights	13,617	51.8%	48,300	57.1%	94,798	76.9%	156,715	66.9%
News	5,783	22.0%	9,425	11.1%	2,770	2.2%	17,978	7.7%
Sport	658	2.5%	1,454	1.7%	18,203	14.8%	20,315	8.7%
Entertainment	5,005	19.0%	20,976	24.8%	7,214	5.8%	33,195	14.2%
Education	394	1.5%	443	0.5%	236	0.2%	1,073	0.5%
Teleshopping	823	3.1%	4,013	4.7%	96	0.1%	4,932	2.1%
Total in-house productions	12,663	48.2%	36,311	42.9%	28,519	23.1%	77,493	33.1%

Total	26,280	100.0%	84,611	100.0%	123,317	100.0%	234,208	100.0%

Total audience over the 24-hour period in 2017 amounted to an average 9.879 million individuals.

Mediaset channels closed 2017 with a 31.8% audience share in the prime time slot, a 31.5% share over the 24-hour period and a 31.7% share of daytime viewers.

Mediaset remained the market leader for the commercial target audience in both the 24-hour period and the Day Time slot. For this target segment, Canale 5 attracted the highest number of viewers in all the time slots and Italia 1 continued to be the third network.

Of particular note was the strong performance of the Multichannel Free and Pay networks, which together raised Mediaset’s total audience share by 7 points and its commercial target audience share by 7 points.

Iris was once again the most seen channel by over 55s.

	Individuals			Commercial Target
2017	24 hours	Prime Time	Day Time	24 hours	Prime Time	Day Time
	15.7%	15.3%	16.0%	15.9%	16.5%	16.0%
	5.0%	5.3%	5.0%	6.9%	6.9%	6.9%
	4.0%	4.2%	4.0%	3.1%	3.2%	3.1%
TOTAL GENERALIST NETWORKS	24.7%	24.8%	25.0%	25.9%	26.6%	26.0%

TOTAL MULTI CHANNEL AND PREMIUM CALCIO	6.8%	7.0%	6.7%	7.4%	7.2%	7.3%
	31.5%	31.8%	31.7%	33.3%	33.8%	33.3%

Peak Season Schedules

Mediaset’s spring and autumn schedules won a total audience share of 32.6% in the prime time slot: 32.5% over the 24-hour period and 32.7% in the daytime slot for all viewers. and ratings leader for the commercial target in all time slots.

Revenues and the advertising market

The Mediaset Group operates through two fully-owned advertising sales agencies in Italy: Publitalia ‘80, the sales house that exclusively serves the free-to-air Mediaset networks; and Digitalia ‘08, the sales house specialized in selling advertising space on the pay TV platform.

The Group also owns a 50% interest together with Mondadori in Mediamond, which sells advertising space on Mediaset Group websites and radio and on the websites of the publications of the Mondadori Group and other publishers.

In 2017, Publitalia acquired 264 new clients, generating new revenues amounting to 2.9% of the total. Publitalia’s top 10 groups generated approximately 19.6% of its total commissions.

Italian advertising market

According to Nielsen date, the advertising market closed the year 2017 with total sales of EUR 6.3 billion, down 2.1% (-1.9% net of direct mail) with a loss in value of EUR 131 million. It was a two-speed year: the first half saw a sharp fall (-3.1%) and the second half saw a more contained decline (-0.8%) thanks to three positive months: September +2.2%, November +1.1% and December +3%.

TV confirmed its central position in the market with a 63.4% share, up 0.2 points, although decreases by 1.6% compared to the previous year. Mediaset (-0.8%) performed better than the market, both TV and cross-media. It increased its share of the TV advertising market by 0.5 points, reaching 56.8%.

Rai ended the year with a sharp drop of -8.1%, resulting in a loss of 1.4 TV market share. The decrease amounted to EUR 65 million, which was EUR 30 million more than the expected loss related to the absence of sporting events (Euro2016 and the Olympics). La7’s result was also negative (-2.3%). Sky closed the year with a slightly positive result (+0.4%) thanks to the excellent performance of the 2 free channels (+42.7%), while advertising on the pay channels fell sharply, by -13.9% to EUR 51 million; for Rai, the decline was greater than the loss due to the absence of the European Championships (2016 estimate, 40/45 million). Discovery’s performance was characterised by constant growth throughout the year, closing 2017 with an increase of 9.6%.

It was a positive year for Radio sector, which grew by 5.4%, up over 20 million compared to the previous year. The result of Radio Mediaset was even better, closing 2017 at +8.5%. The year ended well for the Internet (+1.7%), with the last five months of the year consistently positive.

Mediaset’s total share (TV, Radio, Web) reached 38.3%, +0.8 points compared to 2016.

2017 saw continued difficulties for the Press, which saw advertising revenues fall -7.1%, with drops in all months of the year. Out of home continues to see varying performance in its various components: Billboards were at -11.2% despite the positive results of the last two months of the year, Transit was positive (+4.9%), Go Tv performed strongly (+12.3%). Cinema ended the year with 2.4% growth.

	2017		2016		%
Media	EUR m	% share	EUR m	% share	change
Press	1,065	17.9%	1,147	18.9%	-7.1%
Television	3,776	63.4%	3,837	63.1%	-1.6%
Radio	405	6.8%	385	6.3%	5.4%
Outdoors	78	1.3%	87	1.4%	-11.2%
Cinema	20	0.3%	20	0.3%	2.4%
Internet	456	7.7%	448	7.5%	1.7%
Transit	137	2.3%	131	2.2%	4.9%
Out of home TV	18	0.3%	16	0.3%	12.3%
Total Market (classic area*)	5,956	100.0%	6,072	100.0%	-1.9%

(*) Not including direct mail and Internet advertising for the FCP-Assointernet figures.

Linear Pay TV offering

Mediaset Premium is the pay TV service broadcast on digital terrestrial television that complements the Mediaset free-to-air offering. Mediaset Premium consists of two main packages: Cinema & TV Series and Football & Sport

Premium Play is the Over The Top service of Mediaset Premium. The On Demand offer is always included for Premium customers and contains a library of over six thousand content items across Cinema, Soccer, Series, Documentaries, Kids, and Infinity, in addition to a catch-up service for the free networks. Play On Demand is available on Smart Cam Wi-Fi, connected TVs, set-top boxes and consoles. In addition, thanks to Play Mobilità, it is possible to watch both on-demand content and live channels on tablets, personal computers and smartphones.

Mediaset Premium remains the benchmark for the most complete Pay TV offering of football in Italy thanks to its exclusive Champions League rights and the rights to the top eight TIM Serie A teams until the 2017-2018 season, complemented by the Premium Cinema package which provides TV premieres of films, as well as series and sit-coms thanks to agreements with Warner Bros (until 2020) and Universal (until 2018).

After the success of the final of the “UEFA Champions League 2015-16” (Real Madrid - Atletico Madrid) and the Milan - Inter derby (the first TIM Serie A match to be shown in live 4K), Mediaset Premium continued to invest during 2017 in the 4K production and distribution of major sports events such as Juventus - Milan in the TIM Serie A and the final of the “UEFA Champions League 2016-17” (Juventus -Real Madrid).

Thanks to an agreement with Samsung, Mediaset Premium has also made great films available in 4K ULTRA HD on the latest-generation 4K-enabled TVs, through the Premium Play and Premium Online apps, including highly visually impactful movies such as Mad Max: Fury Road, American Sniper, Focus, Magic Mike XXL and many more.

All 4K content is included free of charge in the package.

To heighten the quality of its products and improve the user experience, in 2017 Premium increased the number of HD channels with the launch of Premium Calcio 2 HD and Premium Energy HD. It also launched a project to develop its OTT services, which began with the redevelopment of the Premium Play user interface and will continue in 2018 with numerous important innovations for customers.

During the year, Mediaset Premium also embarked on a cost optimisation plan and a new Digital Transformation project, which will continue in 2018 and is aimed at building new capabilities in the areas of data analytics, user experience and customer service.

In also notice that during 2017 Sky Italia purchased the Uefa Champions League TV rights for the years 201-2021 while the assignation of Serie A TV rights for the same period (at first scheduled for June 2017) was concluded on February 2018 with the assignment to the intermediary Mediapro. The court ordered the resell procedure to be suspended until 4 May 2018 which upheld Sky urgent appeal.

Despite the extremely challenging market, Mediaset Premium met its targets for 2017.

Non-linear free-to-air offering

R.T.I. S.p.A. operates in the digital sector through its Business Digital Department, which aims to create services and content for non-linear use deployable across all the main connected digital platforms (desktop devices, mobile and wearable devices, tablets, smart TVs, etc.), promoting digital extension initiatives for free to air programmes (Radio and TV).

Across the set of internet properties managed by R.T.I. Business Digital, in 2017 more than 12 million users were reached every month, most of them through mobile devices and the associated apps. As far as video consumption is concerned, more than 1 billion video views were generated during the year (source: Shinystat) between video on-demand and live streaming, with an increase in on-demand of 21% compared to the previous year (only via Mediaset properties).

The product range is divided into two main thematic areas:

•                  Entertainment: this area is mainly enjoyed through the Mediaset On Demand website (www.mediaset.it), which enables users to access the vast majority of Mediaset free-to-air schedule both in full and clip mode (full episodes and thousands of TV programme clips, respectively), as well as videos and/or formats made specially for the web (videochats and miniseries);

•                  N.B.: this area, united under the Tgcom24 brand, is divided into News, Sports News and Weather and the various contents are provided to the online public through the pages of the respective brands (Sportmediaset, Meteo, etc.).

The audience of the branded news hub Tgcom24 saw significant growth in 2017, reaching a daily average of more than 1,100,000 unique users (Source: Audiweb). In the second half of the year, it was consistently ranked second in Italian digital news by total audience and first when considering the mobile platform (Audiweb ranking).

Tgcom24’s leadership on mobile platforms is increasingly secure, reaching an average of 700.000 Unique Users per day in 2017, up 42% on 2016. Moreover, all of Mediaset’s News apps have become absolute leaders in the Italian news panorama: The Tgcom24 News app alone has now exceeded 5.7 million downloads (Source: App Annie) while the Meteo.it app - the Mediaset service which provides forecasts broadcast on the general networks as well as with the dedicated website www.meteo.it - has reached 10 million total downloads (Source: App Annie). For sports news, Sportmediaset offers a free app that has achieved a total of 3.6 million downloads (Source: App Annie).

With respect to the Entertainment area, Mediaset On Demand (the mediaset.it) plays a significant strategic and advertising role. As already mentioned, the site hosts the majority of TV content broadcast in the preceding days both as short clips for key programmes in the schedule and as full episodes. It also offers simulcast of Mediaset’s free networks. During 2017 the digital offer has been furtherly enriched through the integration between the different content and program editing factories pursuing, respecting the editing guidlines, the deployment of the different formats on digital platforms using coherent languages and distribuiting logics.

Mediaset.it is the leading Italian video portal in quantitative terms with on average over 3.3 million users a month, thus guaranteeing highly lucrative advertising formats to Publitalia (through the subsidiary Mediamond), such as the pre-roll at the beginning of all videos, mid-rolls (advertising breaks in full episodes), as well as the advertising personalisation of the various home pages.

Distribution agreements are also in place with the Italia on Line group (which combines the top two Italian internet portals: Libero and Virgilio), Microsoft (msn.it) and, from 2017, also the Citynews group. These agreements make it possible to distribute Mediaset video content within the portals of these groups by embedding the Mediaset Player, also enhancing Mediaset’s brand exposure among a different target from TV viewers, as well as increasing the advertising revenues of Publitalia.

During the year, new strategies for the Group’s digital radio stations were also defined (105, Virgin and R101).

Given the growing integration between the various media, interaction between users and TV programs is becoming increasingly important. To this end, the area continues to monitor and test new forms of user engagement through the main social networks and to develop new digital interaction tools such as chatbots: chatbots for the weather forecast, Grande Fratello and Isola dei Famosi were launched in 2017.

As regards social media presence, Mediaset is one of the leading European media companies in creating engagement with its own communities, reaching a total of 39.4 million fans on Mediaset-related Facebook pages, over 7 million followers on Twitter profiles and over 8.6 million followers on Instagram profiles. Activities on social networks can be summarised as follows:

•                  Promotion and boosting of TV programmes (exclusive content, previews and live streaming) through synergistic editorial activities aimed at encouraging viewer/user TV viewing

•                  Promotion and boosting via direct links to Mediaset online properties (mediaset.it, TV programme sites, etc.) in order to increase the use of online content.

Non-linear pay offering - Infinity

In 2013 the Mediaset Group launched Infinity: an innovative paid content service that offers its customers the ability to access streaming from a catalogue of over titles including thousands of movies, TV series, dramas and TV programmes.

Through Infinity the Mediaset Group aims to capture a new type of audience with the needs more typical of the internet world than traditional TV. With this objective in mind, 4 principles have been identified around which Infinity’s entire commercial offering has been built: thousands of content items always available; a simple, clear commercial offer and without constraints; available on a wide range of connected devices; and able to satisfy even the most technologically sophisticated customers through value-added features.

Thousands of content items always available: Infinity provides its customers a constantly updated catalogue of movies, TV series, dramas and TV programmes. During 2017 the catalogue of content has been further enhanced by important new launches and initiatives including the entire series of “Big Bang Theory” and the arrival of new TV series such as Ash vs. Evil Dead 2, Animal Kingdom2 and The Girlfriend Experience 2. During 2017, facing the great success of the previous year, Mediaset renewed and reinforced the Infinity Première initiative through which Infinity customers can access to 7 brand new title each month, even before the pay tv window. Movies such as Woman, King Authur and Suicide Squad. During the year the 4K and HDR catalogue has been furtherly enlarged. This kind of contents (such as for example Sully e Batman vs Superman: dawn of justice) had a great appeal on Infinity customers who own the dedicated devices.

A simple, clear commercial offer and without constraints: Infinity is offered at a monthly price of 7.99 euro. Customers who want to subscribe to the offer may do so in complete autonomy over the internet. There is a cooling-off period of 1 month for all new customers. The customer can suspend or resume the payment of the monthly price without penalty at any time. This sale offering is typical of over-the -top services, and aims to attract customers who are not inclined to subscribe to the traditional subscription contracts because of the constraints they impose. During 2017, various partnership initiatives were launched whereby Infinity is offered bundled with other products and services provided by partner companies. In this direction during 2017 Mediaset launched intiatives with Findus and Playstation and renewed the collaborations with Samsung, Vodafone and Paypal.

Available on a wide range of connected devices: today Infinity is available on over 2.000 different device models, including: PC, Mac, Android tablet, iPad, smart TV, Smart phone, iPhone, Playstation, XBOX and digital terrestrial set-top boxes. In 2017, in particular, the range of Android Smart TVs was expanded and the Nvidia and Razer consoles were integrated.

Able to satisfy even the most technologically sophisticated customers through value-added features: A range of features is available on Infinity that aim to enrich the user experience of customers. The content is available in high definition, with subtitles and audio both in Italian and original language. Infinity is also the only player in Italy to offer 4K UHD and HDR streaming on Smart TVs and Playstations. Infinity also features a recommendation engine for content which, analysing consumer habits, offers each customer content that is always new and in line with their preferences. During the year, an optimised interface was released on mobile devices for managing series, making it easier to navigate between the different seasons of a TV Series.

OTHER OPERATIONS

Radio broadcasting operations

In 2016, the Mediaset Group finalised the establishing of its own commercial radio sector - consisting of R101, Radio 105 and Virgin Radio Italy - through the acquisition of the Finelco Group’s radio stations (now RadioMediaset).

R101: R101 is one of Mediaset’s stations in the commercial radio sector in Italy, alongside Radio 105, Virgin Radio Italy and Radio Subasio.

In 2017, the redefinition of its editorial format and a thorough review of its music catalogue (a process that began in 2016) made it possible to consolidate R101’s strong, music-focused positioning, which sees it categorised as a “music station” with a purely “adult” target listener.

Music plays a dominant role in all programming.

Its distinctive feature compared to other music stations is the absolute centrality of the quality and attention to detail in the songs played. The type of tracks played are carefully selected, with a nod to an international and metropolitan ambience.

It has a team of professional presenters who add to the music with their high-quality presentation skills. The time slots allocated to the different hosts have been streamlined and reworked, with the addition of new and highly skilled hosts. The morning show has been particularly improved, featuring “La Banda di R101”, which is the broadcaster’s flagship program, presented by Cristiano Militello, Paolo Dini and Lester, Riccardo Russo and Chiara Tortorella, which is a huge on-air success and also has a significant following the station’s social media channels.

The R101 range represents a genuinely integrated system that focuses on music and entertainment across any channel a consumer wishes to use, embracing all types of media and various different touch points (TV, radio, digital and events).

The main values that distinguish the approach to the market are:

•                  Authoritativeness in the musical and content spheres

•                  Measured tone: a sensible and never vulgar radio station

•                  Positivity and sunny disposition: it entertains with its light approach, with some funny moments

In 2017, an important communication plan was developed with the dual objective of increasing brand visibility and strengthening the station’s musical positioning.

During the year, a major advertising campaign was planned on the group’s channels and on third-party media to promote the station’s international musical positioning, linked to leading world-famous artists such as Coldplay, Lady Gaga, Ed Sheeran and many others.

In terms of major live music shows, R101 was the official radio station for Italian concerts by some of the greatest stars of international music, including Depeche Mode, Ariana Grande, Lady Gaga, and Jamiroquai.

Engagement with the community has been further improved: the station was an active participant in several important events in Italy, including Fuorisalone at the State University of Milan, Babbo Running and the summer tour on the “Riviera Romagnola” (coast of Emilia Romagna).

in 2017, the television partnership with the Canale 5 program “Grande Fratello VIP” was extended and further strengthened. R101s involvement was supported both on TV - with the Grande Fratello Social Room - and on radio, with a special episode at the radio station every Monday evening.

R101 remains very active on the digital front, with a series of special initiatives aimed at engaging listeners, such as the R101 Love For Gaga initiative, in which listeners were invited to record a video greeting for the star. During the year, the station’s digital offering was also significantly enhanced with the activation of 9 new music web radio stations.

From a technological point of view, a project was launched to consolidate and optimise the frequencies owned for the ongoing maintenance of transmission equipment and systems.

In December, the system registration required by AGCOM was completed.

The new Radio Ter survey recorded the following audience figures for R101 at the end of 2017: 2,108,000 average daily listeners and 11,186,000 listeners in the 7 days.

Radio 105 is one of Mediaset’s stations in the commercial radio sector in Italy, alongside R101, Virgin Radio Italy and Radio Subasio.

Radio 105 is an entertainment radio station that is the leader for the “young adults” target.

Entertainment and music: this is the mission of Radio 105, whose programs and unique people make it the go-to option for young Italians every day.

Radio 105 has some of the most popular programs in Italy: “Tutto Esaurito”, the morning show with “Captain” Marco Galli and his crew and “Lo Zoo di 105”, the most irreverent programme in Italy, with Marco Mazzoli and friends.

Besides these stand-out shows, the station constantly experiments with new formats and hosts.

Radio 105’s goal is to join in with the passions of its listeners, making every event an opportunity to involve the community and feel an active part of it.

The format “105 Extra Live” was created in 2017, giving listeners the chance to enjoy unique experiences and attend a live concert with an exclusive meet & greet.

Last year, an important communication plan was developed across the Mediaset Group’s television channels and third-party media, with the dual objective of increasing brand visibility and strengthening the station’s musical positioning.

Local presence and contact with people is one of the station’s standout features.

Radio 105 actively participated in important events including Casa Sanremo during the Sanremo Festival, The Color Run - “the most fun 5km in the world”, Aqualandia, Italy’s no. 1 water park, Milan Games Week - the Italian videogames fair popular with millennials and many other events across the country.

Radio 105 is also the Official Radio Station of AC Milan.

Given its distinctive features, Radio 105 is able to participate in many television shows: Sarabanda, Colorado, Music and Summer Festival are just a few examples of programs where cross-promotion activities have been deployed. The partnership with the talent show Amici continues, developing ever stronger synergies.

From a musical point of view, Radio 105 has a pop, dance and urban profile, with some sections connected with the world of electronic music and clubbing.

All Radio 105’s activities are designed for native cross-media exploitation; the station sees its community as a network that can be accessed through various touch points (radio, website, app, social).

The new Radio Ter survey recorded the following audience figures at the end of 2017: 4,963,000 average daily listeners and 15,202,000 listeners in the 7 days.

From the technical point of view, important work was carried out to improve signal strength, especially in Lazio where Radio 105 has increased its coverage thanks to the acquisition of new frequencies.

Reception levels were also improved in Emilia Romagna, Tuscany and Sicily thanks to optimisations to ensure a good listening experience.

Virgin Radio is one of Mediaset’s stations in the commercial radio sector in Italy, alongside Radio 105, R101 and Radio Subasio.

Virgin Radio is a true international Lovemark: its strong rock music positioning puts musical programming at its heart, featuring carefully selected songs and the right balance of current and classic songs.

Virgin Radio’s mission is to be the go-to station for the community of rock music fans in Italy.

The station’s schedule features some of the leading talents in the world of rock music in Italy: DJ Ringo, Paola Maugeri, Dr. Feelgood, Massimo Cotto, Andrea Rock and Giulia Salvi are just some of the names that light up Virgin Radio’s daily schedule. The line-up was also reinforced in 2017 by the addition of Antonello Piroso: working alongside Dr. Feelgood and Massimo Cotto, the popular journalist hosts Rock&Talk from 8 to 9 AM - dedicated to in-depth discussion of top current events in the typical Virgin Radio style.

Live music is one of the cornerstones of the station’s positioning. During 2017 - which marked the station’s tenth birthday in Italy - Virgin Radio celebrated by supporting and adding extra attraction to all the most important Italian rock music events: these included the iDays Festival (with Green Day, Linkin Park and Radiohead), Firenze Rocks (with Aerosmith, Eddie Vedder, Placebo, System of a Down) and the Italian concerts of Red Hot Chili Peppers and The Rolling Stones. Finally, for the Guns n’ Roses reunion in Italy, Virgin Radio organised a full “Guns n’ Roses Day” - live for 14 hours from the Autodromo, Imola.

Community engagement did not only take place through concerts but also through a series of on-field activities appropriate to the target audience and linked to the world of sport, especially in the motorbike racing sector. Virgin Radio participated actively in important events including Superbike and Motorbike Expo, and was the official radio station of the Virgin Obstacle Run in Milan, in collaboration with Virgin Active gyms.

Virgin Radio is also very active on the digital front, with a very large community on its website, social media channels and mobile app.

The new Radio Ter survey recorded the following audience figures for Virgin Radio at the end of 2017: 2,698,000 average daily listeners and 7,159,000 listeners in the 7 days.

Radio Subasio is the local radio station with network numbers. It has been present in Central Italy for over 40 years and is the leading station in Umbria, Marche, Lazio, Tuscany and Campania. After joining the Radio Mediaset Group, the station’s coverage was increased in the last year thanks to the activation of a new channel in Milan.

The proposed broadcasting of Radio Subasio is oriented towards a predominantly family based target and is structured on the distinctive elements of tradition, brightness and interactivity, with pop music that offers great space for Italian music without neglecting the huge international hits. The interviews and live appointments with the presence of the public, together with the main stars of Italian music all play a very important role in the programming of the station.

Radio Subasio is very active in Central Italy and supports all kinds of initiatives and territorial events, not just musical ones: the station is an official media partner of Eurochocolate in Perugia and, from this year, the official radio of the Zoomarine water park near in Rome to name but a few.

At the end of 2017, the new Radio Ter survey recorded the following listening data for Radio Subasio: 1,881,000 daily listeners on average and 3,785,000 listeners over the week.

Movie distribution

Medusa Film S.p.A. is a major film distribution company in Italy. The company mainly produces and distributes Italian and foreign films in Italy, throughout the life-cycle of the product: from cinema releases to the sale of television rights in all their various forms.

In terms of box-office takings from the sale of cinema tickets, Medusa, with a market share of 5.8% in 2017 (source: Cinetel), was 6th in the ranking of distributors, behind the four American majors and the Italian company 01 Distribution.

In line with its editorial approach, the company stood out for its focus on Italian cinema: the leading Italian film by box-office takings was from Medusa. Out of a total of 9 films distributed in the year, 5 took more than EUR 2.5 million: overall, only 4 Italian products were distributed by competitors above this threshold.

The best takings were for “L’ora legale” (10.4 million), which saw the definitive consecration of Ficarra and Picone in the world of cinema; “Mamma o papà?”, with the debut of the new comic pair Albanese and Cortellesi, took more than EUR 4.5 million. Medusa’s next two top-grossing films (“The place” by P. Genovese, with a stellar Italian cast and “La ragazza nella nebbia”, EUR 3.7 million, the directorial debut of D. Carrisi, with T. Servillo and J. Reno), show that it is possible to get a great public response even with films that are not clearly labelled as “comedy”, giving credence to editorial choices that the public appreciated.

In 2017, total box-office takings came to EUR 585 million, equivalent to 93 million cinema tickets, compared with EUR 662 million and 105 million cinema tickets sold in the previous year.

After a 2016 marked by excellent growth (+3.9% takings and +6.1% audience numbers), the cinema market has seen a significant decline (-11.6% takings and -12.4% audience numbers).

The number of films distributed in the year was basically stable on 2016: 536 against 554 the previous year. The decrease in terms of takings is mainly due to the absence of a film “event” comparable to “Quo vado?”, which took EUR 65 million alone - worth about 10% of the entire market. That absence, together with that of “Perfetti sconosciuti” (over EUR 17 million), dragged down the share taken by Italian cinema, from 29 to 18%. However, the market share of US product rose from 56% in 2016 to 66% in 2017, showing the success of American cinema, with 17 of the top 20 films in terms of takings.

The successes achieved in a particularly difficult year nevertheless confirm that Medusa plays a fundamental role, again confirming that the correct strategic positioning of the company, which has always been a landmark in Italian cinema.

Media4Commerce

The business unit Media4Commerce was established on 1 July 2017 by the merger into the parent R.T.I. S.p.A.

The business model - which is the same as the previous company’s - is based on a multichannel commercial platform that manages the company’s core business, specifically the selection and purchase of goods, the development of home shopping channels and customer services and commercial operations to support business activities.

In 2017, with its strong expertise in commercial and logistics platforms, the company also began exploring new segments of the e-commerce market, offering products closely related to video content. In the spring, a test was launched for the marketing via telesales of a closed system of coffee machines and capsules. The success of this led to the launch in September of a new website www.aromavero.it, in conjunction with the creation of a communication plan for the new brand and a dedicated TV spot broadcast on all Mediaset networks.

At the end of the year, commercial activities related to three different brands:

•                  Mediashopping, which remains the core business, where TV direct response products are concentrated;

•                  Fivestore, the area that pursues exploitation of television content brands through licensing or products;

•                  Aroma Vero, the new brand for the marketing of capsule coffee machines, which was in the start-up phase in 2017.

The products of each brand are distributed by leveraging the multi-channel approach, using call centres, online, and telesales for Business to Consumer sales and distribution and the press for Business to Business.

International advertising

Publieurope Ltd. is the Mediaset Group company responsible for managing the Group’s strategy on the European advertising market. Its mission is to raise Group revenue through advertising sales to international investors.

Specifically, this objective is pursued by:

•                  ongoing liaison with headquarters of multinational companies;

•                  sourcing of new licences and new products in other countries.

These activities are conducted from offices in London, Munich and Paris, and in cooperation with partners located in Milan (Publitalia ‘80) and Madrid (Publiespaña).

Publieurope’s product portfolio has expanded and grown more varied over the years, ensuring a cross-media commercial offering consisting of:

•                  All the italian tv networks - generalist, theme, free and pay channels - of the Mediaset Group;

•                  Mediaset España’s tv networks, internet sites and outdoor TV;

•                  Mediamond’s magazines, internet sits and radio channels;

•                  traditional and thematic TV channels as well as websites of the German group ProSiebenSat1;

•                  the SBS group of commercial television channels that broadcast in Flanders (Belgium) and the Netherlands;

•                  all the TV networks and websites of the British Channel 4 group;

•                  the TV channels, websites and radio stations of the French group TF1;

•                  advertising spaces situated on luxury buildings in London and in the most important italian cities;

•                  the various media operated by Rotana Media Services, a media group working in the Middle East and North Africa.

In 2017, the range was increased through an agreement with Studio 71, the leading multichannel network in Europe, controlled by the German group ProSiebenSat.1 Media, which operates on the main free video distribution platforms.

Since Publieurope acts as an advertising sales house, its contribution to Group earnings needs to be considered in terms of commission income generated, which totalled EUR 245 million, of which EUR 186 million relating to Group media.

The commission from the German group ProSiebenSAt (amounting to approximately EUR 35 million) was included, not shown in the previous year.

EI TOWERS

The EI Towers Group is one of the biggest operators of electronic communications networks in Italy, serving radio and television broadcasters and mobile telecommunications providers under long-term agreements.

In particular, the Group provides hosting on its infrastructure (transmission “towers” or “stations”) as well as a range of related services such as technical assistance, ordinary and extraordinary maintenance, logistics, planning.

In addition, the Group manages “broadcast contribution links” for the Mediaset Group and other national operators’ television productions in the sports events and news sectors through its own operations centres and network infrastructure.

The core business is not subject to seasonal variations and is not closely linked to economic cycles, as hosting contracts at transmission stations are long term and the service offered is particularly critical for customers, as it is essential for signal transmission.

As already mentioned, the positive operating performance, together with the contribution of the acquisitions made, led to an improvement in the Group’s profitability compared to the previous year.

SPAIN

Mediaset has a controlling interest in Mediaset España Comunicación S.A., the holding company of the Spanish television group that owns the Telecinco television network, which began broadcasting in 1990.

Mediaset España is the leading broadcaster in Spain in terms of viewers and advertising share, and one of the most profitable groups in the sector in Europe.

The company is listed on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia. It was first included in the Ibex 35 index on 3 January 2005, where it still remains one of the thirty five biggest companies in Spain.

Mediaset España Group’s mission is to consolidate its leadership of the commercial television market in Spain. Its strategic approach reflects that of Mediaset Group in Italy, operating as an integrated broadcasting group in the following key business areas:

•                  Advertising (Publiespaña)

•                  Advertising on non-television media, both Group-owned and third-party

•                  General interest television broadcasting (Telecinco, Cuatro)

•                  Multichannel broadcasting: free thematic channels (Divinity, Factoria de Ficcion, Boing, Energy, and Be Mad - which is HD)

•                  Internet (through the company Conecta 5)

The Advertising Market

Spain’s television advertising market is the fifth-biggest in Europe and is second only to Italy’s in terms of television’s share of all advertising on mainstream media. According to Infoadex data, the percentage of that market in 2017 stood at 40.0%.

In 2017, the macro-economic data for the Spanish economy - one of the most severely hit by the global crisis in recent years - confirmed its growth, with one of the strongest recoveries in the European Union (+3.1% compared to the previous year). Against this background, advertising investments is also on an upward trend. In 2017, total advertising investment grew by 2.3%, whilst television advertising investment increased by 1.1%. The market share for the Mediaset España Group was 43.3%, in line with the previous year but with an advantage of additional 2 percentage points over the major private competitor.

	2017		2016		Change
Media	€ million	% share	€ million	% share	%
Press	598	11.4%	651	13.0%	-8.2%
Television	1,932	36.1%	1,912	36.5%	1.1%
Local Television	117	2.2%	129	2.5%	-9.3%
Magazine	240	4.5%	252	4.8%	-4.8%
Radio	466	8.7%	458	8.7%	1.7%
Outdoor	327	6.1%	321	6.1%	1.9%
Cinema	34	0.6%	23	0.4%	50.4%
tematic channels	95	1.8%	81	1.6%	16.7%
Internet	1,548	28.9%	1,408	26.9%	10.0%
Total Market	5,357	100.0%	5,235	100.0%	2.3%

Other domestic market players, besides Mediaset España, include:

•                  the Atresmedia Group (established in 2012 with the merger of Antena3 and Sexta);

•                  a federation of independent local broadcasters, operating under the name La Forta;

•                  the digital satellite Pay TV platform Moviestar Fusion and Vodafone cable television.

Broadcasting and Audience Share

With respect to viewing figures, the Mediaset España Group continued to be the leader in terms of total viewers over the 24-hour period, with a share of 28.7%, with a gap of 2.1 percentage points from its main competitor, the Atresmedia Group.

With respect to the commercial target audience, the Mediaset España Group achieved a share of 30.4%, with 1.9 percentage points more than its main competitor.

As for the main channel, in 2017 Telecinco achieved a 13.3% audience share of all viewers over the 24-hour period, ranking as the most viewed Spanish channel for the sixth consecutive year. It also captured an average of 12.5% of the commercial target.

With regard to Prime Time, Telecinco was the leader in the all viewers total with an average of 13.5%.

Cuatro was the third most viewed channel by millennials (16-34 years) and reached an audience share of 6.2% of the average share for all viewers in the 24-hour period and 7.2% for the commercial target audience.

The FDF, Divinity and Energy channels continued to post excellent results in terms of viewing figures in 2017.

Results for the commercial target audience are detailed below:

•                  Boing, the thematic channel dedicated to children from 4 to 12 years, achieved an audience share of 12.2%;

•                  FDF reached a share of 8.9% on the commercial target audience (13-24 age range);

•                  Divinity, a channel dedicated to the female audience, achieved a share of 3.6% of its commercial target audience (16-44 age range);

•                  Energy, a channel dedicated to a male audience, achieved a share of 2.2% of the commercial target audience (men between 25 and -44 years).

•                  Be Mad achieved 0.9% of its commercial target audience (men between 16 and 44 years).

	Individuals			Commercial Target
		Prime	Day Tine
Audience share 2017	24 hours	Time	7:00-2:00	24 ore	Prime Time	Day Time
	13.3%	13.5%	13.2%	12.5%	12.2%	12.6%
	6.2%	6.4%	6.0%	7.2%	8.1%	6.8%
TOTAL GENERALIST NETWORKS	19.5%	19.9%	19.2%	19.7%	20.3%	19.4%

TOTAL MULTI CHANNEL	9.3%	8.5%	9.6%	10.7%	9.2%	11.5%
	28.8%	28.4%	28.8%	30.4%	29.5%	30.9%

2017- 24 Hours

INDIVIDUALS

2017 - 24 Hours

Individuals % Share

As the following table shows, in 2017, Mediaset España devoted significant air time on the general interest networks Telecinco and Cuatro to its in-house productions, which accounted for 79.8% of scheduling (75.9% in 2016), with just 20.2% of air time left for external acquisitions and productions (24.1% in 2016).

Mediaset España schedules - Broadcasted Hours 2017

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,481	8.5%	2,564	5.9%	4,045	6.6%
Fiction	2,042	11.7%	20,494	46.8%	22,536	36.8%
Cartoons	—	—	8,142	18.6%	8,142	13.3%
Total tv rights	3,523	20.2%	31,200	71.3%	34,723	56.7%
News	2,472	14.1%	889	2.0%	3,361	5.5%
Sport	128	0.7%	380	0.9%	508	0.8%
Entertainment	3,022	17.2%	3,638	8.3%	6,660	10.9%
Education	8,374	47.8%	7,692	17.6%	16,066	26.2%
Teleshopping	—	—	—	—	—	—
Total in-house productions	13,996	79.8%	12,599	28.8%	26,595	43.4%
Total	17,519	100.0%	43,799	100.0%	61,318	100.1%

Mediaset España schedules - Broadcasted Hours 2016

Types	Generalist Networks		Multi-Channel		Total Mediaset Networks
Film	1,528	8.7%	1,867	4.5%	3,395	5.8%
Fiction	2,709	15.4%	19,857	48.2%	22,566	38.4%
Cartoons	—	—	8,276	20.1%	8,276	14.1%
Total tv rights	4,237	24.1%	30,000	72.8%	34,237	58.3%
News	2,254	12.8%	207	0.5%	2,461	4.2%
Sport	192	1.1%	44	0.1%	236	0.4%
Entertainment	3,208	18.3%	3,510	8.5%	6,718	11.4%
Education	7,675	43.7%	7,478	18.1%	15,153	25.8%
Teleshopping	—	—	—	—	—	—
Total in-house productions	13,329	75.9%	11,239	27.2%	24,568	41.8%
Total	17,566	100.0%	41,239	100.0%	58,805	100.0%

Multichannel Broadcasting

Mediaset España’s Broadcasting Centre is a digital platform fully equipped to broadcast and receive audiovisual transmissions via satellite, optical fibre, the mobile network and ADSL.

In 2017, the Mediaset España Group continued to consolidate its multi-channel diversification strategy. In fact, in addition to Telecinco and Cuatro, the Mediaset España Group’s generalist networks, the offering is completed by firmly established thematic channels:

•                  Energy, thematic channel with sport content targeted at a young male audience;

•                  FDF (Factoría de Ficción), featuring Spanish and international drama series;

•                  Boing, dedicated to children’s entertainment;

•                  Divinity, targeted at a young female audience;

•                  Be Mad, targeted at a male audience (men between 16 and 44 years).

TV rights investments

In 2017, Mediaset España continued to invest in television broadcasting rights. Investment policy was focused not only on acquiring Spanish drama series but also on providing a stream of high-quality content to the main channel and the new digital channels, with a view to building up its television rights library and defending audience share in the future, and with it the Spanish group’s advertising revenues.

Spanish television broadcasters are required by law to invest at least 3% of their operating revenues in Spanish and European film productions. At Mediaset España, this legal obligation has been taken up as a business opportunity, and through the subsidiary Telecinco Cinema SAU the group has been producing quality feature films for some years.

Following the excellent results of the previous two years, the year in review was also an extraordinary year in terms of film production. Four productions were released, which in all attracted 8 million viewers and had box office takings of EUR 47 million — about 48% of the box office of Spanish films released in theatres in the year. In particular: Es por tu bene, a comedy, grossed EUR 9.5 million and was seen by 1.5 million viewers; Tadeo Jones y el secreto del Rey Midas, an animated film directed by Enrique Gato, won the Goya Award for Best Animated Film and has grossed almost EUR 18 million, attracting 3.2 million viewers; El secreto de Marrowbone, the debut movie of screenwriter Sergio G. Sánchez, grossed EUR 7.3 million, was seen by 1.2 million viewers and has been sold worldwide to more than 80 countries. Lastly, the movie Perfedoos Desconocidos (a remake of the Italian production Perfetti sconosciuti) was released in December and was without a doubt the comedy of the year, taking over EUR 20 million and remaining in the Top 10 at the Spanish box office even at the time of writing.

Internet

The Mediaset España Group considers its Internet business a strategic factor for the group’s success, enabling the diversification of business both now and in the future.

In 2017, Mediaset España consolidated its leadership in terms of consumption of digital videos based on Comscore figures. The Group’s websites were ranked sixth in terms of video/minutes consumed.

Telecinco.es, with 7.7 million unique monthly visitors, was the most visited webpage of 2017 with 26.7 million videos viewed.

During the first half of 2017, the Group’s main websites were revamped to adapt to the new technological environment and changing consumer habits. These changes have allowed us to standardise the browsing experience and optimise content uploading by reducing upload times and improving the advertising formats, without sacrificing user accessibility.

As regards initiatives for children, a new HD platform was created with parental control, which is accessible from Mitele.es.

KEY EQUITY INVESTMENTS AND JOINT VENTURES

Mediamond S.p.A. is an equal joint venture between Publitalia’80 and Mondadori Pubblicità. Mediamond is the Mediaset Group’s advertising sales house, specialised in selling advertising space on the Group’s television and video websites and websites linked to Mondadori Group publications, as well as space on third-party websites.

Boing S.p.A. is a joint venture between R.T.I. S.p.A. (51%) and Turner Broadcasting System Europe (49%), which produces and manages the two free-to-air children’s channels Boing and Cartoonito, broadcast respectively since 2004 and 2011 on the digital terrestrial platform.

Fascino Produzione Gestione Teatro Srl, an equal joint venture between RTI S.p.A. and Maria De Filippi. Thanks to the exclusive artistic and creative contribution of the partner, it develops, plans and executes television programmes mainly shown during Canale 5’s prime-time and day-time slots, including C’è Posta per te, Amici, Uomini e Donne.

Tivù Srl, a company formed in 2008 whose shareholders are RTI S.p.A., Rai Radiotelevisione Italiana S.p.A. (each holding 48.16%), La7 Srl (3.49%) and other members, which performs promotional and planned communication activities for users of the free digital terrestrial and satellite platform, and in particular manages the services linked to the satellite platform for the free digital TV offering called “TivùSat”, which supplements the digital terrestrial platform for users of some regions and autonomous provinces that this signal does not reach.

Nessma S.A. is an company owned 34.12% by the subsidiary Mediaset Investment S.A. which manages the freesat TV channel broadcast in Tunisia and the countries of North Africa.

Pegaso Television Inc.: company owned 43.7% by Mediaset España Comunication S.A., which controls the activities of Caribevision Network, a television channel aimed at the Spanish-speaking public in the United States and Puerto Rico.

CONSOLIDATED PERFORMANCE BY GEOGRAPHICAL AREA AND BUSINESS SEGMENT

In this section we give a breakdown of the consolidated income statement, balance sheet and cash flow statement to show the contribution to Group performance of the two geographical areas of business, Italy and Spain. For each geographical area, revenues and operating performance are reported, broken down by business segment.

The income, balance sheet and cash flow figures shown below have been restated, with respect to the Group financial statements, in order to highlight the intermediate aggregates considered most significant for understanding the performance of the Group and of the individual business units. Although not required by law, the criteria adopted in preparing the aggregates and notes referring the reader to the relevant statutory financial statement items have been disclosed in accordance with guidance provided by Consob Communication no. 6064293 of 28 July 2006 and the CESR Recommendation on alternative performance measures (or non-GAAP measures) dated 3 November 2005 (CESR/o5-178b).

Group Performance

The consolidated income statement reported below shows the intermediate aggregates making up earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings before interest and taxes (EBIT).

EBITDA measures the difference between consolidated net revenues and operating costs, including costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

EBIT is measured by deducting from EBITDA costs of a non-monetary nature relating to amortisation, depreciation and write-downs (net of any write-backs) of current and non-current assets.

(values in EUR million)

MEDIASET GROUP
Income Statement	2017	2016
Total consolidated net revenues	3,631.0	3,667.0
Personnel expenses	(531.5)	(540.2)

Purchases, services, other costs	(1,686.9)	(1,954.8)
Operating costs	(2,218.4)	(2,495.0)
EBITDA	1,412.6	1,171.9
Rights amortization	(954.3)	(1,220.4)
Other amortization and depreciation	(141.8)	(140.8)
Amortization and depreciation	(1,096.1)	(1,361.2)

EBIT	316.5	(189.3)
Financial income/(losses)	(28.7)	(87.7)
Income/(expenses) from equity investments	8.8	2.4
EBT	296.5	(274.5)
Income taxes	(82.6)	47.9

Net result from continuing operations	213.9	(226.5)
Net profit from discontinued operations	—	—

Minority interests in net result	(123.3)	(68.0)

Group net result	90.5	(294.5)

The following table shows key Group income statement figures stated as a percentage of consolidated net revenues.

MEDIASET GROUP	2017	2016
Total consolidated net revenues	100.0%	100.0%
Operating costs	-61.1%	-68.0%
EBITDA	38.9%	32.0%
Amortization and depreciation	-30.2%	-37.1%
EBIT	8.7%	-5.2%
EBT	8.2%	-7.5%
Group net result	2.5%	-8.0%

Below we look at the breakdown of the income statement by geographical area to report the contribution to performance of the Group’s Italian and Spanish operations. For the purpose, the income statements of the two business units are stated net of any dividends received by Mediaset España.

Breakdown by geographical area: Italy

The following is a condensed income statement of Mediaset Group’s domestic business:

(values in EUR million)

ITALY
Income Statement	2017	2016

Consolidated net revenues	2,636.2	2,675.9
Personnel expenses	(425.9)	(434.3)
Purchases, services, other costs	(1,246.7)	(1,511.1)
Operating costs	(1,672.5)	(1,945.4)

EBITDA	963.6	730.5
Rights amortization	(767.8)	(1,015.3)
Other amortization and depreciation	(124.9)	(128.9)
Amortization and depreciation	(892.7)	(1,144.1)

EBIT	70.9	(413.7)
Financial income/(losses)	(27.5)	(87.5)
Income/(expenses) from equity investments	5.5	0.9
EBT	48.9	(500.3)
Income taxes	(32.5)	103.1
Net result from continuing operations	16.4	(397.1)
Net result from discontinued operations	—	—
Minority interests in net result	(26.3)	17.0
Net result	(9.9)	(380.1)

The following table shows key income statement figures stated as a percentage of consolidated net revenues.

ITALY	2017	2016

Total consolidated net revenues	100.0%	100.0%
Operating costs	-63.4%	-72.7%
EBITDA	36.6%	27.3%
Amortization and depreciation	-29.1%	-37.9%
EBIT	2.7%	-15.5%

EBT	1.9%	-18.7%

Group net result	-0.4%	-14.2%

Below we report the performance of the Group’s Italian operations broken down by business segment, which corresponds to the levels at which management makes its strategic decisions for the allocation of resources and the assessment of results.

•                  Integrated Television Operations including free-to-air and pay television broadcasting and accessory operations consisting of radio broadcasting, web publishing, teleshopping, publishing, licensing and merchandising, and movie production and distribution.

•                  EI Towers including hosting, maintenance and management operations in relation to radio, television and wireless telecommunications networks run by the listed company EI Towers SpA, the corporate entity resulting from the merger at the beginning of 2012 of Mediaset Group’s Tower business and DMT.

The following table shows the breakdown for the two periods of revenues and EBIT by business segment.

ITALY
Revenues	2017	2016
Integrated TV Operations	2,555.3	2,603.9
EI Towers	263.7	252.7
Eliminations	(182.7)	(180.7)
Total	2,636.2	2,675.9

ITALY
Operating Results	2017	2016
Integrated TV Operations	(19.1)	(489.1)
EI Towes	90.0	75.4
Total	70.9	(413.7)

Reported below are the income statements for the two areas identified.

ITALY
Integrated TV Operations
Income Statement	2017	2016	change	% change
Gross advertising revenues	2,095.4	2,086.9	8.4	0.4%
Agency discounts	(300.3)	(301.0)	0.7	0.2%
Total net advertisingrevenues	1,795.1	1,785.9	9.2	0.5%

Revenues from subscriptions/pre-paid cards	587.4	619.8	(32.4)	-5.2%
Other revenues/Eliminations	172.8	198.2	(25.4)	-12.8%
Total Revenues	2,555.3	2,603.9	(48.6)	-1.9%
Personnel expenses	381.5	391.3	(9.8)	-2.5%
Operating costs	1,160.9	1,424.1	(263.2)	-18.5%
TV and movie rightsamortisation	767.8	1,015.3	(247.5)	-24.4%
Other amortisation andwrite-downs	83.9	84.7	(0.8)	-1.0%
Inter-segment costs	180.3	177.7	2.6	1.4%
Total Costs	2,574.4	3,093.0	(518.6)	-16.8%

Operating Result	(19.1)	(489.1)	470.0	96.1%

The trend in revenues for 2017 reflected the greater contribution from gross advertising revenues, partly as a result of the consolidation of radio broadcasts from the second half of 2016 onwards.

During the year there was a reduction in the core pay-TV revenues (subscriptions, prepaid and Infinity), with a decrease in Other revenues due to the reduced income from film distributions as a result of the excellent box office performance of self produced Italian films released in the first half of 2016.

The operating result for television operations in Italy reflected the significant reduction in overall costs (costs of personnel, purchases, services and other charges, depreciation and write-downs of rights and other fixed assets) which in 2016 were affected by one-off costs and charges, and the EUR321.9 million write-down related to the CGU Pay TV operations, the one-off costs related to the signing of the Vivendi agreement on 8 April 2016 (EUR12 .6 million), the EUR4 million amortisation of intangible assets identified in the purchase price allocation process of the Radiomediaset issuers acquired in mid-2016, and the cost of restructuring and bonus plans for personnel as well as provisions for the valuation of contractual commitments regarding TV productions, of EUR48.6 million.

The provisions and write-downs on the residual value of the pay-TV rights on 31 December 2016 led to a reduction in operating costs and the amortisation of those rights in 2017, of EUR82.4 and EUR89.1 million respectively.

In 2017, the Other depreciation and impairment item included amortizations on the intangible assets identified in the PPA process of the Radio Activities required in the two excerices, for EUR7 million.

Excluding all these components and the impact resulting from the change in the consolidation perimeter over the two years following the acquisitions of the radio assets (Radiomediaset from the second half of 2016 and Subasio from 1 August 2017) the overall trend in television costs showed a reduction of EUR 72.1 million (-2.6%).

Inter-segment costs refer to the use of network infrastructure and to assistance, maintenance, logistics and engineering services provided by EI Towers to the subsidiary Elettronica Industriale, recognised net of charge-backs of costs for services rendered by the television operations segment.

(values in EUR million)

			change
EI Towers	2017	2016	€million	% change
Revenues toward third parties	80.9	72.0	8.9	12.4%
Intersegment revenues	182.7	180.7	2.0	1.1%

Total revenues	263.7	252.7	10.9	4.3%

Personnel expenses	44.3	43.0	1.3	3.0%
Operating costs	85.7	87.0	(1.3)	-1.5%
Amortization and depreciation	41.1	44.2	(3.1)	-7.1%
Inter-segment costs	2.5	3.0	(0.6)	-18.1%

Total Costs	173.6	177.3	(3.6)	-2.1%

Operating Result	90.0	75.4	14.6	19.3%

% on total revenues	34.1%	29.9%

The revenues of the EI Towers Group comprise both inter-segment revenues relating to the use of its transmission infrastructure and the provision of assistance, maintenance, logistics and planning and ancillary services to the subsidiary Elettronica Industriale S.p.A., as well as hosting, maintenance and logistics contracts with other broadcasters and wireless telecommunications providers.

EI Towers in 2017 obtained a further and significant increase of EBIT and EBIT margin as a result of the increase of revenues about 4.5% relating to a contemporary development of business activities with customers, change in consolidation area and a reduction of total operating costs.

Breakdown by geographical area: Spain

The following is an abridged income statement of the Group’s Spanish business; figures are those of the Mediaset España Group (consolidated figures).

(values in EUR million)

SPAIN
Income Statement	2017	2016
Total consolidated net revenues	996.3	992.0

Personnel expenses	(105.6)	(105.9)

Purchases, services, other costs	(441.5)	(444.3)
Operating costs	(547.2)	(550.2)

EBITDA	449.1	441.8

Rights amortization	(186.8)	(205.5)
Other amortization and depreciation	(16.9)	(11.9)
Amortization and depreciation	(203.8)	(217.4)

EBIT	245.3	224.4

Financial income/(losses)	(1.2)	(0.1)
Income/(expenses) from equity investments	3.3	1.5
EBT	247.4	225.8

Income taxes	(50.1)	(55.1)
Net profit from continuing operations	197.3	170.7
Net profit from discontinued operations	—	—

Minority interests in net profit	0.2	0.3

Net profit	197.5	171.0

The following table shows key income statement figures stated as a percentage of consolidated net revenues from Spanish operations.

SPAIN	2017	2016

Total consolidated net revenues	100.0%	100.0%

Operating costs	-54.9%	-55.5%

EBITDA	45.1%	44.5%

Amortization and depreciation	-20.5%	-21.9%

EBIT	24.6%	22.6%

EBT	24.8%	22.8%

Group net result	19.8%	17.2%

Tax rate (EBT %)	-20.2%	-24.4%

The table below provides the breakdown of revenues and costs of the Mediaset España Group showing the most significant items:

(values in EUR million)

SPAIN			change €
Consolidated Revenues	2017	2016	million	% change

Gross advertising revenues	969.7	962.9	6.7	0.7%

Agency discounts	(41.0)	(36.0)	(5.0)	13.7%

Net advertising revenues	928.7	926.9	1.8	0.2%

Other revenues	67.6	65.1	2.5	3.8%

Total net consolidated revenues	996.3	992.0	4.3	0.4%

The item other revenues mainly shows income from the distribution of movie co-productions and merchandising activities. The EUR 2.5 million increase in the figure compared to 2016 was mainly driven by the good performance of movie distribution operations.

			change €
	2017	2016	million	% change
Operating costs	750.9	767.5	(16.6)	-2.2%
Personnel expenses	105.7	105.9	(0.2)	-0.2%
Purchases, services, other costs	441.5	439.5	2.0	0.5%
Tv and movie rights amortization	186.8	205.5	(18.6)	-9.1%
Other amortization and deoreciation	16.9	16.7	0.2	1.2%

Total costsfor the Mediaset España Group fell by EUR 16.6 million (-2.2%) compared to the previous year, despite the costs incurred in the year to broadcast the football matches of the EURO 2016 European Championship. The drop in costs was driven by cost optimisation policies which have generated, since 2010, cumulative savings of EUR 226.5 million (-23.4%), without affecting the quality of the Group’s television broadcasting, which is now broader (2 additional channels) than in 2010.

On 31 December 20017, EBIT for the Group’s Spanish business totalled EUR 245.3 million, compared with EUR 224.4 million in 2016.

Other income statement components for the Mediaset Group as a whole are shown below.

			change €
	2017	2016	million

Financial (income)/losses	(28.7)	(87.7)	58.9

The change in financial expenses in 2017 over the previous year was mainly due to the early repayment of credit facilities in 2016 and costs for hedging transactions linked to the Mediaset Premium—Vivendi deal totalling EUR 41.7 million.

			change €
	2017	2016	million

Result from equity investments	8.8	2.4	6.3

Income/(expenses) from equity investments includes income from measurement at equity of investments where the Group has significant influence over the investee, value adjustments to the financial assets connected with those or other equity investments, and gains/losses generated from the disposal of those assets.

The change in the item over the two years was mainly due to the losses realised from the sale in 2016 of the equity investments held by the Mediaset Group in the companies Wimdu GmbH and Private Griffe S.p.A.

		2017	2016

EBT		296.5	(274.5)
Income taxes		(82.6)	47.9
	Tax Rate (%)	-27.9%	n.s.
Net profit from discontinued operations		—	—
Minority interests in net result		(123.3)	(68.0)

Group Net Result		90.5	(294.5)

The Group’s tax rate for 2017 reflects the combined effect of the different tax bases in the Group’s two main geographical areas of operation.

Minority interests refer to interests held in the consolidated earnings of Mediaset España, EI Towers, Mediaset Premium (11.1% until 30 June 2017) and Monradio (20%). In 2017, the percentage interest held by the Group in Mediaset España rose from 50.2% to 51.63%, and the interest held in EI Towers rose from 40.6% to 42.03%, as a result of the share buyback plans implemented by the subsidiaries.

Balance Sheet and Financial Position

The Group’s balance sheet and its breakdown by geographical area are reported below in abridged form, restated to show the two main aggregates: Net invested capital and Net financial position, the latter consisting of Total Financial Debt less Cash and Other Cash Equivalents and Other Financial Assets. Details of the items making up the net financial position are provided in Note 5.9.

The following tables therefore differ in their layout from the statutory balance sheet, which primarily distinguishes current from non-current assets and liabilities.

Equity Investments and Other Financial Assets include assets recognised in the Consolidated statement of financial position as Equity investments in associates and joint ventures, and Other Financial Assets recognised in the consolidated statement of financial position as equity investments and non-current financial receivables (thus excluding hedging derivatives, which are included as Net Working Capital and Other Assets/Liabilities).

Net Working Capital and Other Assets/Liabilities include current assets (apart from cash and cash equivalents and current financial assets included in the Net Financial Position), deferred tax assets and liabilities, non-current assets held for sale, provisions for risks and charges, trade payables and tax liabilities.

The financial situation on 31 December 2016 has been reclassified compared to the situation in the 2016 accounts, to reflect the redetermined amounts of Goodwill and other tangible and intangible assets, following the completion of the price allocation process for the acquisitions made by the EI Towers Group last year.

On 31 December 2017, the balances include the assets and liabilities acquired after the business combination operations as commented on in the following note, Business combinations.

(values in EUR million)

MEDIASET GROUP	#######	#######
Balance Sheet Summary	###	###

TV and movie rights	1,273.2	1,629.7
Goodwill	968.5	949.4
Other tangible and intangible non current assets	1,272.7	1,321.4
Equity investments and other financial assets	117.8	92.7
Net working capital and other assets/(liabilities)	227.9	(203.2)
Post-employment benefit plans	(85.5)	(91.8)

Net invested capital	3,774.6	3,698.2

Group shareholders’ equity	1,916.6	1,947.6
Minority interests	465.9	588.2

Total Shareholders’ equity	2,382.5	2,535.8

Net financial position Debt/(Liquidity)	1,392.2	1,162.4

The breakdown of the balance sheet by geographical area (Italy and Spain) is shown below.

(values in EUR million)

Balance Sheet Summary	Italy		Spain
(geographical breakdown)	31-Dec-17	31-Dec-16	31-Dec-17	31-Dec-16

TV and movie rights	1,131.5	1,476.8	142.7	154.1
Goodwill	317.2	298.1	288.1	288.1
Other tangible and intangible non current assets	1,004.2	1,043.7	268.5	277.7
Equity investments and other financial assets	936.8	1,012.5	26.5	32.9
Net working capital and other assets/(liabilities)	188.7	(256.5)	39.0	53.1
Post-employment benefit plans	(85.5)	(91.8)	—	—

Net invested capital	3,493.0	3,482.8	764.8	805.9

Group shareholders’ equity	1,935.0	2,040.3	900.1	975.4
Minority interests	30.5	102.7	—	7.9

Total Shareholders’ equity	1,965.5	2,143.0	900.1	983.3

Net financial position	1,527.5	1,339.8	(135.3)	(177.4)

In the table below, the Group’s summary balance sheet as at 31 December 2017 is broken to show the effects of the line-by-line consolidation of Mediaset España.

(values in EUR million)

Balance Sheet Summary			Eliminations/	Mediaset
(geographical breakdown)	Italy	Spain	Adjustments	Group

TV and movie rights	1,131.5	142.7	(1.0)	1,273.2
Goodwill	317.2	288.1	363.2	968.5
Other tangible and intangible non current assets	1,004.2	268.5	—	1,272.7
Equity investments and other financial assets	936.8	26.5	(845.5)	117.8
Net working capital and other assets/(liabilities)	188.7	39.0	0.2	227.9
Post-employment benefit plans	(85.5)	—	—	(85.5)

Net invested capital	3,493.0	764.8	(483.2)	3,774.6

Group shareholders’ equity	1,935.0	900.1	(918.5)	1,916.6
Minority interests	30.5	—	435.4	465.9

Total Shareholders’ equity	1,965.5	900.1	(483.2)	2,382.5

Net financial position	1,527.5	(135.3)	—	1,392.2

The table below is a summary cash flow statement broken down by geographical area, showing cash flows over the two periods. Unlike the standard IAS 7 layout used to prepare the statutory cash flow statement, the table shows changes in Net Financial Position, considered the most significant indicator of the Group’s ability to meet its financial obligations.

(values in EUR million)

MEDIASET GROUP
Summary Cash Flow Statement	2017	2016

Net Financial Position at the beginning of the year	(1,162.4)	(859.4)

Free Cash Flow	181.8	58.8
Cash Flow from operating activities (*)	1,315.7	1,140.7
Investments in fixed assets	(625.6)	(710.4)
Disposals of fixed assets	9.0	4.4
Changes in net working capitaland other current assets/liabilities	(517.3)	(375.9)

Change in the consolidation perimeter	(64.9)	(130.4)
Own share’s sell/buyback	(149.5)	(107.0)
Equity investments/Invesment in other financial assets	(29.0)	(21.8)
Cashed-in dividends	7.3	3.5
Dividends paid	(175.6)	(106.1)

Financial Surplus/(Deficit)	(229.8)	(303.0)

Net Financial Position at the end of the period	(1,392.2)	(1,162.4)

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method +changes in valuation reserves - gains/losses on equity investments +/- deferred tax

Summary Statement of Financial Position	Italy		Spain
(geographical segment breakdown)	2017	2016	2017	2016

Net Financial Position at the beginning of the year (Debt)/Liquidity	(1,339.8)	(1,051.8)	177.4	192.4

Free Cash Flow	(47.5)	(185.1)	229.3	243.9

Cash Flow from operating activities (*)	891.7	792.0	424.2	406.1
Investments in fixed assets	(438.4)	(519.2)	(187.4)	(191.5)
Disposals of fixed assets	7.2	3.5	1.9	0.9
Changes in net working capital and other current assets/liabilities	(508.0)	(461.3)	(9.3)	28.4
perimeter	(64.9)	(130.4)	—	—
Own share’s sell/buyback	(49.0)	(15.6)	(100.5)	(91.4)
Equity investments/Invesment in other financial assets and changes in stakes of subsidiaries	(31.4)	(19.1)	2.4	(2.7)
Cashed-in dividends	93.2	84.9	2.3	2.6
Dividends paid	(88.1)	(22.7)	(175.7)	(167.4)

Financial Surplus/(Deficit)	(187.7)	(288.0)	(42.1)	(15.0)

Net Financial Position at the end of the period (Debt)/Liquidity	(1,527.5)	(1,339.8)	135.3	177.4

(*): Net profit +/- minority interests + amortisations +/- net provisions +/- valuation of investments recorded using the net equity method +changes in valuation reserves - gains/losses on equity investments +/- defered tax

The Group’s cash flow from core activities (free cash flow) amounted to EUR 181.8 million. In particular in Italy a negative free cash flow from ordinary operations of -47.5 million was generated compared to EUR -185.1 million in 2016. The table below shows the increase of fixed assets reported in the cash flow statement.

(values in EUR million)

Increased in fixed assets	Italy		Spain
First Half	2017	2016	2017	2016

Investments in TV and movie rights	(429.9)	(473.0)	(177.2)	(171.4)
Changes in advances on TV rights	35.0	8.9	4.0	(5.6)
TV and movie rights: investments and advances	(394.8)	(464.2)	(173.2)	(177.0)

Investments in other fixed assets	(43.6)	(55.1)	(14.2)	(14.6)

Total investments in fixed assets	(438.4)	(519.2)	(187.4)	(191.5)

The cash out of EUR 64.9 million for the item Change in the scope of consolidation relates as to EUR 22.9 million to the acquisition of Radio Subasio and as to 42 million to the cash outflows incurred by the EI Towers Group for tower acquisitions both during this period and in the previous one. In the previous year the negative cash flow of EUR 130.4 million related to the item Change in the scope of consolidation consisted in EUR 75.2 million for the acquisition of the Finelco Group and, for the remaining part, of cash out incurred by the EI Towers Group for acquisitions in the tower sector.

The item Buyback/sale of own shares relates to the expenditure incurred by the subsidiaries Mediaset España and EI Towers for the authorised share buyback plans.

The item Investments/other financial assets for 2017 mainly consists of the EUR 25.7 million to acquire 5.5% of the shareholding in Studio 71, and investments/disinvestments in the Ad4Ventures business, as detailed in Note 7.7. 2016 mainly includes the EUR 33 million for the purchase of financial hedging instruments relating to the Mediaset Premium-Vivendi operation, and the receipt by Telefonica of 20.2 million from the capital increase of Mediaset Premium.

The dividends distributed in 2017 relate to the EUR 88.1 million of profits distributed by EI Towers S.p.A. and by Mediaset España S.A. of EUR 87.5 million.

PARENT COMPANY PERFORMANCE

We now turn to the earnings performance and financial results of the Company during the year.

Group Performance

An abridged income statement is reported below, with commentary and comparative data for the previous year provided.

(values in EUR million)

	2017	2016
Total revenues	6.5	4.4

Personnel expenses	19.0	18.1
Purchases, services, other costs	16.0	13.7
Sundry operating costs	1.3	1.4
Amortisation, depreciation and write downs	0.1	0.1

Impairment losses and reversal of impairment on fixed assets	—	—
Total costs	36.4	33.3
Gain/losses from disposal of non-current assets	—	—
EBIT	(29.9)	(28.8)

Dividends and other income/(losses) from equity investments	87.0	(137.0)
Financial income/(losses)	8.0	12.7
Total income/(losses) from financial activities and equity investments	95.0	(124.3)

EBT	65.1	(153.1)

Income taxes for the year	(4.1)	(2.1)
Net Gains/(Losses) from discontinued operations	—	—

Net profit/(loss)	69.2	(151.0)

Total Revenues

Revenues show an increase of EUR2 .1 million, rising from EUR4.4 million in 2016 to EUR6.5 million in 2017.

The change was mainly due to:

•                  +EUR4.2 million due to increased revenues for intercompany staff services;

•                  EUR (1.9) million for lower revenues from bank guarantees granted to the subsidiaries;

•                  EUR (0.2) million for lower other revenues and net income.

Total Costs

Costs grew by EUR 3.1 million, from EUR 33.3 million in 2016 to EUR 36.4 million in 2017.

The change was mainly due to:

•                  +EUR 2.7 million due to increased costs for intercompany staff services;

•                  +EUR 0.9 million for higher costs for consultancy and collaboration services;

•                  +EUR 0.9 million for higher personnel costs;

•                  EUR (1.7) million of lower bank charges and commissions;

•                  +EUR 0.3 million for higher, other net costs.

EBIT

EBIT, as a result of the decrease in revenues and the increase in costs, was reduced by EUR 1.1 million, from EUR -28.8 million in 2016 to EUR -29.9 million in 2017.

Financial Assets and Equity Investments

The management of this item in 2017 was positive, for a total of EUR95.0 million, an increase of EUR219.3 million compared to 2016. The result was generated by the:

•                  net financial income/(expenses), which went from EUR -137.0 million in 2015 to EUR 87.0 million in 2017, with a drop of EUR 224.0 million due to:

•                  lower dividends from subsidiaries of EUR26.5 million;

•                  lower charges for write-downs of equity investments, of EUR250.5 million.

•                  net financial income, of EUR 8.0 million, which decreased by EUR 4.7 million on the previous year, as a result of:

•                  (36.8) million euros from reduced income net of financial charges, towards subsidiaries, affiliates and jointly controlled entities. This item includes the interest income and expenses on the intercompany current account: income moved from EUR 73.6 million in 2016 to EUR 37.2 million in 2017, representing a decrease of EUR 36.3 million, while expenses amounted to EUR 0.7 million, representing an increase of EUR 0.5 million over the previous year;

•                  +23.9 million euro for reduced Other net charges, which fell from -52.3 million euro in 2016 to -28.4 million euro in 2017. This item was made up of:

•                  EUR 21.6 million of interest payable on the bond issued on 24 October 2013 for a nominal amount of EUR 375 million, with a 5.125% gross annual coupon, payable on 23 January of every year. The maturity date of this bond is 24 January 2019;

•                  IRR interests of EUR 4.9 million;

•                  transaction costs on loans of EUR 1.4 million;

•                  other net financial charges of EUR 0.5 million;

•                  +EUR 8.2 million being the net result of the sales and purchases of securities.

EBT and Income Taxes

The pre-tax result was positive at EUR 65.1 million, an improvement of EUR 218.2 million compared to the previous year.

The income statement was positively impacted by a tax income of EUR 4.1 million mainly due to IRES income from tax consolidation.

Profit for the Year

The year ended with a profit of EUR 69.2 million compared to the loss of EUR 151.0 million in 2016, an improvement of EUR 220.2 million.

Balance Sheet and Financial Position

An abridged balance sheet is reported below. Items have been restated with respect to the statutory balance sheet, which states assets and liabilities as current and non-current, in order to show the two main aggregates Net Invested Capital and Net Financial Position; the latter consisting of Cash and Cash Equivalents and Other Financial Assets, minus Total Financial Debt and Other Current Liabilities.

Equity Investments and Other Non-Current Financial Assets include assets recognised in the statement of financial position as Investments in Subsidiaries and in Other Companies, and as Receivables and Financial Assets. Net Working Capital and Other Assets/(Liabilities) include current assets (excluding cash and cash equivalents and current financial assets included in the Net Financial Position), provisions for current risks and charges, trade payables and taxes payable.

A detailed breakdown of the main components of the Net Financial Position is provided in the Notes.

(values in EUR million)

	31/12/17	31/12/16
Equity Investments	2,287.8	2,219.8
Other financial non-current financial assets	(1,036.5)	(767.7)
Tangible and intangible assets	4.6	4.6
Advanced/(deferred) tax assets	205.0	149.2
Non-current financial liabilities	(0.1)	—
Provision for non-current risks and charges	(1.2)	(1.3)
Total non-current assets/(liabilities)	1,459.6	1,604.6

Net working capital and other current financial assets/(liabilities)	851.3	635.1

Net invested capital	2,310.9	2,239.7

Shareholders’ equity	1,783.3	1,710.6

Net financial position	(527.6)	(529.1)

The main changes in the balance sheet at 31 December 2017 compared to positions at 31 December 2016 are summarised below.

The value of Equity investments, of EUR2287.8 million, shows an increase of EUR68 million mainly because of the acquisition of 99.23874% of the capital in Videotime S.p.A. from R.T.I. S.p.A. and the decrease of EUR29.1 million from the reduction in the share capital of the subsidiary Mediaset Investment S.p.A.

The net balance between non-current assets and liabilities, which in 2017 was -EUR1,036.5 million, shows a negative change of EUR268.8 million compared to the previous year due to the finance taken out during the year.

Receivables for deferred tax assets net of payables for deferred tax liabilities increased mainly as a result of the provision for tax losses.

Net working capital of EUR851.3 million showed an increase of EUR216.2 million. The change is mainly explained by the bond of EUR313.6 million, the increase in liabilities towards subsidiaries in respect of corporate income tax according to the fiscal consolidation scheme, of EUR40.8 million, and the amount payable to R.T.I. S.p.A. to acquire the shareholding of EUR97.6 million in Videotime S.p.A.

The Net Financial Position increased by EUR1.5 million, rising from -EUR529.1 million in 2016 to — EUR527.6 million in 2017.

Net equity, of EUR1,783.3, increased by EUR72.7 million compared to the previous year mainly as a result of the profit for this year.

The following table is an abridged cash flow statement showing cash flows over the two periods. Items have been restated with respect to the standard IAS 7 layout used to prepare the statutory cash flow statement in order to show changes in Net Financial Position, considered the most significant indicator of the company’s ability to meet its financial obligations.

(values in EUR million)

	31/12/17	31/12/16
Net financial position at the beginning of the year	(529.1)	380.7

Free cash flow	(86.7)	(1,001.9)
- Cash flow from operating activities	(106.1)	(692.3)
- Equity investments and other current financial assets	(34.5)	(351.3)
- Change in working capital and other assets/liabilities	53.9	41.7

Dividends received	88.2	114.8

Dividends paid	—	(22.7)

Financial surplus/deficit	1.5	(909.8)

Net financial position at the end of the year	(527.6)	(529.1)

RECONCILIATION BETWEEN CONSOLIDATED AND PARENT COMPANY NET PROFIT AND SHAREHOLDERS’ EQUITY

(CONSOB Communication 6064293 of 27 July 2006)

	Shareholders’		Shareholders’
	equitty at	Net result	equitty at	Net result
	31/12/2017	2017	31/12/2016	2016

As per balance sheet and income statement of Mediaset S.p.A.	1,783.3	69.2	1,710.6	(151.0)

Excess of shareholders’ equity, including gross income for the period over book value of investments in subsidiary ad affiliated companies	928.6	291.5	1,185.1	28.7

Consolidation adjustmens arising from:

Eliminations of unrealised intra-group gains/losses	(360.9)	1.5	(355.9)	10.4

Dividend eliminations	—	(140.5)	—	(114.8)

Other consolidatio adjustment	31.4	(7.8)	(3.9)	0.1

Total	2,382.5	213.9	2,535.9	(226.5)

Minority interest	(465.9)	(123.3)	(588.2)	(68.0)
As per consolidated financial statements	1,916.6	90.5	1,947.7	(294.5)

CONSOLIDATED NON-FINANCIAL REPORT (LEGISLATIVE DECREE 254/2016)

The consolidated non-financial report (“Consolidated NFR”) of Mediaset S.p.A., prepared in accordance with Legislative Decree consists of a Sustainability Report which is separate from this report, as required by Art. 5 (3)(b) of Legislative Decree 254/16, and is available at www.mediaset.it, in the section “Corporate/Sustainability”.

For more information about the subsequent sections of this Report on Operations regarding “Disclosure of the main risks and uncertainties to which the Group is exposed”, “Human resources”, “Environment”, “Social initiatives” and “Protection of children”, please see the contents of the sustainability report (Consolidated NFD).

DISCLOSURE OF THE MAIN RISKS AND UNCERTAINTIES TO WHICH THE GROUP IS EXPOSED

The Enterprise Risk Management system in the Mediaset Group

As an integral part of its Internal Controls and Risks Management System, the Mediaset Group has adopted a Risk Management model, both in Italy and in Spain, in order to be able to respond better to the risks to which it is structurally exposed.

The Internal Controls and Risks Management System, as defined by the Corporate Governance Code, is “the set of rules, procedures and the organisational structures designed to enable a business to be performed in a healthy and proper manner in accordance with pre-set objectives, through an adequate process of identification, measurement, management and monitoring of the main risks. An effective system of internal controls contributes to ensuring the protection of company assets, the efficiency and effectiveness of the business operations, the reliability of the financial information, and compliance with applicable laws and regulations”.

The Group has adopted the ERM (Enterprise Risk Management) methodology, already identified as the reference methodology in the Guidelines on the Internal Control and Risk Management System issued by the Board and updated periodically from 2008 onwards.

The Guidelines have been implemented by establishing a series of operational measures aimed at identifying and regulating the activities, the responsibilities and the information flows necessary for the management of risks (“Policy of the Internal Controls System”).

The periodic risk identification and assessment process found that the control of company risks is being managed adequately overall. In recent years, the Group has demonstrated a willingness and ability to progressively adapt the methods of control of strategic and process risks, both in relation to developments in the competitive environment and to the growth opportunities offered by the market, in the knowledge that the current economic situation and the major changes in market and industry sector trends generate high levels of uncertainty and therefore require continuous monitoring and a high degree of attention.

The main risks and uncertainties

The pursuit of strategic objectives, as well as the operating, equity and financial performance of the Mediaset Group, are influenced by various contingent risk factors and uncertainties that are mainly of the following types:

•                  External and industry sector risks, which are mainly linked to the economic cycle, to the evolution of the intermediate and end markets of reference (consisting of the demand for the consumption of audio-visual content and entertainment and demand for advertising slots) and to the evolution of the competition and regulatory environment.

•                  The risks connected with the strategic approaches and policies adopted and the management of the main “operational” processes linked to the management, also on a progressive basis (for example through partnerships and alliances) of the broadcasting, commercial, technical and infrastructure models used to coordinate and manage the production inputs and strategic assets (managerial personnel, content and distribution network) employed in the core business of producing and broadcasting the television offering, also in relation to aspects of risk linked to the Company’s reputation and social responsibility;

•                  financial risks connected to the management of financing needs and interest and exchange rate fluctuations;

•                risks connected to the management of legal disputes;

•                  risks connected to environmental policies;

•                  risks connected to Corporate Governance.

A description is provided below, for each of the main sources of risk and uncertainty, of their nature and the related main management and mitigation measures put in place by the management.

External and industry sector risks

Risks linked to the performance of the economy

The core business of the Mediaset Group depends to a large extent on the performance of advertising investments, which are structurally cyclical and very closely related - albeit with differences between the various product sectors - to the general performance of the economy and the growth of end markets, where customer companies operate. After the extended economic crisis that affected the global economy and 2008 onwards and was subsequently aggravated following the sovereign debt crisis in Europe, with regard to which Italy and Spain were among the worst-exposed countries, over the past two years in both these areas, which are a reference for the Group’s activities, there has been a recovery. This is still moderate in Italy but was more buoyant in Spain. Positive factors have been the accommodating monetary policy of the ECB and the trend in oil prices, conditions that should not necessarily be considered as structural.

In both of these markets the impact of the recession on the advertising market has been highly negative in recent years, although the traditional trend for advertising investment to be concentrated in times of crisis on general interest television which guarantees greater visibility on the mass market has allowed Group to consolidate its respective market shares, both in Italy and in Spain. Continuation of the current economic recovery, and in consumer spending, is one of the main conditions required to support commercial policies able to recover the pricing of advertising space, which has been heavily affected in previous years.

In this context, Mediaset’s market leadership, in terms of advertising share and editorial results in its reference markets, together with a strong focus (especially in Italy) on cost-cutting, has consolidated the Group’s medium-term financial equilibrium and has laid the foundations for recovering margins with greater efficiency, as well as dynamism, as soon as the general market conditions have stabilised.

More details on the analysis of the general economic trend and the main economic and financial indicators during 2017 can be found in “The General Economic Trend” section earlier in this document.

Risks connected to the development of the media & communications market

Technological changes, audience fragmentation and the increase in competition

The traditional broadcaster models are now constantly exposed to the process of enlargement of the traditional competitive scenario, mainly driven by the technological progress. The advent of innovative new distribution platforms is gradually modifying the way consumers approach media, guiding them towards more customised, less standardised models with services, content and advertising that responds to the demands of technologically involved viewers and increasingly demanding, sophisticated investors.

The main market trends that represent new competitive forces may be summarised as follows:

•                  technological progress has steadily changed methods of usage of content, towards more interactive/on demand media, which specifically favour the migration of younger members of the public towards more “customised” forms;

•                  demand for entertainment content continues to record rates of growth, both in traditional media and on new platforms;

•                  for the general commercial television sector, the convergence of broadcasting platforms is, on the one hand, creating growth opportunities (multi-channel offers and Pay TV) but, on the other hand, is posing potential threats such as audience fragmentation and an increase in the total overall number of available platforms for accessing television content (satellite, internet, mobile, etc.), resulting in greater complexity in the competitive environment;

•                  the multiplication of broadcasting platforms is increasing the value of broadcasting content and strengthening the competitive advantage of “traditional” operators who have the know how for the conception, development and packaging of content and the building of programme schedules;

•                  the absence of technological barriers is increasing the risk of traditional broadcasters being bypassed by groups that own original content and formats, or by Internet operators, some of whom are beginning to move towards purchasing content on the market, in an attempt to duplicate offering models that compete with those of broadcasters;

•                  the Italian market in particular is noted for the presence of various pay-TV operators. Over the last two years this market has experience a substantial stabilisation in the overall customer base and intense competition in the area of content;

•                  In Spain, the competitive scenario in the generalist television sector, until a few years ago, was characterised by a higher number of operators and, consequently, stronger audience fragmentation and competition for valuable content. Subsequently, through business amalgamations, the market has consolidated around the two main private hubs, consisting of Mediaset España and Atresmedia.

The situation described above could result in the risk of less interest in the free-to-air generalist television by the TV viewing public, part of which has been made more sophisticated and demanding by new communication media and, consequently, there may be the risk for the Group of not adequately covering opportunities resulting from new emerging businesses. Mediaset’s strategic approach to the principal risk of these competitive dynamics is to consolidate its current model of aggregator and multiplatform distributor, which for the Is the best way to face the challenges of the market and the evolving consumer models by defining an integrated editorial system in which the various components (free generalist, free multichannel, pay non-linear and web) have a position that is coherent with the market, and structuring business mechanisms that can guarantee effective coordination in operational terms, and also in terms of the production/purchasing strategies for content and sales. This approach will maintain for both the general-interest and special interest channels which are most important for free-to-air, control over the more concentrated audience and also, using the model mainly based on OTT television, control over the more diversified audience.

In implementing this strategy, Mediaset has a competitive advantage, in terms of its long established culture in the general life interest TV business and its unique know-how as a general broadcaster which was the first to develop innovative prepaid pay-per-view models. Along with the activation of TGCom 24, 2013 saw the addition of the innovative offer of on-demand Infinity, while the guidelines for the 2017-2020 plan indicate a strong drive towards the development of digital online first content.

The Group is drawing on highly-trained personnel with consolidated experience in various areas of the free TV business. In recent years it has also acquired new professional roles to strengthen its internal know-how in the areas of innovation and development.

Coverage of the content market

A further element that characterises the evolution of the media & communications sector is the growing value of the content.

Mediaset, through its subsidiary R.T.I. R.T.I. SpA owns the biggest Italian library of television broadcasting rights and one of the biggest in Europe, thanks to long-term agreements with the leading American major studios and distributors and independent American and European producers (TV movies, soap operas, miniseries and TV serials), which ensure coverage of the needs of the Group’s Free TV and Pay TV businesses.

The Mediaset Group, through its investments in the companies Medusa Film and Taodue, leading companies in the distribution and in-house production of television and movie content and products, has control and access to the best domestic movie and television products.

The coverage of the risks connected to control of the content market also means greater attention to content produced in markets that are constantly monitored to seek innovative content and through the continuous effort by the Group in conjunction with other international players before the competent bodies to safeguard the industrial model of the broadcasters, ensuring protection of copyright on the web.

Risks connected to the evolution of the advertising market

TV advertising receipts are still the Group’s main source of revenue although in recent years it has diverted by into additional income streams consisting of pay-TV operations, establishing a presence in complementary businesses such as the sale of multiplatform content, teleshopping and film distribution.

In the current general and industry sector environment, advertising sales are subject to shorter economic cycles. They are also extremely sensitive to the general economic trend and to the evolution of the markets where its customers operate and are structurally impacted by the expansion of the competitive environment due to continuous technological progress, which generates structural processes of fragmentation and diversification in the consumption of products and multi-platform audiovisual media.

In this scenario, the data on total television viewing in Italy show an essentially stable trend in television consumption. However, this growth is spread across a greater variety and number of channels, which has accompanied the increase in recent years in the penetration of the digital terrestrial platform, resulting in the steady and natural erosion of the television viewing share held by the historical and generalist TV channels.

The general-interest free to air TV model will still be the main channel through which a high number of contacts can be made over the next few years but it is clear that particularly in the current scenario, the attraction of and hence competition among, semi-generalist channels with a greater ability to profile specific targets, has also increased.

For this reason, the Group’s current commercial strategy is focusing on maintaining and consolidating the overall audience shares provided through its editorial offer as a whole, which in the presence of a growing total audience assures in itself a greater number of advertising contacts. In particular it is aiming to make the most of these contacts commercially by optimising the mix and leveraging the integrated multiplatform cross-media offer which is unique in Italy.

Mediaset pursues this strategy both in Italy and in Spain, where the Group operates with its own exclusive internal advertising sales houses Publitalia ‘80 and Publiespaña. Over the years, these firms have consolidated their market leadership, by developing operational and management models able to rapidly respond to the changing needs of advertising investors and market developments, by attracting new investors, and by developing commercial policies designed to maximise the television broadcaster’s ability to segment the most commercially attractive targets and to optimise the positioning of advertising slots within programme schedules.

Using this know how, the Group, through the creation of highly specialised agents - Digitalia ‘08 in Italy, specialised in advertising sales for digital Pay TV channels, and Publimedia Gestión in Spain, and the fifty-fifty equity investment with Mondadori in the Mediamond joint venture - also controls advertising sales in other media developed by the Group. In particular from 2014 Mediamond has been strengthened by the transfer from the Mondadori Group of the activities and the licence contracts over the media previously managed by Mondadori Pubblicità. The Group, internal advertising sales houses aims to focus on cross-media sales, leveraging advertising sales on television, the web, printed media and radio with unrivalled coverage across the national scene. The figures for market shares achieved by the Group’s agents, within their respective advertising markets, are shown in the specific sections of this Report that analyse the Group’s business activities. Those relating to customer concentration are presented in the section on the management financial risks in the Explanatory Notes to the Financial Statements.

Risks related to regulatory changes

The Mediaset Group operates in various business areas that are governed by strict regulations. Any failure to comply with regulations therefore constitutes a risk factor for its core business and a possible source of financial (application of administrative sanctions), image and reputational damage.

Compliance risks refer to the expansion of the business areas governed by regulations, or the introduction of regulations that are stricter than existing regulations on antitrust limits, the protection of minors from listening to and viewing certain types of content, overcrowding, slots, advertising breaks, safeguarding pluralism and equal treatment, the limitation of electromagnetic emissions and urban planning restrictions on infrastructure construction; the regulatory review process arising from the need to take action concerning regulatory asymmetry between the TV sector and new services, particularly services that may be used via the Internet; stabilisation of the reference infrastructure scenario, i.e. the identification, at least for a suitable period of time, of digital terrestrial as the platform of choice for broadcasting TV channels and in particular free channels; and from the management of the refarming of 700 Mhz frequencies; from the reform of the public broadcaster in terms of governance and operating configurations.

The diversity of the production and managerial processes, the multiplicity of actors involved in each of these, the complexity and high number of regulations applicable to the various processes and the wide margins for interpreting the various regulations mean that, in order to limit risks, it is fundamentally important to monitor the development of regulations and ensure that they are adhered to.

The research, disclosure and operational monitoring is, as whole, well-established and effective in managing the risks of non-compliance with the applicable regulations, also thanks to the creation of specific company functions.

No matter how effective the monitoring is, there may still be certain non-governable elements and situations or for which it is difficult to predict the effects on operations or the impact on the public.

A more detailed explanation of the regulatory scenario is given in the section “Development of legislative situation in the television sector”.

Risks related to the implementation of strategies and the main operating processes

Risks related to business interruption

The risk of interruption or reduction of the business can be classified into three categories:

•                  risk that network infrastructure is not adequate to ensure the level of service in terms of availability;

•                  risks of a partial local area coverage failure due to limitations imposed by international coordination;

•                  risks of a partial local area coverage failure due to the assignment of part of the frequencies, currently by broadcast, to other services.

Elettronica Industriale S.p.A. holds a network operator license and the rights to use the frequencies necessary to transmit 5 multiplexes with national coverage.

The transmitters of the transmission and broadcasting frequencies, for which Elettronica Industriale S.p.A. holds the rights of use, are owned by it and are attached to 1,700 technological towers operated by the subsidiary EI Towers S.p.A., under a master agreement between the two companies (hereinafter the “Agreement”). The towers of EI Towers S.p.A. cover on average 95% of the Italian population.

The signal transmission and broadcasting systems meet the requirements for high availability levels using equipment that ensures a high level of reliability (high availability or fault tolerance systems). In addition, the main signal distribution systems are equipped with backup systems.

The design process for the network infrastructure is well-established and is based on an architecture that uses various alternative resources (radio bridge networks, satellites, fibre optics), thereby guaranteeing greater security in signal transport and optimal infrastructure in terms of reliability.

Through its local centres, EI Towers S.p.A. performs continuous monitoring in accordance with the terms of the Agreement, in order to ensure the quality and availability of the television signal broadcast by Elettronica Industriale S.p.A. (remote monitoring is provided on a 24-hour basis for the main locations, and 19 out of 24 hours for the others). In addition, the signal control station (MCR) at Cologno Monzese performs specific checks, also in response to alerts from external clients who rent the network.

EI Towers S.p.A. performs preventive maintenance on the various items of equipment in accordance with the terms of the Agreement.

In Italy, since mid-2012, all television broadcasts have been made exclusively using digital technology. The Mediaset Group, which has believed in this new technology since its birth in 2003, has taken on a decisive role in the conversion of the Italian television system to digital technology, thanks to its expertise (also recognised by the competent authorities) and knowledge of the overall framework of reference.

Through Elettronica Industriale S.p.A., the Group has made significant efforts to ensure growth in coverage, which now reaches 95% of the population for the Mediaset 1, 2, 3 and 5 multiplexes, and 96% for the Mediaset 4 multiplex.

The Group belongs to Confindustria Radio TV, together with RAI and other national and local operators whose objectives include safeguarding the frequencies currently reserved for broadcasting.

Financial risks

In 2017 the global economy recorded an average growth of 3.6%. GDP for the Eurozone rose by 2.5%, gradually strengthening thanks to the drive from internal demand and continued stimulus from monetary policy. However there are significant differences between the European economies, with Italy despite the recovery recording the lowest rate of growth of the Eurozone countries (+1.5%).

In this economic context the Mediaset Group has continued to implement a policy of containing and carefully monitoring its costs and investments.

Consolidation of borrowings continued with the formal agreement of new committed credit lines totalling EUR 250 million.

On 1 February 2017 Mediaset repaid, on maturity, the EUR 300 million bond issued in February 2010 by using the renegotiated credit facilities.

In accordance with the Group’s policy on liquidity (Policy on Financial Risks, latest version May 2015), the average financial exposure does not exceed 80% of the total amount currently provided by lenders.

The presence of variable rate debt and the acquisition of television and movie broadcasting rights in currencies other than the euro (mainly the US dollar) clearly exposes the Group to risks related to fluctuations in interest and exchange rates. In accordance with its financial risk management policies, the Group, through derivative contracts entered into with third parties, has adopted a management approach for such risks aimed at eliminating the effect of the exchange rate fluctuations by establishing in advance the value at which such rights will be recognised once acquired, and setting or limiting the free cash flow differences due to market changes in interest rates on medium/long-term debt.

More detailed information regarding financial risk management policies, including those relative to sensitivity analyses on exchange rates can be found in the specific section of the Explanatory Notes in the Group’s Consolidated Financial Statements under “Additional disclosures about financial instruments and risk management policies”.

Risks connected with the management of legal disputes

Due to the nature of its business, the Group is subject to the risk of legal litigation in the performance of its activities. In view of current obligations relating to past events of a legal or contractual nature or deriving from statements or actions taken by the company that could give rise to well-founded expectations by third parties that the company is responsible for or has to accept responsibility regarding the fulfilment of an obligation, the Group has made appropriate allocations to risk provisions, recognised under liabilities in the Group’s Financial Statements.

More detailed information regarding the main legal disputes that are currently pending can be found in the comments contained in the specific section of the Explanatory Notes.

HUMAN RESOURCES

The complex macroeconomic scenario of recent years has not prevented the Mediaset Group from continuing its policy of investing in its employees, which it considers to be a precious and essential asset for the future development of the enterprise.

In fact, ensuring the welfare of its human resources and appreciating their talents are core components of the Mediaset Group’s strategy, fully aware that this is the factor on which the pursuit of corporate objectives depends.

Employee commitment and motivation are important ingredients for the Group’s success, and the Group continues to provide its staff career development opportunities that take account of the benefits offered by their diverse backgrounds, skills and experience.

With that in mind, tools and processes are designed and supervised with a view to ensuring that staff are properly assessed and their careers in the Group constantly monitored right from the initial selection stage, by designing pathways of professional and managerial training that will develop its hallmark characteristics of behaviour.

In carrying out these activities and initiatives the Mediaset Group respects its employees rights, safeguards the their health and safety at work, guarantees equal opportunities, and fosters the career development of all staff whatever their gender, category or grade within the organization.

Staff composition

On 31 December 2017, the Mediaset Group had 5,470 employees (5,331 of whom in permanent posts), a decrease compared to the 5,519 employees (5,418 permanent) at the end of 2016.

Number of employees (including temporary	ITALY		SPAIN
staff)	31/12/2017	31/12/2016	31/12/2017	31/12/2016
Managers	267	285	114	119
Journalists	337	339	144	137
Middle managers	844	859	84	80
Office workers	2,735	2,762	908	915
Industry workers	14	—	23	23
Total	4,197	4,245	1,273	1,274

Average workforce (including temporary	ITALY		SPAIN
staff)	2017	2016	2017	2016
Managers	274	285	117	117
Journalists	342	351	141	141
Middle managers	850	851	82	79
Office workers	2,794	2,854	917	915
Industry workers	43	44	23	23
Total	4,302	4,385	1,280	1,275

(*) included Publieurope Ltd and Mediaset Investment Sarl

In 2017, the Italian Group companies had 4,170 employees (4,053 permanent) while 2016 figures were 4,214 and 4,124 respectively.

In addition, there were 27 employees of companies operating abroad, of which 25 employees of Publieurope International Ltd, mainly working in its London office, plus two employees of the Luxembourg company Mediaset Investment Sarl.

The staff in Italy are located throughout the country, concentrated primarily in the Milan area, where 74% of all employees work in the Cologno Monzese, Segrate and Lissone offices.

Selection and recruitment

The Mediaset Group pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

Training initiatives

In 2017, managerial, professional and compulsory training initiatives continued on a regular basis.

Public initiatives

Education programmes for non-employees, designed to develop skills linked with the world of commercial TV, continued in 2017 as in earlier years.

Services for employees

Mediacentre has long been a well-established company facility, offering a number of services to improve employee quality of life and enable a better work/life balance.

Occupational health and safety; accident prevention

The actions taken during 2017 aimed at pursuing health and safety objectives were principally to implement, in all the Mediaset Group companies, an Occupational Health and Safety System compliant with British Standard OHSAS 18001/2007 and certified by the DNV GL (Det Norske Veritas) Certification Body for the parent company Mediaset S.p.A. and the subsidiaries RTI S.p.A., Elettronica Industriale S.p.A., Publitalia’80 S.p.A., Digitalia’08 S.r.l. and TAO DUE S.r.l.; carrying out of system audits for all Group companies.

HUMAN RESOURCES (MEDIASET SPA)

STAFF COMPOSITION

Staff numbers and geographical distribution

At the end of 2017, Mediaset’s permanent employees numbered 64, essentially in line with the figure of 67 at the end of 2016.

These employees are mainly concentrated in the Milan area, where 88% of the staff work.

Geographical distribution of permanent employees in Italy (FTE)

Headquarters	2017	%	2016	%

Milan	56	87.5%	59	88.0%
Rome	8	12.5%	8	12.0%

Total	64	100.0%	67	100.0%

Age and length of service

The employee average age and length of service demonstrate the firm’s commitment to staff retention and the care it takes not to lose the professional expertise built up over time, especially in those jobs where skill depends largely on experience.

Average age of permanent employees by grade

Age	2017	2016

Excutives	55	54
Journalists	56	56
Middle managers	46	47
Office-workers	45	45

Total	49	49

Permanent employees: age groups

Age	2017	2016

Up to 30 years old	1	—
between 30 and 45 years old	21	20
more then 45 years old	42	47

Total	64	67

Average length of service of permanent employees by grade

Seniority	2017	2016

Excutives	21	21
Journalists	17	16
Middle managers	16	16
Office-workers	17	18

Total	18	18

Equal opportunities

Mediaset S.p.A. also places great importance on its Equal Opportunities Policy, as shown by the significant proportion of women at all levels of responsibility; women account for 55% of total staff numbers.

Permanent employees by grade and gender

		%		%
Seniority	2017	female	2016	female

Excutives	19	42.0%	20	45.0%
Journalists	2	—	2	0.0%
Middle managers	19	47.0%	22	32.0%
Office-workers	24	75.0%	23	74.0%

Total	64	55.0%	67	49.0%

SELECTION

Mediaset pays constant attention to initial selection in order to ensure that it hires skilled and qualified staff, with the attitudes and motivation needed to work effectively within the organization’s production and cultural environment, also with a view to aiding the process of internal career development.

The Group has always enjoyed great visibility and attractiveness, as witnessed by the number of unprompted applications received through the Working with us section of the Corporate website, revamped in 2017 and linked to the websites of Group companies.

Mediaset’s constant and ongoing collaboration with leading Italian universities has enabled a number of young people to undertake internships at the company.

TRAINING INITIATIVES

During 2017, the training activities continued on a largely regular basis.

The main training initiatives carried out during 2017 are listed below:

Employee-hours for each type of training

Formazione	2017	2016

Sviluppo manageriale	140	8
Aggiornamento professionale	224	343
Linguistica	142	—
Adempimenti	235	74

Totale	741	425

OCCUPATIONAL HEALTH AND SAFETY; ACCIDENT PREVENTION

•                  The main occupational health and safety (OHS) initiatives carried out in 2017 are as follows:

•                  The implementation of an OHS Management System compliant with British Standard OHSAS 18001/2007, certified by the Norwegian certification body DNV GL (Det Norske Veritas), and the performance of relevant system audits;

•                  the implementation of IT arrangements to support the “Occupational Health and Safety Compliance” system for “Accident Management” and “Health Monitoring” and to manage other activities such as those for “Non-compliance”, “Audits”, “Legal obligations”, etc., and the updating of the corporate Health & Safety Intranet site;

•                  the development of an IT platform to manage OHS compliance for “tender contracts” and the preparation of interference risk assessment reports;

•                  the implementation of the Healthcare Plan by means of medical check-ups, specialist investigations and eye/limb examinations for workers using display screen equipment, and other tasks with particular risks;

•                  influenza vaccinations for all Group employees, free of charge;

•                  free cardiovascular screenings for all employees in the Milan area;

•                  on-site and employee equipment inspections carried out by the Group’s OHS Officers and occupational medicine specialists;

•                  participation in Work Groups for the definition of “Guidelines for the management of safety in television production contracts pursuant to Italian Legislative Decree 81/08”, promoted by Assolombarda Confindustria Milan Monza and Brianza and ATS Milan;

•                  participation in the “Workplace Health Promotion — WHP Lombardia” programme, and attainment of European certification as a “workplace that promotes health” from the European Network for Workplace Health Promotion (ENWHP);

•                  implementation of the “BENessere AL LAVORO” project, involving specific training courses held by corporate training specialists on topics connected with “well-being at work”, ranging from ergonomics in the workplace, and correct posture, to the importance of movement and stress management;

•                  special training and fire drills/evacuation exercises at the Group’s main offices;

•                  holding regular safety meetings (Article 35), consulting and engaging workers’ representatives regarding the assessment of risks and the update of the related document (relevant occupational stress risk), identifying, planning, implementing and verifying prevention within the company;

•                  a continuing focus on safety and the monitoring of protection in all workplaces, including those of outside contractors, with the issuance of specific Procedures — Operational Instructions;

•                  tests for checks on the quality of work premises, measuring levels of chemical and biological pollutants and physical agents against environmental parameters (microclimate), such as: electromagnetic fields, radon gas, noise, etc..

Environment

Although it is not an industrial processing company, the Mediaset Group believes it is important to provide information that increasingly meets stakeholder needs, through the reporting of certain environmental performance indicators.

The figures on energy consumption and the Group’s principal CO2 emissions during 2017 and 2016 are shown in the relevant section of the Consolidated Non-Financial Report.

DISCLOSURE REQUIRED BY ARTICLE 2428 OF THE ITALIAN CIVIL CODE

Technological innovation and development

In 2017, the Innovation and Technological Research Area of RTI continued its research, the principal results of which were technical publications on some specific areas in the first part of the year:

UltraHD Book 1.0: completion and publication of next generation technical standards for TV receivers for the Italian market, including Integrated Digital Television (iDTT), satellite (SAT) and broadband (OTT).

Published by HD Forum Italia, of which Mediaset is a founding partner and in which it plays a governance role, the book sets out the most advanced technological standards available in Europe for the creation of ultra-high definition (UHD or 4K) ready television receivers, including new specifications for high dynamic range (HDR) imaging, next-generation audio (NGA) and hybrid broadcast broadband TV (HbbTV 2). The contents of the Ultra HD Book 1.0 were also developed in view of the refarming of the UHF 700 MHz band spectrum in Italy by June 2022. The book was published in December 2017.

HbbTV1(1): development of new Commercial Requirements as part of the European HbbTV Association, of which Mediaset is a member, with the publication of the HbbTV 2.0.1 standard in July 2016. Moreover, it drafted and published guidelines for the use of this technology on TV receiver for the Italian market on sale during 2017.

In 2017, thanks to the technical standards published, HbbTV conformity certification tests were designed and implemented in Mediaset labs for new TV receivers with HbbTV 2.0.1 middleware (replacing MHP), which were released on the Italian market in November 2017.

The Research area of the Technology Innovation & Research Department continued its work in 2017 in partnership with the international HbbTV Association, based in Munich, Germany, on the identification and development of new user requirements. Part of that work was incorporated into the development of an “Operator Profile” standard, which provides broadcasters with the specific requirements and control tools to improve the commercial management of the interactive services they offer on HbbTV 2 receivers. The rest will soon be incorporated into the completion and publication of a new, updated HbbTV 2.x. standard, with commercial requirements that include: linear streaming control updates, support for the management of HDR metadata, improved management of data flows to power addressable ADV, advanced advertising and much more.

That work then resulted in the organisation of a demonstrative stand at the HbbTV Symposium 2017, organised by the HbbTV Association in partnership with HD Forum Italia, at which the possibilities offered by the new technical standards, and in particular the new HbbTV 2 system for interactivity, were demonstrated and showcased.

Held in Rome in October 2017, the international event attracted over 250 broadcasting sector experts and media operators from around the world to see the dozens of demonstrative stands set up. At the Mediaset stand, in the technology exhibition area, the first ever portal service for interactive TV advertising was presented: Mediaset Enabler 2.0., based on HbbTV technology. There was also the launch of TG Com and Sport Mediaset HbbTV services developed through MPAT: a development tool for the swift creation of apps. HbbTV 2 development by RTI’s Technological Development Area was the

(1)    HbbTV: (hybrid broadcast broadband TV) advanced interactive TV software installed in TV receivers that have been developed for the European market over the last five years.

industrialisation outcome of a European Union project funded under the Horizon 2020 framework programme. The services were effectively aired on Mediaset channels in conjunction with the TV Symposium demonstration event and proved a success for the spread of HbbTV sets and services, while also attracting a certain media interest in newspapers and industry journals.

In 2017, the Research & Development Area contributed to the development of the Mediaset Enabler 2.0. project.

Enabler 2.0: this is a cross-functional project for Mediaset, involving various organisational units and business systems. The Research & Innovation Area was responsible for coordinating the first implementation stage of the project.

Enabler 2.0 is an interactive service designed as a new portal for interactive Mediaset and Premium services. It is the main vehicle for AD+, the new interactive advertising system by Publitalia, which over 2018/19 will be expanded with new features to manage the profiling, sale and navigation of advertising space on advertising websites through HbbTV 2 receivers connected to the Internet. The Enabler 2.0 service, launched on 2 April 2017 on a growing base of more than 3 million interactive TVs whose MHP and HbbTV platforms have been certified by Mediaset Lab. Over 1.5 million single users access the service, which includes highly useful features for profiling users and collecting data for the business analysis of television users, based on the new supply/demand interaction model designed by Strategic Marketing and Publitalia, known as Piramide.

“Technology Innovation” is the Area of the “Innovation, Research & Technological Development Department” of Mediaset that deals with:

•                  researching the technological context of the media world;

•                  proposing innovation projects;

•                  execution of Mediaset in-house innovation projects;

•                  execution of projects funded by the European Commission.

A summary of the main innovation projects executed by the “Technology Innovation” Area in 2017 is provided below.

The main innovation activities pursued have been applied to various fields and sectors of interest, including Virtual reality (VR), interactive television technologies and artificial intelligence applied to a variety of contexts.

Some of these activities are conducted as part of European-wide projects funded under the Horizon 2020 framework programme, together with major international partners. Those partners include: the German research institute Fokus Fraunhofer, IRT, RBB, ULANC — LancasterUniversity , Leadin OY, Fincons, Telecom Paris Tech, the Greek research institute ICCS, Flying Eye, Hypertech Innovation, Domino Production and Engineering.

The European projects in which RTI was involved in 2017 are described below.

European “MPAT” project

December 2017 saw the successfully delivery of MPAT, the first European project, launched in December 2015. The objective of the project is to develop a modular platform for creating and modifying HbbTV (Hybrid Broadcast-Broadband TV), which are screen applications capable of interacting with TV programmes, video on-demand, and OTT content within HbbTV. The use of MPAT to create apps results in considerable time and cost savings, as well as editing flexibility which facilitates the offer’s diversification in terms of HbbTV applications.

Thanks to MPAT, the TG Com and Sport Mediaset HbbTV apps have now been launched.

European “PRODUCER” project

This second European project was launched in January 2017, when it won funding, and will last 18 months, with Mediaset taking part in the role of Project Coordinator.

The aim of PRODUCER is to develop an IT toolset to help optimise and support the video content production process. That process begins with the identification of popular subjects through the observation of social media and the monitoring of a community audience. The tools then enable the organisation of content in an efficient way through the use of automatic, traceable annotations, and propose new ways of using a product through innovative technologies such as 360° videos and enhanced content with interactive elements, on the basis of the user profile.

This first year of the project involved the designing of scenarios and the identification of business requirements for the optimisation of the features, supported by the nine tools making up the platform.

Mediaset, as a leading European broadcaster, contributed various proprietary content for the creation of a demonstration video to be presented at the various dissemination events of the project.

European “HYPER 360” project

The last of the European projects launched (in October 2017) will run for 36 months. The objective is to offer a complete toolset for the production of virtual reality (VR) videos using 360° technology, which can be enhanced with 3D storytelling elements — such as a mentor to guide users in their experience of the video — or targeted and interactive advertising content.

Relations with subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors adopted the “Procedure for related-party transactions” conducted directly by Mediaset S.p.A. or through subsidiaries, drawn up according to the principles set forth in the “Regulations enacting provisions on related-party transactions” adopted by CONSOB with resolution no. 17221 of 12 March 2010. On 17 December 2013, the Board of Directors amended Article 7a) of the “Procedure for related-party transactions”.

The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases for exclusionfrom these rules.

Right to opt-out of the obligation to publish reports in the event of significant transactions

Pursuant to Article 3 of Consob Resolution No. 18079 of 20 January 2012, on 13 November 2012 the Board of Directors decided to apply the opt-out mechanism established in Article 70, paragraph 8 and Article 71, paragraph 1-bis of Consob Regulation No. 11971/99, as amended, thereby taking advantage of the right to opt-out of obligations to publish the reports required in the event of significant transactions such as mergers, spin-offs, and share capital issues through the transfer of assets in kind, acquisitions and disposals.

Treasury shares held by subsidiaries

No subsidiary holds any treasury shares of the issuer.

OTHER INFORMATION

Privacy: protection and supervision measures

With regard to data protection, following the issue of EU Regulation No. 679, effective from 25 May 2018, the Privacy Management System adopted by the Mediaset Group on 21 March 2013 has been analysed and audited to bring it into line with the new regulations and changes in the law . All the necessary technical, organisational and business measures have been implemented.

Supervision and control

Your Company has followed up on the enacting of Legislative Decree 231/2001 concerning the criminal liability of companies. In 2003 it set up an internal “Supervisory and Control Body”, which, with full autonomy and the support of company department and external consultants, where necessary, is tasked with supervising the full application of the “compliance programme” adopted, by updating its contents and reporting any violations or breaches to the Company’s Board of Directors.

Management and coordination activities

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 39.53% of the share capital on 31 december 2017. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et. seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 et. seq of the Italian Civil Code, Mediaset S.p.A. currently manages and coordinates the following Mediaset Group companies:

•      Digitalia ‘08 S.r.l.

•      EI Towers S.p.A.*

•      Elettronica Industriale S.p.A.

•      Mediaset Premium S.p.A.

•      Medusa Film S.p.A.

•      Monradio S.r.l.

•      Publitalia ‘80 S.p.A.

•      Radio Aut S.r.l.

•      Radio Engineering CO S.r.l.

•      RadioMediaset S.p.A.

•      Radio Studio 105 S.p.A.

•      Radio Subasio S.r.l.

•      R.T.I. S.p.A.

•      Taodue S.r.l.

•      Video Time S.p.A.

•      Videotime Produzioni S.p.A.

•      Virgin Radio Italy S.p.A.

* Company listed on the electronic stock market (MTA) of Borsa Italiana S.p.A.

Consob Communication DAC/RM97001574 of 20 February 1997

In relation to the Consob recommendation (Communication dated 20/02/1997, ref. DAC/RM97001574) below is a list of directors and their mandates:

The Chairman

Fedele Confalonieri with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Chairman represents the Company.

Deputy Chairman and Chief Executive Officer

Pier Silvio Berlusconi, with all powers of ordinary and extraordinary management up to the limit of EUR 15,000,000.00 per individual transaction, with the exception of those powers that fall under the exclusive authority of the Board of Directors or the Executive Committee. Pursuant to the Company Bylaws, the Deputy Chairman and Chief Executive Officer represents the Company. The Deputy Chairman and Chief Executive Officer replaces the Chairman, representing the Company, in his absence or impediment. The actual exercising of the power of representation by the Deputy Chairman and Chief Executive Officer indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

Directors

Giuliano Adreani

Marina Berlusconi

Franco Bruni

Pasquale Cannatelli*

Mauro Crippa

Bruno Ermolli

Marco Giordani

Fernando Napolitano

Gina Nieri

Michele Perini

Alessandra Piccinino

Niccolo’ Querci

Stefano Sala

Carlo Secchi

Wanda Ternau

Executive Committee

Fedele Confalonieri

Pier Silvio Berlusconi

Giuliano Adreani

Marco Giordani

Gina Nieri

Risk and Control Committee

Carlo Secchi (Chairman)

Franco Bruni

Fernando Napolitano

Compensation Committee

Michele Perini (Chairman)

Bruno Ermolli

Fernando Napolitano

Governance and Appointments Committee

Carlo Secchi (Chairman)

Michele Perini

Wanda Ternau

Committee of Independent Directors for Related-Party Transactions

Michele Perini (Chairman)

Alessandra Piccinino

Carlo Secchi

* The non-executive director Pasquale Cannatelli resigned from office on 25 January 2018

EVENTS OCCURRING AFTER 31 DECEMBER 2017

20 February 2018 was the date of the deed of merger of incorporation of Videotime S.p.A. into Mediaset S.p.A. The merger is legally binding from 1 March 2018 while the accounting and fiscal effects start from the first day of the current business year. The following swap ratio applies to the merger: for each ordinary share in Videotime (nominal value Euro 0.52) 0.294 ordinary shares in Mediaset, each with a nominal value of Euro 0.52 is allocated. Videotime shareholders is allocated the Mediaset own shares, at the rate necessary to fulfil the swap ratio. The ordinary Mediaset shares are available to Videotime shareholders according to the procedure for centralised shares of Monte Titoli S.p.A. and will be dematerialised on the merger date.

On 30 March 2018 Mediaset and Sky Italia reached an agreement for a series of multi-year commercial contracts intended to expand the coverage of the Premium channels, and start a collaboration that extends Sky Italia’s use of the paid Premium platform on digital terrestrial. The agreement provided that before the beginning of June 2018, the Cinema and Serie Premium channels will also be accessible to Sky Italia satellite customers, which will increase the audience numbers with positive repercussions on Mediaset advertising revenues. Thanks to Premium technology, the satellite operator can provide its own paid offer on DTT thanks to a contract for technical and commercial services. Overall, the agreement will allow Mediaset to broadcast on all channels including satellite pay and to create new value by allowing third parties to utilise its own pay platform, as part of the digital transformation of Premium as provided for in the 2020 Mediaset Plan. To meet this objective and complete the process, Mediaset may consider extending the partnership with Sky Italia to include the “Operation pay” area, in other words to areas such as technical maintenance, conditional access, customer service, commercial operations and similar activities in order to achieve additional economic benefits in the future. With this objective, Mediaset has obtained from Sky Italia the option right (with no obligation for Mediaset to exercise it) to sell the satellite operator its entire stake in a newco, between November and December 2018. The “Operation Pay” business unit will first be transferred to the newco from Premium. If Mediaset decide to exercise the option, the newco would be transferred to Sky Italia immediately, and the operation would naturally be subject to approval by the regulators (AGCM and AGCOM). If the right to sell is exercised, there will be no disruption to Mediaset Premium which will continue to manage its offer and its customer base.

On 12 April 2018 Vivendi S.A. announced, as required by Art. 120 of the Consolidation Act and in compliance with the Italian Media Authority Decision No. 178/17/CONS, that it had signed a consulting agreement with Simon Fiduciaria S.p.A. and its sole shareholder Ersel Sim S.p.A., relating to the exercise of voting rights for the shares held by the fiduciary company according to the instructions given by Ersel Sim, through its Chairman. Vivendi S.A. has kept its right to instruct the fiduciary company on the exercise of voting rights at the shareholders’ meeting of Mediaset S.p.A. on matters for which the shareholders who did not take part in the decision are authorised to exercise their right of withdrawal.

On 16 April 2018 the Court of Milan accepted Sky’s urgent application to suspend the Mediapro procedure for pay-TV rights to Serie A for the 2018-2021 seasons, so that a preliminary legality check and be carried out. The court ordered the procedure to be suspended until 4 May 2018.

FORECAST FOR THE FULL YEAR

There was a negative trend in the advertising market in the first two months of the current year compared with 2017. The advertising revenues of the Mediaset Group are nevertheless expected to improve, also as a result of the exclusive rights, in both Italy and Spain, to the World Cup. Market visibility remains, however, poor, above all in Italy due to the protraction of political uncertainty

During the year, the main actions outlined in the “Mediaset 2020” Plan will be reinforced, with a particular focus on cost controls and cash generation

The combination of these factors are expected to lead to the achievement, year on year, of positive results both in terms of EBIT and net profit.

DRAFT RESOLUTION

Shareholders,

We trust in your agreement with the approach and criteria adopted in preparing the Statement of Financial Position, the Income Statement, Statement of Comprehensive Income, Cash Flow Statement, Statement of Changes in Shareholders’ Equity and the Notes to the Accounts for the period ended 31 December 2017, which we request that you approve, along with this Directors’ Report on Operations.

We propose allocating the profit for the year, of EUR 69,151,696.07 to the extraordinary reserve.

If you approve this proposal, the extraordinary reserve, totalling EUR 1,285,724,789.33 will increase to EUR 1,354,876,485.40.

for the Board of Directors the Chairman

MEDIASET GROUP

MEDIASET

Consolidated Annual Report 2017

Consolidated Financial Statements and Explanatory Notes

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in EUR million)

ASSETS	Notes	31/12/2017	31/12/2016(**)

Non current assets
Property, plant and equipment	7.1	412.3	445.7
Television and movie rights	7.2	1,273.2	1,629.7
Goodwill	7.3	968.5	949.4
Other intangible assets	7.5	860.4	875.6
Investments in associates and joint venture	7.6	41.4	47.3
Other financial assets	7.7	76.7	61.2
Deferred tax assets	7.8	512.7	518.3

TOTAL NON CURRENT ASSETS		4,145.2	4,527.3

Current assets
Inventories	8.1	33.5	33.0
Trade receivables	8.2	1,138.0	1,258.0
Tax receivables	8.3	55.4	53.3
Other receivables and current assets	8.3	214.8	288.8
Current financial assets	8.4	20.3	55.2
Cash and cash equivalents	8.5	172.7	328.8

TOTAL CURRENT ASSETS		1,634.7	2,017.1

Non current assets held for sale		0.9	—

TOTAL ASSETS		5,780.8	6,544.4

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (*)

(values in EUR million)

SHAREHOLDERS’ EQUITY AND
LIABILITIES	Notes	31/12/2017	31/12/2016 (**)
Share capital and reserves
Share capital	9.1	614.2	614.2
Share premium reserve	9.2	275.2	275.2
Treasury shares	9.3	(416.7)	(416.7)
Other reserves	9.4	808.0	828.0
Valuation reserve	9.5	(54.0)	(10.0)
Retained earnings	9.6	599.3	951.4
Net profit for the year		90.5	(294.5)
Group Shareholders’ Equity		1,916.6	1,947.6
Minority interests in net profit		123.3	68.0
Minority interests in share capital, reserves and retained earnings		342.6	520.2
Minority interests		465.9	588.2

TOTAL SHAREHOLDERS’ EQUITY		2,382.5	2,535.8

Non current liabilities
Post-employment benefit plans	10.1	85.5	91.8
Deferred tax liabilities	7.8	133.2	124.4
Financial liabilities and payables	10.2	1,339.1	1,004.1
Provisions for non current risks and charges	10.3	49.4	96.4
TOTAL NON CURRENT LIABILITIES		1,607.1	1,316.7

Current liabilities
Financial payables	11.1	221.3	158.3
Trade and other payables	11.2	1,138.5	1,765.8
Provisions for current risks and charges	10.3	131.9	154.3
Current tax liabilities	11.3	2.8	5.2
Other financial liabilities	11.4	71.8	372.7
Other current liabilities	11.6	224.9	235.4

TOTAL CURRENT LIABILITIES		1,791.2	2,691.9

Liabilities related to non current assets held for sale		—	—
TOTAL LIABILITIES		3,398.3	4,008.6
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,780.8	6,544.4

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME (*)

(values in EUR million)

STATEMENT OF INCOME	Notes	FY 2016	FY 2015 (**)

Sales of goods and services	12.1	3,585.5	3,613.6
Other revenues and income	12.2	45.5	53.3

TOTAL NET CONSOLIDATED REVENUES		3,631.0	3,667.0

Personnel expenses	12.3	531.5	540.2
Purchases, services, other costs	12.4	1,686.9	1,954.8
Amortisation, depreciation and write-downs	12.5	1,096.1	1,361.2

TOTAL COSTS		3,314.5	3,856.2

EBIT		316.5	(189.3)

Financial expenses	12.6	(84.7)	(124.7)
Financial income	12.7	56.0	37.1
Income/(expenses) from equity investments	12.8	8.8	2.4

EBT		296.5	(274.5)

Income taxes	12.10	(82.6)	47.9

NET PROFIT FROM CONTINUING OPERATIONS		213.9	(226.6)

Net Gains/(Losses) from discontinued operations		—	—

NET PROFIT FOR THE YEAR	12.11	213.9	(226.6)

Attributable to:
- Equity shareholders of the parent company		90.5	(294.5)
- Minority Interests		123.3	68.0

Earnings per share	12.12	—	—
- Basic		0.08	(0.26)
- Diluted		0.08	(0.26)

(*) With reference to CONSOB decision n. 15519 dated 27th July 2006, the effects on the Balance Sheet items generated by related parties transactions are shown in a separated table mentioned in the next pages and moreover describer in the Explanatory Note 16.

(**) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(values in EUR million)

	Notes	FY 2017	FY 2016
PROFIT OR (LOSS) FOR THE PERIOD		213.9	(226.5)

OTHER COMPREHENSIVE INCOME RECYCLED TO PROFIT AND LOSS		(46.4)	15.4

Changes arising from translating the financial statement of foreign operations		—	—

Effective portion of gains and losses on hedging instruments (cash flow hedge)	9.5	(61.5)	20.6

Gains and losses on available-for-sale financial assets	9.4	0.4	—

Other gains and losses of associates valued by equity method	9.4	—	(0.1)
Other gains and losses		—	—
Tax effects		14.7	(5.1)
OTHER COMPREHENSIVE INCOME NOT RECYCLED TO PROFIT AND LOSS		(0.5)	(4.7)

Changes in revaluation surplus		—	—
Actuarial gains and losses on defined benefit plans	9.5	(0.5)	(6.2)
Other gains and losses of associate valued by equity method		(0.1)	—
Other gains and losses		—	—
Tax effects		0.1	1.5
TOTAL OTHER COMPREHENSIVE INCOME FOR THE YEAR NET OF TAX EFFECTS (B)		(46.8)	10.7

TOTAL COMPREHENSIVE INCOME (A)+(B)		167.1	(215.8)

attributable to:
- owners of parent company		43.6	(283.4)
- non controlling interests		123.5	67.6

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

(values in EUR million)

	Notes	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES:
Operating profit		316.5	(189.2)
+ Depreciation and amortisation		1,096.1	1,361.1
+ Other provisions and non-cash movements		40.8	149.6
+ Change in trade receivables		(162.5)	356.7
+ Change in trade payables		140.9	(160.1)
+ Change in other assets and liabilities		(35.8)	(23.1)
- Interests (paid)/received		(1.2)	(4.6)
- Income tax paid		(69.1)	(63.6)

Net cash flow from operating activities [A]		1,325.6	1,426.9

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from the sale of fixed assets		9.2	4.8
Proceeds from the sale of equity investments		15.6	2.4
Interests (paid)/received		0.0	0.5
Purchases in television rights		(606.8)	(644.0)
Changes in advances for television rights		39.0	3.3
Purchases of other fixed assets		(92.4)	(81.1)
Equity investments		(1.9)	(2.1)
Changes in payables for investing activities	13.1	(500.9)	(650.7)
Proceeds/(Payments) for hedging derivatives		(9.6)	(23.4)
Changes in other financial assets		(7.2)	3.0
Dividends received		7.3	3.4
Business Combinations net of cash acquired	13.2	(47.3)	(84.9)
Changes in consolidation area	13.3	(0.5)	—

Net cash flow from investing activities [B]		(1,195.5)	(1,468.7)

CASH FLOW FROM FINANCING ACTIVITIES:
Received capital increase		—	20.2
Change in treasury shares	13.4	(149.9)	(107.0)
Changes in financial liabilities	13.5	628.5	267.9
Corporate bond	13.5	(530.0)	0.0
Dividends paid		(175.6)	(106.0)
Changes in other financial assets/liabilities	13.5	(0.2)	0.0
Interests (paid)/received		(58.9)	(56.2)

Net cash flow from financing activities [C]		(286.1)	18.9

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]		(156.0)	(22.9)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD [E]		328.8	351.6

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD [F=D+E]		172.7	328.8

MEDIASET GROUP

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(values in EUR million)

						Retained			Total shareholder
		Share premium	Legal reserve and	Company’s treasury		earnings/(accumulate	Profit/(loss) for the	Total Group	Equity attribtable to	TOTAL SHARE
	Share capital	reserve	other reserves	shares	Valuation reserve	losses)	period	shareholders’equity	minority interests	HOLDERS’ EQUITY

Balance at 1/01/2016	614.2	275.2	834.3	(416.7)	(19.3)	1,002.1	3.8	2,293.8	653.6	2,947.4

Allocation of the parent company’s 2014 net profit	—	—	—	—	—	3.8	(3.8)	—	—	—
Dividends paid by the parent company	—	—	—	—	—	(22.7)	—	(22.7)	(83.3)	(106.0)
Share based payment reserve evaluation	—	—	—	—	(1.9)	4.0	—	2.1	—	2.1
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	—	—	—	(35.6)	—	(35.6)	(49.6)	(85.2)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other Changes	—	—	(6.2)	—	—	(0.1)	—	(6.3)	(0.1)	(6.4)
Comprehensive income/(loss)	—	—	(0.1)	—	11.2	—	(294.5)	(283.4)	67.6	(215.8)

Balance at 31/12/2016	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.2	2,536.0

Final 2016 Purchase Price Allocation							—	—	(0.1)	(0.1)

Final balance at 31/12/2016	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.1	2,535.9

Balance at 1/01/2017	614.2	275.2	828.0	(416.7)	(10.0)	951.4	(294.5)	1,947.8	588.1	2,535.9
Business Combinations	—	—	—	—	—	(294.5)	294.5	—	—	—

Allocation of the parent company’s 2015 net profit	—	—	—	—	—	—	—	—	(175.6)	(175.6)
Dividends paid by the parent company	—	—	—	—	3.0	—	—	3.0	—	3.0
(Purchase)/sale of treasury shares	—	—	—	—	—	—	—	—	—	—
Profits/(losses) from negotiation of treasury shares	—	—	—	—	—	—	—	—	—	—
Changes in controlling stake on subsidiaries	—	—	(20.1)	—	—	(58.6)	—	(78.7)	(71.1)	(149.8)
Business Combinations	—	—	—	—	—	—	—	—	—	—
Other changes	—	—	—	—	—	1.0	—	1.0	0.9	1.9
Comprehensive income/(loss)	—	—	0.1	—	(47.0)	—	90.5	43.6	123.5	167.1

Balance at 31/12/2017	614.2	275.2	808.0	(416.7)	(54.0)	599.3	90.5	1,916.6	465.9	2,382.5

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
			parties			parties
ASSETS	Notes	31/12/2017	(note 16)	% wheight	31/12/2016(*)	(note 16)	% wheight

Non current assets
Property, plant and equipment	7.1	412.3			445.7
Television and movie rights	7.2	1,273.2	—	0%	1,629.7	0.2	0%
Goodwill	7.3	968.5			949.4
Other intangible assets	7.5	860.4	—	0%	875.6	0.1	0%
Investments in associates	7.6	41.4			47.3
Other financial assets	7.7	76.7	11.4	15%	61.2	11.2	18%
Deferred tax assets	7.8	512.7			518.3

TOTAL NON CURRENT ASSETS		4,145.2			4,527.3

Current assets		—			—
Inventories	8.1	33.5			33.0
Trade receivables	8.2	1,138.0	56.9	5%	1,258.0	59.0	5%
Tax receivables	8.3	55.4	1.9	3%	53.3	1.9	4%
Other receivables and current assets	8.3	214.8	2.0	1%	288.8	4.4	2%
Current financial assets	8.4	20.3	4.0	20%	55.2	7.2	13%
Cash and cash equivalents	8.5	172.7			328.8

TOTAL CURRENT ASSETS		1,634.7			2,017.1

Non current assets held for sale		0.9			—

TOTAL ASSETS		5,780.8			6,544.4

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in EUR million)

			vs.			vs.
			related			related
SHAREHOLDERS’ EQUITY AND			parties			parties
LIABILITIES	Notes	31/12/2017	(note 16)	% wheight	31/12/2016(*)	(note 16)	% wheight

Share capital and reserves
Share capital	9.1	614.2			614.2
Share premium reserve	9.2	275.2			275.2
Treasury shares	9.3	(416.7)			(416.7)
Other reserves	9.4	808.0			828.0
Valuation reserve	9.5	(54.0)			(10.0)
Retained earnings	9.6	599.3			951.4
Net profit for the period		90.5			(294.5)

Group Shareholders’ Equity		1,916.6			1,947.6
Minority interests in net profit		123.3			68.0
Minority interests in share capital, reserves and retained earnings		342.6			520.2
Minority interests		465.9			588.2

TOTAL SHAREHOLDERS’ EQUITY		2,382.5			2,535.8

Non current liabilities
Post-employment benefit plans	10.1	85.5			91.8
Deferred tax liabilities	7.8	133.2			124.4
Financial liabilities and payables	10.2	1,339.1	99.8	7%	1,004.1	99.7	10%
Provisions for non current risks and charges	10.3	49.4			96.4

TOTAL NON CURRENT LIABILITIES		1,607.1			1,316.7

Current liabilities
Financial payables	11.1	221.3			158.3
Trade and other payables	11.2	1,138.5	54.3	5%	1,765.8	79.8	5%
Provisions for current risks and charges	10.3	131.9	—	0%	154.3
Current tax liabilities	11.3	2.8	—	0%	5.2	0.3	7%
Other financial liabilities	11.4	71.8	28.1	39%	372.7	25.2	7%
Other current liabilities	11.6	224.9	2.1	1%	235.4	2.1	1%

TOTAL CURRENT LIABILITIES		1,791.2			2,691.9
Liabilities related to non current assets held for sale		—			—

TOTAL LIABILITIES		3,398.3			4,008.6
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		5,780.8			6,544.4

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

MEDIASET GROUP

CONSOLIDATED STATEMENT OF INCOME ACCORDING TO

CONSOB RESOLUTION N. 15519 DATED 27 JULY 2006

(values in EUR million)

			of which vs.			of which vs.
			related			related
			parties	%		parties	%
STATEMENT OF INCOME	Notes	FY 2017	(note 16)	wheight	FY 2016 (*)	(note 16)	wheight

Sales of goods and services	12.1	3,585.5	109.9	3%	3,613.6	87.1	2%
Other revenues and income	12.2	45.5	3.5	8%	53.3	4.6	9%

TOTAL NET CONSOLIDATED REVENUES		3,631.0			3,667.0

Personnel expenses	12.3	531.5			540.2
Purchases, services, other costs	12.4	1,686.9	174.9	10%	1,954.8	193.4	10%
Amortisation, depreciation and write-downs	12.5	1,096.1	0.1	0%	1,361.2	0.6	0%
Impairment losses and (reversal) of impairme	0	—			—	—	0%

TOTAL COSTS		3,314.5			3,856.2

EBIT		316.5			(189.3)

Financial expenses	12.6	(84.7)	(3.3)	4%	(124.7)	(6.9)	6%
Financial income	12.7	56.0	1.1	2%	37.1	1.8	5%
Income/(expenses) from equity investments	12.8	8.8			2.4

EBT		296.5			(274.5)

Income taxes		(82.6)			47.9
NET PROFIT FROM CONTINUING OPERATIONS		213.9			(226.6)

Net Gains/(Losses) from discontinued operations		—			—

NET PROFIT FOR THE PERIOD	12.11	213.9			(226.6)

Attributable to:
- Equity shareholders of the parent company		90.5			(294.5)
- Minority Interests		123.3			68.0

Earnings per share	12.12
- Basic		0.08			(0.26)
- Diluted		0.08			(0.26)

(*) As envisaged by IFRS 3 on paragraph 49, comparative amounts as at 31st December 2016 have been restated.

EXPLANATORY NOTES

1. GENERAL INFORMATION

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located in Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A.. The main business activities of the company and its subsidiaries are described in the opening section of the Report on Operations.

These Financial Statements are presented in Euro, because this is the currency used for the majority of the Group’s operations.

2. BASIS OF PRESENTATION AND ACCOUNTING POLICIES FOR THE PREPARATION OF THE FINANCIAL STATEMENTS

These Financial Statements have been prepared on a going concern basis, because the Directors have verified that there are no financial, operational, or other indicators of problem issues that could affect the Group’s ability to meet its obligations in the foreseeable future. The risks and uncertainties related to the business are described in the Report on Operations. The description of how the Group manages its financial risks, including liquidity and capital risk, is provided in the section “Additional information on financial instruments and risk management policies” in these Explanatory Notes.

The Consolidated Financial Statements at 31 December 2017 have been prepared in accordance with the IAS/IFRS (International Accounting Standards/International Financial Reporting Standards) and related interpretations issued by the SIC/IFRIC (Standards Interpretation Committee/International Financial Reporting Interpretation Committee) endorsed by the European Commission and in force at the reporting date.

The basis of presentation for assets and liabilities is historical cost, except for certain financial instruments which have been designated at fair value, in accordance with IAS 39 and IFRS 13.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution no. 15519 of 27 July 2006 and by Consob Communication no. 6064293 of 28 July 2006.

It should be noted that starting from the current year as part of the depreciation and amortisation criteria review, the Group opted for an alignment of the amortisation criteria, thus also considering the useful life for the unlimited rights to be 120 months. The effect of this change in this intangible asset, applied to the residual useful life as at 1 January 2017, led to the recognition during the year of lower amortisation and depreciation of approximately 10 million euro. The change in criteria was applied to the residual value of the rights, by recalculating the expiry date at 120 months.

The values of the items in the Consolidated Financial Statements, in view of their size, are shown in millions of Euros.

The preparation of the Consolidated Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the determination of certain assets and liabilities and the measurement of contingent assets and liabilities.

Consolidated Annual Report 2017 - Explanatory Notes

2.1 Use of estimates

The main estimates relate to the calculation of the recoverable amount of the cash generating units to which goodwill or other assets with indefinite useful lives are allocated, for the purposes of periodic testing as required by IAS 36. In accordance with IAS 36, such assets should be evaluated at the higher of their value in use or their fair value for the purpose of the Impairment testing. The calculation of value in use requires an estimate to be made at the measurement date of the expected future cash flows that the individual assets or the cash generating units (CGUs) in their current condition will produce, based on the five-year plans (2018-2022) drawn up on the basis of the guidelines approved by the Board of Directors on 27 March 2018 and the determination of an appropriate discount rate. The main uncertainties that could influence this estimate relate to the determination of the Weighted Average Cost of Capital (WACC), to the growth rate (g-rate) of the cash flows beyond the explicit period, as well as the evolution of the industry markets together with the assumptions made in the development of the expected cash flows for the years on the explicit period and the ones used to determine the Terminal Value. The measurement of fair value instead involves the application of the valuation criteria and techniques envisaged by IFRS 13 to maximise the observable inputs used to estimate the price that would be received at the measurement date to sell an asset or group of assets in an orderly transaction between market participants on the main market for those assets.

The recoverability test of deferred tax assets recorded in the financial statements at 31 December 2017, with particular reference to tax losses generated into Italian tax consolidation perimeter, has been performed determining the future taxable income on the basis of the five-year plans (2018-2022) used for impairment testing for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods. In performing this valuation, the future effects arising from the temporary differences on which deferred tax liabilities have been recorded, are considered.

Main estimate assumptions refers also to provision for risk and charges and to provision for depreciation.

The estimates and assumptions above are periodically revised and the impacts of each individual change are posted to the income statement.

3. SUMMARY OF THE ACCOUNTING STANDARDS AND MEASUREMENT CRITERIA

Accounting standards, amendments and interpretations applied from 1 January 2017

From 1 January 2017, the following accounting standards and/or amendments and interpretations of previous standards in force have become applicable.

IAS 7 Disclosure Initiative — Amendments to IAS 7

The amendments to IAS 7 Statement of Cash Flows (published on 29 January 2016) are part of the IASB’s Disclosure Initiative and require an entity to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. On first-time application of this amendment, the entity is not required to provide comparative disclosures with previous periods. The amendments are effective for annual periods beginning on or after 1 January 2017, and early adoption is permitted. The adoption of the amendments did not have any significant impact on the Group’s consolidated financial statements.

IAS 12 Recognition of Deferred Tax Assets for Unrealised Losses — Amendments to IAS 12

The amendments state that an entity must determine whether tax law restricts the sources of taxable profits against which a deductible temporary difference can be utilised. The amendment also provides guidance on how an entity should determine future taxable profits and explains the circumstances in which the taxable profits could include the recovery of certain assets for more than their carrying amount. Entities must apply these amendments retrospectively. However, on initial application of the amendment, the change in the opening shareholders’ equity of the earliest comparative period may be recognised in opening retained earnings (or in another component of equity, as appropriate), without allocating the change between opening retained earnings and other components of equity. Entities applying this relief must disclose that fact. The amendments are effective for annual periods beginning on or after 1 January 2017, and early adoption is permitted. The adoption of the amendments did not have any impact on the Group’s consolidated financial statements.

Financial statement tables and formats

The Consolidated Statement of Financial Position has been prepared according to the convention of presenting current and non-current assets and liabilities as separate classifications. An asset or liability is classified as current when it meets one of the following criteria:

•                  it is expected to be realized or settled, or is expected to be sold or used during the Group’s normal business cycle, or

•                  it is mainly held for trading, or

•                  it is expected to be realized or settled within 12 months from the reporting date.

•                  If all three of the above conditions are not met the assets and liabilities are classified as non-current.

The Income Statement has been prepared on the basis of allocation of costs by type, using the same methodology as the Group’s internal reporting and in line with the prevailing international practices in the industry, with a breakdown that shows Earnings Before Interest and Tax (EBIT) and Earnings Before Tax (EBT). The EBIT is the difference between net revenues and operating costs (the latter of which include non-monetary costs relating to amortisation, depreciation and write-downs of current and non-current assets, net of any write-backs).

To enable better measurement of the actual performance of ordinary operations, cost and revenue items may be shown within the EBIT section, resulting from events or operations that, due to their nature or size, are considered non-recurring. These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication no. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the object of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

The Comprehensive Income Statement shows the cost and revenue items, net of tax that, as required or allowed by the various International Accounting Standards, are posted directly under shareholders’ equity reserves. These items are split to show those that may be reclassified to the income statement in the future and those that may not be reclassified. For each type of significant shareholders’ equity reserve shown in the statement there is a reference to the explanatory notes below that contain the related information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

The Cash Flow statement has been prepared using the indirect method, whereby EBIT is adjusted for the effects of transactions of a non-monetary nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows. Investments in television broadcasting rights, as well as changes in advances paid for future purchases of rights are included under investment activities. Changes in payables to suppliers for investments are included in the cash flows from investment activities. Similarly, receipts and payments from the hedging of cash flows for foreign currency payments of television broadcasting rights are recognised in the same way as the hedged item under cash flow from investments activities. Income and expenses relating to medium/long-term financing transactions and the related hedges, as well as dividends paid, are included under financial activities.

The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in the Shareholders’ Equity items for the following:

•                  allocation of profit for the period of the Group Parent and subsidiaries to minority shareholders;

•                  breakdown of the comprehensive income/loss;

•                  amounts relating to transactions with shareholders;

•                  purchases and sales of treasury shares;

•                  impact from any changes in the accounting standards.

To meet the requirements of Consob Resolution no. 15519 of 27 July 2006 “Provisions regarding the structure of financial statements”, specific consolidated statements of income and financial position are presented, in addition to the obligatory statements, showing the significant amounts of related-party positions or transactions separately from the related items.

Principles and scope of consolidation

The Consolidated Financial Statements include the Financial Statements of Mediaset S.p.A. and the Italian and foreign companies over which Mediaset S.p.A. is entitled to exercise direct or indirect control, understood as being the investor’s ability to influence its returns (exposure or rights to variable returns) by exercising power, understood as the ability to direct the relevant activities of the controlled entity, i.e., the activities that significantly affect the investee’s returns.

Generally, the majority of the voting rights entails control. In support of this presumption and when the Group holds less than a majority of the voting rights (or similar rights), the Group considers the other relevant facts and circumstances to determine whether it controls the investee, including:

•                  contractual agreements with other holders of voting rights;

•                  rights arising from contractual agreements;

•                  voting rights and potential voting rights held by the Group.

The assets and liabilities, and the expenses and income of the subsidiary companies are consolidated on a line-by-line basis, meaning that they are included in their entirety in the consolidated financial statements. The carrying amount of these equity investments is offset against the corresponding portion of equity of the investee companies, giving each individual asset and liability item its current value at the date of acquisition of control (Purchase Method), or when the Full Goodwill Method is applied (an option that can be exercised separately for each individual business combination) by also recognising the amount of goodwill not belonging to the Group with an offsetting entry of the minority interest in equity. Any remaining difference, if positive, is recorded under the non-current asset time “Goodwill” and, if negative, is recognised as income in the income statement.

In the case of acquisitions of equity investments by a common holding company (business combination under common control), a situation excluded from the scope of obligatory application of IFRS 3, in the absence of specific IAS/IFRS standards or interpretations for these types of operations, taking into account the provisions of IAS 8, the principle of pooling of interests is generally considered to apply. According to that principle, the assets and liabilities must be transferred to the acquirer’s financial statements at the amounts shown in the consolidated financial statements at the date of transfer of the common entity that controls the parties that carry out the business combination, with recognition in a specific Group shareholders’ equity reserve of any difference between the consideration paid for the equity investment and the net book value of the assets recorded.

In preparing the consolidated financial statements, intercompany receivables, payables, costs and revenues between the consolidated companies have been eliminated, as well as the unrealised profits on intercompany operations.

The amounts of shareholders’ equity and income for the period of the consolidated companies belonging to minority shareholders are identified and shown separately in the consolidated statement of financial position and the consolidated income statement.

Changes resulting from purchases or sales of minority interests held in subsidiary companies, as long as they do not result in a loss of control, are treated as transactions with shareholders. Consequently, the difference between the fair value of the consideration paid or received for these transactions and the adjustment made to minority interests is recognised under the item Reserves for minority transactions of the shareholders’ equity of the holding company. Likewise, the transaction costs, in accordance with IAS 32, must also be recognised in shareholders’ equity.

The assets and liabilities of foreign companies that fall within the scope of consolidation and that originate in currencies other than the Euro, including the goodwill and the fair value adjustments of the assets and liabilities identified at the time of allocation of the price paid in a business combination, are translated using the spot exchange rates at the financial statement reporting date. The translation differences that arise from applying these methods are recognised under a specific shareholders’ equity reserve until the equity investment is sold.

The accounting balances of the associates and of companies subject to joint control, are recognised in the consolidated financial statements at equity, as described in the item Equity Investments below.

Pursuant to IAS 28, an associate is a company in which the Group is able to exert significant influence, but not control or joint control, through participation in the decisions regarding financial and operational policies of the associate.

With reference to IFRS 11, a joint venture is, instead, an arrangement whereby the parties that have joint control have rights to the net assets of the arrangement (shareholders’ equity).

Joint control is defined as the contractually agreed sharing of control of an arrangement, which exists only when the significant decisions relating to the activity require the unanimous consent of all the parties sharing control.

Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction costs, any dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis in each financial year using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets net of the relative residual values, if significant, according to their estimated useful lives, applying the following rates:

•	Buildings	2%-3%

•	Towers	5%

•	Plant and equipment	10% - 20%

•	Light constructions and equipment	5% - 16%

•	Office furniture and machines	8% - 20%

•	Motor vehicles and other means of transport	10% - 25%

Their recoverable amount is verified according to the criteria laid down by IAS 36, described in the section below “Impairment of assets”.

Ordinary maintenance costs are recognised in full in the income statement. Incremental maintenance costs are allocated to the related assets and depreciated over their remaining useful life.

Leasehold improvements are allocated to the classes of assets to which they refer and depreciated at the lower of residual life of the lease contract and residual useful life of the type of asset to which the improvement relates.

Whenever individual components of a complex tangible fixed asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are separated and only the buildings are depreciated.

Gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net book value of the asset and are posted to the income statement.

Leased-in assets

Assets acquired through lease contracts are recognised under property, plant and equipment with the recognition of a financial payable for the same amount under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contract instalment payments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset, or, if shorter, on the basis of the expiry date of the lease contract.

Rental costs relating to operating leases are posted on a straight-line basis over the duration of the lease.

Intangible fixed assets

Intangible fixed assets are assets without identifiable physically form, controlled by the company and able to generate future economic benefits. They also include goodwill when this is acquired for consideration.

They are recorded at purchase or production cost, including transaction costs, according to the criteria already described for tangible fixed assets.

In the event of purchased intangible assets whose availability for use and related payments are deferred beyond ordinary periods, the purchase value and the related payable are discounted by recognising the financial expenses implicit in the original price.

Internally generated intangible assets are recognised in the income statement in the period in which they are incurred if related to research costs. Development costs, mainly relating to software, are capitalized and amortised on a straight-line basis over their estimated useful lives (three years on average), provided they can be identified, their cost can be reliably calculated, and the asset is likely to generate future economic benefits.

Intangible assets with finite useful lives are amortised on a straight-line basis, starting from the time when the asset is available for use, over the period of their expected usefulness. Their recoverable value is assessed according to the criteria established in IAS 36, described in the section below Impairment of assets.

The principle is also applied to long-term licences on television broadcasting rights, for which the amortisation method is required to provide a reasonable and reliable reflection of the relationship between the various broadcasting opportunities available, the number of screenings permitted by contract and their effective broadcast. Based on the respective business models, straight-line amortisation is generally applied for the Italian television library, whereas reducing balance amortisation is used for the Spanish television library. This different accounting reflects the different contractual conditions and the consequent methods of exploitation of the two main countries in which the group operates.

When, irrespective of the amortisation already posted, all showings made available under the related television broadcasting rights contracts have been completed, the residual value is expensed in full.

The rights for sporting events to be transmitted in Pay or Pay Per View mode by DTT technology are amortised at 100% when the event is broadcast.

Rights for sports, news and entertainment programmes are amortised entirely (100%) in the year when the right is available. Rights related to long-running TV drama series are amortised at 70% in the first twelve months starting from their availability date and for the remaining 30% in the following twelve months.

The rights available for multiple means of use, to be utilized in distribution activities, are amortised according to international accounting best practice, with reference to the ratio of actual revenues achieved to the total overall revenues from use of the right.

Costs relating the television frequency user rights to be used for setting up digital terrestrial networks acquired from third parties in accordance with applicable legislation, are amortised on a straight-line basis in relation to the expected duration of their use, starting from the moment of activation of the service until 30 June 2032, based on the period of validity of the definitive assignment of the user right within Italy of 28 June 2012.

The television license held by Mediaset España to the “Cuatro multiplex” is considered an intangible asset with indefinite useful life; accordingly it is not systematically amortised, but is subject to impairment testing, at least yearly.

As of 1 January 2016, user rights to analogue radio frequencies are amortised on a straight-line basis over a period of 25 years. The useful life of the rights was estimated at the reporting date in connection with the business combinations completed during the year concerning the Group’s radio broadcasting operations. At 31 December 2015, the user rights belonging to the first of the three national radio broadcasters acquired at the start of the last quarter of the previous year had been classified as intangible assets with indefinite useful lives.

Intangible assets relating to customer relations pertain to the valuation of contracts in force on the basis of economic-financial projections and amortised on a straight-line basis over a useful life of 20 years. The contracts for local television networks are amortised on a straight-line basis over a period of 3 years.

Goodwill and the other non-current assets with indefinite useful lives or not available for use are not systematically amortised, but are subject to impairment testing, at least yearly, carried out at the level of Cash Generating Unit, or groups of Cash Generating Units to which Management allocates goodwill.

Any write-downs of these assets cannot be subsequently written back.

The goodwill resulting from the acquisition of control of an equity investment or of a business unit is the excess of the acquisition cost, understood as being the consideration transferred in the business combination, plus the fair value of any equity investment that was previously owned in the acquired enterprise, over the fair value of the identifiable assets, liabilities and contingent liabilities of the acquired entity at the date of acquisition.

For the purposes of calculating goodwill, the consideration transferred in the business combination is calculated as the sum of the fair values of the assets transferred and the liabilities assumed by the Group at the date of acquisition and of the equity instruments issued in exchange for the control of the acquired entity, also including the fair value of any contingent considerations subject to conditions established in the acquisition agreement.

Any goodwill adjustments may be recognised in the measurement period (which cannot be more than one year from the date of acquisition) that are due to either subsequent changes in the fair value of the contingent considerations or to the calculation of the current value of the assets and liabilities acquired, if recognised only provisionally at the date of acquisition and when these changes are calculated as adjustments based on additional information regarding facts and circumstances existing at the date of the combination.

Any subsequent differences compared to the initial estimate of the fair value of liabilities for contingent considerations are recognised in the income statement, unless they derive from additional information existing at the acquisition date (in which case they can be adjusted within 12 months from the acquisition date). Likewise, any rights to receive back some parts of the consideration paid if certain conditions arise must be classified as assets by the acquirer.

The transaction costs for business combinations are recognised in the accounting period when they are incurred, with the exception of those incurred for issuances of debt securities or shares that must be recognised in accordance with IAS 32 and 39.

In the case of acquisition of controlling interests of less than 100%, the goodwill and the corresponding minority interest in the goodwill can be calculated at the acquisition date either with respect to the percentage control acquired (partial goodwill) or by measuring the fair value of the minority interests in equity ( full goodwill method).

The measurement method can be chosen from time to time for each transaction.

For step acquisitions of controlling interests the acquirer must recalculate the fair value of the previously held interest, up till that time, recognised, depending on the case, in accordance with IAS 39 — Financial Instruments: Recognition and Measurement, or IAS 28 — Accounting for Investments in Associates, or IFRS 11 — Joint arrangements, as if it had been sold and reacquired at the date when control was acquired, recognising any gains or losses resulting from that measurement in the income statement. In addition, in these circumstances any amount previously recognised in shareholders’ equity as Other comprehensive income and losses must be reclassified to the income statement.

In the case of disposal of controlling interests, the remaining amount of goodwill attributable to the interests is included in the calculation of the gain or loss from disposal.

The goodwill recognised as a result of business combinations taking place before 1 January 2010 has been treated in accordance with the criteria laid down in the previous version of IFRS 3, which required:

• for acquisition of controlling interests of less than 100%, calculation of goodwill based on the proportional amount of the fair value of the identifiable net assets acquired;

• for step acquisitions of controlling interests, the calculation of goodwill as the sum of the fair values generated separately with each transaction;

• the inclusion of transaction costs in the amount of the acquisition cost;

• the recognition of contingent considerations at the acquisition date only if their payment was considered probable and their amount could be reliably determined; if subsequently identified they were recognised as an increase to goodwill.

Impairment of assets

The carrying amounts of tangible and intangible fixed assets are periodically reviewed in accordance with IAS 36, which requires the assessment of the existence of any losses in value, where indicators suggest that impairment may exist. In the case of goodwill, intangible assets with indefinite useful lives and assets not available for use, impairment testing is carried out at least yearly, normally at the time of the preparation of the annual financial statements, but also at any time when there is an indication of possible impairment.

The recoverability of the carrying amounts is assessed by comparing them to the higher of their value in use in their current condition or the fair value of the assets (the price that would be received from their sale) less disposal costs.

Value in use is measured by discounting the future cash flows expected from the use of the individual asset or the cash generating unit to which the asset belongs and from its disposal at the end of its useful life.

The cash generating units are identified, in line with the organisational and business structures of the Group, as homogeneous aggregations that generate autonomous incoming cash flows from the continuous use of the assets attributable to them.

Fair value (less costs to sell) is measured in accordance with IFRS 13 (Fair value measurement) by quantifying the price that would be received to sell the asset or group of assets in an orderly transaction between market participants at the measurement date, taking into account any restrictions on the sale or use of the asset that such market participants would take into consideration.

In the case of impairment, the cost is charged to the income statement, first by reducing goodwill and then recognizing any excess amounts, proportionally to the value of the other assets of the CGU concerned. With the exception of goodwill and assets with indefinite useful lives, impairment can be reversed for other assets when the conditions that resulted in the impairment write-down have changed. In such case, the carrying amount of the asset can be increased within the limits of the new estimated recoverable amount, but no more than the value that would have been calculated if there had been no previous write-downs.

Equity investments in associates and joint ventures

These equity investments are recognised at equity in the consolidated financial statements. At the time of acquisition the difference between the cost of the equity investment, including any transaction costs, and the acquirer’s interest in the net fair value of the assets, liabilities and identifiable contingent liabilities of the investee is accounted for according to IFRS 3, with the recognition of goodwill if it is positive (included in the carrying amount of the equity investment) or of income in the consolidated income statement if it is negative.

The carrying amounts of these equity investments are adjusted after initial recognition, based on the pro-rata changes in the equity of the investee appearing in accounting statements prepared by those companies, available at the time of preparation of the consolidated financial statements.

When there are losses attributable to the Group that are higher than the carrying amount of the equity investment, the carrying amount is written off and appropriate provisions or liabilities are recognised for the amount of any additional losses, but only if the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses. If no further losses are identified and the investee subsequently realises gains, the investor will only recognize the amount of the gains attributable to it after these have offset the losses not recognised.

After measurement at equity, the carrying amount of these equity investments, also including any goodwill, if the conditions established by IAS 39 apply, must be tested for impairment, in accordance with the criteria and methods established in IAS 36.

In the case of impairment write-downs the related cost is charged to the income statement. The original value can be reinstated in the following financial years if the conditions for the write-down no longer apply.

Non-current financial assets

Equity investments other than investments in associates or jointly controlled companies are posted to the item “other financial assets” in non- current assets and are classified pursuant to IAS 39 as financial assets “Available for sale” at fair value (or alternatively at cost if the fair value cannot be reliably determined) with allocation of the effects of the measurement (until the asset is realized, except when it has suffered impairment) to a specific shareholders’ equity reserve.

In the event of an impairment write-down, the cost is expensed in the income statement. The original value is reinstated in subsequent financial years if the conditions for the write-down no longer apply.

The risk resulting from any losses exceeding the shareholders’ equity value is recognised in a specific risk provision to the extent that the investor is committed to fulfilling legal or implicit obligations towards the investee or, in any case, to cover its losses.

This category includes non-controlling interests acquired by the Group within “Ad4Ventures”, a venture capital with the aim of investing in new Italian businesses with high growth potential, operating in the technology and digital field. The fair value of these investments can be determined based on special valuation models or by taking account of the prices of recent transactions on the capital of those companies.

Assets available for sale also include financial investments, not held for trading, measured according to the rules described above for “Available for sale” assets, as well as financial receivables for the amount due beyond 12 months.

The receivables are recognised at their amortised cost, using the actual interest rate method.

Non-current assets available for sale

Non-current assets available for sale are measured at the lower of their previous net book value and their market value minus cost of sales. Non-current assets are classified as available for sale when their carrying amount is expected to be recovered by means of a sale rather than through their use in company operations. This condition is only satisfied when the sale is considered highly likely and the asset is available for immediate sale in its current condition. For this purpose, Management must be committed to the sale, which must take place within 12 months from the date of classification of the item.

Current Assets

Inventories

The inventories of raw materials, semi-finished and finished products are measured at the lower of acquisition or production cost, including transaction charges (FIFO method), and their estimated net realisable value based on market conditions. Finished products relating to teleshopping activities are measured at weighted average cost. Inventories also include television broadcasting rights acquired for use periods of less than 12 months and the costs of already completed television productions.

Trade receivables

Receivables are posted at their fair value, which is generally also their nominal amount, except when, due to significantly extended payment terms, it is the same as the value calculated using the amortised cost method. Their value at year-end is adjusted to their estimated realisable value and written down in the event of impairment. Those originating in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

Sale of receivables

The recognition of the sale of receivables is subject to the requirements laid down by IAS 39 regarding the derecognition of financial assets. As a result, all receivables sold to factoring companies, with or without recourse, if the latter include clauses that entail maintaining a significant exposure to the performance of the cash flows from the receivables sold, remain in the financial statements, even if they have been legally sold, with a corresponding recognition of a financial liability for the same amount.

Current financial assets

Financial assets are recognised and reversed in the financial statements based on their transaction date and they are initially measured at cost, including the expenses directly connected with their acquisition.

At subsequent reporting dates, the financial assets to be held until maturity are recognised at amortised cost, according to the actual interest rate method, net of write-downs made to reflect their impairment.

Financial assets other than those held until maturity are classified as held for trading or available for sale and are measured at fair value in each accounting period with the allocation of their impacts to the income statement under the item “Financial (Expenses)/Income” or to a specific shareholders’ equity reserve and, in this latter case, until they are realised or have suffered an impairment.

The fair value of securities listed on an active market is based on market prices at the reporting date.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

Cash and cash equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

Employee Benefits

Post-Employment Benefit Plans

The Employee Leaving Indemnity (ELI), which is obligatory for Italian companies pursuant to article 2120 of the Italian Civil Code, is a type of deferred remuneration and is related to the length of the working lives of the employees and the remuneration received.

As a result of the Supplementary Pension Reform, amounts of ELI accrued up to 31 December 2006 will continue to remain within the company as a defined benefit plan (with the obligation of actuarial valuation of the accrued benefits). Amounts accruing from 1 January 2007 (except for employees in companies with less than 50 employees), according to the choice made by the employees, are either allocated to supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and, from the time when the employees make their choice, shall constitute defined contribution plans no longer subject to actuarial valuation.

For the benefits subject to actuarial valuation, the ELI liability must be calculated by projecting forward the already accrued amount up to the future date of dissolution of the employment relationship and then discounting the amount to its present value, at the reporting date, using the actuarial “Projected Unit Credit Method”. The discount rate used to determine the liability is the “Composite” interest rate curve for securities issued by corporate issuers with an AA rating.

From an accounting perspective, the actuarial valuation results in the recognition of an interest cost under the item “Financial Expenses/Income” that represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the ELI and a current service cost under the item “personnel expenses” that establishes the amount of the benefits accrued by the employees during the financial year, but only for companies of the Group with less than 50 employees that, consequently, have not transferred the amounts accrued from 1 January 2007 to supplementary pension schemes. The actuarial gains and losses that reflect the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through the income statement and they are shown in the statement of comprehensive income.

Share-based payments

In accordance with IFRS 2, the Group classifies stock option plans and medium/long-term incentive plans as “share-based payments”. Those that are “equity-settled”, i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights (which is calculated on the basis of the share price) assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights.

At the end of the exercise period the related shareholders’ equity reserve is reclassified under reserves available for use.

Trade payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost; those originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Provisions for risk and charges

Provisions for risks and charges are costs and charges whose existence is either certain or probable, whose amount or date of occurrence cannot be determined at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations). The provisions are recorded at the value that represents the best possible estimate of the amount that the enterprise would have to pay in order to settle its obligation. When they are significant, and the payment dates can be reliably estimated, the provisions are recognised at present values with the charges resulting from the passage of time posted to the income statement under the item “Financial (Expenses)/Income”.

Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the actual interest rate method.

Financial derivatives and hedge accounting

The Mediaset Group is exposed to financial risks that are mainly linked to exchange rate fluctuations in relation to the acquisition of television broadcasting rights in currencies other than the Euro and changes in interest rates on long-term variable-rate loans.

The Group uses financial derivatives (mainly currency futures and options) to hedge risks arising from foreign currency fluctuations both for highly probable future commitments and for payables relating to purchases already made.

For the Mediaset Group the exchange risk is linked to the possibility that the currency rates change during the period between the time when the acquisition of assets in foreign currency has become highly probable, i.e. an authorised purchase negotiation, and the time when those assets are recorded in the financial statements and, therefore, the hedging goal is to set the exchange rate of the price in Euros at the approval date of the transaction, i.e. hedge accounting according to the IAS/IFRS. On the other hand, starting from the time when the assets are recorded in the financial statements, the hedging goals are pursued through a natural hedge where the hedges (option derivatives) and the underlyings (payables for acquisition of rights) are measured according to the reference standards in an independent manner and are therefore not treated under hedge accounting. Specifically, the derivatives, in accordance with IAS 39, are measured at the fair value with posting of the changes in value to the income statement, while the payables for acquisition of the rights, representing monetary items in accordance with IAS 21, are adjusted at the end of period exchange rate.

The derivatives are current financial assets and liabilities, recognised at fair value.

The fair value of the currency futures contracts is calculated as the discounting to present value of the difference between the notional amount measured at the forward contract rate and the notional amount measured at the fair forward rate (the end exchange rate calculated at the reporting date).

The fair value of the exchange rate and interest rate options is calculated using the Black & Scholes formula for plain-vanilla options, while for the Single Barrier Options, with the barrier based on discrete events, the binomial method is used.

For derivatives used to hedge interest rate risk the fair value of the interest rate swaps is calculated based on the current value of the expected future cash flows and the fair value of collar derivatives is calculated using the Black & Scholes formula.

Regardless of the measurement technique used, the fair value is adjusted to take account of the creditworthiness of the counterparty risk in the event of positive fair value and Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A. in the event of negative fair value. Lastly, please note that the adjustment for creditworthiness is only calculated for derivatives with maturity more than 4 months from the measurement date.

The methodologies and the accounting entries vary according to whether or not they are designated as hedging instruments, pursuant to the conditions established by IAS 39.

Specifically, Mediaset for the purposes of hedge accounting designates hedging instruments as those related to the hedging of currency exposures linked to commitments for future purchases of television broadcasting rights to be made in foreign currency (forecast transactions) and those for hedging interest rates for which there the relationship between the derivative and the hedged item, as well as the high level of probability/effectiveness connected to the actual occurrence of the hedged event is formally documented.

The effective portion of the fair value adjustment of the derivative that has been designated and that can be qualified as a hedging instrument is recognised directly in shareholders’ equity, while the ineffective part is recognised in the income statement.

The accounting treatment of these operations takes place through the activating of a cash flow hedge. According to this rule the effective portion of the change in value of the derivative impacts a shareholders’ equity reserve. In the case of hedging of commitments for the purchase of rights, this reserve is used to subsequently adjust the carrying amount of the asset (basis adjustment). In the case of the hedging of exchange rate risk this reserve generates an impact on the income statement that is proportional and concurrent to materialisation of the cash flows.

The changes in the fair value of derivatives activated for the purpose of financial hedging that hedge the risk of changes in the fair value of the financial statement items, in particular foreign currency payables and receivables, or of derivatives that do not satisfy the necessary conditions to qualify as hedging derivatives are recognised in the income statement as “financial expenses and/or income”.

Revenue recognition

The revenues from sales and services are recognised respectively when the actual transfer takes place of the risks and benefits arising from the transfer of the ownership or upon provision of the service.

Specifically, for the main types of sales of the Group, the revenues are recognised according to the following criteria:

•                  Revenues from the sale of advertising space, at the time of the appearance of the advertisement, or of the advertising spot. Revenues from the sale of advertising under barter operations and, correspondingly, the costs of the merchandise, are adjusted to take into account the estimated realisable value of the merchandise.

•                  Sale of moveable assets, when they are shipped or delivered.

•                  Revenues from the rental or sub-licensing of rights, even for limited use periods, which result in the transfer of control of the asset to the renter or sub-licensee, they are fully recognised from the start of the period of the transferred use.

•                  Revenues from pay TV subscriptions are recognised accrued on a time basis from the contract start date.

•                  Fees invoiced to distributors from the sale of prepaid cards and recharges that enable the watching of pay per view events, are split according to the remaining period of validity of the cards and recharges sold. The direct costs are also split over that period.

•                  Government grants obtained for investments in cinema installations and productions are recognised in the financial statements when there is reasonable certainty that the company will satisfy all the conditions required to obtain them and that they will actually be received. The grants are recognised in the income statement over the same period the related costs are recognised.

•                  Revenues are shown net of returns, discounts, allowances and premiums, as well as any directly linked tax charges.

•                  Cost recoveries are shown as a direct reduction of the related costs.

Income taxes

Current income taxes are posted, for each company, on the basis of the estimated taxable income in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the accounting period in the various countries, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the values assigned to the assets and liabilities in the financial statements for statutory accounting purposes and the corresponding values recognized for tax purposes, on the basis of the tax rates that will be in force at the time when the temporary differences reverse. When the results are posted directly to shareholders’ equity, the current taxes, the deferred taxes assets and the deferred taxes liabilities are also posted to shareholders’ equity.

The accounting treatment of deferred tax assets is based on the forecasts of expected taxable income for future years.

The recoverability test has been performed determining the future taxable income on the basis of the five-year plans (2018-2022) used for impairment testing for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods. In performing this valuation, the future effects arising from the temporary differences on which deferred tax liabilities have been recorded, are considered.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity.

The deferred taxes assets and liabilities are offset when there is a legal right to offset the current taxes assets and liabilities and when they refer to taxes due to the same Tax Authority and the Group intends to settle the current assets and liabilities on a net basis.

Dividends

The dividends are recognised in the accounting period in which the resolution approving their distribution is passed.

Earnings per share

Earnings per share are calculated by dividing the Group net profit by the weighted average of the number of outstanding shares, net of the treasury shares. The diluted earnings per share are determined by taking account in the calculation of the number of outstanding shares and the potential diluting effect from the allocation of treasury shares to the beneficiaries of stock option plans already vested.

Changes in accounting estimates

In accordance with IAS 8 these items are posted to the income statement on a prospective basis starting from the accounting period in which they are adopted.

New accounting standards, interpretations and amendments not yet applicable and not adopted in advance by the Group

Standards issued but not yet effective at the date of preparation of the Group’s financial statements are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IFRS 15 — Revenue from Contracts with Customers

On 28 May 2014, the IASB published the standard IFRS 15 — Revenue from Contracts with Customers which will replace the standards IAS 18 — Revenue and IAS 11 — Construction Contracts, as well as the interpretations IFRIC 13 — Customer Loyalty Programmes, IFRIC 15 — Agreements for the Construction of Real Estate, IFRIC 18 — Transfers of Assets from Customers, and SIC 31 — Revenues-Barter Transactions Involving Advertising Services. The standard establishes a new model for revenue recognition, which will apply to all contracts with customers, except those within the scope of other IAS/IFRS such as leases, financial instruments and insurance contracts. The fundamental steps for the recognition of revenues according to the new model are:

•      identifying a contract with the customer;

•      identifying the performance obligations in the contract;

•      determining the transaction price;

•      allocating that price to the performance obligations of the contract;

•      recognising revenue when the entity satisfies each performance obligation.

The standard will be applicable from 1 January 2018, with full or amended retrospective application. Earlier application is permitted. The Group will apply the new standard from the mandatory effective date.

On the basis of the activity carried out, the Group will not detect any impact from the application of this principle on the equity at the transiction date.

IFRS 9 Financial Instruments

On 22 November 2016, the European Union endorsed the final version of IFRS 9, which starting from 1 January 2018 replaces IAS 39 “Financial Instruments: Recognition and measurement”. The new standard introduces a new accounting framework for the classification and measurement of financial instruments, the impairment of financial assets and hedge accounting.

Classification and measurement

In contrast with derivative financial instruments and other financial credit, which are measured at fair value as required by IAS 39, the Group measures cash and cash equivalents, loans and receivables, equity investments available for sale and payables at amortised cost.

Specifically, the Group conducted an in-depth analysis of its financial assets and liabilities to determine the impact of the first-time application of IFRS 9, taking into account the contractual cash flows of the financial instruments and the Group’s business model. The main impacts identified concerned some trade receivables, which will reclassified as financial assets within the framework of a business model with the dual objective of holding financial assets to collect the relative contractual cash flows and selling financial assets and certain equity investments classified as “available for sale”, which will be accounted for under the new rules introduced by IFRS 9.

Impairment

IFRS 9 introduces an expected credit loss model for measuring the credit risk of financial assets, replacing the incurred loss model adopted by IAS 39. Under the expected credit loss (or ECL) model, losses on financial assets may be recognised earlier than under IAS 39. The new model applies to assets measured at amortised cost, assets recognised at fair value through other comprehensive income that are not equity investments, loan commitments and financial guarantees, which under IAS 39 were scoped into IAS 37, and contract assets that fall within the scope of application of IFRS 15 “Revenue from Contracts with Customers”.

The Group has reviewed its rules for identifying any deterioration in the credit standing of counterparties and measuring expected losses using a time horizon of 12 months.

Following the analyzes carried out, the net accounting values of trade receivables and other loans and receivables claimed by the various companies of the Group at the transition date are lower than those resulting from the consolidated financial statements at December 31, 2017 for EUR 3.6 million and EUR 0,6 million respectively.

Hedge accounting

The objective of the new model introduced by IFRS 9 is to simplify hedge accounting by aligning it more closely with risk management activities and permitting the application of hedge accounting rules to a large number of financial instruments that qualify as hedging instruments and to risk components that qualify as hedged items. The new standard, however, does not address macro hedges, which is the subject of a separate project by the IASB.

IFRS 9 permits a choice of two approaches upon initial application of the standard, by which entities may i) apply Chapter 6 “Hedge Accounting” of IFRS 9; or ii) continue applying the hedge accounting rules contained in IAS 39 until the IASB issues, and the European Union endorses, the new accounting standard on macro hedges.

The Group has decided to continue applying the hedge accounting rules contained in IAS 39. Over the forthcoming years the Group will assess whether to adopt the general hedge accounting framework provided by IFRS 9.

Other aspects of IFRS 9: Modifications of liabilities

In July 2017, the IASB clarified the accounting treatment introduced by IFRS 9 for modifications of financial liabilities that do not result in the derecognition of a liability. In such cases, it was confirmed that only one accounting rule applies, which requires the recognition of a gain or loss in the income statement, corresponding to the modification made to the amortised cost of the modified financial liability. The IASB’s decision puts an end to the practice (in application of IAS 39) of amortising the resulting gain or loss over the contractual term of the modified liability by adjusting the effective interest rate applied for the remaining term.

The retrospective application as of 1 January 2018 of the clarified rule to the accounting of modifications of financial liabilities that do not result in the derecognition of the financial liability (because they are not considered substantial) had no material impact on the Group.

Accounting standards, amendments and IFRS interpretations not yet endorsed by the European Union

Standards already issued, but for which the endorsement process required for their adoption has not been completed at the date of preparation of these Interim condensed consolidated financial statements, are listed below. This list is of standards and interpretations that the Group reasonably expects to be applicable in the future. The Group intends to adopt those standards when they become effective.

IFRS 16 Leases

IFRS 16 was published in January 2016 and supersedes IAS 17 Leasing, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases - Incentives, and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 establishes principles for the recognition, measurement, presentation and disclosure of leases, requiring lessees to account for all leases in the financial statements on the basis of a single model similar that used to account for finance leases in accordance with IAS 17. The standard provides two exemptions for recognition by lessees: leases where the underlying asset has a low value (such as personal computers) and short-term leases (e.g. leases with a term of 12 months or less). Upon lease commencement, a lessee recognises a liability for the lease payments (lease liability) and an asset for the right to use the underlying asset for the duration of the lease (right-of-use asset). Lessees will be required to separately recognise the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will be required to remeasure the lease liability upon the occurrence of certain events. The lessee generally recognises remeasurements as adjustments to the right-of-use asset.

Accounting under IFRS 16 for lessors is mainly unchanged from the current accounting under IAS 17. Lessors shall continue to classify each lease using the same classification as under IAS 17, distinguishing between two types of lease: an operating lease or a finance lease. IFRS 16 requires more extensive disclosures by lessors and lessees compared to IAS 17.

IFRS 16 will be effective for annual periods beginning on or after 1 January 2019. Early application is permitted, but not before the entity applies IFRS 15. Lessors may choose to apply the standard using a fully retrospective approach or a modified retrospective approach.

As part of this principle, the Group has undertaken an analysis process aimed at identifying the main impacts deriving from its application.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments address the conflict between IFRS 10 and IAS 28 in relation to the loss of control of a subsidiary through the sale or contribution of such subsidiary to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or transfer of assets constituting a business as defined in IFRS 3, between an investor and its associate or joint venture should be fully recognised. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, is also recognised only within the limits of the amount held by third-party investors in the associate or joint venture. The IASB has indefinitely postponed the effective date of these changes, but if an entity decides to apply them in advance it should do so on a prospective basis.

IFRS 2 Classification and Measurement of Share-based Payment Transactions — Amendments to IFRS 2

The IASB has issued amendments to IFRS 2 Share-based payments that relate to three main areas: the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments; the classification of share-based payment transactions with a net settlement feature for withholding tax obligations; and accounting for a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. Upon adoption, entities must apply the amendments without restating previous periods, but retrospective application is permitted if chosen for all three amendments and if other conditions are met. Companies are required to apply the amendments for annual periods beginning on or after 1 January 2018. Earlier adoption is permitted.

Annual Improvements to IFRSs: 2014-2016 Cycle:

The document published on 8 December 2016 (including IFRS 1 First-Time Adoption of International Financial Reporting Standards - Deletion of short-term exemptions for first-time adopters, IAS 28 Investments in Associates and Joint Ventures — Measuring investees at fair value through profit or loss: an investment-by-investment choice or a consistent policy choice, IFRS 12 Disclosure of Interests in Other Entities — Clarification of the scope of the Standard) partially supplements the existing standards.

IFRIC 22 - Foreign Currency Transactions and Advance Consideration (published on 8 December 2016).

This interpretation provides guidelines for foreign currency transactions when non-monetary prepayments or advances are recorded in the financial statements, before the recognition of the related asset, cost or revenue. It provides guidance on how an entity must determine the date of a transaction, and consequently, the spot exchange rate to be used for foreign currency transactions in which payment is made or received an advance. IFRIC 22 applies from 1 January 2018, but early adoption is permitted.

IFRIC 23 — Uncertainty over Income Tax Treatments (published on 7 June 2017)

This document addresses the matter of uncertainties regarding the tax treatment to be adopted for income tax and specifies that uncertainties in determining tax liabilities or assets should only be reflected in the financial statements when it is likely that the entity will pay or receive the amount in question. In addition, the document does not contain any new disclosure requirement, but emphasises that the entity must establish whether it is necessary to provide information regarding the considerations made by management concerning the uncertainty in the accounting for taxes, in accordance with IAS 1. The new interpretation applies from 1 January 2019, but early adoption is permitted.

4. KEY INFORMATION RELATING TO THE SCOPE OF CONSOLIDATION

As required by IFRS 10 paragraph B80 and following, in 2016 the control requirement was assessed to verify the conditions that resulted in the classification of subsidiaries and joint ventures.

No events or circumstances occurred in 2017 that would alter the conclusions reached in the financial years for the following companies:

•                  EI Towers S.p.A. (40% shareholding) - de facto control, as it has sufficient rights to have the practical ability to unilaterally direct the relevant activities due to the dispersion of votes at board meetings.

•                  The companies Boing S.p.A. (51% shareholding), Mediamond S.p.A. (50% shareholding), and Fascino S.r.l. (50% shareholding) represent joint ventures for the Group, namely arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

Incorporation, acquisition of new companies, capital increases and sale of subsidiaries

•                  on 11 January 2017, the Mediaset España Group established the company Concursos Multiplataformas S.A.. This company has been consolidated on a line-by-line basis;

•                  on 24 January 2017 the company Integracion Transmedia SAU changed its name to Alea Media S.A. and on the same date the subsidiary Mediaset España S.A. sold its 60% equity interest in the company. This investment has been consolidated using the equity method;

•                  on 23 March 2017, the subsidiary Mediaset España Comunicación S.A. sold its 100% holding in the company Premiere Megaplex S.A.U.;

•                  on 3 April 2017 the subsidiary EIT Radio S.r.l. acquired three companies operating in Veneto and belonging to the Rova Group, which were then merged into the parent EIT Radio S.r.l. on 22 June;

•                  on 4 May 2017, the subsidiary RTI S.p.A. acquired 100% of the share capital of the company Unione di Trasmissioni Televisive S.r.l., which holds the broadcasting license to digital terrestrial channel 20 (LCN 20). This company has been consolidated on a line-by-line basis and, based on the substance of the transaction, has been designated as an asset acquisition rather than an IFRS 3 business combination. On 8 November the merger by acquisition of the company in RTI S.pA. was formalized with effect from 13 November 2017.

•                  on 18 May 2017, the subsidiary Videotime S.p.A. established the company Videotime Produzioni S.p.A.; as of 1 July the business unit relating to the production and creation of television programmes was transferred to that company as part of the corporate restructuring of the Mediaset Group. At 31 December, this company was consolidated on a line-by-line basis;

•                  on 15 June 2017 the merger by acquisition of the company Media4commerce S.p.A. into the parent RTI S.p.A. was formalised, effective as of 1 July 2017;

•                  on 15 June 2017 the merger by acquisition of the company Promoservice Italia S.r.l. into the parent Publitalia ‘80 S.p.A. was formalised, effective as of 1 July 2017;

•                  on 19 June 2017, the subsidiary RTI S.p.A. purchased the 11.11% equity interest held in the company Mediaset Premium S.p.A. from its shareholder Telefonica, bringing its holding up to 100% of the share capital;

•                  on 22 June 2017, the shareholders’ meeting of FP Tower S.r.l. (a subsidiary of Towertel S.p.A.) approved the merger of FP Tower into its parent;

•                  on 22 June 2017 the subsidiary EIT Radio acquired 100% of the share capital of the company Ganora TV S.r.l.. On 18 July, the merger by acquisition of the company into the parent EIT Radio S.r.l. was formalised;

•                  on 25 July 2017 the subsidiaries Publitalia ‘80 S.p.A. and Publiespaña S.A established the company AdTech Ventures S.p.A.. The company has been consolidated on a line-by-line basis;

•                  on 26 July 2017 the subsidiary EIT Radio S.r.l. acquired 100% of the share capital of the company Gepra S.r.l., which was merged by acquisition into the parent on 22 September 2017;

•                  on 31 July 2017, Radiomediaset S.p.A, having obtained the necessary authorisations, acquired 100% of the share capital, effective as of 1 August, of the companies RadioSubasio S.r.l. and Radio Aut S.r.l., which own the regional radio broadcasters Radio Subasio, the leading radio station in central Italy by coverage and audience share, Radio Subasio+ and Radio Suby. The companies have been consolidated starting from 1 August 2017 on a line-by-line basis.

•                  on 28 September 2017 the subsidiary company RTI S.p.A. sold its equity interest of 99.17% in Videotime S.p.A. to the parent company Mediaset S.p.A. Subsequent on 19 december 2017 was approved the merger by acquisition of this company in Mediaset S.p.A.

•                  On 13 December 2017 the subsidiary Publiespaña SAU acquired a 30.14% interest in the share capital of the company Netsonic SL , thereby becoming the sole shareholder of the company.

•                  on 15 December 2017 the subsidiary EIT Radio S.r.l. acquired 100% of the share capital of the company MULTIRETI S.r.l. The company has been consolidated on a line-by-line basis;

•                  on 20 December 2017 the company Mediaset Investment N.V. was established. The company has been consolidated on a line-by-line basis. This company is not operating as the reference date of this Annul Report.

At 31 December 2017, the Group’s equity interest in EI Towers S.p.A. rose from 40.6% at 31 December 2016 to 42.03% due to additional purchases of own shares by EI Towers during the year, as part of a share buy-back programme approved by the Shareholders’ Meeting on 20 April 2017 and by the Board of Directors on 4 May 2017.

At 31 December 2017 the equity interest held in Mediaset España Group rose from 50.2% at 31 December 2016 to 51.63% due to purchases of own shares by Mediaset España, as part of a share buy-back programme approved by the Shareholders’ Meeting on 27 April for the purchase of a maximum EUR 100 million of shares. The programme was brought to a close on 28 August 2017 with the purchase of a total 9,282,275 shares, equal to 2.756% of the share capital. . The Shareholders’ Meeting held on 18 April 2018 resolved to reduce share capital by cancelling own shares in portfolio.

Incorporation, acquisition of new companies, capital increases and sale of associates

•                  On 5 April 2017 the subsidiary Mediaset España Comunicacion SA acquired a 40% interest in the share capital of the company Melodia Producciones S.L.. This investment has been consolidated using the equity method.

•                  On 2 August 2017 the subsidiary Mediaset España S.A. sold a 34.66% equity interest in the associate Emission Digital Catalunya S.A.

•                  on 4 August 2017, the subsidiary RTI S.p.A. acquired 49% of the share capital of Studio 71 Italia S.r.l. (51% owned by the ProsiebenSat1 group). This investment has been consolidated using the equity method;

•                  On 13 September 2017 the subsidiary RTI S.p.A. subscribed a rights issue by the company SuperguidaTV S.r.l., acquiring 7.3% of the share capital. On 31 October 2017 RTI S.p.A. subscribed another increase in the share capital, thereby raising its equity investment in the company to 20.24% of the share capital.

•                  On 19 September 2017 the subsidiary Mediaset Investment S.a.r.l. subscribed a rights issue by Nessma Broadcast S.a.r.l., thereby raising its equity interest in the company to 32.30% of the share capital.

•                  On 29 September 2017 AdTech Ventures S.p.A. subscribed a 33.3% equity interest in European Broadcaster Exchange Ltd (EBX), a joint venture owned equally with TF1 and ProsiebenSat1. This investment has been consolidated using the equity method.

•                  On 27 October 2017 the subsidiary Mediaset España Comunicacion SA acquired a 30% interest in the share capital of the company Bulldog TV Spain SL. This investment has been consolidated using the equity method.

Incorporation, acquisition of new companies, capital increases and sale of minority interests

•                  on 11 January 2017, the subsidiary RTI S.p.A. purchased a 5.618% equity interest in the companies Prosiebensat.1 Digital Content GP LTD and Prosiebensat.1 Digital Content LP, which operate in the main free on-line video distribution platforms;

•                  on 20 January 2017, RTI S.p.A. completed the purchase of 9.26% of the share capital of the company Midnight Call S.r.l., an online market place for household services;

•                  on 22 June 2017, the subsidiary Medusa Film S.p.A. sold its 15% equity interest in the company Cinecittà Digital Factory S.r.l.;

•                  with regard to the investment held in Deporvillage SL, following a rights issue on 15 May 2017, which was subscribed solely by Advertisement 4 Adventures SLU, the equity interest held by Advertisement 4 Adventures SLU in that company rose from 11.82% to 12.54%, while the interest held by RTI S.p.A. fell from 7.17% to 6.99%.

•                  In July 2017, following a rights issue by the company Job Digital Network SL, which was not subscribed by the subsidiaries RTI S.p.A. and Advertisement 4 Adventures SL, the equity investments held by the subsidiaries in the company were diluted to 8% and 6.89% respectively.

•                  on 17 July 2017 the subsidiary Radiomediaset S.p.A. sold a part of its equity investment in Tavolo Editori Radio S.r.l, thereby lowering its equity interest in the company from 12.60% to 9.50% of the share capital.

•                  in August 2017 the subsidiaries RTI S.p.A. and Advertisement 4 Adventures SLU converted into shares convertible bonds held, thereby acquiring respectively a 2.39% and 4.59% equity interest in the share capital of the company 21 Button App SL.

•                  the subsidiary Publitalia ‘80 S.p.A. sold its 10% equity interest in the share capital of the company Grattacielo S.r.l.

•                  on 27 October 2017 the subsidiary Radiomediaset S.p.A. sold its 19% equity interest in the company RMC2 S.r.l.

The table below shows the main income statement — balance sheet figures for the year for the subsidiaries that have material non-controlling interests as required by IFRS 12 paragraph 12 and paragraph B10 of the Operating Guide.

	EI Towers	Mediaset
	Group (*)	España Group

Minorities stake	60.0%	49.79%
Minorities stake (net of own shares) (*)(*)	58.0%	48.37%
Minority interests in net profit (*)(*)	31.8	97.1
Minority interests in share capital, reserves and retained earnings	23.2	435.4
Current Assets	71.9	408.2
Non Current assets	902.2	826.8
Current Liabilities	115.0	302.5
Non Current Liabilities	364.9	32.4
Revenues	263.7	996.3
Profit or (loss) for the year	54.4	197.3
Other Comprehensive Income Statement items	0.2	0.3
Comprehensive Statement of Income	54.6	197.6
Cash flow from operating activities	90.0	425.8
Cash flow from investing activities	(54.0)	(189.2)
Cash flow from financing activities	(121.8)	(292.5)
Dividends Cash-Out	(149.1)	(175.7)

(*) The amount of shareholders’ equity attributable to non-controlling interest for the EI Towers Group has been calculated net of the consolidation entries

(*)(*) The amount attributable to non-controlling interests and the profit (loss) attributable to non-controlling interests have been calculated excluding the treasury shares of the investee

The table below shows the main significant income statement — balance sheet figures for the year for the significant jointly controlled entities, as required by IFRS 12 paragraph 20 and paragraph B12 and B13 of the Operating Guide.

		Mediamond	Fascino P.G.T
Joint Ventures	Boing S.p.A.	S.p.A.	S.rl. (*)

Current Assets	29.9	114.5	39.4
Cash and Cash Equivalents	—	—	—
Non Current Assets	6.5	0.4	1.1
Current Liabilities	15.3	108.0	—
Current Financial Liabilities	—	2.0	—
Non Current Liabilities	0.2	3.1	40.5
Non Current Financial Liabilities	0.9	—	—
Revenues	46.3	234.5	65.7
Profit or (loss) for the period	6.6	—	3.2
Other Comprehensive Income Statement items	—	—	—
Comprehensive Income	6.6	—	3.2
Amortisation and Depreciation	4.0	0.1	0.2
Income Taxes	(2.6)	(0.1)	(2.4)
Dividends Cash-Out	4.3	—	1.0

(*) Italian GAAP financial statements reclassified to IAS-IFRS for disclosure purposes

5. BUSINESS COMBINATIONS

Radio Subasio and Radio Aut

On 31 July, RadioMediaset S.p.A., after obtaining the necessary authorisations, acquired the companies Radio Subasio S.r.l. and Radio Aut S.r.l., which control the regional broadcasters Radio Subasio, the leading broadcaster in central Italy by coverage and audience share, Radio Subasio+ and Radio Suby. The acquisition became effective as of 1 July and was closed at a purchase price of EUR 25 million (which may be raised by a maximum of EUR 5 million over the next few years, if set performance targets are reached). The acquisition qualifies as a business combination and, in accordance with IFRS 3, the difference, equal to EUR 25.0 million, between the purchase price paid and the net carrying amount of the acquired assets and liabilities at the date of acquisition of control was definitively allocated to immaterial assets in relation to the Radio Subasio trademark and the radio broadcasting frequencies and on a residual basis at start-up.

The following table shows the purchase price paid, the fair value of the assets and liabilities acquired at the date of acquisition and the purchase price allocation. The purchase price allocation process for the net assets acquired was completed at the date of publication of these consolidated financial statements on the basis of independent expert assessments.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date

Radio frequency user rights	—	22.0	22.0
Intangible assets	0.2	5.0	5.2
Tangible assets	3.6	—	3.6
Deferred tax assets/liabilities	0.4	(7.7)	(7.3)
Trade receivables/payables	(0.0)	—	(0.0)
Post employment benefit plans	(0.6)	—	(0.6)
Other assets/(liabilities)	(0.6)	—	(0.6)
Financial assets/(liabilities)	0.7	0.5	1.2
Cash and cash equivalent	1.3	—	1.3

Total net acquired assets	5.0	19.9	24.8
			—

Net acquisition price	30.0	—	30.0
			—

Goodwill	25.0	(19.9)	5.2

EI Towers — Final purchase price allocations for acquisitions in 2017

As reported in the section Key Information relating to the Scope of Consolidation, the EI Towers Group made a series of acquisitions over 2017, with some of the acquired companies then merged into Group companies.

Specifically, on 3 April EI Towers S.p.A. acquired 100% of the share capital of Giancarlo Rova S.r.l., S.T.A. S.r.l.. and Magif Telecomunicazioni S.r.l. for a total purchase price of EUR 6.2 million, inclusive of a forecast earn-out of EUR 0.1 million. On 22 June the companies Giancarlo Rova S.r.l., S.T.A. S.r.l. and Magif Telecomunicazioni S.r.l. were merged by acquisition into EIT Radio S.r.l., a direct subsidiary of EI Towers S.p.A.

On 22 June EIT Radio S.r.l. acquired 100% of the share capital of Ganora TV S.r.l. for a purchase price of EUR 0.9 million.

On 26 July EIT Radio S.r.l. acquired 100% of the share capital of Gepra S.r.l. for a purchase price of EUR 0.8 million, inclusive of a forecast earn-out of EUR 0.1 million. Subsequently, on 22 September Gepra S.r.l. was merged by acquisition into EIT Radio S.r.l.

The following table reports the purchase price paid, the fair value of the assets acquired and the liabilities assumed at the acquisition date and the relative purchase price allocation, which at the date of publication of these consolidated financial statements had been completed.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	—	7.3	7.3
Tangible assets	0.3		3.6
Deferred tax assets/liabilities	—	(2.0)	(7.3)
Other assets/(liabilities)	0.3
Financial assets/(liabilities)	—		(0.6)
Cash and cash equivalent	0.5		1.2

Total net acquired assets	1.1	5.3	6.4

Net acquisition price	7.9	—	7.9

Goodwill	6.8	(5.3)	1.5

EI Towers — Provisional purchase price allocations for acquisitions in 2017

On 15 June EIT Radio S.r.l. acquired 100% of the share capital of Multireti S.r.l. for a provisional purchase price of EUR 15.2 million.

The following table reports the purchase price paid and the fair value of the assets acquired and liabilities assumed at the acquisition date.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	—		—
Tangible assets	2.2		2.2
Deferred tax assets/liabilities	0.0		0.0
Other assets/(liabilities)	0.5		0.5
Cash and cash equivalent	0.1		0.1

Total net acquired assets	2.8		2.8

Net acquisition price	15.2		15.2

Goodwill	12.5		12.5

Cash and cash equivalents acquired			0.1
Purchase price			15.2
Portion of price not paid at December 31, 2016			1.8
Net cash flows absorbed by the acquisition			13.3

The acquisitions qualify as business combinations and, in accordance with IFRS 3, the purchase price paid will be allocated to the net assets acquired. At the reporting date of these consolidated financial statements, the purchase price was provisionally allocated to goodwill for a total of EUR 12.5 million. Within twelve months from the acquisition date, the purchase price paid will be analysed to assess the fair value of the net assets acquired. If the assessment identifies property, plant and equipment and intangible assets with a definite useful life, the provisional amounts recognised upon acquisition will be adjusted and the adjustments applied retrospectively at the acquisition date.

EI Towers — Final purchase price allocations for acquisitions in 2016

During the year, purchase price allocations were finalised for acquisitions made during the previous year, which resulted in the reclassification of assets and liabilities.

On 30 November 2016 EIT Radio S.r.l. acquired 100% of the share capital of Società Bresciana Telecomunicazioni S.r.l. and the company BT S.r.l. for a purchase price of EUR 19.1 million, inclusive of a forecast earn-out of EUR 0.6 million. Subsequently, on 20 December 2016 the companies Società Bresciana Telecomunicazioni S.r.l. and BT S.r.l. were merged by acquisition into EIT Radio S.r.l.

On 19 December 2016 Towertel S.p.A. acquired 100% of the share capital of FP Tower S.r.l. for a purchase price of EUR 3.5 million, inclusive of a forecast earn-out of EUR 0.5 million. On 22 June 2017 the company was merged by acquisition into Towertel S.p.A.

	Book values recorded in		Book values
	the acquired company		recorded in the
	at the acquisition date	Adjustment for final	acquired company at
Net acquired assets	(provisional allocation)	allocation	the acquisition date
Intangible assets	0.0	25.0	25.0
Tangible assets	2.4	—	2.4
Deferred tax assets/liabilities	—	(7.0)	(7.0)
Other assets/(liabilities)	0.0	—	0.0
Financial assets/(liabilities)	(0.2)	—	(0.2)
Cash and cash equivalent	0.2	18.0	18.3

Total net acquired assets	0.2	18.0	18.3

Net acquisition price	19.9	2.7	22.6

Goodwill	19.7	(15.4)	4.3

Comparative amounts as at 31 December 2016 have been restated to reflect the effects of the price allocation process at the acquisition date, as required by paragraph 49 of IFRS 3. In particular, the previous year’s profit has been modified by EUR 25 thousand to take account of the amortisation of the assets allocated to customer relations, net of the relative tax effect.

6. SEGMENT REPORTING

As required under IFRS 8, the following information relates to the operating segments identified on the basis of the Group’s present organisational structure and internal reporting system.

The Group’s main operating segments, already included in the analysis of results contained in the Report on Operations, are the same as the geographical area (Italy and Spain) identified according to the location of operations. These operations are then segmented further, to monitor the performance of the business areas operating in each country, which are identified according to their economic profile (type of product, process and reference market). In relation to Spain, which corresponds to the Mediaset España Group, no relevant activities have been identified other than the core business of television, which is therefore the same as that entity.

The following paragraphs contain the information and reconciliations required under IFRS 8 in relation to profits, losses, assets and liabilities, based on this segmentation process. The information can be extrapolated from the two sub-consolidated financial statements prepared at that level, while the information provided for the three operating segments based in Italy has been given with reference to the earnings and operational activities directly attributable to them.

Geographical sectors

The following tables report key financial information for the two geographical operational areas of Italy and Spain, as at 31 December 2017 and 2016 respectively.

The tables have been prepared on the basis of specific sub-consolidated financial statements in which the carrying amount of the equity investments held by companies belonging to a segment in companies belonging to another segment have been kept at their respective purchase cost and eliminated upon consolidation. Likewise, in the sector income statement, income and expenses (relating to any dividends received from these investments) have been included under Income from other equity investments.

The inter-segment assets figures relate to the elimination of equity investments recognised under the assets of the Italy geographic sector in Mediaset España.

Non-monetary costs relate to the provisions for risks and charges and the costs of stock option and incentive plans.

2017	ITALY	SPAIN	Eliminations/ Adjustments	MEDIASET GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,634.8	996.3	—	3,631.0
Inter-segment revenues	1.4	—	(1.4)	—
Consolidated net revenues	2,636.2	996.3	(1.4)	3,631.0
%	73%	27%	0%	100%
EBIT	70.9	245.3	0.2	316.5
Financial income/(losses)	(27.5)	(1.2)	—	(28.7)
Income/(expenses) from equity investments valued with the equity method	5.6	2.7	—	8.4
Income/(expenses) from other equity investments	88.1	0.5	(88.2)	0.4
EBT	137.1	247.4	(88.0)	296.5

Income taxes	(32.5)	(50.1)	(0.0)	(82.6)
NET PROFIT FROM CONTINUING OPERATIONS	104.6	197.3	(88.1)	213.9

Net Gains/(Losses) from discontinued operations	—	—	—	—

NET PROFIT FOR THE PERIOD	104.6	197.3	(88.1)	213.9
Attributable to:
- Equity shareholders of the parent company	78.3	197.5	(185.2)	90.5
- Minority Interests	26.3	(0.2)	97.2	123.3

OTHER INFORMATION
Assets	5,031.8	1,235.0	(486.1)	5,780.8
Liabilities	3,066.3	334.9	(2.9)	3,398.3
Investments in tangible and intangible non current assets	438.4	187.4	(0.2)	625.6
Amortization	892.7	203.8	(0.4)	1,096.1
Other non monetary expenses	36.7	3.5	—	40.2

(*) Includes the change in “Advances for the purchase of broadcasting rights”

2016	ITALY	SPAIN	Eliminations/ Adjustments	MEDIASET GROUP

MAIN INCOME STATEMENT FIGURES
Revenues from external customers	2,675.0	992.0	—	3,667.0
Inter-segment revenues	0.9	—	(0.9)	—
Consolidated net revenues	2,675.9	992.0	(0.9)	3,667.0
%	73%	27%	0%	100%
EBIT	(413.6)	224.4	(0.0)	(189.2)
Financial income/(losses)	(87.5)	(0.1)	—	(87.7)
Income/(expenses) from equity investments valued with the equity method	4.8	3.1	—	7.9
Income/(expenses) from other equity investments	80.3	(1.6)	(84.1)	(5.5)
EBT	(416.1)	225.8	(84.1)	(274.4)

Income taxes	103.1	(55.1)	(0.1)	47.9
NET PROFIT FROM CONTINUING OPERATIONS	(313.0)	170.7	(84.2)	(226.5)

Net Gains/(Losses) from discontinued operations	—	—	—	—

NET PROFIT FOR THE PERIOD	(313.0)	170.7	(84.2)	(226.5)
Attributable to:
- Equity shareholders of the parent company	(296.0)	171.0	(169.5)	(294.5)
- Minority Interests	(17.0)	(0.3)	85.3	68.0

OTHER INFORMATION
Assets	5,842.1	1,302.7	(600.3)	6,544.5
Liabilities	3,689.4	319.4	(9.8)	3,999.0
Investments in tangible and intangible non current assets	519.2	191.5	(0.2)	710.4
Amortization	1,144.0	217.4	(0.3)	1,361.1
Other non monetary expenses	155.4	0.8	—	156.2

(*) Includes the change in “Advances for the purchase of broadcasting rights”

(*) Includes the change in “Advances for the purchase of broadcasting rights”

The following table shows the cash flow statement for each geographical area.

CASH FLOW STATEMENT -	ITALY		SPAIN
GEOGRAPHICAL DETAIL	2017	2016	2017	2016

Operating profit	70.9	(413.6)	245.3	224.4
+ Depreciation and amortisation	892.7	1,144.0	203.8	217.4
+ Other provisions and non-cash movements	36.4	154.2	4.5	(4.7)
+ Change in working capital/ other assets and liabilities	(45.7)	130.0	(12.0)	43.5
- Interests paid/received	(2.4)	(4.7)	1.2	0.1
- Income tax paid	(36.0)	(29.9)	(33.1)	(33.7)
Net cash flow from operating activities [A]	916.0	980.1	409.6	447.1

CASH FLOW FROM INVESTING ACTIVITIES:

Proceeds from the sale of fixed assets	7.5	4.8	1.9	—
Proceeds from the sale of equity investments	6.8	—	8.8	2.4
Interests and other financial income received	—	—	0.0	0.5
Purchases in television rights	(429.9)	(473.0)	(177.3)	(171.4)
Changes in advances for television rights	35.0	8.9	4.1	(5.6)
Purchases of other fixed assets	(78.2)	(66.5)	(14.2)	(14.6)
Changes in debt for investment (including hedging operations)	(498.0)	(662.6)	(12.5)	(11.5)
Equity investments	(1.5)	(1.3)	(0.4)	(0.8)
Changes in other financial assets	(5.2)	10.9	(1.9)	(7.8)
Loans to other companies (granted)/repaid	—	—	—	—
Dividends received	93.2	84.9	2.3	2.6
Business combination net of cash acquired	(47.3)	(84.9)	—	—
Changes in the consolidation area	(0.5)	—	—	—
Net cash flow from investing activities [B]	(918.1)	(1,178.8)	(189.2)	(206.2)

CASH FLOW FROM INVESTING ACTIVITIES:
Share Capitale issues	—
Change in treasury shares	(49.1)	(15.6)	(100.8)	(91.4)
Net changes in financial liabilities	628.2	271.1	0.3	(3.2)
Corporate Bond	(530.0)	—	—	—
Dividends paid	(88.1)	(22.7)	(175.7)	(167.4)
Net changes in other financial assets/liabilities	(0.2)	(1.6)	—	1.6
Interests (paid)/received	(58.1)	(55.1)	(0.8)	(1.1)
Net cash flow from financing activities [C]	(97.3)	196.3	(277.1)	(261.5)

CHANGE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	(99.4)	(2.3)	(56.6)	(20.6)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR [E]	138.0	140.2	190.8	211.4

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR [F=D+E]	38.6	138.0	134.1	190.8

Italy: Operating segments

Operating segments have been reported in the Report on Operations, where details on performance for the year can be found.

With reference to the financial position figures for the EI Towers Group, the amount relating to goodwill is not the same as the amount shown in the consolidated statement of financial position of the EI Towers Group, but instead represents the value generated at consolidated level by the Mediaset Group attributable to that segment.

Income Statement Summary 2017	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Revenues from external customers	2,555.3	80.9	—	2,636.2
Inter-segment revenues	—	182.7	(182.7)	—
Consolidated net revenues	2,555.3	263.7	(182.7)	2,636.2
%	97%	11%	(7)%	100%

Operating costs from thrid parties	(1,542.5)	(130.1)	—	(1,672.5)
Inter-segment operating costs	(180.3)	(2.5)	182.7	—
Total Operating Costs	(1,722.7)	(132.6)	182.7	(1,672.5)
Amortisation, depreciation and write-downs	(851.7)	(41.1)	—	(892.7)
EBIT	(19.1)	90.0	—	70.9

Income Statement Summary 2016	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Revenues from external customers	2,603.9	72.0	—	2,675.9
Inter-segment revenues	—	180.7	(180.7)	—
Consolidated net revenues	2,603.9	252.7	(180.7)	2,675.9
%	97%	9%	(7)%	100%

Operating costs from thrid parties	(1,815.4)	(130.1)	—	(1,945.4)
Inter-segment operating costs	(177.7)	(3.0)	180.7	—
Total Operating Costs	(1,993.1)	(133.1)	180.7	(1,945.4)
Amortisation, depreciation and write-downs	(1,099.9)	(44.1)	—	(1,144.0)
EBIT	(489.1)	75.5	—	(413.6)

Operating Assets and Investments 31st December 2017	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Television rights	1,131.5	—	—	1,131.5
Other tangible and intangible non current assets	614.1	391.2	(1.0)	1,004.2
Goodwill	150.0	502.3	(335.1)	317.2
Trade receivables	875.0	55.2	0.0	930.2
Inventories	25.3	2.4	—	27.7
Operating assets	2,795.8	951.1	(336.1)	3,410.8

Other current and non current assets	1,813.5	23.1	(215.6)	1,621.0
Total Assets	4,609.3	974.1	(551.6)	5,031.8

Investments in television rights (*)	429.9	—	—	429.9
Other investments	50.7	27.5	—	78.2
Investments in tangible and intangible assets	480.6	27.5	—	508.1

(*) Does not include the change in “Advances for the purchase of broadcasting rights”

Operating Assets and Investments 31st December 2016	INTEGRATED TELEVISION OPERATIONS	EI TOWERS	ELIMINATIONS / ADJUSTMENTS	GEOGRAPHICAL SEGMENT ITALY

Television rights	1,476.8	—	—	1,476.8
Other tangible and intangible non current assets	655.7	389.2	(1.2)	1,043.7
Goodwill	144.8	488.4	(335.1)	298.1
Trade receivables	1,036.0	39.9	—	1,075.9
Inventories	23.1	3.2	—	26.3
Operating assets	3,336.3	920.7	(336.3)	3,920.8

Other current and non current assets	2,040.9	104.1	(223.7)	1,921.3
Total Assets	5,377.3	1,024.8	(560.0)	5,842.1

Investments in television rights (*)	473.0	—	—	473.0
Other investments	39.0	27.5	—	66.5
Investments in tangible and intangible assets	512.0	27.5	—	539.5

(*) Does not include the change in “Advances for the purchase of broadcasting rights”

The main operating assets allocated to the Italy sector include television and movie broadcasting rights assigned to the Integrated Television Operations segment, the library (films, dramas, mini-series, TV films and cartoons), long-running self-produced drama series, and entertainment, news and sport rights serving both the free-to-air and Mediaset Premium channels. In particolare, i diritti sportivi includono i diritti di trasmissione del campionato di Serie A dei principali club italiani per la stagione 2018.

Other tangible and intangible assets mainly relate to:

•                  for the Integrated Television Operations segment, television and radio frequency user rights and related transmission equipment, equipment supporting television production centres, IT systems, and the upgrading of management offices and other properties and investments relating to development of the Mediaset Premium subscription-based pay-TV platform;

•                  for EI Towers, they include land, buildings and the equipment related to the broadcasting network.

NOTES ON MAIN ASSET ITEMS

7. NON CURRENT ASSET

Below are tables showing the changes over the last two years in the original cost, accumulated amortisation and depreciation, write-downs and the net carrying amount of all the main non-current assets.

7.1. Property, plant and equipment

						Tangible
				Technical and		assets under
	Land and		Plant and	commercial	Other tangible	formation and
HISTORICAL COST	building	Towers	machinery	equipment	assets	advances	Total

Balance at 1/1/2016	276.5	172.8	970.5	116.2	137.6	34.8	1,708.4

Changes in the consolidation area	6.9	4.3	17.9	0.3	3.8	0.0	33.2
Additions	1.6	0.7	25.0	1.9	1.8	27.5	58.4
Other changes	(3.0)	0.7	17.8	0.9	1.3	(20.6)	(2.9)
Disposals	(1.1)	(0.4)	(7.1)	(0.4)	(2.8)	(2.4)	(14.2)
	—	—	—	—	—	—	—

Balance at 31/12/2016	280.9	178.2	1,024.1	118.9	141.7	39.2	1,783.0

Changes in the consolidation area	0.6	1.5	20.9	0.4	1.1	1.3	25.9
Additions	3.7	1.5	14.5	1.4	2.4	24.4	47.9
Other changes	6.6	0.9	20.1	1.2	3.4	(30.7)	1.5
Disposals	(5.6)	(0.3)	(8.4)	(0.2)	(1.3)	(3.1)	(18.8)
	—	—	—	—	—	—	—

Balance at 31/12/2017	286.3	181.8	1,071.3	121.7	147.3	31.1	1,839.6

						Tangible
				Technical and		assets under
AMORTISATION AND	Land and		Plant and	commercial	Other tangible	formation and
DEPRECIATION	building	Towers	machinery	equipment	assets	advances	Total

Balance at 1/1/2016	(146.8)	(96.9)	(785.7)	(93.6)	(123.8)	—	(1,247.0)

Changes in the consolidation area	(1.9)	(1.7)	(16.2)	(0.2)	(3.5)	—	(23.5)
Additions	0.9	—	0.2	(0.1)	0.1	—	1.2
Other changes	0.7	0.3	7.3	0.3	2.8	—	11.4
Disposals	(6.5)	(7.0)	(55.5)	(6.3)	(4.8)	—	(80.1)
Amortisation	—	(0.1)	(0.0)	—	—	—	(0.1)
Depreciation and write-downs	—	—	—	—	—	—	—

Balance at 31/12/2016	(153.6)	(105.5)	(850.0)	(99.8)	(129.1)	—	(1,337.8)

Changes in the consolidation area	—	(1.1)	(17.2)	(0.3)	(1.1)	—	(19.7)
Additions	(4.6)	—	—	(0.1)	(0.3)	—	(5.0)
Other changes	1.6	0.2	8.3	0.2	1.2	—	11.5
Disposals	(6.2)	(7.2)	(52.8)	(5.4)	(4.5)	—	(76.0)
Amortisation	—	(0.1)	(0.0)	—	—	—	(0.1)
Depreciation and write-downs

Balance at 31/12/2017	(162.8)	(113.7)	(911.5)	(105.5)	(133.8)	—	(1,427.3)

						Tangible
				Technical and		assets under
	Land and		Plant and	commercial	Other tangible	formation and
NET BOOK VALUE	building	Towers	machinery	equipment	assets	advances	Total

Balance at 1/1/2016	129.7	75.8	184.9	22.6	13.8	34.8	461.4

Changes in the consolidation area	5.7	2.6	1.8	0.1	0.4	0.0	10.6
Additions	1.6	0.7	25.0	1.9	1.8	27.5	58.4
Other changes	(1.7)	0.7	17.8	0.8	1.4	(20.6)	(1.6)
Disposals	(0.4)	(0.0)	0.1	(0.0)	(0.0)	(2.4)	(2.8)
Amortisation	(6.6)	(7.0)	(55.5)	(6.3)	(4.8)	—	(80.2)
Depreciation and write-downs	—	(0.1)	(0.0)	—	—	—	(0.2)

Balance at 31/12/2016	128.4	72.7	174.0	19.1	12.5	39.2	445.7

Changes in the consolidation area	0.6	0.4	3.7	—	0.0	1.3	6.2
Additions	3.7	1.5	14.5	1.4	2.4	24.4	47.9
Other changes	1.0	0.9	20.4	1.2	3.1	(30.7)	(4.2)
Disposals	(3.9)	(0.1)	(0.0)	(0.0)	(0.1)	(3.1)	(7.2)
Amortisation	(6.2)	(7.2)	(52.8)	(5.4)	(4.5)	—	(76.0)
Depreciation and write-downs	—	(0.1)	(0.0)	—	—	—	(0.1)

Balance at 31/12/2017	123.6	68.1	159.7	16.2	13.5	31.2	412.3

Additions for the period to the item property, plant and equipment, amounting to EUR 54.1 million, included EUR 4.7 million for business combinations, EUR 23.5 million relating to purchases for the year and EUR 26.6 million to prepayments classified as assets in progress and advances.

The main categories of additions, inclusive of the capitalisation of advances, can be summarised as follows:

•                  EUR 4.7 million referred to land and buildings, mainly in relation to construction work on production centres, purchases of land during the year on which transmission towers are located and business combinations for EUR 0.6 million;

•                  EUR 41.4 million referred to plant and equipment and Towers and included EUR 2.3 million of capital expenditure by EI Towers and its subsidiaries on the construction of transmission towers and equipment; EUR 3.5 million of capital expenditure on communications systems and radio bridges to improve radio signal transmission across the nation; and EUR 7.8 million mainly relating to technology upgrades for obsolescence and compliance work on safety systems under Italian Law 81/08. The item also included EUR 4.1 million of additions resulting from changes in the scope of consolidation. Additions resulting from the reclassification of advances totalled EUR 21.3 million and referred to the completion during the year of assets in progress and installation and maintenance work on sites, consisting of extraordinary maintenance on fire safety systems, electrical and mechanical safety systems and obsolete emissions systems;

•                  Additions to the item Tangible assets in progress and advances amounted to EUR 25.7 million, of which EUR 8.0 million referred to Mediaset España Group. They consisted mainly of capital expenditure on towers and equipment, the development of radio signal control infrastructure and site maintenance and transfer. EUR 3.0 million of the total figure referred to the creation of a connection service network for the Internet of Things.

Decreases for the year consisted primarily of the sale of the property in Via Della Moscova, Milan, owned by Radiomediaset, and the sale of set-top boxes recognised as assets in progress last year.

7.2 Television and movie rights

	HISTORICAL COST	AMORTISATION	DEPRECIATION	NET BOOK VALUE

Balance at 1/1/2016	9,215.1	(6,937.2)	(72.1)	2,205.9
Changes in the consolidation area	—	—	—	—
Additions	549.2	—	—	549.2
from Intangible assets under formation and advances	94.8	—	—	94.8
Other changes	(324.0)	328.4	(3.4)	1.0
Disposals	(119.3)	118.4	—	(0.8)
Amortisation	—	(1,084.5)	—	(1,084.5)
(Write-offs)/Write-ups	—	—	(135.8)	(135.8)

Balance at 31/12/2016	9,415.8	(7,574.9)	(211.2)	1,629.7
Changes in the consolidation area	—	—	—	—
Additions	517.5	—	—	517.5
from Intangible assets under formation and advances	89.4	—	—	89.4
Other changes	(336.3)	333.3	(1.6)	(4.6)
Disposals	(140.9)	139.1	—	(1.9)
Amortisation	—	(954.3)	—	(954.3)
(Write-offs)/Write-ups	—	—	(2.7)	(2.7)

Balance at 31/12/2017	9,545.4	(8,056.8)	(215.5)	1,273.2

Additions for 2017 totalled EUR 606.9 million (EUR 644.0 million in 2016) and consisted of EUR 517.5 million of purchases for the year (EUR 549.2 million as at 31 December 2016) and EUR 89.4 million (EUR 94.8 million as at 31 December 2016)of capitalisations of advances paid to suppliers (recognised as assets in progress and advances as at 31 December 2016). The purchases refer to Italian sector for EUR 363.5 million and for 154.0 million refer to Spain sector.

Other changes includes rights expired under contracts and contract cancellations.

Purchases for the year included EUR 43.6 million for broadcasting rights that will commence after 31 December. At 31 December 2017, broadcasting rights that had yet to commence totalled approximately EUR 242.8 million (EUR 624.9 million at 31 December 2016) and mainly consisted of digital terrestrial pay television rights to broadcast the matches of major Serie A football clubs for the 2018 season.

7.3 Goodwill

Total

Balance at 1/1/2016	938.4
Additions from business combinations	26.2

Balance at 31/12/2016 (as for 2016 Annual Report)	964.7
Final PPA 2016	(15.4)

Final balance at 31/12/2016 (restated)	949.3
Additions from business combinations	19.2

Final balance at 31/12/20167	968.5

Goodwill fell by EUR 15.4 million as a result of allocations to Customer Relations and the recognition of related deferred tax liabilities, as part of the purchase price allocation process required by IFRS 3 for corporate acquisitions occured in the previous year.

The increase in goodwill of EUR 19.1 million for 2017 was driven by acquisitions made by the EI Towers Group, totalling EUR 13.9 million, and the goodwill, totalling EUR 5.2 million, recognised on the acquisition of Radio Subasio S.r.l. and Radio Aut S.r.l. This amount represents the residual goodwill resulting from the allocation of the purchase price to the Radio Subasio trademark and to the radio broadcasting frequencies acquired, as reported in the section Business combinations.

For the acquisitions made by the EI Towers Group in 2017, which generated a provisional goodwill wich has been accounted on Goodwill for EUR 12.5 million, within twelve months from the acquisition date, the purchase price paid will be analysed to assess the fair value of the net assets acquired and liabilities assumed, as required by IFRS 3. If the assessment identifies property, plant and equipment and intangible assets with a definite useful life, the provisional amounts recognised upon acquisition will be adjusted and the adjustments applied retrospectively at the acquisition date.

At 31 December 2017 goodwill was tested for impairment, as required on at least an annual basis by IAS 36, as reported in Note 7.4 Assessment of recoverability of goodwill and other assets.

7.4 Assessment of recoverability of goodwill and other intangible assets (Impairment testing)

As at 31 December 2017, in accordance with IAS 36, goodwill, intangible assets with an indefinite useful life or not yet available for use and other non current assets for which indicators and evidence of impairment have been identified at the reporting date, have been tested for recoverability (Impairment Test).

Impairment testing was conducted on the cash-generating units to which goodwill and the other assets are allocated, by assuming the higher between Fair Value, where available or determinable, and Value in Use determined from multi-yearplans based on the assumptions and guidelines approved by Mediaset S.p.A. Board of Directors on 27 March 2018.

The CGUs are identified taking into account how goodwill is monitored for internal purposes. Coherently with the Group’s organisational and business structure, the CGUs coincide with the operating segments reported in accordance with IFRS 8 (Mediaset España, EI Towers), or with the business lines (Free-to-Air TV, Pay TV and Radio sector activities) included in the integrated TV segment, where the recoverable amount of assets or groups of asset can be directly correlated with and measured from cash flows that are specific and separable from others within the segment.

The Impairment Test carried out as at 31 December 2017 confirmed the recoverability of the carrying amounts and no further write-downs were necessary.

The following table shows the amounts and the allocation of goodwill to the respective CGUs (for 2016 prior to carrying out the Impairment Test). The variation in this caption in the last two years is shown in Note 7.3.

CGU	31/12/2017	31/12/2016

Mediaset España	651.3	651.3
EI Towers	167.2	153.3
Italian free-to-air TV	142.8	142.8
Radio	7.2	2.0

Total	968.5	949.4

Group goodwill amounts to EUR 968.5 million, while assets with an indefinite useful life amount to EUR 85.2 million and relate to “Cuatro multiplex” value, allocated by the subsidiary Mediaset España in 2010, during purchase price allocation process subsequent to the acquisition of television activities from the Prisa Group.

Goodwill allocated to the Mediaset España CGU, amounting to EUR 651,3 million, has been generated, for EUR 363.2 million by the purchase price allocation performed at the control acquisition process of the subsidiary by Mediaset Group; the remaining EUR 288.1 million was generated by business combinations completed by the Spanish Group in the following period. The recoverable amount of goodwill allocated to the Mediaset España CGU was confirmed at the reporting date based on its Fair Value assumed to be the market capitalization of the Mediaset España Group, measured on the basis of the share price at 31 December 2017.

Goodwill amounting to EUR 167.2 million allocated to the EI Towers CGU was generated for EUR 119.0 million on the acquisition of the controlling stake held by the Mediaset Group in the company DMT S.p.A.

in 2012 and for EUR 49.7 million euros on acquisitions carried out by the EI Towers Group in the following period. The recoverable amount of goodwill allocated to the EI Towers CGU was confirmed at the reporting date, based on its fair value, assumed to be the market capitalization of the EI Towers Group, measured on the basis of the share price at 31 December 2017.

Goodwill and other activities relating to the Free TV Italia CGU, mainly consisting of the residual carrying amount of television and cinema rights at 31 December 2017, have been tested for impairment estimating the value in use based on the discounted cash flows derived from the five-years plans (2018-2022) drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on 27 March 2018.

Goodwill relating to the Radio CGU represents the residual value determined at the end of the process of definitive allocation of the accounting values (Purchase Price Allocation) both from the acquisition of the companies of the former Finelco Group now attributable to RadioMediaset carried out in 2016, and from the acquisition of the companies Radio Subasio Srl in 2017 and Radio Aut S.r.l.. As part of this evaluation process, the current values of other intangible assets relating to the Radio Studio 105 trademark, Radio Subasio trademarks and the radio transmission frequencies were also determined based on appropriate appraisals drawn up by an independent expert. Goodwill and other activities relating to the Radio CGU were tested for impairment estimating the value in use based on the discounting of cash flows derived from the five-years plans (2018-2022) drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on 27 March 2018.

The forecasts included in the plans represent management’s best estimate, also taking into account information available from the main external sources consisting of performance of the shares on the stock exchange and forecasts of developments in the Group’s markets from the main specialist observers. Mediaset’s market capitalization at the reporting date was significantly higher than the Group’s shareholders’ equity reported in the last approved consolidated financial statements. The main operating assumptions used to produce the long-term forecasts relate to the expected performance of advertising revenues, which are assumed to grow at a moderate rate, also in view of the various scenarios provided by the main external forecasts available at the measurement date and the prospects of economic recovery expected within the planning horizon.

The rate used to discount future cash flows for the CGU Free and Radio was set at 5.6% (6.3 % in December 2016). The rate was estimated by calculating the weighted average cost of capital, after tax, based on the financial structure determined on an aggregate basis for these operations, taking into account the current market valuation of the cost of money, and assuming a risk-free rate equal to the average annual return on ten-year government bonds in Italy, with a long-term equity risk premium of 5.1%. The calculation of the cost of equity also included an additional prudential component amounting to 1% in order to reflect difficulties in forecasting, also resulting from the historical comparison between actual and estimated cash flows.

The growth rate used to extrapolate the financial flows beyond the explicit periods, was assumed to be equal to 1.5%, in line with the most recent medium/long-term inflation forecast produced by the International Monetary Fund.

Sensitivity analyses on the financial parameters adopted in determining the value in use were also carried out by fluctuating the discount rate and the growth rate in the respective CGUs.

With reference to the sensitivity analysis on the Radio CGU, a correspondence between the recoverable value and the book value emerges when considering: (i) a WACC of 5.0%, considering a g-rate equal to 0%, (ii) a WACC of 6.2%, considering a g-rate equal to 1.5%, (iii) a WACC of 6.6%, considering a g-rate equal to 2%. This analysis shows that the surplus of the recoverable value compared to the reference book value is nil by assuming more prudential scenarios compared to the base case. Given the size of the coverage, the achievement of the plan objectives will be closely monitored on an infra-annual basis.

With reference to the sensitivity analysis on the TV Free CGU, a correspondence between the recoverable value and the book value emerges when considering: (i) a WACC of 12.4%, considering a g-rate equal to 0%, (ii) a WACC of 13.3%, considering a g-rate equal to 1.5%, (iii) a WACC of 13.6%, considering a g-rate equal to 2%. This analysis shows that the surplus of the recoverable value compared to the reference book value is nil by assuming more prudential scenarios compared to the base case.

The valuation of the recoverability of the assets relating to the Pay TV CGU, consisting mainly of the residual value of intangible assets with a definite useful life relating to the contents of sport events, subject to impairment in the 2016 consolidated financial statements, and to film and TV series rights, was carried out in continuity with that prepared in the consolidated financial statements for the year ended 31 December 2016.

Taking into account the “opportunistic” strategic scenarios adopted by the Group with respect to the renewal of the main sports rights (Champions League assigned to Sky Italia for the 2018/2021 and Serie A rights assigned to Mediapro) and the prospects for refocusing business pay, indicated by the management in the guidelines of the Group business plan communicated on 18 January 2017, the assessment of the recoverability of these assets was carried out using the fair value method, according to the measurement methods established by IFRS 13 - Fair Value Measurement - and no further losses have been identified. In consideration of the non-financial nature of the assets being valued and the specific features of the markets in which they are traded, reference was made to the levels included in the hierarchy envisaged by IFRS 13 for category 2 inputs (observable inputs different from quoted prices) as shown below.

In particular:

•                  the recoverability of the residual book value at 31 December 2017 of the exclusive television rights for the digital terrestrial Pay transmission relating to the Serie A Championship until the end of the 2017/2018 season and the contractual commitments relating to the UEFA Champions League competition, for which the Group holds exclusive rights on all broadcast platforms until the end of the 2017/2018 season, which were impaired at 31 December 2016, was confirmed by using prices from recent television rights bids as the main observable elements (level 2 input) in relation to the assignment of similar rights for the coming season.

•                  the assessment of the recoverability of the Cinema and Series rights (Pay TV and SvoD), mainly relating to the exclusive multi-annual framework agreements for the various broadcasting platforms, in place with the Warner Bros and Universal majors was carried out by referring to recent transaction prices with independent third parties for the same or comparable types of products subject to assessment, integrated with sector specific indicators, certifying the high quality of Major contents. These assessments has been also confirmed by the consideration foreseen for the main platforms included in the commercial agreements signed between Mediaset and Sky on 30 March 2018. The fair value measurement for these assets qualifies as part of the fair value hierarchy required by IFRS 13, level 2.

Management obtained a fairness opinion from an independent expert assessing the adequacy of the methodology, the application process and the conclusions reached.

7.5 Other Intangible Assets

	Patents and				Intangible
	intellectual				assets in	Other
	property			Customer	progress and	intangible
HISTORICAL COST	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2016	260.4	296.2	579.3	190.0	161.0	92.4	1,579.3
Changes in the consolidation area	2.9	43.3	90.1	13.5	—	5.6	155.5
Additions	5.7	0.0	0.5	10.3	99.2	—	115.7
Other changes	7.2	—	—	2.0	(107.9)	(7.7)	(106.5)
Disposals	(1.6)	—	—	—	(0.8)	—	(2.4)
Balance at 31/12/2016	274.6	339.5	669.9	215.7	151.6	90.4	1,741.6

PPA recognition on 2016 investments	—	—	—	25.0	—	—	25.0

	274.6	339.5	669.9	240.8	151.6	90.4	1,766.6
Changes in the consolidation area	0.0	5.0	22.0	7.3	0.1	0.5	34.9
Additions	4.0	—	16.2	17.8	56.8	0.2	94.9
Other changes	7.0	(13.7)	(0.5)	0.2	(99.0)	(4.9)	(111.0)
Disposals	(0.6)	—	(0.0)	—	(0.1)	(0.0)	(0.7)

Balance at 31/12/2017	285.0	330.9	707.6	266.1	109.3	86.1	1,784.7

	Patents and				Intangible
	intellectual				assets in	Other
	property			Customer	progress and	intangible
AMORTISATION AND DEPRECIATION	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2016	(240.8)	(175.1)	(250.4)	(37.8)	(28.5)	(91.4)	(824.0)
Changes in the consolidation area	(2.9)	(0.3)	(21.6)	—	—	(5.4)	(30.2)
Other changes	—	—	—	—	0.1	7.5	7.7
Disposals	1.6	—	—	—	—	—	1.7
Amortisation	(10.9)	(9.0)	(15.9)	(9.7)	—	(0.5)	(45.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)
	—	—	—	—	—	—	—
Balance at 31/12/2016	(252.9)	(184.4)	(287.9)	(48.2)	(28.5)	(89.7)	(891.5)

PPA recognition on 2016 investments	—	—	—	(0.1)	—	—	(0.1)

	(252.9)	(184.4)	(287.9)	(48.3)	(28.5)	(89.7)	(891.6)
Changes in the consolidation area	(0.0)	—	—	—	—	—	(0.0)
Other changes	(0.2)	13.4	0.5	0.7	0.4	5.3	20.1
Disposals	0.6	—	0.0	—	—	—	0.7
Amortisation	(11.8)	(9.9)	(18.3)	(12.4)	—	(0.4)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)
Balance at 31/12/2017	(264.3)	(180.9)	(305.7)	(60.0)	(28.3)	(84.8)	(923.9)

	Patents and				Intangible
	intellectual				assets in	Other
	property			Customer	progress and	intangible
NET BOOK VALUE	rights	Trademarks	Licences	relations	advances	assets	Total

Balance at 1/1/2016	19.7	121.0	328.9	152.0	132.6	1.0	755.3
Changes in the consolidation area	0.1	43.1	68.5	13.5	—	0.2	125.3
Additions	5.7	—	0.5	10.3	99.2	—	115.7
Other changes	7.2	—	—	2.0	(107.8)	(0.2)	(98.7)
Disposals	(0.0)	—	—	—	(0.8)	—	(0.8)
Amortisation	(10.9)	(9.0)	(15.9)	(9.7)	—	(0.5)	(45.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.1)	—	(0.1)

Balance at 31/12/2016	21.7	155.1	382.0	168.1	123.1	0.5	850.6

PPA recognition on 2016 investments	—	—	—	24.9	—	—	24.9

	21.7	155.1	382.0	193.1	123.1	0.5	875.6
Changes in the consolidation area	—	5.0	22.0	7.3	0.1	0.2	34.6
Additions	4.0	—	16.2	17.8	56.8	0.2	94.9
Other changes	6.8	(0.3)	—	0.2	(98.7)	0.4	(91.6)
Disposals	(0.0)	—	—	—	(0.1)	—	(0.1)
Amortisation	(11.8)	(9.9)	(18.3)	(12.4)	—	(0.4)	(52.9)
(Depreciation), (write-downs)/write-ups	—	—	—	—	(0.2)	—	(0.2)

Balance at 31/12/2017	20.8	150.0	401.8	205.3	81.0	0.8	860.4

Additions to the item Patents and intellectual property rights totalled EUR 10.8 million. The figure includes EUR 6.8 million relating mainly to the purchase and upgrade of existing software, which in the previous year was recognised under Intangible assets in progress and advances.

The item Trademarks includes:

•                  the trademark of Spanish radio broadcaster Cuatro, valued at EUR 104.0 million. This asset was recorded as a result of the Purchase Price Allocation process carried out by Mediaset España Comunication S.A. during the 2011 financial year. The amortisation period has been estimated at 20 years;

•                  the trademark of the radio broadcaster Radio 105, valued at EUR 40.5 million, This asset was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the Finelco Group in 2016. The amortisation period has been estimated at 25 years;

•                  the trademark of the radio broadcaster Radio Subasio, valued at EUR 5.0 million, which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the companies Radio Subasio and Radio Aut, as reported in the section Business combinations. The amortisation period has been estimated at 25 years, starting from the effective date of acquisition.

Licences include rights to use television frequencies held by the subsidiary Elettronica Industriale S.p.A. used in Italy for the operation of domestic networks using digital terrestrial technology, as well as the television broadcasting license of the Cuatro Multiplex, valued at EUR 85.2 million during the allocation of the purchase price paid by the subsidiary Mediaset España in 2010, in relation to the acquisition of Prisa Group’s television operations. The residual carrying amount of the frequency user rights held by Elettronica Industriale S.p.A. was confirmed in the impairment testing on the Free-to-Air TV Italy CGU, as reported in Note 7.4 above. The recoverability of the carrying amount of the television broadcasting licence for the Cuatro Spanish Multiplex was determined in the impairment testing on the Mediaset España CGU, as reported in Note 7.4 above.

The item also includes EUR 131.3 million of user rights to radio broadcasting frequencies held by Mediaset Group radio broadcasters (Monradio S.r.l., Radio Studio 105, Virgin Radio, Radio Subasio and Radio Aut). That amoun also includes EUR 22.0 million which was recognised following the final allocation of the purchase price paid for the acquisition of the radio broadcasting assets of the companies Radio Subasio and Radio Aut, as reported in the section Business combinations.

Additions for the year referred primarily to the value recognised for the authorisation to provide audiovisual services in Italy and the accompanying allocation of the automatic numeration of the general-interest digital terrestrial channel “canale 20” (formerly ReteCapri) associated with LCN 20, LCN 120 (+1 delayed simulcast), and LCN 520 (HD version), owned by the company Unione di Trasmissioni Televisive S.r.l. (UTT), which was acquired by RTI in the second quarter and subsequently merged by acquisition. Based on the remaining life, and the procedures and requirements for the renewal of the authorisation, this intangible asset’s remaining useful life is estimated to be until the end of October 2032.

The item customer relations refers to the intangible assets recognised in the financial statements following the purchase price allocation process completed by EI Towers S.p.A. A useful life of 20 years has been estimated for these assets on the basis of technical considerations relating to the outlook for developments in radio, television and telephone signal transmission systems. During the year, the item rose by EUR 50.0 million. Of that figure, EUR 24.9 million was recognised following the final allocation of the goodwill resulting from the purchase price allocation process for the acquisition of the companies Società Bresciana Telecomunicazioni S.r.l. and BT S.r.l , and the merger by acquisition of FP Tower S.r.l. into Towertel S.p.A.; EUR 17.8 million referred to the assets and business units acquired by EI Tower S.p.A. over the year; and EUR 7.3 million related to business combinations.

Intangible assets in progress and advances refer mainly to advance payments made to suppliers for the acquisition of broadcasting rights, for dubbing services and for options on programme production and to the launch of production. Additions for the period mainly included advances paid to broadcasting rights owners and advances paid in relation to the production of long-running TV drama series.

7.6 Investments in associates and joint ventures

The following is a breakdown of equity investments, showing the ownership interest held and the carrying amounts of the equity investments valued with the equity method for the two years compared.

	31/12/2017		31/12/2016
		Book Value		Book Value
	Stake %	(EUR million)	Stake %	(EUR million)
Associated companies

Blasteem S.r.l.	40.0%	1.1	40.0%	1.2
Furia de Titanes A.I.E.	34.0%	—	34.0%	—
La Fabrica De La Tele SL	30.0%	2.4	30.0%	2.2
MegaMedia Televisión SL	30.0%	0.6	30.0%	0.4
Pegaso Television INC	43.7%	1.9	43.7%	1.5
Producciones Mandarina S.L.	30.0%	2.1	30.0%	2.4
Società Funivie Maddalena S.p.A.	31.0%	0.7	31.0%	0.7
Supersport Television S.L.	30.0%	0.9	30.0%	0.9
Titanus Elios S.p.A.	30.0%	2.1	30.0%	2.0
Other	—	0.4	—	0.2

Total		13.0		11.5

Joint Ventures
Boing S.p.A.	51.0%	10.2	51.0%	9.0
Emissions Digital de Catalunya SA	—	—	34.7%	8.8
Fascino P.G.T. S.r.l.	50.0%	12.8	50.0%	11.7
Mediamond S.p.a.	50.0%	2.8	50.0%	2.9
Tivù S.r.l.	48.2%	2.0	48.2%	3.4

Total		28.4		35.8

Total Associated and Joint Ventures		41.4		47.3

For the item Equity Investments in associates and joint ventures, the main decreases during the year consisted of:

•                  the acquisition of a 49% equity interest in the company Studio 71 Italia S.r.l, for a total of EUR 0.6 million;

•                  the acquisition of a 20.2% equity interest in the company SuperguidaTV S.r.l, for a total of EUR 0.2 million;

•                  the acquisition of a 33.3% interest in the joint venture European Broadcaster Exchange Ltd (EBX), for a total of EUR 0.6 million.

Decreases in the item consisted primarily of the sale of a 34.66% equity interest in the company Sociedad Emision Digital Cataluña under agreements made by the subsidiary Mediaset España.

The following table provides key income statement and balance sheet figures for associates and joint ventures.

		Shareholders’	Liabilities and
2017 FY	Assets	Equity	minorities	Revenues	Net Result

Alea Media S.A.	2.9	0.1	2.8	7.8	—
Aunia Publicidad Interactiva S.L.U.	0.9	—	0.9	1.4	—
Blasteem S.r.l.	2.2	0.6	1.6	1.3	(0.2)
LaFabrica De La Tele SL	13.5	7.8	5.7	28.8	4.3
Megamedia Television SL	3.8	2.1	1.7	10.5	1.3
Melodia Producciones S.L.	2.2	(0.2)	2.4	7.8	—
Società Funivie Maddalena S.p.A.	—	—	—	—	—
Producciones Mandarina S.L.	7.6	7.0	0.6	6.8	0.2
Titanus Elios S.p.A.	21.6	7.0	14.6	4.5	1.2
Studio 71 Italia S.r.l.	1.4	1.2	0.2	—	(0.3)
Superguida TV S.r.l.	—	—	—	—	—
Supersport Television S.L.	5.7	3.0	2.7	14.2	1.5
	—	—	—	—	—

Total	61.8	28.6	33.2	83.1	8.0

		Shareholders’	Liabilities and
2016 FY	Assets	Equity	minorities	Revenues	Net Result

Aunia Publicidad Interactiva S.L.U.	0.7	—	0.7	1.5	—
Blasteem S.r.l.	1.8	0.8	1.0	—	0.4
Emission Digital de Catalunya S.A.	6.7	(5.1)	11.8	14.7	(6.5)
LaFabrica De La Tele SL	13.9	7.3	6.6	27.9	3.8
Megamedia Television SL	3.2	1.5	1.7	7.8	1.0
Pegaso Television INC (*) (**)	—	3.4	—	—	(0.4)
Producciones Mandarina S.L.	9.5	8.0	1.5	12.5	1.2
Supersport Television S.L.	6.0	3.0	3.0	15.7	1.5
Titanus Elios S.p.A.	23.1	6.6	16.5	4.6	0.8
Tivù S.r.l.	11.3	7.0	4.3	12.7	1.9

Total	76.2	32.5	47.1	97.4	3.7

(*) Figures converted to euros, based on financial statement figures denominated in USD

(**) Consolidated data

7.7 Other Financial Assets

						Fair Value
	Balance at	Changes in the				Adjustments /		Balance at
	31/12/2016	consolidation area	Increases	Decreases	Financial income	Impairment	Other changes	31/12/2017

Equity Investments	32.2	0.0	30.1	(0.5)	—	—	(0.5)	61.4
Financial receivable (due over 12 months)	13.2	—	2.5	(1.3)	—	—	0.6	15.0

Hedging derivatives	15.8	—	(15.4)	—	—	—	—	0.4

TOTAL	61.2	0.0	17.2	(1.8)	—	—	0.1	76.7

Additions to the item Investments relate to both the equity investments that form part of the AD4Venture equity investment operation, totalling EUR 5.1 million, and the subscription by the subsidiary RTI S.p.A. of a 5.618% equity interest in the companies Prosiebensat.1 Digital Content GP LTD and Prosiebensat.1 Digital Content LP, which operate on the major free on-line video distributions platforms, for a total amount of EUR 25 million. Other changes consisted of the reclassification to non-current assets held for sale of the equity investment held in the company ISalud Health Service, following sale agreements made in December by Mediaset España. The sale was completed in the first quarter of 2018.

The item Financial receivables mainly includes EUR 7.0 million of receivables from associates and EUR 3.7 million of loans granted by the Mediaset España Group to the company Pegaso Televisión Inc.

The item Hedging derivatives mainly refers to the non-current portion of the fair value of derivatives used to hedge the foreign exchange and interest rates.

7.8 Deferred Tax Assets and Liabilities

	31/12/2017	31/12/2016

Deferred tax assets	512.7	518.3
Deferred tax liabilities	(133.2)	(124.4)

Net position	379.4	393.9

The deferred tax assets and liabilities shown above are calculated on the basis of temporary differences between the amounts recognised in the financial statements and the corresponding amounts recognised for tax purposes.

Deferred tax assets and liabilities are measured on the basis of the current tax rates applicable at the time the differences are offset.

Tax assets and liabilities arising from actuarial valuations of defined benefit plans, movements in hedging reserves for future cash flows and the effects of consolidation adjustments recognised at equity are recognised directly through shareholders’ equity.

The following tables show the breakdown of changes in deferred tax assets and deferred tax liabilities for the two years.

			Through
	Balance at	Through Income	Shareholders’	Business		Balance at
DEFERRED TAX ASSETS	1/1	Statement	Equity	combinations	Other changes	31/12

2016	409.4	107.1	(0.1)	1.2	0.6	518.3
2017	518.3	(21.9)	10.5	0.5	5.3	512.7

			Through
DEFERRED TAX	Balance at	Through Income	Shareholders’	Business		Balance at
LIABILITIES	1/1	Statement	Equity	combinations	Other changes	31/12

2016	(83.0)	6.3	(3.7)	(40.2)	(3.8)	(124.4)
2017	(124.4)	4.1	4.4	(10.3)	(7.0)	(133.2)

Credits/(debits) through profit or loss, relating to Deferred tax assets, included EUR 61.8 million in proceeds from tax losses transferred in 2017 by companies scoped into the Italian tax consolidation arrangement, as they did not generate taxable income in the reporting year; EUR 22.7 million of deferred tax assets generated in the year as a result of temporary differences between the carrying amounts and the corresponding values for tax purposes; and EUR 106.4 million of uses (of which EUR 18.9 million relating to the Mediaset España Group). Deferred tax liabilities included EUR 1.6 million of provisions for deferred tax liabilities and EUR 5.7 million of uses in the year.

The item Tax charged to equity includes the changes in deferred tax assets and liabilities relating to the valuation reserve for cash flow hedging derivatives and reserves for actuarial gains and losses.

The item business combinations refers to the final allocations of the purchase price paid for the acquisition by RTI in July of 100% of the share capital of Radio Subasio S.r.l. and Radio Aut S.r.l. and for the acquisitions made by the EI Towers Group during the year, as reported in Note 5 Business combinations.

With regard to deferred tax assets, Other changes mainly included reclassifications of deferred tax assets and deferred tax liabilities.

The tables below provide details of the temporary differences giving rise to deferred tax assets and liabilities for the last 2 years.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2017	differences	31/12/2016

Deferred tax assets related to:

Property, plant and equipment	8.1	3.0	3.6	0.9
Non current intangible assets	61.5	19.8	96.8	26.8
Television and movie rights	243.0	59.0	341.5	82.8
Provision for receivables write-off	51.3	12.3	52.5	13.3
Provisions for risks and charges	130.0	34.1	202.2	50.9
Post-employment benefit plans	40.6	9.7	39.8	9.6
Provisions for equity investments write-off	158.0	39.5	217.0	54.3
Inventories	6.9	1.9	6.3	1.7
Hedging derivatives	43.6	10.5	1.3	0.3
Tax losses that can be brought forward	855.1	205.2	639.9	153.6
Other temporary differences	210.8	52.6	222.5	55.4
Consolidation adjustments	233.1	65.0	246.5	68.8

Total	2,041.9	512.7	2,070.0	518.3

Deferred tax assets amount to EUR 512.7 million and, in addition to the tax effects relating to consolidation adjustments for EUR 65.0 million, include EUR 101.0 million for temporary differences generated within the Mediaset España Group, EUR 6.0 million for the EI Towers Group, EUR 0.8 million for Radiomediaset and its subsidiaries and EUR 339.2 million for the Italian tax consolidation area, including EUR 205.2 million for the totality of IRES tax losses that can be carried forward indefinitely within the tax consolidation area (EUR 855.1 million).

The recognition of deferred tax assets is based on the forecasts of expected taxable income for future years. With particular reference to tax losses generated into Italian tax consolidation perimeter, the recoverability test has been performed determining the future taxable income on the basis of the five-year plans (2018-2022) used for impairment testing for the explicit period, and, through extrapolation from the latter, of the expected taxable income for the subsequent periods. In performing this valuation, the future effects arising from the temporary differences on which deferred tax liabilities have been recorded, are considered.

Deferred tax assets relating to the item Provisions for equity investment write-downs included an amount of EUR 39.3 million for the tax effect resulting from the write-down for impairment in previous years by Mediaset España of the investment held in Edam Acquisition Holding I Cooperatief U.A.

	Temporary	Tax effect	Temporary	Tax effect
	differences	31/12/2017	differences	31/12/2016

Deferred tax liabilities related to:

Non current tangible assets	22.2	6.1	21.2	5.8
Non current intangible assets	405.8	118.3	374.2	102.9
Television and movie rights	—	—	—	—
Provision for receivables write-off	1.2	0.3	1.2	0.3
Post-employment benefit plans	30.8	7.4	29.5	7.2
Hedging derivatives	2.0	0.5	18.8	4.5
Other temporary differences	2.0	0.5	12.9	3.6
Consolidation adjustments	0.5	0.1	0.3	0.1

TOTAL	464.4	133.2	458.1	124.4

The most significant components of intangible assets included the EUR 13.5 million tax effect from customer relations, which was recognised under intangible assets following the purchase price allocation process conducted by the subsidiary EI Towers S.p.A.; the EUR 20.3 million tax effect resulting from the final allocation of the purchase price paid for the acquisition last year of the Finelco Group; and EUR 7.4 million arising from final allocation of the purchase price paid for the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l., as reported in the section Business combinations.

8 CURRENT ASSETS

8.1 Inventories

The item at the reporting date breaks down as follows:

			31/12/2016 Net	31/12/2015 Net
	Gross	Write-downs	value	value

Raw and ancillary materials, consumables	5.1	(2.6)	2.5	3.4
Work in progress and semi-finished products	2.2	—	2.2	2.2
Finished goods and products	32.0	(3.2)	28.8	27.5

Totale	39.3	(5.8)	33.5	33.0

Raw materials, ancillary materials and consumables mainly include replacement parts for radio and television equipment. The write-down reported was for materials with slow turnover, which were written down to bring them into line with their estimated net realisable value .

Work in progress and semi-finished goods mainly include production sets and television productions in the making.

Finished goods and products mainly include:

•                  television productions mainly attributable to R.T.I. S.p.A. totalling EUR 13.9 million (EUR 18.0 million at 31 December 2016) and to the Mediaset España Group for a total of EUR 5.8 million;

•                  cam, smart card and set-top box/bundle stocks for Mediaset Premium totalling EUR 1.3 million (EUR 1.4 million at 31 December 2016);

•                  television broadcasting rights expiring within one year, for the residual amount until their expiry, totalling EUR 1.6 million (EUR 2.1 million at 31 December 2016);

•                  products held for sale to large-scale retailers and B2C customers for a total of EUR 3.6 million (EUR 2.4 million at 31 December 2016)

8.2 Trade receivables

The item at the reporting date breaks down as follows:

	Balance at 31/12/2017
	Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2016

Receivables from customers	1,081.0	1,079.1	1.9	1,199.0
Receivables from related parties	57.0	57.0	—	59.0

Total	1,138.0	1,136.1	1.9	1,258.0

The item Receivables from customers includes EUR 118.6 million of receivables due from Sky Italia S.r.l. (EUR 336.9 million at 31 December 2016) for the sub-licensing of the D package of the tender award for the broadcasting rights to the Serie A League Championship for the 2016–2018 seasons.

The breakdown by type, risk class, concentration and maturity is reported in Note 14 below.

The breakdown of receivables from related parties is reported in Note 16 below (Related-Party Transactions).

8.3 Tax Credits, Other Receivables and Current Assets

8.3.1 Tax credits

This item, amounting to EUR 55.4 million (EUR 53.3 million at 31 December 2016) includes EUR 31.4 million relating to net credits due from the tax authorities to the Group’s Italian companies scoped into the Italian tax consolidation arrangement (EUR 30.5 million at 31 December 2016).

In addition, this item included EUR 8.2 million (EUR 8.7 million at 31 December 2016) representing the net IRAP tax position for Group companies with respect to advances paid, and EUR 15.2 million (EUR 13.6 million at 31 December 2016) for the tax credits of the subsidiary Mediaset España S.A..

8.3.2 Other receivables and current assets

	31/12/2017	31/12/2016

Other receivables	101.9	166.8
Prepayments and accrued income	112.9	122.1

TOTAL	214.8	288.8

Other receivables mainly include:

•                  advances totalling EUR 40.1 million to suppliers, contractors and agents, paid to advertising professionals and suppliers, and to suppliers, artists and professionals involved in television productions (EUR 49.6 million at 31 December 2016);

•                  receivables totalling EUR 19.6 million due from factoring companies for the transfer of trade receivables without recourse, for which settlement by the factor had not occurred at the reporting date. During the year a total of EUR 514.0 million (EUR 503.5 million at 31 December 2016) of receivables were sold without recourse to factoring companies;

•                  the current portion, amounting to EUR 1.3 million, of the receivable from the associate Boing relating to the sale of the business unit on 1 April 2013.

Accrued income and prepayments, of which EUR 12.7 million relating to the Mediaset España Group, mainly consist of costs attributable to future years relating to:

•                  EUR 56.7 million in prepayments on broadcasting rights not yet disputed for UEFA Champions League matches for the 2017/2018 season, acquired from Union des Associations Européennes de Football;

•                  EUR 1.5 million in H3G band costs due to the company 3Lettronica Industriale S.p.A.;

•                  EUR 20.5 million in costs connected with the DVB-T reconfiguration of third-party digital networks;

•                  EUR 1.8 million in smart card costs and vouchers.

8.4. Current financial assets

	31/12/2017	31/12/2016

Financial receivables (due within 12 months)	20.0	29.3
Securities	—	9.8
Financial assets for hedging derivatives (cash flow hedge)	0.2	9.9
Financial assets for derivatives with no hedging purpose	0.1	6.3

Total	20.3	55.2

Current financial receivables include EUR 15.8 million (EUR 19.0 million at 31 December 2016) in government subsidies for movie productions made by Medusa Film S.p.A. and Taodue, which had been approved but not paid at the reporting date; EUR 1.6 million in relation to current accounts managed by Mediaset S.p.A. on behalf of associates and joint ventures; and EUR 2.5 million in receivables due from associates.

The change in the item Securities and other current financial assets was driven by the sale of bonds held by the subsidiary Mediaset Investment S.a.r.l.

Financial assets for hedging derivatives consisted almost exclusively of the current portion of the fair value of foreign exchange derivatives.

Financial assets for derivatives with no hedging purpose show the fair value of derivatives held for hedging purposes (but for which hedge accounting has not been opted), to hedge the risk of changes in the fair value of items recognised in the financial statements, in particular receivables and payables denominated in foreign currency.

8.5 Cash and Cash Equivalents

Below is a breakdown of the item:

	31/12/2017	31/12/2016

Bank and postal deposits	172.6	328.2
Cash in hand and cash equivalents	0.1	0.5

Total	172.7	328.8

Of the total amount, EUR 134.1 million referred to Mediaset España Group. A more detailed breakdown of changes in cash and cash equivalents is reported in the consolidated cash flow statement.

NOTES ON MAIN

SHAREHOLDERS’ EQUITY AND LIABILITY ITEMS

9 SHARE CAPITAL AND RESERVES

Main items composing the Shareholders’ Equity and relevant changes are:

9.1 Share Capital

At 31 December 2017 the share capital of the Mediaset Group, issued by the Parent, was fully subscribed and paid up. It is made up of 1,181,227,564 ordinary shares with a par value of EUR 0.52 each, for a total value of EUR 614.2 million. No changes occurred during the year.

9.2 Share Premium Reserve

At 31 December 2017, the share premium reserve amounted to EUR 275.2 million. No changes occurred during the year.

9.3 Treasury Shares

This item includes shares of Mediaset S.p.A. that were purchased pursuant to resolutions of ordinary shareholders’ meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, which provided authorisation to the Board of Directors for purchases of up to 118,122,756 shares (10% of share capital).

	2017		2016
	Number of shares	Book value	Number of shares	Book value

Balance at 1/1	44,825,500	416.7	44,825,500	416.7
Additions	—	—	—	—
Disposals	—	—	—	—

Balance at 31/12	44,825,500	416.7	44,825,500	416.7

No treasury shares were purchased or sold in 2017. At 31 December 2017, the carrying amount of the treasury shares was EUR 416.7 million, consisting of 1,895,500 shares earmarked to service approved stock option plans and 42,930,000 shares acquired on 13 September 2005 and 8 November 2005 under a share buyback programme approved by shareholders.

9.4 Other reserves

	31/12/2017	31/12/2016

Legal reserve	122.8	122.8
Equity investment evaluation reserve	(6.2)	(6.2)
Consolidation reserve	(79.1)	(79.1)
Reserves for minority transaction	446.1	466.2
Other reserves	324.4	324.3

TOTAL	808.0	828.0

The change for the year in the item Reserves for minority transactions shows the effects of the purchase by RTI S.p.A. of 11.11% of the share capital of the company Mediaset Premium from the Telefonica Group, as reported in the section Key information relating to the scope of consolidation.

9.5 Valuation reserves

	31/12/2017	31/12/2016

Cash flow hedge reserve	(31.5)	15.3
Stock option plans	5.8	2.8
Actuarial Gains/(Losses)	(28.3)	(28.1)

TOTAL	(54.0)	(10.0)

The table below shows the changes in these reserves over the year.

		Stock option
	Cash flow	and incentive	Actuarial	Total valuation
	hedge reserve	plans	Gains/(Losses)	reserves

Balance at 31/12/2016	15.4	2.8	(28.1)	(10.0)
Increase/(decrease)	(1.1)	3.4	(0.3)	2.0
Through Profit and Loss account	(0.3)	—	—	(0.3)
Opening balance adjustment of the hedged item	8.7	—	—	8.7
Fair value adjustments	(69.1)	—	—	(69.1)
Deferred tax effects	14.8	—	0.1	14.9
Other changes	—	(0.4)	—	(0.4)

Balance at 31/12/2017	(31.5)	5.8	(28.3)	(54.0)

The Valuation reserve for financial assets for cash flow hedging purposes is connected with valuations of derivative instruments designated as hedges against the foreign exchange risk associated with the acquisition of television and movie broadcasting rights in foreign currencies, or as hedges against the interest rate risk associated with medium and long-term financial liabilities.

The Reserve for stock option plans at 31 December 2017 consisted of the contra-entries for costs accrued, measured in accordance with IFRS 2, relating to medium-long term incentive plans adopted by Mediaset S.p.A. The change for the year was driven by EUR 3.4 million in costs accruing under incentive plans issued by the Mediaset Group in 2015, 2016 and 2017.

The Reserve for actuarial gains/(losses) consists of components arising from the actuarial valuation of defined benefit plans, recognised directly through shareholders’ equity.

The change in the Valuation reserve for financial assets for cash flow hedging purposes and the Valuation reserve for actuarial gains/(losses), before tax, is shown in the Comprehensive Income Statement.

9.6 Retained earnings

The change compared to 31 December 2016 was primarily due to the change in the percentage interest held in Mediaset España and in EI Towers following the buyback of own shares and the allocation of the loss for the previous year.

10 NON CURRENT LIABILITIES

10.1 Post-employment Benefits Plans

Employee leaving indemnities due to eligible workers under Italian legislation qualify as post-employment benefits for the purposes of IAS 19 and must therefore be recognised in the financial statements on the basis of actuarial valuations.

The valuations of the Group’s obligations to its employees were carried out by an independent actuary, according to the following steps:

•                  projected estimate of the cost of employee leaving indemnities already accrued at the valuation date up to the future point in time when employment contracts will terminate, or the when the accrued amounts may be paid in part as advances on the entitlement;

•                  discounting, at the valuation date, of the expected cash flows the Group will pay to its employees in the future;

•                  re-proportioning of the allocation of the discounted benefits on the basis of employee length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by the Group.

The actuarial valuation of employee leaving indemnities in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. specific calculations were made for each Mediaset Group employee at the valuation date, without taking into account any future hires .

The actuarial valuation model is based on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters.

The assumptions are summarised below:

Demographic assumptions

Death probability	ISTAT survival table, divided by age and gender, 2016

Probability of leaving the Group

Retirement, resignation, termination and contract expiration percentages were taken from the observation of the company’s historical data. The employee attrition probabilities used were broken down by age, sex and contractual job title (office workers, managers and executives/journalists). For staff on temporary contracts, the development time horizon was taken to the expiration date set in the contract, and it was assumed that there were no departures before the expiration date. The actuarial valuations took account of start dates for pension benefits specified by Decree Law 201 of 6 December 2011 “Urgent Provisions for the Growth, Fairness and Consolidation of the State Budget,” (converted with amendments by Law 214 of 22 December 2011) and the regulations governing adjustment of requirements to access the pension system for increases in life expectancy pursuant to Article 12 of Decree Law 78 of 31 May 2010 converted, with amendments, by Law 122 of 30 July 2012.

TFR advance	Frequencies of advances and average percentage of TFR requested in advance have been taken from the observation of historical data for each company of the Group

Supplementary retirement schemes

Those who fully transfer their TFR to supplementary pensions release the company from TFR obligations, and thus, are not the subject of valuation. On the other hand, for other employees, valuations were done taking into account the decisions actually made by employees updated to 31 December 2017.

Economic-financial assumptions

Inflation rate

Inflation trends were taken from the document “Update of 2017 Economic and Financial Document” with the rate set to the planned inflation rate of 1,2% for 2016 and 1.5% for the next years as a weighted planned inflaction scenario.

Discount rates

Pursuant to IAS 19, the discount rate used was determined in relation to market returns on prime corporate bonds on the valuation date. In this regard, the “Composite” interest rate curve was used for securities issued by corporate issues with an AA rating in the “Investment Grade” category in the eurozone as of 31 December 2017 (source: Bloomberg).

Changes in provisions for employee leaving benefits are summarised in the following table:

	2017	2016

Balance at 1/1	91.8	89.1
Service Cost	0.4	0.3
Actuarial (gains)/losses	0.4	6.0
Interest Cost	(0.2)	—
Indemnities paid	(7.5)	(7.6)
Business Combination	0.6	4.0
Other changes	—	—

Balance at 31/12	85.5	91.8

The table below shows the amount of the liability in response to changes in the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Economic and financial assumptions		DBO	Service cost
	+50 b.p.	82.3	0.4
Discount rate curve
	-50 b.p.	88.9	0.4

	+50 b.p.	87.6	0.4
Inflation rate
	-50 b.p.	83.5	0.4

Demographic/Actuarial assumptions		DBO	Service cost
	+50 b.p.	85.6	0.4
Wage increases
	-50 b.p.	85.4	0.4
	+50%	84.9	0.4
Probability of termination of the employment relationship
	-50%	86.3	0.4
	+50%	85.5	0.4
Change in TFR accrued
	-50%	85.5	0.4

10.2 Financial liabilities and payables

	31/12/2017	31/12/2016

Due to banks	949.6	395.7
Corporate bond	372.7	600.3
Due to other financial institutions	1.3	7.5
Financial liabilities on hedging derivatives (non current stake)	15.3	0.6
Other financial liabilities	0.3	0.1

TOTAL	1,339.1	1,004.1

Financial payables (non-current) refer to the portion of committed credit facilities (revolving and term loans) maturing beyond 12 months held by Mediaset S.p.A. and EI Towers S.p.A. These payables are recognised in the financial statements using the amortised cost method.

A breakdown of the change of EUR 553.9 million for the year is provided below:

•                  drawdown of the committed credit facility agreed with UniCredit S.p.A. last year for a total nominal amount of EUR 150 million;

•                  partial drawdown of a new committed credit facility agreed with UniCredit S.p.A. on 18 July 2017 for a total nominal amount of EUR 20 million;

•                  new committed credit facility agreed with UBI Banca S.p.A. on 8 February 2017 for a total nominal amount of EUR 50.0 million;

•                  new committed credit facility agreed with UBI Banca S.p.A. on 4 December 2017 for a total nominal amount of EUR 50.0 million;

•                  new credit facility maturing in May 2020 taken out by the EI Towers Group for a total nominal amount of EUR 18 million.

•                  new credit facility maturing in October 2021 taken out by the EI Towers Group for a total nominal amount of EUR 270 million.

Existing loans and credit facilities are subject to financial covenants on a consolidated basis as summarised below:

financing counterpart	covenant	checking period
Intesa - S.Paolo	Net Financial Position/EBITDA less than 2	6 months
Net Financial Position/EBITDA less than 2
Unicredit		6 months

Net Financial Position/Equity less than 2
Net Financial Position/EBITDA less than 2
Mediobanca		6 months
EBITDA/Net Financial Charges equal or more than 10
Net Financial Position/EBITDA less than 2
BNL		6 months
Net Financial Position/Equity less than 2
	Net Financial Position/EBITDA less than 3,25	6 months
Pool of banks
	Change of control	At event
UBI (Gruppo EITowers)	Change of control	At event

Any breach of financial covenants, both for the loans and credit facilities, will require Mediaset S.p.A. and Ei Towers to repay all amounts drawn. To date these parameters have been met.

At 31 December 2017, approximately 59.2% of all approved credit facilities were committed facilities.

The following table shows the effective interest rates and financial charges expensed in the income statement for loans recognised using the amortised cost method and the fair value calculated on the basis of year-end markets rates.

		Financial
	IRR	Charges	Fair Value
Intesa - S.Paolo	0.82%	1.2	152.7

Unicredit 2016.9.29	0.82%	0.3	206.2

Unicredit 2017.7.18	0.97%	0.1	20.8

Mediobanca	1.38%	1.4	104.8

BNL	0.39%	0.4	100.2

UBI 2017.2.8	0.62%	0.3	50.5

UBI 2017.12.4	0.65%	0.0	51.3

Pool di banche (EITowers)	0.62%	0.1	275.6

UBI (EITowers)	0.56%	0.1	30.1

The item Corporate bonds refers to the non-current portion of corporate bonds issued by Mediaset S.p.A. and recognised in the financial statements at amortised cost, applying an internal rate of return. The change in this item refers to the early repayment of the bond issued by the subsidiary EI Towers.

The following table shows the key details of the corporate bonds issued by the Mediaset Group.

		Notional
Issuer	Issuing date	Value	Duration	Notional rate	IRR	amortized cost

Mediaset S.p.A.	24th October 2013	375.0	5 years	5.125%	5.42%	391.8

Payables due to other financial institutions mainly refer to loans received to finance co-production and movie distribution activities totalling EUR 1.0 million (EUR 1.0 million at 31 December 2016).

Other financial liabilities refers to loans payable by the subsidiary Mediaset España.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of derivatives hedging interest rate risk and derivatives hedging foreign currency risk.

10.3 Provisions for risks and charges

The following is a breakdown of the provisions and their changes:

	31/12/2017	31/12/2016
Balance at 1/1	250.7	116.9
Provisions made during the period	88.5	202.5
Provisions used during the period	(158.1)	(69.0)
Financial charges	0.2	0.2
Other changes/Business combinations	—	0.1
Balance at 31/12	181.2	250.7

Of which:
current	131.9	154.3
non current	49.4	96.4
Total	181.2	250.7

Risk provisions at 31 December 2017 mainly refer to legal proceedings totalling EUR 24.7 million (EUR 22.5 million at 31 December 2016), staff disputes totalling EUR 8.0 million (EUR 7.7 million at 31 December 2016) and contractual risks totalling EUR 100.0 million (EUR 86.0 million at 31 December 2016), of which risks relative to the under-utilisation of artistic resources compared to contractual agreements totalling EUR 35.1 million (EUR 35.7 million at 31 December 2016).

The changes for the year include the use of EUR 82.4 million of funds allocated in 2016 for a total amount of EUR 123.6 million that, in accordance with IAS 37, reflect the costs of some long-term contracts for sports events.

Below is an update at 31 December 2017 of the main lawsuits pending and contingent liabilities associated with them, which were also reported in the financial statements of previous years and the interim statements for the year.

By order no. 25462 of 13 May 2015, the Italian Antitrust Authority approved the commencement of the Proceedings against Lega Nazionale Professionisti Serie A, Infront Italy S.r.l., Sky Italia S.r.l., RTI — Reti Televisive Italiane S.p.A. and Mediaset Premium S.p.A. for alleged violation of Article 101, paragraph 1, of the Treaty on the Functioning of the European Union (TFEU). On 14 April 2016, the AGCM sentenced RTI and Mediaset Premium to a fine of EUR 51.4 million. With a ruling of 23 December 2016, the Lazio Regional Administrative Court upheld the companies’ appeal and annulled the fine. The AGCM challenged the ruling in the State Council. At the closing date of these consolidated financial statements, the relative hearing was not settled.

During the year, the subsidiary company Publitalia ‘80 had recourse to a procedure to define a pending litigation governed by art. 11 of legislative decree 24 April 2017 n. 50. In particular, it determined the tax assessment notices for the years from 2003 to 2007. The cost of the definition involved a payment of 2.7 million euros, of which 2.4 million euros were already allocated to the provision for risks in the financial statements ended 31 December 2016.

It should be noted that Publitalia ‘80 also proceeded to define pursuant to art. 15 Co. 1 D. Legislative Decree n. 218 of 1997 the assessment notice given on 7 August 2017 for the 2008 tax period. § The closure of this assessment resulted in a payment of EUR 0.5 million, already allocated to the provision for risks last year.

On 21st June, Publitalia’80 S.p.A. was notified of the legal proceedings brought by the Bankruptcy of the company Radio e Reti S.r.l. in relation to the alleged breach of agreements made between those companies, which were already subject to civil proceedings brought by Radio e Reti S.r.l., which ended with a favourable ruling for Publitalia’80 S.p.A. on January 2013 that had not been appealed. The first hearing for this dispute has been set at 6 November 2017.

It should be noted that on 2 January 2018 an assessment for fiscal year 2012 was received in relation to IRES with which the Italian Tax Authority challenged the non-accounting of certain items that should have been recorded on the income statement under the reconstruction of the office. On 16 February 2018, Mediaset S.p.A., as the consolidating entity, submitted the IPEC Form to request a deduction of the consolidated tax losses from the higher taxable income ascertained of 13 million euros. The notice of assessment will be challenged in accordance with the law before the Provincial Tax Commission.

Regarding Mediaset España, an update of the main lawsuits pending and contingent liabilities associated with those reported in the financial statements at 31 December 2016 is provided below.

In February 2018, Mediaset España was notified by the Comision Nacional de los Mercados y Competencia (CNMC) of the initiation of an assessment procedure (in parallel with one on Atres Medias) relating to a possible infringement of Article 1 of the Ley de Defensa de la Competencia (LDC) due to possible restrictive practices of the Spanish advertising market undertaken by Mediaset and Atres Media. Mediaset España believes that these allegations are groundless and denies the existence of any agreement with the main competitor. For this reason, Mediaset España is confident of a favourable resolution of the dispute.

As reported in the 2013 financial statements, the Spanish financial authority (Dependencia de Control Tributario y Adeanuero de la Delegación Central de Grandes Contribuentes) made an assessment against Mediaset España, with a finding of application of certain tax calculation rules called “Tasa juegos, suerte, envite y azar: Rifas y tombola y Tasa de juego” for the tax periods from 2008 to 2011 for a total amount of EUR 9.0 million in relation to the program called Call-TV. This complaint was immediately challenged before the administrative tribunal, claiming that the criteria established by the same tax administration were used on previous occasions and with reference to identical transactions. The ruling of 14 March 2016 of the Session Septima de la Sala de lo Contencioso Administrativo rejected the appeal by soliciting a settlement agreement. This sentence was appealed before the Supreme Court. The ruling of 11 October 2017 of the Supreme Court refused the appeal of Medaset España on the matters of substance. On 15 November, Mediaset made a nullity application against this ruling, recognising that the tax administration violated the principles of legitimacy and trust by adopting a decision based on non-existent or blatantly incorrect premises. The ruling cannot be considered definitive based on these premises and it is necessary to wait until the resolution of the nullity application. As a result, the company has made appropriate provisions for this dispute.

11 CURRENT LIABILITIES

11.1 Financial payables

	31/12/2017	31/12/2016

Loans	18.3	3.2
Credit lines	203.0	155.1

Total	221.3	158.3

Loans refer to the current portion of committed credit facilities. The change compared to the previous year was mainly driven by the current portion of new loans taken out by the EI Towers Group.

All credit facilities are subject to floating interest rates and refer to short-term advances with a due date set formally at one year and are renewable. The fair value of credit facilities is the same as their carrying amount. The change for the period of EUR 61.1 million was driven by the greater use of short-term financing.

11.2 Trade and other payables

	Balance at 31/12/2017
	Due
		Within	After	Balance at
	Total	1 year	1 year	31/12/2016

Due to suppliers	1,084.1	1,054.2	29.9	1,686.2
Due to related parties	54.4	54.4	—	79.7

Total	1,138.5	1,108.6	29.9	1,765.8

This item mainly included trade payables for the licensing of television and movie broadcasting rights for EUR 625.6 (EUR 1,240.1 million at 31 December 2016) and payables for the purchase and production of TV programmes and amounts due to television artists and professionals for EUR 338.1 million (EUR 345.4 million). In these items are included:

•                  EUR 199.9 million due to rights owners for the licensing of television rights to the supplier Lega Nazionale Professionisti Serie A for the 2016–2018 period

•                  EUR 56.8 million due to the Union des Associations Europeennes de Football for the purchase of broadcasting rights to the 2016–2018 Champions League seasons;

•                  EUR 7.8 million due to Infront Italy S.r.l. for the purchase of archive rights connected with the broadcasting rights to the 2016-2018 Serie A football seasons;

Amounts due to related parties include payables to associates, affiliates and the parent company. Details of these payables are provided in Note 16 below (Related-Party Transactions).

11.3 Current Tax Payables

This item, amounting to EUR 2.8 million (EUR 5.2 million at 31 December 2016) includes payables to the tax authorities for companies not scoped into the tax consolidation arrangement, and taxes payable by foreign companies.

11.4 Other Financial Liabilities

	31/12/2017	31/12/2016

Corporate bond	19.2	338.9
Due to other financial institutions	33.7	33.4
Financial liabilities on derivatives with no hedging purpose	4.1	0.1
Financial liabilities on hedging derivatives	14.9	0.3

Total	71.8	372.7

Corporate bonds refers to current amounts of bonds issued by Mediaset Group companies (reported in the note on Financial liabilities and payables), consisting of interest accruing at 31 December 2017 that will be paid in 2018. The change compared to 2016 was mainly driven by the repayment of the 7-year corporate bond on 1 February for a total of EUR 313.6 million.

Payables to other financial institutions mainly consist of payables to factoring companies totalling EUR 0.2 million (EUR 2.2 million at 31 December 2016); current account facilities with associates and joint ventures totalling EUR 28.1 million (EUR 24.0 million at 31 December 2016); and loans totalling EUR 4.7 million (EUR 4.5 million at 31 December 2016) received to finance movie development, distribution and production operations.

Financial liabilities on derivatives with no hedging purpose refer to the fair value of derivative instruments (for which hedge accounting has not been applied), held to hedge the risk of changes in the fair value of items recognised in the financial statements.

Financial liabilities on hedging derivatives refer primarily to the non-current portion of the fair value of IRS derivatives hedging the interest rate risk associated with medium/long-term financial liabilities and derivatives hedging foreign currency risk.

11.5 Hedging Derivatives

The following is a breakdown of the financial assets and liabilities relating to hedging derivatives, reported earlier in Notes 7.7 (Other Financial Assets), 8.4 (Current Financial Assets), 10.2 (Financial Liabilities and Payables) and 11.4 (Other Financial Liabilities), showing the Group’s net position.

	Assets	Liabilities

Foreign currency forward contracts	0.1	(33.8)
Exchange rate collars contracts	0.6	(0.4)

Total	0.7	(34.2)

The table below shows the notional amount of derivatives designated as hedges against foreign exchange risk associated with future commitments for the acquisition of broadcasting rights and existing contracts.

	31/12/2017	31/12/2016

United States Dollars (USD)	653.8	905.4
Great Britain Pounds (GBP)	—	—

Total	653.8	905.4

With reference to the hedging of future commitments for the acquisition of broadcasting rights, the derivative contracts held at 31 December 2017 were made with maturities that reflect the expected time horizon within which these fixed assets will be formalised by contract and recognised in the financial statements. The income statement effect will be reflected in the amortisation of the assets as of the commencement date of the rights.

The following table states the horizon for the reference currency (US dollars), when cash flows are expected to appear.

	entro 12 mesi	12-24 mesi	oltre 24 mesi	Totale

2017	242,3	122,1	124,5	488,9

2016	252,9	230,4	246,6	729,9

11.6 Other Current Liabilities

	31/12/2017	31/12/2016

Due to social security institutions	22.8	23.2
Withholding tax on employees’ wages and salaries	15.9	17.0
VAT payables	7.5	14.1
Other tax payables	12.3	15.3
Advances	21.4	23.6
Other payables	91.8	85.0
Accrued and deferred income	53.3	57.3

Total	224.9	235.4

Other tax payables include EUR 6.4 million (EUR 6.7 million at 31 December 2016) in allocations by the subsidiary Mediaset España, representing 3% of its gross advertising revenues, as per Spanish Law 8/2009 on the funding of the Spanish Radio and Television Corporation (RTVE).

Other payables consist primarily of amounts due to personnel.

Accrued and other deferred income includes EUR 6.3 million (EUR 8.5 million at 31 December 2016) of revenues from the sale of smart cards, vouchers and cams not accruing to the year and EUR 26.2 million of deferred income from penalty charges invoiced for the non-payment of subscription fees (these revenues will be recorded at the time of collection).

11.7 Net Financial Position

In accordance with Consob Communication 6064293 of 28 July 2006, here we report the breakdown of the consolidated net financial position, showing the Group’s current and non-current net financial debt. For each of the items reported, reference is given to the relative explanatory note. For a breakdown of changes in the net financial position over the year, see the section on the Group’s balance sheet and financial structure in the Report on Operations.

	31/12/2017	31/12/2016

Cash in hand and cash equivalents	0.1	0.5
Bank and postal deposits	172.6	328.2
Securities	—	17.0

Total securities and liquidity	172.7	345.8

Current financial assets and receivables	33.2	28.3

Due to banks	(216.2)	(155.1)
Current portion of non current debt	(24.9)	(342.6)
Other current payables and financial liabilities	(33.6)	(35.6)

Current Net Financial Position	(274.7)	(533.3)

Curren Net Financial Position	(68.7)	(159.2)

Due to banks	(949.6)	(395.7)
Corporate bond	(372.7)	(600.3)
Other non current payables and financial liabilities	(1.2)	(7.2)

Non current financial debt	(1,323.4)	(1,003.2)

Net Financial Position	(1,392.2)	(1,162.4)

Below is a breakdown of certain financial position items; please refer as required to individual financial statement items for comments on the main changes in figures.

Securities at 31 December 2016 consisted of bonds held by the subsidiary Mediaset Investments S.a.r.l.

Receivables and other current financial assets include the fair value of derivatives hedging against foreign exchange risk exceeding the change in the foreign-currency payables hedged and the fair value of the derivatives designated as hedges against interest-rate risk.

Current financial liabilities and payables include payables to factoring companies, current account arrangements with associates and joint venture and loans received to finance movie development, distribution and production operations, as reported in Note 10.4.

Other non-current financial payables and liabilities include non-current amounts of the fair value of derivatives held to hedge against interest rate risk and payables due to leasing companies.

Current amounts of non-current financial debt primarily consist of the current portion of the corporate bond, equal to EUR 19.2 million (EUR 338.9 million at 31 December 2016); the current portion of medium/long-term bank loans, equal to EUR 5.1 million (EUR 3.2 million at 31 December 2016); the current portion of finance leases, equal to EUR 0.3 million; and the current portion of the fair value of derivatives held to hedge against interest rate fluctuations, equal to EUR 0.3 million (EUR 0.6 million at 31 December 2016).

NOTES ON THE MAIN ITEMS OF THE STATEMENT OF INCOME

12.1 Revenues from sales of goods and services

Below is a breakdown of the main types of these revenues:

	2017	2016

Television advertising revenues	2,587.6	2,590.1
Other advertising revenues	130.1	112.6
Trading of TV rights and television production	41.9	42.0
Pay-tv subscriptions and sales of pre-paid cards	579.3	606.7
Sales of goods	18.0	14.4
Construction and maintenance of television equipment	152.1	142.0
Movie distribution	36.7	62.6
Other revenues	39.8	43.1

TOTAL	3,585.5	3,613.6

Revenues from the sale of television advertising include the revenues, net of agency commissions, from the sale of advertising space on free-to-air networks by Publitalia ’80 S.p.A.; revenues from the sale of advertising space on pay TV channels broadcast via digital terrestrial technology by Digitalia ‘08 S.r.l.; and revenues from the sale of advertising space on Spanish broadcasters of the Mediaset España Group by Publiespaña S.A. and Publimedia S.A. The item also includes revenues from the resale of television space through barter activity by Publitalia ’80 S.p.A. and Digitalia ’08.

Other advertising revenues relate to amounts due to the Group relative to revenues from advertising space on proprietary websites (managed by investees); revenues for teletext commercial services; advertising revenues from non-TV media, earned by Publieurope Ltd. and Publimedia S.A.; and amounts due to Monradio, Radiomediaset, Radio Subasio and Radio Aut (for the latter two, starting from 1 August 2017) for radio advertising sales under the exclusive agency of Mediamond.

Revenues from the sale of TV rights and television productions mainly include revenues from the multi-platform sale of premium content and the sale of movie rights for home video and television.

Revenues from Pay-TV subscriptions are mainly generated by the sale of subscriptions and pre-paid cards relative to the Mediaset Premium offer and the Infinity offer.

The revenues from the sales of goods relate to teleshopping operations and advertising bartering activities.

Revenues from construction and maintenance of television equipment mainly relate to the income paid in return for the use of transmission capacity on digital terrestrial television networks. This item also includes revenues from the sale of equipment by Elettronica Industriale S.p.A. to external customers, and hosting and maintenance services provided to television and telecommunications operators by the EI Towers Group.

Movie distribution revenues include the movie distribution revenues of Mediaset España and rental of movies to cinema operators throughout Italy by Medusa Film.

Other revenues mainly includes royalties relating to merchandising, income from telephone traffic originating from the interaction of various TV productions on the Mediaset and Mediaset España networks, and the sale of multimedia content and services to telephone service providers.

Revenue breakdown by geographical area

Below is a breakdown of revenues by geographical area, according to the customer’s country of residence:

	2017	2016

Italy	2,489.9	2,577.7
Spain	961.9	966.3
Other EU Countries	81.3	41.7
North America	24.7	8.0
Other Countries	27.6	19.9

TOTAL	3,585.5	3,613.6

Concentration of revenues

None of the income receivable from individual customers amounts to or exceeds 10% of the net consolidated revenues.

12.2 Other revenues and income

This item mainly includes non-core revenues and income, revenues from property rents and leases and contingent assets.

12.3 Personnel expenses

Personnel expenses decreased from EUR 540.25 million in 2016 to EUR 531.5 million in 2017.

	2017	2016

Ordinary pay	282.9	269.7
Overtime	14.0	15.0
Special benefits	28.1	41.6
Additional salary period (13th and 14th salary period)	40.4	39.7
Accrued holiday pay	0.0	0.9

Total wages and salary	365.4	367.0

Social security contributions	105.5	104.8
Employee severence indemnity	0.4	0.1
Stock Option Plans/ M/L term incentives	3.4	2.1
Other expenses and layoff	56.9	66.3

Total personnel expenses	531.5	540.2

The item Stock Option Plans/MLT incentives includes expenses accruing to the year 2017 for medium/long-term incentive plans allocated by Mediaset S.p.A. in 2015, 2016 and 2017.

Other expenses include leaving incentives and short-term benefits for employees (other than wages, salaries, contributions and paid leave), such as medical assistance, company cars, meal services and other free or subsidized goods and services. The item also includes compensation paid to salaried directors of Group companies, totalling EUR 6.8 million (EUR 6.8 million at 31 December 2016), of which EUR 4.2 million relating to the Mediaset España Group (EUR 4.2 million at 31 December 2016).

12.4 Purchases, services and other costs

	2017	2016
Purchases	110.1	128.8

Change in the inventories of raw materials, work in progress, semi-finished and finished goods	(40.9)	(79.0)

Consultants, temporary staff and services	231.5	241.6

Production services and purchase of television products	602.6	719.3

Publisher’s fees and other fixed fees (“minimi garantiti”)	42.0	44.7
Advertising spaces and public relations	29.8	37.9
EDP	23.2	25.6
Personnell search, training and other costs	11.1	12.3
Other services	343.7	347.8
Total services	1,283.9	1,429.1

Leasing and rentals	233.2	249.1

Provisions for risks	36.9	154.1

Other operating costs	63.8	72.7

Total purchases, service and other costs	1,686.9	1,954.8

Purchases include EUR 50.3 million relating to the acquisition of broadcasting rights with a term of less than 12 months (EUR 63.9 million at 31 December 2016).

Other services mainly refer to trade association costs for the use of intellectual property rights of EUR 102.1 million (EUR 98.6 million at 31 December 2016); costs for customer care activities primarily relating to Mediaset Premium of EUR 28.1 million (EUR 34.0 million at 31 December 2016); and EUR 40.1 million of maintenance and operating costs for the broadcasting networks (EUR 41.5 million at 31 December 2016). The item also includes costs for commissions, utilities, and banking and insurance fees.

Leasing and rentals include EUR 154.8 million relating to the transmission of television signals (EUR 145.4 million at 31 December 2016); EUR 13.8 million of royalties (EUR 32.0 million at 31 December 2016); and EUR 40.7 million relating to rents and leases, mainly for television studios and equipment and office space (EUR 48.2 million at 31 December 2016).

The change in provisions for risks was mainly driven by the allocation of EUR 123.6 million of provisions at 31 December 2016 to cover the costs of some long-term contracts for sports events.

Other operating costs include costs relating to the contribution of 3% of the gross advertising sales of the Mediaset España Group in accordance with the industry sector law on funding public television.

12.5 Amortisation, depreciation and write-downs

	2017	2016

Amortisation of TV and movie rights	954.3	1,084.5
Amortisation of other intangible assets	52.9	45.9
Amortisation of tangible assets	76.0	80.2
Write-downs/(Reversal) of TV and movies rights	2.9	135.9
Write-downs/(Reversal) of fixed assets	0.2	0.2
Write downs of receivables	9.8	14.4

Total amortisation, depreciation and write-downs	1,096.1	1,361.1

Last year the item Write-downs/(write-backs) of television broadcasting rights included a EUR 133.0 million impairment loss recognised on the basis of assessments conducted on the recoverability at 31 December 2016 of long-term sports broadcasting rights contracts.

12.6 Financial expenses

	2017	2016

Interests on financial liabilities	(40.8)	(49.3)
Financial expenses on securities	(0.6)	(0.1)
From derivative instruments	(0.3)	(41.9)
Other financial losses	(5.2)	(10.1)
Foreign exchange losses	(37.8)	(23.4)

Total financial losses	(84.7)	(124.7)

Interest expense on financial liabilities includes the interest expense for the period on corporate bonds issued by the Mediaset Group and the EI Towers Group totalling EUR 34.6 million (EUR 45.7 million at 31 December 2016).

Last year, Expenses on derivative instruments included the costs of hedging equity investments and charges for the early closure of derivative instruments designated as interest rate hedges on financial liabilities connected with the Mediaset Premium—Vivendi deal.

The change in other financial expenses was mainly driven by charges for the early repayment of committed credit facilities made last year.

12.7 Financial income

	2017	2016

Interests on financial assets	2.9	3.3
From derivative instruments	—	0.3
Other financial income	1.1	1.3
Foreign exchange gains	52.0	32.1

Total financial income	56.0	37.1

Foreign exchange gains include the effects of derivatives relating to the hedging of foreign currency exposure connected to commitments for the future acquisition of rights, and the effect of derivatives used to hedge against fluctuations in the exchange rates on financial statement items.

12.8 Financial income/expenses recognised according to IAS 39

The table below summarises the income and expenses recorded in the income statement, classified according to the IAS 39 categories. For more details see Note 13, which contains additional information on financial instruments and risk management policies.

	2017	2016

Trading derivatives	(1.2)	(24.0)
Liabilities evaluated with amortized cost method	(25.8)	(62.7)
Loans and receivables	(0.2)	1.4
Other financial income/(losses)	(1.5)	(2.4)

Total financial income/(losses)	(28.7)	(87.6)

Trading derivatives include net financial income and charges relating to derivatives used to hedge against the risk of fluctuating interest rates for medium/long term financial liabilities, and those used to hedge against fluctuating exchange rates.

Other financial income/(expenses) include the revenues relating to the time discounting of employee leaving indemnities and interest relating to the time discounting of provisions for risks expiring after 12 months.

12.8 Result from equity investments

This item includes the portion of net result of companies accounted using equity method including any impairment or recoveries, write-downs of equity investments classified as available for sale included under other non-current financial assets and the financial receivables related to them, allocations to the provision for risks on equity investments, and income from the collection of dividends and capital gains and losses.

	2017	2016

Result of equity investments valued with the equity method	8.4	8.0
Other equity investments	(0.0)	(0.1)
Write-downs of financial assets	0.3	(1.0)
Gain/(losses) from the sale of equity investments	0.1	(4.5)

Total income/(expenses) from equity investments	8.8	2.4

The result from equity investments valued with the equity method mainly includes costs and income related to the pro-rata recognition of profit from equity investments in associates and joint ventures. In particular:

•                  the equity investment held in Fascino Produzione Gestione Teatro S.r.l. generated a gain of EUR 1.6 million;

•                  the equity investment in La Fábrica de la Tele generated income totalling EUR 1.5 million;

•                  the equity investment in Boing S.p.A. generated income totalling EUR 3.4 million;

•                  income totalling EUR 0.6 million related to the equity investment in Tivù S.r.l..

Write-downs of financial assets refer to the write-down of financial receivables from the company Pegaso Televisión INC.

The change in the item Gain/(losses) from sale of equity investments compared to last year was mainly due to the losses realised from the sale in 2016 of the equity investments held by the Mediaset Group in the companies Wimdu GmbH and Private Griffe S.p.A.

12.10 Income taxes

	2017	2016

Irap tax	10.2	8.8
Ires tax	22.3	22.2
Previous year tax	(0.6)	2.4
Current tax expenses (foreign companies)	32.9	31.8

Total current tax	64.8	65.3

Income from tax asset	(84.4)	(148.6)
reversal from tax asset	106.3	41.4

Total deferred tax asset	21.9	(107.1)

reversal from deferred tax liabilities	1.6	1.8
Total deferred tax liabilities	(5.7)	(7.8)

Total deferred tax liabilities	(4.1)	(6.0)

Total income tax	82.6	(47.9)

Current tax payables (IRAP and IRES tax) include income tax accruing to the year for Italian group companies not scoped into the tax consolidation arrangement.

Prior year tax mainly includes expense generated as a result of the recalculation of taxes upon submission of the income tax return with respect to the amount recognised in the financial statements for previous years.

The tax expenses (foreign companies) mainly relate to the taxes for the year posted by the Spanish subsidiary company Mediaset España.

The items deferred tax assets and liabilities mainly show the financial movements for the year for the allocations and/or uses generated as a result of changes in the temporary differences between the values for tax and accounting purposes. Deferred tax assets also include income generated by the negative IRES tax base due to tax losses of companies scoped into the Italian tax consolidated arrangement, as the companies did not generate taxable income in the reporting year.

The table below shows a reconciliation between the standard tax rate in force in Italy on the income tax for companies for the tax years 2017 and 2016, and the effective tax rate of the Group.

	2017	2016

Current tax rate	27.90%	-27.90%
IRAP tax non deductible expenses	5.19%	9.24%
Effects of companies with different tax rate	-6.55%	-3.03%
Effects of change in tax rate	—	0.00%
Non recurring taxes	—	0.00%
Non deductible expenses and consolidation adjustment with no tax effect	1.32%	4.20%

Actual tax rate	27.86%	-17.49%

12.11 Net profit for the year and proposed dividend

The consolidated net result at 31 December 2017 improved from a net loss of EUR 294.5 million for the previous year to a net profit of EUR 90.5 million.

12.12 Profit/(loss) per share

The calculation of basic and diluted earnings per share is based on the following data:

	2017	2016

Net result for the period (millions of euro)	90.5	(294.5)
Weighted average number of ordinary shares (without own shares)	1,136,402,064	1,136,402,064

Basic EPS	0.08	-0.26
Weighted average number of ordinary shares for the diluted EPS computation	1,136,402,064	1,136,402,064

Diluted EPS	0.08	-0.26

The figure for earnings per share is calculated using the ratio of the Group’s net profit to the weighted average number of shares in circulation during the period, net of treasury shares. The figure for earnings per diluted share is calculated using the number of shares in circulation and the potential diluting effect from the allocation of treasury shares to the beneficiaries of vested stock option rights.

CASH FLOW STATEMENT

13.1 Change in payables for investments

For the two reference periods, the change in payables to Lega Calcio following the assignment of the Serie A league championship broadcasting rights is shown net of receivables for the amount arising from the sub-licensing of such broadcasting rights to Sky Italia.

13.2 Business combinations net of cash and cash equivalents acquired

The item shows the impact on cash and cash equivalents of the acquisition of the companies Radio Subasio S.r.l. and Radio Aut S.r.l. on 31 July 2017 (EUR 28.7 million) and of the business combinations performed by the EI Towers Group (EUR 23.6 million). The item for the previous year showed the impact on cash and cash equivalents for the period of the outlay incurred for the acquisition of the RB1 Group (holding of the Finelco Group) and the business combinations performed by the EI Towers Group, as reported in the financial statements at 31 December 2016.

13.3 Changes in stakes in subsidiaries

This item relates to the buyback of 11.11% of the subsidiary Mediaset Premium S.p.A.

13.4 Change in treasury Shares

In both years, this item shows the total expenditure for the buyback of own shares by the subsidiaries Mediaset España S.A. and EI Towers S.p.A. under their respective share buyback programmes.

13.5 Changes in financial liabilities

The table below as required by IAS 7 shows the changes in financial liabilities

				Other non
				cash
			Fair value	movements
Change in fianncial liabilities	2016	Cash in (*)	adjustment	(**)	2017

Finanial liabilities on hedging derivaties	0.5	—	(1.0)	—	(0.5)
Loans	40.6	(28.7)	—	6.2	18.1
Credit lines	116.0	86.0	—	—	202.0
Due to other financial istitutions	33.9	1.0	—	—	34.9
Corporate bond	939.2	(581.9)	—	34.6	391.9
Due to banks	395.7	570.0	—	(16.1)	949.5

Total financial labilities	1,525.9	46.4	(1.0)	24.7	1,595.9

(*) includes cash flow from interests paid

(**) includes amortized costs

OTHER INFORMATION

14. DISCLOSURES ON FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

The tables below provide, separately for the two years being compared, the disclosures required by IFRS 7, for the purpose evaluating the significance of the financial instruments with reference to the balance sheet, cash flow and the income statement result of the Group.

Categories of financial assets and liabilities

Below is a breakdown of the book value of the financial assets and liabilities, as required by IAS 39.

	IAS 39 CATEGORIES
	Held for trading
	financials		Financials
	instruments		instruments
FINANCIAL ASSETS	evaluated at fair	Loans and	available for		EXPLANATORY
AS AT 31st DECEMBER 2017	value	receivables	sale	BOOK VALUE	NOTES
OTHER FINANCIALS ASSETS:
equity investments	—	—	61.4	61.4
hedging derivatives (non current stake)	0.4	—	—	0.4	7.7
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	15.0	—	15.0

TRADE RECEIVABLES:
receivables from customers	—	1,081.0	—	1,081.0	8.2
receivables from related parties	—	57.0	—	57.0

OTHER RECEIVABLES/CURRENT ASSETS:
Other receivables	—	1.3	—	1.3	8.3
receivables from factoring companies	—	19.6	—	19.6

CURRENT FINANCIALS ASSETS:
financials receivables (due within 12 months)	—	20.0	—	20.0
securities and financial receivables	—	—	—	—	8.4
hedging derivatives	0.2	—	—	0.2
derivatives with no hedging purpose	0.1	—	—	0.1

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	172.6	—	172.6	8.5

TOTAL FINANCIALS ASSETS	0.7	1,366.6	61.4	1,428.6	—

	IAS 39 CATEGORIES
	Held for trading
	financials
	instruments
	evaluated at	Liabilities at		EXPLANATORY
FINANCIAL LIABILITIES AS AT 31 DECEMBER 2017	fair value	amortizated cost	BOOK VALUE	NOTES
NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:
due to banks	—	949.6	949.6	10.2
corporate bond	—	372.7	372.7
hedging derivatives (non current stake)	15.3	—	15.3
other financial liabilities	—	1.6	1.6

CURRENT LIABILITIES:
due to banks	—	221.3	221.3	11.1
due to suppliers	—	1,084.1	1,084.1	11.2
due to related parties	—	54.4	54.4

OTHER FINANCIAL LIABILITIES:
due to factoring company	—	0.2	0.2
corporate bond	—	19.2	19.2
other financial liabilities	—	5.4	5.4	11.4
hedging derivatives	14.9	—	14.9
derivatives with no hedging purpose	4.1	—	4.1
financial liabilities to related parties	—	28.1	28.1

TOTAL FINANCIAL LIABILITIES	34.2	2,736.4	2,770.6	—

	IAS 39 CATEGORIES
	Held for trading
	financials		Financials
	instruments		instruments
FINANCIAL ASSETS	evaluated at fair	Loans and	available for		EXPLANATORY
AS AT 31st DECEMBER 2016	value	receivables	sale	BOOK VALUE	NOTES
OTHER FINANCIALS ASSETS:
equity investments	—	—	32.2	32.2
hedging derivatives (non current stake)	15.8	—	—	—	7.7
other financials assets	—	—	—	—
financials receivables (due after 12 months)	—	13.2	—	13.2

TRADE RECEIVABLES:
receivables from customers	—	1,199.0	—	1,199.0	8.2
receivables from related parties	—	59.0	—	59.0

OTHER RECEIVABLES/CURRENT ASSETS:	—	—	—	—	—
Other receivables	—	2.5	—	2.5	8.3
receivables from factoring companies	—	62.1	—	62.1

CURRENT FINANCIALS ASSETS:					—
financials receivables (due within 12 months)	—	29.3	—	29.3
securities and financial receivables	9.8	—	—	9.8	8.4
hedging derivatives	9.9	—	—	9.9
derivatives with no hedging purpose	6.3	—	—	6.3

CASH AND CASH EQUIVALENTS
bank and postal deposits	—	328.2	—	328.2	8.5

TOTAL FINANCIALS ASSETS	41.8	1,693.3	32.2	1,751.4	—

	IAS 39 CATEGORIES
	Held for trading
	financials
	instruments
FINANCIAL LIABILITIES	evaluated at	Liabilities at		EXPLANATORY
AS AT 31 DECEMBER 2016	fair value	amortizated cost	BOOK VALUE	NOTES
NON CURRENT FINANCIAL LIABILITIES AND PAYABLES:

due to banks	—	395.7	395.7
corporate bond	—	600.3	600.3	10.2
hedging derivatives (non current stake)	0.6	—	0.6
other financial liabilities	—	7.1	7.1
CURRENT LIABILITIES:

due to banks	—	158.3	158.3	11.1
due to suppliers	—	1,686.1	1,686.1	11.2
due to related parties	—	79.8	79.8
OTHER FINANCIAL LIABILITIES:

due to factoring company	—	2.2	2.2
corporate bond	—	338.9	338.9
other financial liabilities	—	7.5	7.5	11.4
hedging derivatives	0.3	—	0.3
derivatives with no hedging purpose	0.1	—	0.1
financial liabilities to related parties	—	23.7	23.7

TOTAL FINANCIAL LIABILITIES	1.0	3,299.6	3,300.6	—

Fair value of financial assets and liabilities, and calculation models and input data used

Below is an analysis of the amounts corresponding to the fair value of assets and liabilities broken down based on the methodologies and the calculation models used to calculate them.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the infoprovider Bloomberg, were as follows:

•                  Euro curves for the estimation of forward rates and discount factors;

•                  Spot exchange rates of the ECB;

•                  Forward exchange rates calculated by Bloomberg;

•                  The fixing of the Euribor rate;

•                  The “mid” credit default swap (CDS) spread listed by various counterparties (if available);

•                  Credit spread of Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A.

			Mark to Model
BALANCE SHEET ITEMS AT 31st		Mark to	Modello di	Modello		TOTAL FAIR
DECEMBER 2017	BOOK VALUE	Market	Black&Scholes	binomiale	DCF Model	VALUE	Notes
Other receivables and financial assets	4.9				4.9	4.9	8.4
Trade receivables	6.8				7.1	7.1	8.2
Securities	—	—			—	—	8.4
Due to banks	(967.8)				(992.1)	(992.1)	10.2
Corporate Bond	(391.5)	(413.4)			—	(413.4)	10.2

Due to supplier (over 12 months)	(88.1)				(88.0)	(88.0)	11.2

Non-cash flow hedging derivatives:							—
-Forward	(4.0)				(4.0)	(4.0)	8.4;11.4
Cash flow hedging derivatives:	—				—	—	—
-Forward	(29.5)				(29.5)	(29.5)	7.7;8.4;
-IRS	0.2				0.2	0.2	10.2;11.4

			Mark to Model
BALANCE SHEET ITEMS AT 31st		Mark to	Modello di	Modello		TOTAL FAIR
DECEMBER 2016	BOOK VALUE	Market	Black&Scholes	binomiale	DCF Model	VALUE	Notes
Other receivables and financial assets	4.9				4.9	4.9	8.4
Trade receivables	335.5				335.8	335.8	8.2
Securities	9.8	9.8				9.8	8.4
Due to banks	(398.9)				(411.9)	(411.9)	10.2
Corporate Bond	(625.5)	(674.7)				(674.7)	10.2

Due to suppliers (over 12 months)	(930.8)				951.0	951.0	11.2

Non-cash flow hedging derivatives:	—
-Forward	6.2				6.2	6.2	8.4;11.4
Cash flow hedging derivatives:	—
-Forward	24.8				24.8	24.8	7.7;8.4;
-IRS	(0.5)				(0.5)	(0.5)	10.2;11 .4

The fair value of securities listed on an active market is based on market prices at the reporting date. The fair value of securities not listed in an active market and trading derivatives is determined by employing the most commonly used valuation models and techniques on the market or using the price provided by several independent counterparties, with reference to comparable listed securities prices.

The fair value of non-current bank payables was calculated considering the credit spread of Mediaset S.p.A., including the short-term component of the medium/long term loans.

Regarding the bonds issued by the Group, listed on the Luxembourg stock exchange, the following market values as of 31 December 2017 were used to determine fair value:

				MARKET PRICE
ISSUER	Issuing date	BOOK VALUE	DURATION	(*)

Mediaset S.p.A.	24th October 2013	375.0	5 years	110.2

(*) inclusive of the interest accrual

For the trade receivables and payables expiring before year-end, the fair value was not calculated as their book value is an approximation. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A., EI Towers S.p.A. and Mediaset España S.A.

It should also be noted that the fair value of derivatives refers to valuation techniques already described in the section Summary of accounting standards and valuation criteria which use variables observable in the market, for example the rates curve and exchange rates.

The financial assets and liabilities valued at fair value are classified in the following table, based on the nature of financial parameters used in determining the fair value, on the basis of the fair value hierarchy envisaged by the standard:

•                  level I: listed prices on active markets for identical instruments;

•                  Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

•                  level III: variables that are not based on observable market values.

BALANCE SHEET ITEMS					TOTAL FAIR
AS AT 31st DECEMBER 2017	BOOK VALUE	level I	level II	level III	VALUE	Notes

Non-cash flow hedging derivatives
-forward	(4.0)		(4.0)		(4.0)	8.4;11.4
Cash flow hedging derivatives						—
-forward	(29.5)		(29.5)		(29.5)	7.7;8.4;
-IRS	0.2		0.2		0.2	10.2;11.4

BALANCE SHEET ITEMS	BOOK				TOTAL FAIR
AS AT 31st DECEMBER 2016	VALUE	level I	level II	level III	VALUE	Notes

Securities	9.8	9.8			9.8	8.4
Non-cash flow hedging derivatives
-forward	6.2		6.2		6.2	8.4;11.4
Cash flow hedging derivatives
-plain vanilla options	24.8		24.8		24.8	7.7;8.4;
-forward	(0.5)		(0.5)		(0.5)	10.2;11.4

Financial expenses and income recognised in compliance with IAS 39

Below is an analysis of the net financial charges and income generated from financial assets and liabilities, broken down according to the categories laid down by IAS 39 (as shown in Note 11.8) and illustrating, for each category, the nature of these charges and income.

				Foreign
IAS 39 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2016	From interests	in fair value	reserve	gains/losses	gains/losses
Financials instrument held for trading	0.1	0.7	(0.3)	(1.7)	(1.2)
Liabilities at amortizated cost	(42.0)	—	—	16.1	(25.8)
Financial instruments held to maturity	—	—	—	—	—
Loans and receivables	(0.2)	—	—	—	(0.2)
Financials instruments available for sale	—	—	—	—	—

Total IAS 39 Category	(42.0)	0.7	(0.3)	14.4	(27.2)

				Foreign
IAS 39 CATEGORIES		From changes	From equity	exchange	Net
AS AT 31st DECEMBER 2015	From interests	in fair value	reserve	gains/losses	gains/losses
Financials instrument held for trading	0.2	(44.5)	2.4	18.0	(24.0)
Liabilities at amortizated cost	(54.1)	—	—	(8.6)	(62.7)
Financial instruments held to maturity	—	—	—	—	—
Loans and receivables	1.4	—	—	—	1.4
Financials instruments available for sale	—	—	—	—	—

Total IAS 39 Category	(52.5)	(44.5)	2.4	9.4	(85.2)

Capital management

The Group’s objectives regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and relating hedging

Mediaset has defined specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks. To optimise the structure of operating costs and resources, this activity is centralised within the group parent Mediaset S.p.A., which has been entrusted with the task of collecting the information regarding the positions exposed to risk and hedging them.

Mediaset S.p.A. and Mediaset España directly operate in their own specific markets, controlling and managing financial risk for their subsidiaries. The selection of the financial counterparts focuses on those with a high credit standing while, at the same time, ensuring a limited concentration of exposures towards them.

Exchange rate risk

The Group’s exposure to exchange rate risk mainly stems from the acquisition of television and movie broadcasting rights in currencies other than the Euro, mainly in US dollars, carried out in their respective areas of operation by RTI S.p.A. and Mediaset España Comunicación S.A..

In compliance with the Group’s policies, the companies adopt an approach to exchange rate risk management aimed at eliminating the effect of exchange rate fluctuations while setting in advance the book value at which the rights will be posted once they are acquired.

Exchange rate risk emerges from the early stages of negotiations for entering into any contract and continues up to payment of the amount due for the acquisition of the broadcasting rights. From an accounting standpoint, from the date the derivatives contract is entered into until the date the asset is posted, the Mediaset Group applies the hedge accounting methodology documenting by way of the hedging relationship, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

During the period between the date on which the purchase commitments were agreed and the date on which the hedged television rights were recognised, the “cash flow hedge” method is used in accordance with IAS 39. Based on this method, as more detailed in the section “Summary of accounting standards and valuation criteria”, the effective portion of the change in the value of the derivative is accounted for in a reserve in Shareholders’ Equity, which is used to adjust the carrying amount of the right in the Financial Statements (basis adjustment), generating an impact on the Income Statement when the hedged item, i.e. the right, is amortised.

At the same time as the posting of the right, in the period from the time the payable arises until it is paid in full, following the termination of the formal cash flow hedge, the subsequent accounting is performed by implementing the “natural hedge” due to which both the adjustment of the exchange rates on the payable and the adjustment of the exchange rate derivative to fair value are posted “naturally” to the Income Statement, which takes in their opposite impacts.

The types of derivatives mainly used are forward purchases and purchases of option contracts. The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date adjusted for creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged risk (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

Sensitivity analysis

Financial instruments exposed to EURO/USD exchange rate risk, mainly comprising payables for the acquisition of broadcasting rights and exchange rate derivatives, were the subject of a sensitivity analysis at the reporting date. The carrying amount of the financial instruments was adjusted by applying a symmetrical percentage change to the period-end exchange rate, equal to the 1-year implicit volatility of the reference currency published by Bloomberg, equal to 7.45% (10.52% for 2016).

This sensitivity analysis of the derivatives under cash flow hedge accounting had an impact on the changes in spot values posted to the Shareholders’ Equity Reserve, while the change resulting from the forward points impacts the Income Statement Result, in compliance with the method defined by the hedging relationship.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

	EUR/USD
	exchange as		rectified	through		Total
	at 31		EUR/USD	Profit and	through	Shareholders’
	december	% change	exchange rate	Loss	Equity	Equity
		7.450%	1.2886
2017	1.1993
		-7.45%	1.1100	(1.0)	24.9	24.0

		10.520%	1.1650	3.3	(50.1)	(46.8)
2016	1.0541
		-10.52%	0.9432	(4.5)	61.9	57.4

Interest rate risk

The management of the financial resources of the Mediaset Group involves the centralised cash-pooling with the group parent Mediaset S.p.A. and with Mediaset España Comunicación S.A. for its subsidiaries.

These companies are tasked with obtaining funding from the market by entering into medium/long term loans and opening committed and uncommitted credit lines.

Interest rate risk mainly originates from variable rate financial payables, which expose the Group to cash flow risk. The management objective is to limit the fluctuation of financial charges that impact the financial result, limiting the risk of a potential rise in interest rates.

Within this context, the Group pursues its objectives using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing, the change in cash flows due to the market change in interest rates on medium/long-term debt. The timeframe considered significant for managing interest rate risk is defined as a minimum term of 18 months of residual duration of the operation.

Hedge accounting is put in place from the date the derivatives contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

The IAS 39 cash flow hedge method is used. According to this method, the method, the lower, in absolute terms, of the changes in the clean fair value of derivatives, that is, the fair value less accruals of interest, or the fair value of the underlying is charged to an equity reserve. The difference between that value and the total fair value is then charged to the income statement at each reporting date. Both the fair value and the clean fair value are adjusted to take account of creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The fair value of the interest rate swaps (IRS) is calculated based on the current value of expected future cash flows.

The expectation of future cash flows subject to hedging is shown in a specific table illustrating the changes in the cash flow hedge reserve.

The Group has collar derivatives in place to hedge variable rate medium/long term loans.

The main features about derivatives instruments regarding Mediaset S.p.A. and EI Towers S.p.A. are shown below.

		Varialble
	Fixed rate	rate	Floor	Validity	Maturity

Interest Rate Swap - BANCA INTESA - notional amount 150 € mio	-0.02%	Euribor 3M/365	-1.10%

				04/07/2016	30/06/2020

Interest rate Swap- UNICREDIT - notional amount 50 € mio	-0.15%	Euribor 3M/365	-1.10%

				31/01/2017	29/09/2021

Interest rate Swap- UNICREDIT - notional amount 25 € mio	0.21%	Euribor 3M/365	-1.10%

				31/01/2017	29/09/2021

Interest rate Swap- Banca intesa - notional amount 80 € mio	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Interest rate Swap- UNICREDIT - notional amount 80 € mioo	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Interest rate Swap- BPM - notional amount 80 € mioo	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Interest rate Swap- Mediobanca - notional amount 80 € mio	0.14%	Euribor 6M/360	-0.75%

				20/12/2017	30/10/201

Sensitivity analysis

Sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•                  Medium-to-long term payables were subject to a change of 50 bps upwards and 20 bps downwards at the date of re-fixing the internal rate of return posted during the year.

•                  Short and medium/long revolving payables and other current financial items were subject to a recalculation of the amount of financial charges by applying a change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•                  The fair value of interest rate swaps (IRS) was recalculated applying a non-symmetrical shift (+50 bps; -20 bps) to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

It was not possible to apply a symmetrical change of 50 bps as the very short-term interest rate curve at the reporting date was negative.

The following table below summarises the changes in the Result for the year and in the Consolidated Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at the reporting date:

				Total
		through Profit and		Shareholders’
	changes	Loss	through Equity	Equity

	+50 b.p.	(0.7)	2.8	2.1
2017
	-20 b.p.	0.2	-3.4	(3.3)

	+50 b.p.	1.0	2.5	3.5
2016
	-20 b.p.	1.0	(2.4)	(1.4)

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case upon sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

Through a careful and prudent financial management, which is reflected in the policy adopted, and the constant monitoring of the relationship between granted credit lines and their use, as well as the balance between short-term debt and medium/long term debt, the Mediaset Group has put in place sufficient credit lines, both in terms of quantity and quality, to face the current crisis.

As already mentioned, the Group’s treasury activities are centralised within Mediaset S.p.A. and Mediaset España, operating in their respective domestic markets as well as internationally, through the use of automatic cash pooling movements used by almost all the group companies.

The management of the liquidity risk involves:

•                  maintaining an essential balance between the committed and uncommitted credit lines to avoid a strain on liquidity if creditors request repayment;

•                  keeping the average financial exposure during the year to no more than 80% of the total value granted by the lenders;

•                  the availability of short-term readily negotiable assets to cover any cash requirement.

In order to optimise the management of liquidity, the Group concentrates the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

The table below shows the company’s financial obligations, based on the contractual expiry date and considering the worst case scenario at undiscounted values. Depending on the type of finance, it shows the nearest date when the Group may be asked to make payment and explanatory notes are provided for each class.

At 31 December 2017 “current financial payables” due within 3 months included credit facilities for very short term advances, with a due date set formally at one year and renewable, totalling EUR 202.0 million (EUR 116.0 million at 31 December 2016). Lastly, current financial payables include the interest expense on term loans due within one year.

Corporate bonds also include the current amount due within 12 months for the interest and principal that will be paid during the course of 2018, posted under the item Other financial liabilities.

		Time Band
ITEM OF BALANCE		from 0 to 3	from 4 to 6	from 7 to 12	from 1 to 5		Total cash	Explanatory
as at 31 DECEMBER 2017	Book value	months	months	months	years	after 5 years	flows	Notes
FINANCIAL LIABILITIES:

Non current due to bank	949.6	—	—	—	979.9	—	979.9	10.2
Corporate bond	391.8	19.2	—	0.0	394.2	—	413.4	10.2;11.4
Current due to bank	221.3	204.7	8.1	9.9	—	—	222.6	11.1
Financial due to related parties	28.1	28.1	—	—	—	—	28.1	11.4
Due to suppliers for television and movie rights	625.7	464.6	115.9	15.4	29.9	—	625.7	11.2
Due to other suppliers	458.4	452.9	3.8	2.5	—	—	459.2	11.2
Due to related parties	54.4	54.3	0.1	—	—	—	54.4	11.2
Due to factoring companies	0.2	0.2	—	—	—	—	0.2	11.4
Due to leasing companies	0.4	0.1	—	—	0.3	—	0.4	11.4
Other debt and financial liabilities (*)	6.8	2.1	—	4.7	—	—	6.8	11.4

Total	2,736.7	1,226.0	127.8	32.5	1,404.3	—	2,790.6

DERIVATIVES:
hedging derivatives (buying currency)
(value to the contractual exchange)	29.7	217.9	—	—	216.2	—	434.1	7.7 ;8.4;10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(204.2)	—	—	(209.8)	—	(414.0)
derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	3.0	129.3	—	—	—	—	129.3	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(126.7)	—	—	—	—	(126.7)

hedging derivatives (rate risk)	(0.2)	0.1	0.1	0.3	1.1	—	1.7	7.7;8.4;10.2;11.4

Total	32.5	16.5	0.1	0.3	7.5	—	24.4

		Time Band
ITEM OF BALANCE		from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	from 0 to 3	Total cash	Explanatory
as at 31 DECEMBER 2016	Book value	months	months	months	months	months	flows	Notes

FINANCIAL LIABILITIES:

Non current due to bank	395.7	0.2	0.6	1.4	318.6	101.5	422.3	10.2
Corporate bond	939.2	334.2	8.9	0.0	661.3	—	1,004.4	10.2;11.4
Current due to bank	158.3	157.5	0.7	1.4	—	—	159.5	11.1
Financial due to related parties	23.7	23.7	—	—	—	—	23.7	11.4
Due to suppliers for television and movie rights	1,240.1	450.0	116.7	343.2	330.2	—	1,240.1	11.2
Due to other suppliers	445.9	4.0	434.8	7.2	—	—	445.9	11.2
Due to related parties	79.8	75.9	3.9	—	—	—	79.8	11.2
Due to factoring companies	2.2	2.1	0.1	—	—	—	2.2	11.4
Due to leasing companies	0.8	—	0.2	0.2	0.4	—	0.8	11.4
Other debt and financial liabilities (*)	24.9	11.9	—	4.8	8.3	—	25.0	11.4

Total	3,310.4	1,059.4	565.9	358.2	1,319.0	101.5	3,403.8

DERIVATIVES:
hedging derivatives (buying currency)
(value to the contractual exchange)	(25.4)	229.2	—	—	417.2	—	646.4	7.7;8.4;10.2;11.4
hedging derivatives (availability currency):
(value to the exchange at the end of the year)	—	(239.9)	—	—	(452.5)	—	(692.4)
derivatives with no hedging purpose (buying currency)
(value to the contractual exchange)	(6.2)	142.4	—	—	697.9	—	840.3	8.4;11.4
derivatives with no hedging purpose (availability currency)
(value to the exchange at the end of the year)	—	(148.3)	—	—	(712.5)	—	(860.8)
hedging derivatives (rate risk)	0.5	0.1	0.1	0.3	1.6	—	2.2	7.7;8.4;10 2;11.4

Total	(31.0)	(16.5)	0.1	0.3	(48.3)	—	(64.4)

(*) Includes the item advances for barter operations

The Group expects to meet these obligations through the realisation of its financial assets and, specifically, through the collection of receivables connected to its various commercial activities.

The difference between the book values and the total of the financial flows is mainly due to the calculation of interest on the contractual duration of the amounts due to banks. In addition, with reference to loans valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to financial derivatives, in the scenario of settlement of gross flows, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract, while the year end rate means the spot rate at the reporting date.

Credit risk

The credit risk mainly originates from the advertising sales on the Mediaset Group’s Italian and Spanish television networks and on assets resulting from the sale of Mediaset Premium cards and subscriptions.

The Group, based on a specific policy, manages the credit risk relative to the advertising sales through a comprehensive customer credit rating procedure, with an analysis of their economic and financial situations both at the time of setting the initial credit limit and through the ongoing and continuous monitoring of observance of payment terms, updating, when necessary, the previously assigned credit limit.

Based on the above-mentioned credit rating procedure and its subsequent updates, it is possible to break down customer exposure into the following three classes of risk, which represent the summary of a wider and more complex subdivision:

Low risk

Customers with a standard risk index and a financial position that adequately supports their assigned credit limit.

Medium risk

Customers who have not regularly fulfilled their contractual commitments or have current economic/financial situations that are critical compared to those relative to their original credit limit. Based on these specifications of credit positions, a write-down is calculated based on the percentage impact of historically observed losses.

High risk

Customers with whom there are ongoing default situations, or there is objective insolvency regarding their receivables, for which specific write-downs are made and, in some cases, recovery plans agreed, or extended payment terms which, in any case, do not exceed 12 months.

Below is a table summarising the net balances and the provision for write-downs divided into the above classes.

		Net matured
RISK CLASSES						Total net	Provision for	Net
as at 31 DECEMBER 2017	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables
ITALY ADVERTISING RECEIVABLES:
low	450.1	27.8	12.4	1.7	18.6	60.5	—	450.1
medium	76.3	15.3	3.8	0.3	3.6	23.1	3.0	73.3
high	29.9	3.1	1.1	1.1	11.3	16.6	12.1	17.8
FOREIGN ADVERTISING RECEIVABLES :
low	229.6	21.8	18.3	5.3	6.9	52.2	1.3	228.3
medium	8.2	1.3	1.5	1.4	0.2	4.3	0.2	8.1
high	11.8	0.2	—	0.1	8.8	9.1	8.6	3.2

OTHER RECEIVABLES :
Distributors	2.2	0.3	0.2	0.3	0.2	1.0	—	2.2
Phone and television operator	155.1	0.6	1.8	0.1	16.7	19.3	1.5	153.6
Phone and television operator - Towers	56.1	4.6	4.8	2.7	28.1	40.2	9.2	46.9
Film area	35.7	4.7	0.2	0.3	17.1	22.2	9.8	25.9
Other customers	120.5	2.4	1.1	0.4	9.5	13.4	48.8	71.7
RECEIVABLES FROM RELATED PARTIES:
low	57.0	0.6	—	—	—	0.6	—	57.0
TOTAL TRADE RECEIVABLES	1,232.4	82.6	45.3	13.6	121.0	262.6	94.5	1,138.0

		Net matured
RISK CLASSES						Total net	Provision for	Net
as at 31 DECEMBER 2016	Receivables	0-30days	30-60days	60-90days	further	matured	bad debts	receivables
ITALY ADVERTISING RECEIVABLES:
low	386.5	22.8	4.1	0.3	1.1	28.4	—	386.5
medium	92.0	15.4	3.3	0.9	2.8	22.4	3.1	88.9
high	37.7	2.3	2.0	0.7	18.4	23.5	18.3	19.4
FOREIGN ADVERTISING RECEIVABLES :
low	217.6	67.4	11.8	1.9	3.6	84.7	3.2	214.4
medium	5.8	1.1	1.1	0.1	1.4	3.7	1.3	4.5
high	8.4	0.1	—	0.1	8.2	8.3	7.4	1.0

OTHER RECEIVABLES :
Distributors	2.3	0.1	0.1	—	1.4	1.8	1.3	1.0
Phone and television operator	364.8	0.1	1.4	—	1.5	3.0	1.3	363.5
Phone and television operator - Towers	39.9	2.5	2.0	1.2	20.5	26.1	9.6	30.3
Film area	30.8	3.5	0.8	0.2	20.6	25.1	13.5	17.3
Other customers	114.1	8.6	4.4	5.6	63.4	82.0	41.7	72.4
RECEIVABLES FROM RELATED PARTIES:
low	59.0	0.2	—	—	—	0.2	—	59.0
TOTAL TRADE RECEIVABLES	1,358.7	124.2	31.0	10.9	142.9	309.2	100.7	1,258.0

The item Distributors mainly comprises receivables from the distribution of Mediaset Premium cards.

The item Telephone/television operators mainly comprises receivables from the sale of content activities. It includes the receivable due from Sky Italia arising from sub-licensing the television broadcasting rights relating to the Serie A league championship for the seasons 2015-2018.

The item Telephone/television operators — Towers mainly comprises receivables related to the EI Towers Group.

The item Other clients includes receivables relative to Mediaset Premium’s customers.

The overall amount of guarantees received, mainly bank guarantees, for the receivables balances of third parties totals EUR 20.8 million (EUR 22.9 million at 31 December 2016) of which EUR 15.2 million relating to the Mediaset España Group (EUR 16.2 million at 31 December 2016).

In addition, bank guarantees in favour of associates and third party companies have been issued for a total amount of EUR 109.7 million (EUR 75.6 million at 31 December 2016). Of this amount, EUR 98.0 million were issued by the Mediaset España Group (EUR 58.0 million at 31 December 2016).

Regarding the main type of trade payables generated by the advertising business in Italy, in terms of concentration, 19.5% of sales were achieved with the top 10 clients.

The changes in the bad debts provision are shown below.

		Provisions		Changes in the
		made during	Employment	consolidation	Balance at
	Balance at 1/1	the period	of the period	area	31/12

2017	100.8	15.5	(22.3)	0.4	94.5

2016	97.9	22.3	(20.6)	1.1	100.8

In addition, below is a table showing a detailed analysis of other financial assets, whose maximum credit risk exposure corresponds to the book value.

	2017	2016

Financial receivables	35.0	44.9
Other financial assets	—	9.8
Hedging derivatives	0.6	25.7
Derivatives with no hedging purpose	0.1	6.3
Receivables from factor companies	19.5	62.1
Bank and postal deposits	172.6	328.2
Total financial asset	227.8	477.0

15. SHARE-BASED PAYMENTS

At 31 December 2017, medium/long-term incentive plans allocated for the years 2015, 2016 and 2017 were recognised in the financial statements for the purposes of IFRS 2. However, the plan allocated in 2011 was not recognised because it could not be exercised due to the failure to meet the objectives set.

In June 2017, a medium/long-term incentive plan was allocated for the period 2017-2019. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that could be exercised and which, at the reporting date, had not yet been concluded, or those that had vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market. The options and free allocation rights granted to the employee beneficiaries are linked to the company’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The characteristics of these stock option and incentive plans can be summarised as follows:

Stock Option Plan
	2011 (out of the	incentive plan	incentive plan	incentive plan
	money)	2015(*)	2016(*)	2017(*)

Grant date	21/06/2011	01/07/2015	21/06/2016	27/06/2017

Vesting Period	from 01/01/2011 to 21/06/2014	from 01/07/2015 to 31/12/2017	from 21/06/2016 to 31/12/2018	from 27/06/2017 to 31/12/2019

Exercise period	from 22/06/2014 to 21/06/2017	from 01/08/2018	from 01/07/2019	from 01/07/2020

Fair Value	0,20 euro	4,312 euro	3,771 euro	3,447 euro

Strike price	3,56 euro

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

It should be noted that, for the medium/long-term incentive plan allocated in 2017, a total of 1,304,534 rights were assigned on Mediaset S.p.A. ordinary shares, whose grant period will commence from 1 August 2020. In 2017, a total of 161,482 rights lapsed due to the termination of employment of the beneficiaries.

Below is a summary of the changes to stock option plans and the medium/long-term incentive plans:

	Stock Option Plan
	2011 (out of the	Incentive plan 2015	Incentive plan 2016	Incentive plan 2017
	money)	(*)	(*)	(*)	Total

Options outstanding at 1/1/2016	—	816,756	870,544	—	1,687,300
Options issued during the year		—	—	—	—
Options exercised during the year		—	—	—	—
Options not-exercised during the year		—	—	—	—
Options expired/cancelled during the year	—	—	—	—	—
Options outstanding at 31/12/2016	—	816,756	870,544	—	1,687,300

Options outstanding at 1/1/2017	—	816,756	870,544	—	1,687,300
Options issued during the year	—	—	—	1,304,534	1,304,534
Options exercised during the year	—	—	—	—	—
Options not-exercised during the year	—	—	—	—	—
Options expired/cancelled during the year	—	(127,850)	(33,632)	—	(161,482)
Options outstanding at 31/12/2017	—	688,906	836,912	1,304,534	2,830,352

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

The incentive plans are recognised in the financial statements at their fair value:

•                  2015 Plan: EUR 4.312 per option;

•                  2016 Plan: EUR 3.771 per share;

•                  2017 Plan: EUR 3.447 per share.

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

The subsidiary Mediaset España also has medium/long-term incentive plans in place, allocated in 2016 and 2017.

The plans provide for the allocation of free rights for the granting of Mediaset España shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the continuing employment of the beneficiary at the end of the vesting period. All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market.

The details of the incentive plans can be summarised as follows:

	incentive plan 2016	incentive plan 2017

Grant date	13/4/2016	27/04/2017

Vesting Period	from 13/04/2016 to 31/12/2019	from 27/04/2017 to 31/12/2020

Exercise period	60 days after the Shareholders’ meeting 2019	60 days after the Shareholders’ meeting 2020

Fair Value	8.76	11.29

During the year a total of 92,570 rights to ordinary Mediaset España shares were allocated, for which the 60-day grant period will commence as of the date of the Shareholders’ Meeting called in 2020.

Below is a summary of the changes to medium/long-term incentive plans:

	incentive plan 2016	incentive plan 2017	Total

Options outstanding at 1/1/2016	—	—	—

Options issued during the year	117,579	—	117,579
Options exercised during the year	—	—	—
Options not-exercised during the year	—	—	—
Options expired/cancelled during the year	(5,564)	—	(5,564)
Options outstanding at 31/12/2016	112,015	—	112,015

Options outstanding at 1/1/2017	112,015	—	112,015

Options issued during the year	—	92,570	92,570
Options exercised during the year	—	—	—
Options not-exercised during the year	—	—	—
Options expired/cancelled during the year	—	—	—
Options outstanding at 31/12/2017	112,015	92,570	204,585

The incentive plans are recognised in the financial statements at their fair value:

•                  2016 Plan: EUR 8.76 per share.

•                  2017 Plan: EUR 11.29 per share.

The fair value of the incentive plans is based on the arithmetic mean of the official stock market prices over the 30 days prior to the grant date.

16. RELATED-PARTY TRANSACTIONS

The following summary table shows, for the main income statement and balance sheet groupings, the details of the companies that are the counterparts of these transactions.

The total values of the related-party positions/transactions and their impact on the relative types of financial statement are shown in the specific Balance Sheet and Income Statement schedules drafted in accordance with CONSOB Decision no. 15519 of 27 July 2006, which are reported at the beginning of these Financial Statements.

		Operating	income/	Trade	Trade	Other receivables/
	Revenues	costs	(charge)	receivables	payables	(payables)

CONTROLLING ENTITY

Fininvest S.p.A.	0.2	4.9	—	0.1	0.0	0.0

AFFILIATED ENTITIES

Alba Servizi Aerotrasporti S.p.A.	0.1	0.3	—	0.0	(0.1)	—
Arnoldo Mondadori Editore S.p.A.*	11.5	0.6	—	3.6	1.8	0.2
Fininvest Gestione Servizi S.p.A.	0.1	0.0	—	0.0	—	—
Isim S.p.A.	—	—	—	—	—	—
Mediobanca S.p.A.	—	0.1	(1.6)	0.0	—	(99.6)
Mediolanum S.p.A.*	4.3	0.0	—	0.9	0.0	—
Trefinance S.A.*	—	0.0	—	—	—	—
Altre consociate	0.0	0.7	—	0.0	0.0	—
Total Affiliated	15.9	1.7	(1.6)	4.6	1.8	(99.5)
JOINT CONTROLLED AND ASSOCIATES ENTITIES
Furia de Titanes II A.I.E.	—	—	—	—	—	—
Alea Media	—	—	0.0	—	1.4	0.8
Auditel S.p.A.	—	6.6	—	—	—	—
Aunia Publicidad Interactiva SLU	0.6	0.1	—	0.3	0.0	—
Blasteem S.r.l.	—	0.1	—	—	0.0	—
Boing S.p.A.	9.7	44.3	0.1	3.8	23.8	(0.1)
Bulldog TV Spain, SL	—	—	—	—	—	—
En Melodia Producciones SL	0.0	(0.0)	0.0	0.0	—	1.5
European Broadcaster Excange (EBX) Limited	—	—	—	—	—	—
Fascino Produzione Gestione Teatro S.r.l.	(0.1)	58.8	0.0	0.3	11.1	(23.9)
La Fabbrica De la Tele SL	0.0	28.2	—	0.0	6.5	—
Mediamond S.p.A.	82.5	2.3	0.1	44.1	3.9	1.5
MegaMedia Televisión SL	0.3	8.9	—	0.1	2.9	—
Nessma Lux S.A.**	—	—	0.0	0.0	—	2.6
Pegaso Television INC**	—	—	(0.9)	2.0	—	3.7
Produciones Mandarina SL	0.2	4.2	—	0.0	1.3	—
Publisia S.r.l.	—	—	—	—	—	—
Società Funivie Maddalena S.p.A.	—	0.1	—	—	0.0	—
Studio 71 Italia S.r.L.	—	—	—	—	—	—
SUPERGUIDATV S.r.l.	0.2	—	—	—	—	—
Supersport Televisión SL	1.6	8.1	—	0.3	0.9	—
Titanus Elios S.p.A.	—	4.6	—	—	—	4.3
Tivù S.r.l.	2.3	1.1	—	1.3	0.5	0.0
Total Joint controlled and affiliates entities	97.3	167.3	(0.6)	52.2	52.5	(9.4)

KEY STRATEGIC MANAGERS (***)	—	0.9	—	—	—	(0.9)

PENSION FUND (Mediafonf)	—	—	—	—	—	(1.0)

OTHER RELATED PARTIES****	0.0	0.1	—	0.1	—	—

TOTAL RELATED PARTIES	113.4	174.9	(2.2)	56.9	54.3	(110.7)

* The figure includes the company and its subsidiaries, associates or jointly controlled companies

** the figure includes the company and the companies it controls

*** the figure includes the directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and companies over which these persons exercise control, joint control or have a considerable influence, or hold a significant share either directly or indirectly, of at least 20% of the voting rights

**** the figure includes relations with consortiums principally engaged in the management of television signal transmission.

The costs and the related trade payables to affiliates mainly refer to the sale of television advertising space; the costs and related trade payables mainly refer to purchases of television productions and broadcasting rights and to the fees paid to associates for the sale of advertising space managed through exclusive concessions by Group companies.

The item other receivables/(payables) mainly refers to payables for loans and credit facilities due to affiliate companies, intercompany current accounts and loans given to associates. The other receivables due from Boing S.p.A. mainly relate to the remaining consideration due to R.T.I. S.p.A. for the disposal of the business unit carried out on 1 April 2013.

Payables for loans and credit facilities due to affiliate companies, amounting to EUR 99.5 million, relate to draw downs of the 8-year revolving facility granted by Mediobanca in November 2016.

The item key strategic managers concerns relations with directors of Mediaset S.p.A. and Fininvest S.p.A., their close family members and the company’s at which these persons exercise control, joint control, considerable influence or hold a significant share, either directly or indirectly, of at least 20% of the voting rights.

For more information as required by IAS 24 on the compensation of key strategic managers, please see the Remuneration Report annexed to the financial statements.

The item Other related parties includes the transactions of the Mediaset Group with several consortia mainly for the management of television signal transmission operations.

During the year, dividends were also collected from affiliates and jointly controlled entities, for a total of EUR 7.2 million.

17. COMMITMENTS

The main commitments of the Mediaset Group can be summarised as follows:

•                  commitments to purchase television and film rights (free and paid) totalling EUR954.8 million (EUR1228.5 million on 31 December 2016). These future commitments relate mainly to volume deal contracts of the Mediaset Group with some of the leading American TV producers.

•                  commitments related to the acquisition of content and sport events, rental contracts totalling EUR 180.1 million, of which 27.5 to associates (EUR 336.3 million at 31 December 2016). This item includes commitments to the purchase of rights to sports events;

•                  commitments for artistic projects, television productions and press agency contracts of approximately EUR 192.8 million (EUR 169.1 million at 31 December 2016), of which EUR 26.5 million due to Related Parties;

•                  commitments for digital broadcasting capacity services of EUR 184.5 million (EUR 237.7 million at 31 December 2016);

•                  contractual commitments for the use of satellite capacity of EUR 39.5 million (EUR 59.8 million at 31 December 2016);

•                  commitments for the purchase of new equipment, maintenance of network infrastructure, multi-year rents and leases, the supply of EDP services and commitments to trade associations for the use of intellectual property rights totalling EUR 354.6 million.

for the Board of Directors

the Chairman

LIST OF EQUITY INVESTMENTS INCLUDED IN THE GROUP’S

CONSOLIDATED FINANCIAL STATEMENTS AT 31 DICEMBRE 2017

			Share	% held by the
Companies consolidated on a line-by-line basis	Registered Office	Currency	Capital	Group (*)
Mediaset S.p.A.	Milan	EUR	614,2	0,00%
Publitalia ‘80 S.p.A.	Milan	EUR	52,0	100,00%
Digitalia ‘08 S.r.l.	Milan	EUR	10,3	100,00%
Publieurope Ltd.	Londra	GBP	5,0	100,00%
Adtech Ventures S.p.A.	Milan	EUR	0,1	75,10%
R.T.I. S.p.A.	Rome	EUR	500,0	100,00%
Videotime S.p.A.	Milan	EUR	52,0	99,20%
Videotime Produzioni S.p.A.	Milan	EUR	52,0	99,20%
Elettronica Industriale S.p.A.	Lissone (MB)	EUR	363,2	100,00%
E.I. Towers S.p.A.	Lissone (MB)	EUR	2,8	40,00%
EIT Radio S.r.l.	Lissone (MB)	EUR	0,1	40,00%
MULTIRETI S.r.l.	Bari	EUR	0,0	40,00%
Nettrotter S.r.l.	Lissone (MB)	EUR	0,1	38,00%
Towertel S.p.A.	Lissone (MB)	EUR	22,0	40,00%
Medusa Film S.p.A.	Rome	EUR	120,0	100,00%
Monradio S.r.l.	Milan	EUR	6,1	80,00%
Taodue S.r.l.	Rome	EUR	0,1	100,00%
Medset Film S.a.s.	Parigi	EUR	0,1	100,00%
Mediaset Premium S.p.A.	Milan	EUR	30,0	100,00%
Mediaset Investment S.a.r.l.	Luxembourg	EUR	50,5	100,00%
Mediaset Investment N.V.	Amsterdam	EUR	0,0	100,00%
Radio Mediaset S.p.A.	Milan	EUR	7,4	100,00%
Radio Studio 105 S.p.A.	Milan	EUR	0,8	100,00%
Radio 105 USA Corp	Miami (Florida)	USD	0,0	100,00%
Radio Aut S.r.l.	Loc.Colle Bensi PG)	EUR	0,0	100,00%
Radio Engineering CO S.r.l.	Milan	EUR	0,1	100,00%
Radio Subasio S.r.l.	Assisi (PG)	EUR	0,3	100,00%
Virgin Radio Italy S.p.A.	Milan	EUR	10,1	99,99%
Mediaset España Comunicaciòn S.A.	Madrid	EUR	168,4	50,21%
Advertisement 4 Adventure, SLU	Madrid	EUR	0,0	50,21%
Publiespaña S.A.U	Madrid	EUR	0,6	50,21%
Publimedia Gestion S.A.U.	Madrid	EUR	0,1	50,21%
Netsonic S.L	Barcelona	EUR	0,0	50,21%
Netsonic S.A.C.	Lima	SOL	0,0	50,16%
Grupo Editorial Tele 5 S.A.U.	Madrid	EUR	0,1	50,21%
Telecinco Cinema S.A.U.	Madrid	EUR	0,2	50,21%
Conecta 5 Telecinco S.A.U.	Madrid	EUR	0,1	50,21%
Mediacinco Cartera S.L.	Madrid	EUR	0,1	50,21%
Concursos Multiplataforma S.A.	Madrid	EUR	0,6	50,21%
Sogecable Editorial S.L.U.	Madrid	EUR	0,0	50,21%

(*) Group’s stakes have been calculated not considering treasury shares hold by subsidiaries.

			Share	% held by the
Associates and joint ventures	Registered Office	Currency	Capital	Group (*)
Agrupacion de interés Economico Furia de Titanes II A.I.E.	Santa Cruz de Tenerife	EUR	0,0	17,07%
Alea Media SA	Madrid	EUR	0,1	20,08%
Auditel S.r.l.	Milan	EUR	0,3	26,67%
Aunia Publicitad Interactiva SLU	Madrid	EUR	0,0	25,10%
Blasteem S.r.l.	Turin	EUR	0,0	40,00%
Boing S.p.A.	Milan	EUR	10,0	51,00%
Bulldog TV Spain SL	Madrid	EUR	0,0	15,06%
European Broadcaster Exchange (EBX) Limited	London	GBP	1,5	25,03%
Fascino Produzione Gestione Teatro S.r.l.	Rome	EUR	0,0	50,00%
La Fabrica De La Tele S.L.	Madrid	EUR	0,0	15,06%
Melodia Producciones SL	Madrid	EUR	0,0	20,08%
Mediamond S.p.A.	Milan	EUR	2,4	50,00%
Megamedia Television S.L.	Madrid	EUR	0,1	15,06%
Nessma S.A.	Luxembourg	EUR	11,3	34,12%
Nessma Broadcast S.a.r.l.	Tunis	dinaro	1,0	32,30%
Pegaso Television INC	Miami (Florida)	USD	83,3	21,95%
Producciones Mandarina S.L.	Madrid	EUR	0,0	15,06%
Publisia S.r.l.	Milan	EUR	0,0	30,00%
Titanus Elios S.p.A.	Rome	EUR	5,0	29,76%
Tivù S.r.l.	Rome	EUR	1,0	48,16%
Società Funivie Maddalena S.r.l.	Brescia	EUR	0,0	12,40%
Studio 71 Italia S.r.l.	Cologno Monzese (MI)	EUR	0,1	51,87%
Superguidatv S.r.l.	Napoli	EUR	1,4	20,24%
Supersport Media S.L.	Madrid	EUR	0,1	15,06%

			Share	% held by the
Equity investments held as “Available for sale”	Registered Office	Currency	Capital	Group (*)

21 Buttons App SL	Barcelona	EUR	0,0	4,69%
Aprok Imagen S.L. (in liquidazione)	Madrid	EUR	0,3	1,53%
Aranova Freedom S.C.aR.L	Bologna	EUR	0,0	13,33%
Ares Film S.r.l.	Rome	EUR	0,1	5,00%
Audiradio S.r.l. (in liquidazione)	Milan	EUR	0,0	9,50%
Blooming Experience SL	Valencia	EUR	0,0	2,93%
ByHours Travel S.L.	Madrid	EUR	0,0	2,67%
Check Bonus S.r.l.	Milan	EUR	0,8	16,00%
Class CNBC S.p.A.	Milan	EUR	0,6	10,90%
Club Dab Italia Società Consortile per Azioni	Milan	EUR	0,2	10,00%
Deporvillage S.L.	Barcelona	EUR	0,2	13,29%
Hundredrooms S.L.	Palma de Mallorca	EUR	0,6	6,57%
Innovacon y Desarrollo Nuevos	Madrid	EUR	0,0	3,67%
Isalud Health Services	Barcelona	EUR	0,0	1,29%
Job Digital Networks SL	Barcelona	EUR	0,0	11,53%
Kirch Media GmbH & Co. Kommanditgesellschaft auf Aktien	Unterföhring (Germania)	EUR	55,3	2,28%
Midnight Call S.r.l.	Reggio Emila	EUR	0,0	9,26%
Playspace SL	Palma de Mallorca	EUR	0,0	4,56%
Radio e Reti S.r.l.	Milan	EUR	1,0	10,00%
Romaintv S.p.A. (in liquidazione)	Rome	EUR	0,8	9,67%
Monte Maddalena Telecomunicazioni S.r.l. (in liquid.)	Brescia	EUR	0,0	26,20%
ProSiebenSat.I Digital Content GP Ltd	London	GBP	0,0	5,62%
ProSiebenSat.I Digital Content LP	London	GBP	0,0	5,62%
Springlane Gmbh	Dusseldorf	EUR	0,1	8,09%
Tavolo Editori Radio S.r.l.	Milan	EUR	0,0	12,94%
Westwing Group Gmbh (già Jade 1290 Gmbh)	Munich	EUR	0,1	2,61%

(*) Group’s stakes have been calculated not considering treasury shares hold by subsidiaries.

Attestation of the Consolidated Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

•  to the adequacy relative to the characteristics of the Group and

•  the effective application

of the administrative and accounting procedures for building up the Consolidated Financial Statements, during the financial year 2017.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Consolidated Financial Statements at 31st December 2017 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Consolidated Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             Reflect the balances in the books and the accounting postings;

c)              Are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer and of the group of companies included within the consolidation;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer and of the group of companies included within the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

24th April 2018

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

MEDIASET GROUP

MEDIASET

Consolidated Annual Report 2017

Indipendent Auditors' Report

Deloitte & Touche S.p.A. Via Tortona, 25 20144 Milano Italia

Tel:+39 02 83322111
Fax:+39 02 83322112
www.deloitte.it

INDEPENDENT AUDITOR’S REPORT

PURSUANT TO ARTICLE 14 OF LEGISLATIVE DECREE No. 39 OF JANUARY 27, 2010

AND ARTICLE 10 OF THE EU REGULATION 537/2014

To the Shareholders of

Mediaset S.p.A.

REPORT ON THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS

Opinion

We have audited the consolidated financial statements of Mediaset S.p.A. and its subsidiaries (the “Group” or the “Mediaset Group”), which comprise the consolidated statement of financial position as at December 31, 2017, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of changes in shareholders’ equity for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at December 31, 2017, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISA Italia). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of Mediaset S.p.A. (the “Company”) in accordance with the ethical requirements applicable under Italian law to the audit of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Revenue Recognition — Television Advertising Revenues

Description of key audit matter

The Group’s 2017 consolidated income statement includes Television Advertising Revenues amounting to Euro 2.587,6 million. As reported in the explanatory notes, Television Advertising Revenues are recognized at the time of the appearance of the advertisement or of the advertising spot.

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Parma Roma Torino Treviso Udine Verona

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We concluded that this area constitutes a key audit matter for the Mediaset Group financial statements at December 31, 2017 considering the significance of the amount, the high number and variety of contractual conditions applied to the customers and the complexity of IT Systems related to the billing and advertising tracking processes.

Note 12.1 “Revenues from sales and services” includes the Group’s revenues disclosure while the related accounting policies are included in the “Revenue recognition” paragraph included in Note 3 “Summary of the accounting standards and measurement criteria”.

Audit procedures

In order to evaluate the correct recognition of Television Advertising Revenues, the main procedures we performed are:

•                  Obtaining an understanding of the relevant controls adopted by Mediaset Group on advertising revenues recognition;

•                  Verification of the implementation and tests of the operating effectiveness of relevant controls, including IT controls, related to the billing and advertising tracking process, also with the assistance of our internal IT specialists;

•                  Reconciliation of total advertising spot broadcasted during 2017, extracted from the advertising tracking IT system, with the total revenues accounted and billed to customers in order to verify the recognition in the correct reporting period;

•                  Performance of a detail test, on a sample basis, of sales transactions verifying supporting documentation (for example, agreements, orders, invoices and collections if occurred);

•                  Trend analysis on the main advertising revenues components (volume and discounts) accounted for in 2017 and in the first quarter 2018;

•                  Assessment of compliance with accounting standards on revenue recognition of the information disclosed.

Impairment Test

Description of key audit matter

The Mediaset Group’s Consolidated Financial Statements include Goodwill amounting to Euro 968,5 million and other intangible assets with indefinite useful lives amounting to Euro 85,2 million. These assets, in accordance with IAS 36, are not systematically depreciated but are subject to Impairment testing at least annually.

The Impairment Test is performed by comparing the cash generating unit’s (“CGU”) recoverable amount, determined according to either the Value in Use or the Fair Value methodology, and its carrying amount, inclusive of Goodwill and other assets allocated to the CGU tested. In particular, the Fair Value methodology has been used by Management to value the Pay TV, Mediaset Espana and EI Towers CGUs, while the Value in Use method has been used in testing the Free to Air and Radio CGUs.

The Management valuation process, with reference to the determination of the Value in Use, is based on assumptions concerning, among others, the cash flows derived from the five-year plans (2018-2022), drawn up on the basis of the guidelines approved by the Board of Directors of Mediaset S.p.A. on March 27, 2018, the determination of an appropriate discount rate (WACC) and the long-term growth (g-rate).

2

The determination of forecasted cash flows is based on assumptions influenced by future expectations and external variables, including the evolution of the industry markets, discount rates and long-term growth rates.

With reference to the Impairment Test carried out through the Fair Value methodology on the Pay TV CGU, Management based their assumptions on the value of recent third party transactions in relation to Cinema Rights - Television Series and on prices of recent TV rights bids of the UEFA Champions League and Serie A Championship. In this context, Management has obtained a Fairness Opinion from an independent expert assessing the adequancy of methodology, the application process and the conclusions reached.

Finally, where the CGU corresponds to a listed subsidiary on regulated markets (CGU Mediaset Espana and EI Towers), Management has considered the market capitalization value at the reporting date (CGU Mediaset Espana and EI Towers).

Given the materiality of the goodwill and of the other assets allocated to the CGUs, the subjectivity and uncertainty inherent in the estimates of expected cash flows and of the key variables of the impairment model used in the estimation of the Value in Use and of the Fair Value, we considered the Impairment Test a key audit matter of the consolidated financial statements of the Mediaset Group.

Note 7.4 “Assessment of recoverability of goodwill and other intangible assets (Impairment testing)” includes the disclosure on the Impairment Test, including a “sensitivity analysis,” which illustrates the effects from changes in the key variables used in the Impairment Test.

Audit procedures

In order to assess the recoverability of the assets subject to the Impairment Test, we have preliminarily analyzed the methods used by Management to determine the recoverable value of the various CGUs, analyzed the methods and assumptions used for the development of the Impairment Test and, after having understood the relevant controls in place on the impairment process, we have carried out, with the support of our valuation specialists, the following procedures:

•                  Assessment of compliance of the methodology adopted by Management for the Impairment Test with the applicable accounting standards;

•                  Analysis of the reasonableness of the main assumptions used to develop the cash flows forecasted related to Free to Air and Radio CGUs, also through a sector data analysis (reports on the Italian advertising market) as well as through the attainment of supporting information from Management;

•                  Analysis of the Budget vs Actual results, in order to assess the nature of the deviations and the reliability of the planning process;

•                  Evaluation of the reasonableness of the discount rate (WACC) and long-term growth (g-rate);

•                  Verification of the mathematical accuracy of the model used to determine the Value in Use of the CGUs;

•                  Analysis on the reasonableness of the main assumptions used for the determination of the Fair Value; also through analysis of sector data and through the attainment of supporting information from Management as well as through obtaining and examining the Fairness Opinion drafted by the independent expert with reference to the Pay TV CGU;

•                  Verification of the correct determination of the carrying amount of the CGUs;

•                  Verification of the sensitivity analysis prepared by the Management;

3

•                  Assessment of the adequacy of the disclosure reported in the notes to the consolidated financial statements with the IAS 36.

Valuation of Deferred Tax Assets

Description of key audit matter

The Mediaset Group consolidated financial statements present deferred tax assets amounting to Euro 512,7 million, of which, approximately Euro 339,2 million are recorded in the Italian tax consolidation perimeter to which some Group entities adhere. Deferred Tax Assets relate for Euro 205,2 million to the entire amount of tax losses carried forward (IRES) generated in the Italian tax consolidation perimeter.

As reported by the Directors in the explanatory notes, the Group recognizes deferred tax assets having verified the recoverability of the amounts as well as by taking into account the future effects arising from the temporary differences on which deferred tax liabilities are recorded. In particular, the Directors performed the estimates determining the future taxable income on the basis of the five-year plans (2018-2022) for the explicit period and, through extrapolation from the latter, of the expected taxable income for the subsequent periods.

Given the existence of tax losses generated in recent years, the subjectivity and uncertainty inherent in the estimates of future taxable income, with particular reference to those beyond the explicit period covered by multi-year plans, we considered the valuation of deferred tax assets as a key audit matter of the consolidated financial statements of the Mediaset Group.

Note 7.8 “Deferred Tax Assets and Liabilities” includes the disclosure on the Group’s deferred tax assets.

Audit procedures

In order to assess the recoverability of the Deferred Tax Assets, we have preliminarily examined the methods used by Management to verify the recoverability of such assets.

We have, among others, performed the following procedures:

•                  Analysis of the reasonableness of the main assumptions used for the development of the taxable income forecasted, with particular reference to the forecasts included in the Italian tax consolidation perimeter, verification of the adequacy of these expectations with the multi-year plans prepared by the Directors for the explicit periods and verification of the consistency with the trends forecasted by the plan and with other information available from the Directors for the subsequent periods;

•                  Analysis of the correctness of the tax rates applied, of the existing temporary differences and of the mathematical calculation of the deferred tax assets;

•                  Verification of the adequacy of the disclosure reported by the Directors with the IFRS accounting principles.

Other Matter

The consolidated financial statements of Mediaset Group for the year ended December 31, 2016, were audited by another auditor who expressed an unmodified opinion on those statements on April 28, 2017.

4

Responsibilities of the Directors and the Board of Statutory Auditors for the Consolidated Financial Statements

The Directors are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05, and, within the terms established by law, for such internal control as the Directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they have identified the existence of the conditions for the liquidation of the Company or the termination of the business or have no realistic alternatives to such choices.

The Board of Statutory Auditors is responsible for overseeing, within the terms established by law, the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISA Italia) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with International Standards on Auditing (ISA Italia), we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•          Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•          Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•          Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Directors.

•          Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

5

•          Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•          Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance, identified at an appropriate level as required by ISA Italia, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence applicable in Italy, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report.

Other information communicated pursuant to art. 10 of the EU Regulation 537/2014

The Shareholders’ Meeting of Mediaset S.p.A. has appointed us on June 28, 2017 as auditors of the Group for the years from January 1, 2017 to December 31, 2025.

We declare that we have not provided prohibited non-audit services referred to in art. 5 (1) of EU Regulation 537/2014 and that we have remained independent of the Company in conducting the audit.

We confirm that the opinion on the financial statements expressed in this report is consistent with the additional report to the Board of Statutory Auditors, in its role of Audit Committee, referred to in art. 11 of the said Regulation.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Opinion pursuant to art. 14 paragraph 2 (e) of Legislative Decree 39/10 and art. 123-bis, paragraph 4, of Legislative Decree 58/98

The Directors of Mediaset S.p.A. are responsible for the preparation of the report on operations and the report on corporate governance and the ownership structure of Mediaset Group as at December 2017, including their consistency with the related consolidated financial statements and their compliance with the law.

We have carried out the procedures set forth in the Auditing Standard (SA Italia) n. 720B in order to express an opinion on the consistency of the report on operations and some specific information contained in the report on corporate governance and the ownership structure set forth in art. 123-bis, n. 4 of Legislative Decree 58/98, with the consolidated financial statements of Mediaset Group as at December 31, 2017 and on their compliance with the law, as well as to make a statement about any material misstatement.

6

In our opinion, the above-mentioned report on operations and some specific information contained in the report on corporate governance and the ownership structure are consistent with the consolidated financial statements of Mediaset Group as at December 31, 2017 and are prepared in accordance with the law.

With reference to the statement referred to in art. 14, paragraph 2 (e), of Legislative Decree 39/10, made on the basis of the knowledge and understanding of the Group and of the related context acquired during the audit, we have nothing to report.

Statement pursuant to art. 4 of the Consob Regulation for the implementation of Legislative Decree 30 December 2016, no. 254

The Directors of Mediaset S.p.A. are responsible for the preparation of the non-financial statement pursuant to Legislative Decree 30 December 2016, no. 254.

We verified the approval by the Directors of the non-financial statement.

Pursuant to art. 3, paragraph 10 of Legislative Decree 30 December 2016, no. 254, this statement is subject of a separate attestation issued by us.

DELOITTE &TOUCHE S.p.A.

Signed by

Patrizia Arienti

Partner

Milan, Italy

April 26, 2018

This report has been translated into the English language solely for the convenience of international readers.

7

MEDIASET

MEDIASET SPA

Mediaset S.p.A.

Annual Report 2017

Financial Statements and Explanatory Notes

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

(values in EUR)

ASSETS	Notes	31/12/2017	31/12/2016
Non-current assets	5
Property, plant and equipment	5.1	4,576,784	4,610,186
Other intangible fixed assets	5.4	—	159
Equity investments	5.5
subsidiaries		2,287,783,263	2,219,756,199
other companies		1,999	1,999
Total		2,287,785,262	2,219,758,198
Receivables and non-current financial assets	5.6	15,593,344	15,974,018
Deferred tax assets	5.9	205,901,320	149,851,651
Total non current assets		2,513,856,710	2,390,194,212

Current Assets	6
Trade receivables	6.2
customers		3,857	9,087
from subsidiaries		5,584,109	993,522
from associates and joint ventures		5,254	5,083
Total		5,593,220	1,007,692
Tax receivables	6.3	29,935,536	29,321,969
Other receivables and current assets	6.4	26,667,837	42,375,687
Intercompany financial receivables	6.5
from subsidiaries		1,450,611,166	1,217,181,791
from associates and joint ventures		1,542,259	4,923,564
Total		1,452,153,425	1,222,105,355
Other current financial assets	6.6	18,005,745	15,705,864
Cash and cash equivalents	6.7	24,244,289	32,129,067

Total current assets		1,556,600,052	1,342,645,634

TOTAL ASSETS		4,070,456,762	3,732,839,846

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

(values in EUR)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	31/12/2017	31/12/2016
Shareholders’ equity	8
Share capital	8.1	614,238,333	614,238,333
Share premium reserve	8.2	275,237,092	275,237,092
Treasury shares	8.3	(416,656,052)	(416,656,052)
Other reserves	8.4	2,043,369,941	2,194,354,941
Valuation reserve	8.5	6,405,971	2,866,306
Retained earnings (losses)	8.6	(808,413,428)	(808,413,428)
Profit (loss) for the year	8.7	69,151,696	(150,985,001)

TOTAL SHAREHOLDERS’ EQUITY		1,783,333,553	1,710,642,191

Non-current liabilities	9
Post-employment benefit plans	9.1	1,205,608	1,289,178
Deferred tax liabilities	9.2	866,312	686,244
Financial payables and liabilities	9.3	1,052,088,130	783,555,704
Provisions for non current risks and charges	9.4	58,412	16,454

Total non current liabilities		1,054,218,462	785,547,580

Current liabilities	10
Payables to banks	10.1	180,107,414	156,479,505
Trade payables	10.2
suppliers		2,449,488	1,626,934
from subsidiaries		2,942,907	383,230
from affiliates		10,163	8,971
from holding companies		17,265	25,419
Total		5,419,823	2,044,554
Provisions for current risks and charges	10.3	61,475	101,329
Intercompany financial payables	10.5
to subsidiaries		641,912,539	500,809,949
to associates and joint ventures		28,143,678	25,062,337
Total		670,056,217	525,872,286
Other financial liabilities	10.6	134,826,834	348,832,168
Other current liabilities	10.7	242,432,984	203,320,233

Total current liabilities		1,232,904,747	1,236,650,075

TOTAL LIABILITIES		2,287,123,209	2,022,197,655

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		4,070,456,762	3,732,839,846

MEDIASET S.p.A.

STATEMENT OF INCOME

(values in EUR)

INCOME STATEMENT	Notes	year 2017	year 2016
Revenues	12
Sales of goods and services	12.1	6,284,245	4,046,442
Other revenues and income	12.2	231,407	378,982

Total revenues		6,515,652	4,425,424

Costs	13
Personnel expenses	13.1	18,950,130	18,082,762
Purchases	13.2	97,234	115,386
Services	13.5	14,111,764	11,870,215
Leases and rentals	13.6	1,896,367	1,734,706
Provisions for risks	13.7	8,764	23,852
Other operating expenses	13.8	1,281,900	1,404,023
Amortisation, depreciation and write-downs	13.9	33,562	35,849

Total costs		36,379,721	33,266,793

Operating profit		(29,864,069)	(28,841,369)

(Expenses)/income from financial investments	15
Financial charges	15.1	(208,593,900)	(266,397,487)
Financial income	15.2	216,643,482	279,134,756
Income/(expenses) from equity investments	15.3
dividends from subsidiaries		88,225,411	114,764,231
other income/(expenses) from equity investments		(1,346,150)	(251,749,215)
Total		86,879,261	(136,984,984)

Total (expenses)/income from financial investments		94,928,843	(124,247,715)

EBT		65,064,774	(153,089,084)

Income taxes for the year	16
current taxes	16.1	(4,146,146)	(2,634,214)
deferred taxes	16.2	59,224	530,131
Total income taxes for the year		(4,086,922)	(2,104,083)

Net profit from continuing operations		69,151,696	(150,985,001)

Net profit (loss) for the period	18	69,151,696	(150,985,001)

MEDIASET S.p.A.

STATEMENT OF COMPREHENSIVE INCOME

(values in EUR)

STATEMENT OF COMPREHENSIVE INCOME	Notes	2017	2016
PROFIT (LOSS) FOR THE PERIOD (A)	8.7	69,151,696	(150,985,001)
Statement of comprehensive profits/(losses)		555,327	4,579,338
Effective portion of gains and losses on hedging instruments (cash flow hedge)		730,693	6,201,723
Tax effect		(175,366)	(1,622,385)
Comprehensive Gains/(Losses) not posted to the Income Statement		(9,429)	(52,029)
Actuarial gains and losses on defined benefit plans	8.5	(12,407)	(69,153)
Tax effect	8.5	2,978	17,124
TOTAL COMPREHENSIVE INCOME(LOSSES) NET OF TAX EFFECTS (B)		545,898	4,527,309

TOTAL COMPREHENSIVE INCOME FOR THE YEAR (A+B)		69,697,594	(146,457,692)

MEDIASET S.p.A.

STATEMENT OF CASH FLOWS

(Values in EUR thousands)

CASH FLOW FROM OPERATING ACTIVITIES	2017	2016
Operating profit	(29,864)	(28,841)
Depreciation and amortisation	34	36
Allowances net of utilisation	(81)	(27)
Other non-cash movements	1,498	874
Changes in current assets	53,856	41,707
Interest received/paid	(37,233)	72,974
Income tax paid/received	—	(3,502)
Dividends received	88,225	114,764

Net cash flow from operating activities (A)	76,435	197,985

CASH FLOW FROM INVESTING ACTIVITIES

(Investments)/Disposals of equity investments	29,023	(1,000,000)
Total (Purchases)/Sales of assets	29,023	(1,000,000)
Proceeds related to (Payments) hedging transactions	—	(8,219)
Net change in other assets	(63,495)	656,963

Net cash from/used by investment activities (B)	(34,472)	(351,256)

CASH FLOW FROM FINANCING ACTIVITIES

Net change in m/l term borrowings	268,913	197,875
Dividends paid	—	(22,728)
Changes in other financial assets/ liabilities	(290,326)	30,000
Interests and other financial expenses	(28,435)	(46,626)

Net cash from/used by financing activities (C)	(49,848)	158,521

Change in cash and cash equivalents (D=A+B+C)	(7,885)	5,250

Cash and cash equivalents at the beginning of the period (E)	32,129	26,879

Cash and cash equivalents at end of the period (F=D+E)	24,244	32,129

Mediaset S.p.A.

STATEMENT OF CHANGES

IN SHAREHOLDERS’ EQUITY

(Values in EUR thousands)

		Share					Retained	Profit/(loss)	Total
	Share	premium	Treasury	Legal	Other	Revaluation	earnings/	for the	Shareholders’
	capital	reserve	shares	reserve	reserves	reserves	(accumulate)	period	equity
Balance at 1/1/2016	614,238	275,237	(416,656)	122,848	2,041,898	(1,691)	(808,412)	50,368	1,877,830
2015 net result allocations per Shareholders’ Meetings resolution of 27/04/2016	—	—	—	—	27,640	—	—	(50,368)	(22,728)
Stock Option changes	—	—	—	—	1,969	(2,037)	—	—	(68)
Change in M/L-term incentive plans	—	—	—	—	—	2,067	—	—	2,067
Comprehensive income/(loss)	—	—	—	—	—	4,527	—	(150,985)	(146,458)
Balance at 31/12/2016	614,238	275,237	(416,656)	122,848	2,071,507	2,866	(808,412)	(150,985)	1,710,643

Balance at 1/1/2017	614,238	275,237	(416,656)	122,848	2,071,507	2,866	(808,412)	(150,985)	1,710,643
2016 net result allocations per Shareholders’ Meetings resolution of 28/06/2017	—	—	—	—	(150,985)	—	—	150,985	—
Change in M/L-term incentive plans	—	—	—	—	—	2,993	—	—	2,993
Comprehensive income/(loss)	—	—	—	—	—	546	—	69,152	69,698
Balance at 31/12/2017	614,238	275,237	(416,656)	122,848	1,920,522	6,405	(808,412)	69,152	1,783,334

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

ACCORDING TO CONSOB RESOLUTION NO. 15519 OF

27 JULY 2006

(values in EUR)

			of which vs.			of which vs.
ASSETS	Notes	31/12/17	related parties	% weight	31/12/16	related parties	% weight
Non-current assets	5
Property, plant and equipment	5.1	4,576,784			4,610,186
Other intangible fixed assets	5.4	—			159
Equity investments	5.5
subsidiaries		2,287,783,263			2,219,756,199
other companies		1,999			1,999
Total		2,287,785,262			2,219,758,198
Receivables and non-current financial assets	5.6	15,593,344	15,078,006	96.7%	15,974,018		0.0%
Deferred tax assets	5.9	205,901,320			149,851,651
Total non current assets		2,513,856,710			2,390,194,212
Current Assets	6
Trade receivables	6.2
customers		3,857			9,087
from subsidiaries		5,584,109	5,584,109	100.0%	993,522	993,522	100.0%
from associates and joint ventures		5,254	5,254	100.0%	5,083	5,083	100.0%
Total		5,593,220			1,007,692
Tax assets	6.3	29,935,536			29,321,969
Other receivables and current assets	6.4	26,667,837	24,450,284	91.7%	42,375,687	41,139,776	97.1%
Intercompany financial receivables	6.5
from subsidiaries		1,450,611,166	1,450,611,166	100.0%	1,217,181,791	1,217,181,791	100.0%
from associates and joint ventures		1,542,259	1,542,259	100.0%	4,923,564	4,923,564	100.0%
Total		1,452,153,425			1,222,105,355
Other current financial assets	6.6	18,005,745	17,671,888	98.1%	15,705,864	110,326	0.7%
Cash and cash equivalents	6.7	24,244,289	119,144	0.5%	32,129,067	133,389	0.4%
Total current assets		1,556,600,052			1,342,645,634
TOTAL ASSETS		4,070,456,762			3,732,839,846

The related party component of Other non-current financial receivables and assets amounts to EUR 43 thousand and mainly refers to receivables due from the indirect subsidiary Videotime Produzioni S.p.A. for derivatives hedging exchange rate risks which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement.

The related party component of Other Receivables and Current Assets mainly refers to receivables from subsidiaries and joint ventures amounting to EUR 18,292 thousand relating to IRES receivables from tax consolidation, centralised Group VAT receivables amounting to EUR 5,951 thousand, and prepayments of ancillary financing costs to Mediobanca amounting to a total of EUR 163 thousand, of which EUR 130 thousand with long-term maturity.

The related party component of Other current financial assets mainly refers to receivables due from the subsidiary R.T.I. S.p.A. for derivatives hedging exchange rate risks, which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement.

MEDIASET S.p.A.

STATEMENT OF FINANCIAL POSITION

ACCORDING TO CONSOB RESOLUTION NO. 15519 OF

27 JULY 2006

(values in EUR)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	31/12/17	of which vs. related parties	% weight	31/12/16	of which vs. related parties	% weight
Shareholders’ equity	8
Share capital	8.1	614,238,333			614,238,333
Share premium reserve	8.2	275,237,092			275,237,092
Treasury shares	8.3	(416,656,052)			(416,656,052)
Other reserves	8.4	2,043,369,941			2,194,354,941
Valuation reserve	8.5	6,405,971			2,866,306
Retained earnings (losses)	8.6	(808,413,428)			(808,413,428)
Net profit (loss) for the period	8.7	69,151,696			(150,985,001)
TOTAL SHAREHOLDERS’ EQUITY		1,783,333,553			1,710,642,191
Non-current liabilities	9
Post-employment benefit plans	9.1	1,205,608			1,289,178
Deferred tax liabilities	9.2	866,312			686,244
Financial liabilities and payables	9.3	1,052,088,130	98,498,049	9.4%	783,555,704	114,001,638	14.5%
Provisions for non current risks and charges	9.4	58,412			16,454
Total non current liabilities		1,054,218,462			785,547,580
Current liabilities	10
Payables to banks	10.1	180,107,414	1,304,757	0.7%	156,479,505	1,290,734	0.8%
Trade payables	10.2
suppliers		2,449,488			1,626,934
from subsidiaries		2,942,907	2,942,907	100.0%	383,230	383,230	100.0%
from affiliates		10,163	10,163	100.0%	8,971	8,971	100.0%
from holding companies		17,265	17,265	100.0%	25,419	25,419	100.0%
Total		5,419,823			2,044,554
Provisions for current risks and charges	10.3	61,475			101,329
Intercompany financial payables	10.5
from subsidiaries		641,912,539	641,912,539	100.0%	500,809,949	500,809,949	100.0%
from associates and joint ventures		28,143,678	28,143,678	100.0%	25,062,337	25,062,337	100.0%
Total		670,056,217			525,872,286
Other financial liabilities	10.6	134,826,834	97,733,420	72.5%	348,832,168	15,637,904	4.5%
Other current liabilities	10.7	242,432,984	239,094,988	98.6%	203,320,233	195,424,345	96.1%
Total current liabilities		1,232,904,747			1,236,650,075
TOTAL LIABILITIES		2,287,123,209			2,022,197,655
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		4,070,456,762			3,732,839,846

The related party component of Non-current financial payables and liabilities includes EUR 98,498 thousand for the contract entered into on 18 November 2016 for the disbursement of a 6-year medium-long term term loan for which Mediobanca S.p.A. is the agent bank.

The related party component of Financial payables refers to the short-term portion of the loan contract entered into with Mediobanca in 2016, for the interest accrued at 31 December 2017.

Other financial liabilities with related parties refer to EUR 97,649 thousand for the payable to the subsidiary R.T.I. S.p.A. for the purchase of the equity investment in Videotime S.p.A. on 28 September 2017 at the total amount of EUR 96,900 thousand plus EUR 749 thousand for accrued interest at 3.0%. The item comprises EUR 84 thousand for short-term loans to the subsidiary R.T.I. S.p.A. for derivatives hedging exchange rate risks which Mediaset S.p.A. purchases on the market and then transfers by entering into an intercompany agreement.

The related party components of Other current liabilities mainly refers to payables to subsidiaries and joint ventures of EUR 230,164 thousand relating to participation in the tax consolidation scheme and EUR 7,992 thousand relating to the Group centralised VAT.

MEDIASET S.p.A.

INCOME STATEMENT ACCORDING TO

CONSOB RESOLUTION NO. 15519 OF 27 JULY 2006

(values in EUR)

INCOME STATEMENT	Notes	2017	of which vs. related parties	% weight	2016	of which vs. related parties	% weight
Revenues	12
Sales of goods and services	12.1	6,284,245	6,284,245	100.0%	4,046,442	4,046,441	100.0%
Other revenues and income	12.2	231,407	100,712	43.5%	378,982	98,573	26.0%
Total revenues		6,515,652			4,425,424
Costs	13
Personnel expenses	13.1	18,950,130	2,707,798	14.3%	18,082,762	2,674,049	14.8%
Purchases	13.2	97,234			115,386
Services	13.5	14,111,764	3,791,940	26.9%	11,870,215	680,350	5.7%
Leases and rentals	13.6	1,896,367	1,355,722	71.5%	1,734,706	1,248,059	71.9%
Provisions for risks	13.7	8,764			23,852
Other operating expenses	13.8	1,281,900	24,304	1.9%	1,404,023	30,927	2.2%
Amortisation, depreciation and write-downs	13.9	33,562			35,849
Total costs		36,379,721			33,266,793
Operating profit		(29,864,069)			(28,841,369)
(Expenses)/income from financial investments	15
Financial charges	15.1	(208,593,900)	(55,928,041)	26.8%	(266,397,487)	(113,521,075)	42.6%
Financial income	15.2	216,643,482	164,051,699	75.7%	279,134,756	172,731,010	61.9%
Income/(expenses) from equity investments	15.3
dividends from subsidiaries		88,225,411	88,225,411	100.0%	114,764,231	114,764,231	100.0%
other income/(losses) from equity investments		(1,346,150)	(1,346,150)	100.0%	(251,749,215)	(251,749,217)	100.0%
Total		86,879,261			(136,984,984)
Total (expenses)/income from financial investments		94,928,843			(124,247,715)
EBT		65,064,774			(153,089,084)
Income taxes for the year	16
current taxes	16.1	(4,146,146)			(2,634,214)
deferred taxes	16.2	59,224			530,131
Total income taxes for the year		(4,086,922)			(2,104,083)
Net profit from continuing operations		69,151,696			(150,985,001)
Net profit (loss) for the period	18	69,151,696			(150,985,001)

•                 The related party component of Revenues from sales and services refer to EUR 4,202 thousand in accrued fees from subsidiaries for the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and finance; EUR 2,012 thousand for fees on sureties and guarantees granted in favour of subsidiaries (of which EUR 1,907 thousand to Mediaset Premium S.p.A.).

The related party component of Personnel expenses refers to compensation to employed directors.

The related part component of Services refers mainly to services for the supply of intercompany services in the areas of legal affairs, institutional affairs, strategic direction, planning and control, procurement of goods and services, personnel management, general services, risk management, and information, administrative, fiscal and financial services to the subsidiary R.T.I. S.p.A. for EUR 2,707 thousand, sponsorships to the affiliate Il Teatro Manzoni S.p.A. for EUR 108 thousand and compensation to directors for EUR 869 thousand.

The related party component of Leasing and rentals mainly refers to property rental paid to the subsidiary R.T.I. S.p.A. of EUR 699 thousand and the holding company Fininvest S.p.A. of EUR 188 thousand, and payment to the holding company for the use of the Fininvest trademark of EUR 567 thousand.

The related party component of Financial expenses mainly regards forex losses, mainly due to the subsidiary R.T.I. S.p.A., of EUR 54,240 thousand (of which EUR 11,320 thousand from valuation) and interest expense on the short-term loan from R.T.I. S.p.A. of EUR 749 thousand. This item also includes financial expenses due to Mediobanca S.p.A. totalling EUR 6,930 thousand, of which EUR 1,365 thousand relating to the amortised cost loan, and EUR 258 thousand relating to transaction costs for medium/long-term loans.

The related party component of Financial income mainly refers to intercompany current account interest income of EUR 37,233 thousand from subsidiaries and joint ventures, in addition to forex gains,

mainly received from the subsidiary R.T.I. S.p.A., of EUR 126,612 thousand (of which 59,473 thousand from valuation).

The related party component of Income (expenses) from equity investments refers to dividends received from the subsidiary Mediaset Espana Comunicacion S.A. and the write-down of the investment in the subsidiary Mediaset Investmnet S.a.r.l. in liquidation for EUR 1,346 thousand.

More details on transactions with Group companies are provided below.

MEDIASET S.p.A.

The financial statements have been translated into English from the original version issued in Italian

EXPLANATORY NOTES

1. GENERAL INFORMATION

Mediaset S.p.A. is a joint stock company incorporated in Italy and entered in the Milan Companies Register. Its registered office is located in Via Paleocapa, 3, Milan. Its majority shareholder is Fininvest S.p.A.. The main activities of the company and its subsidiaries are described in the Report on Operations accompanying the Consolidated Financial Statements.

These Financial Statements are presented in Euro, because this is the currency used for the majority of the Company’s operations.

Amounts are stated in thousands of Euros.

2. Adoption of international accounting standards

As of the entry into force of Italian Legislative Decree No. 38 of 28 February 2005, transposing Regulation (EC) No. 1606/2002 into Italian law, since 2006 in compliance with the obligation established in Article 4 of that Decree, the company has prepared its financial statements in accordance with the International Accounting Standards and International Financial Reporting Standards (IAS/IFRS) issued by the International Accounting Standards Board (IASB) and endorsed by the European Union.

The tables in the Financial Statements and the Explanatory Notes have been prepared together with the additional information required for financial statements formats and disclosures established by Consob Resolution no. 15519 of 27 July 2006 and by Consob Communication no. 6064293 of 28 July 2006.

Where possible, in order ensure better comparison and presentation of the financial statement items in the event of reclassifications, the items from the previous year have been restated accordingly. When it has not been possible to restate the comparative figures, suitable disclosure has been provided in the notes to the accounts.

Amounts reported in these Financial Statements are compared to corresponding figures for the previous year, prepared on a like basis.

3. Basis of presentation, accounting policies for the preparation of the financial statements and measurement criteria

These Financial Statements have been prepared on a going concern basis, as the Directors have verified that there are no financial, operational, or other indicators of problem issues that could affect the Company’s ability to meet its obligations in the foreseeable future. The risks and uncertainties related to the business are described in the Report on Operations accompanying the Consolidated Financial Statements.

A description of how the Company manages its financial risks, including liquidity and capital risk, is provided in the section “Disclosures on financial instruments and risk management policies” in these Explanatory Notes.

The Financial Statements at 31 December 2017 have been prepared in application of the International Accounting Standards and related interpretations in force at the reporting date.

Mediaset S.p.A. Annual Report 2017 – Explanatory Notes

The basis of presentation for assets and liabilities is historical cost, except for certain financial instruments which have been designated at fair value, in accordance with IAS 39 and IFRS 13.

The preparation of the Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the measurement of certain assets and liabilities and the valuation of contingent assets and liabilities. Specifically, the current macroeconomic environment, made unstable by the impacts of the ongoing financial crisis, has meant that the estimates regarding the future progress of these items have been made taking into account this high level of uncertainty.

The main forecast data refer to the provisions for risks and charges and the bad debt provisions.

The estimates and assumptions are periodically revised and the impacts of each individual change are posted to the income statement.

IFRS accounting standards, amendments and interpretations applied from 1 January 2017

The following IFRS accounting standards, amendments and interpretations were applied for the first time by the company as from 1 January 2017:

•                  Amendment to IAS 7 “Disclosure Initiative” (published on 29 January 2016);

•                  Amendment to IAS 12 “Recognition of Deferred Tax Assets for Unrealised Losses” (published on 19 January 2016).

Financial statement tables and formats

The Statement of Financial Position has been prepared according to the convention of presenting current and non-current assets and liabilities as separate classifications. An asset or liability is classified as current when it meets one of the following criteria:

•                  it is expected to be realized or settled, or is expected to be sold or consumed in the company’s normal operating cycle;

•                  it is held primarily for the purpose of trading;

•                  it is expected to be realized or settled within 12 months after the reporting date.

If all three of the above conditions are not met, the assets and liabilities are classified as non-current.

The Income Statement has been prepared according to the convention of classifying costs by their nature, with components making up earnings before interest and tax and earning before tax stated separately. In order to provide a clearer measure of the performance of ordinary operations, elements of cost and revenue arising from events or transactions that are considered non-recurring due to their nature or the significance of their amount, such as the disposal of controlling interests, are stated separately.

These transactions may fall under the definition of significant non-recurring transactions and events contained in Consob Communication no. 6064293 of 28 July 2006, as opposed to the definition of “atypical and/or unusual transactions” contained in the same Consob Communication of 28 July 2006, according to which atypical and/or unusual transactions are transactions that, due to their significance/importance, the nature of the counterparties, the object of the transaction, the method of calculation of the transfer price, and the timing of the event (e.g. proximity to the financial year end), can give rise to doubts concerning the correctness/completeness of the information in the financial statements, conflicts of interest, the safeguarding of the Company’s assets, or the protection of minority shareholder interests.

If all three of the above conditions are not met, the assets and liabilities are classified as non-current.

The Comprehensive income statement shows the cost and revenue items, net of tax that, as required or allowed by International Accounting Standards, are posted directly under shareholders’ equity reserves.

These items are split to show those that may be reclassified to the income statement in the future and those that may not be reclassified. For each type of significant shareholders’ equity reserve shown in the statement there is a reference to the explanatory notes below that contain the related information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

The Cash Flow Statement has been prepared using the indirect method, according to which earnings before interest and tax are adjusted for the impacts of non-monetary transactions, for any deferral or allocation of previous or future operational cash receipts or payments and for elements of revenue or cost connected with cash flows from investing or financing activities. Income and expenses connected to medium/long-term financing transactions and the related hedging instruments, as well as dividends paid, are included under financing activities. The item Cash and cash equivalents only includes the balances of current accounts held with banks; the balance of the non-bank current account held subsidiaries, associates and joint ventures for centralized treasury management purposes is recognised under financing activities.

The Statement of Changes in Shareholders’ Equity shows the changes that have taken place in shareholders’ equity items in relation to:

•                  the distribution of earnings for the period;

•                  changes in shareholders’ equity reserves (e.g. share-based payments under stock options plans and interest rate hedges);

•                  each item of profit or less, net of any tax effects, that, as required by IFRS, is recognised either directly in shareholders’ equity (e.g. actuarial gains and losses from the measurement of defined benefit plans) or for which a balancing entry is carried in a shareholders’ equity reserve;

•                  changes in valuation reserves for derivative instruments designated as hedges on future cash flows, net of any tax effect;

•                  comprehensive profit and loss of the period.

For each type of significant shareholders’ equity reserve shown in the statement, reference is given to the explanatory notes below that contain the relative information and details of their breakdowns and the changes that have taken place compared to the previous financial year.

Moreover, to comply with the requirements of Consob Resolution No. 15519 of 27 July 2006 “Provisions regarding the structure of financial statements”, specific statements of income and financial position have been prepared, in addition to the mandatory statements, showing significant amounts of related-party accounts or transactions separately from the related items.

Non-current assets

•        Property, plant and equipment

Plant, machinery, equipment, buildings and land are recognised at purchase, production or transfer cost, including any transaction charges, dismantling costs and direct costs necessary to make the asset available for use. These fixed assets, with the exception of land, which is not subject to depreciation, are depreciated on a straight-line basis over each accounting period using depreciation rates set according to the remaining useful life of the assets.

Depreciation is calculated on a straight-line basis on the cost of the assets net of the relative residual values, if significant, according to their estimated useful lives, applying the following rates:

•	Buildings	2.5%
•	Plant and machinery	10% - 20%
•	Light constructions and equipment	5% - 16%
•	Office furniture and machines	8% - 20%
•	Motor vehicles and other means of transport	10% - 25%

Their recoverable amount is verified according to the criteria laid down by IAS 36, described in the section below “Impairment of assets”.

Ordinary maintenance costs are recognised in full in the income statement. Incremental maintenance costs are allocated to the related assets and depreciated over their remaining useful life.

Leasehold improvements are allocated to the classes of assets to which they refer and depreciated at the lower of residual life of the lease contract and residual useful life of the type of asset to which the improvement relates.

Whenever individual components of a complex tangible asset have different useful lives, they are recognised separately in order to be depreciated according to their individual useful lives (component approach).

In particular, according to this principle, the value of land and of the buildings on it are separated and only the buildings are subject to depreciation.

Capital gains and losses resulting from sales or disposals of assets are calculated as the difference between the sale revenue and the net carrying amount of the asset and are recognised in the income statement.

•        Leased-in assets

Assets acquired through lease contracts are recognised under property, plant and equipment with the recognition of a financial payable for the same amount under liabilities. The payable is progressively reduced according to the repayment schedule for the amounts of principal included in the contract instalment payments. The interest amount, on the other hand, is kept in the income statement under financial expenses and the value of the asset recognised under tangible fixed assets is depreciated on a straight-line basis according to the economic and technical life of the asset, or, if shorter, on the basis of the expiry date of the lease contract.

The costs for lease instalments resulting from operating leases are posted at fixed amounts based on the duration of the contract.

•        Impairment of assets

The carrying amounts of tangible and intangible assets are periodically reviewed in accordance with IAS 36, which requires testing for any loss in value, where indicators suggest that such impairment may exist.

The recoverable amounts recognised are checked by comparing the carrying amount booked in the financial statements against the greater of the net sale price (where there is an active market for the asset) and the value in use of the asset.

Value in use is determined by discounting expected future cash flows from the use of the asset (or assets grouped into cash-generating units) and from its disposal at the end of its useful life. Cash-generating units have been identified, in line with the Company’s organisational and business structure, as the smallest identifiable groups of assets that generate independent cash inflows from the continuous use of the assets allocated to them.

In the case of impairment, the cost is charged to the income statement, first by reducing goodwill and then recognizing any excess amounts to the value of the other assets of the CGU concerned. With the exception of goodwill and assets with indefinite useful lives, impairment can be reversed for other assets when the conditions that resulted in the impairment write-down have changed. In such case, the carrying amount of the asset can be increased within the limits of the new estimated recoverable amount, but no more than the value that would have been calculated if there had been no previous write-downs.

•        Equity investments in subsidiaries, associates and joint ventures

Equity investments in subsidiaries, associates and joint ventures are measured at cost, less any impairment, determined in accordance with IAS 36. When there are specific indicators of impairment, the value of the investments in subsidiaries and associates, determined on the basis of the cost criterion, is tested for impairment.

For the impairment testing, the carrying out of the investments are compared against its recoverable amount, this defined as the greater of the fair value, less costs to sell, and the value in use. If the recoverable amount of an investment is less than its carrying amount, the carrying amount is reduced to the recoverable amount. This reduction constitutes an impairment loss, which is booked to the income statement.

For investments in listed companies, the fair value for the purposes of impairment testing is determined with reference to the market value of the investment regardless of the amount held. For investments in unlisted companies, the fair value is determined using estimates based on the best information available.

If the reasons for a previous write-down no longer apply, the carrying amount of the investment is restored with recognition through profit or loss up to the original cost.

•        Current Assets

Trade receivables

Receivables are recognised at fair value, corresponding to their estimated realisable value, and are written down in the event of impairment. Those originating in non-EMU currencies are measured at the year-end spot rates issued by the European Central Bank.

Receivables are written down, for all trade accounts, at percentage rates corresponding to different stages of the credit recovery process, which is initiated by the designated department and based on the assessments provided by the legal department.

Other current financial assets

Current financial assets are recognised and reversed in the financial statements based on their transaction date and they are initially measured at cost, including the expenses directly connected with their acquisition.

At subsequent reporting dates, the financial assets to be held until maturity are recognised at amortised cost, according to the actual interest rate method, net of write-downs made to reflect their impairment.

Financial assets other than those held until maturity are classified as held for trading or available for sale and are measured at fair value in each accounting period with the allocation of their impacts to the income statement under the item Financial (Expenses)/Income or to a specific shareholders’ equity reserve, in this latter case until they are realised or have suffered impairment.

The fair value of securities listed on an active market is based on market prices at the reporting date. Market prices used are bid/ask prices depending on the relevant asset or liability item.

The fair value of securities that are not listed on an active market and of derivatives is calculated by using the measurement models and techniques most widely adopted by the market, or by using the price supplied by several independent counterparties.

Cash and cash equivalents

This item includes petty cash, bank current accounts and deposits that are repayable on demand and other short-term and highly liquid financial investments that are readily convertible into cash, with an insignificant risk of a change in value.

•        Treasury shares

Treasury shares are recognised at cost and recorded as a reduction of shareholders’ equity and all the gains and losses resulting from their trading are allocated to a specific shareholders’ equity reserve.

•        Non-current liabilities

•        Employee Benefits

Post-Employment Benefit Plans

Employee leaving entitlements qualify as a post-employment benefit and are classified as a defined benefit plan. Using the projected unit credit method, amounts accrued are projected in order to estimate the final liability at the future time when employment will be terminated and are then discounted. The actuarial method is based on demographic and financial assumptions used to give a reasonable estimate of the benefits accrued by each employee for service.

The actuarial valuation results in the recognition of an interest cost under the item Financial (Expenses)/Income that represents the theoretical charge that the Company would incur if it requested a market loan for the amount of the employee leaving entitlements.

Actuarial gains and losses reflecting the impacts from changes in the actuarial assumptions used are recognised directly in shareholders’ equity without ever going through the income statement.

Due to reforms to Italian employee leaving entitlements (“TFR”) introduced by Law No. 296 of 27 December 2006 (“Finance Act 2007”) and implemented by subsequent decrees and regulations, the accounting policies applied to TFR benefits accrued at 31 December 2006 and those accruing from 1 January 2007 were changed in accordance with IAS 19 and interpretations issued by Italian accounting standard setters in July 2007.

As a result of the Supplementary Pension Reform introduced, benefits accrued up to 31 December 2006 will continue to remain within the Company as a defined benefit plan (with the obligation for accrued benefits subject to actuarial valuation). Amounts accruing as of 1 January 2007 are either paid into supplementary pension funds or transferred by the Company to the treasury fund managed by the Italian National Social Security Institute (INPS) and are considered a defined contribution plan from the time employees have exercised their choice; accordingly, these amounts are not subject to actuarial valuation.

In the light of the reforms, it was necessary to remeasure the liability accrued at 31 December 2006 in order to update the actuarial assumptions underlying the actuarial method (the projected unit credit method) formerly used to determine the Company’s future obligation and exclude the present value of future benefits accrued for service, given that the obligation had substantially matured. Remeasurement of the liability resulted in the recognition, in accordance with paragraph 109 of IAS 19, of non-recurring income from the curtailment of the obligation, debited to Personnel Expenses, and the reclassification of the valuation reserve for actuarial gains and losses at 31 December 2006 to Retained earnings.

Share-based payments

In accordance with IFRS 2, the Company classifies stock options as “share-based payments”. Stock options that are “equity-settled” i.e. involving the physical delivery of the shares, are measured at the fair value at the grant date of the option rights (which is calculated on the basis of the share price) assigned and recognised as a personnel expense to be spread evenly over the vesting period of the rights, with a corresponding reserve booked to shareholders’ equity. This allocation is carried out based on the estimate of the rights that will actually accrue to the person entitled, in consideration of their vesting conditions not based on the market value of the rights. In accordance with IFRIC 11 IFRS 2-Group and Treasury Shares Transactions, issued on 30 November 2006 and endorsed by the European Commission on 1 June 2007, stock options assigned by Mediaset S.p.A. to employees of its direct and indirect subsidiaries are accounted for as equity-settled and are recognised as equity contributions to the direct or indirect subsidiary, with a corresponding reserve booked to shareholders’ equity.

•        Provisions for risk and charges

Provisions for risks and charges include costs and charges whose existence is either certain or probable, but whose amount or date of occurrence cannot be determined at the reporting date. These provisions have been made only when there is a current obligation, resulting from past events, that can be of a legal or contractual nature, or arising from declarations or behaviour by the Company that create valid expectations in the persons concerned (implicit obligations).

The provisions are recorded at the value that represents the best possible estimate of the amount that the Company would have to pay in order to settle its obligation. When they are significant and the payment dates can be reliably estimated, the provisions are recognised at present values with the charges resulting from the passage of time expensed in the income statement under the item “Financial (Expenses)/Income”.

•       Non-current financial liabilities

Non-current financial liabilities are recognised at amortised cost, using the effective interest rate method.

•        Current liabilities

•        Trade payables

Trade payables are recorded at their nominal amount, which is usually close to their amortised cost. Those originating in non-EMU currencies are converted at the year-end spot rates reported by the European Central Bank.

•        Financial derivatives and hedge accounting

The Company conducts transactions to hedge the main financial risks associated with fluctuations in foreign exchange rates in connection with the acquisition, mainly by the direct subsidiary R.T.I. S.p.A., of television broadcasting rights denominated in currencies other than the Euro, in particular the U.S. Dollar.

Specifically, it makes use of derivative instruments (primarily currency futures) in its business to hedge the foreign currency risk associated with highly probable forecast transactions and payables for purchases that have been concluded.

These contracts are purchased on the market to hedge the foreign currency risk associated with the purchase of television broadcasting rights, but do not qualify for hedge accounting under IAS 39 in the Mediaset S.p.A. financial statements. Accordingly, they are recognised as Financial (Expenses)/Income in the income statement, with changes in their fair value recognised as realised foreign exchange gains/losses.

The fair value of currency futures is measured by discounting the difference between the notional amount priced at the forward rate of the contract, and the notional amount priced at the fair forward rate (the forward exchange rate measured at the reporting date).

The Company is exposed to interest rate risk on long-term loans subject to floating interest rates.

If an interest rate hedge is considered effective pursuant to IAS 39, the effective portion of the fair value adjustment of the derivative that is designated a hedging instrument and is eligible for hedge accounting is recognised directly in shareholders’ equity, while the ineffective part is recognised in the income statement. The shareholders’ equity reserve will have an impact on the income statement when the cash flows of the hedged item attributed to the hedged risk are realised, that is, when interest is paid.

As stated earlier, hedging instruments and the models used to measure them in accordance with IAS 39 are reported in Note 20 “Disclosures on financial instruments and risk management policies”.

•        Revenue recognition

Revenues from sales and services are recognised respectively when actual transfer takes place of the risks and benefits arising from the transfer of ownership or upon provision of the service.

Revenues are shown net of returns, discounts, allowances and premiums, as well as any directly linked tax charges.

Cost recoveries are shown as a direct reduction of the related costs.

•        Cost recognition

All costs that have a direct causal link to the revenues for the year, which can be identified specifically or based on hypotheses and assumptions, are recognised during the year. When there is no direct relationship, all costs that have been spread over time on a rational systematic basis are accrued.

•        Financial Income and Expenses

Financial income and expenses are recognised in the income statement on an accrual basis.

•        Income taxes

Current income taxes are recognised on the basis of estimated taxable income in accordance with current tax rates and provisions currently in force, or essentially approved, at the end of the accounting period, taking into account any applicable exemptions and tax credits due.

Prepaid and deferred taxes are calculated based on the temporary differences between the statutory carrying amounts of balance sheet assets and liabilities and the corresponding amounts recognized for tax purposes, on the basis of the tax rates in force at the time when the temporary differences reverse. When earnings are posted directly to shareholders’ equity, current taxes, prepaid tax assets and the deferred tax liabilities are also recognised in shareholders’ equity.

As described in the paragraph on the tax consolidation scheme, Mediaset S.p.A. is the consolidating entity for the companies falling within this scope. Based on the existing tax consolidation contracts, the consolidating entity only remunerates losses generated by subsidiaries if they are considered recoverable within the forecast future taxable income generated within the scope of tax consolidation.

The impairment and recoverability tests on deferred tax assets recorded in the financial statements at 31 December 2017 include the taxable results derived from the five-year business plans (2018-2022) used for impairment testing over that period, and the expected income for the following financial years was extrapolated from them, also taking into account known items outwith the future business plan, with particular reference to tax losses generated under Italian tax consolidation. The impairment test also takes consideration of the effects deriving from the temporary differences on which deferred tax liabilities are recorded.

At the same time, Mediaset S.p.A. makes a balance sheet entry, recording deferred tax assets and a tax consolidation payable with subsidiaries.

Deferred tax assets and liabilities are offset when it is lawful to offset current tax assets and liabilities, when they refer to taxes due to the same Tax Authority, and when the Group intends to settle the current tax assets and liabilities on a net basis.

In the case of any changes in the carrying amount of deferred tax assets and liabilities arising from a change in tax rates or the related legislation, rules or regulations, the resulting deferred taxes are recognised in the income statement, unless they relate to items that have previously been debited or credited to shareholders’ equity.

•        Dividend income

Dividend income earned on equity investments is recognised in the income statement at the time the entitlement to a pay-out arises.

•        Foreign exchange gains and losses

At the annual general meeting for the approval of the financial statements and the allocation of earnings, any net gains from the translation of foreign currency items at year-end exchange rates that are not absorbed to cover losses are allocated to a non-distributable reserve until their subsequent realisation.

Unrealised foreign exchange gains and losses are remeasured at the end of every year. If an overall net foreign exchange gain is found that is higher than the relative shareholders’ equity reserve, the difference is added to the reserve. If a foreign exchange loss is found or a net gain that is lower than the reserve amount, the entire reserve or the surplus is released and reclassified as distributable when preparing the financial statements.

•        Use of estimates

The preparation of the Financial Statements and the Explanatory Notes has required the use of estimates and assumptions both in the measurement of certain assets and liabilities and the valuation of contingent assets and liabilities. Specifically, the current macroeconomic environment, made unstable by the impacts of the ongoing financial crisis, has meant that the estimates regarding the future progress of these items have been made taking into account this high level of uncertainty.

The main estimates relate to the measurement of the recoverable amount of tax assets recognised, and of the investments in subsidiaries, associates and joint ventures.

In the presence of specific impairment indicators, the carrying amount of the investment is compared against its recoverable amount, this defined as the greater of the fair value, less costs to sell, and the value in use.

The main forecast data refer to the provisions for risks and write-downs.

The estimates and assumptions are periodically revised and the impacts of each individual change are posted to the income statement.

•        Changes in accounting estimates

In accordance with IAS 8 these items are posted to the income statement on a prospective basis starting from the accounting period in which they are adopted.

Standards issued but not yet effective

Accounting standards, amendments and IFRS and IFRIC interpretations endorsed by the European Union, not yet mandatorily applicable and not early-adopted by the company at 31 December 2017 are illustrated below.

IFRS 15 - Revenue from Contracts with Customers

On 28 May 2014, the IASB published the standard IFRS 15 - Revenue from Contracts with Customers which, together with additional clarifications published on 12 April 2016, will replace the standards IAS 18 - Revenue and IAS 11 - Construction Contracts, as well as the interpretations IFRIC 13 - Customer Loyalty Programmes, IFRIC 15 - Agreements for the Construction of Real Estate, IFRIC 18 - Transfers of Assets from Customers, and SIC 31 - Revenues-Barter Transactions Involving Advertising Services. The standard establishes a new model for revenue recognition, which will apply to all contracts with customers, except those within the scope of other IAS/IFRS such as leases, financial instruments and insurance contracts. The fundamental steps for the recognition of revenue according to the new model are:

•                  identifying a contract with the customer;

•                  identifying the performance obligations in the contract;

•                  determining the transaction price;

•                  allocating that price to the performance obligations of the contract;

•                  recognising revenue when the entity satisfies each performance obligation.

The standard is effective from 1 January 2018. Amendments to IFRS 15, Clarifications to IFRS 15 - Revenue from Contracts with Customers, were published by IASB in April 2016. Based on the analyses carried out, the directors do not expect any impact on the company’s financial statements from the adoption of this standard.

IFRS 9 - Financial Instruments

On 24 July 2014, the IASB published the final version of IFRS 9 - Financial Instruments. The document includes the results of the IASB project to replace IAS 39. The new standard shall be applied for financial statements beginning on or after 1 January 2018.

The standard introduces new criteria for the classification and measurement of financial assets and liabilities. In particular, the new standard uses a single approach to financial assets based on the management of financial instruments and on the characteristics of the contractual cash flows of the financial assets themselves in order to determine the valuation criteria, replacing the various rules provided for by IAS 39. For financial liabilities, the main change concerns the accounting treatment of changes in the fair value of a financial liability designated as a financial liability measured at fair value through profit or loss, if these changes are due to changes in the creditworthiness of the issuer of the liability. According to the new standard, these changes must be recorded in the “Other comprehensive income” and no longer in profit or loss. Furthermore, in the case of changes in non-material liabilities, it is no longer permitted to spread the economic effects of renegotiation on the residual duration of the loan by changing the effective interest rate at that date, but it will be necessary to record the related effect in profit or loss.

With reference to impairment, the new standard requires that the estimate of losses on receivables be made based on the expected losses model (and not on the incurred losses model used by IAS 39) using information that is supportable, available without charge or unreasonable effort that includes historical, current and prospective data. The standard states that this impairment model is applied to all financial instruments, i.e., financial assets measured at amortised cost, those measured at fair value through other comprehensive income, receivables from lease contracts and trade receivables.

Lastly, the standard introduces a new hedge accounting model in order to adjust the requirements of the current IAS 39, which have sometimes been considered too stringent and not suitable to reflect the risk management policies of companies. The main innovations of the document concern:

•                  an increase in the types of transactions eligible for hedge accounting, including the risks of non-financial assets/liabilities eligible for hedge accounting;

•                  a change in the accounting treatment of forward contracts and options when included in a hedge accounting relationship in order to reduce the volatility of the income statement;

•                  changes to the effectiveness test by replacing the current 80-125% method with the “economic relationship” principle between the hedged item and the hedging instrument; In addition, an assessment of the retrospective effectiveness of the hedging relationship will no longer be required.

The greater flexibility of the new accounting rules is offset by additional requests for disclosure on the company’s risk management activities. Based on the analyses carried out, the directors do not expect any significant impact on the company’s financial statements from the adoption of this standard.

IFRS 16 - Leases

On 13 January 2016, the IASB published standard IFRS 16 - Leases, which replaces IAS 17 Leasing, as well as the interpretations IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15 Operating Leases - Incentives, and SIC-27 Evaluating the Substance of Transactions. Involving the Legal Form of a Lease.

The new standard provides a new definition of a lease and introduces a right of use approach to distinguishing between lease contracts and service contracts, identifying as discriminatory: the identification of the asset, the right to its replacement, the right to obtain substantially all the economic benefits deriving from the use of the asset and the right to direct the use of the asset underlying the contract.

The standard establishes a single model for the recognition and measurement of leases for the lessee, which provides for the recognition of the leased asset, including operating leases, under assets, with a contra-entry of a financial payable, also providing the possibility of not recognising as a lease concerning low-value assets and leases with a lease term of 12 months or less. By contrast, the standard does not include significant changes for lessors.

The standard is applicable from 1 January 2019 but early adoption is permitted only for companies that have already adopted IFRS 15 - Revenue from Contracts with Customers. However, it is not possible to provide a reasonable estimate of the effects until the company has completed a detailed analysis of the related contracts.

Accounting standards, amendments and IFRS interpretations not yet endorsed by the European Union

At the reporting date of these Financial Statements the competent bodies of the European Union had not yet completed the endorsement process required for the adoption of the amendments and standards described below.

Classification and measurement of share-based payment transactions (Amendments to IFRS 2)

On 20 June 2016, the IASB published the document “Classification and measurement of share-based payment transactions (Amendments to IFRS 2)” which contains amendments to the international accounting standard IFRS 2. The amendments provide some clarifications on the accounting of the effects of vesting conditions in the presence of cash-settled share-based payments, the classification of share-based payments with net settlement characteristics and the accounting of the changes to the terms and conditions of a share-based payment that change its classification from cash-settled to equity-settled. The amendments apply from 1 January 2018.

Annual Improvements to IFRSs: 2014-2016 Cycle:

On 8 December 2016, the IASB published the document “Annual Improvements to IFRSs: 2014-2016 Cycle” which incorporates the amendments to certain standards as part of the annual improvement process for the standards. The main amendments concern:

•                  IFRS 1 First-Time Adoption of International Financial Reporting Standards - Deletion of short-term exemptions for first-time adopters. The amendment to this standard is applicable at the latest for reporting periods beginning on or after 1 January 2018 and concerns the elimination of some short-term exemptions provided for by paragraphs E3-E7 of Appendix E of IFRS 1 as the benefit of these exemptions is considered outdated.

•                  IAS 28 Investments in Associates and Joint Ventures - Measuring investees at fair value through profit or loss: an investment-by-investment choice or a consistent policy choice. The amendment clarifies that the option for a venture capital organisation or other entity so qualified (such as a mutual fund or similar entity) to measure investments in associates and joint ventures measured at fair value through profit or loss (rather than by applying the equity method) is made for each individual investment on initial recognition. The amendment applies from 1 January 2018.

•                  IFRS 12 Disclosure of Interests in Other Entities - Clarification of the scope of the Standard. The amendment clarifies the scope of IFRS 12 by specifying that the disclosures required by the standard, except for those required by paragraphs B10-B16, apply to all ownership interests that are classified as held for sale, held for distribution to shareholders or discontinued operations in accordance with IFRS 5. This amendment shall apply from 1 January 2017; However, as it has not yet been endorsed by the European Union, it was not adopted by the Group at 31 December 2017.

Foreign Currency Transactions and Advance Consideration (IFRIC Interpretation 22)

On 8 December 2016, the IASB published the document “Foreign Currency Transactions and Advance Consideration (IFRIC Interpretation 22)”. This interpretation provides guidelines for foreign currency transactions when non-monetary prepayments or advances are recorded in the financial statements, before the recognition of the related asset, cost or revenue. It provides guidance on how an entity must determine the date of a transaction, and consequently, the spot exchange rate to be used for foreign currency transactions in which payment is made or received an advance.

The interpretation clarifies that the transaction date is the earlier of:

a)             the date on which the advance payment or advance received is recognised in the entity’s financial statements; and

b)             the date on which the asset, cost or revenue (or part of it) is recognised in the financial statements (resulting in the reversal of the advance payment or advance payment received).

If there are several payments or collections in advance, a transaction date must be identified for each of them. IFRIC 22 shall apply from 1 January 2018.

Transfers of Investment Property (Amendments to IAS 40)

On 8 December 2016, the IASB published the document “Transfers of Investment Property (Amendments to IAS 40)” which contains amendments to the international accounting standard IAS 40. These amendments clarify transfers of a property to, or from, investment property. In particular, an entity shall reclassify a property between, or from, investment property only when there is evidence that there has been a change in use of the property. Such change must be related to a specific event that has occurred and must not be limited to a change in intention by the management of an entity. The amendments apply from 1 January 2018.

IFRIC 23 - Uncertainty over Income Tax Treatments

On 7 June 2017, the IASB published its interpretation IFRIC 23 - Uncertainty over Income Tax Treatments. This document addresses the matter of uncertainties regarding the tax treatment to be adopted for income tax.

It specifies that uncertainties in determining tax liabilities or assets should only be reflected in the financial statements when it is likely that the entity will pay or receive the amount in question. In addition, the document does not contain any new disclosure requirement, but emphasises that the entity must establish whether it is necessary to provide information regarding the considerations made by management concerning the uncertainty in the accounting for taxes, in accordance with IAS 1.

The new interpretation applies from 1 January 2019, but early adoption is permitted.

Prepayment Features with Negative Compensation (Amendments to IFRS 9)

On 12 October 2017, the IASB published the document “Prepayment Features with Negative Compensation (Amendments to IFRS 9)”. This document specifies that a debt instrument with an early repayment option could meet the characteristics of contractual cash flows (“SPPI” test) and, consequently, could be measured using the amortised cost method or the fair value through other comprehensive income method even if the reasonable additional compensation provided in the event of early repayment is a “negative compensation” for the lender. The amendment applies from 1 January 2019, but early adoption is permitted.

Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)

On 12 October 2017, the IASB published the document “Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)”. This document clarifies the need to apply IFRS 9, including the requirements of impairment, to other long-term interests in associates and joint ventures that are not accounted for under the equity method. The amendment applies from 1 January 2019, but early adoption is permitted.

Annual Improvements to IFRSs 2015-2017 Cycle

On 12 December 2017, the IASB published the document “Annual Improvements to IFRSs 2015-2017 Cycle” which incorporates the amendments to some standards as part of the annual improvement process. The main amendments concern:

•                  IFRS 3 Business Combinations e IFRS 11 Joint Arrangements: the amendment clarifies that when an entity obtains control of a business that is a joint operation, it must remeasure the interest previously held in that business. This process is not, however, provided for in the event of obtaining joint control.

•                  IAS 12 Income Taxes: the amendment clarifies that all tax effects related to dividends (including payments on financial instruments classified within equity) should be accounted for in a manner consistent with the transaction that generated those profits (income statement, OCI or equity).

•                  IAS 23 Borrowing costs: the amendment clarifies that in the case of loans that remain in place even after the qualifying asset is ready for use or sale, these become part of the total loans used to calculate the borrowing costs.

The amendments apply from 1 January 2019, but early adoption is permitted.

IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

On 11 September 2014, the IASB published an amendment to IFRS 10 and IAS 28 Sales or Contribution of Assets between an Investor and its Associate or Joint Venture. The document was published in order to resolve the current conflict between IAS 28 and IFRS 10.

In accordance with IAS 28, the gain or loss on the disposal or contribution of a non-monetary asset to a joint venture or associate in exchange for a share in the latter’s capital is limited to the share held in the joint venture or associate by other investors not related to the transaction. On the contrary, IFRS 10 requires the recognition of the entire gain or loss in the event of loss of control of a subsidiary, even if the entity continues to hold a non-controlling interest in the subsidiary, including in this case the sale or contribution of a subsidiary to a joint venture or associate. The changes introduced provide that in a sale/transfer of an asset or a subsidiary to a joint venture or associate, the extent of the gain or loss to be recorded in the financial statements of the seller/transferor depends on whether the assets or the subsidiary sold/transferred constitute a business, within the meaning of IFRS 3. If the sold/transferred assets or subsidiary are a business, the entity shall recognise the gain or loss on its previously held interest; while, if this is not the case, the share of profit or loss of the entity’s retained interest is eliminated. The IASB has currently suspended the adoption of this amendment.

4. Other information

•    Dealings with subsidiaries, associates, holding companies, affiliates and related parties

On 9 November 2010, the Board of Directors voted to adopt the “Procedure for Related-Party Transactions”, for transactions carried out by Mediaset S.p.A. directly or through subsidiaries. This procedure was prepared in accordance with the principles set forth in the “Regulations containing Provisions on Related-Party Transactions” adopted by Consob in Resolution no. 17221 of 12 March 2010.

The procedure, which is published on the Company’s website (www.mediaset.it/investor/governance/particorrelate_it.shtml), sets the rules for identifying, approving, executing and disclosing related-party transactions carried out by Mediaset S.p.A. directly or through subsidiaries, in order to ensure their transparency and substantive and procedural correctness, as well as establishing the cases where these rules do not apply.

The following tables show the breakdown of financial and business dealings with subsidiaries, associates, holding companies, affiliates and other related parties, conducted at arm’s length conditions.

(EUR thousands)

RECEIVABLES AND FINANCIAL ASSETS	Receivables and non-current financial assets	Trade receivables	Other receivables and current assets	Intercompany financial receivables	Other current financial assets
Fininvest Group holding company
Fininvest S.p.A.			30

Mediaset Group subsidiary companies
Videotime S.p.A.		1		4,059
Mediaset Espana Comunicacion S.A.		13
R.T.I. - Reti Televisive Italiane S.p.A.	15,036	3,308	3,127	1,381,112	17,648
Medusa Film S.p.A.		206	2,420
Publieurope Ltd.		9
Publitalia ’80 S.p.A.		642	15,224
Digitalia ’08 S.r.l.		46	122
Elettronica Industriale S.p.A.		159
Monradio S.r.l.		55		4,609
Taodue S.r.l.		101		15,641
EI Towers S.p.A.		22
Mediaset Premium S.p.A.		271
RadioMediaset S.p.A.		56	879	26,582
Radio Studio 105 S.p.A.		41		11,951
Virgin Radio Italy S.p.A.		22		5,506
Radio Engineering Co S.r.l.		12		1,151
Videotime Produzioni S.p.A.	43	621			22

Mediaset Group associates
Boing S.p.A.			2,471		2
Tivù S.r.l.		5
Mediamond S.p.A.				1,542

Fininvest Group affiliates
Mediobanca S.p.A.			178		14
Banca Mediolanum S.p.A.					105

Total	15,079	5,589	24,450	1,452,153	17,791

(EUR thousands)

PAYABLES AND FINANCIAL LIABILITIES	Payables and non current financial liabilities	Trade payables	Other payables and current liabilities	Intercompany financial payables	Other current financial liabilities
Fininvest Group holding company
Fininvest S.p.A.		17

Mediaset Group subsidiary companies
Videotime S.p.A.			1,838
R.T.I. - Reti Televisive Italiane S.p.A.	—	2,910	68,171		97,733
Medusa Film S.p.A.		24	325	126,771
Publieurope Ltd.				47,708
Publitalia ’ 80 S.p.A.		5	2,485	215,013
Digitalia ’ 08 S.r.l.			64	16,266
Elettronica Industriale S.p.A.			22,535	133,407
Monradio S.r.l.			1,729
Taodue S.r.l.			3,162
Mediaset Premium S.p.A.			133,276	15,099
Radio Studio 105 S.p.A.			1,141
Virgin Radio Italy S.p.A.			529
Radio Engineering Co S.r.l.			111
Videotime Produzioni S.p.A.		4	2,441	81,450
Radio Subasio S.r.l.				3,281
Radio Aut S.r.l.				2,918

Mediaset Group associates
Fascino Produzione e Gestione Teatro S.r.l.				23,780
Boing S.p.A.			349	4,280
Adtech Ventures S.p.A.				84

Fininvest Group affiliates
Mondadori Retail S.p.A.		10
Mediobanca S.p.A.	98,498		1		1,305

Other related parties
Mediafond			25
Key managers			913

Total	98,498	2,970	240,033	670,056	99,038

(EUR thousands)

REVENUES AND COSTS	Operating revenues	Operating costs	Financial charges	Financial income	Incomes/(Charges) from equity investments
Fininvest Group holding company
Fininvest S.p.A.	46	724

Mediaset Group subsidiary companies
Videotime S.p.A.	251	2		37
Mediaset Espana Comunicacion S.A.	50	—			88,225
Mediaset Investment S.a.r.l.	2	—			(1,346)
R.T.I. - Reti Televisive Italiane S.p.A.	2,736	3,429	54,240	160,512
Medusa Film S.p.A.	155	—	4
Publieurope Ltd.	9	—
Publitalia ’ 80 S.p.A.	576	5
Digitalia ’08 S.r.l.	42	—
Elettronica Industriale S.p.A.	131	—		3
Monradio S.r.l.	46	—		77
Taodue S.r.l.	84	—		498
EI Towers S.p.A.	71	—
Mediaset Premium S.p.A.	1,909	—	52	1,872
RadioMediaset S.p.A.	50	—		650
Radio Studio 105 S.p.A.	38	—		159
Virgin Radio Italy S.p.A.	22	—		46
Radio Engineering Co S.r.l.	10	—		11
Videotime Produzioni S.p.A.	262	2	5	76
Radio Subasio S.r.l.		—

Mediaset Group associates
Fascino Produzione e Gestione Teatro S.r.l.		—		2
Boing S.p.A.		—	4	20
Tivù S.r.l.	5	—
Mediamond S.p.A.		—		90

Mediaset Group affiliates

Fininvest Group affiliates
Fininvest Real Estate & Services S.p.A.		6
Mondadori Retail S.p.A.		11
Mediobanca S.p.A.		14	1,623
Banca Mediolanum S.p.A.
Il Teatro Manzoni S.p.A.		109
A.C. Milan S.p.A.		7

Other related parties
Key managers		3,681

Total	6,495	7,991	55,928	164,052	86,879

The most significant dealings between Mediaset S.p.A. and Group companies, summarised in the above tables, concerned:

•                  revenues from the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and internal auditing, amounting to EUR 4,202 thousand, of which EUR 2,638 thousand to the subsidiary R.T.I. S.p.A.;

•                  the licensing of the Fininvest trademark by the holding company Fininvest S.p.A. for a total of EUR 465 thousand, paid in full over the year;

•                  the leasing of buildings from the subsidiary R.T.I. S.p.A. for a total of EUR 699 thousand, of which EUR 499 thousand was paid over the year;

•                  consideration for the supply of intercompany services in the areas of legal affairs, institutional affairs, strategic direction, planning and control, procurement of goods and services, personnel management, general services, risk management, and information, administrative, fiscal and financial services to the subsidiary R.T.I. S.p.A. for EUR 2,717 thousand;

•                  short-term financial payables of EUR 97,649 thousand to the subsidiary R.T.I. S.p.A. for the purchase of the equity investment in Videotime S.p.A. on 28 September 2017;

•                  a term loan recorded at amortized cost, granted by Mediobanca S.p.A. on 18 July 2012 and 24 October 2016 for a total contractual amount of EUR 100,000 thousand.

In 2017, intercompany dealings also concerned the management of equity investments, which in the period involved the collection of dividends from Mediaset Espana Comunicacion S.A. (EUR 88,225 thousand) and the write-down of the equity investment in the subsidiary Mediaset Investment S.a.r.l. in the amount of EUR 1,346 thousand.

The operating revenues include fees on bank guarantees provided in favour of the indirect subsidiary Mediaset Premium S.p.A., primarily issued on behalf of UEFA, amounting to EUR 1,907 thousand.

Mediaset S.p.A. provides centralised treasury services for the management of financial assets involving the use of intercompany current accounts, which generated:

•                  interest income from the following companies:

•                  R.T.I. S.p.A. EUR 33,900 thousand;

•                  Mediaset Premium S.p.A. EUR 1,760 thousand;

•                  RadioMediaset S.p.A. EUR 649 thousand;

•                  Tao Due S.r.l. EUR 499 thousand;

•                  Radio Studio 105 S.p.A. EUR 159 thousand;

•                  Mediamond S.p.A. EUR 91 thousand;

•                  Monradio S.r.l EUR 77 thousand;

•                  Virgin Radio Italy S.p.A. EUR 46 thousand;

•                  Videotime S.p.A. EUR 32 thousand;

•                  Radio Engeering Co. S.r.l. EUR 11 thousand.

•                  Boing S.p.A. EUR 5 thousand;

•                  Elettronica Industriale S.p.A. EUR 3 thousand;

•                  Fascino Produzioni Gestioni Teatro S.r.l. EUR 2 thousand;

Please note that interest expense is calculated only if the average Euribor 1 month plus spread is greater than zero; no interest expense was accrued in the reporting period.

In accordance with IAS 24, compensation payable to directors is reported in the section “Other related parties”.

Finally, pursuant to Consob Communication No. 1574 of 20 February 1997 and Consob Communication No. 2064231 of 30 September 2003, we report that in 2017 Mediaset S.p.A. did not incur costs for advisory services from related parties.

•             Treasury shares

Treasury shares at 31 December 2017, acquired as per shareholder resolutions adopted at the annual general meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, totalled 44,825,500 shares with a carrying amount of EUR 416,656 thousand, showing no change compared to 31 December 2016. Treasury shares are earmarked to service approved stock option plans and the buyback programme.

No treasury shares were purchased or sold during the year.

•             Stock option plans - share-based payments

At 31 December 2017, medium/long-term incentive plans assigned for the years 2015, 2016 and 2017 were recognised in the financial statements for the purposes of IFRS 2. However, the plan assigned in 2011 has not been recognised because it could not be exercised due to the failure to meet the objectives set.

In July 2017, a new Medium/long-term incentive plan was assigned for the period 2017-2019. This Plan provides for the allocation of free rights for the granting of shares with regular dividend entitlement, subject to the achievement of performance targets, as well as the existence of an Employment Relationship with the Company at the end of the vesting period. The rights were allocated to each recipient, in exchange for the allocation by the latter of an amount corresponding alternatively to 25% or 50% of the profit bonus. The plan also provides for the granting of matching rights, free of charge, in a number equal to the basic rights.

The plans that had an impact on the income statement are those that can be exercised and which, at the reporting date, have not yet been concluded, or those that have vested during the year.

All the plans are equity-settled, i.e., they involve the allocation of treasury shares bought back from the market.

Options and the free allocation rights granted to the employee beneficiaries are linked to the company’s achievement of financial performance targets and the employee remaining with the Group for a certain length of time.

The details of the incentive plans can be summarised as follows:

	Plan 2011	Incentive plan 2015	Incentive plan 2016	Incentive plan 2017
	(not exercisable)	(*)	(*)	(*)
Grant date	21/06/2011	01/07/2015	01/07/2016	01/07/2017

Vesting Period	from 01/01/2011 to 21/06/2014	from 01/07/2015 to 31/12/2017	from 01/07/2016 to 31/12/2018	from 01/07/2017 to 31/12/2019

Exercise period	from 22/06/2014 to 21/06/2017	from 01/08/2018	from 01/07/2019	from 01/07/2020

Fair Value	EUR 0.20	4.312	3.771	3.447

Strike price	EUR 3.56

(*) Medium/long-term incentive plans with free granting of shares to the beneficiaries

With reference to the new medium/long-term incentive plan, a total of 1,304,534 rights were assigned for ordinary shares of Mediaset S.p.A., whose grant period will start from 1 July 2020; compared to the previous year, the 2015 and 2016 incentive plans decreased by a total of 161,481 rights following the exit of employees from the Group.

Below is a summary of the changes to the medium/long-term incentive plans:

		Incentive plan	Incentive plan	Incentive plan
	Plan 2010	2015 (*)	2016 (*)	2017 (*)	Total
Options outstanding at 1/1/16	3,010,000	816,756	—	—	3,826,756
Options issued during the year	—	—	870,543	—	870,543
Options expired/cancelled during the year	(100,000)	—	—	—	(100,000)
Options not exercised during the year	(2,910,000)	—	—	—	(2,910,000)
Options outstanding at 31/12/16	—	816,756	870,543	—	1,687,299

Options outstanding at 1/1/17	—	816,756	870,543	—	1,687,299
Options issued during the year	—	—	—	1,304,534	1,304,534
Options expired/cancelled during the year	—	(127,850)	(33,631)	—	(161,481)
Options outstanding at 31/12/17	—	688,906	836,912	1,304,534	2,830,352

(*) Medium/long-term incentive plan with free granting of shares to the beneficiaries

The incentive plans are recognised in the financial statements at their fair value:

•                  Stock Option Plan 2015: EUR 4.312 per option;

•                  Stock Option Plan 2016: EUR 3.771 per option;

•                  Stock Option Plan 2017: EUR 3.447 per option.

The fair value of the incentive plans was calculated based on the stock market price on the grant date.

•             Tax consolidation

The following companies are consolidated for tax purposes under the tax consolidation regime adopted by Mediaset S.p.A. in accordance with Articles 117 et seq. of the Consolidated Income Tax Act:

•                  for the three-year period 2015/2017 R.T.I. S.p.A., Taodue S.r.l. and Mediaset Premium S.p.A.;

•                  for the three-year period 2016/2018 Monradio S.r.l.;

•                  for the three-year period 2017/2019 Medusa Film S.p.A., Videotime S.p.A., Elettronica Industriale S.p.A., Boing S.p.A., Publitalia ‘80 S.p.A., Digitalia ‘08 S.r.l. and Videotime Produzioni S.p.A..

•             Management and coordination activities

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 38.266% of the share capital. On 4 May 2004, Fininvest notified Mediaset that pursuant to Article 2497 et. seq of the Italian Civil Code, it would not conduct the management and coordination of Mediaset. The company acknowledged Fininvest’s notification at the Board of Directors’ meeting of 11 May 2004. Fininvest’s statement is confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

•             Significant events occurring after the end of the period

On 21 February 2018, with effect from 1 March 2018, to complete the corporate rationalisation operations, the subsidiary Videotime S.p.A. was merged into Mediaset S.p.A.

NOTES ON MAIN ASSET ITEMS

(Values in EUR thousands)

5. Non-current assets

5.1. Property, plant and equipment

The tables below show the changes over the last two years in original cost, accumulated amortisation and depreciation, write-downs and the net carrying amount.

			Technical and	Other	Tangible
Historical	Land and	Plant and	commercial	tangible	assets in
cost	buildings	machinery	equipment	assets	progress	Total
01/01/16	6,129	733	183	3,675	—	10,719
31/12/16	6,129	733	183	3,675	—	10,719
31/12/17	6,129	733	183	3,675	—	10,719

			Technical and	Other	Tangible
Amortisation and	Land and	Plant and	commercial	tangible	assets in
depreciation	buildings	machinery	equipment	assets	progress	Total
01/01/16	1,535	728	173	3,637		6,073
Amortisation	25	1	1	8		36
31/12/16	1,560	729	174	3,646		6,109
Amortisation	25	1	1	7		33
31/12/17	1,584	730	176	3,652		6,142

			Technical and	Other	Tangible
	Land and	Plant and	commercial	tangible	assets in
Net book value	buildings	machinery	equipment	assets	progress	Total
01/01/16	4,594	5	10	37	—	4,646
Amortisation	(25)	(1)	(1)	(8)	—	(36)
31/12/16	4,569	4	8	29	—	4,610
Amortisation	(25)	(1)	(1)	(7)	—	(33)
31/12/17	4,545	3	7	22	—	4,577

The item amounts to a total of EUR 4,577 thousand, down by EUR 33 thousand compared to the previous year due to depreciation in the year.

The most significant item, land and buildings, consists entirely of the property located in Rome used as offices also by the other companies of the Group.

5.4 Other Intangible Fixed Assets

	Patents and			Intangible
	intellectual			assets in	Other
Historical	property			progress and	intangible
cost	rights	Trademarks	Licenses	advances	fixed assets	Total
01/01/16	7,719	—	282	366	—	8,368
31/12/16	7,719	—	282	366	—	8,368
Adjustments	—	—	—	(366)	—	(366)
31/12/17	7,719	—	282	—	—	8,002

	Patents and			Intangible
	intellectual			assets in	Other
Amortisation	property			progress and	intangible
and depreciation	rights	Trademarks	Licenses	advances	fixed assets	Total
01/01/16	7,719	—	282	366	—	8,367
31/12/16	7,719	—	282	366	—	8,368
Adjustments	—	—	—	(366)	—	(366)
31/12/17	7,719	—	282	—	—	8,002

	Patents and			Intangible
	intellectual			assets in	Other
	property			progress and	intangible
Net book value	rights	Trademarks	Licenses	advances	fixed assets	Total
01/01/16	—	—	—	—	—	—
31/12/16	—	—	—	—	—	—
31/12/17	—	—	—	—	—	—

The item patents and intellectual property rights mainly consists of software and is fully amortised.

5.5 Equity investments

Equity investments in direct and indirect subsidiaries

	31/12/17				31/12/16
	%		book value		%		book value
	Stake	share	stock opt.	total	Stake	share	stock opt.	total

Videotime S.p.A.	99.24%	96,900	348	97,248	0%	—	348	348
Mediaset Espana Comunicacion S.A.	51.63%	837,377	—	837,377	50.21%	837,377	—	837,377
Mediaset Investment S.a.r.l.	100%	8,108	—	8,108	100%	37,176	—	37,176
R.T.I. - Reti Televisive Italiane S.p.A.	100%	1,534,219	7,127	1,541,346	100%	1,534,219	6,153	1,540,372
Medusa Film S.p.A.	0%	—	752	752	0%	—	506	506
Publitalia ‘80 S.p.A.	100%	51,134	4,320	55,455	100%	51,134	3,833	54,968
Digitalia ‘08 S.r.l.	0%	—	58	58	0%	—	58	58
Elettronica Industriale S.p.A.	0%	—	111	111	0%	—	111	111
EI Towers S.p.A.	0%	—	305	305	0%	—	305	305
Mediaset Premium S.p.A.	0%	—	59	59	0%	—	284	284
RadioMediaset S.p.A.	0%	—	15	15	0%	—	—	—
Mediaset Investment N.V.	100%	45	—	45	0%	—	—	—

Equity Investments in subsidiaries		2,527,784	13,095	2,540,879		2,459,907	11,598	2,471,505

Provision for investments in subsidiaries				(253,095)				(251,749)

Total				2,287,783				2,219,756

The item amounts to EUR 2,287,783 thousand, up by EUR 68,027 thousand compared to the previous year as a result of:

•                  purchase of 99.23874% of the share capital of Videotime S.p.A. for a total value of EUR 96,900 thousand from the subsidiary R.T.I. S.p.A. on 28 September 2017. This value was corroborated by an independent expert’s report. The consideration plus the interest accrued at a rate of 3% may be offset, in whole or in part, with the amount due from RTI S.p.A. to Mediaset S.p.A. as consideration for the purchase of the entire share capital of Videotime Produzioni S.p.A., pursuant to and for the purposes of Article 1252 of the Italian Civil Code. It should be noted that, as part of the project to rationalise the equity investments of the Mediaset Group, on February 20, 2018 the deed of merger by incorporation of the subsidiary Videotime S.p.A. was signed, with effect from 1 March 2018 and the accounting and tax effects with effect from 1 January 2018. The merger plan provides for an exchange ratio where every 1 Videotime S.p.A. share will be exchanged with 0.294 Mediaset ordinary shares with a par value of EUR0.52 each. The Mediaset shares that will be assigned to the entitled parties will have regular dividends and assign the same rights to their holders. The Videotime shares owned by Mediaset will be cancelled with effect from 1 March 2018;

•                  decrease of EUR 29,068 thousand due to the reduction in the share capital of the subsidiary Mediaset Investment S.a.r.l., which went from EUR 79,606,800 to EUR 50,538,800 with the amendment of the Company Bylaws. Then, the Extraordinary General Meeting of 4 December 2017 resolved to put the investee company into liquidation as of that same date. At 31 December 2017, a write-down of EUR 1,346 thousand was recognised to align the carrying amount of the investment in the subsidiary with its recorded equity;

•                  increase of EUR 1,873 thousand as the portion accrued in the period corresponding to the value of the medium/long-term incentive plans for 2015-2017, 2016-2018 and 2017-2019 assigned to employees of direct and indirect subsidiaries. It should be noted that during the year, the 2015-2017 and 2016-2018 incentive plans decreased by a total of EUR 356 thousand as a bad leaver plan adjustment;

•                  in the month of December 2017, 100% of the capital of Mediaset Investment NV was subscribed for EUR 45 thousand.

The item “Provision for write-down of investments in subsidiaries” includes write-downs of the investments in R.T.I. S.p.A. and Mediaset Investment S.a.r.l., EUR 251,749 thousand and EUR 1,346 thousand, respectively.

On 28 August 2017, the subsidiary Mediaset Espana Comunicacion S.A. completed the share buyback programme approved by the Shareholders’ Meeting on 27 April 2017. Following this operation, the equity investment in the subsidiary Mediaset Espana Comunicacion S.A. increased from 50.21% at 31 December 2016 to 51.63%.

The equity investments that had a carrying amount at 31 December 2017 exceeding the pro-rata share of shareholders’ equity, were:

•                  the equity investment of 51.63% in the share capital of Mediaset Espana Comunicacion S.A., whose ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges and on the Spanish electronic market (SIB); the carrying amount of the equity investment in Mediaset Espana Comunicacion S.A. was confirmed considering, at the reporting date, the fair value assumed to be the company’s market capitalization, measured on the basis of the share price at 31 December 2017. No impairment indicators were therefore identified;

•                  the subsidiary R.T.I. S.p.A., which had shareholders’ equity at 31 December 2017 of EUR 1,076,653 thousand and an equity investment value of EUR 1,282,470 thousand (EUR 1,534,219 thousand gross of the write-down of EUR 251,749 thousand). In this context, considering the embedded surplus value from the subsidiaries, no impairment indicators were found.

The difference between the carrying amount and the share of shareholders’ equity is reported in the attachment “List of equity investments in subsidiaries as at 31 December 2017 (Article 2427 par. 5 of the Italian Civil Code)”.

The recorded equity at 31 December 2017 of the investees Publitalia ‘80 S.p.A. and Videotime S.p.A was higher than their carrying amount.

Equity investments in other companies

	31/12/17		31/12/16
		book		book
	% Stake	value	% Stake	value

Auditel S.r.l.	6.45%	2	6.45%	2

Equity investments in other companies		2		2

This item was unchanged compared to the previous year.

5.6 Receivables and Other Non-current financial assets

		31/12/17			31/12/16
		Due
			From 1
		Within 1	to 5	Over 5
	Total	year	years	years	Total
Other non-current receivables	158	—	158	—	158
Third party forward derivatives, amount over 12 months	—	—	—	—	15,554
Forward derivatives w/subsidiaries, portion beyond 12 months	15,078	—	15,078	—	—
Third-party IRS contracts, portion beyond 12 months	357	—	357	—	262

Total	15,593	—	15,593	—	15,974

The item amounts to a total of EUR 15,593 thousand, decreasing by EUR 381 thousand compared to the previous year.

The change was made up as follows:

•                  EUR 357 thousand from the non-current portion of fair value of two interest rate derivative contracts (IRS) entered into in 2016 with Unicredit to hedge interest rate risk on a loan totaling EUR 200,000 thousand taken out during the same year with Unicredit, reported in Non-current financial liabilities.

•                  EUR 15,078 thousand due to the items Derivatives for forward transactions with subsidiaries, which represent the non-current portion of the fair value of derivatives for forward contracts on foreign currencies that Mediaset S.p.A. purchased on the market to hedge against risks deriving from fluctuations both for very likely future commitments and for payables for purchases already made by its direct and indirect subsidiaries by its direct and indirect subsidiaries and transferred to the latter by entering into an intercompany agreement at the same conditions;

•                  EUR 158 thousand from receivables for security deposits.

5.9 Deferred tax assets

The amount shown in the table corresponds to the balance sheet amount for the credit from deferred tax assets calculated on the basis of temporary differences between the balance sheet figures and the corresponding amounts recognised for tax purposes.

Deferred tax assets are measured on the basis of the current tax rates applicable at the time the differences are offset and are considered to be recoverable on the basis of the business plans of the subsidiaries.

	31/12/17	31/12/16
Opening balance	149,852	73,588

Tax recognized to Income Statement	(55)	(526)
Tax charged to equity	3	(1,296)
Other changes	56,101	78,086

Final balance	205,901	149,852

The table below details the changes in deferred tax assets for the period under review.

	31/12/17		31/12/16
	Amount		Amount
	of		of
	temporary	Tax	temporary	Tax
	differences	effect	differences	effect
Deferred tax assets on:
Intangible fixed assets	11	3	12	3
Provision for litigation/labour disputes	119	28	118	28
Directors’ compensation	911	219	762	183
Provision for write-down of advance payment to distributors	—	—	366	102
Taxable provision for bad debts	156	37	156	37
Post-employment benefit plans	1,640	394	1,628	391
Tax losses from tax consolidation	855,086	205,220	621,280	149,108

Total for deferred tax assets	857,923	205,901	624,322	149,852

The item amounts to a total of EUR 205,901 thousand, increasing by EUR 56,049 thousand compared to the previous year.

At 31 December 2017, the deferred tax assets relative to tax losses carried forward for an unlimited period for IRES tax purposes amounted to EUR 205,220 thousand (EUR 149,108 thousand at 31 December 2016); the impairment and recoverability tests on deferred tax assets recorded in the financial statements at 31 December 2017 include the taxable results derived from the five-year business plans (2018-2022) used for impairment testing over that period, and the expected income for the following financial years was extrapolated from them, also taking into account known items outwith the future business plan, with particular reference to tax losses generated under Italian tax consolidation. The impairment test also takes consideration of the effects deriving from the temporary differences on which deferred tax liabilities are recorded.

6. Current Assets

6.2 Trade receivables

At the end of the year this item was broken down as follows:

		31/12/2017
		Due
		within 1	from 1 to 5	over 5
	Total	year	years	years	31/12/2016
Trade receivables	160	160			165
Provision for bad debts	(156)	(156)			(156)
Total net receivables from customers	4	4	—	—	9
Receivables from subsidiaries	5,584	5,584			994
Receivables from associates and joint ventures	5	5			5

Total	5,593	5,593	—	—	1,008

Trade receivables

The item, net of the provision for bad debts, amounts to a total of EUR 4 thousand, decreasing by EUR 5 thousand compared to the previous year.

The provision for bad debts amounting to EUR 156 thousand, did not change compared to the previous year and represents the write-down of receivables carried out for all customers with different percentages in relation to the receivable recovery process conducted by the area in charge, and later by the legal department.

Trade receivables from subsidiaries

Trade receivables from subsidiaries amounted to EUR 5,584 thousand and mainly consisted of:

•                  EUR 5,150 thousand, of which EUR 3,260 thousand to the subsidiary R.T.I. S.p.A., in charges for the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and finance;

•                  EUR 306 thousand, of which EUR 271 thousand to the indirect subsidiary Mediaset Premium S.p.A., in charges for commissions on guarantees given on behalf of subsidiaries;

•                  EUR 128 thousand of other receivables.

Trade receivables from associates and joint ventures

Trade receivables from associates and joint ventures, amounting to EUR 5 thousand, relate to the charge-backs for fees paid to directors who waived the remuneration in favour of Mediaset S.p.A.

6.3 Tax receivables

This item was broken down as follows:

	31/12/17	31/12/16
Receivables from tax authorities for IRES from tax consolidation	29,265	28,651
Receivables from tax authorities for IRAP	671	671

Total	29,936	29,322

The item amounts to a total of EUR 29,936 thousand, up by EUR 614 thousand compared to the previous year.

Details of the items are provided below:

Receivables from tax authorities for IRES from tax consolidation

The item amounts to a total of EUR 29,265 thousand and is made up as follows:

•                  EUR 13,672 thousand in receivables due as a result of the IRES reimbursement request submitted by the Company as the consolidating entity for the deductibility of IRAP due on expenses for employed and other staff for the five-year period 2007-2011 (Article 2, para. 1-quater of Decree Law 201 of 6 December 2011); in December 2017, the amount of EUR 3,515 thousand was collected for the year 2007;

•                  EUR 15,593 thousand in tax receivables carried forward recognized in the Group national tax consolidation scheme.

Receivables from tax authorities for IRAP tax

The item amounts to EUR 671 thousand, unchanged compared to the previous year. It relates to IRAP tax receivables carried forward.

6.4 Other receivables and current assets

Below is a breakdown of the item:

	31/12/17	31/12/16
Receivables due from employees	13	18
Advances	547	97
Receivables due to social security institutions	15	14
Receivables from tax authorities	684	40
Other receivables	141	192
Other receivables due from subsidiaries	21,773	38,681
Other receivables due from associates and joint ventures	2,471	2,112
Accrued income	7	—
Prepaid expenses	1,017	1,222

Total	26,668	42,376

The item amounts to a total of EUR 26,668 thousand, decreasing by EUR 15,708 thousand compared to the previous year.

This item includes receivables relating to future periods of over 12 months amounting to EUR 420 thousand.

The fair value of the receivables is believed to approximate their carrying amount.

Details of the items are provided below.

Other receivables due from subsidiaries

The item amounts to a total of EUR 21,773 thousand and is made up as follows:

•                  EUR 16,079 thousand as the IRES tax receivable resulting from tax consolidation in relation to subsidiaries that participate in the Group’s tax burden pursuant to the agreement to exercise the option to use the national tax consolidation scheme, of which mainly from the subsidiary Publitalia 80 S.p.A. in the amount of EUR 13,795 thousand;

•                  EUR 5,694 thousand as the receivable related to the Group VAT procedure, mainly towards the subsidiary R.T.I. S.p.A. for EUR 3,127 thousand.

Other receivables due from associates and joint ventures

The item amounts to a total of EUR 2,471 thousand and is made up as follows:

•                  EUR 2,213 thousand as IRES receivable from the tax consolidation scheme with the joint venture Boing S.p.A., which participates in the Group’s tax burden pursuant to the agreement to exercise the option to use the national tax consolidation scheme;

•                  EUR 257 thousand as the receivable related to the Group VAT procedure towards the joint venture Boing S.p.A.

Prepaid expenses

•                  The item amounts to a total of EUR 1,017 thousand and is made up as follows:

•                  EUR 569 thousand in costs incurred to secure medium/long-term loans from Mediobanca, Intesa Sanpaolo, B.N.L. and Unicredit;

•                  EUR 123 thousand from fees on bank guarantees paid in advance;

•                  EUR 325 thousand mainly consisting of costs for rental expenses and insurance premiums.

Receivables from tax authorities

•                  The item totalled EUR 684 thousand and increased by EUR 644 thousand compared to the previous year, mainly due to the item Group VAT tax, since it had a liability in the previous year.

6.5 Intercompany financial receivables

Intercompany financial receivables from subsidiaries

These concerned current account relationships in place with the Group’s subsidiaries as detailed below:

	31/12/17	31/12/16
Videotime S.p.A.	4,059	—
Tao Due S.r.l.	15,641	19,571
R.T.I. S.p.A.	1,381,112	1,120,929
Mediaset Premium S.p.A.	—	41,886
Monradio S.r.l.	4,609	1,677
RB1 S.p.A.	—	322
RadioMediaset S.p.A.	26,582	28,381
Unibas S.p.A.	—	399
Radio Studio 105 S.p.A.	11,951	4,016
Virgina Radio Italy S.p.A.	5,506	—
Radio Engineering CO S.r.l.	1,151	—

Total	1,450,611	1,217,182

The current account relationships with subsidiaries and joint ventures are governed by a master agreement entered into on 18 December 1995 that provides for the application of interest rates for the year 2017 calculated on the basis of the average Euribor 1-month plus a spread. For interest expense the spread is equal to 3% while it is 0.20% for interest income. Interest income is calculated only if the average Euribor 1-month plus spread is greater than zero. From 1 January 2017, interest is paid on 31 December of each year, while interest expense is charged on 1 March of the year following the year to which it relates.

It should be noted that during 2017 new intercompany current accounts were opened with Mediaset S.p.A., named as follows:

•                  IHC_D64 in the name of the indirect subsidiary Radio Engineering Co S.r.l. - opened on 01/01/2017;

•                  IHC_E80 in the name of the indirect subsidiary Videotime Produzioni S.p.A. - opened on 01/07/2017;

•                  IHC_E86 in the name of the indirect subsidiary Radio Subasio S.r.l. - opened on 01/08/2017;

•                  IHC_E87 in the name of the indirect subsidiary Radio Aut S.r.l. - opened on 01/08/2017;

•                  IHC_E84 in the name of the joint venture Adtech Ventures S.p.A. - opened on 01/09/2017.

The current accounts of the indirect subsidiaries RB1 S.p.A. and Unibas S.p.A. were closed on 2 January 2017 following merger into RadioMediaset S.p.A.

The current accounts of the indirect subsidiaries Media4commerce and Promoservice Italia S.r.l were closed on 28 August 2017 following merger into Reti Televisive Italiane S.p.A. and Publitalia’80 S.p.A. respectively.

Intercompany financial receivables from joint ventures

These concerned current account relationships in place with the Group’s joint ventures as detailed below:

	31/12/17	31/12/16
Mediamond S.p.A.	1,542	4,924

Total	1,542	4,924

6.6 Other current financial assets

The item is broken down as follows:

	31/12/17	31/12/16
Derivatives for forward transactions with third parties	85	15,532
Subsidiary forward derivatives	17,670	110
Derivatives for forward transactions with associates	2	—

Total	17,757	15,642

Financial assets from hedging derivative
IRS derivatives with third parties	249	64

Total	249	64

Total	18,006	15,706

The item amounts to a total of EUR 18,006 thousand, increasing by EUR 2,300 thousand compared to the previous year.

This item was broken down as follows:

Derivatives for exchange rate risk

This is the fair value of derivatives, mainly forward currency contracts, purchased by Mediaset S.p.A. on the market to hedge risks resulting from fluctuations of foreign currencies in relation highly likely future obligations, as well as payables for purchases already completed.

The fair value of currency futures is measured by discounting the difference between the notional amount priced at the forward rate of the contract, and the notional amount priced at the fair forward rate (the forward exchange rate measured at the reporting date).

In particular, Mediaset S.p.A. gathers information concerning positions subject to exchange risk from the subsidiaries R.T.I. S.p.A., Videotime S.p.A., Medusa Film S.p.A., Mediaset Premium S.p.A., Videotime Produzioni S.p.A. and the joint venture Boing S.p.A. and, once the derivative contract has been entered into on the market, it transfers it to these subsidiaries by entering into an intercompany agreement under the same terms and conditions.

In the financial statements, these contracts are classified as hedges pursuant to IAS 39, and are recorded by posting fair value changes to the income statement under “realised gains and losses, and gains and losses from the valuation of foreign exchange”.

Interest rate hedging derivatives

This item refers to the current portion of fair value of two interest rate derivative contracts (IRS) entered into in 2016 with Unicredit for a total amount of EUR 75,000 thousand to hedge interest rate risk on a loan taken out during the same year with Unicredit, reported in Non-current financial liabilities.

6.7 Cash and Cash Equivalents

The item was broken down as follows:

	31/12/17	31/12/16
Bank and postal deposits	24,231	32,119
Cash in hand	13	10

Total	24,244	32,129

The item amounts to a total of EUR 24,244 thousand, decreasing by EUR 7,885 thousand compared to the previous year.

The item includes current account relationships maintained with leading domestic and foreign banks in the amount of EUR 24,231 thousand and cash and revenue stamps totalling EUR 13 thousand.

For details of the decrease that occurred during the year, see the statement of cash flows and comments on the net financial position.

NOTES ON MAIN SHAREHOLDER’ EQUITY

AND LIABILITY ITEMS

(EUR thousands)

8. Shareholders’ equity

Below are comments on the main categories that make up equity and the related changes in the period.

8.1 Share Capital

At 31 December 2017, share capital totalling EUR 614,238 thousand, which was fully subscribed and paid in, consisted of 1,181,227,564 ordinary shares with a nominal value of EUR 0.52 each. No change occurred in the year under review.

8.2 Share Premium Reserve

At 31 December 2017, the share premium reserve amounted to EUR 275,237 thousand. No change occurred in the year under review.

8.3 Treasury Shares

This item includes shares of Mediaset S.p.A. that were purchased pursuant to resolutions of ordinary shareholders’ meetings of 16 April 2003, 27 April 2004, 29 April 2005, 20 April 2006 and 19 April 2007, which provide authorisation to the Board of Directors for purchases up to 118,122,756 shares (10% of share capital). The mandate is valid until the approval of the financial statements at 31 December 2017, or for no longer than 18 months from the date of the last shareholder resolution.

	31/12/2017		31/12/2016
	Number	Book value	Number	Book value
Treasury share - beginning balance	44,825,500	416,656	44,825,500	416,656

Treasury share - final balance	44,825,500	416,656	44,825,500	416,656

At 31 December 2017 the carrying amount of the treasury shares was EUR 416,656 thousand, consisting of 1,895,500 shares earmarked to service approved stock option plans and 42,930,000 shares acquired under the share buyback resolutions of 13 September 2005 and 8 November 2005.

No change occurred in the year under review.

At 31 December 2017, there were no treasury shares used to stabilise market value.

8.4 Other reserves

The item is broken down as follows:

	31/12/17	31/12/16
Legal reserve	122,848	122,848
Extraordinary reserve	1,285,725	1,436,710
Merger reserve	621,079	621,079
Reserve for profit/loss from treasury share trading	(2,605)	(2,605)
Other available reserves	16,323	16,323

Total	2,043,370	2,194,355

Legal reserve

As at 31 December 2017, this reserve totalled EUR 122,848 thousand. No change occurred during the year since the reserve had already reached the level of 20% of share capital.

Extraordinary reserve

At 31 December 2017, this reserve amounted to EUR 1,285,725 thousand and decreased by EUR 150,985 thousand compared to the previous year, to cover the 2016 loss as per the shareholders’ resolution of 28 June 2017.

Merger reserve

As at 31 December 2017, this item amounted to EUR 621,079 thousand and there was no change during the year. The reserve amounted to EUR 621,071 thousand resulting from the merger of the subsidiary Mediaset Investimenti S.p.A. on 31 December 2012, showing the difference between the shareholders’ equity of the merged company (EUR 1,606,837 thousand) at 31 December 2012 (less reserves for intercompany transactions) and the carrying amount of the equity investment (EUR 954,000 thousand), after tax of EUR 31,766 thousand.

Reserve for profit/loss from treasury share trading

This item had a negative balance of EUR 2,605 thousand representing the negative impact of transactions occurring in previous periods, net of related taxes. No change occurred in the year under review.

Other available reserves

This item, which totalled EUR 16,323 thousand, is mainly related to amounts released from the Reserve for M/L-term Incentive Plans for employees of the company and employees of subsidiaries which became available due to the expiry of the options. No change occurred in the year under review.

8.5 Valuation reserves

The item is broken down as follows:

	31/12/17	31/12/16
Hedging reserve Irs	1,534	978
Reserve for M/L term incentive plans	2,653	1,155
Reserve for M/L term incentive plans of subsidiaries	3,110	1,614
Reserve for actuarial profit/(losses)	(891)	(881)

Total	6,406	2,866

The item Hedging reserve for IRS, amounts to EUR 1,534 thousand, states the fair value at 31 December 2017, net of the tax effect, of three interest rate swaps hedging the interest rate risk on two loan agreements negotiated during the year with Unicredit and Intesa Sanpaolo, reported in Noncurrent Financial Liabilities.

The M/L-term incentive plans reserve totals EUR 5,763 thousand, up by EUR 2,994 thousand YOY. The items include the offsetting entry of the amount accrued at 31 December 2017, determined based on the stock market price at the grant date, for the 2015-2017, 2016-2018 and 2017-2019 plans allocated by Mediaset S.p.A. to its employees and the employees of direct and indirect subsidiaries.

The Reserve for actuarial gains/(losses), which had a negative balance of EUR 891 thousand (negative balance of EUR 881 thousand at 31 December 2016), included actuarial components (after deferred taxes) related to the valuation of defined benefit plans. These components are allocated directly to shareholders’ equity.

The table below shows the changes in these reserves over the year.

			Charged to
	Balance at	Increase/	income	Fair Value	Deferred	Balance at
	01/01/17	(decrease)	statement	variations	taxes	31/12/17
Hedging reserve IRS	978	—	(20)	751	(176)	1,533
Reserve for M/L term incentive plans for employees	1,155	1,498	—	—	—	2,653
Reserve for M/L term incentive plans for employees - subsidiaries	1,614	1,496	—	—	—	3,110
Reserve for actuarial income(loss)	(881)	(12)	—	—	3	(890)
Total	2,866	2,982	(20)	751	(173)	6,406

8.6 Retained earnings (losses)

This item had a negative balance of EUR 808,413 thousand and reflected the combined impact of all adjustments made for First Time Adoption and of the profit (loss) for the financial year 2005. No change occurred in the year under review.

As required by the provisions of corporate law, the following table provides a detailed breakdown of shareholders’ equity items indicating whether it is possible to use and distribute reserves:

			Summary of utilisation in the three
			past fiscal years
		Possibility of	Loss	Other
	Amount	utilization	coverage	reasons
Share capital	614,238	=	—	—
Treasury shares	(416,656)	=	—	—
Share premium reserve	275,237	A B C	—	—
Merger reserve	621,079	A B C	—	—
Legal reserve	122,848	B	—	—
Extraordinary reserve	1,285,725	A B C	150,985	—
Tres. share profit/loss reserve	(2,605)	=	—	—
Other available reserves	16,324	A B C	—	—
Revaluation reserves	6,406	=	—	—
Retained earning prev. yrs IAS/IFRS	(808,413)	=	—	—
Total	1,714,183		150,985	—
Profit/(loss) for the year	69,152		—	—
To distribute	1,039,843		—	—

Key:

A) - for an increase in share capital

B) - to cover losses

C) - for distributions to shareholders

Article 1, paragraph 33, sub-paragraph q) of the 2008 Finance Law abolished paragraph 4, subparagraph b) of Article 109 of the TUIR which provided the ability to deduct certain income components not posted to the income statement on an off-record basis.

As a result of the abolished regulation, there continues to be a restriction on the ability to distribute reserves in the amount of EUR 1,194 thousand originating from off-record deductions made up until 31 December 2007 and not affected by the optional exemption mechanism governed by Article 1, paragraph 48 of the 2008 Finance Law.

8.7 Profit/(loss) for the year

This item reflects the profit for the year of EUR 69,151,696.07 (loss of EUR 150,985,000.54 at 31 December 2016).

9. Non-current liabilities

9.1 Post-employment Benefits Plans

Employee benefits, which, by Italian law are classified as leaving entitlements (TFR), are considered by IAS 19 to be “post-employment benefits” of the “defined benefit” type, and are therefore valued using the actuarial “Projected Unit Credit Method”.

The valuation of Mediaset S.p.A. obligations to its employees was carried out by an independent actuary, according to the following steps:

•                  Projected estimate of the cost of employee leaving entitlements already accrued at the valuation date and amounts that will accrue up to the future point in time when employment contracts terminate or the when the accrued amounts are paid in part as advances on entitlements;

•                  Discounting, at the valuation date, of the expected cash flows Mediaset S.p.A. will pay to its employees in the future;

•                  Re-proportioning of the accrued benefits discounted based on length of service at the valuation date compared to the length of service expected at the hypothetical date of payment by Mediaset S.p.A..

The actuarial valuation of employee leaving entitlements in accordance with IAS 19 was conducted specifically for the closed population of current employees, i.e. detailed calculations were made for each Mediaset S.p.A. employee, without taking into account any future hires.

The actuarial valuation model is based on “technical bases” consisting of demographic, economic and financial assumptions relating to the valuation parameters.

The assumptions adopted, and confirmed for the year 2017, are summarised below:

Demographic assumptions

Probability of death	Taken from the ISTAT life expectancy table broken down by age and sex, updated as at 2016.

Probability of employees leaving the company

Retirement, resignation, termination and contract expiration percentages were taken from the observation of the company’s historical data.

The employee leaving probabilities used were broken down by age, sex and contractual job title (office workers, managers and executives/journalists).

For staff on temporary contracts, the time horizon was taken up to the expiration date set in the contract, and it was assumed that there were no departures before the expiration date.

The actuarial valuations took account of start dates for pension benefits specified by Decree Law 201 of 6 December 2011 “Urgent Provisions for the Growth, Fairness and Consolidation of the State Budget”, converted with amendments by Law no. 214 of 22 December 2011, and the regulations governing adjustment of requirements to access the pension system for increases in life expectancy pursuant to Article 12 of Decree Law 78 of 31 May 2010 converted, with amendments, by Law 122 of 30 July 2010.

TFR advances	The frequency of advances and average percentages of accrued TFR requested as an advance were taken from the observation of the company’s historical data.

Supplementary pensions

Those who have always fully transferred their TFR to supplementary pensions release the company from TFR obligations and are therefore not included in the valuation.

On the other hand, for other employees, valuations were made taking into account the decisions actually made by employees, updated to 31.12.2017, communicated by the Company.

Economic and financial assumptions

Inflation rate	The inflationary scenario was deduced from the “2017 Economic and Finance Document”. It was decided to adopt a rate of 1.50%, as the average expected inflation rate scenario.

Discount rates

Pursuant to IAS 19R, the discount rate used was determined in relation to market returns on prime corporate bonds on the valuation date.

In this regard, the “Composite” interest rate curve was used for securities issued by corporate issuers with an AA rating in the “Investment Grade” category in the Eurozone (source: Bloomberg) as at 29.12.2017.

During the year, the reserve changed as follows:

Balance at 01/01/17	1,289

Amount accrued and charged to P/L	(3)
Employee severance pre-payments for the year	(6)
Employee severance indemnities paid during the year	(87)
Actuarial gains/losses	13

Balance at 01/01/17	1,206

The table below shows the effects on the TFR reserve of the sensitivity analysis of the main demographic and economic and financial assumptions relating to the parameters involved in the calculation.

Economic and financial assumptions		DBO
Discount rate curve	+50 b.p.	1,169
	-50 b.p.	1,244
Inflation rate	+50 b.p.	1,229
	-50 b.p.	1,183

Demographic assumptions - actuarial		DBO
Wage increases	+50 b.p.	1,206
	-50 b.p.	1,206

Probability of termination of the employment relationship	+50%	1,197
	-50%	1,217

Change in amount of advanced TFR provision	+50%	1,203
	-50%	1,208

9.2 Deferred tax liabilities

The amount shown in the table corresponds to the balance sheet amount for the payable for deferred taxes calculated on the basis of temporary differences between the balance sheet figures and the corresponding amounts recognised for tax purposes.

Deferred taxes are determined on the basis of tax rates that correspond to those that will be applied at the time these differences are reversed.

	31/12/17	31/12/16
Opening balance	686	373

Tax recognized to Income Statement	5	4
Tax charged to equity	175	309

Final balance	866	686

The following table details the changes in deferred taxes during the period under review.

	31/12/17		31/12/16
	Amount		Amount
	of		of
	temporary	Tax	temporary	Tax
	differences	effect	differences	effect
Liabilities for deferred taxes on:
Provision for bad debts	26	6	26	6
Tangible fixed assets	—	—	1	—
Hedging Reserve IRS	2,018	484	1,287	309
Post-employment benefit plans	1,566	376	1,545	371
Total deferred tax liabilities	3,610	866	2,859	686

See Income taxes for the period for a description of major changes in the period.

9.3 Financial payables and liabilities

The item is broken down as follows:

		Balance at 31/12/17
		Due
		from 1	over	Balance at
	Total	to 5 years	5 years	31/12/16
Bond issue 01/02/2010	—	—	—	—
Bond issue 24/10/2013	372,691	372,691	—	371,697
Loans not supported by real guarantees
Intesa Sanpaolo - 30/06/2016	148,659	148,659	—	148,574
Unicredit - 31/10/2016	198,345	198,345	—	49,194
Mediobanca - 18/11/2016	98,498	98,498	—	98,448
BNL - 02/12/2016	99,555	99,555	—	99,511
Pop. Bergamo - 08/02/2017	49,694	49,694	—	—
Unicredit - 18/07/2017	19,806	19,806	—	—
UBI Banca - 04/12/2017	49,587	49,587
Other Derivatives
Third party forward derivatives	15,078	15,078	—	—
Subsidiary forward derivatives	—	—		15,554
Third-party IRS	175	175	—	578

Total	1,052,088	1,052,088	—	783,556

The item totalled EUR 1,052.08 thousand, increasing by EUR 268,532 thousand YOY.

Comments on its composition are provided below.

The corporate bond issued on 24 October 2013 and bond maturing on 24 January 2019 for a total nominal amount of EUR 375,000 thousand, was recognised at amortised cost based on an internal rate of return of 5.42%.

On 30 June 2016, a loan agreement was entered into with Intesa Sanpaolo S.p.A, maturing on 30 June 2020, for a total amount of EUR 250,000 thousand, of which EUR 150,000 thousand was granted as an amortised cost term loan, and EUR 100 thousand was granted as a revolving credit facility.

For this agreement, the following financial covenants are required:

•                  net financial position/EBITDA less than 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 29 September 2016, a loan agreement was entered into with Unicredit S.p.A., maturing on 29 September 2021, for a total of EUR 200,000, all of which was granted as an amortised cost term loan. At 31 January 2017, compared to the previous year, the total amount had been drawn.

For this agreement, monitoring of the following financial covenants is required:

•                  Debit Cover Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data;

•                  Debit Equity Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 18 November 2016, a loan agreement was entered into with Mediobanca S.p.A., maturing on 18 November 2022, for a total amount of EUR 150,000 thousand, of which EUR 100,000 thousand was granted as an amortised cost term loan, and EUR 50 thousand was granted as a revolving credit facility.

For this agreement, the following financial covenants are required:

•                  Debit Cover Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data;

•                  an Interest Cover Ratio equal to or greater than 10, to be monitored every six months on the basis of Mediaset consolidated data.

On 2 December 2016, a loan agreement was entered into with Banca Nazionale del Lavoro S.p.A., for a total amount of EUR 150,000 thousand, of which EUR 100,000 thousand was granted as an amortised cost term loan, maturing on 1 June 2020, and EUR 50 thousand was granted as a revolving credit facility, maturing on 2 December 2021.

For this agreement, the following financial covenants are required:

•                  Leverage Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

•                  Debit Equity Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 8 February 2017, a loan agreement was entered into with UBI - Banca Popolare di Bergamo S.p.A., for a total amount of EUR 50,000 thousand, maturing on 9 February 2021, as an amortised cost term loan.

For this agreement, the following financial covenants are required:

•                  Net Financial Debt/Equity Ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

•                  Net Financial Debt/EBITDA Ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

On 18 July 2017, a loan agreement was entered into with Unicredit S.p.A., for a total amount of EUR 100,000 thousand, maturing on 18 July 2022, as an amortised cost term loan. At 31 December 2017, an amount of EUR 20,000 thousand had been drawn.

For this agreement, the following financial covenants are required:

•                  Debt Cover Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data;

•                  Debt Equity Ratio of less than to 2, to be monitored every six months on the basis of Mediaset consolidated data.

On 4 December 2017, a loan agreement was entered into with UBI - Banca Popolare di Bergamo S.p.A., for a total amount of EUR 50,000 thousand, maturing on 14 December 2022, as an amortised cost term loan.

For this agreement, the following financial covenants are required:

•                  Net Financial Debt/Equity Ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

•                  Net Financial Debt/EBITDA Ratio of less than 2, to be monitored annually on the basis of Mediaset consolidated data.

It should be noted that in July and September 2017, three new interest rate swap contracts were entered into for a total amount of EUR 225,000 thousand: EUR 150,000 thousand to hedge the term loan agreement in place with Intesa Sanpaolo and EUR 75,000 thousand in pre-hedging on the contract in place with Unicredit S.p.A.

For the loans, as well as the credit facilities, any breach of financial covenants will require Mediaset S.p.A. to repay all amounts drawn down.

For all the loans, the first dates for revision of the rate during 2018 are the following:

•                  27 March 2018 for the Intesa Sanpaolo Loan 1/2017 of 30 June 2016.

•                  29 January 2018 for the Unicredit loan of 29 September 2017.

•                  22 February 2018 for the Mediobanca loan of 18 November 2016.

•                  20 March 2018 for the Banca Nazionale del Lavoro loan of 2 December 2016.

•                  7 February 2018 for the UBI - Banca Popolare di Bergamo S.p.A. loan of 8 February 2017.

•                  22 January 2018 for the Unicredit loan of 18 July 2017.

•                  12 March 2018 for the UBI - Banca Popolare di Bergamo S.p.A. loan of 4 December 2017.

For the loan taken out with Banca Nazionale del Lavoro, the rate is not revised as it has a fixed contractual rate.

To date, these requirements have been met and, based on the cash flows determined by Management, it is expected that they will be met in the next twelve months.

The table below shows the effective interest rates (IRR) and financial charges recognised in the income statement for the loans, and the fair value of the loans calculated using the market rates at the year end.

		Financial	Fair
	IRR	charges	value
Intesa Sanpaolo loan 1/2016 -30/06/2016	0.82%	1,227	152,697
Unicredit loan - 31/10/2016	0.82%	1,534	206,206
Unicredit loan - 18/07/2017	0.97%	85	20,770
Mediobanca loan - 18/11/2016	1.38%	1,365	104,789
Banca Nazionale del Lavoro loan - 02/12/2016	0.39%	393	100,242
UBI Banca loan - 08/02/2017	0.62%	275	50,477
UBI Banca loan - 04/12/2017	0.65%	15	51,313

The item Third party forward derivatives amounting to EUR 15,078 thousand refers to the non-current portion of negative fair value of exchange rate derivatives traded by Mediaset S.p.A. to the market.

The item Third-party IRS amounting to EUR 175 thousand (EUR 578 thousand at 31 December 2016), includes the current portion of the fair value of the interest rate swap contract entered into in 2016 with Intesa SanPaolo to hedge interest rate risk on the loan agreement entered into that same year with Intesa SanPaolo for a total of EUR 150,000 thousand.

9.4 Provisions for non current risks and charges

The amounts and changes in these provisions are as follows:

	Opening			Final
	balance at		Financial	balance at
	01/01/17	Provisions	charges	31/12/2017
Provisions for risks	16	41	1	58

Total	16	41	1	58

Provisions for non-current risks, amounting to EUR 58 thousand, includes the following types of risk, whose movements are detailed below:

Type	Opening balance at 01/01/17	Allocation	Use	Final balance at 31/12/2017
Legal	16	42	—	58

Total	16	42	—	58

The provisions for non current risks and charges consist of the non-current portion of lawsuits seeking compensation for damages and disputes pending at year-end.

10. Current liabilities

10.1 Payables to banks

Financial payables are broken down as follows:

		Balance at 31/12/17
		Due
		within	from 1	over	Balance at
	Total	1 year	to 5 years	5 years	31/12/16
Financial liabilities due to banks	5	5	—	—	37,295
Credit lines	175,000	175,000	—	—	116,000
Loans not supported by real guarantees
Intesa Sanpaolo 01/2016 - 30/06/2016	1,149	1,149	—	—	1,156
Unicredit 31/10/2016	1,525	1,525	—	—	388
Mediobanca 18/11/2016	1,305	1,305	—	—	1,291
BNL 02/12/2016	348	348	—	—	349
Pop. Bergamo 08/02/2017	289	289			—
Unicredit 18/07/2017	182	182			—
UBI Banca 04/12/2017	304	304			—

Total	180,107	180,107	—	—	156,479

This item totalling EUR 180,107 thousand, up EUR 23,628 thousand YOY, refers mainly to the item Short-term credit lines in place at 31 December 2017. These facilities are at floating interest rates and relate to very short-term advances that mature within a year by contract and are renewable. The Company believes that their fair value corresponds to their carrying amount. As at 31 December 2017, 63.6% of the credit facilities available were committed.

The amount shown under unsecured loans relates to the current portion of loan agreements entered into in 2016 and 2017 with UBI - Banca Popolare di Bergamo, Mediobanca, Unicredit, Banca Nazionale del Lavoro and Intesa SanPaolo. The amounts shown in the table represent the interest accrued at 31 December 2017.

10.2 Trade payables

		31/12/2017
		Due
			from 1
		within 1	to 5	over 5
	Total	year	years	years	31/12/2016
Payables to suppliers	2,450	2,450			1,627
Payables to subsidiaries	2,943	2,943			383
Payables to associates and joint ventures	10	10			9
Payables to holding companies	17	17			26

Total	5,420	5,420	—	—	2,045

The item amounts to a total of EUR 5,420 thousand, increasing by EUR 3,375 thousand compared to the previous year.

Details of the items are provided below.

Payables to suppliers

The item amounts to a total of EUR 2,450 thousand, increasing by EUR 823 thousand compared to the previous year.

The item refers to supplies relating to:

•                  consultants and external staff totalling EUR 1,328 thousand;

•                  EUR 1,122 thousand for other costs.

There were no payables due beyond 12 months.

The fair value of the payables is believed to approximate their carrying amount.

10.3 Provisions for current risks and charges

The amounts and changes in these provisions are as follows:

	Opening			Final
	balance at			balance at
	01/01/2017	Provisions	Utilizations	01/01/2017
Provision for current risks	101	16	(56)	61

Total	101	16	(56)	61

The Provisions for current risks, amounting to EUR 61 thousand, include the following types of risk, whose movements are detailed below:

Type	Opening balance at 01/01/2017	Allocation	Use	Final balance at 31/12/2017
Legal	30			30
Personnel	71	16	56	31
Total	101	16	56	61

This item includes the potential losses and contingent liabilities that would presumably be incurred within 12 months, and it decreased by EUR 40 thousand, compared to the previous year.

10.5 Intercompany financial payables

This item reflects current account relationships maintained with subsidiaries and joint ventures.

For the conditions that apply to intercompany loans issued, see the comments in the asset section under item 6.5 Intercompany financial receivables.

Intercompany financial payables to subsidiaries

	31/12/17	31/12/16
Videotime S.p.A	—	57,484
Videotime Produzioni S.p.A.	81,450	—
Media4commerce S.p.A.	—	4,659
Medusa Film S.p.A.	126,771	144,073
Publieurope Ltd.	47,708	42,422
Publitalia ‘80 S.p.A.	215,013	181,122
Digitalia ‘08 S.r.l.	16,266	17,218
Promoservice Italia S.r.l.	—	10,278
Elettronica Industriale S.p.A.	133,407	43,486
Mediaset Premium S.p.A.	15,099	—
Virgin Radio Italy S.p.A.	—	68
Radio Subasio S.r.l.	3,281	—
Radio Aut S.r.l.	2,918	—

Total	641,913	500,810

Intercompany financial payables to associates and joint ventures

	31/12/17	31/12/16
Fascino Prod. Gest. Teatro S.r.l.	23,780	22,351
Boing S.p.A.	4,280	2,711
Adtech Ventures S.p.A.	84	—

Total	28,144	25,062

Net Financial Position

At 31 December 2017, the net financial position of Mediaset S.p.A. compared to the previous year was as follows:

	31/12/17	31/12/16
Cash	13	10
Bank and postal deposits	24,232	32,119
Securities and current financial assets	249	64

Liquidity	24,493	32,193

Financial receivables from subsidiary companies	1,450,611	1,217,182
Financial receivables from associates	1,542	4,924

Total current financial receivables	1,452,153	1,222,105

Payables to banks	(180,107)	(156,480)
Current payables and financial liabilities	(117,068)	(333,084)
Financial payables to subsidiary companies	(641,913)	(500,810)
Financial payables to associates	(28,144)	(25,062)

Current financial debt	(967,231)	(1,015,436)

Current net financial position	509,415	238,863
Payables and non current financial liabilities	(1,037,010)	(768,001)

Non-current portion of net financial debt	(1,037,010)	(768,001)

Net financial position	(527,595)	(529,139)

The negative balance of the net financial position, amounting to EUR 527,238, decreased by EUR 1,544 thousand YOY.

During 2017, the Company received dividends from the subsidiary Mediaset España S.A. amounting to EUR 88,225 thousand. In February 2017, the corporate bond issued in 2010 was repaid for a nominal value of EUR 300,000 thousand. Finally, in 2017 loan agreements were entered into for a total of EUR 200,000 thousand with UBI - Banca di Bergamo S.p.A. and Unicredit S.p.A. At 31 December, a total of EUR 270,000 thousand had been drawn for new agreements and for agreements entered into the year before.

Further details of these changes are reported in the cash flow statement.

In compliance with IAS 7, the changes in financial assets and liabilities are shown below:

			Non monetary flow
	Opening balance at 01/01/17	Monetary flow	Fair value changes	Other variations	Final balance at 31/12/2017
Non current liabilities:
Financial payables and liabilities	395,726	270,000	—	(1,582)	664,144
Bond issue	371,697	—	—	994	372,691
Non hedge derivates	15,554	—	(476)	—	15,078
Hedge derivates	578	—	(403)	—	175
Current liabilities:
Financiale liabilities due to banks	37,296	(37,291)	—	—	5
Credit lines	116,000	59,000			175,000
Financial payables and liabilities	3,184	(4,307)	—	6,226	5,103
Bond issue	332,794	(334,219)	—	20,581	19,156
Non hedge derivates	15,748	(25,043)	27,053	—	17,759
Hedge derivates	290	(467)	440		263
Intercompany financial payables	525,872	144,184	—	—	670,056
Intercompany financial payables to subsidiaries	—	—	—	97,649	97,649
Non current assets:
Non hedge derivates	(15,554)	—	476	—	(15,078)
Hedge derivates	(262)	—	(96)	—	(357)
Current assets:
Non hedge derivates	(15,642)	25,038	(27,152)	—	(17,757)
Hedge derivates	(64)	92	(277)	—	(249)
Intercompany financial receivables from subsidiaries	(1,222,105)	(192,815)	—	(37,233)	(1,452,153)
Net liabilities deriving from financin activities	561,112	(95,827)	(435)	86,634	551,484
Liquidity	(32,129)	7,885	—	—	(24,244)

Net financial position debt	528,983	(87,943)	(435)	86,634	527,240

10.6 Other Financial Liabilities

	31/12/17	31/12/16
Bonds	19,156	332,794
Third party forward derivatives	17,674	110
Subsidiary forward derivatives	85	15,635
Forward derivatives with associates	—	3

Total	17,759	15,748

Financial liabilities for hedging derivates	263	290
IRS derivatives with third parties	263	290

Total	263	290

Other short-term financial payables	97,649	—

Total	134,827	348,832

The item amounts to a total of EUR 134,827 thousand, decreasing by EUR 214,005 thousand YOY, and consists of:

•                  corporate bond amounting to EUR 19,156 thousand, which, compared to the previous year, decreased by EUR 313,638 thousand. This decrease was due to the repayment in February of the corporate bond issued in 2010 for a nominal amount of EUR 300,000 thousand. This item shows the current portion of interest accrued at 31 December 2017 on the corporate bond issued in 2013, for a total nominal amount of EUR 375,000 thousand, already reported in 9.3 Non-current financial liabilities and payables;

•                  financial liabilities for non-hedging derivatives, amounting to EUR 17,759 thousand, relates to the negative fair value on foreign exchange derivatives, detailed in the table;

•                  Financial liabilities for hedging derivatives amounting to EUR 263 thousand (EUR 290 thousand at 31 December 2016), includes the current portion of the fair value of the interest rate swap contract entered into in 2016 with Intesa SanPaolo to hedge interest rate risk on the loan agreement entered into that same year with Intesa SanPaolo for a total of EUR 150,000 thousand;

•                  other short-term financial payables of EUR 97,649 thousand, a newly created item to record the payable to the subsidiary R.T.I. S.p.A. for the purchase of the equity investment in Videotime S.p.A. on 28 September 2017 at the price of EUR 96,900 thousand. The price, plus interest accrued at a rate of 3.0%, was partially offset by the amount due by R.T.I. S.p.A. to Mediaset S.p.A. as consideration for the sale of the entire equity investment in Videotime Produzioni S.p.A. for EUR 97,170 thousand, which took place on 8 March 2018. These transactions are part of the project to rationalise the equity investments of the Mediaset Group.

10.7 Other Current Liabilities

The item is broken down as follows:

	31/12/17	31/12/16
Payables to employees for wages and salaries, accrued holiday pay and expenses	1,539	790
Payables to insurance companies	28	31
Payables to Shareholders for dividends	2	4
Payables to Social Security institutions	646	660
Payables to tax authorities	746	6,023
Payables to Directors	913	762
Payables to Statutory Auditors	266	266
Other payables to third parties	130	142
Other payables to subsidiaries	237,807	194,287
Other payables to associates and joint ventures	349	349
Deferred income	7	6

Total	242,433	203,320

The item amounts to a total of EUR 242,433 thousand, increasing by EUR 39,113 thousand compared to the previous year.

Details of the items are provided below.

Other payables to subsidiaries and joint ventures:

This item, which totalled EUR 238,156 thousand, increased by EUR 43,520 thousand and was broken down as follows:

•                  IRES payable under the national tax consolidation scheme of EUR 229,815 thousand from subsidiaries and of EUR 349 thousand from joint ventures that participate in the Group’s tax burden pursuant to the agreement to exercise the option to use the national tax consolidation scheme;

•                  VAT payable of EUR 7,992 thousand transferred by subsidiaries to Mediaset S.p.A. as part of the Group’s VAT procedure.

Payables to tax authorities

The item is broken down as follows:

	31/12/2017	31/12/2016
Group VAT	—	5,353
Withholding tax on income from employment	502	570
Withholding tax on income from self-employment	133	33
Withholding tax on income from that similar to employment	111	67

Total	746	6,023

The item totalled EUR 746 thousand and, compared to the previous year, decreased by EUR 5,277 thousand, attributable to the item Group VAT, which in the previous year recorded a payable.

Payables due to employees

The item, amounting to EUR 1,539 thousand, increased by EUR 749 thousand YOY and refers to payables for the following:

•                  ordinary and extraordinary remuneration, contributions and provisions for holidays amounting to EUR 1,165 thousand;

•      fourteenth month bonus salary payments totalling EUR 367 thousand;

•      other amounts due to employees totalling EUR 7 thousand.

Payables to Social Security institutions

This item, which amounts to EUR 646 thousand, relates to payables to pension institutions for amounts owed by both the company and employees in relation to December salaries.

This item is broken down as follows:

	31/12/2017	31/12/2016
Inps	398	413
Inail	12	12
Inpdai/Inpgi	32	32
Fpdac	200	199
Casagit	4	4

Total	646	660

NOTES ON THE MAIN ITEMS OF THE INCOME STATEMENT

(Values in EUR thousands)

12. Revenues

12.1 Sales of goods and services

The item amounts to a total of EUR 6,284 thousand, increasing by EUR 2,238 thousand compared to the previous year.

Revenue categories are as follows:

	2017	2016
Other services	4,273	101
Commissions and fees	2,011	3,945

Total	6,284	4,046

Other services

This item amounts to EUR 4,273 thousand and mainly consists of:

•                  revenues from the supply of intercompany services in the areas of strategic planning, legal affairs, corporate affairs, institutional affairs, security services, personnel management and internal auditing for Group companies, amounting to EUR 4,202 thousand, of which EUR 2,638 thousand to the subsidiary R.T.I. S.p.A.;

•                  EUR 70 thousand of revenues from the provision of security management services, mainly to the indirect subsidiary EI Towers S.p.A.;

Commissions and fees

The item includes revenues for fees on bank sureties and guarantees granted in favour of subsidiaries, decreasing from EUR 3,945 thousand in 2016 to EUR 2,011 thousand in 2017, of which EUR 1,907 thousand in favour of the indirect subsidiary Mediaset Premium S.p.A. mainly for sureties granted in the interest of UEFA.

Revenues break down as follows:

	2017	2016
Sales of goods and services
Services to Group companies	6,284	4,046

Total	6,284	4,046

All revenues were earned within Italy.

12.2 Other revenues and income

The item breaks down as follows:

	2017	2016
Other revenues	4	2
Unsubstantiated liabilites	108	171
Other proceeds	106	131
Prior year other income	13	75

Total	231	379

The item amounts to a total of EUR 231 thousand, down EUR 148 thousand compared to the previous year.

Details of the main items are provided below.

Unsubstantiated liabilites

This item amounts to EUR 108 thousand and mainly consists of the elimination of contractual payables due to suppliers that have expired.

Other proceeds

This item amounts to EUR 106 thousand and consists of:

•                  EUR 46 thousand of income from the lease of the property located in Rome to the holding company Fininvest S.p.A.;

•                  EUR 50 thousand of income from the use of the trademark by the subsidiary Mediaset España Comunicación S.A.;

•      EUR 10 thousand for other income.

Prior year other income

•                  The balance of EUR 13 thousand reflects the repayment of settlements and related legal costs.

13. Costs

13.1 Personnel expenses

The table below provides a comparison of the number of employees at 31 December 2017 and 31 December 2016.

	Employees at	Year average	Employees at
	31/12/17	2017	31/12/16
Executives	19	19	20
Middle managers	19	20	22
Office-workers	24	23	23
Journalists	2	2	2

	64	63	67

Personnel expenses are broken down in the table below:

	2017	2016
Wages and salaries	10,759	10,120
Social security charges	2,665	2,522
Other personnel expenses	5,038	4,939
Ancillary personnel expenses	615	612
Prior year (income)/costs on personnel expenses	5	18
Recovery on personnel expenses	(132)	(128)

Total	18,950	18,083

The item amounts to a total of EUR 18,950 thousand.

Details of the main items are provided below.

Wages and salaries

The item amounts to a total of EUR 10,759 thousand, of which:

•                  EUR 9,502 thousand of ordinary and extraordinary remuneration;

•                  EUR 1,231 thousand of other costs for allocations of 13th month and 14th month bonuses and provisions for holidays;

•                  EUR 26 thousand for attendance allowances.

Other personnel expenses

The item amounts to a total of EUR 5,038 thousand and is made up as follows:

•                  EUR 2,812 thousand of remuneration for employee directors;

•                  EUR 1,498 thousand in costs for employee incentive plans and EUR 100 thousand in other costs for leaving incentives to resigning employees;

•                  EUR 628 thousand of employee leaving entitlement expenses due to realignment of uses;

Social security charges

The item amounts to a total of EUR 2,665 thousand, of which:

•                  EUR 2,342 thousand of contributions accrued on salaries and wages;

•                  EUR 323 thousand of other costs for contributions accrued on 13th month and 14th month bonuses, provisions for holidays, and INAIL (National Insurance Institute for Employment Injuries).

13.2 Purchases

The item is broken down as follows:

	2017	2016
Various consumables	111	115
Prior year income on purchases	(14)

Total	97	115

13.5 Services

The item breaks down as follows:

	2017	2016
Maintenance and repairs	92	19
Transport and storage	5	19
Consultants and external staff	5,696	4,803
Utilities and logistics	259	249
Advertising, public relations and entertainment	380	560
Costs for insurance services	753	738
Travel and expense accounts	286	312
EDP and administrative service costs	3,751	1,082
Fees to Directors and Statutory Auditors	1,124	984
Bank charges and commissions	1,766	3,463
Other services	318	496
Prior year (income)/expenses on services	(291)	100
Recovery on service expenses	(27)	(955)

Total	14,112	11,870

The item amounts to a total of EUR 14,112 thousand, increasing by EUR 2,242 thousand compared to the previous year.

Details of the items are provided below.

Consultants and external staff

The item amounts to EUR 5,696 thousand, increasing by EUR 893 thousand compared to the previous year. It relates mainly to:

•                  EUR 3,312 thousand for other professional and consultancy services;

•                  EUR 1,305 thousand for legal services;

•                  EUR 661 thousand for expert appraisals and certifications;

The costs for auditing services amount to EUR 497 thousand. The cost for certification services for Income Tax Return, IRAP tax, 770 declaration and non-financial statements amounts to EUR 39 thousand. In addition, Ernst & Young S.p.A. provided other services for EUR 24 thousand.

EDP and administrative service costs

This item amounts to EUR 3,751 thousand and mainly consists of costs for:

•                  supply of intercompany services in the areas of legal affairs, institutional affairs, strategic direction, planning and control, procurement of goods and services, personnel management, general services, risk management, and information, administrative, fiscal and financial services to the subsidiary R.T.I. S.p.A. for EUR 2,717 thousand and other services to third parties for EUR 761 thousand;

•                  EUR 209 thousand for EDP services;

•                  EUR 64 thousand for other costs.

Bank charges and commissions

The item amounts to a total of EUR 1,766 thousand, decreasing by EUR 1,419 thousand compared to the previous year and breaks down as follows:

•                  EUR 1,691 thousand of expenses and fees on bank guarantees on behalf of subsidiaries, of which EUR 1,560 thousand relating to the bank guarantees taken out with various agent banks in favour of UEFA;

•                  EUR 75 thousand of bank charges and fees.

Fees to Directors and Statutory Auditors

The item amounts to a total of EUR 1,124 thousand, increasing by EUR 140 thousand compared to the previous year. The item includes fees to Directors of EUR 857 thousand (EUR 717 thousand in 2016) and to Statutory Auditors of EUR 266 thousand (EUR 266 thousand in 2016).

13.6 Leasing and rentals

The item breaks down as follows:

	2017	2016
Leases and rentals	1,325	1,177
Royalties	567	567
Prior year (income)/expenses on utilization	4	(9)

Total	1,896	1,735

The item amounts to a total of EUR 1,896 thousand, increasing by EUR 161 thousand compared to the previous year.

The item mainly includes:

•                  EUR 1,325 thousand of costs for leases and rentals, of which EUR 699 thousand relating to the subsidiary R.T.I. S.p.A. and EUR 189 thousand relating to the holding company Fininvest S.p.A.;

•                  EUR 567 thousand of costs for royalties for the use of the Fininvest brand name.

13.7 Provisions

The item breaks down as follows:

	2017	2016
Allocation for provision for risks	9	24

Total	9	24

The item amounts to EUR 9 thousand, decreasing by EUR 15 thousand compared to the previous year. More details are provided in the comment to the item “Provisions for risks and charges”.

13.8 Other operating expenses

The item breaks down as follows:

	2017	2016
Sundry tax charges	126	188
Prior year (income)/expenses on sundry operating costs	122	63
Other operating expenses	1,078	1,153
Prior year other operating expenses	(30)	14
Recovery on other operating expenses	(14)	(14)

Total	1,282	1,404

The item amounts to a total of EUR 1,282 thousand.

The main item Other operating expenses amounting to EUR 1,078 thousand is made up of costs of:

•                  EUR 674 thousand for membership fees;

•                  EUR 163 thousand for donations;

•                  EUR 153 thousand for subscriptions and magazines;

•                  EUR 24 thousand for sundry transactions and settlements;

•                  EUR 64 thousand of other operating costs.

13.9 Depreciation, amortisation and write-downs

This item refers to depreciation of tangible assets and amortisation of intangible assets.

	2017	2016
Amortisation of tangible assets	34	36

Total	34	36

15. (Expenses)/income from financial investments

15.1 Financial charges

This item is broken down as follows:

	2017	2016
Interest due on Mediaset c/a to subsidiaries	749	281
Interest due on Mediaset c/a to associates and joint ventures	—	7
Interest on current accounts	2	1
Interest on short term loans	49	86
Interest on IRS	558	204
Interest on IRR	4,894	1,642
Interest on Bond issue	21,575	35,864
Ancillary costs on loans	1,357	5,996
Costs for CALL and PUT options on shares	—	33,005
Realised exchange losses	108,982	100,223
Valuation exchange losses	70,407	80,173
Other charges	21	8,915
Total	208,594	266,397

The item amounts to a total of EUR 208,594 thousand, decreasing by EUR 57,803 thousand compared to the previous year.

Details of the items are provided below.

Interest on Bond issue

This item totalled EUR 21,575 thousand and consists of interest accrued at 31 December 2017 on a corporate bond issued in 2013 for a total nominal value of EUR 375,000 thousand.

Interest on IRR

The item amounts to EUR 4,894 thousand, increasing by EUR 3,252 thousand compared to the previous year. This item is comprised of interest on loans calculated at amortised cost, and is broken down as follows:

•                  EUR 1,365 thousand due to Mediobanca;

•                  EUR 1,227 thousand due to Intesa Sanpaolo;

•                  EUR 1,619 thousand due to Unicredit;

•                  EUR 393 thousand due to BNL.

•                  EUR 290 thousand due to Ubi - Banca Pop. BG

Ancillary costs on loans

The item amounts to EUR 1,357 thousand, decreasing EUR 4,640 thousand compared to the previous year. This item represents the costs attributable to fees both for the utilisation and non-utilisation of the medium/long-term loans.

The most significant amounts are as follows:

•                  EUR 582 thousand with Intesa Sanpaolo;

•                  EUR 95 thousand with Mediobanca;

•                  EUR 367 thousand with Unicredit;

•                  EUR 252 thousand with BNL.

Interest on IRS

The item amounts to a total of EUR 558 thousand, increasing by EUR 354 thousand compared to the previous year. The item includes interest accrued at 31 December on the three IRS contracts entered into in 2016.

Other charges

The item amounts to a total of EUR 20 thousand, decreasing by EUR 8,895 thousand compared to the previous year. It is an P.P. Interest Rate Swap of EUR 20 thousand as the ineffective portion of the fair value at 31 December 2017 for the three interest rate swaps negotiated during the period.

Interest on short term loans

The item amounts to EUR 50 thousand, decreasing by EUR 36 thousand compared to the previous year.

The item mainly consists of interest accrued on short-term loans with:

•                  Banca Nazionale del Lavoro amounting to EUR 17 thousand;

•                  UBI - Banca Popolare di Bergamo amounting to EUR 5 thousand;

•                  Unicredit amounting to EUR 10 thousand;

•                  Intesa Sanpaolo amounting to EUR 16 thousand;

•                  Banca Popolare di Sondrio amounting to EUR 2 thousand.

Foreign exchange gains and losses

The overall result for the year from foreign exchange gains and losses and those from valuation was a gain of EUR 4 thousand (gain of EUR 1 thousand at 31 December 2016). This reflects the outcome from hedging foreign exchange risk, by entering into trading contracts with third parties, the subsidiaries R.T.I. S.p.A., Media4commerce S.p.A., Videotime S.p.A., Mediaset Premium S.p.A., Videotime Produzioni S.p.A. and the joint venture Boing S.p.A., which give rise to this risk. Pursuant to IAS 39, these contracts cannot be classified as hedging contracts; therefore, their changes in fair value are recognised in the income statement.

15.2 Financial income

This item is broken down as follows:

	2017	2016
Interest income on Mediaset c/a from subsidiaries	37,136	72,824
Interest income on Mediaset c/a from associates and joint ventures	98	747
Interest income from current accounts	1	4
Interest income from deposits	7
Income from stock options from subsidiaries	—	24,786
Gains on currency exchange	108,989	100,331
Gains on currency revaluation	70,404	80,066
Other financial income	3	343
Prior year (income)/expenses on financial income	5	34
Total	216,643	279,135

The item amounts to a total of EUR 216,643 thousand, decreasing by EUR 62,492 thousand compared to the previous year.

The table below shows financial income and expenses broken down into the categories required by IAS 39 and other categories not required, both for the current and previous year.

IAS 39 categories	31/12/17	31/12/16
Liabilities at amortised cost	(29,182)	(44,071)
Receivables and loans	37,242	73,574
Financial instruments held for trading	(17)	(16,770)
	8,043	12,733
Other financial income and charges	7	4
Total	8,050	12,737

15.3 Income/(expenses) from equity investments

Dividends from subsidiaries

Dividends of EUR 88,225 thousand were received from the subsidiary Mediaset Espana Comunicacion S.A. in the period under review, as detailed below:

	2017	2016
Mediaset Espana Comunicacion S.A.	88,225	84,084
Publitalia ’80 S.p.A.	—	30,680

Total dividends from subsidiaries	88,225	114,764

Total	88,225	114,764

Other income (expenses) from equity investments

	2017	2016
Provision for write-down of equity investments in subsidiaries	(1,346)	(251,749)

Total	(1,346)	(251,749)

This item shows an expense of EUR 1,346 thousand compared to EUR 251,749 thousand in 2016, and refers to the write-down of the equity investment in the subsidiary Mediaset Investment S.a.r.l.

16. Income taxes for the year

	2017	2016
Charges/(proceeds) for IRES from tax consolidation	(4,146)	(2,464)
Provision for deferred IRAP tax liabilities	—	(170)

Total current taxes	(4,146)	(2,634)

Provision for deferred tax liabilities	5	4

Total deferred tax liabilities	5	4

Utilization of credit from deferred tax assets	299	725
Deferred tax assets	(245)	(199)

Total deferred tax assets	55	526

Total	(4,087)	(2,104)

The item income taxes for the period is broken down as follows:

•                  income for IRES tax from tax consolidation amounting to EUR 4,146 thousand, made up of EUR 4,111 thousand of income for IRES tax for the year plus EUR 35 thousand of income for IRES tax for previous years;

•                  provision for deferred taxes of EUR 5 thousand;

•                  use of advances of EUR 55 thousand, made up uses of EUR 299 thousand, net of provisions of EUR 244 thousand.

During the period under review, the company had no tax base for IRAP purposes.

19.          Investment commitments and guarantees

Bank guarantees given

The Company took out bank guarantees on behalf of subsidiaries, associates and third parties. Mediaset S.p.A. is obliged to guarantee a total amount of EUR 122,111 thousand (EUR 349,181 thousand at 31 December 2016). The bank guarantees issued in favour of subsidiaries include those issued on behalf of the subsidiary Mediaset Premium S.p.A. for a total of EUR 113,500 thousand with the Union des Associations Européennes de Football (UEFA) as the beneficiary.

It is also noted that Mediaset S.p.A. has made a commitment with the Serie A League and on behalf of the indirect subsidiary Mediaset Premium S.p.A. to guarantee the payment of fees arising from contracts relating to the matches of the TIM Serie A Championship for the season 2017-2018 up to the amount of EUR 199,887 thousand plus VAT.

Forward financial transactions

Mediaset S.p.A. works directly with institutional counterparts to hedge its exchange rate risk and that of its subsidiaries and associates.

The Mediaset Group’s business structure clearly highlights the central role of commercial television operations. This results in the need to deal with the leading international producers of films and sport events to purchase television broadcasting rights (quantified mainly in foreign currency such as USD), exposing the Group to market risks in relation to fluctuations in exchange rates.

Financial derivative contracts are used to reduce these risks, as illustrated below.

The Mediaset Group has substantially centralised its treasury operations in Mediaset S.p.A., which operates on both the domestic and international markets.

The Board of Directors of Mediaset S.p.A. has approved a financial risks policy which establishes that the Finance Division shall quantify the maximum limits of exchange rate and interest rate risk that may be taken on, and defines the characteristics of suitable counterparts.

The commitments, amounting to EUR 1,162,949 thousand (EUR 1,617,196 thousand at 31 December 2016), relate to currency transactions to hedge exchange rate risk.

Lastly, we note that the derivatives entered into with third parties to hedge exchange rate risk are to be considered equivalent to those entered into with the individual subsidiaries R.T.I. S.p.A., Videotime S.p.A., Medusa Film S.p.A., Mediaset Premium S.p.A. and the joint venture Boing S.p.A.

Other information

Interest rate hedging derivatives (IRS) include three contracts entered into during 2016 to hedge two medium/long-term loans taken out with the Intesa Sanpaolo and Unicredit banks.

20.          Disclosures on financial instruments and risk management policies

Classes of financial instruments

The breakdown of financial assets and liabilities required by IFRS 7 in the categories established by IAS 39 are illustrated below, both for the current and previous years.

2017

	IAS 39 categories
	Financial
	instruments
	at fair value	Receivables and	Book
BALANCE SHEET ITEMS	held for trading	loans	value	Notes
NON CURRENT ASSETS
Other financial assets
Hedge derivatives	357	—	357	5.6
Non hedge derivatives - third parties	15,078	—	15,078	5.6
Financial receivables	—	158	158	5.6

CURRENT ASSETS
Trade receivables
Customers	—	4	4	6.2
Mediaset Group companies	—	5,589	5,589	6.2
Current financial assets
Hedge derivatives - third parties	249	—	249	6.6
Non hedge derivatives - third parties	85	—	85	6.6
Non hedge derivatives - subsidiaries	17,670	—	17,670	6.6
Non hedge derivatives - joint ventures	2	—	2	6.6
Financial receivables	—	—	—	6.6
Cash and cash equivalents
Bank and postal deposits	—	24,231	24,231	6.7
Cash in hand	—	13	13	6.7
Intercompany financial receivables - subsidiaries	—	1,450,611	1,450,611	6.5
Intercompany financial receivables - joint ventures	—	1,542	1,542	6.5
TOTAL FINANCIAL ASSETS	33,441	1,482,148	1,515,589

	IAS 39 categories
	Financial	Liabilities
	instruments	at amortised	Book
BALANCE SHEET ITEMS	held for trading	cost	value	Notes
NON CURRENT LIABILITIES
Financial liabilities and payables
Banks	—	664,144	664,144	9.3
Bond issue	—	372,691	372,691	9.3
Hedge derivatives	175	—	175	9.3
Non hedge derivatives - third parties	15,078	—	15,078	9.3

CURRENT LIABILITIES
Payables to banks
Banks	—	5,107	5,107	10.1
Credit facilites	—	175,000	175,000	10.1
Trade payables
Suppliers	—	2,449	2,449	10.2
Mediaset Group companies	—	2,943	2,943	10.2
Fininvest and Mediolanum Group companies	—	27	27	10.2
Other financial liabilities
Bond issue	—	19,156	19,156
Hedging derivatives - third partties	263	—	263	10.6
Non hedge derivatives - third parties	17,674	—	17,674	10.6
Non-hedge derivatives - subsidiaries/joint ventures	85	—	85	10.6
Short-term financial payables - subsidiaries		97,649	97,649	10.6
Intercompany financial payables - subsidiaries/associates	—	670,056	670,056	10.5
TOTAL LIABILITIES	33,275	2,009,223	2,042,498

2016

	IAS 39 categories
	Financial
	instruments
	at fair value	Receivables and	Book
BALANCE SHEET ITEMS	held for trading	loans	value	Notes
NON-CURRENT ASSETS
Other financial assets
Hedge derivatives	262	—	262	5.6
non-hedge derivatives - third parties	15,554	—	15,554	5.6
Financial receivables	—	158	158	5.6

CURRENT ASSETS
Trade receivables
Customers	—	9	9	6.2
Mediaset Group companies	—	999	999	6.2
Current financial assets
Designated hedge derivatives - third parties	64	—	64	6.6
non-hedge derivatives - third parties	15,532	—	15,532	6.6
non-hedge derivatives - subsidiaries	110	—	110	6.6
Cash and cash equivalents
Bank and postal deposits	—	32,119	32,119	6.7
Cash in hand	—	10	10	6.7
Intercompany financial receivables - subsidiaries	—	1,217,182	1,217,182	6.5
Intercompany financial receivables - joint ventures	—	4,924	4,924	6.5
TOTAL FINANCIAL ASSETS	31,522	1,255,400	1,286,922

	IAS 39 categories
	Financial	Liabilities
	instruments	at amortised	Book
BALANCE SHEET ITEMS	held for trading	cost	value	Notes
NON-CURRENT LIABILITIES
Financial payables and liabilities
Banks	—	395,726	395,726	9.3
Bond issues	—	371,697	371,697	9.3
Hedge derivatives	579	—	579	9.3
non-hedge derivatives - subsidiaries	15,554	—	15,554	9.3

CURRENT LIABILITIES
Payables to banks
Payables to banks	—	40,480	40,480	10.1
Credit facilities	—	116,000	116,000	10.1
Trade payables due to:
Suppliers	—	1,627	1,627	10.2
Mediaset Group companies	—	383	383	10.2

Fininvest and Mediolanum Group companies	—	34	34	10.2
Other financial liabilities
Bond issues	—	332,794	332,794
Hedge derivatives - third parties	290	—	290	10.6
non-hedge derivatives - third parties	110	—	110	10.6

non-hedge derivatives - subsidiaries/joint ventures	15,638	—	15,638	10.6
Intercompany financial payables - subsidiaries/joint ventures	—	525,872	525,872	10.5
TOTAL LIABILITIES	32,171	1,784,613	1,816,785

Fair value of financial assets and liabilities, calculation models used and input data used

Below is an analysis of the amounts corresponding to the fair value of the classes of financial instruments broken down based on the methodologies and the models used to calculate them, both for the current and previous years.

Note that the tables do not show those financial assets and liabilities whose fair value cannot be calculated objectively, since their book value is very close to the fair value, and that the fair value of derivatives constitutes the net position between asset and liability values.

The input data used for measurement of fair value at the reporting date, obtained from the infoprovider Bloomberg, were as follows:

•                  Euro curves for estimating forward rates and discount factors;

•                  the ECB spot exchange rates;

•                  forward rates calculated by Bloomberg;

•                  Euribor fixings;

•                  quoted CDS (credit default swap) mid spreads of the various counterparties (if available);

•                  Mediaset S.p.A. credit spread.

2017

			Mark to Model
	Book		Black&Scholes’s	Binomial		Total fair
	value	Mark to Market	model	model	DCF Model	value	Notes
Financial payables	(669,247)	—	—	—	(686,494)	(686,494)	9.3/10.1
Bond issue	(391,847)	(413,365)			—	(413,365)	9.3/10.6
Non hedge derivatives
Forward contracts - third parties	(32,667)	—	—	—	(32,667)	(32,667)	6.6/10.6
Forward contracts with subsidiaries/joint ventures	32,665	—	—	—	32,665	32,665	6.6/10.6
Hedge derivatives
Interest Rate Swap	168	—	—	—	168	168	9.3/10.6

2016

			Mark to Model
	Book		Black&Scholes’s	Binomial		Total fair
	value	Mark to Market	model	model	DCF Model	value	Notes
Financial payables	(398,910)	—	—	—	(411,859)	(411,859)	9.3/10.1
Bond issue	(390,853)	(423,321)			—	(423,321)	9.3/10.6
non-hedge derivatives
Forward contracts - third parties	30,975	—	—	—	30,975	30,975	6.6/10.6
Forward contracts - subsidiaries/joint ventures	(31,082)	—	—	—	(31,082)	(31,082)	6.6/10.6
Hedge derivatives
Interest rate swaps	(542)	—	—	—	(542)	(542)	9.3/10.6

The fair value of amounts due to banks was calculated considering the credit spread of Mediaset S.p.A., also including the short-term portion of medium/long-term loans.

The fair value of the two Luxembourg-listed bonds has been determined using the market price at 31 December 2017, including the interest accrued, as shown below:

•                  Bond maturing in 2019 - Market Price EUR 110.23.

The fair value of securities that are not listed on an active market and of trading derivatives is calculated by using the measurement models and techniques most widely adopted in the market, or by using the price supplied by several independent counterparts.

The fair value of trade receivables and payables due within the financial year has not been calculated, since their carrying amount is very close to the fair value. As a result, the carrying amount stated for the receivables and payables for which the fair value was calculated, also includes the portion due within 12 months from the reporting date. The calculation of the fair value of trade receivables only takes account of creditworthiness of the counterparty when there is market information that can be used for its determination. With regard to trade payables, fair value has been adjusted taking into account the creditworthiness of Mediaset S.p.A..

The fair value of financial payables due within the financial year has not been calculated, since their carrying amount is very close to the fair value. As a result, the reporting date of those payables for which the fair value was calculated also includes the portion due within 12 months from the reporting date.

In addition, the table does not include financial assets and liabilities for which the fair value cannot be objectively calculated.

The financial assets and liabilities posted in the financial statements at fair value have also been classified based on the fair value hierarchy established by the accounting standard:

a)             Level I: listed prices on active markets for identical instruments;

b)             Level II: variables other than listed prices in active markets that may be observed either directly (as in the case of prices) or indirectly (derived from the prices);

c)              Level III: variables that are not based on observable market values.

	Book				Total
BALANCE SHEET ITEM	value	level I	level II	level III	Fair Value	Notes
Derivatives not designated as cash flow hedges:
-Forward contracts - third parties	(32,667)		(32,667)		(32,667)	6.6/10.6
-Forward contracts with subsidiaries/joint ventures	32,665		32,665		32,665	6.6/10.6
Derivatives for cash flow hedge:
-Interest Rate Swap	168		168		168	9.3/10.6

The company has identified only two levels of hierarchy for instruments measured at fair value, as it uses valuation models that are based on observable market values.

Financial charges and income recognised in compliance with IAS 39

Financial charges and income broken down according to the categories envisaged by IAS 39 are shown below.

2017

	From	At	Profit/(loss) on exchange	Net
IAS 39 categories	Interest	Fair Value	rates	profit/(loss)
Financial instruments held for trading	—	(20)	3	(17)
Liabilities at amortised cost	(29,184)	—	2	(29,182)
Receivables and loans	37,242	—	—	37,242
Total IAS 39 categories				8,043

2016

	From	At	From Fair	Profit/(loss)	Net
IAS 39 categories	interest	Fair Value	Value reserve	on exchange	profit/(loss)
Financial instruments held for trading	—	(16,761)	—	(9)	(16,770)
Liabilities at amortised cost	(44,082)	—	—	11	(44,071)
Receivables and loans	73,574	—	—	—	73,574
Total IAS 39 categories					12,733

Capital management

The objectives of Mediaset S.p.A. regarding the management its capital are aimed at protecting the Group’s ability continue to both guarantee profitability for shareholders, stakeholders’ interests and compliance with covenants, and maintain an optimal capital structure.

Types of financial risks and relating hedging

The Executive Committee of Mediaset S.p.A. has developed specific policies for the management of the Group’s financial risks, aimed at reducing its exposure to exchange rate risks, interest rate risks and liquidity risks the Group is exposed to: in order to optimise the structure of operating costs and the related resources, this activity is centralised within the Parent Mediaset S.p.A., which has been tasked with collecting the information regarding the positions exposed to risk and hedging them, where necessary.

To this end, Mediaset S.p.A. interacts directly with the market and performs control and coordination of financial risks for Group companies. The selection of the financial counterparts focuses on those with a high credit standing while also ensuring a limited concentration of exposures towards them.

Exchange rate risk

Mediaset S.p.A. acts as an intermediary in managing exchange rate risk, for the purpose of eliminating the effects of exchange rate fluctuations, which mainly impact the direct subsidiary R.T.I. S.p.A. as a result of purchases of television broadcasting rights that are mainly carried out in US dollars.

Mediaset S.p.A. collects the information pertaining to the positions of the subsidiary R.T.I. S.p.A. that are subject to exchange rate risk and, once the derivatives are entered into on the market, transfers them to R.T.I. S.p.A. by entering into an intercompany contract at the same terms and conditions.

The type of derivatives mainly used are forward purchases.

Mediaset S.p.A. establishes the accounting treatment for these contracts (with the market and for example with the subsidiary R.T.I. S.p.A.) classifying them as intermediation contracts. Accordingly, these contracts are accounted for by recording the changes in fair value in the income statement as “forex gains and losses realised and forex gains and losses from valuation”, under financial (expenses)/income.

The fair value of forward contracts on currencies is determined as the discounted difference between the notional amount calculated using the contractual forward rate and the notional amount calculated using the forward exchange rate at the reporting date.

No sensitivity analysis has been conducted on exchange rates, as the related activities do not have significant impacts, given that they derive exclusively from intermediation, as previously illustrated.

A table of financial derivatives is attached which shows the notional amount of the related contracts.

Interest rate risk

The structure of the Mediaset Group involves the centralisation of all financial resources with the Parent Mediaset S.p.A. through the management of automated daily cash-pooling which all Group companies participate in. The Parent is fully entrusted with obtaining funding from the market by entering into medium/long term loans and formalising committed and uncommitted credit facilities.

The interest rate risk Mediaset S.p.A. is exposed to mainly originates from variable rate financial payables, which expose the company to cash flow risk. The company’s objective is to limit the fluctuation of financial expenses that impact the financial result, limiting the risk of a potential rise in interest rates.

Mediaset S.p.A. manages that risk using financial derivatives contracts entered into with third parties aimed at setting in advance or reducing the variation in cash flows due to the market change in interest rates on medium/long-term debt. The time-frame considered significant for managing interest rate risk has been set at a minimum term of 18 months.

Mediaset S.p.A. adopts hedge accounting from the date the derivative contract is entered into until the date of its extinction or expiry, documenting, by way of the “hedging relationship”, the risk hedged and the purposes of the hedging, periodically checking the hedge effectiveness.

Specifically, the cash flow hedge methodology set out by IAS 39 is used. Under the method, the lower, in absolute terms, of the changes in the clean fair value of the derivative, that is, the fair value less accruals of interest, or the fair value of the underlying is charged to an equity reserve. The difference between this value and the total fair value is transferred to profit or loss at each valuation date. Both the fair value and the clean fair value are adjusted to take account of creditworthiness.

The effectiveness test is intended to show the high correlation between the technical and financial characteristics of the hedged liabilities (maturity, amount, etc.) and those of the hedging instrument through the application of specific retrospective and prospective tests, using the dollar off-set and volatility reduction measure methods, respectively.

The fair value of derivatives (IRS) is calculated by discounting future cash flows and adjusting the value for creditworthiness.

The existing portfolio of derivative products is made up of three IRSs, the levels of which are fixed rate and floor barriers, as well as their maturity, as shown below.

	Fixed rate	Floating rate	Floor	Validity	Expiry
Interest Rate Swap - BANCA INTESA - notional amount EUR 150 million	-0.02%	Euribor 3M/365	-1.10%
trade date 30/06/2016				04/07/2016	30/06/2020
Interest Rate Swap - UNICREDIT - notional amount EUR 50 million	-0.15%	Euribor 3M/365	-1.10%
trade date 12/09/2016				31/01/2017	29/09/2021
Interest Rate Swap - UNICREDIT - notional amount EUR 25 million	-0.21%	Euribor 3M/365	-1.10%
trade date 26/09/2016				31/01/2017	29/09/2021

Sensitivity analysis

Sensitivity analysis was conducted on the financial instruments exposed to interest rate risk at the time of the drafting of these Financial Statements. The assumptions upon which the model is based are illustrated below:

•                  Medium-to-long term payables were subject to an asymmetric change of 50 bps upwards and 20 bps downwards at the date of re-fixing of the internal rate of return posted during the year.

•                  Short and medium/long term revolving payables and other current financial items were subject to a recalculation of the amount of financial expenses by applying an asymmetric change of 50 bps upwards and 20 bps downwards to the values posted to the financial statements.

•                  Interest rate swaps were subject to recalculation of the fair value by applying an asymmetric shift of 50 bps upwards and 20 bps downwards to the interest rate curve at the reporting date. The ineffective portion was calculated based on the fair value recalculated using the adjusted interest rate curve.

•                  The change applied was not symmetrical, as a long section of the interest rate curve had negative values.

The table below summarises the changes in the Income Statement Result for the year and in the Shareholders’ Equity, deriving from the sensitivity analysis carried out net of the relevant taxes calculated on the basis of the standard tax rate in force at 31 December 2017:

		Economic	Shareholders’ equity	Total
Years	Variation b.p.	Performance	reserve	Shareholders’ equity
2017	50	3,114.3	799.6	3,913.9
	-20	-1,988.5	-2,606.3	-4,594.8
2016	50	4,079.9	2,201.1	6,281.0
	-20	-756.3	-2,336.2	-3,092.5

Credit risk

In relation to financial counterparties other than Group companies, Mediaset S.p.A. does not have significant concentrations of credit risk or solvency risk.

The tables below show that, due to the type of counterparty, the trade and financial receivables due from parties other than Group companies, as well as the related write-downs recorded during the year, are of an immaterial amount.

2017

	Total net	Net overdue amount					Bad
CLASSES	receivables	0-30 days	30-60 days	60-90 days	Over	Total	debt
Trade receivables
Other receivables	4	—	—	—	155	155	156
Receivables due from Mediaset Group companies	5,589	—	—	—	56	56	—

Total	5,593	—	—	—	211	211	156

Financial receivables
Bank deposits	24,232
Hedge derivatives - third parties	606
Non hedge derivatives - third parties	85
Non hedge derivatives - subsidiaries and joint ventures	32,748
Non hedge derivatives with joint ventures	2
Intercompany financial receivables from subsidiaries/joint ventures	1,542
Intercompany subsidiary financial receivables	1,450,611

Total	1,509,826

2016

RECEIVABLES

	Total net	Net overdue amount					Bad
CLASSES	receivables	0-30 days	30-60 days	60-90 days	Over	Total	debt
Trade receivables
Other receivables	9	—	—	—	155	155	156
Receivables due from Mediaset Group companies	999	—	—	—	57	57	—

Total	1,008	—	—	—	212	212	156

Financial receivables
Bank deposits	32,119
Designated hedge derivatives - third parties	326
non-hedge derivatives - third parties	31,086
non-hedge derivatives - subsidiaries and joint ventures	110
Intercompany financial receivables from joint ventures	4,924
Intercompany subsidiary financial receivables	1,217,182

Total	1,285,747

The Company has also issued guarantees - primarily unsecured - in the amount of EUR 122,111 thousand (EUR 349,181 thousand at 31 December 2016), of which EUR 121,434 thousand in favour of subsidiaries and associates; These include the guarantees for EUR 113,500 thousand issued on behalf of the indirect subsidiary Mediaset Premium S.p.A. in favour of UEFA.

The table below shows changes in the provision for bad debts for both the current and previous years.

	31/12/17	31/12/16
Opening balance	156	156
Final balance	156	156

Liquidity risk

Liquidity risk is related to the difficulty of finding funds to meet commitments.

This may be due to the unavailability of sufficient funds to satisfy financial commitments in accordance with the established terms and due dates in case upon sudden revocation of uncommitted credit lines or in the event that the Company has to settle its financial liabilities before their natural maturity.

As previously mentioned, Group treasury operations are centralised in Mediaset S.p.A., which operates on both the domestic and international markets, using automated daily cash-pooling operations.

The management of the liquidity risk involves:

•                  the maintenance of a substantial balance between committed and uncommitted credit facilities in order to avoid liquidity crises in the event of requests for reimbursement by the lenders;

•                  Average financial exposure during the year within an amount substantially equal to 80% of the total credit issued by the banks.

•                  The availability of financial assets that can be readily liquidated to meet any cash requirements.

Based on specific orders from Mediaset S.p.A., in order to optimise the management of liquidity, Group companies concentrate the payment dates to almost all its suppliers at the same dates as those of the most significant cash inflows.

The tables below show the Company’s financial obligations, by contract maturity date considering the worst case scenario and at undiscounted values, considering the nearest date when the Company will be asked to make payment and showing the related explanatory notes for each class, for both the current and previous years.

2017

			Time Band
		Book	0-3	4-6	7-12	1-5	Total financial
Balance sheet items		value	months	months	months	years	flows	Notes
Financial liabilities
Loans and payables due to banks		669,247	1,575	1,565	3,168	687,879	694,187	9.3/10.1
Bond issue		391,847	19,219	—	2	394,219	413,440	9.3/10.1
Credit facilites and payables due to banks		175,005	175,031	31	20	—	175,082	10.1
Payables to suppliers		2,449	2,449	—	—	—	2,449	10.2
Payables to Mediaset Group companies		2,943	2,943	—	—	—	2,943	10.2
Payables to Fininvest Group and Mediolanum Group Companies		27	27	—	—	—	27	10.2

Intercompany financial payables - subsidiaries/associates		670,056	670,056	—	—	—	670,056	10.5
Short-term financial payables to subsidiaries		97,649	97,649	—	—	—	97,649	10.6

Total		2,009,223	968,948	1,596	3,190	1,082,098	2,055,832

Derivative instruments
Third party non hedge derivatives (currency-denominated purchases)	valued at contract exchange rate	32,667	347,303			216,229	563,532	6.6-10.6
Third party non hedge derivatives (currency availability)	valued at end-of-period exchange rate	—	(330,991)			(209,808)	(540,799)
Subsidiary/joint venture non-hedge derivatives (currency- denominated sale)	valued at contract exchange rate	(32,665)	(347,299)			(216,229)	(563,529)	6.6-10.6
Subsidiary non hedge derivatives (currency transfer)	valued at end-of-period exchange rate	—	330,990			209,808	540,799
Third party hedge derivatives (rates risk)		(168)	148	149	302	1,069	1,667	10.6

Total		(166)	150	149	302	1,069	1,670

2016

			Time Band
		Book	0-3	4-6	7-12	1-5	Over	Total financial
Balance sheet items		value	months	months	months	years	5 years	flows	Notes
Financial liabilities

Loans and payables due to banks		398,910	1,059	1,323	2,720	318,648	101,470	425,220	9.3/10.1
Bond issue		704,491	334,219	—	2	413,439		747,660	9.3/10.1
Credit facilities and payables due to banks		153,296	116,000	—	—	—	—	116,000	10.1
Payables to suppliers		1,627	1,627	—	—	—	—	1,627	10.2
Payables to Mediaset Group companies		383	383	—	—	—	—	383	10.2
Payables to Fininvest Group and Mediolanum Group Companies		34	34	—	—	—	—	34	10.2
Intercompany financial payables - subsidiaries/joint ventures		525,872	525,872	—	—	—	—	525,872	10.5

Total		1,784,613	979,194	1,323	2,722	732,087	101,470	1,816,796

Derivative instruments
Third party non-hedge derivatives (currency-denominated purchases)	valued at contract exchange rate	(30,975)	371,697			417,226	—	788,923	6.6-10.6
Third party non-hedge derivatives (currency availability)	valued at end-of-period exchange rate	—	(388,333)			(452,486)	—	(840,819)
Non-hedge derivatives - subsidiaries/joint ventures (currency-denominated sale)	valued at contract exchange rate	31,082	(371,709)			(417,226)	—	(788,935)	6.6-10.6
Subsidiary non-hedge derivatives (currency transfer)	valued at end-of-period exchange rate	—	388,453			452,486	—	840,939
(rates risk)		542	113	142	289	1,617		2,161	10.6
Total		649	221	142	289	1,617	—	2,269

The difference between the book values and the total of the financial flows is mainly due to the interest calculated on the contractual duration of the amounts due to banks. In addition, with reference to loans valued using the amortised cost method, the interest calculation method involves the use of the nominal rate instead of the actual yield rate.

With reference to the section relating to derivatives, the contractual exchange rate means the forward exchange rate set at the date of entry into the contract. The year end rate means the spot rate at the Balance Sheet date.

For the purpose of better representation in the table, considering the intermediation of exchange rate risk management performed by Mediaset S.p.A., the positive cash flows deriving from currency sales to subsidiaries and joint ventures have also been included.

For the Board of Directors

The Chairman

ATTACHMENTS

The following attachments provide additional information with respect to that shown in the Explanatory Notes, of which they constitute an integral part.

•                  Table of derivative instruments at 31 December 2017.

•                  List of equity investments in subsidiaries and associates at 31 December 2017 (Art. 2427 (5) of the Italian Civil Code).

•                  Disclosures pursuant to art. 149-duodecies of the Consob Issuer Regulation.

Table of derivative instruments

at 31 December 2017

(EUR thousands)

	Interest rate and debt securities			Exchange rates
Underlying	Notional	Fair Value		Notional	Fair Value
Type of transactions	amount	Pos.	Neg.	amount	Pos.	Neg.
Derivatives not listed OTC

Financial derivatives:
-forwards contracts vs. third parties
USD purchases	—	—	—	651,634	—	32,688
USD sales	—	—	—	(10,676)	85	—

-forwards contracts vs. third parties
JPY purchases	—	—	—	858,100	—	64
JPY sales				—	—	—

-forward contracts vs. Group
USD purchases	—	—	—	10,676	—	85
USD sales	—	—	—	(651,633)	32,686	—

-forward contracts vs. Group
JPY purchases				—	—	—
JPY sales	—	—	—	(858,100)	64	—

-IRS	225,000	607	438	—	—	—

Total	225,000	607	438	1	32,835	32,837

List of equity investments in subsidiaries and associates

at 31 December 2017 (Art. 2427 (5) of the Italian Civil Code)

(EUR thousands)

					Shareholders’ equity		Result for the year
				Face value	Total	Pro-quota	Total			Carrying	Amount
		Share		per share	amount	amount	amount	Pro-quota	%	of shares	amount	Value as per	Difference
Name	Head office	capital		share /shareholding	(*)	A	(*)	amount	held	held	B	2426 (4) c.c.	B-A	B-C

Subsidiaries
Publitalia ‘80 S.p.A.	Milan	Euro	52,000	0.52	142,769	142,769	41,537	41,537	100%	100,000,000	51,134	—	(91,635)	—
R.T.I. S.p.A.	Rome	Euro	500,000	0.52	1,076,653	1,076,653	(162,013)	(162,013)	100%	961,538,475	1,282,470	—	205,817	—
Videotime S.p.A.	Milan	Euro	52,010	0.52	98,562	97,812	2,273	2,256	99.2387%	99,256,958	96,900	(912)	—
Mediaset Investment S.a.r.l.	Luxembourg	Euro	50,539	52.00	6,762	6,762	(3,244)	(3,244)	100%	971,900	6,762	—	—	—
Mediaset España Comunicacion S.A.	Madrid	Euro	168,359	0.50	853,921	428,754	164,666	82,679	50%	169,058,846	837,378	—	408,624	—
Mediaset Investment NV	Amsterdam	Euro	45	1.00	28	28	(18)	(18)	100%	45,000	45	—	17	—

(*) Financial Statements at 31 December 2017

Disclosures pursuant to art. 149-duodecies of the Consob Issuer Regulation

(values in EUR thousand)

			Fees for the year
Types of assignment	Entity providing the service	Recipient	2017

Auditing	EY S.p.A.	Holding Company-Mediaset S.p.A.	238
Auditing	Deloitte & Touche S.p.A.	Holding Company-Mediaset S.p.A.	259
Auditing	EY S.p.A.	Subsidiaries	729
Auditing	Deloitte & Touche S.p.A.	Subsidiaries	668
Auditing	Deloitte & Touche S.p.A. Network	Subsidiaries	245
Certification services	EY S.p.A.	Parent-Mediaset S.p.A. (1)	7
Certification services	Deloitte & Touche S.p.A.	Holding Company-Mediaset S.p.A.	31
Certification services	EY S.p.A.	Subsidiaries (1)	42
Certification services	Deloitte & Touche S.p.A.	Subsidiaries	59
Other services	EY S.p.A.	Holding Company-Mediaset S.p.A.	24
Other services	EY S.p.A.	Subsidiaries	66
Other services	Ernst & Young Network	Subsidiaries	210
Other services	Deloitte & Touche S.p.A. Network	Subsidiaries	720

Total			3,298

(1)        Certification of Modello Unico and Modello 770 tax returns

MEDIASET

MEDIASET SPA

Mediaset S.p.A.

Annual Report 2017

Report of the Statutory Auditors

MEDIASET S.p.A.

REPORT OF THE BOARD OF STATUTORY AUDITORS TO THE SHAREHOLDERS’ MEETING CALLED FOR THE APPROVAL OF THE FINANCIAL STATEMENTS CLOSED AT DECEMBER 31, 2017 (pursuant to Article 153 of Legislative Decree no. 58/98)

Shareholders,

The Board of Statutory Auditors is required to report on its supervisory activities performed during the year and on any omissions and censurable facts found to the shareholders’ meeting, pursuant to Art. 153 of Italian Legislative Decree 58/1998 (TUF) and the Italian Civil Code. The Board of Statutory Auditors may also make comments and proposals regarding the financial statements, their approval, and the matters within its remit.

During 2017, the Board of Statutory Auditors performed its institutional tasks in compliance with the Italian Civil Code, Italian Legislative Decree 58/1998 (TUF), Italian Legislative Decree 39/2010 (Consolidated Law on statutory audits of annual accounts and consolidated accounts), as amended by Italian Legislative Decree no. 135/2016, and the statutory rules and regulations issued by the Authorities that perform supervisory and control activities, those contained in the Corporate Governance Code for Listed Companies which the Company has formally adopted, also taking into account the standards of conduct recommended by the Italian National Board of Accountants and Accounting Experts as of April 15, 2015.

The Board of Statutory Auditors was appointed by the Shareholders’ Meeting on June 28, 2017 and comprises Mauro Lonardo, Chairman, and regular auditors Francesca Meneghel and Ezio Maria Simonelli.

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In particular, the work of the Board of Statutory Auditors involved:

• supervising compliance with the law, bylaws and the principles of good governance;

• participating in all meetings of the Board of Directors, the Executive Committee and internal board committees set up in accordance with the Corporate Governance Code;

• periodic meetings with high level executives of the Company and its subsidiaries in order to acquire information regarding the progress and trend of general operations and the most significant operations in equity, financial and income terms;

• meetings with the Company’s management aimed at examining specific issues (induction session) benefiting both the non-executive directors and the Board of Statutory Auditors;

• analysis of the main aspects of the organisational structure of the Company for the purpose of ascertaining its adequacy;

• examining the internal control and risk control system, as well as the administrative and accounting system, in order to ascertain whether it is appropriate and reliable in representing the accounting events correctly;

• examining the action plan and the results of the audits conducted by the Internal Audit function;

• supervising the statutory audit of the annual and consolidated accounts and on the independence of the independent auditors (EY S.p.A. until June 2017 and then Deloitte & Touche S.p.A.);

• checking the procedures put in place by the Board of Directors for evaluating the independence of the Independent Directors;

• checking the compliance with the independence criteria applied to the Board of Statutory Auditors in accordance with those set out for the directors in the Code of Corporate Governance;

• supervising procedures regarding related-party transactions;

• examining the instructions given to subsidiaries, including for the purposes of fulfilling the communication obligations;

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• periodic exchanges of information with the relevant control bodies of the main subsidiaries and the Supervisory Body referred to in Italian Legislative Decree 231/2001;

• maintaining relations with the Financial Reporting Manager and the independent auditors responsible for the external audit of the annual accounts and consolidated accounts, Deloitte & Touche S.p.A.;

• supervising the financial reporting process pursuant to article 19 of Legislative Decree 39/2010 and the non-financial disclosures pursuant to Legislative Decree 254/2016.

In view of the above, information is provided below as required by the provisions contained in the Consob Communication DEM 1025564/2001, according to the numbering indicated therein, as amended and supplemented by communication no. DEM / 3021582 of April 4, 2003, and subsequently with communication no. DEM / 6031329 of April 7, 2006.

1 .Transactions having a significant impact on the company’s profitability, assets and liabilities or financial position and their compliance with the law and with the articles of association.

During the meetings of the Board of Directors and the Executive Committee, during which the transactions having a significant impact on the profitability, assets and liabilities and financial position of Mediaset S.p.A. and subsidiaries were reviewed, the Board of Statutory Auditors received the information referred to in Art. 150, paragraph 1 of the TUF. A detailed description of these transactions may be found in the Report on Operations.

On the basis of the information obtained through its supervisory activities, the Board of Statutory Auditors is not aware of any transactions carried out during the year covered by this report, that were not executed in compliance with the law and the Company By-laws, not in line with Mediaset S.p.A.’s interests, in conflict with resolutions passed by the Shareholders, manifestly imprudent or risky, lacking the

3

necessary information in the event that the transactions were in the interest of Directors’, or such as to compromise the integrity of company’s assets.

2. and 3. Unusual, or non-recurring transactions, including intercompany or related party transactions.

In this regard, the Board specifies that:

•                  Based on the analyses carried out no unusual or non-recurring transactions were carried out ;

•                  the procedures adopted by the company with regard to transactions with related parties comply with the principles contained in Consob Regulation no. 17221 of March 12, 2010;

•                  infra-group or related parties transactions did not entail any problematic issues, keeping in mind the usual recommendation that management pay close attention to ensuring the implementation of internal procedures regarding support, checks and audits of these transactions and the suggestion to implement information technology solution to support the identification, management and reporting of transactions with related parties;

•                  these transactions have been adequately disclosed in the notes to the separate and consolidated financial statements, and they are fair and consistent with the Company’s interests;

•                  As regards the transactions carried out by relevant parties and by persons closely related thereto (“Internal dealing” rules), the Board ascertained that the company has adopted appropriate internal rules and procedures for the disclosure of such information following the new interpretative guidance provided by ESMA and the amendments made by CONSOB Resolution no. 19925 of 22 March 2017.

4

4. Oversight of the financial reporting process. Observations and proposals concerning any findings and emphasis of matter contained in the independent auditor’s report.

By participating in the Control and Risk Committee Board of Statutory Auditors was able to coordinate its “Internal Control and Auditing Committee” functions with the work performed by the above Committee. In this area, the Board of Statutory Auditors, identified under art. 19 (2) of the Consolidated Law on statutory audits of annual accounts and consolidated accounts as the “Committee for Internal Control and Audit” supervised the financial reporting process.

The Board of Statutory Auditors has verified the existence of adequate rules and procedures to oversee the process of the “preparation” and “dissemination” of financial disclosures and deems this process to be adequate.

The Board of Statutory Auditors reviewed the process that allows the Financial Reporting Manager, appointed pursuant to Italian Law 262/2005, and the Chairman of the Board of Directors, to issue the certificates required by Art. 154-bis of the Consolidated Finance Law.

The administrative and accounting procedures for preparing the separate and consolidated financial statements and any other financial communication have been prepared under the responsibility of the Financial Reporting Manager who, together with the Chairman of the Board of Directors, certifies the adequacy and effective application of these procedures.

The Board of Statutory Auditors also reviewed the independent auditor reports prepared by Deloitte & Touche S.p.A, contracted by the shareholders of Mediaset, at their meeting held on June 28, 2017, to audit the separate and consolidated financial statements for 2017/2025.

Those reports, issued on April 26, 2018, pursuant to Article 14 of Italian Legislative Decree 39/2010, indicate that the Group’s separate financial statements and consolidated financial statements have been prepared in accordance with the IAS/IFRS International Accounting Standards issued by the International Accounting Standards Board and adopted by the European Union and the measures adopted in

5

implementing of art. 9 of Legislative Decree no. 38/2005. Therefore, they represent a true and fair view of the equity and financial position, the economic performance, and the cash flows for the year ended December 31, 2017. Furthermore, in the opinion of the auditor, the Report on Operations and the information referred to in paragraph 1, subparagraphs (c), (d), (f), (l), (m) and in paragraph 2, subparagraph b) of Art. 123 bis of Italian Legislative Decree 58/1998 (TUF) presented in the Corporate Governance Report are consistent with the financial statements.

The Reviser, in their reports, did not present any findings or emphasis of matter.

The auditor’s reports were issued in the new format, pursuant to Art. 10 of Regulation (EU) No 537/2014 and specifically, in the context of the reports, to which the reader should refer, the key aspects of the statutory audits and auditing procedures applied for the key aspects. These key aspects (Recognition of Television Advertising Revenues, Impairment Test, Measurement of deferred tax assets), as well as the opinions on the separate and consolidated financial statements, are in line with the contents of the additional report to the board of statutory auditors, in its role of internal control and auditing committee, prepared pursuant to article 11 of the above Regulation.

The auditor has not reported any information on events or circumstances that may cast significant doubt on the entity’s ability to continue as a going concern or report on any significant deficiencies in the internal financial control system, and/or in the accounting system, or any significant matters involving actual or suspected non-compliance with laws and regulations or articles of association in the course of the audit.

The Consolidated Non-financial statement , prepared pursuant to Legislative Decree 254/16, was reviewed by Deloitte & Touche S.p.A., which issued the limited audit report today with no exceptions. On the basis of the work carried out, the auditor has confirmed that no evidence has been brought to their attention that would suggest that the Mediaset Group’s Non-Financial Statement for the year ended December 31, 2017 has not been drafted, in all material aspects, in compliance with the provisions laid down in articles 3 and 4 of the Decree and the GRI Standards. The Board of Statutory

6

Auditors, through specific meetings with the function responsible for preparing the Statement and with the Independent Auditor, supervised compliance with the provisions of Legislative Decree no. 254/2016, within the competences assigned to them by institutionally by law.

5. and 6. Information concerning any complaints pursuant to art. 2408 of the Italian civil code and petitions

During 2017, The Board of Statutory Auditors received a complaint pursuant to art. 2408 of the Italian civil code sent by a shareholder on December 15, 2017 via certified mail, as well as the request for clarification to the Company by the same shareholder addressed, among others, to the Chairman of the Board of Statutory Auditors on December 16, 2017. The Board believes that the complaint submitted fails to identify, from a legal standpoint, a censurable act.

No other complaints or petitions were received pursuant to Art. 2408 of the Italian Civil Code.

7. and 8. Oversight of the independence of independent auditors. Information on the assignment of any additional engagements to the independent auditors or to parties tied by permanent relations with the independent auditors and the related costs.

The Board of Statutory Auditors supervised the independence of the independent auditor and, in particular, the auditor informed the Board of its other engagements for non-audit services during the 2017 financial year.

It should be noted that in view of the application from June 17, 2016, of Regulation (EU) no. 537/14 on specific requirements regarding statutory audit of public-interest entities and the amendments made to Italian Legislative Decree no. 39/10 with the issuance of Italian Legislative Decree no. 135/16, effective from August 5, 2016, consistent with a previous recommendation of the Board of Statutory Auditors, the Company proceeded, under the supervision of the Board, to prepare new Guidelines for the appointment of independent auditors, in line with the new provisions introduced in the relevant regulatory framework; the “Guidelines for the appointment

7

of independent auditors” were submitted to the Board of Statutory Auditors for preliminary review, and subsequently issued on April 19, 2017. The new guideline also set out the preliminary assessment and approval process to be followed by the Board of Statutory Auditors for non-audit services to be entrusted to the auditor, as well as monitoring the CAP laid down in the EU Regulation at Group level.

The Board reviewed the report on the independence of the independent auditor, prepared in accordance with art. 6 (2) letter a) of Regulation (EU) no. 537/2014 and Art. 17 of Italian Legislative Decree 39/2010, issued by the independent auditor on April 26, 2018. In this report the independent auditor certifies that on the basis of the information obtained and the verifications carried out for the purposes of par. 17 (a) of International Auditing Standard (ISA Italia) 260, taking into account the regulatory and professional principles regulating audit activities, until today’s date, there were no situations that compromised the independence or grounds for incompatibility pursuant to Articles 10 and 17 of Italian Legislative Decree 39/2010 and its implementing provisions.

The Board of Statutory Auditors acted as Internal Control and Audit Committee (CCIRC) and authorized the non-audit services provided by the independent auditor, making sure that they where other than those referred to in Article 5 (1) of Regulation (EU) no. 537/2014 and that did not affect the independence from the Company in the carrying out of the independent statutory audit.

The Board of Statutory Auditors granted its opinion in favour of the Company paying the following fees to Deloitte & Touche S.p.A., and to members of its global network, for the engagements specified below:

•                  Services provided by Deloitte & Touche S.p.A. to subsidiaries in the amount of EUR 60,000 for the first year (2017) and EUR 49,500 for the subsequent years (2018-2025) for issuing a review report on the annual non-financial Reporting for the period from 2017 to 2025, attesting compliance of the non-financial information provided in accordance with Legislative Decree 254/2016 and with the methodology and principles set out in the reporting standards used;

8

•                  services provided by Deloitte Consulting S.r.l. in the amount of EUR 290,000 to subsidiaries Mediaset Premium S.p.A. as part of the “Digital Transformation “ project (phase 2);

•                  services provided by Deloitte Consulting S.r.l. in the amount of EUR 230,000 to subsidiaries Mediaset Premium S.p.A. as part of the “Digital Transformation “ project (phase 3).

9. Information on the existence of opinions issued pursuant to the provisions of law during the year.

The Board reviewed and expressed its favourable opinion to the Board of

Directors on the Diversity Policy of Mediaset S.p.A.’s Board of Statutory Auditors.

During the year, the Board of Statutory Auditors did not issue any further opinions, except as required by the supervisory activity on the independent auditor.

10. Information on the frequency and number of meetings held by the Board of Directors,the Executive Committee and the Board of Statutory Auditors.

During the year, the Board of Statutory Auditors performed its activities by holding 18 meetings of the Board of Statutory Auditors, lasting an average of approximately 2 hours.

Furthermore, the Board of Statutory Auditors participated in all 15 meetings of the Board of Directors, the 2 shareholders’ meetings, the 7 meetings of the Executive Committee, the 10 meetings of the Control and Risk Committee (several of which where held jointly with the Board of Statutory Auditors), the 5 meetings of the Committee of Independent Directors for Related-Party Transactions, the 6 meetings of the Governance and Appointment Committee, and the 5 meetings of the Compensation Committee.

11. and 12. Observations on compliance with the principles of sound governance and adequacy of the organizational structure

On the basis of the information obtained through its supervisory activities, the Board of Statutory Auditors is not aware of any transactions carried out during the year

9

covered by this report which are not based on the principles of sound governance. In addition, the work carried out by the Board did not reveal any evidence of inadequacies in the organisational structure for those aspects under its responsibility.

13.Oversight of the adequacy of the internal control system

Based on the data and information obtained during the work carried out in 2017, the Mediaset Group’s internal control and risk management system was deemed by the internal audit function to be working, with reference to its effectiveness, and adequate with reference to its suitability to achieve an acceptable overall risk profile, consistent with the internal control system and risk management guidelines established by the Board of Directors.

The Board of Statutory Auditors, having taken note of the contents of the Corporate Governance Report regarding the adequacy and effective functioning of the internal control system, periodically met the head of the internal audit function of the Group and reviewed the function’s 2017 report. With reference to the various Group-level reports by the internal audit function, improvement and corrective action plans have been set up that require a timely compliance with the timetables by all involved. In compliance with recommendations of international standards on auditing, the Internal Audit Function put in place actions to ensure and improve the quality of activities carried out.

In particular, the periodic Quality Assurance Review process conducted by the Internal Auditing Function in compliance with the provisions set out in international standards for the professional practice of internal auditing was concluded in 2017.

The Board of Statutory Auditors duly noted the general compliance of the Internal Audit Function and related activities with IIA Standards and Code of Ethics.

Furthermore, the Board of Statutory Auditors has reviewed and obtained information on the organizational and procedural activities carried out, pursuant to and for the purposes of Italian Legislative Decree 231/2001, as amended, on the administrative liability of entities for offences covered under this decree. No major

10

problems were revealed during the meetings and in the reports of the Supervisory Body on the activities performed in 2017.

In summary, based on information obtained through its supervisory activities, the Board of Statutory Auditors believes that the internal control system is adequate.

14. Observations on the adequacy of the administrative - accounting system and on its reliability in providing a true and fair view of the business operations.

The Board of Directors obtained information on and supervised, for the areas under their responsibility, the adequacy of the Company’s administrative-accounting system in providing a true and fair view of business operations, on the effectiveness of the internal control and risk management system of the financial reporting process through: (i) collecting information from the heads of the various functions, the independent auditors and the Financial Reporting Officer; (ii) participating in the work carried out by the Control and Risk Committee and the Related-Parties Committee; (iii) reviewing the annual report on the activities carried out by Mediaset’s Internal Control function; (iv) information about the news and notifications of inspections and procedures by bodies and authorities, including independent ones.

The Board also took note of the Statements, dated April 24, 2018, on the separate and consolidated financial statements as at December 31, 2017, pursuant to art. 154-bis, paragraph 5 of Legislative Decree no. 58/1998 and art. 81-ter of the Consob Regulation no. 1197114 of May 1999, with which the Chairman of the Board of Directors and the Financial Reporting Officer certify, among other things, that the separate and consolidated financial statements:

•                  are drawn up in accordance with the International Accounting standards applicable and recognised in the European Community, pursuant to Regulation (EC) No 1606/2002 of the European Parliament and of the Council of 19 July 2002 and to the measures adopted in implementing of art. 9 of Legislative Decree no. 38/2005;

•                  are consistent with the underlying accounting records;

11

•                  are able to provide a true and fair view of the assets and liabilities, operating results and cash flows of the issuer and of the group of companies included in the consolidation.

The Chairman of the Board of Directors and the Financial Reporting Officer also certify that the Report on Operations includes a reliable analysis of the financial performance and results of operations, as well as the situation of the issuer and the group of companies included in the consolidation, together with the description of the main risks and uncertainties to which they are exposed.

15. Observations on the adequacy of the instructions imparted by the company to its subsidiaries pursuant to art. 11 (2) of Legislative Decree No. 58/1998

The Board of Statutory auditors supervised the instructions given to the Subsidiaries, which it deemed appropriate in light of the parent company’s role of coordination and guidance, also at the international level. There was no need to implement corrective actions to improve the instructions given to subsidiaries pursuant to art. 114 (2) of the TUF.

Furthermore, the Board exchanged information and met with the relevant control bodies of the Group’s main subsidiaries; No important aspects worth reporting resulted from these meetings.

16.Oversight of the independent statutory audit of the separate and consolidated financial statements and comments on any material aspects that emerged during the meetings held with the auditors pursuant to art. 150. (2) of Legislative Decree no. 58/1998

The meetings with the independent auditors did not reveal any critical issues during the audit of the accounts, or significant deficiencies in the internal control system related to the financial disclosure process.

The independent auditors issued today the additional report pursuant to art. 11 of Regulation (EU) No 537/2014 of the European Parliament and of the Council. This report provides a clear description of the activities carried out and forms an integral

12

part of the 2017 Audit Plan already explained by the independent auditors to the Board, which analysed its contents during joint meetings. The independent auditors did not feel it necessary to issue a letter of suggestions.

No information has been reported on events or circumstances that may cast significant doubt on the entity’s ability to continue as a going concern or report on any significant deficiencies in the internal financial control system, and/or in the accounting system, or any significant matters involving actual or suspected non-compliance with laws and regulations or articles of association in the course of the audit.

17. Oversight of the company’s adherence to the corporate governance code of the Corporate Governance Committee of listed companies

The Board of Statutory Auditors supervised the correct implementation of the corporate governance rules set out in the Corporate Governance Code adopted by the Company - in line with code developed by the Corporate Governance Committee for listed companies on the initiative of Borsa Italiana S.p.A. - without any particular problems, as specified also in the Corporate Governance Report prepared by the Directors. The Board of Directors carried out an assessment on the size, composition and functioning of both itself and its committees, with the support of a leading consulting firm; the results of which are reported in the Corporate Governance Report.

In particular, the Board of Statutory Auditors verified the correct application of the criteria and procedures adopted by the Board of Directors to assess the independence of the Directors; the assessment was made taking into account the suggestion of the Board of Statutory Auditors to make such assessments also on the basis of the information available to the issuer, with reference to possible economic/financial relationships and/or relations between the Mediaset Group companies, the Directors, and any related parties, in line with the independence requirements under Art. 3.C.1 subparagraph c) of the Corporate Governance Code.

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The Board of Statutory Auditors also verified that its members fulfilled the same independence requirements as those required for the Directors; the verification of the fulfilment of such requirements, as required under both the Consolidated Law on Finance and by the Corporate Governance Code, was carried out also taking into account the findings reported by the issuer - as requested by the Board of Statutory Auditors- concerning any economic/financial relations and/or other relationships with Mediaset Group companies.

Pursuant to the corporate governance code, over the course of 2017, the Board of Statutory Auditors was also heard by the Board of Directors on the following activities:

• definition of the 2017 audit plan;

• evaluation of the results presented by the previous independent auditor in the report on fundamental issues relating to the 2016 financial statements;

• evaluation of the correct use of accounting standards and their homogeneity for the purpose of preparing the consolidated financial statements.

18. e 19 Final assessments on the supervision activity carried out and indication of any proposals to be submitted at the Shareholders’ meeting pursuant to art. 153 (2) of Legislative Decree No. 58/1998.

In accordance with Consob rules, we hereby state that our activities did not reveal any omissions, facts worthy of censure, irregularities or instances of inadequacy of the organisational structure, of the internal control system or of the administration/accounting system.

As regards the individual financial statements closed at December 31, 2017, which recorded a net profit of EUR 69,151,696.07 we verified the compliance with the applicable laws regulating their preparation and presentation.

In light of the foregoing, the Board of Statutory Auditors, given the content of the reports drawn up by the independent auditor, having taken note of the statements issued jointly by the Chairman of the Board of Directors and the Financial Reporting Officer, has no reason, with regard to the areas under its remit, to impede the

14

approval of the draft separate financial statements at December 31, 2017 and the draft resolution to allocate the profit for the year to the extraordinary reserve, as formulated by the Board of Directors.

Rome, April 26, 2018

p. The Board of Statutory Auditors

The Chairman

Signed Mauro Lonardo

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Deloitte&Touche S.p.A.
Via Tortona, 25
20144 Milano
Italia

Tel: +39 02 83322111
Fax: +39 02 83322112
www.deloitte.it

INDEPENDENT AUDITOR’S REPORT

PURSUANT TO ARTICLE 14 OF LEGISLATIVE DECREE No. 39 OF JANUARY 27, 2010

AND ARTICLE 10 OF THE EU REGULATION 537/2014

To the Shareholders of

Mediaset S.p.A.

REPORT ON THE AUDIT OF THE FINANCIAL STATEMENTS

Opinion

We have audited the financial statements of Mediaset S.p.A. (the “Company”), which comprise the statement of financial position as at December 31, 2017, and the statement of income, statement of comprehensive income, statement of cash flows and statement of changes in shareholders’ equity for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements give a true and fair view of the financial position of the Company as at December 31, 2017, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISA Italia). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements applicable under Italian law to the audit of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

There are no key audit matters to be reported in this report.

Other Matter

The financial statements of Mediaset S.p.A. for the year ended December 31, 2016, were audited by another auditor who expressed an unmodified opinion on those statements on April 28, 2017.

Responsibilities of the Directors and the Board of Statutory Auditors for the Financial Statements

The Directors are responsible for the preparation of financial statements that give a true and fair view in accordance with International Financial Reporting Standards as adopted by the European Union and the requirements of national regulations issued pursuant to art. 9 of Italian Legislative Decree no. 38/05 and, within the terms established by law, for such internal control as the Directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova Parma Roma Torino Treviso Udine Verona

Sede Legale: Via Tortona, 25 - 20144 Milano | Capitale Sociale: Euro 10.328.220,00 i.v.

Codice Fiscale/Registro delle Imprese Milano n. 03049560166 - R.E.A. Milano n. 1720239 | Partita IVA: IT 03049560166

Il nome Deloitte si riferisce a una o più delle seguenti entità: Deloitte Touche Tohmatsu Limited, una società inglese a responsabilità limitata (“DTTL”), le member firm aderenti al suo network e le entità a esse correlate. DTTL e ciascuna delle sue member firm sono entità giuridicamente separate e indipendenti tra loro. DTTL (denominata anche “Deloitte Global”) non fornisce servizi ai clienti. Si invita a leggere l’informativa completa relativa alla descrizione della struttura legale di Deloitte Touche Tohmatsu Limited e delle sue member firm all’indirizzo

www.deloitte.com/about.

© Deloitte & Touche S.p.A.

In preparing the financial statements, the Directors are responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless they have identified the existence of the conditions for the liquidation of the Company or for the termination of the operations or have no realistic alternative to such choices. The Board of Statutory Auditors is responsible for overseeing, within the terms established by law, the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with International Standards on Auditing (ISA Italia) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with International Standards on Auditing (ISA Italia), we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•                  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud, may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•                  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Directors.

•                  Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•                  Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance, identified at an appropriate level as required by ISA Italia, regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence applicable in Italy, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and, where applicable, related safeguards.

2

Other information communicated pursuant to art. 10 of the EU Regulation 537/2014

The Shareholders’ Meeting of Mediaset S.p.A. has appointed us on June 28, 2017 as auditors of the Company for the years from January 1, 2017 to December 31, 2025.

We declare that we have not provided prohibited non-audit services referred to in art. 5 (1) of EU Regulation 537/2014 and that we have remained independent of the Company in conducting the audit.

We confirm that the opinion on the financial statements expressed in this report is consistent with the additional report to the Board of Statutory Auditors, in its role of Audit Committee, referred to in art. 11 of the said Regulation.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

Opinion pursuant to art. 14, paragraph 2 (e), of Legislative Decree 39/10 and art. 123-bis, paragraph 4, of Legislative Decree 58/98

The Directors of Mediaset S.p.A. are responsible for the preparation of the report on operations and the report on corporate governance and ownership structure of Mediaset S.p.A. as at December 31, 2017, including their consistency with the related financial statements and their compliance with the law.

We have carried out the procedures set forth in the Auditing Standard (SA Italia) n. 720B in order to express an opinion on the consistency of the report on operations and some specific information contained in the report on corporate governance and ownership structure set forth in art. 123-bis, n. 4 of Legislative Decree 58/98 with the financial statements of Mediaset S.p.A. as at December 31, 2017 and on their compliance with the law, as well as to make a statement about any material misstatement.

In our opinion, the above-mentioned report on operations and some specific information contained in the report on corporate governance and ownership structure are consistent with the financial statements of Mediaset S.p.A. as at December 31, 2017 and are prepared in accordance with the law.

With reference to the statement referred to in art. 14, paragraph 2 (e), of Legislative Decree 39/10, made on the basis of the knowledge and understanding of the entity and of the related context acquired during the audit, we have nothing to report.

DELOITTE & TOUCHE S.p.A.

Signed by

Patrizia Arienti

Partner

Milan, Italy

April 26, 2018

This report has been translated into the English language solely for the convenience of international readers.

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MEDIASET

MEDIASET SPA

Mediaset S.p.A.

Annual Report 2017

Attestation of the Yearly Financial Statements pursuant to article 154, part two, of the Legislative Decree 58/98

1.              The undersigned persons Fedele Confalonieri, Chairman of the Board of Directors and Luca Marconcini, the Assigned Executive for the drafting of the company accounting documents of Mediaset S.p.A. attest, also taking into account what is laid down by article 154, part two, paragraphs 3 and 4, of the Legislative Decree of 24th February 1998, n° 58,

•                  to the adequacy relative to the characteristics of the Company and

•                  the effective application

of the administrative and accounting procedures for building up the Yearly Financial Statements, during the financial year 2017.

2.              The evaluation of the adequacy of the administrative and accounting procedures for building up the Yearly Financial Statements at 31st December 2017 was carried out based on the rules and methodologies defined by Mediaset S.p.A. in line with the model Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, which represents a body of general reference principles for the system of internal controls that is generally accepted at international level.

3.              Furthermore, it is also attested that:

3.1       The Yearly Financial Statements:

a)             Are drawn up in conformity with the applicable International Accounting Standards recognised within the European Community, pursuant to the regulation (EC) n° 1606/2002 of the European Parliament and Council, of 19th July 2002, as well as with the measures issued to actuate article 9 of the Legislative Decree n° 38/2005;

b)             reflect the balances in the books and the accounting postings;

c)              are suitable and appropriate in order to give a true and fair view of the Balance Sheet, Income Statement and Financial situations of the Issuer;

3.2       The Board of Directors Report on Operations contains a trustworthy analysis of the progress and result of operations, as well as of the situation of the Issuer, together with the description of the main risks and uncertainties to which it is exposed.

24th April 2018

For the Board of Directors	The Assigned Executive for the drafting
The Chairman	of the company accounting documents

(Fedele Confalonieri)	(Luca Marconcini)

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

	Publitalia ’80	Digitalia ’08	Adtech Ventures	R.T.I.	Mediaset		Elettronica Industriale	EI Towers	Towertel
ASSETS	S.p.A.	S.r.l.	S.p.A.	S.p.A.	Premium S.p.A.	Monradio S.r.l.	S.p.A	S.p.A.	S.p.A.	EIT Radio S.r.l.	Multireti S.r.l.
Non-current assets
Property, plant and equipment	3,004	3	—	62,469	18,224	3,401	40,039	140,477	25,761	3,112	2,210
Television and movie rights	8,621	—	—	1,076,025	158,323	—	—	—	—	—	—
Goodwill and other intangible assets	—	—	—	45,443	2,432	41,210	164,838	408,183	192,187	26,248	16
Equity investments and other non-current financial assets	21,146		561	887,401	60	139	213,207	247,177	1,096	16,049	2
Other non-current assets	—	—	—	789	—	—	—	—	—	—	—
Deferred tax assets	5,971	526	—	74,927	25,322	143	17,481	5,357	561	100	—

Total non-current assets	38,741	529	561	2,147,054	204,362	44,893	435,564	801,194	219,606	45,508	2,228

Current Assets
Inventories	1,076	—	—	21,397	1,684	—	—	2,332	—	12	—
Trade receivables	537,748	33,021	—	627,997	193,794	8,821	47,636	33,124	13,193	2,499	1,223
Tax receivables	—	256	—	3,137	—	—	1,398	1,058	—	—	—
Other receivables and current assets	24,676	3,120	1	153,829	195,138	1,913	25,290	5,076	6,547	798	90
Intercompany financial receivables	215,013	16,266	—	—	15,099	—	133,407	—	—	—	—
Current financial assets	—	—	—	97,772	—	—	—	—	—	—	—
Cash and cash equivalents	6	1	84	367	81	1	—	3,072	3,241	1,531	135

Total current assets	778,520	52,663	85	904,499	405,795	10,735	207,730	44,662	22,982	4,840	1,448

TOTAL ASSETS	817,260	53,193	645	3,051,553	610,157	55,628	643,294	845,856	242,588	50,348	3,676

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

	Publitalia ’80	Digitalia ’08	Adtech Ventures	R.T.I.	Mediaset		Elettronica Industriale	EI Towers	Towertel
LIABILITIES AND SHAREHOLDERS’ EQUITY	S.p.A.	S.r.l.	S.p.A.	S.p.A.	Premium S.p.A.	Monradio S.r.l.	S.p.A	S.p.A.	S.p.A.	EIT Radio S.r.l.	Multireti S.r.l.

Shareholders’ equity
Share capital	52,000	10,339	50	500,000	141,000	3,030	363,167	2,826	22,000	50	12
Share premium reserve	66,966	—	—	—	—	20,037	—	144,387	51,618	126	—
Treasury shares	—	—	—	—	—	—	—	(66,518)	—	—	—
Other reserves	—	2,920	600	850,721	—	—	200,938	317,943	—	1,185	2,019
Valuation reserve	(5,467)	(544)	—	(43,347)	(12)	(115)	(73)	(2,803)	(12)	—	—
Retained earnings	(12,268)	5,488	—	(68,708)	—	17,857	22,752	—	7,621	62	433
Losses covered during the year	—	—			—	—	—	—	—	—	—
Profit (loss) for the year	41,537	1,236	(7)	(162,013)	(74,995)	(8,266)	48,887	47,117	9,666	(382)	310

TOTAL SHAREHOLDERS’ EQUITY	142,769	19,439	643	1,076,653	65,992	32,543	635,670	442,953	90,893	1,041	2,774

Non-current liabilities
Post-employment benefit plans	12,317	1,170	—	35,482	3,169	557	450	11,678	93		—
Deferred tax liabilities	538	15	—	3,388	38	8,396	127	18,818	28,031	6,305	—
Financial payables and liabilities	—	—	—	15,035	—	—	—	285,408	98,709	36,479	—
Provisions for risk and charges	5,705	444	—	22,754	61	324	1,009	3,574	1,563	20	—

Total non-current liabilities	18,560	1,629	—	76,659	3,268	9,277	1,586	319,479	128,395	42,805	—

Current liabilities
Payables to banks	3	1	—	172	192		7	40,167	—	—	—
Trade payables	626,283	31,218	—	401,978	449,335	8,167	2,109	31,815	6,246	2,163	707
Provisions for risk and charges	—	—	—	41,083	46,149	—	9	—	—	—	—
Current tax payables	278	—	—	—	—	—	—	355	45	66	—
Intercompany financial payables	—	—	—	1,381,112	—	4,609	—	—	—	—	—
Other financial liabilities	255	8	—	17,920	—	—	—	2	—	227	—
Other current liabilities	29,113	897	2	55,975	45,220	1,031	3,912	11,085	17,008	4,046	195

Total current liabilities	655,932	32,124	2	1,898,241	540,896	13,808	6,037	83,424	23,299	6,502	902

TOTAL LIABILITIES	674,491	33,753	2	1,974,900	544,165	23,085	7,624	402,903	151,695	49,307	902
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	817,260	53,193	645	3,051,553	610,157	55,628	643,294	845,856	242,588	50,348	3,676

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

	Publitalia ’80	Digitalia ’08	Adtech Ventures	R.T.I.	Mediaset		Elettronica Industriale	EI Towers	Towertel
INCOME STATEMENT	S.p.A	S.r.l	S.p.A	S.p.A	Premium S.p.A.	Monradio S.r.l.	S.p.A	S.p.A.	S.p.A.	EIT Radio S.r.l.	Multireti S.r.l.
Revenues
Revenues from sales of goods and services	1,650,997	92,507	—	1,541,530	648,882	13,451	218,760	221,021	38,938	6,466	803
Other revenues and income	3,633	10	—	51,176	14,078	479	50	185	504	15	59

Total revenues	1,654,630	92,516	—	1,592,706	662,960	13,930	218,809	221,206	39,442	6,481	862

Costs
Personnel expenses	57,189	3,089	—	184,370	33,948	1,885	1,326	42,293	349	54	—
Purchases, services, other costs	1,533,265	87,686	7	909,630	380,064	15,671	193,085	72,588	14,962	4,607	267
Amortisation, depreciation and write-downs	3,460	(17)	—	485,825	344,895	2,551	26,091	29,491	8,672	1,552	140
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—	—		—

Total costs	1,593,914	90,758	7	1,579,825	758,907	20,107	220,502	144,372	23,983	6,213	408

EBIT	60,716	1,758	(7)	12,881	(95,947)	(6,177)	(1,693)	76,834	15,459	268	455

(Expenses)/income from financial investments
Financial expenses	(3,028)	(102)	—	(67,078)	(1,834)	(77)	(3)	(13,626)	(2,383)	(758)	(6)
Financial income	462	23	—	49,239	197	2	101	3,404	7	17
(Expenses)/Income from equity investments	834	—	—	(156,408)	—	—	52,251	—	—	—	—

Total (expenses)/income from financial investments	(1,733)	(79)	—	(174,248)	(1,636)	(76)	52,349	(10,222)	(2,376)	(741)	(6)

EBT	58,984	1,679	(7)	(161,366)	(97,583)	(6,253)	50,655	66,611	13,083	(473)	449
Income taxes	17,447	443	—	646	(22,588)	2,013	1,769	19,494	3,417	(91)	138

Net profit from continuing operations	41,537	1,236	(7)	(162,013)	(74,995)	(8,266)	48,887	47,117	9,666	(382)	310

Profit (loss) for the year	41,537	1,236	(7)	(162,013)	(74,995)	(8,266)	48,887	47,117	9,666	(382)	310

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Videotime	Videotime	Medusa Film	Taodue	Radiomediaset	Radio Engineering	Radio Studio 105	Radio Subasio	Radio Aut	Virgin Radio Italy
ASSETS	Nettrotter S.r.l.	Produzioni S.p.A.	S.p.A.	S.p.A.	S.r.l.	S.p.A.	Co S.r.l.	S.r.l.	S.r.l.	S.r.l.	S.p.A.
Non-current assets
Property, plant and equipment	6,571	33,074	—	2	146	921	954	2,177	3,274	75	1,554
Television and movie rights	—	—	—	38,668		—	—	—	—	—	—
Goodwill and other intangible assets	821	1,808	—	10,191	7,730	44	41	8,934	1,365		9,777
Equity investments and other non-current financial assets	2	1,566	99,083		545	105,557	3	6	11	6	5
Other non-current assets	—	4,281	—	6	28	7	—	21	—	—	21
Deferred tax assets	—	3,111	4	5,363	470	307	6	227	—	—	201

Total non-current assets	7,395	43,840	99,087	54,230	8,920	106,836	1,004	11,365	4,649	80	11,558

Current Assets
Inventories	40	1,595		—	1,510	87	—	—	—	—	—
Trade receivables	1,560	41,105	4	26,815	16,250	27,833	2,275	24,221	4,011	394	7,496
Tax receivables	—	—	1,096	—	1,379	—	3	—	—	—	62
Other receivables and current assets	58	3,771	5,235	4,181	6,412	3,142	221	2,261	42	2	1,500
Intercompany financial receivables	—	81,450	—	126,771	—	—	—	—	—	—	—
Current financial assets	—	—	—	6,632	9,213	—	—	—	4,325	2,975	—
Cash and cash equivalents	264		—	5	3					1	1

Total current assets	1,922	127,923	6,334	164,405	34,766	31,063	2,499	26,482	8,379	3,371	9,059
TOTAL ASSETS	9,317	171,763	105,421	218,635	43,686	137,899	3,503	37,847	13,028	3,451	20,616

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Videotime	Videotime	Medusa Film	Taodue	Radiomediaset	Radio Engineering	Radio Studio 105	Radio Subasio	Radio Aut	Virgin Radio Italy
LIABILITIES AND SHAREHOLDERS’ EQUITY	Nettrotter S.r.l.	Produzioni S.p.A.	S.p.A.	S.p.A.	S.r.l.	S.p.A.	Co S.r.l.	S.r.l.	S.r.l.	S.r.l.	S.p.A.
Shareholders’ equity
Share capital	750	52,000	52,010	120,000	51	7,378	52	780	260	10	10,063
Share premium reserve	1,250	39,293	—	—	2,056	32,422	—	1,047	—	—	—
Treasury shares	—	—	—	—	—	—	—	—	—	—	—
Other reserves	1,000	7,790	51,389	57,079	21,072	44,816	541	—	5,487	41	456
Valuation reserve	—	(163)	(6,335)	152	(3)	362	—	(139)	—	—	(6)
Retained earnings	(1,157)	—	(775)	—	(1)	—	494	7,326	—	—	511
Losses covered during the year	—	—	—	—	—	—	—	—	—	—	—
Profit (loss) for the year	(1,061)	(3,507)	2,273	13,173	(1,197)	(21,572)	22	5,290	1,869	2,202	(60)

TOTAL SHAREHOLDERS’ EQUITY	782	95,413	98,562	190,405	21,978	63,407	1,109	14,305	7,616	2,253	10,964

Non-current liabilities
Post-employment benefit plans	—	15,427	—	360	19	1,226	422	1,187	481	2	72
Deferred tax liabilities	—	2,286	—	—	2	8	—	115	—	—	488
Financial payables and liabilities	—	43	—	950	52	—	—	—	166	—	—
Provisions for risk and charges	—	—	—	—	151	185	25	39	576	561	14

Total non-current liabilities	—	17,756	—	1,309	223	1,419	447	1,341	1,223	563	574

Current liabilities
Payables to banks	—	1		6	2				—	—
Trade payables	8,254	49,360	94	22,238	4,552	37,971	620	7,451	4,109	633	3,405
Provisions for risk and charges	—	1,441	2,500	1,519	3	—	—	—	—	—	—
Current tax payables	—	—	—	19	—	1,105	—	251	—	—	—
Intercompany financial payables	—	—	4,059	—	15,641	26,582	1,151	11,951	—	—	5,506
Other financial liabilities	—	22	—	463	331	—	—	298	—	—	—
Other current liabilities	281	7,770	206	2,675	956	7,415	177	2,251	79	2	166

Total current liabilities	8,535	58,594	6,859	26,920	21,485	73,073	1,948	22,201	4,189	635	9,078

TOTAL LIABILITIES	8,535	76,350	6,859	28,230	21,708	74,492	2,394	23,542	5,412	1,198	9,652

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	9,317	171,763	105,421	218,635	43,686	137,899	3,503	37,847	13,028	3,451	20,616

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Videotime	Videotime	Medusa Film	Taodue	Radiomediaset	Radio Engineering	Radio Studio 105	Radio Subasio	Radio Aut	Virgin Radio Italy
INCOME STATEMENT	Nettrotter S.r.l.	Produzioni S.p.A.	S.p.A.	S.p.A.	S.r.l.	S.p.A.	Co S.r.l.	S.r.l.	S.r.l.	S.r.l.	S.p.A.
Revenues
Revenues from sales of goods and services	347	69,439	85,697	61,446	22,696	47,925	2,645	25,287	7,126	215	7,743
Other revenues and income	47	1,669	4,237	3,628	1,493	4,222		240	2,707	2,858	840

Total revenues	394	71,108	89,934	65,074	24,188	52,147	2,645	25,528	9,833	3,073	8,584

Costs
Personnel expenses	—	26,773	30,884	3,066	6,213	3,646	620	2,029	1,752	56	717
Purchases, services, other costs	1,595	44,424	52,217	16,646	18,205	42,311	1,892	15,160	4,796	294	7,851
Amortisation, depreciation and write-downs	91	4,405	3,381	27,705	263	245	55	615	834	12	536
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—	—	—	—

Total costs	1,687	75,602	86,482	47,417	24,680	46,201	2,568	17,804	7,383	362	9,104

EBIT	(1,292)	(4,495)	3,452	17,657	(492)	5,946	77	7,724	2,450	2,711	(520)

(Expenses)/income from financial investments
Financial expenses	(77)	(13)	(23)	(36)	(509)	(666)	(11)	(391)	(47)	(1)	(47)
Financial income		36	3	39	2	5	—	137	162
(Expenses)/Income from equity investments	—	—	240	(140)	—	(26,536)	—	—	—	—	—

Total (expenses)/income from financial investments	(77)	22	220	(136)	(507)	(27,197)	(11)	(255)	115	(1)	(47)

EBT	(1,369)	(4,472)	3,672	17,521	(999)	(21,251)	66	7,469	2,565	2,710	(567)
Income taxes	(308)	(965)	1,399	4,348	198	320	44	2,179	696	508	(508)

Net profit from continuing operations	(1,061)	(3,507)	2,273	13,173	(1,197)	(21,572)	22	5,290	1,869	2,202	(60)

Profit (loss) for the year	(1,061)	(3,507)	2,273	13,173	(1,197)	(21,572)	22	5,290	1,869	2,202	(60)

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Concursos
	Advertisement 4	Multiplataformas	Conecta 5	Grupo Editorial		Mediacinco Cartera	Mediaset Espana	Mediaset
ASSETS	Adventures SLU	S.A.	Telecinco S.A.U.	Tele 5 SAU	Medset Film Sas	SL	Comunicacion S.A.	Investment SARL
Non current assets
Land, plants, equipment and other tangible fixed assets	—	—	274	—	—	—	59,760	1
Television and cinema rights	—	—	—	—	—	—	133,869	—
Goodwill and other intangible fixed assets	—	21	2,227	—	4,416	—	405,668	2
Equity investments and other financial non current assets	13,635	—	21	—	35	—	177,330	2,094
Tax assets	—	0	1	—		37,356	64,569	143

Total non current assets	13,635	21	2,522	—	4,451	37,356	841,197	2,239

Current assets
Inventories	—	—	2	—	—	—	5,790	—
Trade receivables	—	1,715	237	10,054	1	—	5,713	—
Other receivables and current assets	2	—	99	0	961	—	27,578	761
Intercompany current receivables	—	1,132	8,335	(108)	—	1,404	236,993	—
Current Financial Assets	67	—	79	—	—	14,356	26,410	818
Cash and cash equivalent	27	691	106	15	277	4	97,369	3,794

Total current assets	95	3,539	8,857	9,961	1,239	15,764	399,852	5,373

Non current assets available for sale	861	—	—	—	—	—	—	—

TOTAL ASSETS	14,592	3,560	11,379	9,961	5,689	53,120	1,241,049	7,612

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Concursos
	Advertisement 4	Multiplataformas	Conecta 5	Grupo Editorial		Mediacinco Cartera	Mediaset Espana	Mediaset
LIABILITIES AND SHAREHOLDERS’ EQUITY	Adventures SLU	S.A.	Telecinco S.A.U.	Tele 5 SAU	Medset Film Sas	SL	Comunicacion S.A.	Investment SARL
Shareholders’ Equity
Share Capital	55	60	62	120	545	50	168,359	21,471
Share premium reserve	10,941	—	1,301	—	—	189,953	409,041	—
Treasury shares	—	—	—	—	—	—	(100,500)	—
Profit/(loss) brought forward and other reserves	(4,197)	430	(411)	2,823	—	(153,622)	212,355	(11,465)
Evaluation reserves	272	—	—	—	—	—	—	—
Profit/(loss) for the year	(200)	1,556	5	4,498	(0)	(306)	164,666	(3,244)

TOTAL SHAREHOLDERS’ EQUITY	6,872	2,046	957	7,441	545	36,074	853,920	6,762

Non Current Liabilities
Post-employment benefit plans	—	—	—	—	—	—	—	—
Non Current Tax Liabilities	91	—	—	—	—	—	—	143
Loan and financial liabilities	—	—	6,000	—	—	17,046	9	—
Non Current Provision for risk and charges	—	—	10	—	—	—	17,030	—
Other Non Current Liabilities	—	—	—	—	—	—	250	—

Total Non Current Liabilities	91	—	6,010	—	—	17,046	17,288	143

Current Liabilities
Due to banks	—	16	—	—	—	—	3	—
Trade payables	12	617	2,015	54	210	(1)	182,012	12
Current Provision for Risk and Charges	—	—	—	—	—	—	—	—
Tax liabilities	—	178	65	866	—	0	17,031	449
Intecompany Current Liabilities	7,617	703	2,136	1,600		—	157,071	—
Other current financial liabilities	—	—	—	—	3,935	—	—	—
Other current liabilities	—	—	195	—	999	—	13,724	245

Total Current Liabilities	7,629	1,514	4,412	2,520	5,144	(1)	369,840	707

Non current liabilities related to current assets available for sale	—	—	—	—	—	—	—	—

TOTAL LIABILITIES	7,720	1,514	10,422	2,520	5,144	17,045	387,128	850

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	14,592	3,560	11,379	9,961	5,689	53,120	1,241,049	7,612

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Concursos
	Advertisement 4	Multiplataformas	Conecta 5	Grupo Editorial		Mediacinco Cartera	Mediaset Espana	Mediaset
STATEMENT OF INCOME	Adventures SLU	S.A.	Telecinco S.A.U.	Tele 5 SAU	Medset Film Sas	SL	Comunicacion S.A.	Investment SARL
Revenues
Revenues from the sale of goods and services	—	4,861	11,863	30	—	—	791,741	—
Other revenues and income	—	0	3,002	6,273	—	—	19,129	20

Total Revenues	—	4,861	14,865	6,303	—	—	810,870	20

Costs
Personnel expenses	—	—	722	—	2,307	—	88,128	589
Purchases, services, other costs	19	2,788	13,484	304	(2,315)	2	389,752	753
Amortisation, depreciation and write-downs	—	(3)	936	—	—	—	228,337	8
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—

TOTAL COSTS	19	2,785	15,142	304	(8)	2	706,216	1,351
Gains/(Losses)from disposal of non current assets

EBIT	(19)	2,076	(277)	5,999	8	(2)	104,654	(1,331)

Income/(losses) from financing activity
Financial losses	(241)	(1)	(1)	(2)	(8)	(406)	(474)	(574)
Financial income	—	—	213	0	—	—	72,652	1,346
Income/(losses) from equity investments	—	—	—	—	—	—	5,788	(2,524)
Other income/(losses) from financing activity	(6)	—	0	—	—	—	(734)	2

Total Income/(Losses) from financing activity	(247)	(1)	213	(2)	(8)	(406)	77,233	(1,750)

EBT	(266)	2,075	(64)	5,997	(0)	(408)	181,887	(3,081)
Income taxes	(67)	519	(69)	1,499		(102)	17,221	163

NET RESULT FROM CONTINUING OPERATIONS	(200)	1,556	5	4,498	(0)	(306)	164,666	(3,244)

Gains/(Losses) from disposal of assets available for sale

NET RESULT FOR THE YEAR	(200)	1,556	5	4,498	(0)	(306)	164,666	(3,244)

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Premiere Megaplex			Publimedia Gestion	Radio 105 USA	Sogecable Editorial	Telecinco Cinema
ASSETS	Netsonic SL	SA	Publiespaña SAU	Publieurope Ltd	SAU	Corp.	S.L.U.	SAU
Non current assets
Land, plants, equipment and other tangible fixed assets	16	—	59	50	—	—	—	—
Television and cinema rights	—	—	—	—	—	—	—	22,674
Goodwill and other intangible fixed assets	0	—	92	—	—	—	—	0
Equity investments and other financial non current assets	31	—	2,142	—	—	—	—	—
Tax assets	298	—	3	—	—	—	—	132

Total non current assets	344	—	2,296	50	—	—	—	22,806

Current assets
Inventories	13	—	—	—	—	—	—	15
Trade receivables	1,407	—	202,087	1,619	(8)	—	60	14,816
Other receivables and current assets	171	—	249	866	0	13	19	35
Intercompany current receivables	—	—	123,985	6,412	2,908	—	334	29
Current Financial Assets	—	—	4,404	47,708	—	—	—	894
Cash and cash equivalent	495	—	32,875	1,402	7	124	7	2,554

Total current assets	2,086	—	363,600	58,007	2,907	137	419	18,343

Non current assets available for sale	—	—	—	—	—	—	—	—

TOTAL ASSETS	2,430	—	365,895	58,057	2,907	137	419	41,149

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Premiere Megaplex			Publimedia Gestion	Radio 105 USA	Sogecable Editorial	Telecinco Cinema
LIABILITIES AND SHAREHOLDERS’ EQUITY	Netsonic SL	SA	Publiespaña SAU	Publieurope Ltd	SAU	Corp.	S.L.U.	SAU
Shareholders’ Equity
Share Capital	10	—	601	7,697	61	—	3	160
Share premium reserve	1,689	—	—	—	—	—	—	4,877
Treasury shares		—	—	—	—	—	—	—
Profit/(loss) brought forward and other reserves	(1,867)	—	(17,626)	40,649	2,620	65	287	(15,062)
Evaluation reserves		—	—	—	—	—	—	—
Profit/(loss) for the year	138	—	67,095	5,897	170	29	97	6,287

TOTAL SHAREHOLDERS’ EQUITY	(31)	—	50,070	54,243	2,851	94	387	(3,737)

Non Current Liabilities
Post-employment benefit plans	—	—	—	—	—	—	—	—
Non Current Tax Liabilities	—	—	—	2	—	—	—	2
Loan and financial liabilities	—	—	—	—	—	—	—	28,500
Non Current Provision for risk and charges	—	—	100	—	—	—	—	27
Other Non Current Liabilities	—	—	—	—	—	—	—	7

Total Non Current Liabilities	—	—	100	2	—	—	—	28,537

Current Liabilities
Due to banks	617	—	—	—	—	—	—	—
Trade payables	125	—	15,951	420	0	43	0	6,768
Current Provision for Risk and Charges	101	—	38,994	—	—	—	—	—
Tax liabilities	68	—	615	607	0	—	0	51
Intecompany Current Liabilities	919	—	253,980	1,218	55	—	32	9,171
Other current financial liabilities	—	—	—	—	—	—	—	—
Other current liabilities	630	—	6,185	1,568	—	—	—	359

Total Current Liabilities	2,461	—	315,725	3,813	56	43	32	16,350

Non current liabilities related to current assets available for sale	—	—	—	—	—	—	—	—

TOTAL LIABILITIES	2,461	—	315,825	3,814	56	43	32	44,887

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	2,430	—	365,895	58,057	2,907	137	419	41,149

MEDIASET S.P.A.

Summary tables of main economic and financial data of companies included in the consolidation area

(values in EUR thousands)

		Premiere Megaplex			Publimedia Gestion	Radio 105 USA	Sogecable Editorial	Telecinco Cinema
STATEMENT OF INCOME	Netsonic SL	SA	Publiespaña SAU	Publieurope Ltd	SAU	Corp.	S.L.U.	SAU
Revenues
Revenues from the sale of goods and services	4,591	625	934,006	33,082	(15)	520	—	23,031
Other revenues and income	14	0	127	—	213	6	131	1,969

Total Revenues	4,605	625	934,133	33,082	197	526	131	25,000

Costs
Personnel expenses	1,061	57	18,107	2,815	(1)	—	—	1,097
Purchases, services, other costs	3,529	694	828,088	22,920	476	492	3	3,688
Amortisation, depreciation and write-downs	4	9	(475)	34	(504)	5	—	13,360
Impairment losses and reversal of impairment on fixed assets	—	—	—	—	—	—	—	—

TOTAL COSTS	4,593	759	845,719	25,769	(30)	497	3	18,145
Gains/(Losses) from disposal of non current assets

EBIT	11	(134)	88,413	7,313	227	29	129	6,856

Income/(losses) from financing activity
Financial losses	(43)	(22)	(237)	—	(0)	—	(0)	(920)
Financial income	1	0	951	59	0	—	—	0
Income/(losses) from equity investments	—			—		—	—	—
Other income/(losses)from financing activity	(13)	95	101	157		—	—	(8)

Total Income/(Losses) from financing activity	(55)	73	816	216	(0)	—	(0)	(928)

EBT	(44)	(61)	89,229	7,529	227	29	129	5,928
Income taxes	(181)	—	22,134	1,632	57		32	(359)

NET RESULT FROM CONTINUING OPERATIONS	138	(61)	67,095	5,897	170	29	97	6,287

Gains/(Losses) from disposal of assets available for sale

NET RESULT FOR THE YEAR	138	(61)	67,095	5,897	170	29	97	6,287

EXTRACT FROM THE RESOLUTIONS

ADOPTED BY THE SHAREHOLDERS’ MEETING

The Shareholders’ Meeting was held in single call on 27 June 2018.

A. Financial Statements at 31 December 2017

With regard to item 1 on the approval of the Financial Statements at 31 December 2017 of the merged company Videotime S.p.A., the following decision was made:

•                  to approve the financial statements at 31 December 2017 of Videotime S.p.A. showing a profit for the year euro 2,273,338.90 (2 million 273 thousand 338 point 90) and the report on operations of the Board of Directors of Videotime S.p.A.;

•                  to allocate the profit for the year to the item “Profits from prior years”.

With regard to item 2 on the approval of the Financial Statements at 31 December 2017 and allocation of profit for the year; Report on operations of the Board of Directors, of the Board of Statutory Auditors and of the Independent Auditors; presentation of the consolidated financial statements at 31 December 2017; presentation of the consolidated non-financial report at 31 December 2017; the following decision was made:

•                  to approve the financial statements at 31 December 2017 which closed with a profit for the year of euro 69,151,696.07 (69 million 151 thousand 696 point 7) and the report on operations of the Board of Directors;

•                  to allocate the profit for the year to an extraordinary reserve.

Consequently, the extraordinary reserve amounting to EUR 1,285,724,789.33 (one billion 285 million 724 thousand 789 point 33) will increase to EUR 1,354,876,485.40 (one billion 354 million 876 thousand 485 point 40).

B. Compensation Report, pursuant to article 123-ter of Italian Legislative Decree 58/1998

With reference to item 3, acknowledging the compensation report prepared by the Board of Directors in accordance with art. 123-ter of the Finance Consolidation Act and the enacting provisions issued by Consob, the following decision was made:

to approve the first section of the report, which illustrates the Company’s policy with regard to compensation paid to directors and key management personnel, in compliance with the above mentioned article 123-ter of the Consolidated Finance Law.

C. Proposal for establishment of a compensation plan pursuant to Article 114-bis of Legislative Decree no. 58/1998

With reference to item 4 concerning the proposal for establishment of a medium-long term incentive and retention plan, the following decision was made:

1. to approve the establishment of a medium-long term incentive and retention plan for 3 years from 2018, for the managers and executives of the company and of the subsidiaries, to be selected by the

Board of Directors from among the personnel whose functions are strategic in the pursuit of the Group’s results, with the above characteristics;

2. to grant the Board of Directors full powers to implement the above plan for the years 2018-2020; in particular, the Board has the following powers, among others:

•                  to approve the regulations for the Plan;

•                  to select the recipients of the Plan;

•                  to set the performance targets;

•                  to award the rights and implement the Plan fully, in accordance with the characteristics illustrated above.

D. Appointment of the Board of Directors, after determining the number of members, term of office, and compensation

In relation to the appointment of the Board of Directors:

With reference to item 5 relating to the determination of the number of members of the Board, the following decision was made:

to entrust the management of the Company to a Board of Directors composed of 15 members.

With reference to item 6 relating to the determination of the term of office of the Board, the following decision was made:

to set the term of office of the Board of Directors at three years, until the date of the meeting called to approve the financial statements at 31 December 2020.

With reference to item 7 concerning the appointment of the Board of Directors, the following persons have been elected:

1.                                      Fedele Confalonieri

2.                                      Pier Silvio Berlusconi

3.                                      Marco Giordani

4.                                      Gina Nieri

5.                                      Niccolò Querci

6.                                      Stefano Sala

7.                                      Marina Berlusconi

8.                                      Danilo Pellegrino

9.                                      Carlo Secchi

10.                               Marina Brogi

11.                               Francesca Mariotti

12.                               Andrea Canepa

(from majority list “2”)

13.                               Giulio Gallazzi

14.                               Costanza Esclapon

15.                               Raffaele Cappiello

(from minority list “1”)

Carlo Secchi, Marina Brogi, Francesca Mariotti, Andrea Canepa, Giulio Gallazzi, Costanza Esclapon and Raffaele Cappiello have declared that they meet the independence requirements as stipulated by current legislation.

The position of Chair of the Board of Directors is held by the person listed in the first place on the majority list: Fedele Confalonieri.

With reference to item 8 relating to the determination of the compensation of the Directors, the following decision was made:

to fix the gross annual remuneration payable to the Board of Directors at euro 620,000.00 (six hundred and twenty thousand euros), to be divided as follows:

• to the Chair, euro 60,000.00 (sixty thousand euros);

• to each of the other directors, euro 40,000.00 (forty thousand euros);

with the right to withdraw the amount during the year, also on multiple occasions;

• to award an attendance fee to the directors sitting on the Board’s advisory committees and on the independent committee for related party transactions, of euro 4,000.00 (four thousand euros) gross, payable to the Chair, and of euro 3,000.00 (three thousand euros) gross, to the other members for attending each committee meeting.

E. Decisions on the adjustment of the compensation of the independent auditors.

With reference to item 9 relating to the adjustment of the compensation of the independent auditors, the following decision was made:

to approve, by the indicated deadline, the supplementary fee for the auditors Deloitte & Touche S.p.A., with no change to the other terms and conditions of the original proposal approved by the meeting of shareholders of Mediaset S.p.A. in its decision of 28 June 2017.

F. Authorisation for the Board of Directors to purchase and dispose of treasury shares.

With regard to item 10, concerning the authorisation for the Board of Directors to purchase and dispose of treasury shares, also to service stock option plans and other share-based medium-long term incentive and retention plans, the following decision was made:

to grant the Board of Directors the power, also through trading in options or financial instruments, including derivatives, relative to the Mediaset share, to purchase up to a maximum of 118,122,756 (118 million 122 hundred 756) ordinary treasury shares of a nominal value of EUR 0.52 (zero point 52) each - amounting to 10% (ten per cent) of the share capital - in one or more lots, until the approval of the Financial Statements at 31 December 2018 and, in any case, for a period of no longer than 18 (eighteen) months from the date of the relative resolution of the General Meeting. The above amount is covered by available reserves as shown in the latest set of approved Financial Statements. For the purposes of calculating the 10% limit of share capital, own shares already held in the portfolio will also be considered.

Purchase transactions shall be effected as follows:

•                  purchases will have to be effected in line with the operating methods detailed at Article 144-bis letter a, b) and c) of the Issuers’ Regulation. The purchase price of the shares will be determined from time to time, considering the method chosen for executing the transaction and in compliance with legal and regulatory provisions or permitted market practices, between a minimum and a maximum price that can be calculated based on the following criteria;

•                  if the own shares are bought on regulated markets, the purchase must take place at a price that meets the requirements of Art. 3(2) of Delegated Regulation 2016/1052/EU, i.e. at a price not in excess of the higher of the price of the last independent transaction and the price of the highest independent purchase offer on the market on which the offers to purchase are made, or conforming to the laws in force from time to time;

•                  in any case the purchases must be made at a price per share that is not more than 20% higher or lower than the price that the share would have recorded on the trading day prior to each operation, or the date on which the price was set;

•                  Under Art. 132, paragraph 3, of the Consolidated Law on Finance, these operating methods will not apply to the purchase of treasury shares held by employees of the company or its subsidiaries and allocated or subscribed pursuant to Articles 2349 and 2441, paragraph 8, of the Italian Civil Code or part of compensation schemes based of financial instruments approved pursuant to Article 114-bis of the Consolidated Law on Finance;

•                  the purchases would have to be effected so as to ensure the equal treatment of all shareholders and in compliance with the methods provided for by law, including relevant EU law, as referred to in the Board of Directors’ Report to this Shareholders’ Meeting about this item on the agenda.

In accordance with Art. 2357-ter of the Italian Civil Code, to authorise the Board of Directors, in compliance with current legislation and all regulations that may be applicable, as well as with the regulations issued by Borsa Italiana and all relevant EU regulations, to:

a) dispose of treasury shares, either purchased based on this resolution or already held by the Company, to the participants in the compensation plans, against payment or free of charge, at the terms and conditions - including the price, where applicable - established by those plans and their regulations. The authorisation referred to in this paragraph will be granted within the time limits set by the compensation plans;

b) dispose of the shares, either purchased based on this resolution or already held by the Company, in accordance with one of the following procedures:

i) in cash transactions; in this case, the shares will be sold either through the stock exchange the shares are listed on, and/or outside the stock exchange at a price not less than 90% of the price of the shares quoted on the stock exchange on the trading day before each individual transaction;

ii) through swap, exchange, contribution or through other operations using the shares, as part of business plans or corporate financing operations. If the financial terms and conditions of the transfer transactions, including the valuation of shares swapped, are not established by law they will be determined, with the aid of independent experts, based on the nature and characteristics of the transactions, taking into account the performance of Mediaset shares on the market.

The authorisation under this paragraph b) is granted with no time limit;

to grant to the Board of Directors and through it to the Chairman, Vice Chairman and Chief Executive separately and with powers of sub-delegation - all necessary powers to execute the resolutions under the above points, taking all required, appropriate, instrumental and/or relevant actions for their successful implementation, as well as to comply with market disclosures required by relevant laws, including EU laws and admitted market practices applicable from time to time;

to expressly acknowledge that in application of the “whitewash” (Art. 44-bis, paragraph 2, Consob Resolution no. 11971/1999, the decision to authorise the purchase of treasury shares was approved by the majorities envisaged by that provision and therefore the treasury shares purchased by the Company in execution of that authorisation resolution will not be excluded from the ordinary share capital (and will therefore be calculated within it) if, as a result of the purchases of treasury shares, a shareholder exceeds the material limits for the purposes of Article 106 of the Consolidated Law on Finance.

MEDIASET

Mediaset Group
Compensation Report

20

Written pursuant to art. 123-ter of Legislative Decree No. 58 of 24 February 1998, and pursuant to art. 84-quater of the Issuers Regulations, Consob Resolution No.11971 of 14 May 1999 and in accordance with Attachment 3A Charts 7-bis and 7-ter of said Regulations.

Mediaset Group - Compensation Report

Contents

Letter from the Chairman of the Compensation Committee	4

SECTION I	5

1. Introduction	5

1.1. Key elements of the compensation policy	6

2. Governance model	7

2.1. Bodies and/or individuals involved	7
2.2. Compensation Committee	7
2.3. Involvement of independent experts	9

3. Scope, purposes and principles of the compensation policy	9

4. Compensation of the delegated bodies and key management personnel	10

4.1. Structure of compensation	10
4.2. Fixed part	11
4.3. Short term incentive	11
4.3.1. Objectives assigned to the Delegated Bodies	12
4.3.2. Objectives assigned to Key Management Personnel	14
4.4. Long-term Incentive	15
4.4.1. Objectives assigned to delegated bodies and key management personnel	17
4.5. Benefits	18
4.6. Other payments	18
4.7. Pay-mix	18
4.7.1. Pay-mix of the delegated bodies	19
4.7.2. Pay mix of Key management personnel	20
4.8. Pay in the event of the termination of a position or work relationship	20

5. Policy for non-executive directors	21

6. Other information	21

SECTION II	22

1. Delegated bodies	22

1.1. The Chairman	22
1.2. Deputy Chairman and Chief Executive Officer	22

2. Key Management Personnel	23

2

Mediaset Group - Compensation Report

3. Board of Statutory Auditors	26

4. Compensation tables	27

3

Letter from the Chairman of the Compensation Committee

Dear Shareholders,

I am pleased to present the Compensation Report of Mediaset S.p.A. for the 2018 financial year, submitted to the vote of the Ordinary Shareholders’ Meeting, which will be held on 27 June; I take this opportunity to thank the other members of the Committee who actively contributed to the definition of Compensation policy.

Following last year’s work, which led to the introduction of some significant changes to the Compensation policy, which were favourably received by the shareholders, the Compensation Committee continued to seek opportunities to improve the Compensation policy, with the objective of keeping the alignment with national and international best practices and of ensuring a policy consistent with the Group’s structure and corporate strategy.

As in prior years, the Compensation policy for this year is characterized by a high level of disclosure of the basic elements underlying the remuneration packages of the Company’s top management and of the instruments adopted within the Group. This approach points to the Committee’s desire to maintain the effective and transparent dialogue with shareholders and investors launched in recent years, which is based on clear representation of Mediaset’s compensation policy in support of its business objectives.

With reference to the changes introduced last year, the guidelines defined and the commitments made to the shareholders last year were maintained; more specifically, the new short-term incentive system was applied, which involved different levels of payments in application of the mechanisms of correlation to the Group’s results introduced in 2017 and which was also confirmed in the 2018 Compensation Policy.

By proposing a new edition of the medium-long term incentive plan, to be submitted for shareholders’ approval at the ordinary Shareholders’ Meeting, the Group also confirmed its intention to maintain a modern medium-long term share-based incentive system, based on the deferral of part of the short-term incentive, being aware that this instrument helps further align the objectives of management with those of the shareholders and the investor community.

Confident that the compensation policy for the financial year 2018 is in line with shareholders’ expectation, I am sure that the future members of the Board of Directors and of the Compensation Committee will benefit from our commitment during the last mandate in view of further improving the support for value creation to the benefit of shareholders.

Milan, 24 April 2018

The Chairman of the Compensation Committee

Michele Perini

4

SECTION I

1. Introduction

This Report, approved by the Board of Directors on 24 April 2018, describes the principles and guidelines of Mediaset S.p.A.’s compensation policy and its implementation, on a transparent basis and in compliance with applicable standards and regulations.

On 24 April 2018, the Compensation Committee submitted to the Board of Directors a proposal for a general compensation policy.

The compensation policy is based on the conviction that there is a close connection between the compensation of directors and key managers, company performance and the creation of value over the medium and long term.

In this regard, the pursuit of a policy capable of ensuring full consistency between overall “management” compensation and overall company performance is a key element for meeting investor expectations and strengthening the confidence of all stakeholders.

The compensation policy, developed pursuant to the provisions of Consob Resolution No. 18049 of 23 December 2011 to implement Article 123-TER of Legislative Decree 58/1998 concerning the transparency of the compensation paid to directors of listed companies, in accordance with the Procedure for Transactions with Related Parties adopted by the Group on 9 November 2010, is submitted to the approval of the shareholders at the Shareholders’ Meeting also called to approve the 2017 Financial Statements.

5

1.1. Key elements of the compensation policy

Component	Purposes and main features		Chairman	Deputy Chairman and Chief Executive Officer	Key Management Personnel
Fixed	Compensates responsibilities assigned, experience and distinctive skills possessed. Is in line with the best market practices and such as to guarantee an adequate level of retention.		€ 3,458,579.38 (includes the yearly consideration for the non-compete agreement)	1.384.140,22 €	Compensation linked to the significance of the position
Variable short-term	Ensures a direct link between compensation and performance results; its purpose is to reward the achievement of corporate and personal objectives. The system of correlation with the Group's results ensures financial balance and the incentive function of the plan	*Mechanism of correlation with Group results*	Group Net Profit (on / off condition)	Group Net Profit (on / off condition)	Adjusted EBIT Italy
		Performance Objectives	Net financial position (50%) Group EBIT (50%)	Net financial position (50%) Group EBIT (50%)	Defined according to the scope of assigned
		Reference	Budget (which corresponds to a 100% payout)		
		Payout scale	Performance range: 91% - 105%		
		Target value (before LTI allocation)	200.000 €	500.000 €	€ 400,000 *(average)*
		Target effect on fixed compensation assuming 25% allocation to LTI	4%	27%	27%
		Maximum effect on fixed component assuming 25% allocation to LTI	5%	34%	33%
		Target effect on fixed compensation assuming 50% allocation to LTI	3%	18%	18%
		Maximum effect on fixed component assuming 50% allocation to LTI	4%	23%	22%
		Claw-back and Malus	The plan's regulations allow the Company to utilise the claw-back and malus clauses, which make it possible, when some circumstances occur, to request the return, in whole or in part, of sums already paid or to not pay them.		
Variable medium-long term	Ensures the growth of the company's value and the achievement of results sustainable over time, the loyalty of the key personnel and the alignment of the objectives of management with those of the shareholders. The plan is activated by allocating a share of 25% or 50% SIA target bonus. This share is converted into rights to receive shares of the Company; at the same time, Mediaset attributes a corresponding number of rights to the beneficiary (matching).	*Performance Objectives*	Free Cash Flow of the Group accumulated during the Net result of the Group accumulated during the three-		
		Reference	Budget accumulated during the three-year period (which corresponds to a 100% payout)		
		Payout scale	Performance range: 75% - 100%		
		Target value	according to individual choice		
		Target effect (same as maximum) on fixed compensation assuming 25% allocation to LTI	3%	18%	18%
		Target effect (same as maximum) on fixed compensation assuming 50% allocation to LTI	6%	36%	35%
		Vesting	The performance is assessed with a time horizon of three years for each assignment cycle.		
		Lock-Up	20% of the shares earned are subject to a lock-up period of one year.		
		Claw-back and Malus	The plan's regulations allow the Company to utilise the claw-back and malus clauses, which make it possible, when some circumstances occur, to request the return, in whole or in part, of shares already assigned or to not assign them.

6

2. Governance model

2.1. Bodies and/or individuals involved

Mediaset’s compensation policy is defined clearly and transparently through a shared process involving the Board of Directors, the Compensation Committee, the Shareholders’ Meeting and the relevant company department (Human Resources, Procurement and Services Central Department).

The Board of Directors, following proposals by the Compensation Committee, establishes the general compensation policy for delegated bodies and key management personnel.

On an annual basis, the directors submit the Report on the compensation policy for directors and key management personnel to the Shareholders’ Meeting for approval.

The Board of Directors is also directly responsible for implementing the policy for the compensation of delegated bodies.

Delegated bodies, within their area of responsibility, and the Human Resources, Procurement and Services Department, are responsible for the compensation policy for key management personnel.

2.2. Compensation Committee

The Compensation Committee consists of three non-executive directors, the majority of whom are independent and will remain in office until the term of office of the entire Board of Directors expires; among them are experts in financial matters and compensation policies. The Committee currently comprises:

Members of the Compensation Committee

Michele Perini	Chairman	Independent Director
Bruno Ermolli	Member	Non-executive Director
Fernando Napolitano	Member	Independent Director

The Board of Directors assigned the following responsibilities to the Compensation Committee:

•                  to periodically review the adequacy, overall consistency and actual application of the general policy adopted for the compensation of the Chairman, Deputy Chairman and Chief Executive Officer, and key management personnel, using, as regards the latter, information supplied by the Chairman, Deputy Chairman and Chief Executive Officer, and submitting the related proposals to the Board of Directors;

•                  to provide advance opinions on the proposals of the Board of Directors, and, on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the compensation of the Chairman, Deputy Chairman and Chief Executive Officer and on setting performance objectives related to the variable

7

component of the compensation It also monitors the application of decisions taken by the Board;

•                  to provide advance opinions on the proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the definition by Mediaset S.p.A.’s delegated bodies on the compensation of key management personnel and of the other key executives of the Mediaset Group;

•                  to provide advance opinions on proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning general regulations for allocating compensation (allocation, rejection or reversal) to employees of the companies of the Mediaset Group designated to fill positions in administrative and control bodies and/or in committees appointed by administrative bodies of Italian or foreign subsidiaries or investee companies;

•                  to make proposals to the Board of Directors concerning the criteria, beneficiary categories, quantities, terms, conditions and procedures for share-based compensation plans.

•                  The Committee meets at the frequency required to fulfil its functions.

Normally, the Chairman and/or other members of the Board of Statutory Auditors participate in the meetings.

When fulfilling its functions, the Committee has the right to access the corporate information and departments as required to accomplish its tasks, and to utilise outside consultants who are not in a situation that would compromise the independence of their opinion, at the terms and within the limits set by the Board of Directors.

None of the directors participate in the meetings of the Committee in which proposals regarding their compensation are formulated.

During 2017, the Committee carried out its activities; among others, it:

•                  took note of the new short-term incentive system called SIA (Annual Incentive System);

•                  expressed favourable opinion regarding the performance objectives set for the 2017 financial year in connection with the variable component of the compensation of directors who occupy specific positions (Chairman and Deputy Chairman - Chief Executive Officer);

•                  took note of the outcome of the assignment given to the company Georgeson S.r.l. to identify the main critical aspects of the Company’s compensation policy and carry out the related in-depth analyses;

•                  approved the Report on the Compensation Policy and assigned the Committee Chairman to make a proposal to the Board of Directors on 19 April 2017;

During 2018, the Committee:

•                  carried out a market analysis on the remuneration of the Board of Directors and the Committees, with the help of Willis Towers Watson, a specialized

8

consulting firm, whose results were brought to the attention of the Board of Directors for the implementation of the final considerations;

•                  examined the renewal proposal of a three-year medium-long term incentive plan, having essentially the same characteristics as the previous one, and instructed the Chairman to submit the proposal to the Board of Directors on 24 April 2018;

•                  approved the Report on the Compensation Policy and assigned the Committee Chairman to make a proposal to the Board of Directors on 24 April 2018.

2.3. Involvement of independent experts

On a regular basis, both the relevant company department (Human Resources, Procurement and Services) and the Compensation Committee analyse the fairness and competitiveness of the compensation packages of the Chairman and of the Deputy Chairman and Chief Executive Officer, in overall terms and for each component. They also consult independent outside advisors and/or companies specialised in executive compensation that are recognised for their reliability and for the comprehensive nature of their databases used for national and international comparisons and their use of standard methodologies to assess the complexity of assigned roles and powers.

Although no independent experts took part in the preparation of the compensation policy, this report was defined by also taking into account the results of the activity carried out by the company Georgeson S.r.l., appointed in 2016 to identify the main critical aspects of the Mediaset compensation policy with respect to the “suggested guidelines for professional investors and proxy advisors”, referred to in the previous paragraph.

3. Scope, purposes and principles of the compensation policy

Mediaset compensation policy sets principles and guidelines for establishing the compensation of:

•      Delegated bodies

•      Key Management Personnel

•      Non-executive and independent directors.

9

With specific reference to the delegated bodies and key management personnel, it is inspired by the following guiding principles:

Alignment with the business strategy

Strengthening values, capabilities, and conducts, aligning them with the business strategies, by recognising the responsibility and crucial nature of the position held, results achieved, and quality of professional contribution. The structure of the overall compensation includes a balanced package of fixed and variable, material and non-material components.

Attract and retain high-value personnel

Mediaset believes the compensation policy is a key vehicle for attracting, retaining and motivating key resources and for contributing to the creation of sustainable value over the medium and long term for all stakeholders. To this end, the compensation policy is structured to guarantee competitiveness with the outside market and to ensure internal equity, also consistently with the defined performance levels.

Link with performance and value creation

The ongoing use of a variable component of the compensation, split into a short-term and a medium-long-term (share-based) component, makes the compensation policy consistent with the medium-long-term interest of the Company and its shareholders.

4. Compensation of the delegated bodies and key management personnel

4.1. Structure of compensation

The structure of the compensation of the delegated bodies and key management personnel comprises the following components:

Fixed part	it is defined with reference to the responsibilities assigned and distinctive competencies possessed it is monitored periodically against market benchmarks to guarantee an adequate level of retention

Variable part - short-term incentive	it ensures a direct link between compensation and performance results; its purpose is to reward the achievement of corporate and personal objectives

Variable part - medium-long-term incentive	it ensures the growth of the company’s value and the achievement of results sustainable over time, the loyalty of the key personnel and the alignment of the objectives of

10

management with those of the shareholders

Benefits

they include non-monetary forms of compensation, complementing the other compensation elements; they provide competitive advantage and address the various needs of the executive (welfare and improved quality of life)

The components listed above are illustrated in detail in the following paragraphs.

4.2. Fixed part

The fixed compensation of the delegated bodies and key management personnel is defined in relation to the responsibilities assigned, the complexity of the position, the experience and distinctive competence of each person. It is periodically monitored against market benchmarks, in particular through the use of compensation databases prepared by a leading consulting firm specialized in compensation, in order to ensure adequate retention. The weight of the fixed component, a distinctive characteristic of Mediaset, is instrumental in preventing actions based on short-term opportunities.

The fixed component is subdivided into:

•                  Gross annual compensation (GAC), related to the significance of the position, which the delegated bodies and the key management personnel receive if they are employees of the company

•                  Compensation the delegated bodies receive for the position of directors charged with specific tasks and key management personnel as directors. For the latter, in addition, from time to time, the pertinent company body can set compensations for directors charged with specific tasks.

4.3. Short term incentive

Starting from 2017, the Mediaset Group has introduced a new Annual Incentive System, called SIA, applicable to the delegated bodies, the key management personnel and to all Group executives. The SIA plan is governed by a specific Regulation, distributed to each participant, which details all the principles underlying the system, including the accessory clauses provided by the best practices on incentive matters.

This system has the main objective of strengthening and guaranteeing the alignment between how individuals act and short-term company objectives.

The plan provides for a correlation mechanism between the Group’s economic results and the level of payable incentives, through a system that determines the bonus that can actually be obtained based on the performance of a financial statement parameter, which is different between delegated bodies and key

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management personnel, as later detailed in the paragraphs dedicated to their respective objectives.

Depending on the responsibilities associated with the role, quantitative objectives of a mainly financial nature, set out in a specific sheet and each with a defined relative weight, are assigned to each recipient of the system, as explained in the following paragraphs. For the purpose of paying the incentive, the relative performance in percentage terms is measured independently for each objective. A correlation scale is applied to it which determines the relative payout level. This scale rewards performance at least equal to 91%, which corresponds to the payment of 10% of the value of the bonus associated with each objective. On the other hand, the maximum payment is earned when a performance of 105% is achieved; this level corresponds to the payment of 125% of the bonus value associated with each objective.

The following graph shows the relation between system payout and performance, which is applied to all recipients of the system and to all objectives:

The Plan regulation provides for a malus clause that gives the Company the right not to award the bonus, in whole or in part, in the event of deterioration of the Group’s financial position and/or if the Performance Objectives were determined based on data that have subsequently proved to be manifestly incorrect. In the latter case, a claw-back clause is also provided, which also applies if it is found that performance targets have been achieved on the basis of fraudulently falsified data.

4.3.1. Objectives assigned to the Delegated Bodies

For the Chairman and the Deputy Chairman and Chief Executive Officer, the correlation with company results is based on the Group’s Net Profit. It acts as an

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on/off system activation condition, as well as parameter for any downward reassessment of the Bonus target value. In particular:

•                  In case of negative Group Net Profit (loss for the year) no bound will be paid to the delegated bodies;

•                  In the case of positive Group Net Profit of less than €50 million, the target value of the bonus will be revalued proportionately, through a 2 percentage points reduction for each € 1 million less than the threshold of €50 million;

•                  In the case of Group Net Profit of €50 million or more, the bonus opportunity will be 100% of the reference target.

The following chart shows the mechanism for activating the incentive system and for proportional recalculation of the reference target value:

The quantitative financial objectives for the delegated bodies are formalized in an Objective Sheet, which for 2018 is composed as follows:

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To both objectives, the performance-payout correlation scale is applied, which can increase by up to 125% the maximum payout associated with the achievement of each objective.

The target performance objective of each indicator is represented by the annual Budget value approved by the Board of Directors, which is associated with a 100% payout. These values are not explained as they are price sensitive information.

4.3.2. Objectives assigned to Key Management Personnel

For key management personnel, the correlation with company results is based on EBIT Italy, adjusted by separating the result of the listed subsidiaries. The target value of the bonus to is proportionally reduced based on such value, if the company profitability results are unsatisfactory. In particular:

•                  In case of negative EBIT Italy, the bonus will be reduced by 50% of the target value;

•                  In case of positive EBIT Italy of less than €50 million, the target value of the bonus will be revalued proportionately, through a 1 percentage points reduction for each € 1 million less than the threshold of €50 million;

•                  In case of EBIT Italy of €50 million or more, the bonus opportunity will be 100% of the reference target.

The following chart shows the mechanism for the proportional recalculation of the reference target value:

The quantitative objectives are assigned to key management personnel depending on the responsibilities related to the role and mainly consist of financial objectives. The objectives allocated for 2018 to each key manager who is beneficiary of the SIA system are summarized below, aggregated by type:

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To each indicator, the performance-payout correlation scale is applied, which can increase by up to 125% the maximum payout associated with the achievement of each objective.

The target performance objectives of each indicator are represented by the annual Budget value approved by the Board of Directors, which is associated with a 100% payout. These values are not explained as they are price sensitive information.

4.4. Long-term Incentive

In 2015, the Shareholders’ Meeting approved a new medium-long-term incentive plan having the following objectives:

•                  to ensure the growth of the value of the Company by aligning the interest of management with those of the shareholders;

•                  to motivate management to achieve results that can be sustained over time

•                  to ensure the loyalty of key personnel in order that they remain within the Group;

•                  to ensure an adequate level of competitiveness of the compensation in the employment market.

On 24 April 2018 the Board of Directors of the Company, upon proposal by the Compensation Committee, took note of the effectiveness of this Plan and decided to submit a plan with similar characteristics and purposes to the approval of the Ordinary Shareholders’ Meeting scheduled for 27 June 2018.

The Plan is intended for delegated bodies, key management personnel and executives in first and second line management who hold strategically important positions, with a major impact on value creation for the Mediaset Group and

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shareholders. Recipients, who were 29 last year, are selected by the Board of Directors on the proposal of the Compensation Committee.

The plan consists in granting rights to receive free common shares of Mediaset S.p.A. (so-called performance shares) at the end of a three-year vesting period, on condition of achieving pre-determined performance levels. More specifically, the plan provides for the attribution of base rights and of matching rights.

Base rights are determined depending on the choice of each recipient to assign one quarter or one half of the target bonus of his/her short-term incentive plan to the medium-long-term incentive plan. The beneficiary receives 1 additional matching right for each base right deriving from deferring one share of his/her short-term target bonus.

One common share of Mediaset corresponds to each right. The actual maturing of the rights, and therefore of the corresponding shares, is subject to:

•                  continuity of the employment relationship during the three-year vesting period

•                  degree of achievement of the performance objectives of the plan.

The plan operates over three three-year granting cycles with assignment of the rights in the years 2018, 2019, and 2020 and provides, at the end of the 36-month vesting period, for a one-year lock-up period for 20% of any shares that might be assigned. The graph below shows the operating mechanism of the Plan, also in relation to the implementation of the medium-long term incentive plan in force in 2015, 2016 and 2017.

In 2018, the rights for the first three-year cycle of the new Plan will be assigned and the shares relating to the first cycle of the previous Plan will be allocated.

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4.4.1. Objectives assigned to delegated bodies and key management personnel

For all recipients, the plan is linked to the following performance objectives:

The medium-long term incentive system rewards a performance range (calculated as the weighted average of the 2 objectives) between 75% and 100%, corresponding respectively to the vesting of 50% and 100% of the assigned rights. In the event of intermediate results, a share of the rights will vest while no rights will vest over 100% in case of overperformance.

The plan regulation includes a malus clause that allows the Company to not assign, in whole or in part, the shares matured, if the financial or balance sheet situation of the Group deteriorates significantly. In addition, there are claw-back clauses in the event that rights mature on the basis of data that turn out to be incorrect or forged.

20% of the shares deriving from the plan are subject to a 12 month lock-up period, during which the beneficiaries may not dispose of the shares matured (no-sale or no-transfer constraint).

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4.5. Benefits

To complement the compensation package, Mediaset offers non-monetary benefits mostly in the area of social security and assistance and to supplement the provisions of national employment agreements: supplementary health care plan, insurance for accidents, life and permanent disability caused by illness, company vehicle. In keeping with best practices, a third-party civil liability insurance policy is also offered to executives covering their duties in their capacity both as managers and directors.

4.6. Other payments

The Chairman and the key management personnel are the beneficiaries of a non-compete agreement which provides for a consideration paid annually and based on the duration and scope of the obligation derived from the agreement. By this agreement, beneficiaries undertakes not to perform their activity in competition with those carried out within the sphere of their responsibilities in the Mediaset Group, in Italy and in foreign countries where the Group has operations, under penalty of returning all the shares received under the non-compete agreement.

These agreements, that are entered into during the working relationship, have been in force for several years. The Company has established that starting from 2017 any new non-compete agreements signed will provide for the payment to be made at the end of the employment relationship, at which time the non-competition constraint will become effective.

No payment is envisaged of discretional bonuses rewarding performance that refer to previously planned objectives, which will be managed through short and long-term incentive plans.

In the event an Executive Director has to be rewarded for the exceptional results obtained as part of extraordinary transactions (concerning for example revision of the Group’s scope), such decision will be the subject of specific resolution by the Board of Directors, after consulting with the Compensation Committee.

4.7. Pay-mix

The following graphs illustrate the overall Pay-mix, target and maximum, of the delegated bodies and key management personnel, determined by the compensation components described in the previous paragraphs.

The Pay-mix composition is shown in the different scenarios that may occur:

•                  based on the individual choice of the short-term incentive share (SIA) to be allocated to the medium-long term incentive system (LTI);

•                  based on the values that the short-term incentive can take based on the performance obtained.

For the purposes of the representation, full satisfaction of the conditions for access to the incentive system are assumed, excluding therefore any ex ante penalties on the target.

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More specifically, the pay-mix results of the following 4 cases are presented:

4.7.1. Pay-mix of the delegated bodies

The following graphs show the overall pay-mix of the two Delegated Bodies in the four scenarios examined

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4.7.2. Pay mix of Key management personnel

As in the previous paragraph on delegated bodies, the following graphs show the overall pay-mix of key management personnel in the four scenarios examined

4.8. Pay in the event of the termination of a position or work relationship

The Company policy is to not set in advance the financial aspects of any early termination of the relationship or mandate. Nevertheless, consistently with market practice, in the event of termination, severance pay may not exceed the equivalent of 24 months of compensation for director responsibilities plus, in the case a regular

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employment contract is terminated, the statutory termination benefits for managers provided by law.

5. Policy for non-executive directors

Non-executive and/or independent directors receive fixed annual compensation and an attendance fee for actually attending meetings of the body concerned. This compensation is commensurate with the obligation required and the performance of assigned activities.

However, there is no variable compensation component.

At present the annual fixed compensation set by shareholders in the Shareholders’ Meeting of 29 April 2015 is € 16,000, in addition to an attendance fee of € 2,000 for attending each meeting of the Board and/or of the committees This attendance fee is 50% higher for the chairman of the Board of Directors and committee chairmen. Pursuant to the Bylaws, the members of the Board of Directors are entitled to be reimbursed the expenses incurred for reasons due to the exercise of their position.

6. Other information

This policy was prepared with regard to the Issuer and taking into consideration the characteristics and unique features of the situation as well as specific activities without using other companies as a reference.

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SECTION II

Part one

This section of the report describes the implementation of the 2017 policy for delegated bodies and for key management personnel; the purpose is to highlight its consistency with the general policy described in Section I.

1. Delegated bodies

1.1. The Chairman

Mr Fedele Confalonieri received a compensation broken down as follows:

•                 fixed component: equal to EUR 2,988,642.48, of which gross annual compensation (GAC) equal to EUR 1,464,642.48, compensation for the position held throughout 2017 equal to EUR 1,524,000 (including compensation for the position of Chairman of the Board of Directors amounting to EUR 24,000).

The Chairman also received compensation of EUR 75,000 as director of the subsidiary Mediaset España;

•                  variable short-term component: based on the level of achievement of the target in terms of Group Net Profit and the assigned financial objectives, the accrued premium is EUR 107,500;

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 57,029 rights, implementing the medium-long-term plan, which are added to the 97,403 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated to the Chairman was valued at EUR 14,095.

•                  other payments: in 2017 the Chairman was paid the consideration for the non-compete agreement amounting to EUR 400,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee);

No one-off bonus was paid in 2017.

1.2. Deputy Chairman and Chief Executive Officer

Mr Pier Silvio Berlusconi received a compensation broken down as follows:

•                 fixed component: equal to EUR 1,390,886, of which gross annual compensation (GAC) equal to EUR 374,886, compensation for the position held throughout 2017 equal to EUR 1,016,000 (including compensation for the position of Director amounting to EUR 16,000).

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•                  variable short-term component: based on the level of achievement of the target in terms of Group Net Profit and the assigned financial objectives, the accrued premium is EUR 268,750;

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 142,572 rights, implementing the medium-long-term plan, which are added to the 243,507 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated to the Deputy Chairman was valued at EUR 2,136.86;

•                  other payments: no one-off bonus was paid in 2017.

2. Key Management Personnel

Key managers are:

Last name	First name	Position at company
Adreani	Giuliano	Chairman of Publitalia ‘80 S.p.A., Digitalia ’08 S.r.l., Mediamond S.p.A. and Publieurope Limited
Crippa	Mauro	General Manager Information of R.T.I. S.p.A.
Giordani	Marco

General Manager of Administration, Finance, Control, and Business Development of Mediaset S.p.A., Chief Executive Officer of R.T.I. S.p.A., Chairman of Mediaset Premium S.p.A., Monradio S.r.l., RadioMediaset S.p.A. and Virgin Radio Italy S.p.A.

Nieri	Gina	Manager of Institutional Affairs, Legal, and Strategic Analysis Department of Mediaset S.p.A., Deputy Chairman of R.T.I. S.p.A.
Querci	Niccolò	Central Manager of Human Resources, Procurement, and Services of Mediaset S.p.A., Deputy Chairman of R.T.I. S.p.A. and Publitalia ’80 S.p.A.
Sala	Stefano	Chief Executive Officer of Publitalia ’80 S.p.A., Digitalia ’08 S.r.l., and Publieurope Limited and Deputy Chairman Mediamond S.p.A.

Mr Giuliano Adreani received the following compensation:

•                  for the position, held for the entire year 2017, as director of Mediaset, € 16,000;

•                  for the position as Chairman of Publitalia, € 1,233,333 and of Digitalia, € 200,000;

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•                 benefits: the non-monetary benefits package allocated was valued at € 15,618.

He also received compensation of € 75,000 as director of the subsidiary Mediaset España.

Mr Mauro Crippa received a compensation broken down as follows:

•                  fixed component: of EUR 730,363.77 of which gross annual compensation (GAC) of EUR 714,363.77 received as an employee of R.T.I. and compensation as director of Mediaset of EUR 16,000.

•                  variable short-term component: based on the level of achievement of the profitability target which acts as correlation parameter with company results and on the assigned financial objectives, the accrued bonus is EUR 99,000;

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 39,207 rights, implementing the medium-long-term plan, which are added to the 64,110 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 4,641.87

•                  other payments: in 2017 Mario Crippa was paid the consideration for the non-compete agreement amounting to EUR 100,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee);

No one-off bonus was paid in 2017.

Mr Marco Giordani received a compensation broken down as follows:

•                 fixed component: equal to EUR 835,733.62, of which gross annual compensation (GAC) of EUR 819,733.62 received as an employee of Mediaset and compensation as director of EUR 16,000;

He also received compensation of EUR 75,000 as director of the subsidiary Mediaset España;

•                  variable short-term component: based on the level of achievement of the profitability target which acts as correlation parameter with company results and on the assigned financial objectives, the accrued bonus is EUR 93,500;

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 114,058 rights, implementing the medium-long-term plan, which are added to the 160,558 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 4,872.08;

•                  other payments: in 2017 Marco Giordani was paid the consideration for the non-compete agreement amounting to EUR 100,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee);

No one-off bonus was paid in 2017.

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Mrs Gina Nieri received a compensation broken down as follows:

•                  fixed component: equal to EUR 788,046.12, of which gross annual compensation (GAC) of EUR 772,046.12 received as an employee of Mediaset and compensation as director of EUR 16,000.

•                  variable short-term component: based on the level of achievement of the profitability target which acts as correlation parameter with company results and on the assigned financial objectives, the accrued bonus is EUR 78,125;

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 71,286 rights, implementing the medium-long-term plan, which are added to the 121,752 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 4,803.94.

•                  other payments: in 2017 Gina Nieri was paid the consideration for the non-compete agreement amounting to EUR 100,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2017.

Mr Niccolò Querci received a compensation broken down as follows:

•                  fixed component: of EUR 875,686.84 of which gross annual compensation (GAC) of EUR 859,686.84 received as an employee of R.T.I. and compensation as director of Mediaset of EUR 16,000;

•                  variable short-term component: based on the level of achievement of the profitability target which acts as correlation parameter with company results and on the assigned financial objectives, the accrued bonus is EUR 118,594;

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 39,207 rights, implementing the medium-long-term plan, which are added to the 64,110 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 4,929.26.

•                  other payments: in 2017 Niccolò Querci was paid the consideration for the non-compete agreement amounting to EUR 100,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2017.

Mr Stefano Sala received a compensation broken down as follows:

•                 fixed component: amounting to EUR 1,544,773.45, of which the gross annual compensation (GAC) was EUR 1,228,773.45 received as employee of Publitalia ‘80, the compensation as director of Mediaset was EUR 16,00, and

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the compensation for the position held at Publitalia ‘80 was EUR 300,000 for the whole year.

•                  variable short-term component: based on the level of achievement of the profitability target which acts as correlation parameter with company results and on the assigned financial objectives, the accrued bonus is EUR 168,000.

•                  variable medium-long-term component: on 27 July 2017, the Board of Directors of Mediaset attributed 228,115 rights, implementing the medium-long-term plan, which are added to the 146,104 rights attributed in 2015 and 2016;

•                  benefits: the non-monetary benefits package allocated was valued at EUR 4,553.12.

•                  other payments: in 2017 Stefano Sala was paid the consideration for the non-compete agreement amounting to EUR 200,000 (in Table 1, shown in the second part of the Section, this amount is included in fixed compensation as an employee).

No one-off bonus was paid in 2017.

3. Board of Statutory Auditors

The Shareholders’ Meeting allocates fixed compensation to each member of the Board of Statutory Auditors.

The Shareholders’ Meeting of 28 June 2017 confirmed Mr Mauro Lonardo as the Chairman of the Board of Statutory Auditors and appointed Mr Ezio Maria Simonelli and Ms Francesca Meneghel as regular auditors, establishing an annual gross compensation of EUR 60,000 for the regular auditors and of EUR 90,000 for the Chairman. Pursuant to the Bylaws, the members of the Board of Statutory Auditors are entitled to being reimbursed the expenses incurred to fulfil the assignment.

The Board of Statutory Auditors as appointed will remain in office until the Shareholders’ Meeting to approve the 2019 financial statements.

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Mediaset Group - Compensation Report Part two 4. Compensation tables Part two provides a breakdown of compensation paid during the Reference Year, for any purpose and in any form, by the company, subsidiaries and associates. Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (**) A mount, arising f rom the new Annual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (art. 2389 paragraph 3 “Italian Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (**) A mount, arising f rom the new Annual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation as signed by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (art. 2389 paragraph 3 “Italian Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transac tions 27 First and last name Of f ice Period of f ice held Termination of of f ice Fixed compensatio n Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its (***) Other compens ation Total Fair v alue of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Pie r Silvio Be r lus coni V ice Presidente A mministratore Delegato 01/01/2017 31/12/2017 A pproval 2017 f inancial statements Partial compensation in company preparing the acc ounts (ShC) 16.000,00 (EC) 10.000,00 (Att) 30.000,00 (RCC) (Lre) (GNC) (Csr) 1.000.000,00 (CC) (Sal) 374.886,01 (IC) (I) Compensation in company preparing the accounts 1.420.886,01 10.000,00 268.750,00 2.136,86 1.701.772,87 490.298,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates (III) Total 1.420.886,01 10.000,00 268.750,00 2.136,86 1.701.772,87 490.298,00 (III) Total 3.536.642,48 57.000,00 107.500,00 14.094,81 3.715.237,29 196.120,00 Partial compensation f rom subsidiaries and associates (ShC) 75.000,00 (EC) 8.000,00 (Att) 28.000,00 (RCC) 20.000,00 (Lre) (GNC) (Csr) (CC) 8.000,00 (Sal) (IC) (II) Compensation f rom subsidiaries and associates 103.000,00 36.000,00 139.000,00 Partial compensation in company preparing the accounts (ShC) 24.000,00 (EC) 21.000,00 (Att) 45.000,00 (RCC) (Lre) (GNC) (Csr) 1.500.000,00 (CC) (Sal) 1.864.642,48 (IC) (I) Compensation in company preparing the accounts 3.433.642,48 21.000,00 107.500,00 14.094,81 3.576.237,29 196.120,00 First and last name Of f ice Period office held Termination of of f ice Fixed compensation Compensat ion f or participatio n in committees Variable non equity compensation Non-monetary benef its (***) Other compens ation Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives (**) Share of prof its Fe de le Confalonie r i Pres. C.di A . 01/01/2017 31/12/2017 Approvazione bilancio 2017

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of f ice benef its ion prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (**) this amour w as paid by virtue of an administrative relationship (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (art. 2389 paragraph 3 “Italian Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 28 (III) Total 34.000,00 34.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (A tt) 18.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 34.000,00 34.000,00 First and last name Of f ice Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentive Share of prof its Mar ina Be r lus coni Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements Partial compensation f rom subsidiaries and associates (ShC) 96.000,00 (EC) 8.000,00 (A tt) 28.000,00 (RCC) 20.000,00 (Lre) (GNC) (Csr) 1.412.333,34 (CC) 8.000,00 (Sal) (IC) (II) Compensation f rom subsidiaries and associates 1.536.333,34 36.000,00 1.572.333,34 (III) Total 1.582.333,34 50.000,00 15.618,00 1.647.951,34 0,00 First and last name Of f ice Period office held Termination of office Fixed compensatio n Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensation Total Fair value of equity compensat Leaving/end of Bonuses and other incentives Share of Giuliano Adr e ani Director 01/01/2017 31/12/2017 A pproval 2017 f inancial statements Partial compensation in company preparing the accou (ShC) 16.000,00 (EC) 14.000,00 (A tt) 30.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 46.000,00 14.000,00 15.618,00 75.618,00 0,00

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office incentives (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation On 25/01/2018 the Director Pasquale Cannatelli resigned. (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 29 (III) Total 44.000,00 44.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 16.000,00 (EC) (Att) 28.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 44.000,00 44.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compens ation f or participati on in committee s Variable non equity compensation Non-monetary benef its Other compens ation Total Fair value of equity compensa tion Leaving/end benef its Bonuses and other incentives Share of Pas quale Cannate lli Consigliere 01/01/2017 31/12/2017 Approval 2017 f inancial statements (III) Total 40.000,00 20.000,00 60.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on (**) Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other Share of prof its Fr anco Br uni Consigliere 01/01/2017 31/12/2017 Approval 2017 f inancial statements Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (Att) 24.000,00 (RCC) 20.000,00 (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 40.000,00 20.000,00 60.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (**) A mount, arising f rom the new A nnual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (art. 2389 paragraph 3 “Italian Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 30 (III) Total 34.000,00 6.000,00 40.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accoun (ShC) 16.000,00 (EC) (A tt) 18.000,00 (RCC) (Lre) (GNC) (Csr) (CC) 6.000,00 (Sal) (IC) (I) Compensation in company preparing the accounts 34.000,00 6.000,00 40.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Br uno Er m olli Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements (III) Total 860.363,77 99.000,00 4.641,87 964.005,64 129.909,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 814.363,77 (IC) (II) Compensation f rom subsidiaries and associates 814.363,77 99.000,00 4.641,87 918.005,64 Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (A tt) 30.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 46.000,00 46.000,00 129.909,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its (***) Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Mauro Cr ippa Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (A tt) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the of f ice amount to € 6,786.80 (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 31 (III) Total 46.000,00 24.000,00 70.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 16.000,00 (EC) (Att) 30.000,00 (RCC) 14.000,00 (Lre) (GNC) (Csr) (CC) 10.000,00 (Sal) (IC) (I) Compensation in company preparing the accounts 46.000,00 24.000,00 70.000,00 First and last name Office Period of f ice held Termination of office Fixed compensati on (**) Compensation f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Fe r nando Napolitano Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements (III) Total 1.068.733,62 34.000,00 93.500,00 4.872,08 1.201.105,70 333.169,00 Partial compensation f rom subsidiaries and associate (ShC) 75.000,00 (EC) (Att) 28.000,00 (RCC) 20.000,00 s(Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates 103.000,00 20.000,00 123.000,00 Partial compensation in company preparing the accou (ShC) 16.000,00 (EC) 14.000,00 (Att) 30.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 919.733,62 (IC) (I) Compensation in company preparing the accounts 965.733,62 14.000,00 93.500,00 4.872,08 1.078.105,70 333.169,00 First and last name Of f ice Period of f ice held Termination of of f ice Fixed compensatio n Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its (***) Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Mar co Gior dani Consigliere 01/01/2017 31/12/2017 Approval 2017 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (**) Amount, arising f rom the new A nnual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (art. 2389 paragraph 3 “Italian Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 32 (III) Total 44.000,00 40.000,00 84.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (A tt) 28.000,00 (RCC) (Lre) (GNC) 10.000,00 (Csr) (CC) 15.000,00 (Sal) (IC) 15.000,00 (I) Compensation in company preparing the accounts 44.000,00 40.000,00 84.000,00 First and last name Of f ice Period office held Termination of of f ice Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Miche le Pe r ini Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements (III) Total 918.046,12 12.000,00 78.125,00 4.803,94 1.012.975,06 245.147,00 Partial compensation f rom subsidiaries and associate (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accou (ShC) 16.000,00 (EC) 12.000,00 (Att) 30.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 872.046,12 (IC) (I) Compensation in company preparing the accounts 918.046,12 12.000,00 78.125,00 4.803,94 1.012.975,06 245.147,00 First and last name Office Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its (***) Other compensation Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives (**) Share of Gina Nie r i Consigliere 01/01/2017 31/12/2017 Approval 2017 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (A tt) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (**) Amount, arising f rom the new Annual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (Att) Attendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 33 (III) Total 1.005.686,84 118.594,00 4.929,26 1.129.210,10 129.909,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) 959.686,84 (IC) (II) Compensation f rom subsidiaries and associates 959.686,84 118.594,00 4.929,26 1.083.210,10 Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (Att) 30.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 46.000,00 46.000,00 129.909,00 First and last name Of f ice Period of f ice held Termination of of f ice Fixed compensatio n Compensati on f or participatio n in committees Variable non equity compensation Non-monetary benef its (***) Other compensati on Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives (**) Share of Niccolo' Que r ci Consigliere 01/01/2017 31/12/2017 Approval 2017 f inancial statements (III) Total 46.000,00 10.000,00 56.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 16.000,00 (EC) (Att) 30.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) 10.000,00 (I) Compensation in company preparing the accounts 46.000,00 10.000,00 56.000,00 First and last name Office Period office held Termination of office Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Aless andr a Piccinino Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (**) (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (**) A mount, arising f rom the new A nnual Incentive System, w as paid as an employee (accrued 2017 paid 2018) (***) The amount w as paid as an employee (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (art. 2389 paragraph 3 “Italian Civil Code") (Sal) Fixed employee compensation including non-compete agreement (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of office profits financial (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) Attendance fees for participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration for performance of specific responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and Appointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors for Related-Party Transactions 34 (III) Total 46.000,00 58.000,00 104.000,00 Partial compensation from subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation from subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 16.000,00 (EC) (Att) 30.000,00 (RCC) 30.000,00 (Lre) (GNC) 18.000,00 (Csr) (CC) (Sal) (IC) 10.000,00 (I) Compensation in company preparing the accounts 46.000,00 58.000,00 104.000,00 First and last name Office Period office held Termination of office Fixed compensatio n Compensatio n for participation in committees Variable non equity compensation Non-monetary benefits Other compensatio n Total Fair value of equity compensatio n Leaving/end benefits Bonuses and other incentives Share of Carlo Secchi Director 01/01/2017 31/12/2017 Approval 2017 statements (III) Total 1.772.773,45 168.000,00 4.553,12 1.945.326,57 392.467,00 Partial compensation f rom subsidiaries and associates (ShC) 16.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) 284.000,00 (CC) (Sal) 1.428.773,45 (IC) (II) Compensation f rom subsidiaries and associates 1.728.773,45 168.000,00 4.553,12 1.901.326,57 Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (Att) 28.000,00 (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 44.000,00 44.000,00 392.467,00 First and last name Of f ice Period office held Termination of office Fixed compensation Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its (***) Other compensa tion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Ste fano Sala Consigliere 01/01/2017 31/12/2017 Approval 2017 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the of f ice amount to € 2,188.50 paid in 2018 (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (**) The expenses incurred as a result of the of f ice amount to € 11,752.91 (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 35 (III) Total 90.000,00 90.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the accounts (ShC) 90.000,00 (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 90.000,00 90.000,00 First and last name Office Period of f ice held Termination of of f ice Fixed compensati on (**) Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Maur o Lonar do Pres. Coll.Sind. 01/01/2017 31/12/2017 A pproval 2019 f inancial statements (III) Total 46.000,00 12.000,00 58.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 16.000,00 (EC) (A tt) 30.000,00 (RCC) s(Lre) (GNC) 12.000,00 (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 46.000,00 12.000,00 58.000,00 First and last name Of f ice Period of f ice held Termination of of f ice Fixed compensati on (**) Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of Wanda Te rnau Consigliere 01/01/2017 31/12/2017 A pproval 2017 f inancial statements

Mediaset Group - Compensation Report Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of of f ice prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A. (ShC) compensation assigned by shareholders (Att) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions Table 1: Compensation paid to members of administrative and control bodies, general managers and other key management personnel (*) of f ice benef its tion prof its (*) The key management personnel of the Mediaset Group hold the position of Director of Mediaset S.p.A . (ShC) compensation assigned by shareholders (A tt) A ttendance f ees f or participation at Board of Directors meetings (Lre) lump-sum expense reimbursement (SR) remuneration f or perf ormance of specif ic responsibilities (ex art. 2389 paragraph 3 "Civil Code") (Sal) Fixed employee compensation (EC) Executive Committee (RCC) Risk and Control Committee (CNG) Governance and A ppointments Committee (CC) Compensation Committee (IC) Committee of Independent Directors f or Related-Party Transactions 36 (III) Total 60.000,00 60.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 60.000,00 (EC) (A tt) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 60.000,00 60.000,00 First and last name Office Period office held Termination of office Fixed compensati on Compensati on f or participation in committees V ariable non equity compensation Non-monetary benef its Other compensa tion Total Fair value of equity compensa Leaving/end of Bonuses and other incentives Share of Ezio M ar ia Sim one lli Sind. Ef f . 01/01/2017 31/12/2017 A pproval 2019 f inancial statements (III) Total 60.000,00 60.000,00 Partial compensation f rom subsidiaries and associates (ShC) (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (II) Compensation f rom subsidiaries and associates Partial compensation in company preparing the account (ShC) 60.000,00 (EC) (Att) (RCC) (Lre) (GNC) (Csr) (CC) (Sal) (IC) (I) Compensation in company preparing the accounts 60.000,00 60.000,00 First and last name Of f ice Period of f ice held Termination of office Fixed compensati on Compensati on f or participation in committees Variable non equity compensation Non-monetary benef its Other compensat ion Total Fair value of equity compensati on Leaving/end benef its Bonuses and other incentives Share of France s ca M e ne ghe l Sind. Ef f . 01/01/2017 31/12/2017 Approval 2019 f inancial statements

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel Rights fo r assignment (*) additio nal info rmatio n co ncerning the plan is available in the appro priate info rmatio n do cument fo und in the Co mpany's website (www.mediaset.it) TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel (*) additio nal info rmatio n co ncerning the plan is available in the appro priate info rmatio n do cument fo und in t he Co mpany's webs ite (www.mediaset.it) 37 Financial inst ruments assigned during t he preceding financial years no t vested during the f inancial year Financial instruments assigned during the financial year Financial inst ruments vested during the financial year and no t at tributed Financial instruments vested during the financial year and that can be attributed Financial instrument s fo r the financial year First and last name Office P lan Number and type o f financial instruments Vesting Perio d Number and type o f financial instruments Fair value at the A llo tment Date Vesting Perio d A llo tment Date M arket price o f shares underlying the assignment o f options Number and type o f f inancial instruments Number and type o f financial inst ruments Value at maturity date Fair value P ie r S ilv io B e rlusco ni Deputy Chairman and Chief Executive Officer (I) Co mpensatio n in t he co mpany preparing the acco unts 2015 - 2017 P lan (General Meeting reso lution of 29 A pril 2015) 114,154 Rights fo r the assignment of free shares 14/07/2015 31/07/2018 196.893 2015 - 2017 P lan (General Meeting reso lution of 29 A pril 2015) 129,353 Rights fo r the assignment of free shares 21/06/2016 30/ 06/2019 195.116 2015 - 2017 P lan (General Meeting reso lution of 29 A pril 2015) 142,572 Rights fo r the assignment o f free shares 3,447 27/06/2017 30/06/2020 27/06/ 2017 3,5070 98.289 (II) Co mpensatio n fro m subsidiaries and asso ciates III) To tal 243.507 142.572 490.298 Financial instruments assigned during the preceding financial years no t vested during the financial year Financial instruments assigned during the financial year Financial instruments vested during the financial year and no t attributed Financial instruments vested during the financial year and that can be attributed Financial instruments fo r the financial year First and last name Office P lan Number and type o f financial instruments Vesting Perio d Number and type o f financial instruments Fair value at the A llo tment Date Vesting Perio d A llo tment Date M arket price o f shares underlying the assignment o f options Number and type o f financial instruments Number and type o f financial instruments Value at maturity date Fair value Fe de le Co nf a lo nie ri Chairman (I) Co mpensatio n in the co mpany preparing the acco unts 2015 - 2017 P lan (General M eeting reso lution of 29 A pril 2015) 45,662 the of free shares 14/07/2015 31/07/2018 78.758 2015 - 2017 P lan (General M eeting reso lution of 29 A pril 2015) 51,741 Rights fo r the assignment of free shares 21/06/2016 30/06/2019 78.046 2015 - 2017 P lan (General M eeting reso lution of 29 A pril 2015) 57,029 Rights fo r the assignment of free shares 3,447 27/06/2017 30/06/2020 27/06/2017 3,5070 39.316 (II) Co mpensatio n fro m subsidiaries and asso ciates III) To tal 97.403 57.029 196.120

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed	Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments	Number and type of financial instruments	Value at maturity date	Fair value
Fedele Confalonieri	Chairman												
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	45,662 Rights for the assignment of free shares	14/07/2015 31/07/2018									78.758
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	51,741 Rights for the assignment of free shares	21/06/2016 30/06/2019									78.046
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)			57,029 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070				39.316
(II) Compensation from subsidiaries and associates													
(III) Total			97.403		57.029								196.120

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed	Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments	Number and type of financial instruments	Value at maturity date	Fair value
Pier Silvio Berlusconi	Deputy Chairman and Chief Executive Officer												
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	114,154 Rights for the assignment of free shares	14/07/2015 31/07/2018									196.893
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	129,353 Rights for the assignment of free shares	21/06/2016 30/06/2019									195.116
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)			142,572 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070				98.289
(II) Compensation from subsidiaries and associates													
(III) Total			243.507		142.572								490.298

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

37

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel (*) addit io nal info rmatio n co ncerning t he plan is available in the appro priat e info rmatio n do cument fo und in t he Co mpany's webs ite (www.mediaset.it) TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel optio ns Right s fo r assignment (*) addit io nal info rmatio n co ncerning the plan is available in the appro priate info rmatio n do cument fo und in t he Co mpany's webs it e (www.mediaset.it) 38 Financial instruments assigned during the preceding financial years no t vested during t he financial year F inancial instruments assigned during the financial year F inancial inst rument s vested during the financial year and no t attributed F inancial inst rument s vested during the financial year and t hat can be attribut ed F inancial instruments fo r t he financial year F irst and last name Of fice P lan Number and type o f financial inst rument s Vesting Perio d Number and type o f financial instruments F air value at t he A llo tment Date Vest ing Perio d A llo tment Date M arket price o f shares underlying the assignment o f Number and type o f financial instruments Number and type o f financial inst rument s Value at mat urity date Fair value M a rc o G io rda ni Directo r (I) Co mpensatio n in the co mpany preparing the acco unts 2015 - 2017 P lan (General Meeting reso lutio n o f 29 A pril 2015) 57,076 the of free shares 14/07/2015 31/07/2018 98.445 2015 - 2017 P lan (General Meeting reso lutio n o f 29 A pril 2015) 103,482 Right s fo r the assignment of free shares 21/06/2016 30/06/2019 156.092 2015 - 2017 P lan (General Meeting reso lutio n o f 29 A pril 2015) 114,058 Rights fo r the assignment of free shares 3,447 27/06/2017 30/06/2020 27/06/2017 3,5070 78.632 (II) Co mpensatio n fro m subsidiaries and asso ciates III) T o tal 160.558 114.058 333.169 Financial instruments assigned during t he preceding financial years no t vested during t he financial year Financial instruments assigned during the financial year Financial inst ruments vested during the f inancial year and no t att ributed Financial instruments vested during the financial year and that can be att ributed Financial instrument s fo r the financial year First and last name Of fice P lan N umber and type o f f inancial inst rument s Vest ing Period N umber and type o f f inancial inst ruments Fair value at the A llo tment Date Vesting Period Allo t ment Date M arket price o f shares underlying the assignment o f options Number and type o f financial instrument s Number and type o f financial instrument s Value at maturit y date Fair value M a uro Cri ppa Directo r (I) C o mpensatio n in the co mpany preparing the acco unts 2015 - 2017 P lan (General M eeting reso lutio n o f 29 A pril 2015) 28,538 R ights fo r the assignmen t o f free shares 14/ 07/2015 31/ 07/2018 49.222 2015 - 2017 P lan (General M eeting reso lutio n o f 29 A pril 2015) 35,572 R ights fo r the assignmen t o f free shares 21/ 06/2016 30/06/2019 53.657 2015 - 2017 P lan (General M eeting reso lutio n o f 29 A pril 2015) 39,207 R ights fo r the assignment o f free shares 3,447 27/ 06/2017 30/ 06/2020 27/06/ 2017 3,5070 27.029 (II) C o mpensatio n fro m subsidiaries and asso ciates III) To tal 64.110 39.207 129.908

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed		Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments		Number and type of financial instruments	Value at maturity date	Fair value
Mauro Crippa	Director													
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	28,538 Rights for the assignment of free shares	14/07/2015 31/07/2018										49.222
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	35,572 Rights for the assignment of free shares	21/06/2016 30/06/2019										53.657
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)			39,207 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070					27.029
(II) Compensation from subsidiaries and associates														
III) Total			64.110		39.207									129.908

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed		Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments		Number and type of financial instruments	Value at maturity date	Fair value
Marco Giordani	Director													
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	57,076 Rights for the assignment of free shares	14/07/2015 31/07/2018										98.445
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	103,482 Rights for the assignment of free shares	21/06/2016 30/06/2019										156.092
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)			114,058 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070					78.632
(II) Compensation from subsidiaries and associates														
III) Total			160.558		114.058									333.169

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

38

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel Right s fo r assignment (*) additio nal info rmatio n co ncerning t he plan is available in the appro priate info rmatio n do cum ent fo und in the Co mpany's webs ite (www.mediaset.it) TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel assignment (*) additio nal inf o rmatio n co ncerning t he plan is available in the appro priate info rmatio n do cument fo und in the Co mpany's webs ite (www.mediaset.it ) 39 Financial inst ruments assigned during the preceding financial years no t vest ed during the financial year Financial instrument s assigned during t he f inancial year Financial inst ruments vested during the financial year and no t attributed Financial instruments vested during the financial year and that can be at tributed Financial instruments fo r the f inancial year First and last name Of fice P lan Number and type o f financial inst ruments Vesting Perio d N umber and type o f f inancial instruments Fair value at the A llo t ment Date Vesting Perio d A llo t ment Date M arket price o f shares underlying the assignment o f opt io ns N umber and type o f financial instruments Number and t ype o f financial instruments Value at maturity date Fair value Nic c ol o ' Q uerci Directo r (I) Co mpensatio n in the co mpany preparing the acco unts 2015 - 2017 P lan (General M eet ing reso lutio n o f 29 A pril 2015) 28,538 Rights fo r the of free shares 14/07/ 2015 31/07/ 2018 49.222 2015 - 2017 P lan (General M eet ing reso lutio n o f 29 A pril 2015) 35,572 Rights fo r the assignment of free shares 21/06/ 2016 30/06/2019 53.657 2015 - 2017 P lan (General M eet ing reso lutio n o f 29 A pril 2015) 39,207 Rights fo r the assignment of free shares 3,447 27/06/2017 30/06/2020 27/06/2017 3,5070 27.029 (II) Co mpensatio n fro m subsidiaries and asso ciates III) To tal 64.110 39.207 129.908 Financial instruments assigned during the preceding f inancial years no t vest ed during t he financial year Financial instrument s assigned during the f inancial year Financial instruments vest ed during t he financial year and no t at tribut ed Financial instruments vested during the financial year and that can be att ributed Financial instruments fo r t he financial year First and last name Of fice P lan Number and type o f financial instruments Vest ing Perio d Number and type o f financial instrum ents Fair value at t he A llo tment Date Vesting Perio d A llo tment Date M arket price o f shares underlying t he assignment o f options Number and t ype o f f inancial instruments Number and t ype o f financial instrument s Value at mat urity date Fair value Gi na N ie ri Directo r (I) C o mpensat io n in the co mpany preparing the acco unts 2015 - 2017 P lan (General M eeting reso lution of 29 A pril 2015) 57,076 the of free shares 14/ 07/2015 31/ 07/2018 98.445 2015 - 2017 P lan (General M eeting reso lution of 29 A pril 2015) 64,676 Right s fo r the assignment of free shares 21/ 06/2016 30/06/2019 97.557 71,286 Right s fo r the assignment o f f ree shares 3,447 27/06/2017 30/06/2020 27/06/2017 3,5070 49.145 (II) C o mpensat io n fro m subsidiaries and asso ciat es III) To tal 121.752 71.286 245.147

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed	Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments	Number and type of financial instruments	Value at maturity date	Fair value
Gina Nieri	Director												
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	57,076 Rights for the assignment of free shares	14/07/2015 31/07/2018									98.445
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	64,676 Rights for the assignment of free shares	21/06/2016 30/06/2019									97.557
					71,286 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070				49.145
(II) Compensation from subsidiaries and associates													
III) Total			121,752		71,286								245.147

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed	Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments	Number and type of financial instruments	Value at maturity date	Fair value
Niccolo' Querci	Director												
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	28,538 Rights for the assignment of free shares	14/07/2015 31/07/2018									49.222
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	35,572 Rights for the assignment of free shares	21/06/2016 30/06/2019									53.657
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)			39,207 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070				27.029
(II) Compensation from subsidiaries and associates													
III) Total			64.110		39.207								129.908

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

39

Mediaset Group - Compensation Report TABLE 3A: Incentive plans based on financial instruments, other than stock options, in favour of the members of the Board of Directors, general managers and other key management personnel (*) addit io nal info rmatio n co ncerning the plan is available in the appro priate info rmatio n do cument fo und in t he Co mpany's webs it e (www.mediaset.it) 40 Financial instruments assigned during the preceding financial years no t vested during the financial year F inancial instruments assigned during the financial year F inancial inst rument s vested during the financial year and no t attributed F inancial inst rument s vested during the financial year and t hat can be attribut ed F inancial instruments fo r t he financial year F irst and last name Of fice P lan Number and type o f financial instruments Vesting Perio d Number and type o f financial instruments F air value at t he A llo tment Date Vesting Perio d A llo tment Date M arket price o f shares underlying the assignment o f optio ns Number and type o f financial instruments Number and type o f financial inst rument s Value at mat urity date Fair value S t ef ano S a la Directo r (I) Co mpensatio n in the co mpany preparing the acco unts 2015 - 2017 P lan (General M eeting reso lutio n o f 29 A pril 2015) 68,492 Rights fo r the assignment of free shares 14/07/2015 31/07/2018 118.135 2015 - 2017 P lan (General M eeting reso lutio n o f 29 A pril 2015) 77,612 Rights fo r the assignment of free shares 21/06/2016 30/06/2019 117.070 2015 - 2017 P lan (General M eeting reso lutio n o f 29 A pril 2015) 228,115 Rights fo r the assignment of free shares 3,447 27/06/ 2017 30/06/ 2020 27/06/2017 3,5070 157.262 (II) Co mpensatio n fro m subsidiaries and asso ciates III) T o tal 146.104 228.115 392.467

			Financial instruments assigned during the preceding financial years not vested during the financial year		Financial instruments assigned during the financial year					Financial instruments vested during the financial year and not attributed	Financial instruments vested during the financial year and that can be attributed		Financial instruments for the financial year
First and last name	Office	Plan	Number and type of financial instruments	Vesting Period	Number and type of financial instruments	Fair value at the Allotment Date	Vesting Period	Allotment Date	Market price of shares underlying the assignment of options	Number and type of financial instruments	Number and type of financial instruments	Value at maturity date	Fair value
Stefano Sala	Director												
(I) Compensation in the company preparing the accounts		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	68,492 Rights for the assignment of free shares	14/07/2015 31/07/2018									118.135
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)	77,612 Rights for the assignment of free shares	21/06/2016 30/06/2019									117.070
		2015 - 2017 Plan (General Meeting resolution of 29 April 2015)			228,115 Rights for the assignment of free shares	3,447	27/06/2017 30/06/2020	27/06/2017	3,5070				157.262
(II) Compensation from subsidiaries and associates													
III) Total			146.104		228.115								392.467

(*) additional information concerning the plan is available in the appropriate information document found in the Company's website (www.mediaset.it)

40

Mediaset Group - Compensation Report TABLE 3B: Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel (*) A mo unt , arising f ro m t he new A nnual Incent ive Syst em, was p aid as an emp loyee (accrual 20 17 payment 20 18 ) TABLE 3B: Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel (*) A mo unt , arising f ro m t he new A nnual Incent ive Syst em, was p aid as an emp lo yee (accrual 2 0 17 p ayment 2 0 18 ) TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) A mount , arising f ro m t he new A nnual Incent ive Syst em, was paid as an employee (accrual 2 0 17 payment 2018) 41 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Mauro Crippa Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) 99.000,00 Plan B (date of res olution) III) Total 99.000,00 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Pier Silvio Berlusconi Deputy Chairm an and Chief Executive Officer Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 268.750,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of relative res olution) III) Total 268.750,00 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Fedele Confalonieri Chairm an of the Board of Directors Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 107.500,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of relative res olution) III) Total 107.500,00

TABLE 3B:

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Fedele Confalonieri	Chairman of the Board of Directors		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		107.500,00						
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			107.500,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

TABLE 3B:

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Pier Silvio Berlusconi	Deputy Chairman and Chief Executive Officer		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		268.750,00						
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			268.750,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

TABLE 3B

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Mauro Crippa	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)		99.000,00						
	Plan B (date of relative resolution)								
III) Total			99.000,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

41

Mediaset Group - Compensation Report TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) A mount , arising f ro m t he new A nnual Incent ive Syst em, was paid as an employee (accrual 2017 p ayment 20 18 ) TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) A mo unt , arising f ro m t he new A nnual Incent ive Syst em, was p aid as an emp lo yee (accrual 2 0 17 p ayment 2 0 18 ) TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel relative (*) A mo unt , arising f ro m t he new A nnual Incent ive Syst em, was p aid as an emp lo yee (accrual 2 0 17 p ayment 2 0 18 ) 42 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Niccolò Querci Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) 118.594,00 Plan B (date of res olution) III) Total 118.594,00 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Gina Nieri Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 78.125,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of res olution) III) Total 78.125,00 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Marco Giordani Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) 93.500,00 Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) Plan B (date of res olution) III) Total 93.500,00

TABLE 3B

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Marco Giordani	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		93.500,00						
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			93.500,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

TABLE 3B

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Gina Nieri	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)		78.125,00						
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
III) Total			78.125,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

TABLE 3B

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Niccolò Querci	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)		118.594,00						
	Plan B (date of relative resolution)								
III) Total			118.594,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

42

Mediaset Group - Compensation Report TABLE 3B Monetary incentive plans for m em bers of the adm inis trative body, general directors and other key m anagem ent pers onnel (*) A mount , arising f rom t he new A nnual Incent ive Syst em, was p aid as an emp lo yee (accrual 2 0 17 p ayment 2 0 18 ) 43 Firs t and las t nam e Office Plan 2017 bonus Bonus es of previous years Other bonus es Stefano Sala Director Payable/Paid (*) Deferred Deferral period Can no longer be paid Payable/Paid Still deferred (I) Com pens ation in the com pany preparing the accounts Plan A (date of relative res olution) Plan B (date of relative res olution) Plan C (date of relative res olution) (II) Com pens ation from s ubs idiaries and as s ociates Plan A (date of relative res olution) 168.000,00 Plan B (date of relative res olution) III) Total 168.000,00

TABLE 3B

First and last name	Office	Plan	2017 bonus			Bonuses of previous years			Other bonuses
Stefano Sala	Director		Payable/Paid (*)	Deferred	Deferral period	Can no longer be paid	Payable/Paid	Still deferred	
(I) Compensation in the company preparing the accounts	Plan A (date of relative resolution)								
	Plan B (date of relative resolution)								
	Plan C (date of relative resolution)								
(II) Compensation from subsidiaries and associates	Plan A (date of relative resolution)		168.000,00						
	Plan B (date of relative resolution)								
III) Total			168.000,00						

(*) Amount, arising from the new Annual Incentive System, was paid as an employee (accrual 2017 payment 2018)

43

Mediaset Group - Compensation Report SCHEDULE NO. 7, PART THREE: Schedule with information on shareholdings of members of administrative and control bodies, general managers and other key managers. Table 1 SHAREHOLDINGS OF MEMBERS OF ADMINISTRATIVE AND CONTROL BODIES AND GENERAL MANAGERS (1) of which 7,000 s hares held by their s pous e. (2) s hares purchas ed through the s ubs idiary. (3) On 25/1/2018 the Director Pas quale Cannatelli res igned. The inform ation in Table 2 is included in Table 1 as key m anagem ent pers onnel of the Medias et Group are als o Directors of Mediaset S.p.A. For the Board of Directors The Chairman 44 First and last name Office Investee Numbe r of shares held at the end of the previous yea r Number of shares purcha sed Numbe r of shares sold Number of sha res held at the end of the current year (31/12/2016) (31/12/2017) Fedele Confalonieri Chairman of the Board Mediaset S.p.A. 400.000 - - 400.000 Berlusconi Pier Silvio Deputy Chairman and Chief Executive Officer - - - - Giuliano Adreani Director Mediaset S.p.A. 329,100 (1) - - 329,100 (1) Marina Berlusconi Director Mediaset S.p.A. 320,000 (2) - 320,000 (2) Franco Bruni Director - - - - Pasquale Cannatelli (3) Director Mediaset S.p.A. 116.500 - - 116.500 Mauro Crippa Director Mediaset S.p.A. 3.595 - - 3.595 Bruno Ermolli Director Mediaset S.p.A. 19.000 - - 19.000 Marco Giordani Director Mediaset S.p.A. 38.500 - 38.500 Fernando Napolitano Director - - - - Gina Nieri Director Mediaset S.p.A. 5.500 - - 5.500 Michele Perini Director - - - - Alessandra Piccinino Director - - - - Niccolò Querci Director Mediaset S.p.A. 15.000 - - 15.000 Stefano Sala Director - - - - Carlo Secchi Director - - - - Wanda Ternau Director - - - - Mauro Lonardo Chairman of Board of Statutory Auditors - - - - Francesca Meneghel Reg Auditor - - - - Ezio Maria Simonelli Reg Auditor - - - -

MEDIASET

Mediaset Group

Report on corporate governance and ownership structure

MEDIASET

The report, written pursuant to art. 123-bis of TUF [Consolidated Law on Finance] is made available at the registered office, published in the Company's website, and available on the authorised storage mechanism eMarket Storage (www.emarketstorage.com) in accordance with the methods and terms required by the regulations in effect.

Issuer: Mediaset S.p.A..

Website: www.mediaset.it

Financial year to which the report refers: ending on 31 December 2017

Date of approval of the report: 24 April 2018

Mediaset Group - Report on corporate governance and ownership structuremp

Contents

GLOSSARY	3
1. PROFILE OF THE ISSUER	4
2. INFORMATION ON OWNERSHIP STRUCTURE AS AT 24 MARCH 2018	5
Structure of share capital	5
American Depositary Receipts programme	6
Restrictions on the transfer of securities	6
Relevant equity investments in share capital	6
Securities with special rights	7
Employee shareholdings: mechanism for exercising voting rights	7
Restrictions on the right to vote	7
Agreements between shareholders	7
Change of control clauses and provisions of Company Bylaws regarding Public Purchase Offers	7
Agreements between the Company and directors	7
Legislation and regulations applicable to the appointment and replacement of Directors and changes to the Company Bylaws	7
Powers to increase share capital and authorisation to purchase treasury shares	7
Management and coordination activities (pursuant to Article 2497 et seq. of the Italian Civil Code	8
3. COMPLIANCE	8
4. BOARD OF DIRECTORS	9
4.1 APPOINTMENT AND REPLACEMENT	9
4.2 COMPOSITION	9
4.3. THE ROLE OF THE BOARD OF DIRECTORS	12
4.4 DELEGATED BODIES	16
4.5. OTHER EXECUTIVE DIRECTORS	18
4.6. INDEPENDENT DIRECTORS	18
4.7 LEAD INDEPENDENT DIRECTOR	19
5. THE PROCESSING OF COMPANY INFORMATION	19
6. COMMITTEES WITHIN THE BOARD OF DIRECTORS	21
7. THE GOVERNANCE AND APPOINTMENTS COMMITTEE	22
8. THE COMPENSATION COMMITTEE	23
9. COMPENSATION OF DIRECTORS	25
10. RISK AND CONTROL COMMITTEE	26
11. THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM	29
11.1. INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM DIRECTOR	33
11.2. INTERNAL AUDIT FUNCTION MANAGER	34
11.3. COMPLIANCE PROGRAMME PURSUANT TO LEGISLATIVE DECREE 231/2001	35
11.4. THE INDEPENDENT AUDITORS	37
11.5. THE FINANCIAL REPORTING OFFICER	37
11.6. COORDINATION BETWEEN PARTIES INVOLVED IN THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM	38
12. INTERESTS OF DIRECTORS AND RELATED-PARTY TRANSACTIONS	38
13. APPOINTMENT OF STATUTORY AUDITORS	39
14. STATUTORY AUDITORS	40
15. RELATIONS WITH SHAREHOLDERS	42
16. SHEREHOLDERS’ MEETINGS	43
17. CHANGES AFTER THE END OF THE REPORTING PERIOD	44

ATTACHMENT A	45
ATTACHMENT B	48
ATTACHMENT C	53
ATTACHMENT D	55
ATTACHMENT E	56
ATTACHMENT F	59
ATTACHMENT G	60
ATTACHMENT H	62

2

GLOSSARY

Internal Control and Risk Management System Director: the Director appointed to oversee the functioning of the internal control and risk management system of Mediaset S.p.A..

Shareholders’ Meeting: the Meeting of the Shareholders of Mediaset S.p.A..

Code/Corporate Governance Code: the Corporate Governance Code for Listed Companies approved in July 2015 by the Corporate Governance Committee and promoted by Borsa Italiana S.p.A., ABI, Ania, Assogestioni, Assonime, and Confindustria, which is available on the website www.borsaitaliana.it/comitato-corporate-governance/codice/2015clean.pdf

Italian Civil Code: the Italian Legal Code containing Company Law.

Board of Statutory Auditors/Board: the Board of Statutory Auditors of Mediaset S.p.A.

Executive Committee/Committee: the Executive Committee of Mediaset S.p.A.

Committee of Independent Directors: the Committee of Independent Directors for Related-Party Transactions of Mediaset S.p.A.

Board of Directors/board: The Board of Directors of Mediaset S.p.A.

Consob: the Italian Securities and Exchange Commission.

Non-Financial Statement: the Consolidated Non-Financial Statement in implementation of European directive no. 2014/95/EU, transposed into national law with Legislative Decree no. 254/2016.

Financial Reporting Officer: the Financial Reporting Officer with responsibility for producing the Company’s accounting documents of Mediaset S.p.A.

Issuer/Company/Mediaset: Mediaset S.p.A..

Financial Year / Financial Year 2017: the 2017 financial year.

Group: the Mediaset Group.

MAR / Market Abuse Regulation: Regulation no. 596/2014 of the European Parliament and related Implementing Regulations.

Organisational Model: the Organization, Management and Control Model of Mediaset S.p.A., pursuant to Legislative Decree 231/2001, available on the website www.mediaset.it/corporate/impresa/modello231_01_it.shtml.

Supervisory and Control Body: the Supervisory and Control Body appointed by the Board of Directors of Mediaset S.p.A., pursuant to Article 6 of Legislative Decree 231/01.

Related party procedure: the related party procedure, available on the website www.mediaset.it/investor/governance/particorrelate_it.shtml .it

Inside Information Procedure: the Procedure for the management and dislcosure of inside information of Mediaset S.p.A. which regulates, pursuant to the Market Abuse Regulation, the internal management and disclosure of inside information.

Internal Dealing Procedure: the Internal Dealing Procedure of Mediaset S.p.A. which regulates, pursuant to the Market Abuse Regulation, the transactions carried out by relevant persons and closely related persons, available on the website www.mediaset.it/investor/governance/internaldealing_it.shtml.

Shareholders’ Meeting: the Meeting Regulation approved by the Shareholders’ Meeting of Mediaset on 9 April 2001, available on the website www.mediaset.it/gruppomediaset/bin/47.$plit/Regolamento_Assembleare.pdf.

3

Consob Issuers’ Regulations: the Regulation issued by CONSOB with resolution no. 11971 of 1999 (subsequently amended) regarding Issuers.

Consob Markets Regulation: the Regulation issued by Consob with resolution no. 20249/2017 regarding the markets.

Consob Related Party Regulation: the regulation issued by Consob with resolution No.17221 of 12 March 2010 concerning transactions with related parties.

Report: the report on Corporate Governance and Ownership Structures that companies are required to produce pursuant to Article 123-bis of the Consolidated Finance Law.

System: the internal control and risk management system.

Company Bylaws: the Company Bylaws of Mediaset S.p.A., which are available on the website www.mediaset.it/investor/governance/statuto_it.shtml.

TUF: Legislative Decree no. 58 of 24 February 1998 (Testo Unico della Finanza - Consolidated Finance Act).

The information in this Report refers to the 2017 financial year, and some specific matters were updated to 24 April 2018, the date the Report was approved by the Board of Directors, together with the Financial Statements.

1. PROFILE OF THE ISSUER(1)

Mediaset is a multinational media group listed on the Milan Stock Exchange since 1996, mainly operating in the television industry in Italy and Spain.

In Italy, Mediaset has two main areas of business:

•                  Integrated television operations, which include commercial TV broadcasting over three of the Italy’s biggest general interest networks and an extensive portfolio of thematic free-to-air and pay TV channels (linear, non-linear and OTTV) with a broad range of content also exclusively centred on soccer, cinema, TV series, documentaries and children’s television channels. Over the last two years Mediaset has also set up a radio segment, bringing together three of the largest national broadcasters;

•                  Network infrastructure services and management through the 40% holding in EI Towers, the leading independent tower operator in Italy, engaged in network infrastructure management and the provision of electronic communications services for television and radio broadcasting and mobile transmissions.

In Spain, Mediaset is the major shareholders of Mediaset España Communication S.A., the leading Spanish commercial television broadcaster with two main general interest channels (Telecinco and Cuatro) and a range of free-to-air thematic channels.

In an environment in which media and distribution platforms are becoming more and more integrated in response to developments in the advertising market, during the year, an integrated television free-to-air/pay television, linear/non-linear content model, which generates synergies and leverages the know-how gained over the years was further enhanced through significant investments in exclusive content and new broadcasting technologies. Also in keeping with this model is the development of web activities.

The integrated television model consists of the following main activities:

(1) Refer also to the financial statements and to the Mediaset website for the Issuer’s profile.

4

• content production and third-party acquisition;

• content distribution in linear and non-linear, and free-to-air and pay-per-view format;

•   other ancillary activities mainly relating to radio stations, movie production and distribution, teleshopping and broadcasting, licensing and merchandising, foreign advertising concessions handled by the subsidiary Publieurope.

Mediaset has adopted a traditional administration and control system consisting of the following company bodies: the Shareholders’ Meeting, the Board of Directors, the Executive Committee and the Board of Statutory Auditors. In accordance with relative laws in force, accounts are audited by independent auditors listed in the register held by CONSOB.

The Board of Directors has established, from among its members, three committees with advisory functions: the Compensation Committee, the Internal Risk and Control Committee and the Governance and Appointments Committee.

The powers and operating procedures of company bodies and committees are governed by law, by the Company Bylaws, by resolutions passed by the relevant company bodies and by the principles and criteria set forth in the Corporate Governance Code which the Company endorses.

The Board also appointed the Financial Reporting Officer with responsibility for producing the Company’s accounting document(2)s, the Internal Control and Risk Management System Director and the Supervisory and Control Body.(3)

2. INFORMATION ON OWNERSHIP STRUCTURE AS AT 24 MARCH 2018

Structure of share capital

The share capital of Mediaset S.p.A. is € 614,238,333.28 fully paid up and subscribed; it consists of common shares, as shown below:

(2)Pursuant to art. 154 - bis of the TUF and Article 29 of the Bylaws.

(3)pursuant to Legislative Decree 231/2001

5

TABLE 1: INFORMATION ON OWNERSHIP STRUCTURES

STRUCTURE OF SHARE CAPITAL

	Number of shares	Percentage of Share Capital	Listed / non-listed	Rights and obligations
Ordinary shares	1.181.227.564* (nominal amount EUR 0.52 each)	100%	Borsa Italiana - segmento Blue Chip -	Pursuant to Law and and the Bylaws

* As of 31.03.2018 the company held n.44.812.446 treasury shares, or 3.795% of the share capital, whose voting rights are suspended in accordance with article 2357 ter of the Italian Civil Code.

No other financial instruments have been issued with the right to subscribe to new share issues.

No share-based incentive plans have been established that would increase share capital, even without any consideration.(4)

American Depositary Receipts programme

In 2015 Mediaset renewed the ADR (American Depositary Receipts) programme, introduced in 2005 in the US market. The ADR are certificates representing Mediaset shares exchanged in the USA market in accordance with the Level 1 programme. JP Morgan Chase Bank N.A. is the bank depositary of the Mediaset ADR. Three common shares traded in the Milan stock exchange correspond to each Mediaset ADR(5).

Restrictions on the transfer of securities

Pursuant to the Company Bylaws, shares are registered, indivisible and freely transferable. Provisions regarding representation, legitimisation and the circulation of equity investments for securities that are traded on regulated markets are applied.

Relevant equity investments in share capital

On 24 April 2018, according to notices received pursuant to Article 120 of the TUF, material holdings in the share capital of Mediaset S.p.A. were as follows:

RELEVANT EQUITY INVESTMENTS IN SHARE CAPITAL

		% ownership
		of ordinary capital
Declarer	Direct Shareholder	ordinary
Berlusconi Silvio	Fininvest S.p.A.	40,280

VIVENDI S.A.	VIVENDI S.A.	28,80	(*)

Ersel SIM S.p.A.	Simon Fiduciaria S.p.A.	19,19

Mediaset S.p.A.	Mediaset S.p.A.	3,794	(**)

(*) of which 9,61 with voting rights.

(**) without voting rights.

In implementation of the measures to comply with Resolution of the Italian Media Authority no. 178/17/CONS, Vivendi S.A. (communication of 12 April 2018 pursuant to Article 120 of the TUF) signed a consulting agreement with Simon Fiduciaria S.p.A. and its sole shareholder Ersel Sim S.p.A., concerning the exercise of voting rights attached to the shares held by the trust company based on

(4) The Shareholders’ Meeting of 29 April 2015 approved a medium-long-term loyalty and incentive plan for the three-year period 2015-2017 pursuant to art. 114-bis of the TUF based on the Company’s own shares. Additional information on the plan is available on the Company’s website.

(5) Further information is available on the Company’s website.

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instructions given to it by Ersel Sim, through its Chairman. Vivendi S.A. has retained the right to give instructions to the trust company on the exercise of voting rights in the shareholders’ meeting of Mediaset S.p.A. on topics in relation to which the shareholders who did not take part in the resolution are entitled to exercise the right to withdraw.

Securities with special rights

No securities with any special control rights have been issued. The Bylaws do not envisage multiple voting shares.

Employee shareholdings: mechanism for exercising voting rights

There is no employee shareholding system with a mechanism for exercising voting rights, other than that established for all other shareholders of the Company.

Restrictions on the right to vote

All ordinary shares that are currently in circulation have voting rights, with the exception of treasury shares held by the Company for which voting rights are suspended pursuant to Article 2357-ter of the Italian Civil Code.

Agreements between shareholders

There are no shareholders’ agreements concerning the Company, pursuant to Article 122 of the TUF.

Change of control clauses and provisions of Company Bylaws regarding Public Purchase Offers

As part of its normal business, the Company has loan contracts in place, including the contract relating to the issue of the bond on 17 October 2013, which provides, as is customary in financial market practice, specific effects on the occurrence of a “change of control” (such as for example the repayment or change in the event of a change in control of the Company). However, none of these contracts may be considered significant by itself(6).

As regards the subsidiary EI Towers S.p.A., reference is made to its Corporate Governance and Ownership Structure Report.

Agreements between the Company and directors

No agreements exist between the Company and directors, as of Article 123-bis, paragraph one, letter i) of the TUF.

Legislation and regulations applicable to the appointment and replacement of Directors and changes to the Company Bylaws

As regards regulations applicable to the appointment and replacement of directors, reference is made to paragraph 4) relative to the Board of Directors. Pursuant to the Company Bylaws and without prejudice to the areas of responsibility of the Extraordinary Shareholders’ Meeting, which maintains powers to pass resolutions thereon, the Board of Directors has the power to pass resolutions regarding mergers and demergers in cases established by Articles 2505, 2505-bis and 2506-ter of the Italian Civil Code, the establishment or closure of secondary sites, the appointment of directors to represent the Company, the reduction of share capital in the case of withdrawal of a shareholder and amendments to the Company Bylaws to legal provisions.

Powers to increase share capital and authorisation to purchase treasury shares

No powers to increase share capital pursuant to Article 2443 of the Italian Civil Code, or to issue any financial instruments that would constitute equity investments, have been granted.

(6)The Company Bylaws do not provide for any departures from provisions concerning Public Purchase Offers and the passivity rule pursuant to Article 104, paragraph 1 and 1-bis of the TUF, or the application of neutralisation rules pursuant to Article 104-bis, paragraphs 2 and 3 of the TUF.

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The Shareholders’ Meeting of 28 June 2017 passed resolution to grant the Board of Directors the power, also through trading in options or financial instruments, including derivatives, relative to the Mediaset share, to buy up to a maximum number of 118,122,756 ordinary shares of a nominal value of EUR 0.52 each - amounting to 10% of the share capital - in one or more lots, until the approval of the Financial Statements at 31 December 2017 and, in any case, for a period of no longer than 18 months from the date of the relative resolution of the Shareholders’ Meeting. The above amount is covered by available reserves as shown in the last approved Financial Statements(7). The purchases will be carried out in accordance with Articles 2357 and following of the Italian Civil Code, Article 132 of Italian Legislative Decree 58/98 and Article 144-bis of the CONSOB Regulation implementing Italian Legislative Decree no. 58 of 24 February 1998 on regulations for share issuers and also in accordance with all other applicable regulations, including the regulations pursuant to EU Directive 2003/6 and all related EU and Italian implementing provisions(8).

From the date of the Shareholders’ Meeting to date, no treasury shares have been purchased. Therefore, as at 31 March 2018, the Company held 44,812,446 treasury shares, amounting to 3.793% of the share capital.

Management and coordination activities (pursuant to Article 2497 et seq. of the Italian Civil Code

Mediaset S.p.A. is subject to the de facto control of Fininvest S.p.A., as the latter owns 40.280% of the share capital. On 4 May 2004 Fininvest S.p.A. informed Mediaset that it does not carry out any management and coordination activities, pursuant to Article 2497 et seq. of the Italian Civil Code, regarding Mediaset. The Company acknowledged the notice of Fininvest S.p.A. in the meeting of the Board of Directors of 11 May 2004.

Fininvest’s statement is still confirmed by the fact that Mediaset independently sets its own strategy and has full organisational, management and negotiating autonomy, as it is not subject to any steering or coordination of its business operations by Fininvest. Specifically, Fininvest does not issue any directives to Mediaset nor does it provide assistance or technical, administrative or financial coordination on behalf of Mediaset and its subsidiaries.

Pursuant to Article 2497 et. seq of the Italian Civil Code, Mediaset currently manages and coordinates the Mediaset Group companies(9) and the listed subsidiary EI Towers S.p.A.

3. COMPLIANCE

Mediaset endoreses the Corporate Governance Code of Borsa Italian S.p.A..(10)

The Annual Report on Corporate Governance and Ownership Structure is also drawn up on the basis of the “Format for the Report on Corporate Governance and Ownership Structure” (VII edition - January 2018) issued by Borsa Italiana S.p.A. This last edition of the format takes account of the contents of the letter from the Chairman of the Corporate Governance Committee of 13 December 2017 to the Chairmen of the Boards of Directors of the Italian listed companies. These recommendations were brought to the attention of the Governance and Appointments Committee and the Board of Directors. Following the disclosure, no need for specific actions was found, as the company’s governance is already on the whole in line with the recommendations.

(7)If derivatives are used — within the limits of the authorisation of 10% of the share capital - the shares underlying the derivatives must not exceed the limit of 5% of the share capital or the limit of 1%, if those shares are used to service the incentive plans.

(8)Further information is available on the Company’s website.

(9)More specifically with regard to the following companies: Digitalia ‘08 S.r.l., Elettronica Industriale S.p.A., Mediaset Premium S.p.A.,., Medusa Film S.p.A., Monradio S.r.l., Publitalia ‘80 S.p.A., R.T.I. S.p.A., Radio Aut S.r.l., RadioMediaset S.p.A., Radio Engineering Co S.r.l., Radio Studio 105 S.p.A., Radio Subasio S.r.l., Taodue S.r.l., Videotime Produzioni S.p.A. and Virgin Radio Italy S.p.A.

(10)The Code is accessible to the public on the website of the Corporate Governance Committee at http://www.borsaitaliana.it/comitato-corporate-governance/codice/codice.htm

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In 2017, the Company fulfilled its obligations in relation to the first “Non-financial Statement” drawn up pursuant to Legislative Decree 254/2016.

The subsidiary EI Towers S.p.A., listed on the Electronic Stock Exchange (MTA) Star Segment of Borsa Italiana S.p.A., also endorses the Corporate Governance Code for Listed Companies.

The subsidiary Mediaset España Comunicación S.A., listed on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges and on the Spanish electronic stock market - Ibex 35 and its subsidiaries are subject to Spanish Law and to the Spanish corporate governance system.

4. BOARD OF DIRECTORS

4.1 APPOINTMENT AND REPLACEMENT

The appointment and replacement of directors are regulated by Article 17 of the Company Bylaws, included in Attachment A to this Report. In this regard, the Extraordinary Shareholders’ Meeting of 15 December 2017 approved, inter alia, the amendments to Article 17 of the Bylaw(11).

The following amendments were approved:

•                  redefining the size of the Board in arange between 7 and 15 Directors;

•                  introducing the possibility for the Board of Directors to present its own list of candidates;

•                  reformulating the method for appointing the Board with the introduction of the “blocked lists” system rather than the quotient system.

Based on the Company Bylaws, lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent at least the percentage of subscribed share capital at the time of presenting the list as, from time to time, specified in the notice of Shareholders’ Meeting called to resolve on the appointment of the Board of Directors(12).

No other rules apply to Mediaset with regard to the composition of the Board, besides those set out in the TUF, the Issuer Regulation, the Corporate Governance Code for Listed Companies and legal provisions.

Succession Plans

At this stage, the Board does not deem it necessary to adopt a succession plan for executive directors, given the stable shareholding structure that can ensure swift appointments and the current delegation of powers; the company can count on directors with a long and established experience in running the company and on first-line managers with reliable experience and management skills who can ensure continuity in the company management. Therefore, no succession plans for directors exist.

4.2 COMPOSITION

Following the amendments approved by the Extraordinary Shareholders’ Meeting held on 15 December 2017, Article 17 of the Bylaws provides for the Company to be managed by a Board of Directors composed of seven to fifteen directors. During the same meeting it was specified that the current Board

(11)For further information, see the resolutions approved by the Board of Directors on 10 November 2017, available on the company’s website, www.mediaset.it

(12)In compliance with Consob’s provisions dated 24 January 2018 with Resolution no. 20273, for 2018 the minimum shareholding required for submitting candidate lists is 1%. At the date of the Shareholders’ Meeting of 29 April 2015, the percentage of shares required to submit lists of candidates was 1% (Consob resolution No.19109 of 28 January 2015).

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of Directors, composed of 16 directors, shall remain in office until expiry of the mandate (approval of the financial statements for the year ended 31 December 2017).

As of today, the members of the Board of Directors are:

•                  Fedele Confalonieri, Pier Silvio Berlusconi, Giuliano Adreani, Mauro Crippa, Marco Giordani, Gina Nieri, Niccolo’ Querci, Stefano Sala, Marina Berlusconi, Bruno Ermolli, Carlo Secchi, Michele Perini (chosen from majority list no.1); Franco Bruni, Alessandra Piccinino, Fernando Napolitano and Wanda Ternau (chosen from minority list No. 2).

Two lists were presented at the Shareholders’ Meeting of 29 April 2015 (739,838,857 shares, or 62.63% of the share capital)(13).

The curricula vitae of the members of the Board may be consulted on the Company’s website and are also shown in Attachment B to this report.

As of the end of the financial year, Mr. Pasquale Cannatelli resigned from his position as Director due to personal reasons (25 January 2018).

DIVERSITY POLICIES

On 24 April 2018 the Board of Directors approved the adoption of a Policy on the composition of the Board of Directors pursuant to paragraph 2, d-bis of art. 123 of the T.U.F. as well as the recommendations of the Corporate Governance Code for Listed Companies. The Governance and

(13)The first list was presented by the shareholder Fininvest S.p.A. The second list was presented by the following shareholders: Anima Geo Italia fund, Anima Italia fund, Anima Star Italia Alto Potenziale fund, Anima Geo Europa fund, Anima Europa fund, Anima Trading fund, and Anima Visconteo fund; Arca SGR S.p.A., manager of the fund Arca Azioni Italia; Ersel Asset Management SGR S.p.A. manager of the fund Fondersel PMI; Eurizon Capital S.G.R. S.p.A. manager of the fund Eurizon Azioni Italia; Eurizon Capital SA manager of the funds: Eurizon Easy Fund — Equity Italy, Eurizon Easy Fund — Equity Italy LTE, and Eurizon Investment SICAV — PB Flexible Marco; Fideuram Investimenti S.G.R. S.p.A. manager of the fund Fideuram Italia; Fideuram Asset Management (Ireland) Limited manager of the funds: Fideuram Fund Equity Italy and Fonditalia Equity Italy; Interfund Sicav manager of the fund Interfund Equity Italy; Legal & General Investment Management Limited — Legal & General Assurance (Pensions Management) Limited; Mediolanum Gestione Fondi SgrpA manager of the fund Mediolanum Flessibile Italia; Mediolanum International Funds Limited — Challenge Funds — Challenge Italian Equity; Pioneer Asset Management S.A. manager of the fund Pioneer Fund Italian Equity and Pioneer Investment Management SGRpA manager of the fund Pioneer Italia Azionario Crescita.

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Appointments Committee and the Control and Risks Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Policy on Board Diversity and both expressed prior favourable opinion to the Board regarding the Policy. This policy, set out in Annex C to this Report, contains guidelines and recommendations that have been considered functional to achieving the objective of a Board made up of individuals capable of effectively carrying out their mandate.

Maximum number of positions held in other companies

On 24 March 2015, the Governance and Appointments Committee confirmed the preference already expressed on 11 March 2008 regarding the maximum number of director or statutory auditor positions compatible with an efficient performance of the mandate. In particular:

•                  an executive director should not hold:

I.                        the position of executive director in any other listed company, either Italian or foreign, or in a finance, banking or insurance company, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion);

II.                   the position of non-executive director or statutory auditor, or member of another control body, in more than five listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion);

•                  a non-executive director should not hold:

I.                        the position of executive director in more than three listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion) and the position of non-executive director or statutory auditor, or member of another control body, in more than five listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity equity of more than EUR 10 Billion).

II.                   the position of non-executive director or statutory auditor, or member of another control body in more than ten listed companies, either Italian or foreign, or in finance, banking or insurance companies, or in large-sized companies (with shareholders’ equity of more than EUR 10 Billion).

The acceptance of a position, for all directors of the Company, requires their prior evaluation as to the possibility of being able to dedicate the time needed to diligently carry out the high-level duties entrusted to them and undertake consequent responsibilities. This means taking into account, among other things, the number of positions held as director and/or statutory director in other companies listed on regulated markets (including foreign markets), and in finance, banking or insurance companies, or in large-sized companies.

Positions held in Mediaset and companies of the Mediaset Group are excluded from limits on the number of positions held.

If the above limits are exceeded, directors shall promptly inform the Board, which will evaluate the situation in the light of the Company’s interests and request the director involved to take ensuing decisions.

On an annual basis, the Board of Directors identifies, based on information received from each director, the positions they hold as director and/or statutory auditor in other companies, as per Annex D to this Report.

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Induction Programme

Consistently with Company practice, in order to enhance the awareness of all directors and statutory auditors of the Company’s dynamics and reality and encourage greater knowledge of the Company’s sector of activity, and of the regulatory and self-regulatory framework, several meetings were held during the financial year, aimed at discussing in depth specific business and corporate governance topics, through a structured Induction programme also with the support of external consultants.

Specific induction sessions were organized, involving the management of the Company and its subsidiaries (Business Radio Department, Business Digital Department, Technology Department, Broadcasting Right Purchasing Department, Legal Affairs Department and Procurement Department).

In particular on 9 May 2017 the association Mediafriends Onlus (whose members include R.T.I. S.p.A. and Medusa Film S.p.A.) was presented, whose activities include the promotion of fundraising events to finance projects of non-profit associations. A workshop on market developments was held on 27 July 2017 (Publitalia ‘80 S.p.A.); on 14 September 2017 a specific induction course was held, organised by the Consolidated Accounts, Accounting Principles and Risk Office Department and dedicated to the reporting of non-financial information with a focus on analysis and activities aimed at preparing the First Non-Financial Statement of the Mediaset Group (material topics, reporting standards and process); lastly, on 10 November 2017 a specific induction course was held, organized by the Corporate Affairs Department on the proposed amendments to the bylaws.

The statutory auditors of the company were invited to attend all the above meetings.

Under the supervision of the Corporate Affairs Department, the Board of Directors and the Board of Statutory Auditors were constantly informed and examined the main legislative and regulatory changes occurred during the year, including the Market Abuse Regulation that came into force on 3 July 2016 and Legislative Decree no. 254 of 30 December 2016 o non-financial information reporting obligations.

Finally, also in view of the findings of the “Board Performance Evaluation”(14) for the 2016 financial year, the Company organised again a “Strategy Day” on 10 October 2017. This event drew the participation of directors, statutory auditors, and all first- line management, including executive directors of the main subsidiaries, as well as external consultants. The purpose was to analyse in depth the tv-video market developments and strategies, broadcasters’ development, new trends in the advertising market and consumer targets, and the responses of the Company to the new competitive challenges.

A meeting on “the tv of the future” was organized at the same time addressed to Directors and Statutory Auditors, during which experts in the sector illustrated interactive technologies and services designed for this platform.

The Company has already scheduled more induction sessions for 2018(15).

4.3. THE ROLE OF THE BOARD OF DIRECTORS

The Board of Directors is the collective body of the Company responsible for its management. The Board plays a key role in the Company’s organisation; the functons and responsibilities for strategic and organisational guidelines fall under its supervision as well as the controls necessary to monitor the Company’s and the Group’s performance. The system of delegation of powers is such that the central role of the Board is maintained within the Company’s organisation. The powers provided by the law and

(14) This topic is discussed in the successive Chapter 4.3 Role of the Board of Directors, “Self-assessment of the Board of Directors.”.

(15)To date, meetings have been held with the Head of the Broadcasting Rights Purchasing Department, the Head of the Consolidated Accounts, Accounting Principles and Risk Office Department of Mediaset S.p.A. and the Chief Executive Officer of the listed subsidiary EI Towers.

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by art. 23 of the Bylaws belong to the Board(16). In addition, the Board performs the activities assigned to it by the Code.

The Board meets on a regular basis, observing the deadlines established by law and a working calendar. It is organised and operates in such a way as to guarantee it perform its functions effectively and efficiently.

The Board met fifteen times during the financial year. Each meeting lasted on average for approximately one hour. The overall percentage of directors attending the meetings during the financial year was approximately 93%, while the overall percentage of independent directors was approximately 96%. The percentage of each director attending Board Meetings is shown in Attachment D to this Report.

The Board devoted to the topics in the agenda the time required to allow a constructive debate, encouraging the input of the individual directors.

Four board meetings were held in 2018 and four more have been scheduled and notified to the market, to approve the financial statements for the respective periods(17).

The Chairman ensures timely and complete information is given to directors prior to board meetings; parties concerned receive documents about items on the agenda, in the days immediately before the scheduled date of the Board Meeting (usually 4 days before), so they have useful elements enabling them to participate effectively in the proceedings of the Meeting. This documentation is also made available through electronic media provided to the Directors and Statutory Auditors at each meeting, enabling the use of documents in electronic format. For this purpose, the Chairman is assisted by the Secretary of the Board of Directors. In relation to the meetings held in 2017, the 4-day deadline was complied with, except in cases of urgency or when special confidentiality requirements were to be met. In these circumstances, the Chairman made sure that adequate and detailed analyses were carried out during Board meetings, encouraging the directors to take part in the discussion and the Committees to contribute to the decisions.

The Board has taken appropriate measures regarding the organization of board meetings, also in light of the additional measures to ensure confidentiality of inside information introduced by the European regulatory provisions on market abuse.

Information to the Board was facilitated by the establishment of the “Mediaset BoD Portal” on which the documents related to the meetings of the Board and its committees can be made available to the directors and the statutory auditors through secure access by browser from a device connected to the internet. The “Mediaset BoD Portal” also provides access to the document kit, the Group press review, the Communication Library and the Info Stock section, dedicated to the performance of Mediaset shares, and Info Advertising, dedicated to Strategic Market with a focus on competition in the Total Video and in Total Audicence.

The Chairman encourages the involvement of company executives responsible for company departments in Board Meetings, so they may give board members appropriate in-depth information to fully understand items on the agenda. In 2017, the following company executives took part in Board meetings: the Financial Reporting Officer and the Head of Consolidated Accounts, Accounting Principles and Risk Officer, the Head of the Communication and Image Department, the Head of the Legal Affairs Department and the Head of the Corporate Affairs Department (who also acts as Secretary of the Board).

(16) The Board of Directors may, pursuant to the Company Bylaws, appoint one or more Deputy Chairmen and delegate all or part of its powers to one or more of its members, including the Chief Executive Officer, without prejudice to the provisions in Article 2381 of the Italian Civil Code and Article 23 of the Company Bylaws, and may also appoint an Executive Committee to which its powers can be delegated, except those falling within the exclusive responsibility of the Board. The Board of Directors may also establish other Committees, comprising persons that are not necessarily Board members, defining their duties, powers, compensation, if any, composition and operating procedures.

(17)in this regard, Mediaset has published a calendar, which is available on the Company’s website.

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During the year, the Board unanimously conducted and performed the following activities:

•                  examined anno.d approved the strategic, industrial and financial plans of the Company and the Group and periodically monitored their implementation;

•                  defined strategic objectives, the nature and level of risk compatible with them, and monitored their implementation during the year; based on the above, it examined and approved the three-year economic/financial forecasts of the Group;

•                  reviewed the adequacy of the organisational, administrative and general accounting arrangements of the Company and subsidiaries with strategic relevance, with particular reference to the internal control system and risk management. This review, with a positive outcome, was supported by specific explanatory reports, relative to the different operational and control structures of the companies, drawn up by delegated bodies;

•                  positively reviewed the general progress of operations, specifically taking into account information from the Executive Committee, Chairman, Deputy Chairman and Chief Executive Officer, and Risk and Control Committee, and periodically comparing actual and planned results;

•                  examined and approved, in advance, all operations that were significant from a strategic, economic and financial viewpoint for the Company and its subsidiaries and, specifically, related-party transactions;

•                  defined the Company’s Policy for the compensation of directors and key managers, on the proposal of the Compensation Committee;

•                  reviewed the functioning of the Board and its committees;

•                  based on reports from subjects appointed to supervise the internal control and risk management system, the Supervisory and Control Body and after consulting with the Risk and Control Committee, reviewed the internal control and risk management system, which in overall terms is adequate and effective for the business and risk profile of the Company;

•                  after consulting with the Risk and Control Committee, the Board of Statutory Auditors and Internal Control and Risk Management System Director, approved the work plan prepared by the Internal Audit Function; it also reviewed the Internal Audit Function’s Report on its activities carried out during the financial year and considered the resources assigned to the Function as appropriate;

•                  consulted with the Board of Statutory Auditors and the Risk and Control Committee and subsequently evaluated the findings of the auditors in their letter and in the report on fundamental issues arising during the audit; the Committee also acknowledged that the Independent Auditors, in the absence of observations to bring to the attention of Management, did not issue a letter of recommendations;

•                  approved the merger by absorption into Mediaset of Videotime S.p.A., a subsidiary in which it holds approximately 99.2% of the shares. The transaction falls within the process of streamlining the Group’s corporate structure. The merger decision was submitted to the approval of the Board of Directors of Mediaset S.p.A. on 15 December 2017 pursuant to Article 2505, paragraph 2, Italian Civil Code and Article 23 of the Bylaws;

•                  it approved the interim financial reports. On these occasions, the Board was given information on the results achieved, compared with historical data and budget objectives;

14

•                  assessed and approved the amendments to the Bylaws, as well as the respective Explanatory Reports, submitted to the approval of the Shareholders’ Meeting regarding articles 17), 19), 21), 22), 24) and 28) and the introduction of article 8 - bis ;

Finally, on 24 April 2018, the Board of Directors:

•                  approved the Non-Financial Statement as at 31 December 2017 prepared by the Company in compliance with the new EU provisions 2014/95/EU implemented into Italian legislation by Legislative Decree no. 254/2016 and available on the website www.mediaset.it;

•                  approved the Diversity Policy for the Board of Directors and the Board of Statutory Auditors pursuant to paragraph 2, d-bis of art. 123 of the T.U.F. as well as the recommendations of the Corporate Governance Code for Listed Companies.

Self-assessment of the Board of Directors

Since 2006, the Board has annually carried out the self-assessment process in accordance with the provisions of the Code. In this process, the composition, number of board members and operation of the Board and its committees are assessed, as well as the directors’ contributions to Board activities.

As in prior years, in 2017 the Board carried out the self-assessment process.

On the proposal of the Governance and Appointments Committee and taking into account the positive experience of the last two years, the Board considered it appropriate to perform the self-assessment using the same procedures adopted in 2015 and 2016, by relying on the support of the Advisor Spencer Stuart (a company specializing in the sector which has no other professional or commercial relations with the Company and with other Group companies) to continue the work carried out.

The self-assessment process started with the preparation of a guide to support the discussion among the directors, which took place during a meeting held on 19 December 2017; said meeting was attended by the majority of the directors in office (13 out of 17), including the Chairman, the Deputy Chairman and the Chief Executive Officer, with the presence of the Advisor Spencer Stuart as facilitator of the process. The Directors who were unable to attend the meeting were given the opportunity to express their thoughts to the Committee or to Spencer Stuart’s representatives; some Directors made use of this possibility and provided their comments and assessments directly to the advisor.

During the meeting some specific aspects were analysed including:

•                  the topics identified in the prior self-assessment;

•                  the operation of the Board as a whole;

•                  the size and composition of the Board;

•                  an assessment at the end of the mandate;

•                  the suggested actions for the 2018 financial year.

The results of the self-assessment process are summarized below.

The Board positively assessed its overall mandate, noting that the three year-period especially benefited from the stimulating contribution provided by the independent Directors, appointed by the minority shareholders, who enriched the dibate by offering different point of views and who were actively involved by the Company both before and during Board meetings.

The Directors also noted, with satisfaction, that the Company effectively implemented the actions suggested in the previous Board Performance Review, especially regarding the increased frequency of Board meetings and the distribution of additional documentation through the Mediaset BoD Portal, the organization of the Strategy Day, the Induction and update sessions and the “pre -Board” meetings. At the end of an intense and heated debate, the directors confirmed the positive and supporting attitude that inspired the Board activities. In terms of size and composition of the Board, different opinions were

15

expressed, especially regarding its structure. Some directors suggested that it may be desirable to reduce the number of Executive Directors while increasing the number of Independent Directors. The actions the directors suggested during the meeting to continue the ongoing improvement and which constitute the “legacy” of the Board whose mandate is expiring, are in short:

•                  defining a structured induction plan for new Directors, to be carried out in the first few months following the appointment, with invitation to the meetings also exteded to the Directors who have been confirmed;

•                  organization of the 2018 Strategy Day, with in-depth analysis and updating, under the care of the Top Management, of strategic alternatives and of the approach of main competitors at an international level;

•                  continued in-depth analysis of strategic alternatives and preparation of operational guidelines and medium-term financial objectives.

Lastly, given the Board of Directors’ duty pursuant to art. 123-bis, paragraph 2, lett. d-bis) of the TUF to express an opinion on the professional characteristics required for Board members in view of the next appointment of the governing body, indications emerged during the meeting addressed to Mediaset shareholders. In this regard, the debate showed it would be appropriate to assess a reduction in the number of Executive Directors (with managerial positions without delegated powers) in favour of an increase in the number of independent Directors and to ensure the presence of diverse professional skills within the Board, by chosing directors with international experience who are experts in innovation applied to the media sector; an increase in female representation was also hoped, where possible, including beyond the limit set by the law on gender quotas.

Finally, the Independent Directors suggested assessing whether an increase in emoluments would be appropriate to acknowledge the work and commitment shown by the Board and the Committees.

Article 2390 of the civil code

The Shareholders’ Meeting has not authorised any departures from the prohibition on competition established by Article 2390 of the Italian Civil Code.

4.4 DELEGATED BODIES

The Chairman

Traditionally, the Chairman is appointed by the Shareholders’ Meeting . The Shareholders’ Meeting of 29 April 2015 confirmed Fedele Confalonieri as Chairman of the Company.

At its meeting of 30 April 2015, the Board of Directors assigned to the Chairman all ordinary and extraordinary administration powers within a maximum limit of € 15,000,000 for an individual transaction, except those under the exclusive jurisdiction of the Board of Directors and Executive Committee. Pursuant to the Company Bylaws, the Chairman represents the Company.

Board members are required to know the duties and responsibilities of their position. The Chairman ensures that the Board is constantly kept informed on the main changes in laws and regulations that concern the Company, also in collaboration with the Corporate Affairs manager and the Board’s secretary.

The Chairman coordinates the activities of the Board of Directors and chairs the Board Meetings. The Chairman, or person acting on his behalf, convenes Board Meetings.

Deputy Chairman and Chief Executive Officer

In the meeting of 30 April 2015, the Board of Directors appointed Pier Silvio Berlusconi as Deputy Chairman and Chief Executive Officer, giving him all powers of ordinary and extraordinary

16

administration within a maximum limit of € 15,000,000 for an individual transaction, except those under the exclusive jurisdiction of the Board of Directors and Executive Committee. Pursuant to the Bylaws, the Deputy Chairman and Chief Executive Officer has the power to represent the Company(18).

***

The Board of Directors unanimously considered that the above division of powers to the Chairman and the Deputy Chairman and Chief Executive Officer best meets the needs of organisational efficiency as evidenced by the historical collaboration between the two roles which did not generate any conflict.

Executive Committee

At its meeting of 30 April 2015, the Board of Directors appointed the Executive Committee which consists of five members who will remain in office for the duration of the mandate of the Board, appointing as members by right, besides the Chairman Fedele Confalonieri and the Deputy Chairman and Chief Executive Officer Pier Silvio Berlusconi, the directors Giuliano Adreani, Marco Giordani, and Gina Nieri.

The Board assigned to the Executive Committee all powers of ordinary and extraordinary administration within the maximum limit of € 130,000,000.00 for an individual transaction, excluding the matters under the exclusive jurisdiction of the Board.

In 2017, the Committee met seven times and systematically involved the Company’s executives responsible for the pertinent departments. The average duration of the meetings was about one hour.

As a rule, all members of the Board of Statutory Auditors participate in Committee meetings.

The percentage of each director attending Committee meetings is shown in Attachment D to this Report.

***

Reporting to the Board of Directors

In compliance with laws and the Company Bylaws, the Board of Directors and Board of Statutory Auditors are informed of the activities carried out, operations, their outlook, and the most important strategic, economic, balance sheet, and financial operations carried out by the Company or subsidiaries.

During Board Meetings, each item is reviewed thoroughly, to enable the directors to make an informed decision on the matters under discussion.

Information on the delegated activities is constantly reported by the delegated bodies to the Board of Directors and the Board of Statutory Auditors during board meetings, in accordance with the methods provided by the Bylaws and by the legislation in effect. During the first available board meeting, the Chairman, Deputy Chairman and Chief Executive Officer, Executive Committee, directors with special assignments, and, more generally, the delegated bodies report to the Board of Directors and Board of Statutory Auditors on the progress of the projects assigned to them and of the activities performed when fulfilling the mandates assigned to them, as provided by the Bylaws.

(18) Pursuant to the Bylaws, the Deputy Chairman replaces the Chairman if the latter is absent or incapacitated. The actual exercising of the power of representation by the Deputy Chairman indicates per se the absence or impediment of the Chairman and exonerates third parties from any verification or responsibility thereof.

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4.5. OTHER EXECUTIVE DIRECTORS

In addition to the Chairman and the Deputy Chairman and Chief Executive Officer the following six executive directors are members of the Board:

Giuliano Adreani	Chairman of Publitalia ‘80 S.p.A., Chairman of Digitalia ‘08 S.r.l., Chairman of Mediamond S.p.A. and Chairman of Publieurope Limited

Mauro Crippa	General Manager IT for RTI S.p.A.

Marco Giordani

Central Manager of Administration, Finance, Control, and Business Development of Mediaset S.p.A., Chief Executive Officer of RTI S.p.A., Chairman of Mediaset Premium S.p.A., Chairman of Monradio S.r.l., Chairman of RadioMediaset S.p.A and Chairman of Radio Virgin Italy S.p.A

Gina Nieri	Manager Institutional and Legal Affairs and Strategic Analysis Department of Mediaset S.p.A. and Deputy Chairman of RTI S.p.A.

Niccolò Querci	Central Manager of Human Resources, Procurement, and Services of Mediaset S.p.A., Deputy Chairman of RTI S.p.A., and Deputy Chairman of Publitalia ‘80 S.p.A.

Stefano Sala	Chief Executive Officer of Publitalia ‘80 S.p.A., Chief Executive Officer of Digitalia ‘08 S.r.l., Chief Executive Officer of Pulieurope Limited and Deputy Chairman of Mediamond S.p.A.

4.6. INDEPENDENT DIRECTORS

The six independent Directors appointed by the Shareholders’ Meeting of 30 April 2015 are: Franco Bruni, Fernando Napolitano, Michele Perini, Alessandra Piccinino, Carlo Secchi, and Wanda Ternau(19).

At its meeting of 24 April 2017, the Board assessed the independence of its directors pursuant to art. 147 ter of the T.U.F. and of the Code on the basis of the statements provided by the concerned parties and considered that the directors Franco Bruni, Fernando Napolitano, Michele Perini, Alessandra Piccinino, Carlo Secchi and Wanda Ternau meet the independence requirements set forth in art. 148, paragraph 3 of the TUF, as well as the independence requirements envisaged by the Code. With reference to the latter requirements, the Board acknoweldged Director Carlo Secchi as an independent director, considering that based on his specific skills and professionalism and his constant inspiring activity within the Board he has preserved his independence and freedom of judgment in assessing the work of management. Moreover, having occupied the position as company director for an extended period and considering his in-depth knowledge of the company and its operating environment he can make an important contribution to the Board and, more generally, in defining the company’s strategic lines.

The Board assesses the independence of its non-executive members paying attention more to the substance than to form and taking into account that normally a director does not appear independent in the cases contemplated by the Code.

Each independent director has undertaken to communicate promptly to the Board the occurrence of situations that cause the requirement not to be satisfied.

The Board of Directors periodically reviews the independence of the directors, also assisted by the Governance and Appointments Committee. The Board of Statutory Auditors has verified the correct application of the verification criteria and procedures adopted by the Board of Directors to assess the independence of the directors during the financial year.

(19) The current composition of the Board of Directors, with 6 independent directors out of 17, complies also with application criterion 3.C.3 of the Corporate Governance Code which requires that, in the companies included in the FTSE-Mib index, at least one third of the Board of Directors be independent directors.

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The number of Independent Directors and their expertise are appropriate for the size of the Board and operations carried out by Mediaset, and are such as to enable Committees to be established within the Board of Directors, as described in full in this report.

The Chairman operates so that the Board, as a whole, is updated on an ongoing basis and during board meetings on main legal and regulatory developments concerning the Company; this occurs regularly during the Board meetings. It is a consolidated practice for the Independent Directors to periodically meet with the Chief Financial Officer and management of the Company and its subsidiaries to provide an overview of the Group’s structure and knowledge of its business operations, in order to further investigate specific economic, financial and corporate governance issues. As a rule, all members of the Board of Statutory Auditors participate in these initiatives.

During the financial year, the independent directors participated in various initiatives(20) intended to inform them on the main aspects of the Company’s activities and to further their knowledge of the Company’s dynamics.

Independent Directors’ Meeting

Independent Directors’ meetings were convened and held, without other directors, twice in 2017, on 9 May and 7 November, and once during in the current year, on 14 February 2018.

4.7 LEAD INDEPENDENT DIRECTOR

The Board decided not to implement the recommendation of the Code that provides for the office of “lead independent director,” as the prerequisites for this office are not in place. At their meeting of 14 December 2016, the independent directors deemed the appointment of a Lead Independent Director unnecessary in consideration of the current arrangement of delegated powers.

At present, the current corporate governance structure guarantees not only constant information flows to all executive and non-executive directors, both independent and non-independent, but also the broad-ranging and proactive involvement of all directors in the operations of the Company.

5. THE PROCESSING OF COMPANY INFORMATION

On 3 July 2016 the provisions on market abuse - Market Abuse Regulation (MAR) - entered into force. The new provisions constitute a complex - and, for some aspects, innovative - regulatory framework on the abuse of insider information and market manipulation. The main changes concerned, inter alia, the extension of the concept of inside information and the regulation of delay, the Insiders’ Register and managers’ transactions.

The Board has been constantly updated on the new provisions and on the evolution of the legislation and has taken measures to protect the areas affected by the MAR by adopting specific procedures.

(20) Can be consulted at chapter 4.2 Composition - “Induction Programme”.

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Inside information

On 28 February 2017, with the favourable opinion of the Internal Control and Risks Committee, the Board approved the update of the Inside Information Procedure “.(21) Previously, on 28 July 2016, the Board, with the favourable opinion of the Control and Risk Committee, identified the persons to be registered in the permanent section of the Insider Register.

The Inside Information Procedure was adopted pursuant to the Market Abuse Regulation, to comply with the laws and regulations in force, also at European level, on the abuse of inside information.

The Inside Information Procedure governs the internal management and disclosure to the public of inside information regarding the Company and its subsidiaries, as well as the functioning of the “Register of persons having access to inside information”. The Inside Information Procedure is an essential component of the internal control and risk management system of Mediaset and forms part of the rules and regulations adopted by Mediaset pursuant to Legislative Decree 231/01 with the aim of preventing the commission of offences.

The Inside Information Procedure applies to directors, statutory auditors, employees of the Company and its subsidiaries as well as to external parties acting in the name and on behalf of the company and its subsidiaries - to the exclusion of the listed subsidiaries EI Towers S.p.A. and Mediaset España Comunicación S.A. - which are required to keep their own Insider Register, the related obligations and disclosures to the relevant market.

The directors and statutory auditors of the Company and, in general, all other recipients of the aforesaid Inside Information Procedure are required to keep all documents and information that come to their knowledge when carrying out their duties strictly confidential, with particular reference to inside information. Disclosure to the authorities and public takes place according to the deadlines and procedures set forth by the laws in force, in compliance with information parity and the above cited procedure.

The Company has distributed the Inside Information Procedure to the personnel of the Company and its subsidiaries, including through publication on the company Intranet.

Upon mandate by the Board, the Chief Financial Officer of the Company constantly monitors the application of the Inside Information Procedure, periodically reporting to the Control and Risks Committee, and its updating status, making use of the relevant internal functions and taking into account the best practices in the area, in order to ascertain its effectiveness.

Internal dealing

On 28 February 2017, on the proposal of the Control and Risk Committee, the Board approved the new institutional “Internal Dealing” Procedure (22)pursuant to the Market Abuse Regulation. The Internal Dealing Procedure is intended to regulate the transactions carried out, including through third parties, by relevant persons and closely related persons, as identified by the aforementioned regulations, as well as the obligations, terms and methods of publication of transactions performed by the said parties on the Company’s financial instruments.

More specifically, the “Internal Dealing Officer” was identified in the Corporate Affairs Department of Mediaset who is charged with receiving, managing and disclosing communications to the market.

(21)This Inside Information Procedure updates the previous organizational guidelines “Management and communication of inside information” dating back to 2006 and subsequently updated in 2015.

(22)This institutional procedure replaces the previous practice adopted by the Company since 2006.

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Relevant persons are required to forward to the Internal Dealing Officer, according to a specific procedure, the information on transactions carried out in order to comply with the obligations established by the legislation in force.

Upon mandate by the Board, the Chief Financial Officer of the Company constantly monitors the application of the Internal Dealing Procedure, periodically reporting to the Control and Risks Committee, and its updating status, making use of the relevant internal functions and taking into account the best practices in the area, in order to ascertain its effectiveness.

Finally, in compliance with the Market Abuse Regulation and the Internal Dealing Procedure, the prohibition was introduced for relevant persons to carry out transactions within the 30 calendar days preceding the announcement of the annual financial statements and the half-yearly financial report published by the company pursuant to law or on a voluntary basis (Black Out Periods).

In compliance with CONSOB recommendations, the Company has created a specific section “Internal dealing” on its website.

6. COMMITTEES WITHIN THE BOARD OF DIRECTORS

The Board of Directors(23) established the following internal committees, all with proposal and consulting functions:

•                  the Risk and Control Committee was assigned the responsibilities of the Code; on 20 December 2016, on the proposal of the Governance and Appointments Committee, said committee was assigned responsibility to “supervise sustainability issues related to the company’s operations and its relations with shareholders”;

•                  the Board meeting of 30 April 2015 confirmed to the Compensation Committee the responsibilities assigned to it in 2011;

•                  the Governance and Appointments Committee retained the existing responsibilities appropriate to guarantee the update of the governance rules and the adequacy, implementation, and enforcement of said rules, in addition to those contemplated by the Code for the Nominations Committee.

The Committees established within the Board have investigative and/or advisory duties regarding aspects requiring further examination, in order to exchange actual and informed opinions. The establishment and operation of the Board of Director’s internal committees satisfy the Code’s criteria.

In carrying out their functions, the Committees may access the information and company functions necessary to perform their duties, and may be assisted by external consultants at the Company’s expense, within the limits of the budget approved by the Board of Directors.

The Committees, which timely report to the Board on the activities carried out, have adopted their own operating regulations, which were updated in Financial Year 2017 in accordance with the new provisions regarding board meetings shared by the Board of Directors and extended to all the Committees, and a calendar of meetings scheduled for each financial year. The regulations of the Committees were approved by the Board.

The Board, when adopting the procedure to regulate transactions with related parties (addressing Consob’s requirements) established within itself the Committee of Independent Directors for Related-

(23) Pursuant to the Company Bylaws, the Board of Directors may establish Committees, also comprising persons who are not Board members, identifying their duties, powers, compensation and number. The Committees, if comprising persons who are not Board members, only have advisory powers.

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Party Transactions(24); the latter is asked to express specific opinions regarding transactions with related parties carried out by the Company, either directly or through subsidiaries, in the cases indicated and in accordance with the methods required by the above-mentioned procedure.

7. THE GOVERNANCE AND APPOINTMENTS COMMITTEE

The Governance and Appointments Committee includes three non-executive and independent directors whose term in office lasts three years until the expiry of the mandate of the entire Board of Directors.

GOVERNANCE COMMITTEE

Carlo Secchi	Chairman - Independent Director
Michele Perini	Independent Director
Wanda Ternau	Independent Director

The Committee met six times in 2017. Minutes were taken of all meetings. The Manager of the Corporate Affairs Department, appointed as Committee Secretary, attends the meetings. In the days preceding meetings, sufficiently in advance of the meeting, the Secretary, as agreed with the Committee Chairman, sends to the Governance Committee members all available documents and information on items on the agenda. The average duration of each meeting is about one hour. The percentage of each director attending Committee meetings is shown in Attachment D to this Report. Six meetings were scheduled for the 2018 financial year and two of them have been held.

As a rule, all members of the Board of Statutory Auditors took part in the meetings, and the managers of specific company departments and external consultants were invited to attend by the Committee Secretary, to explain particular issues. All the Independent Directors were invited to attend some meetings dealing with topics of general interest.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

Functions and activities of the Governance and Appointments Committee

The Board attributed to the Committee the responsibilities of Governance Committee and those that the Code assigns to the Appointments Committee; specifically, it fulfils these tasks:

regarding Corporate Governance:

•                  monitor compliance with and the periodic updating of corporate governance rules and compliance with the principles of conduct adopted by the Company, reporting to the Board of Directors;

•                  propose procedures and deadlines for the annual self-assessment of the Board of Directors;

•                  review, in advance, the contents of the Annual Report on Corporate Governance and Ownership Structures;

•                  assist the Board in evaluating whether Independent Directors meet requirements for independence, on an ongoing basis.

regarding Appointments:

•                  give to the Board of Directors opinions on the size and composition of the Board, and recommendations on the types of professional positions considered appropriate to sit on the Board, as well as the maximum number of positions as director or statutory auditor compatible with being

(24) Refer to chapter 12 Interests of directors and transactions with related parties at section “Independent directors committee for related parties transactions.”

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able to effectively fulfil the mandate of director of the issuer, and on any departures from the prohibition on competition established by Article 2390 of the Italian Civil Code;

•                  propose to the Board candidates to the office of director in the case that directors need to be co-opted, when it becomes necessary to replace independent directors.

During 2017, the Committee carried out the activities under its responsibility; among other things, it:

•                  examined the report on the Board Performance Evaluation for the 2016 financial year;

•                  examined the “2016 Report on corporate governance and ownership structure”;

•                  assisted the Board in the annual assessment of directors’ independence;

•                  updated its operating Regulation;

•                  expressed a favourable opinion on the amendment of article 17 of the Company Bylaws concerning i) changing the minimum and maximum number of members of the Board of Directors, ii) the possibility for the Board of Directors to present its own list of candidates, and iii) the method for appointing the Board of Directors. The Committee also expressed a favourable opinion regarding further amendments to the Bylaws due to their positive effects on Governance;

•                  prepared, with the support of Spencer Stuart, a company specialised in the sector, the methods and items covered by the Board’s self-assessment process for the financial year.

During 2018, the Committee:

•                  examined the report on the Board Performance Evaluation;

•                  expressed a favourable opinion on the adoption by the Board of the diversity policy of the Board of Directors and the Board of Statutory Auditors pursuant to art. 123 bis, paragraph 2, new sub-paragraph d-bis of the TUF;

•                  carried out a differential analysis concerning the compliance on the letter dated 13 December 2017 from the Chairman of the Corporate Governance Committee of Borsa Italiana, as a result of which it considered that the Company’s governance was already in line with the recommendations;

•                  examined the “2017 Report on corporate governance and ownership structure”;

•                  verified the existence of subsidiaries with strategic relevance for the provisions of the Stock Exchange Code.

The Committee Chairman informs the Board of the meetings held at the first available Board meeting.

When fulfilling its functions, the Committee had full access to the information and corporate departments of the Company and/or Group needed for the purpose, with the assistance of the secretary.

The Committee is given funding of EUR 100 thousand per annum for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

8. THE COMPENSATION COMMITTEE

The Compensation Committee consists of three non-executive directors, the majority of whom are independent and will remain in office until the entire Board of Directors expires; experts in financial matters and compensation policies are among them.

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COMPENSATION COMMITTEE

Michele Perini	Chairman - Independent Director
Bruno Ermolli	Non-executive Director
Fernando Napolitano	Independent Director

No directors concerned took part in meetings of the Compensation Committee, when proposals to the Board of Directors concerning their compensation were discussed.

The Committee met six times in 2017. Minutes were taken of all meetings. The average duration of each meeting is about one hour. The percentage of each director attending Committee meetings is shown in Attachment D to this Report. For the 2018 financial year, five meetings have been scheduled, of which one has already been held.

Normally, the Chairman of the Board of Statutory Auditors and/or other designated members participate in the Committee’s meetings; a secretary, chosen each time by the Chairman, is also present; the managers of specific company departments and outside consultants have been invited to illustrate specific topics.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

Functions and activities of the Compensation Committee

The Board assigned the following responsibilities to the Compensation Committee:

•                  to periodically review the adequacy, overall consistency and actual application of the general policy adopted for the compensation of the Chairman, the Deputy Chairman and Chief Executive Officer, and key management personnel, using, as regards the latter, information supplied by the Chairman, the Deputy Chairman and Chief Executive Officer, and submitting the related proposals to the Board of Directors;

•                  give a prior opinion on proposals of the Board of Directors, and for the Board, of the Chairman and/or Deputy Chairman, relative to the compensation of the Chairman, Deputy Chairman and Chief Executive Officer, and on establishing performance goals related to the variable part of the compensation package; It also monitors the application of decisions taken by the Board;

•                  to provide advance opinions on the proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning the definition by Mediaset S.p.A.’s delegated bodies on the compensation of key management personnel and of the other key executives of the Mediaset Group;

•                  to provide advance opinions on proposals of the Board of Directors, and on its behalf, of the Chairman and/or Deputy Chairman and Chief Executive Officer concerning general regulations for allocating compensation (allocation, rejection or reversal) to employees of the companies of the Mediaset Group designated to fill positions in administrative and control bodies and/or in committees appointed by administrative bodies of Italian or foreign subsidiaries or investee companies;

•                  to make proposals to the Board of Directors concerning the criteria, beneficiary categories, quantities, terms, conditions and procedures for share-based compensation plans.

During 2017, the Committee carried out the activities under its responsibility; among other things, it:

•                  acknowledged the new short-term incentive system called AIS (Annual Incentive System);

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•                  expressed favourable opinion regarding the performance objectives set for the 2017 financial year in connection with the variable component of the compensation of directors who occupy specific positions (Chairman and Deputy Chairman - Chief Executive Officer);

•                  took note of the results of the mandate assigned to the company Georgeson S.r.l. to identify the main critical aspects of the Company’s compensation policy and carry out the related analyses;

•                  approved the Report on the Compensation Policy and appointed the Chairman to make a proposal to the Board of Directors on 19 March 2017.

•                  formulated, in relation to the Medium-long term Incentive Plan authorized by the Shareholders’ Meeting of 29 April 2015, the proposal regarding the objectives and categories of recipients for the 2017 financial year and subsequently acknowledged the destination of the share of variable annual compensation by the beneficiaries;

•                  updated its operating Regulation;

•                  conducted in-depth analyses following the vote of the Shareholders’ Meeting on the agenda item relating to the Compensation Report, the positive outcome of which was the result of an improvement process started in 2016 with the help of the company Georgeson Srl, a company tasked with verifying the alignment of the Mediaset Group’s Compensation Policy with national and international best market practices and with the Proxy Advisors guidelines;

•                  assessed, also on the basis of information exchanged with the central Human Resources, Procurement and Services Department, that the compensation policy approved by the Shareholders’ Meeting is consistently and actually applied.

During 2018, the Committee:

•                  carried out a market analysis on the remuneration of the Board of Directors and the Committees, with the help of Willis Towers Watson, a specialized consulting firm, whose results were brought to the attention of the Board of Directors for the implementation of the final considerations;

•                  examined the renewal proposal of a three-year medium-long term incentive plan, having essentially the same characteristics as the previous one, and appointed the Chairman to submit the proposal to the Board of Directors on 24 April 2018;

•                  approved the Compensation Policy Report and mandated the Chairman with submitting the proposal to the Board or Director’s meeting of 24 April 2018.

The Committee Chairman informs the Board of the meetings held at the first available Board meeting.

The Committee is given funding of EUR 200 thousand per annum for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

9. COMPENSATION OF DIRECTORS

On 28 April 2017, the Shareholders’ Meeting approved the first section of the Compensation Report, pursuant to article 123-ter of Legislative Decree no. 58/1998, with 91.63% of votes in favour.

On 24 March 2018, the Board of Directors established a general policy for the compensation of executive directors, the directors with special duties and key management personnel.

For further information relative to this section, reference is made to the relevant parts of the Report on Compensation, published pursuant to Article 123-ter of the TUF.

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As already stated, in the board meeting of 24 April 2018, the Board of Directors approved the medium-/long-term loyalty and incentive plan for the 2018-2020 period pursuant to Article 114-bis of the TUF; this plan will be submitted to the General Meeting of 27 June 2018 for approval. Further information on the plan is given in the Information Document - prepared pursuant to the provisions of Article 114-bis of the TUF and Article 84 bis of the Issuer Regulation - and in the Compensation Policy, which will be made available in accordance with law.

10. RISK AND CONTROL COMMITTEE

The Risk and Control Committee consists of three independent non-executive directors who remain in office for three years until the term of office of the entire Board expires; experts in accounting and financial matters are among them.

RISK AND CONTROL COMMITTEE

Carlo Secchi	Chairman - Independent Director
Franco Bruni	Independent Director
Fernando Napolitano	Independent Director

During 2017, ten meetings of the Risk and Control Committee were held. The Committee requested the following non-members to attend meetings, concerning individual items on the agenda and related to their area of responsibility: the Supervisory and Control Body, the Financial Reporting Officer, the Internal Audit Manager, representatives from the independent auditors, managers of specific departments of the Company and/or Group companies, as well as external consultants when deemed appropriate. On some occasions, again at the invitation of the Committee, all Independent Directors also took part in meetings dealing with issues of common interest. Minutes were taken of all meetings. The Manager of the Corporate Affairs Department, appointed as Committee Secretary, attends the meetings. In the days preceding meetings, sufficiently in advance of the meeting, the Secretary, as agreed with the Committee Chairman, sends to the Governance Committee members all available documents and information on items on the agenda.

The average duration of each meeting was about 1.5 hours. The percentage of each director attending Committee meetings is shown in Attachment D to this Report. Eleven meetings have been scheduled for the 2018 financial year.

As a rule, all members of the Board of Statutory Auditors took part in the meetings, and the managers of specific company departments and external consultants were invited to attend by the Committee Secretary, to explain particular issues.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

Functions and activities of the Risk and Control Committee

The Risk and Control Committee, besides assisting the Board in fulfilling the tasks assigned to the latter on matters of internal control, fulfils the functions in line with those indicated in the Code.

On 20 December 2016, the Board identified the Control and Risk Committee as the Committee responsible, in accordance with Borsa Italiana Code, for supervising the sustainability issues related to the exercise of the business activity and its interaction with the stakeholders.

To enable the Board of Directors to provide guidelines and evaluate the adequacy of the Internal Control and Risk Management System, the Committee systematically provided assistance during the year,

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carrying out preparatory activities concerning evaluations and decisions of the Board (and the Internal Control and Risk Management System) with regard to the approval of financial data, including the Financial Statements.

During the year, the Committee examines, usually every six months, the periodic reports prepared by the Supervisory and Control Body of Mediaset on audit outcomes and on the actions taken pursuant to Legislative Decree 231/01, which are subsequently presented to the Board of Directors.

The Committee annually reviews activities carried out by the Financial Reporting Officer, pursuant to Law 262/2005 on the Protection of Savings, for the purposes of issuing certification relative to the Financial Statements and Consolidated Financial Statements, and the Risk Officer’s update on the assessment and procedures for the management of main company, strategic and process risks, of the Mediaset Group, carried out on an “Enterprise Risk Management” basis; this annual update is usually carried out by the respective managers of the listed subsidiaries EI Towers S.p.A. and Mediaset España Comunicación S.A. On a quarterly basis, the Committee, on the basis of the report prepared by the Internal Audit Department, acknowledges that there are no significant changes compared to the forecasts of the Annual Audit Plan.

During 2017, the Committee, among others:

•                  took note of the summary of reports issued by the Internal Audit Function and Final 2016 Report, as well as the results for 2016 of the “Quality Assurance and Improvement Plan”, recommended by the international reference standards for the industry, in order to guarantee more effective monitoring of the Function. The Committee monitored the work of the Internal Audit Function, also through periodic audit reports, and the implementation of action plans on corrective measures necessary to ensure continual improvement of the system;

•                  approved the “2017 Audit Plan”, and also examined and took note of the Report on the Internal Control and Risk Management System as of 31 December 2016, prepared by the Internal Audit Function;

•                  examined and took note of the changes made to its Operating Regulation, in light of the changes introduced by the Stock Exchange Code and in accordance with the new provisions regarding board meetings shared by the Board of Directors;

•                  examined and took note of the updating of the Inside Information Procedure and the introduction of the new Internal Dealing Procedure in compliance with the new legislative and regulatory framework on market abuse; these procedures are an essential component of the internal control and risk management system of Mediaset and are part of the rules and regulations adopted by Mediaset pursuant to Legislative Decree 231/01 with the aim of preventing the commission of offences.

•                  examined and took note of the “2017 Audit Plan” of the listed subsidiaries EI Towers S.p.A. and Mediaset España Comunicación S.A. submitted by the respective managers;

•                  evaluated, together with the Financial Reporting Officer, the independent auditors Reconta Ernst & Young S.p.A. and the Board of Statutory Auditors, the accounting standards adopted by the Mediaset Group and their uniformity for the purposes of preparing the 2016 Consolidated Financial Statements, and found them to have been correctly applied; it also launched the examination activity in view of the approval of the 2016 financial statements;

•                  took note and discussed the methodology adopted and the different plan configurations supporting evaluations relative to annual impairment testing;

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•                 approved Sections 10 and 11 of the 2016 Corporate Governance Report relative to the Internal Control and Risk Management System;

•                 reviewed the 2016 Report on fundamental issues drawn up by Reconta Ernst & Young S.p.A., pursuant to Article 19, paragraph 3 of Legislative Decree 39 of 27 January 2010, as well as the conclusions therein, and, in keeping with the Code, decided to submit the Report to the Board of Directors in their meeting of 7 November 2017; the Committee also acknowledged that the Independent Auditors, in the absence of observations to bring to the attention of Management, did not issue the Management Letter at 31 December 2016;

•                  it took note of periodic updates to the “List of broadcasting rights suppliers”, prepared by the Rights Department of RTI S.p.A., to complete the company procedure for the planning, acquisition and management of rights, and gave it a positive rating;

•                  took note of the Report “summary of the main results of the audits (three years 2014-2016)” prepared by the Internal Audit Department;

•                  took note of the Report on the “Internal control and risk management system” prepared by the Corporate Affairs Department;

•                  took note of the presentation of the results concerning the “Cyber Security Risk Assessment” presented by the Technology Department;

•                  took note of the results of the “Quality Assurance Review” process, normally performed every five years, of the internal audit activities, in compliance with the requirements of the international standards for the Professional Practice of Internal Auditing, favourably assessing them;

•                  monitored the adequacy, effectiveness and efficiency of the Internal Audit Function;

•                  supervised the process for the preparation of the first Non-Financial Statement of the Mediaset Group for the financial year 2017, pursuant to Legislative Decree 254/2016, which implemented the European Council Directive on the reporting of non-financial information.

The Committee also discussed Company evaluations on organising the coordination flows of subjects established by the Code, in order to ensure the efficiency of the Internal Control and Risk Management System.

During the first few months of 2018, it continued its activities and, specifically, six meetings were held during which the Control and Risk Committee:

•                  it took note of the summary of reports issued by the Internal Audit Function and of the Final 2017 Report, as well as the findings for 2017 of the “Quality Assurance and Improvement Plan.” The Committee monitored the work of the Internal Audit Function, also through periodic audit reports, and the implementation of action plans on corrective measures necessary to ensure continual improvement of the system;

•                  approved the “2018 Audit Plan”, and also examined and took note of the Report on the Internal Control and Risk Management System as of 31 December 2017, prepared by the Internal Audit Function;

•                  examined and took note of the “2018 Audit Plan” of the listed subsidiaries EI Towers S.p.A. and Mediaset España Comunicación S.A. submitted by the respective managers;

•                  evaluated, together with the Financial Reporting Officer, the independent auditors Deloitte& Touche S.p.A. and the Board of Statutory Auditors, the accounting standards adopted by the Mediaset Group and their uniformity for the purposes of preparing the 2017 Consolidated Financial

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Statements, and found them to have been correctly applied; it also launched the examination activity in view of the approval of the 2017 financial statements;

•                  took note of and agreed with the methodology adopted and the various plan assumptions supporting the evaluations relative to the annual impairment testing;

•                  expressed a favourable opinion on the adoption by the Board of the diversity policy of the Board of Directors and the Board of Statutory Auditors pursuant to art. 123 bis, paragraph 2, new sub-paragraph d-bis of the TUF;

•                  examined the Non-Financial Statement for the 2017 financial year drawn up pursuant to Legislative Decree 254/2016, expressing to the Board its positive assessment on the analysis and contents of the document as regards the sustainability issues that were found to be material for the Mediaset Group, taking into account the related activities and characteristics, and, overall, on the data and information collection process;

•                  approved Sections 10 and 11 of this Report relative to the Internal Control and Risk Management System.

The Committee Chairman informs the Board of the meetings held at the first available Board meeting. When the semi-annual financial statements and management letter are approved, the Committee reports to the Board on the adequacy of the internal control system. During the activity described above and also in view of the policy manage the control system adopted by the Internal Control and Risk Management System Director on the basis of the guidelines of the Internal Control and Risk Management System of the Mediaset Group issued by the latest Board of Directors meeting of 20 December 2016, the Committee recommended to the Board to consider the Internal Control and Risk Management System to be adequate and effective overall, with respect to the profile and characteristics of the Company and to the profile of risk assumed .

In carrying out its functions, the Committee accessed all necessary information and/or functions of the Company and/or Group and/or was assisted by external consultants, as well as the Company Secretary.

The Committee is given funding of € 350,000 per annum for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

11. THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM

The internal control and risk management system comprises all rules, procedures and organisational structures to perform business operations that are consistent with established objectives, through an adequate process that identifies, measures, manages and monitors main risks.

The Board exercises the functions listed by the Code, with the assistance of the Risk and Control Committee.

The Board of Directors carries out its functions related to the internal control and risk management system taking into consideration reference models and existing best practices at the national and international level and in compliance with the organisation and management models adopted pursuant to Legislative Decree 231/2001.

On 19 April 2017, the Board of Directors, with the favourable opinion of the Risk and Control Committee, examined the results of the Risk Officer’s annual update on the assessment and methods of managing the main company, strategic and process risks, assessing the nature and level of risk compatible with the strategic objectives, including sustainability, established in the meeting of 20

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December 2016 and with the medium-long term guidelines defined by the Board at the meeting of 17 January 2017 and subsequently presented to the market.

During the meeting of 28 February 2017, the Board, based on the Risk and Control Committee Reports, after consulting with the Board of Statutory Auditors and the Financial Reporting Officer, took note, with no observations made, of the final data of the Audit Plan updated as of 31 December 2016, and approved the 2017 Audit Plan prepared by the Internal Audit Function Manager.

On 22 January 2018, the Board of Directors, with the approval of the Risk and Control Committee and as part of activities to monitor objectives and results, reviewed the main actions taken by the Group during the year as regards the strategic objectives previously established and the relative risk level accepted; it also updated the strategic objectives for the subsequent annual assessment of related risks.

The Guidelines of the Internal Control and Risk Management System of the Group, which identify the Enterprise Risk Management Framework as the reference methodology(25) for monitoring the internal control system, are implemented, by the Internal Control and Risk Management System Director, through the “Enterprise Risk Management Policy” , which defines the main methodological aspects of the risk management process, as well as the roles, responsibilities and main activities involved in risk management.

The internal control and risk management system of the Mediaset Group is able to identify and measure the main company risks, including those that may be relevant for medium-long term sustainability, that could undermine the achievement of established objectives, taking into account the characteristics of activities carried out by Mediaset and its subsidiaries, based on the following criteria:

•                                  the nature of the risk, with reference to strategic and operating risks and risks concerning reporting and compliance with laws in force;

•                                  the possibility of risk affecting the ability to achieve company objectives;

•                                  the organisation’s ability to properly manage identified risk;

•                                  the correct monitoring of company risks, by checking the suitability of the internal control and risk management system to provide an acceptable profile of overall risk. Specifically, the internal control and risk management system of the Mediaset Group establishes the following:

•                                  the systematic monitoring by management of main company risks, in order to identify and implement any corrective actions for existing control processes;

•                                  periodic independent checks of the adequacy and effectiveness of the internal control system, as well as the timely adoption of specific corrective actions if weaknesses are identified;

•                                  rules for reporting on the adequacy and effectiveness of the internal control and risk management system.

For this purpose, the Internal Control and Risk Management System Director supervises the management of the Internal Control and Risk Management System of the Mediaset Group, to ensure the system can:

•                                          promptly react to significant risk situations, establishing adequate control mechanisms;

(25) According to the Enterprise Risk Management methodology, the internal control system starts from the definition of the Company’s strategy. The Company’s objectives are taken into consideration by the methodology according to the following categories:

• strategic objectives: high level objectives, aligned with and supporting the Company’s mission;

• operational objectives: objectives related to the efficient and effective use of resources;

• reporting objectives: objectives related to the reliability of reporting external and internal to the Company;

• compliance objectives: objectives related to compliance with applicable laws and regulations.

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•                                  guarantee, within the context of company processes, an adequate level of separation between operating and control functions, thus preventing conflicts of interest arising regarding assigned responsibilities;

•                                  guarantee, within the context of operating and administrative/accounting activities, the use of systems and procedures that ensure the accurate recording of company events and operations, as well as the production of reliable, timely information flows, both in and outside the Group;

•                                  establish methodologies for the timely communication of significant risks and control anomalies identified in relation to appropriate Group levels, allowing for the identification and timely adoption of corrective actions.

This model is adopted for listed subsidiaries, also in line with the management and coordination activities of the parent company, giving them Guidelines and related polices for implementation.

With particular reference to financial reporting processes, the main characteristics of the Internal Control and Risk Management System relative to such risks pursuant to Article 123-bis, paragraph 2, letter b) of the TUF are described below.

Main characteristics of risk management and internal control systems in relation to the financial reporting system process

1.                   Introduction

The risk management and internal control system in relation to the financial reporting process(26), developed within the Mediaset Group, aims to guarantee the dependability, accuracy, reliability and timeliness of financial reporting.

Mediaset, in defining its own system, has aligned it with laws and regulations currently in force.

As reference standards do not explicitly establish specific criteria for the design, implementation, evaluation and monitoring of the Risk Management and Internal Control System relative to financial reporting, Mediaset has opted for the application of a model that is universally recognised as one of the most accredited: the CoSO (Committee of Sponsoring Organizations) Framework. Furthermore, implementation of the System takes into account the guidelines of some industry organisations regarding the activities of the Appointed Director (the Italian Confederation of Industry, Confindustria, and the National Association of Finance and Administration Managers, Andaf).

Article 154-bis of the TUF has established the position of Financial Reporting Office for issuers with shares listed on regulated markets. This Officer is responsible, among others, in conjunction with relevant functions, for developing adequate administrative and accounting procedures for the production of financial statements, consolidated financial statements and interim reports, as well as all other information disclosed to the market and relative to accounting disclosure and the issue of specific certification.

2.                   Description of the main characteristics of the Internal Control and Risk Management System in relation to the financial reporting system process

Roles and Functions involved

The Financial Reporting Officer is assisted by a specifically established company structure for the purpose and by the Organisation Department: these structures support the Financial Reporting Officer in designing, implementing and maintaining adequate administrative and accounting procedures to draft

(26)Financial reporting means, for example, periodic accounting information, annual and interim financial reports, additional financial interim disclosures — including with reference to consolidation — ongoing disclosure and press releases

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the financial statements and the consolidated financial statements and supply the Financial Reporting Officer with elements to evaluate their adequacy and effective functioning.

The structure assisting the Financial Reporting Officer works with process owners to promptly identify events that may impact or change the reference framework, update administrative accounting procedures, implement new controls and carry out any improvement plans within their own processes.

The Internal Audit Function periodically carries out independent checks on the adequacy and actual functioning of the control model adopted by the Company to ensure compliance with the requirements of the Law on the Protection of Savings in relation to obligations of the Financial Reporting Officer.

Stages of the Internal Control and Risk Management System in relation to the financial reporting process

The risk management and internal control system, relative to the financial reporting process, basically comprises a number of administrative accounting procedures and tools to evaluate the adequacy and actual functioning of procedures, which contribute to establishing an internal control model that is maintained, updated and, where concrete opportunities for rationalisation and optimisation are identified, is further developed.

The model is structured in three main stages:

a) definition of the scope of analysis with the identification and evaluation of risks;

b) identification and documentation of controls;

c) evaluation of the adequacy and actual application of administrative and accounting procedures and relative controls.

a) Definition of the scope of analysis, with the identification and evaluation of risks

To determine and plan activities to check the adequacy and actual application of the Group’s administrative and accounting procedures, the definition of the scope of analysis describes the process to adopt when determining the level of complexity, identifying and assessing risks and assessing the materiality of financial statement areas. This process aims to assess controls of transactions generated from company processes that supply accounting data and record them in financial reporting.

Significant processes that are representative of the business are identified based on the quantitative analysis of financial statement items, applying the concept of materiality to aggregate items contained in the Consolidated Financial Statements of the Mediaset Group, and on a qualitative analysis of processes based on their level of complexity.

For each process identified as significant, the “generic” risks of the unreliability of financial reporting inherent in the process itself are determined, referring to financial statement assertions (existence and occurrence, completeness, rights and obligations valuation and recognition, presentation and reporting), which constitute control objectives.

The Financial Reporting Officer defines the reference context, at least annually and whenever elements occur that may considerably change the analysis carried out.

To complete scope analysis, a summary and overall analysis at a Group level is also carried out on the internal control system at a functional and/or organisational level (entity level control). This analysis breaks down each component of the CoSO framework in supervisory areas that, based on the Risk Assessment carried out, should be covered by the Group and monitored by management.

For each of the identified supervisory areas, actual risk coverage connected with it is tested, checking the existence of company procedures and practices adopted by the Group.

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b) Identification and documentation of controls

Controls are defined by a process that identifies administrative and accounting procedures that meet various control assertions (27).

The controls identified and specifically applied when carrying out activities are formalised in a specific matrix (the “Risk and Control Matrix”) and, in this matrix are related to the “generic” risks of the unreliability of financial reporting.

Administrative and accounting procedures and relative controls are periodically monitored and updated through a process that involves the Financial Reporting Officer, his/her support structure and process owners. Specifically, process owners inform the Financial Reporting Officer, on a regular basis, of events that may impact and change the frame of reference of significant procedures, and on an annual basis, the support structure of the Financial Reporting Officer reviews and validates the entire control model, involving all process owners in reviewing processes in their area of responsibility.

c) Evaluation of the adequacy and actual application of administrative and accounting procedures and relative controls

The adequacy and actual application of administrative and accounting procedures is evaluated by specific testing, and aims to guarantee the design and operational ability of identified controls.

The Group has adopted a testing strategy which basically involves defining the approach and criteria used for testing: the frequency of analysis, sizing of the sample, types of tests to carry out, formalisation of tests carried out and information flows to notify test outcomes.

The purpose of testing is to guarantee the actual application of controls in compliance with the defined testing strategy. On a six-monthly basis, the support structure of the Financial Reporting Officer prepares a report indicating activities carried out and test outcomes.

Based on testing results, the Financial Reporting Officer, assisted by his/her support structure, defines a plan to remedy any deficiencies that may have a negative impact on the effectiveness of the risk management and internal control system relative to financial reporting.

The Financial Reporting Officer’s support structure, in conjunction with process owners, for areas in their responsibility, coordinates improvement plans and guarantees their implementation.

On at least an annual basis, the Financial Reporting Officer reports to the Risk and Control Committee, the Board of Statutory Auditors and the Supervisory Bodies of Group companies, with reference to procedures used to evaluate the adequacy and actual application of controls and administrative/accounting procedures, as well as compliance with remedial plans defined, and rates the adequacy of the accounting and administrative control system.

11.1. INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM DIRECTOR

During its meeting of 30 April 2015, the Board appointed the Chairman as Internal Control and Risk Management System Director.

During 2017 and the first few months of 2018, the Internal Control and Risk Management System Director Officer:

(27) Reference control assertions are the following:

accuracy: this control ensures that all details of the individual transaction have been correctly processed;

completeness: this control ensures that all transactions are processed and are only processed once;

validity: this control ensures that the processed transaction has passed adequate authorisation levels and is effectively referable to company operations;

restricted access: this control ensures that access to information and transactions is adequately configured according to the roles and responsibilities recognised by the Company.

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•                  implemented the guidelines issued by the Board and verified their adequacy and effectiveness;

•                  supervised amendments to the system concerning the dynamics of operating conditions and the legal and regulatory framework;

•                  oversaw the identification of the main company risks (strategic, operational, financial and concerning compliance) taking into account the characteristics of the activities carried out by the Company and its subsidiaries, and based on the guidelines for the Internal Control and Risk Management System established by the Board of Directors.

The analysis and evaluation of main business processes and processes supporting the business, with the involvement of the Group’s management, the Internal Audit Function, and the Risk Officer, made it possible to give an overall evaluation of the Internal Control and Risk Management System (which was finalised with the presentation of the Report by the Internal Control and Risk Management System Officer to the Board of Directors during the meeting of 19 April 2017).

11.2. INTERNAL AUDIT FUNCTION MANAGER

The Issuer has established an Internal Audit Function to ensure that the internal control and risk management system is both functioning and adequate.

The Board of Directors, following the proposal of the Risk and Control Committee and after consulting with the Board of Statutory Auditors, confirmed Angelo Iacobbi as Internal Audit department manager, defining his compensation as being consistent with company policies and ensuring he has adequate resources to undertake his responsibilities. The Board found the incentive mechanisms for the Financial Reporting Officer to be commensurate to the tasks assigned to him.

To ensure an adequate level of independence and objectivity in internal audit activities, the Internal Audit Function Manager is not responsible for any operational area.

The Internal Auditing department reports to the Chairman, who informs the Board.

In compliance with international reference standards on auditing, the Internal Audit Function checks, both on an ongoing basis and in relation to specific needs, the functioning and adequacy of the internal control and risk management system, implementing an Audit Plan approved by the Board of Directors, based on a structured process, analysing and prioritising the main company risks.

The scope of the activities carried out by the Internal Audit (28)Function include Mediaset and all the Group Companies directly or indirectly controlled by it, with the exception of the listed companies and their subsidiaries or investee companies. In addition, with reference to the Group’s investee companies and joint ventures, the Internal Audit Departiment activities can be carried out on the basis of a specific request by the Board of Directors of said companies.

In 2017, the Internal Audit Function carried out mandates of:

•                  Assurance, which consists in an objective review of evidence and findings, through analyses, assessments, recommendations and qualified comments, in order to obtain an independent evaluation of the internal control and risk management system;

•                  advice, which consists of methodological support and assistance to provide added value and improve governance, risk management and control processes.

In its activities carried out during 2017, the Internal Audit Function had free and direct access to data, documents, information and personnel useful to carrying out its duties.

(28)in accordance with the Mandate granted to it by the Board of Directors on 17 December 2013

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During the reporting period, the Internal Audit Function Manager prepared periodic reports(29) containing information on: the activities carried out, including activities relating to the reliability of the company information systems, including the accounting systems, the methods used to manage risks as well as compliance with plans to limit risks; the reports also contained an assessment of the suitability (adequacy and effective functioning) of the internal control and risk management system.

As regards the 2017 financial year, the Internal Audit department considered the internal control and risk management system to be operational and adequate.

The Internal Audit Function Manager also maintained periodic communication flows with other company bodies and units that have supervisory and monitoring functions in relation to the internal control and risk management system, such as the Financial Reporting Officer, the Risk Officer and the Supervisory and Control Bodies of the Group, pursuant to Legislative Decree 231/2001.

In compliance with recommendations of international standards on auditing, the Internal Audit Function put in place actions to ensure and improve the quality of activities carried out. More specifically, in 2017, the periodic quality assurance review process of the Internal Audit Function was completed in compliance with the requirements of the international standards on the Internal Audit Professional Practice. The results of the audit confirmed the general compliance of the Internal Audit Function and activities with the IIA Standards and Code of Ethics.

11.3. COMPLIANCE PROGRAMME PURSUANT TO LEGISLATIVE DECREE 231/2001

The internal control system was further strengthened by adopting a Compliance Programme pursuant to Legislative Decree 231/2001, which was approved, in its first draft, by the Board of Directors’ meeting of 29 July 2003 and was later repeatedly amended and supplemented to reach its current version, approved by resolution of the Board of 20 December 2016.

With the adoption of its Compliance Programme, which includes general and operational rules, Mediaset sought to establish a structured and organic system, including a set of general principles of conduct, as well as procedures and activities that meet the control purposes and provisions of Legislative Decree 231/01, in terms of prevention of crimes and administrative offences (preventive controls), and in terms of control of the programme’s implementation and any application of fines and sanctions (ex post controls).

The Compliance Programme comprises principles, company rules, provisions and organisational frameworks relative to the management and control of the Company’s activities and includes a summary document, explaining the general regulations that are appropriate for preventing the commission of offences indicated in Legislative Decree 231/01 and a number of attachments (including, among others, the updated wording of Legislative Decree 231/01, a description of all criminal offences envisaged by the decree, a summary of so-called “areas of activities at risk of offences being committed” concerning the Company and relative organisational oversight).

The Compliance Programme that Mediaset adopted in 2016(30) refers, specifically, to the following types of “predicate offence”: offences that may take place during relations with the Public Administration, corporate crimes, market abuse, offences of organised crime, computer crime, negligent offences infringing occupational health and safety laws, crimes against industry and trade, handling stolen goods,

(29) Sent to the Chairmen of the Board of Statutory Auditors, Risk and Control Committee and Board of Directors, as well as to the Internal Control and Risk Management System Director of Mediaset S.p.A..

(30) The Compliance Programme adopted by Mediaset in 2014 includes, as an integral part, the document “General Guidelines on Anti-Corruption matters”, adopted as early as 2014, in order to align the Mediaset Group with the best practices developed at the international level to counter corruption. The document describes the general principles which (in compliance with provisions in the Code of Ethics and in order to prevent unlawful or improper behaviour, including acts of corruption for any reason) shall inspire the conduct and actions of all persons who work for the Company or the Mediaset Group, in particular in “areas of activities in which there is a risk that offences may be committed.”

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money laundering and the use of any monies, goods or other utilities from illicit sources, self-laundering, and offences concerning copyright, the offence of omitting to make or making false statements to the judicial authorities, environmental offences, offences in employing citizens from third-party countries without valid permits, corruption among private entities.

The updates of the Compliance Programme took into account mostly (among other things): the legislative changes that occurred from time to time; the ensuing broadening of the range of “predicate offences;” internal organisational changes; and ongoing case law precedents being established regarding Compliance Programmes.

The Italian subsidiaries adopted similar initiatives to adapt and implement their respective Compliance Programmes, taking into account their respective structures and specific company activities. The main foreign subsidiaries have independently defined their company protocols and procedures in line with the principles of Mediaset’s Compliance Programme, in accordance with the laws in effect in the countries where they are established and in relation to their typical activities, as well as operating sectors.

On 18 December 2012, the Board of Directors of the Company approved the text of the Code of Ethics of the Mediaset Group(31) (the first draft was adopted in 2002 and subsequently amended in 2008), convinced that business ethics must be pursued as the key to the company’s success and that, therefore, the Code of Ethics is a fundamental part of the Compliance Programme and of the Group’s internal control system as a whole. In this regard, the principles and values in the Code of Ethics represent the cornerstone on which the Compliance Programme is based, and are a useful means for interpreting the actual application of the programme in relation to company dynamics.

The Supervisory and Control Body

The Supervisory and Control Body, confirmed by the Board of Directors on 30 April 2015, after ensuring that it met the same requirements concerning reputation applicable to directors of the Company and requirements concerning adequate professional competence, and also after ensuring the absence of incompatibility and conflicts of interest with other company functions and/or positions that would undermine its independence, freedom of action and judgement, will expire from office with the approval of the Financial Statements to 31 December 2017. The Committee comprises three members:

Sergio Beretta	Chairman - Consultant
Aldo Tani	Consultant
Davide Attilio Rossetti	Consultant

The composition of the Supervisory and Control Body was considered appropriate to satisfy the requirement that this role and the ensuing responsibility must be assigned to persons that can wholly guarantee the necessary autonomy and independence that such body must possess.

Mediaset decided not to assign the Supervisory and Control Body functions to the Board of Statutory Auditors, as it considered it appropriate to keep a Body with specific responsibilities for compliance with Legislative Decree 231/01 and entirely dedicated to this activity.

In carrying out its activities, the Supervisory and Control Body is supported mainly by the Internal Audit department and - where necessary - it may be assisted by other company departments or outside consultants.

The Supervisory and Control Body carries out the duties and has the powers established in the Compliance Programme. To undertake its responsibilities, the Supervisory and Control Body may, at any

(31) The new text of the Code of Ethics was adopted by Mediaset S.p.A. and its subsidiaries.

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time whatsoever, at its own discretion and independently, verify the application of the Compliance Programme and procedures relative to it, also regarding each member separately.

As a result of the audits conducted (on specific company operations and the procedures/rules of conduct adopted), and in relation to legal and/or organisational developments, or to the identification of new areas of activities at risk of serious infringements of provisions of the Compliance Programme, and/or of company procedures that refer to it, the Supervisory and Control Body also informs the Company of the advisability of making changes and updates to the Compliance Programme and/or relative procedures. With subsequent follow-up activities, the Supervisory and Control Body ensures that any corrective actions recommended to the Company have been adopted by relative company functions.

During 2017, the Supervisory and Control Body met six times and reported, every six months, to the Board of Directors, Risk and Control Committee, and Board of Statutory Auditors.

11.4. THE INDEPENDENT AUDITORS

With the approval of the financial statements as at 31 December 2016, the mandate of the company Reconta Ernst & Young S.p.A., granted for the period 2008/2016, has expired. The Shareholders’ Meeting of 28 June 2017, having examined the recommendation made by the Board of Statutory Auditors, appointed Deloitte & Touche SpA. as independent auditors in charge of auditing the annual and consolidated financial statements and of performing the limited audit of the half year report for the financial years 2017/2025, pursuant to law.

On 26 September 2017, the Board of Directors appointed Deloitte & Touche S.p.A. as independent auditors to issue the limited audit report of the non-financial statement of the Mediaset Group prepared pursuant to Legislative Decree no. 254/2016 for the period 2017-2025.

11.5. THE FINANCIAL REPORTING OFFICER

The Board of Directors, during its meeting of 30 April 2015, upon favourable recommendation of the Board of Statutory Auditors, confirmed Mr Luca Marconcini, manager of the Consolidated Accounts, Accounting Principles and Risk Office department as Mediaset Financial Reporting Officer. All powers and responsibilities needed to fulfil the assignment and related tasks were attributed to the Financial Reporting Officer(32).

For the 2017 financial year, the Financial Reporting Officer, assisted by the Risk Office and Organisation departments, implemented, in relation to main company processes within the operating companies of the Group(33), the activities(34) required to assess, adapt, and document the Internal Control System as required by Law 262/05.

The 2017 Financial Statements and Consolidated Financial Statements of the Company include statements issued based on the programme established according to CONSOB regulations on the adequacy and actual application of procedures, as well as their consistency with accounts and adequacy in giving a true and fair view of the equity, economic and financial standing of the Company and of

(32) pursuant to art. 154-bis of Legislative Decree No. 58 of 24 February 1998 and to art. 28 of the Bylaws.

(33) With reference to listed subsidiaries, the Financial Reporting Officer of the Mediaset Group coordinates with the financial reporting officers of these companies, in order to have appropriate evidence of the activities they perform to evaluate the adequacy of controls.

(34) Specifically, the following activities were carried out:

the identification and evaluation of company processes and relative risks;

the updating of identified processes and controls;

the analysis of the adequacy of controls adopted relative to administrative/accounting and financial aspects;

testing and relative documentation of controls to check the actual application of administrative/accounting procedures; formalisation of the remedial plan to eliminate any deficiencies identified during controls;

monitoring of the status of remedial activities and testing of relative controls implemented.

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companies included in the scope of consolidation, signed by the Financial Reporting Office and Chairman of the Company.

The Financial Reporting Officer, together with the Risk and Control Committee and the independent auditors, assesses the correct use of the accounting standards and, in the case of the Group, their uniformity for the purpose of preparing the Consolidated Financial Statements, an activity that is performed during the first few months of each financial year.

In its meeting of 19 April 2017, the Board of Directors allocated funding of € 350,000 per annum to the Financial Reporting Officer for expenses related to his duties.

The Board found the incentive mechanisms for the Financial Reporting Officer to be commensurate to the tasks assigned to him.

11.6. COORDINATION BETWEEN PARTIES INVOLVED IN THE INTERNAL CONTROL AND RISK MANAGEMENT SYSTEM

The coordination between parties involved in the internal control and risk management system is ensured by a steady flow of information between those parties, on an ongoing and timely basis through:

•                  participation of the Board of Statutory Auditors in the meetings of the Control and Risk Committee;

•                  frequent participation of the Financial Reporting Officer in the meetings of the Control and Risk Committee; periodic information to the Control and Risk Committee, the Board of Statutory Auditors and the Internal Audit Manager, regarding the activities performed within the internal control and risk management system;

•                  exchange of information between the Control and Risk Committee, the independent auditors and the Financial Reporting Manager with regard to the accounting principles applied in the Mediaset group and their uniformity for the purposes of preparing the consolidated financial statements;

•                  the periodic reporting by the Supervisory Body to the Board of Directors and the Board of Statutory Auditors.

12. INTERESTS OF DIRECTORS AND RELATED-PARTY TRANSACTIONS

Procedure for related-party transactions

The Board meeting of 9 November 2010, with the favourable opinion of the Governance Committee, approved the “Procedure for transactions with related parties”(35)” and established the Committee of Independent Directors.

Subsequently, in its meeting of 17 December 2013, taking note of the favourable opinion of the Committee of Independent Directors for Related-Party Transactions, the Board of Directors amended article 7 letter a) of the Procedure, effective 1 January 2014(36).

(35) Implementing the provisions of the “Regulations on transactions with related parties,” adopted by Consob with resolution No. 17221 of 12 March 2010, and later amended by resolution No.17389 of 23 June 2010, the procedure, which can be consulted on the website, sets forth the rules to identify, approve, perform, and publish transactions with related parties conducted by Mediaset S.p.A., either directly or through subsidiaries, in order to ensure the transparency and substantial and procedural correctness of said transactions, as well as the cases of exclusion from the implementation of said rules.

(36) The amendment concerned the introduction of the threshold for transactions of low value with counterparts that are natural persons. Specifically, the Procedure identifies material and non-material transactions, establishing the rules for carrying them out and identifying transactions to which the foregoing regulations do not apply. Excluded transactions include, in particular, non-material transactions (of a total value not above EUR 300,000.00 if the counterpart is a natural person and not above EUR 500,000.00 if the counterpart is a corporate body), transactions with, or between, subsidiaries and affiliated companies, and normal transactions.

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Committee of Independent Directors for Related-Party Transactions

The Committee of Independent Directors, appointed on 30 April 2015, consists of three independent directors who will remain in office until the term of office of the entire Board expires.

COMMITTEE FOR RELATED-PARTY TRANSACTIONS

Michele Perini	Chairman - Independent Director
Carlo Secchi	Independent Director
Alessandra Piccinino	Independent Director

The Committee has its own operating regulations and minutes are taken of all meetings. The Manager of the Company’s Affairs Department, appointed as Committee Secretary, attends the meetings. In the days preceding meetings, sufficiently in advance of the meeting, the Secretary, as agreed with the Committee Chairman, sends to the Governance Committee members all available documents and information on items on the agenda.

The Committee of Independent Directors met five times in 2017.

The percentage of each director attending Committee meetings is shown in Attachment D to this Report.

As a rule, all members of the Board of Statutory Auditors take part in the meetings, and the managers of specific company departments and external consultants were invited to attend by the Committee Secretary, to explain particular issues.

The Committee of Independent Directors carries out the duties established by the Regulation on Related-Party Transactions and the Related-Party Procedure. Specifically, as regards non-material transactions, its opinions are non-binding; as regards material transactions, its opinions are binding.

The Committee also carries out periodic analyses and controls based on reports prepared by the Corporate Affairs Department, pursuant to Article 8.5 of the Related-Party Procedure.

in its meeting of 30 April 2015, the Board of Directors allocated funding of € 100,000 per annum to the Committee of Independent Directors for expenses related to its duties.

The Committee members are given a fee for attending each meeting, in the amount set by the Shareholders’ Meeting of 29 April 2015.

Directors with interests

Before dealing with transactions, the Directors shall give exhaustive information to other Directors and to the Board of Statutory Auditors of all interests, even potential, which they have in a specific transaction of the Company, on their own behalf or that of third parties, independently of any situation of conflict; they shall also specify the nature, terms, origin, and scale of said interests; if the Director involved is the Chief Executive Officer, he shall also refrain from carrying out the transaction.

13. APPOINTMENT OF STATUTORY AUDITORS

The appointment of Statutory Auditors is regulated by Article 28 of the Company Bylaws given in Attachment E to this Report.

The Shareholders’ Meeting elects the Board of Statutory Auditors, consisting of three regular auditors and three alternate auditors, who remain in office for three financial years until the date of the

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Shareholders’ Meeting convened to approve the Financial Statements of the third financial year. The auditors may be re-elected.

All Statutory Auditors shall be included in the Register of Auditors established by the Ministry of Justice and have carried out auditing for a minimum of three years. In addition, the Statutory Auditors must satisfy the requirements of the laws and regulations in effect and the Board makes sure that said requirements are satisfied.

Based on the Company Bylaws, lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, hold the amount of share capital required by the Company Bylaws to present lists for the appointment of members of the Board of Directors. Pursuant to Consob resolution No. 19856/2017, the shareholding percentage required to present lists of candidates for the Board of Statutory Auditors at the Shareholders’ Meeting of 28 June 2017 amounted to 1%.

More specifically, the Extraordinary Shareholders’ Meeting held on 15 December 2017 approved the amendment to art. 28 of the Bylaws on the method for appointing the Board of Statutory Auditors.

These amendments, for which reference should be made to the aforementioned Attachment E, have led, through inclusion of paragraph 10, to a better alignment with the legislation in force on gender balance.

14. STATUTORY AUDITORS

Pursuant to the legal provisions in force, the Board of Statutory Auditors supervises: compliance with law and Company Bylaws, compliance with the principles of fair and proper administration, the adequacy of the Company’s organisational structure for areas under its responsibility, the internal control system, the administrative/accounting system, as well as the reliability of the latter in correctly representing operating data, the procedures to implement corporate governance regulations required by governance codes prepared by companies managing regulated markets or trade associations, which the Company, through disclosure to the public, declares it adopts, and the adequacy of provisions issued by the Company to subsidiaries.

The current members of the Board of Statutory Auditors are:

Mauro Lonardo, Francesca Meneghel, Ezio Maria Simonelli, Regular Auditors; Stefano Sarubbi, Flavia Daunia Minutillo and Riccardo Perotta, Alternate Auditors; the Board of Statutory Auditors will expire with the Shareholders’ Meeting called to approve the financial statements as at 31 December 2019. Attachment F to this report shows the composition of the Board of Statutory Auditors.

The Chairman of the Board of Statutory Auditors is Mauro Lonardo, who was first in the minority list.

Two lists were presented at the Shareholders’ Meeting of 28 June 2017 (610,567,493 shares, or 51.69% of the share capital)(37).

(37)The first list was presented by the shareholder Fininvest S.p.A. The second list was presented by the following shareholders:

ALETTI GESTIELLE SGR S.P.A. (Fund manager: Gestielle Cedola Italy Opportunity and Gestielle Obiettivo Italia), ANIMA SGR S.P.A. (Fund manager: Anima Italia, Anima Geo Italia and Anima Iniziativa Italia), ARCA S.G.R. S.P.A. (Fund manager: Arca Azioni Italia), FIDEURAM ASSET MANAGEMENT (IRELAND) (Fund Manager: Fonditalia Equity Italy and Fideuram Fund Equity Italy), FIDEURAM INVESTIMENTI SGR (Manager of Fideuram Italia fund), INTERFUND SICAV (INTERFUND EQUITY ITALY), GENERALI INVESTMENTS LUXEMBURG SA (Fund manager: GIS Euro Equity Mid Cap), LEGAL & GENERAL ASSURANCE (Pensions Management) LIMITED, MEDIOLANUM GESTIONE FONDI SGR SPA (Fund manager: Mediolanum Flessibile Futuro Italia, Mediolanum Flessibile Globale e Mediolanum Flessibile Sviluppo Italia), MEDIOLANUM INTERNATIONAL FUNDS — CHALLENGE FUND — CHALLENGE ITALIAN EQUITY, PLANETARIUM FUND ANTHILIA SILVER

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The curricula vitae of the members of the Board of Statutory Auditors may be consulted on the Company’s website and are also shown in Attachment G to this report.

The composition of the Board of Statutory Auditors has not changed since the end of the reporting period.

DIVERSITY POLICIES

On 24 April 2018 the Board of Directors approved the adoption of a policy on the composition of the Board of Statutory Auditors pursuant to the provisions of paragraph 2, letter. d-bis of the art. 123 of the T.U.F. as well as the recommendations of the Corporate Governance Code for Listed Companies. The Board of Statutory Auditors, the Governance and Appointments Committee and the Control and Risks Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Policy on the Board of Statutory Auditors’ Diversity and expressed prior favourable opinion to the Board regarding the Policy. This policy, set out in Attachment H to this Report, contains guidelines and recommendations that have been considered functional to achieving the objective of a Board of Statutory Auditors made up of individuals capable of effectively carrying out their mandate.

***

During 2017, the Board of Statutory Auditors met 18 timed. On average, each meeting lasted approximately 2 hours. For 2018, 21 meetings have been scheduled, of which 7 have already been held.

As disclosed to the market upon appointment by the Shareholders’ Meeting of 28 June 2017, all the Statutory Auditors declared that they met the requirements for the office set forth by law and by the by-laws. On 27 July 2017, in accordance with the requirements of the Code, aimed at ensuring that the statutory auditors satisfy the independence requirements, the Board of Statutory Auditors assessed whether its members satisfy said independence requirements. The outcome of this verification was notified to the Board on 26 September 2017 and disclosed to the market through a press release on the same date.

On 19 December 2017, the Board of Statutory Auditors verified the correct application of the criteria and procedures used by the Board to evaluate the independence of directors.

Before meetings, Statutory Auditors are given documents on items to evaluate and resolutions to be passed.

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The Board of Statutory Auditors also monitored the independence of the independent auditors, verifying compliance with relevant regulatory provisions regarding the nature and extent of the various services supplied to Mediaset and its subsidiaries by the independent auditors and by entities belonging to their network. The Board of Statutory Auditors had no objections to report.

Statutory Auditors who, on their own behalf or on that of third parties, have an interest in a specific transaction of the Company shall promptly and exhaustively inform the other Statutory Auditors and the Chairman of the Board of Directors as to the nature, terms, origin, and scale of their interest.

With regard to the requirements for the Statutory Auditors, it is reported that the Board of Statutory Auditors currently in office satisfies all legal requirements.

When performing its activities, the Board of Statutory Auditors coordinated with the Internal Audit department, Risk and Control Committee, Governance and Appointments Committee, and Independent Directors Committee; it also participated in all Committee meetings, including those of the Compensation Committee.

Information is exchanged regularly between the Board of Statutory Auditors and the Chairmen of the Boards of Statutory Auditors of the subsidiaries.

The Chairman of the Board of Directors ensured that the Statutory Auditors, after their appointment and during their term of office, were able to take part in initiatives designed to give them adequate knowledge of the business sector in which the Group operates, of the company dynamics and their development, as well as of the legal and regulatory framework(38).

The Board of Statutory Auditors’ compensation is determined, pursuant to the Bylaws, by the Shareholders’ Meeting. For detailed information concerning the compensation of members of the Board of Statutory Auditors, please refer to the Company’s Compensation Report available on the website www.mediaset.it, Governance / Shareholders’ Meeting section.

15. RELATIONS WITH SHAREHOLDERS

The Company’s website publishes financial information (financial statements, half-year reports and periodic additional financial information, presentations to the financial community and the performance of Stock Exchange transactions involving financial instruments issued by the Company) as well as data and documents that are of interest to shareholders (press releases, the composition of Company bodies and committees, the Company Bylaws, the regulations of the Shareholders’ Meeting and minutes of General Meetings, as well as documents and information on corporate governance and the compliance programme pursuant to Legislative Decree no. 231/2001). On the same website, in the “Corporate / Social” section, the Non-Financial Statement of the Mediaset Group is also available.

In order to establish an ongoing relationship with the shareholders, based on an understanding of the respective roles, the Board of Directors identified the Chief Financial Officer of the Group Marco Giordani as the officer in charge of managing relations with the shareholders.

For this purpose the Chief Financial Officer is assisted by the following two functions that report directly to him:

•                  the Company Affairs Department, which oversees relations with Retail Investors and Institutional Entities (CONSOB, Borsa Italiana);

•                  the Investor Relations Department, which oversees relations with the Financial Community (Financial Analysts, Institutional Investors and Rating Agencies).

(38) Can be consulted at chapter 4.2 Composition - “Induction Programme”.

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In January, the financial calendar with details of main financial events, is reported to the market and published on the Company’s website.

The contact details and telephone numbers of the Corporate Affairs Department and Investor Relations Department are also published on the Company’s website.

16. SHEREHOLDERS’ MEETINGS

The Shareholders’ Meeting brings together the Company’s management and shareholders.

In convening, planning and managing Shareholders’ Meetings, particular attention is paid to encouraging Shareholder involvement, and to guaranteeing the highest standards of information given during meetings, in compliance with restrictions and procedures for disseminating price-sensitive information.

The Shareholders’ Meeting, when duly established, represents all shareholders and its resolutions, passed in conformity to law, are binding on all shareholders, even if absent or in disagreement. The Shareholders’ Meeting meet in cases and according to procedures established by law, at the registered office of the Company or elsewhere, provided the venue is in Italy. As established by Article 9 of the Company Bylaws, the Shareholders’ Meeting shall be convened by a notice published according to law, containing the date, time and venue, items to discuss, as well as any other information that is required by laws in force. The notice and documentation concerning the items in the agenda must be published on the Company’s website within the terms required by the law, in accordance with the methods established by the legislation in effect.

The Board of Directors promotes initiatives to encourage the utmost shareholder involvement in meetings and facilitate the exercise of their rights, acting to limit restrictions and obligations that make it difficult or expensive for them to take part in the Shareholders’ Meeting and exercise their right to vote regulated by Article 11 of the Company Bylaws.

Each shareholder who has the right to take part in the Shareholders’ Meeting may be represented by written proxy, pursuant to law. According to the provisions of art. 135 - undecies of the TUF, the Company has identified as delegated representative for the 2017 shareholders’ meetings the company Computershare S.p.A. with registered office in Milan, via Lorenzo Mascheroni 19 to which the shareholders can grant a proxy, with voting instructions on all or some of the proposals on the agenda. The notice convening the Shareholders’ Meeting shall state all the relevant information.

Generally, all directors take part in Shareholders’ Meetings. The Meetings are an opportunity to inform shareholders about the Company, in compliance with regulations on inside information.

The Shareholders’ Meeting is chaired by the Chairman of the Board of Directors, and, in his absence, by the Deputy Chairman.

During the Shareholders’ Meeting, the Board of Directors reports on activities carried out, referring to Directors’ Reports, previously published in accordance with the law and regulations, and replying to requests for clarifications from shareholders. The draft financial statements and consolidated financial statements, and relative reports, as well as the Directors’ report on proposals concerning items on the agenda is handed out to those attending the meeting and sent to Shareholders who have taken part in previous meetings, to ensure they are given adequate information on the elements necessary to make informed decisions.

The purpose of the voting system used at the Shareholders’ Meeting (remote control) is to facilitate shareholders in exercising their rights and guarantee that voting results are immediately available.

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The Shareholders’ Meeting has all powers established by law(39). The Shareholders’ Meeting’s Regulations govern the proceedings of the Shareholders’ Meeting .

At the shareholders’ meetings of 28 June 2017 and 15 December 2017, 14 and 13 directors took part, respectively.

17. CHANGES AFTER THE END OF THE REPORTING PERIOD

No changes to the corporate governance structure took place after the end of the 2017 reporting period.

(39)Pursuant to the Company Bylaws, assigning powers to the administrative body to resolve on matters that by law are assigned to the Extraordinary Shareholders’ Meeting (resolutions regarding mergers and demergers in cases provided for by Articles 2505, 2505-bis and 2506-ter of the Italian Civil Code, the opening or closing of secondary sites, appointing directors to represent the Company, reducing share capital in the case of withdrawal of a shareholder, making amendments to the Company Bylaws to take into account legal provisions), do not diminish the powers of the Shareholders’ Meeting to pass resolutions on such matters. As regards the establishment and resolutions of the Ordinary and Extraordinary Shareholders’ Meetings, on first and subsequent calls, relative legal provisions apply.

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ATTACHMENT A

Company Bylaws

Board of Directors

Article 17)

1. The Company is managed by a Board of Directors, consisting of seven to fifteen Directors, who may be re-elected.

2. Before appointing the Board, the Shareholders’ Meeting determines the number of members of the Board and their term of office, in compliance with the time limits established by law.

3. The Board of Directors is appointed by the Shareholders’ Meeting based on lists, which may contain a maximum of twenty-one candidates, each numbered consecutively, from one to the number of candidates specified in the list. Lists can be presented by the shareholders or by the Board of Directors.

4. Each candidate may only be in one list. Failure to observe this provision will make the candidate ineligible for election.

5. Each shareholder may not present, or contribute to present, or vote for more than one list, even through an intermediary or trust company. Shareholders belonging to the same group - namely the parent company, subsidiaries and companies subject to joint control - and shareholders that take part in a shareholders’ agreement pursuant to Article 122 of Italian Legislative Decree 58/1998 relative to shares of the Company, may not present, or take part in presenting, or vote for more than one list, even through an intermediary or trust company.

6. Lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent at least the percentage of subscribed share capital at the time of presenting the list, established and published by Consob pursuant to regulation adopted by resolution no. 11971 of 14 May 1999 as amended, as, from time to time, specified in the notice of Shareholders’ Meeting called to resolve on the appointment of the Board of Directors.

7. Ownership of the minimum amount of shares as per paragraph 6, required to present the lists, shall be calculated by taking into account the shares that are registered in the shareholder’s name on the day when the lists are filed at the Company.

Certification proving ownership may also be presented after the list has been filed, provided this is within the deadline for the company to publish the lists.

8. In order to decide on directors to elect, lists that do not have a number of votes at least equal to half that required by the Company Bylaws or by pro tempore laws in force on the presentation of lists, will not be considered.

9. Each list shall include at least two candidates who meet the requirements for independence established by pro tempore laws in force, indicating them separately. Moreover, each list with at least three candidates shall indicate candidates of different gender, as indicated in the notice convening the meeting, in order to comply with pro tempore laws on gender balance.

10. Each list must be accompanied by (i) the professional curricula of the candidates, containing exhaustive information on their personal and professional characteristics, (ii) the certification of their eligibility, if any, to qualify as independent, in accordance with the pro tempore law in force, (iii) the statements by which individual candidates accept their candidature and declare, under their own responsibility, that no reasons exist preventing them from being elected or making them incompatible as established by law, and that they meet the requirements of law and regulations for members of the Board of Directors and (iv) the additional information required by the pro tempore laws in force and by the by-laws, which shall be specified in the notice of call.

11. Each list must be signed by the shareholders presenting them, and filed at the Company’s registered office within twenty-five days prior to the date of the Shareholders’ Meetings on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made available to the public, according to pro tempore laws in force.

12. Without prejudice to the possibility to produce certification proving the ownership of shares according to the terms in paragraph 7 herein, when presenting lists, information shall be given relative to the identity of shareholders submitting the list, indicating the percentage of their total shareholding.

13. Shareholders other than those that hold, also jointly, a controlling or relative majority shareholding shall also present a statement certifying the absence of any relationships with the latter, as provided for by law.

14. The list presented by the Board of Directors must (i) be filed and made public, in accordance with the regulations as from time to time applicable to the lists presented by shareholders, within thirty days prior to the date of the Shareholders’ Meetings on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made

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available to the public, according to pro tempore laws in force and (ii) satisfy, mutatis mutandis, the requirements established for the submission of lists by shareholders.

15. Any lists presented without observing the above provisions shall be intended as not presented and not included in the voting.

16. The election of the Board of Directors shall take place as follows:

(a)                                 from the list that obtained the highest number of votes (the “Majority List”), according to the progressive order in which they were listed, all the directors to be elected are drawn minus two, if the number of members of the Board of Directors to be elected is between seven and eleven, or three if the number of members of the Board of Directors to be elected is between twelve and fifteen. The office of Chairman of the Board of Directors will be assigned to the candidate listed first in the Majority List.

(b)                                 the remaining members of the Board of Directors are drawn from the lists that are not connected in any way, including indirectly, with the shareholders who presented or voted for the Majority List (the “Minority Lists”).

17. The votes obtained by each of the Minority Lists are divided by whole consecutive numbers from one up to the number of directors to be elected. The quotients obtained in this way are progressively attributed to the candidates of each Minority List, following the order in each list. The quotients attributed to the candidates of the Minority Lists are put in a single ranking in decreasing order. Those who obtained the highest quotients are elected as Directors, up to the number required to complete the composition of the Board of Directors.

18. If more than one candidate in the Minority Lists have obtained the same quotient, the candidate in the list from which no director has yet been elected or from which the lowest number of directors has been elected, shall be elected. If none of these lists have elected a director or have all elected the same number of directors, the candidate from these lists with the highest number of votes will be elected. In the event of a tied vote between lists and with the same quotient, a second ballot shall be held by a new vote by the entire Shareholders’ Meeting, with the candidate obtaining the simple majority of votes being elected.

19. If, by following the previously defined procedure, the composition of the Board cannot be completed, the additional members shall be elected by taking candidates from the Majority List, in the order in which they are listed, not yet elected who fulfill the independence and gender requirements set forth by the pro tempore law in force.

20. If the composition of the Board obtained by applying the preceding paragraphs does not ensure gender balance, taking into account the order in which they are listed, the last elected in the Majority List of the most represented gender shall be removed by a number necessary to ensure compliance with the requirement, and shall be replaced by the first non-elected candidates from the same list of the less represented gender. In the absence of a sufficient number of candidates of the less represented gender in the Majority List, the shareholders’ meeting shall appoint the missing directors according to the majority established by law, ensuring satisfaction of the requirement. The replacement of elected members of the most represented gender who satisfy the independence requirements prescribed by the pro tempore laws in force must in any case be made with candidates who meet the same requirements.

21. The same procedure shall apply mutatis mutandis if the number of independent directors required by the pro tempore laws in force has not been elected.

22. If only one list has been presented, the Shareholders’ Meeting votes on the list and if the relative majority is obtained, candidates listed in consecutive order, up to the number established by the General Meeting, are elected, without prejudice to compliance with requirements established by pro tempore laws in force and the Company Bylaws on the composition of the Board of Directors, and in particular on gender balance. The candidate in first place on the list shall be elected as Chairman of the Board of Directors.

23. If no lists are presented or if application of the criteria referred to in the preceding paragraphs does not allow for all the members of the Board of Directors to be elected, the Shareholders’ Meeting shall forthwith appoint the missing directors by resolution adopted by simple majority, on the proposal of those in attendance who have the right to vote, ensuring compliance with the requirements set forth by the pro tempore laws in force and by the Bylaws with regard to the composition of the Board of Directors and, especially, with regard to gender balance.

24. The voting procedure with lists is only applied in the case of renewal of the entire Board of Directors.

25. If one or more directors no longer holds office, for any reason whatsoever, directors remaining in office shall replace them by co-option, ensuring, in any case, compliance with requirements established by pro tempore laws in force and by the Company Bylaws on the composition of the Board of Directors, and in particular, concerning gender balance. Directors, appointed pursuant to Article 2386 of the Italian Civil Code, are elected by the Shareholders’ Meeting with the majorities established by law, so as to ensure compliance with requirements established by pro tempore laws in force and by the Company

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Bylaws on the composition of the Board of Directors, and in particular, concerning gender balance; directors appointed in this manner remain in office until the term of office of other directors expires.

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ATTACHMENT B

Personal and professional profiles of Directors

FEDELE CONFALONIERI - Fedele Confalonieri was born in Milan on 6 August 1937. He graduated with a degree in Law from Milan University. He is a member of the Advisory Board of Confindustria and Assolombarda. He is a Board Member of the Italian daily newspaper “Il Giornale”, Chairman of the Veneranda Fabbrica del Duomo in Milan and a member of the General Council of Confindustria Radio Televisioni. He is also Director and Deputy Chairman of the Board of Mediaset España Comunicación S.A.

PIER SILVIO BERLUSCONI - Pier Silvio Berlusconi was born in Milan on 28 April 1969. He began his professional career in 1992 in the marketing department of Publitalia, moving on to the Italia 1 television network. In November 1996 he became Manager for the coordination of content and programmes of Mediaset networks. In 1999 he was appointed Deputy Director General of Content R.T.I..He has been Deputy Chairman of the Mediaset Group since April of 2000, besides being Chairman and Chief Executive Officer of R.T.I. In April of 2015 he was appointed Chief Executive Officer of Mediaset S.p.A. He is also on the Board of Directors of the following companies: Arnoldo Mondadori Editore S.p.A., Fininvest S.p.A. and Publitalia ‘80 S.p.A.

GIULIANO ADREANI - Giuliano Adreani was born in Rome on 27 August 1942. He is a member of the Board of Directors of Mediaset S.p.A., Chairman of Publitalia’80 S.p.A., Chairman of Digitalia ‘08 S.r.l. and of Mediamond S.p.A..and Publieurope Limited. He is also a Director of Medusa Film S.p.A. and Auditel S.r.l.. In 2003 he was nominated “Cavaliere del Lavoro” (award for enterprise achievement) by the President of the Italian Republic. In February 2009 he was awarded an Honorary Degree in Communication Sciences by the University Suor Orsola Benincasa of Naples. Before joining the Mediaset Group in 1994, he started his activity in Sipra, the advertising agent for Italian State Television, RAI, where from 1962 to 1994 he led all commercial and creative sectors for newspapers, periodicals, radio and television, until his appointment as Director General in 1991. In 2010 he ranked as the first Italian and fifth European in a classification of CEOs of the best media groups produced by Thomson Reuters, the prestigious economic/financial information company listed on the New York Stock Exchange.

MARINA BERLUSCONI - Marina Berlusconi was born in Milan on 10 August 1966. She joined the company at a very young age and has always been deeply interested and involved in the management and development of the Group’s economic and financial strategies. In July 1996, she was appointed Deputy Chairman of Fininvest S.p.A., a position she held until October 2005, when she was appointed Chairman of the holding company. Since February 2003 she has been the Chairman of Arnoldo Mondadori Editore S.p.A. She is also a Director of Mondadori France SAS.

FRANCO BRUNI - Born in Milan on 12 April 1948. He is full professor of International monetary theory and policy at Bocconi University; he has been a member of the Board of Trustees of the University and of the Board of Directors of the pension fund for full professors and executives since 2015. At Bocconi University, he directed the Political Economy Institute from 1994 to 2000. He is vice-president and director of the scientific committee of ISPI (Istituto per gli Studi di Politica Internazionale di Milano [Institute for Studies on International Politics of Milan]) and of the UniCredit&Universities Foundation. Nominated in the list of institutional investors, he was member of the Board of Directors of Saipem SpA (1998-2005) and of Pirelli&C (2005-2014); at Pirelli, he was member of the Risk Control and Corporate Governance Committee and of the Strategies Committee. For several years he has been member of the Management Board of NedCommunity, the association of independent directors, and of the Board of Directors of Pioneer Investment Management SpA. He is a member of the BoD of Mediaset S.p.A. He is the Italian member of the European Shadow Financial Regulatory Committee. From 1994 to 2000 he

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was Deputy Chairman and Chairman of Suerf, Société Universitaire Européenne de Recherches Financières [European University Society of Research on Finance]. He has been visiting scholar and visiting professor at some international universities, among which New York University, Getulio Vargas in Saõ Paulo, University of British Columbia, University of South Wales, Fudan University in Shanghai. He is member of the scientific board of Rivista di Politica Economica; for a number of years he was editor and then associate editor of Giornale degli Economisti and of Annali di Economia; he writes columns for the newspaper La Stampa. He authored many national and international publications on macroeconomics, monetary economics, financial regulation, and European economy.

PASQUALE CANNATELLI - Pasquale Cannatelli was born in Sorianello (Vibo Valentia) on 8 September 1947. He was awarded a degree in Economics and Business from Cattolica University, Milan, and began his professional career in 1972 at Rank Xerox. In 1985 he joined Farmitalia Carlo Erba as Group Controller. He then worked for Alitalia, first as Administrative Director and then as Controller, and for Farmitalia again, where he was Director of Finance Administration and Control of the Erbamont Group. In July 1997 he became a Board Director of Mediaset S.p.A. and Central Director for Planning and Control. In May 2003 he became Chief Executive Officer of Fininvest SpA, a position he held until June 2016 when he was appointed Deputy Chairman of the holding company. From October 2003 until 14 April 2017 he held the position of Director of AC Milan S.p.A. and from April 1997 to January 2018 he was a Director of Mediaset S.p.A. He is a Director of Arnoldo Mondadori Editore S.p.A.

BRUNO ERMOLLI - Bruno Ermolli was born in Varese on 6 March 1939. He has been an entrepreneur for more than forty years providing professional management and organisational advisory services. In 1970 he set up, and still chairs, Sin&rgetica, a leading Italian Management Consultancy Company for: private businesses, banks, insurance companies, public entities and the public administration sector. He has lectured on courses and seminars for entrepreneurs and managers. From 1980 to 1982 he has been the Chairman of the National Association of Management and Organization Consulting Firms and in this capacity in 1982 he promoted the establishment of the National Federation of the Advanced Tertiary of which he was President for two terms, from 1985 to 1989. He was nominated “Cavaliere del Lavoro” (award for enterprise achievement) by the President of the Italian Republic and received the “Ambrogino d’oro” award from the Municipality of Milan. He currently holds the following offices: Chairman of Sin&rgetica Srl; Member of the Board of Directors: Mediaset SpA, Fininvest SpA, Mondadori France S.A.; Luigi Bocconi University; Società Italiana Prodotti Alimentari S.I.P.A. S.p.A.; Pasticceria Bindi S.p.A.; FAI (Italian Environment Fund). He has been Deputy Chairman of the Teatro alla Scala Foundation for nineteen years; Since 1991 Chairman of Promos - Special Company of the Chamber of Commerce of Milan; Member of the Board and Council of the Chamber of Commerce of Milan, Chairman of Medusa Film SpA; Member of the Board of Directors of: Arnoldo Mondadori SpA; Mediobanca; Mediolanum SpA; Cassa di Risparmio delle Province Lombarde; Politecnico di Milano; Pellegrini SpA; Fondazione Pier Lombardo; Fondazione Milano per la Scala, Member of the Board of Directors of CENSIS.

MARCO GIORDANI - Marco Giordani was born in Milan on 30 November 1961. He was awarded a degree in Economics and Business from Bocconi University, Milan. Since 2000 he has been Chief Financial Officer of the Mediaset Group. He is Chairman of Mediaset Premium S.p.A., Monradio S.r.l., RadioMediaset S.p.A. and Virgin Radio Italy S.p.A. He is also Chief Executive Officer of R.T.I., director of Mediaset S.p.A., Mediaset España Comunicación S.A., Publitalia ‘80 S.p.A., and Medusa Film S.p.A. From 1998 to 2000 he was with IFIL S.p.A., Investments Control department; later he was appointed director and member of the Executive Committee of LA RINASCENTE S.p.A., as well as director of S.I.B. (Società Italiana Bricolage). In 1991 he became Finance Manager of the RINASCENTE Group and Chief Financial Officer in 1997.

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FERNANDO NAPOLITANO - Born in Naples on 15 September 1964. He holds degrees in Economics from Federico II University in Naples and in Advanced Management from Harvard Business School in Cambridge, Massachusetts, he completed his studies with a Master in Science Management from Brooklyn Polytechnic University in New York. In 2011, he founded the “Italian Business & Investment Initiative, Why Italy Matters to the World”.40 Since 2008, he has been Chairman of the Steering Committee of the BEST (bestprogram.it) scholarship. He has been a director of the Board of Mediaset S.p.A. since April 2015 and is a member of the International Advisory Board of the Bologna Business School, Innogest sgr. E US- Italy Council in New York. After working for Laben S.p.A. (Finmeccanica Group) and in the Marketing department of Procter & Gamble, he joined Booz Allen Hamilton, where, from 1990 to 2010 he held the position of Partner and Senior Vice President, then, starting in 2001, of Chief Executive Officer, and, from 2004 to 2008, of manager of the European Advisory Board. He was member from July 2016 to September 2017 of the Board of Albany Molecular Research Inc., a NASDAQ listed company on the New York stock exchange (AMRI) based in Albany, New York State, from 2001 to 2010, of the Aspen Institute, from 2002 to 2014 of the BdO of ENEL S.p.A., from 2002 to 2006 of the BdO of CIRA S.c.p.A. (Centro Italiano Ricerche Aerospaziali [Italian Centre for Aviation and Space Research]), from 2004 to 2010 of the Council on Foreign Relations in New York; from 2001 to 2005 he was appointed by the Minister of Communications as member of the Ministerial commission for transitions from analogue television to ground digital television. In 2014 he was one of the four recipients of the One to World Fulbright award in New York for the results achieved by the BEST programme. He was captain of Canottieri Napoli during the 1986-1988 season and member of the Italian national water polo team; in 1984 he was European champion under 21.

GINA NIERI - Born in Lucca on 2 December 1953, she has two daughters. She earned a degree in Political Sciences from Pisa University and specialised in journalism and mass communication at Luiss University, Rome. She has been working in commercial television since 1977, firstly as General Secretary of FIEL, the first association of “free” broadcasters. She then joined FRT - the Federation of Radio and Television Operators - as Director remaining until 1990, when she joined the FININVEST GROUP as Manager for Relations with Trade Associations. Currently at MEDIASET, she holds the position of Director of Institutional and Legal Affairs and Strategic Analysis. Since June 2007 she has been Deputy Chairman of R.T.I. S.p.A., and a board member since 1999. In April 2015 she was confirmed member of the Board of Directors of Mediaset S.p.A., a position that she has held since 1998, and member of the Executive Committee. In April 2017 she was appointed member of the Board of Directors of Publitalia ‘80 S.p.A.. She sits in the Board of Directors of Class CNBC S.p.A. and Mediaset España Comunicación S.A.. From 2000 to 2005 she was member of the Board of Directors of ALBACOM S.p.A representing Mediaset. She is member of the General Council and of CONFINDUSTRIA. She is member of the President’s Committee of the Master in Marketing, Digital Communication and Sales Management di PUBLITALIA. She has participated and participates in work groups at the European Commission, on matters concerning protection of minors, also on the internet, pluralism of the media, and management of the radio spectrum. On 27 December 2012 she was awarded the title “Commendatore dell’Ordine al Merito della Repubblica Italiana” (Commander of the Order of Merit of the Italian Republic).

MICHELE PERINI - Born in Milan on 12 March 1952, holds a degree in Economics and Business from Bocconi University. He is member of the Board of Directors of SAGSA S.r.l, a company operating in the office furnishing sector; among the other positions that he holds is that of member of the Board of Directors of Mediaset S.p.A.. From 2003 to 2015 he was Chairman of Fiera Milano S.p.A. From 2001 to June 2005 he was Chairman of Assolombarda, where earlier (from 1997 to 2001) he was Chairman of

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Small Business and where he is currently member of the Managing Council and of the Executive Board. Until June 2010 he was a member of the Executive Committee and Board of Confindustria (the Italian Confederation of Industry). He has sat on the Board of the financial daily “Il Sole 24 Ore” and of Bocconi University. He is also committed to social issues and has been a member of the executive committee of Telefono Azzurro, a child protection charity.

ALESSANDRA PICCININO - Born in Naples on 31 August 1962. She holds a degree in Economics and Business from the University of Naples and completed her studies with a Master in advances European studies (with specialisation in economic studies) at the College of Europe - Bruges. Between 1987 and 2010 she pursued a career in the finance area with The Dow Chemical Company, an American multinational in the chemistry sector listed in the NYSE, holding several positions in the administration, finance, and control area, in Italy and abroad. Among other positions, at Dow Chemical, she was Finance Director for southern Europe and Finance Director of the Formulated Systems business unit, with worldwide responsibility. From 2011 to 2013 she was CFO of Axitea S.p.A., a leading company in the security area in Italy. Since 2012 she has been director, chairman of the finance committee, and treasurer of the American School of Milan, an association recognised in the education sector. She has been member of the Board of Directors and of the Appointment and Compensation Committee of Ansaldo STS S.p.A., a company listed in the Borsa Italiana [Italian stock exchange] in the STAR sector. Since April 2015 she has been member of the Board of Directors of Mediaset SpA, a company listed in the Borsa Italiana [Italian stock exchange] in the MTA sector; she was elected in the minority list, presented by a group of companies in the management of savings and institutional investors area. In Mediaset she is also member of the Committee of Independent Directors for Transactions with Related Parties.

NICCOLÒ QUERCI - Niccolò Querci was born in Florence on 10 May 1961. He was awarded a degree in Law from Siena University in 1986 and a Master’s in Business Communication in 1988. Since 2007 he has been Central Manager, Personnel and Organisation in the Mediaset Group and Deputy Chairman of Publitalia ‘80 S.p.A.; since late 2014, he has been Central Manager, Procurement. From 2006 to 2010 he was Chairman of Media Shopping S.p.A.. Since 2003 he has been Managing Director of R.T.I S.p.A. for Human Resources, General Services and Safety. Since 2001 he has been Deputy Chairman of R.T.I. S.p.A.; from 1999 to 2006 he was Director of artistic resources, productions, entertainment and sport and, until 2008, he was Manager for diversified and new business activities of the Group. From 1992 to 1999 he was Assistant and Secretarial Officer of Silvio Berlusconi, holding various organisational positions over the years. From 1989 to 1992 he was Key Account Manager and assistant Chairman and Chief Executive Officer of Publitalia ‘80, and Account Executive from 1987 to 1988 at P. T. Needham. He is also director of Mediaset S.p.A. and of Mediaset España Comunicación S.A..

STEFANO SALA - Born in Milan on 23 September 1962; he is married and has three children. He holds a degree in business management from “Luigi Bocconi” University in Milan. Director of Mediaset (since April 2015), Director of RTI S.p.A (since April 2017), Chief Executive Officer of Publitalia ‘80 (since April 2014), Chief Executive Officer of Digitalia ‘08 S.r.l (since December 2012), Chief Executive Officer of Publieurope Lmt (since April 2017), Deputy Chairman of Mediamond (since February 2016), Director of RadioMediaset S.p.A. (since June 2016) From December 2012 to March 2014 he was Commercial Managing Director of Publitalia ‘80 S.p.A. From January 2009 to November 2012 he held the office of and Chief Executive Officer of GroupM Italy. Between March 2006 and December 2008 he was Chairman and Chief Executive Officer of Mediaedge: Cia Italy and Executive Vice President of Groupm Italy. From January 2004 to February 2006, he was Chairman and Chief Executive Officer of Mindshare Italy; earlier, from May 2001 to December 2003, he was Managing Director of Mindshare Italy. From May

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1999 to April 2001 he was Managing Director of CIA Italy; earlier, from April 1998 to April 1999, he was Sales manager for CIA Italy. From April 1996 to March 1998 he was Sales manager with Cairo Pubblicità. From March 1991 to March 1996, he worked with Telepiù Pubblicità as Sales Manager and earlier as Sales Executive.

CARLO SECCHI - Born in Mandello del Lario (LC) on 4 February 1944. He is an Emeritus Professor of European Political Economy at Bocconi University Milan, also acting as Rector from 2000 to 2004. He was a Member of the European Parliament during the fourth legislature (1994-1999), where he was Deputy Chairman of the Economic and Monetary Commission. He was a Senator of the Italian Republic during the twelve legislature (1994-96). He is a member of governing bodies of technical/scientific Foundations and Institutes. He is Deputy Chairman of ISPI (Institute for International Political Studies of Milan). He was a member of the Board of Directors of the Veneranda Fabbrica del Duomo. He is a member of the Board of Directors of Mediaset S.p.A.. In 2014 he was appointed Chairman of the Supervisory Board of Pirelli S.p.A. Since 2009 he has been European Coordinator of TEN - T priority projects (Atlantic Corridor). He is the author of books and numerous articles on international commerce and economy, economic integration and European issues.

WANDA TERNAU - Born in Trieste on 24 September 1960. She holds a degree in engineering from the University of Trieste, she was granted a Master of Business Administration from the Bocconi School of Administration and later a Master of Laws, Construction Law and Arbitration from the Aberdeen Business School, UK. She worked with ABB and the World Bank, on projects in the energy and infrastructures sector in Russia, Kazakhstan, Jordan, Yemen, and Egypt. Currently, she is director of Ferrovie dello Stato Italiane SpA. and Mercitalia Logistics Spa Visiting professor at the Luiss Business School and at Sapienza University in Rome, she is Fellow of the Chartered Institute of Arbitrators of London and qualified international arbitrator at the Kuala Lumpur Regional Centre for Arbitration.

The companies Arnoldo Mondadori Editore S.p.A. and Mediolanum S.p.A. belong to the Fininvest Group, of which Mediaset S.p.A. is part.

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ATTACHMENT C

Diversity Policy of the Board of Directors of Mediaset S.p.A.

This Policy is adopted by the Board of Directors of Mediaset S.p.A. (the “Board” and the “Company”), in compliance with the laws, including Community law, on sustainability and the provisions of the Governance Code for Listed Companies (the “Baord’s Diversity Policy”). More specifically, the Board’s Diversity Policy has been adopted in implementation of the provisions of art. 123-bis, paragraph 2, letter d-bis) of Legislative Decree no. 58 of 24 February 1998 (“TUF”).

The Governance and Appointments Committee and the Control and Risks Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Policy on Board Diversity and both expressed prior favourable opinion to the Board regarding the Policy.

Objectives of the policy

Some objectives were set regarding the composition and functioning of the Board of Directors. In particular:

A)           from a quantitative point of view, the number of Board members must be adequate for the size and complexity of the organizational structure of the company and the Group;

B)           in terms of quality, in relation to the functioning of the body, it is proposed that the members of the Board should:

•                  be fully aware of the duties that are required to perform and the associated responsibilities;

•                  have professional skills that are adequate for the role to be filled, including in any of the Board’s internal committees, and calibrated in relation to the characteristics of the Company;

•                  have diversified and suitably distributed expertise among the members of the body, so that each of them, regardless of the sector of operation (Board or internal committee) can provide an effective contribution, including in identifying and pursuing appropriate strategies and ensuring effective corporate governance;

•                  devote adequate time and resources with respect to the complexity of their task;

The guidelines and recommendations contained in this document have been considered functional to achieving the objective of a Board made up of individuals capable of effectively carrying out their mandate. This is considered possible only by taking measures both with respect to their candidacy and appointment, which involves various persons with different tasks (internal committees, Board, shareholders’ meeting), and after the appointment, during the exercise of their duties in the continuous management of activities. To this end, the professional skills necessary to achieve this result must be clearly defined ex ante - and possibly reviewed over time to take account of any new situations or changes to be addressed - and the selection of candidates for the position of Directors and their appointment must take into account these guidelines and recommendations.

Elements of diversity

The Board, also based on the long-term experience gained during the board performance evaluation, recommends that the board structure includes a set of different and complementary expertise and experiences. To this end, the Board has identified the following elements of diversity:

(i)             consolidated experience - gained as executive director or manager with top management functions within industrial groups of significant size and/or complexity, operating in one or more of the business sectors comprised in the corporate purpose - and in-depth knowledge of

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the market in which the Company carries out its activities and of the developements in the said market in order for the Company’s management to be entrusted to people with extensive expertise, experience, ability and strategic vision;

(ii)          consolidated experience - gained in professional firms, auditing firms, consulting firms or in the academic or institutional field - in legal, economic, financial and internal control and risk matters, in order to make a contribution to the knowledge of these matters that is relevant for the Company’s activities and complementary to managerial experience.

(iii)       consolidated managerial or professional international experience in the field of innovation applied to the media sector and knowledge of the international market so that the Company can benefit from such knowledge;

(iv)      keeping an adequate number of Directors of the less represented gender - including when the legal provisions on gender balance cease to be effective - so that the Company can take advantage of the different points of view and experiences offered by gender diversity.

(v)         majority of non-executive directors, with at least one third of directors meeting the independence requirements established by law and by the Corporate Governance Code for the purposes identified by the mentioned Code;

(vi)      balanced combination of different length of service and age groups, to balance the need for management continuity and renewal and to benefit from the different points of view and experiences that characterize the greater or lesser length of service and the individual age brackets.

Implementation of the Policy

In accordance with the Shareholders’ prerogatives in the designation and appointment of the members of the Board, upon renewal of the management body, the Board sall express its view on the composition of the management body in the report to the shareholders, in order to make known the diversity criteria and objectives set out in the Board’s diversity policy.

The Board of Directors shall take into account the indications contained in the Board’s Diversity Policy in the event it is called to co-opt one or more members of the Board pursuant to Article 17 of the Bylaws.

The Governance and Appointments Committee shall take into account the indications set out in the Board’s Diversity Policy in case it has to propose candidates to the Board for the purpose of replacing independent Directors.

The Governance and Appointments Committee and the Board of Directors shall take into account the indications contained in the Board’s Diversity Policy if they have to identify candidates for the position of Director in case, upon of renewal of the body, the outgoing Board decides to make use of the option provided for in Article 17 of the Bylaws to present its own list of candidates.

Monitoring the implementation of the Policy and its updating

The Board, with the support of the Governance and Appointments Committee and the Control and Risk Committee with advisory functions on sustainability, is responsible for monitoring the results achieved from implementation of this Policy and the updating thereof.

The results deriving from the implementation of this Policy will be included in the corporate governance and ownership structure report envisaged by art. 123-bis of the Consolidated Law on Finance, starting from the year following the application of the policies described in this document.

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ATTACHMENT D

Board of Directors													Risk and Control Committee		Compensation Committee		Governance and Appointments Committee		Executive Committee		Committee of Independent Directors for Related-Party	
Office	Members	Year of birth	Date of first appointment *	In office since	In office until	List **	Exec.	Non exec.	Indep. per Code	Indep. per TUF	Number other offices ***	(*) (1)	(*) (2)	(**)	(*) (3)	(**)	(*) (4)	(**)	(*)	(**)	(*) (5)	(**)
Chairman ◊	Confalonieri Fedele	06/08/1937	16/12/1994	29/04/2015	31/12/2017	M	X					15/15							7/7	P		
Deputy Chairman Chief Executive Officer	Berlusconi Pier Silvio	28/04/1969	26/07/1995	29/04/2015	31/12/2017	M	X				2	15/15							6/7	M		
Director	Adreani Giuliano	27/08/1942	29/05/1996	29/04/2015	31/12/2017	M	X					15/15							7/7	M		
Director	Berlusconi Marina	10/08/1966	26/07/1995	29/04/2015	31/12/2017	M		X			2	9/15										
Director	Franco Bruni	12/04/1948	29/04/2015	29/04/2015	31/12/2017	m		X	X	X	1	12/15	10/10	M								
Director	Cannatelli Pasquale	09/09/1947	30/04/1997	29/04/2015	31/12/2017	M		X			2	14/15										
Director	Crippa Mauro	26/04/1959	26/09/1998	29/04/2015	31/12/2017	M	X					15/15										
Director	Ermolli Bruno	06/06/1939	22/03/2001	29/04/2015	31/12/2017	M		X			2	9/15			2/5	M						
Director	Giordani Marco	30/11/1961	20/03/2001	29/04/2015	31/12/2017	M	X					15/15							7/7	M		
Director	Fernando Napolitano	15/09/1964	29/04/2015	29/04/2015	31/12/2017	m		X	X	X		15/15	7/10	M	5/5	M						
Director	Nieri Gina	02/12/1953	26/09/1998	29/04/2015	31/12/2017	M	X					15/15							6/7	M		
Director	Perini Michele	12/03/1952	22/03/2011	29/04/2015	31/12/2017	M		X	X	X		14/15			5/5	P	5/6	M			5/5	P
Director	Alessandra Piccinino	21/08/1962	29/04/2015	29/04/2015	31/12/2017	m		X	X	X		15/15									5/5	M
Director	Querci Niccolò	10/05/1961	22/04/2009	29/04/2015	31/12/2017	M	X					15/15										
Director	Stefano Sala	23/09/1962	29/04/2015	29/04/2015	31/12/2017	M	X					14/15										
Director	Secchi Carlo	04/02/1944	20/04/2006	29/04/2015	31/12/2017	M		X	X	X		15/15	10/10	P			6/6	P			5/5	M
Director	Wanda Ternau	24/09/1960	29/04/2015	29/04/2015	31/12/2017	m		X	X	X	2	15/15					6/6	M				
Number of meetings held during the reporting period: 15				Risk and Control Committee: 10		Compensation Committee: 5		Governance and Appointments Committee: 6					Executive Committee: 7		Committee of Independent Directors for Related-Party Transactions: 5							
Indicate the quorum required for the presentation of lists by minorities for the appointment of one or more members (pursuant to Article 147-ter of the TUF): 1%(***)																						

NOTE

◊ This symbol indicates the internal control and risk management system director.

* The date of the first appointment of each director means the date when the director was appointed for the first time (in absolute terms) to the Board of Directors of the issuer.

** This column shows the list from where each director was taken ("M": majority list; "m": minority list; "BOD": list presented by the Board of Directors).

*** This column shows the number of offices of director or statutory auditor held by the person concerned in other companies listed on regulated markets, also outside Italy, in the financial, banking and insurance companies all companies of a significant size. In the Corporate Governance Report, appointments are indicated in full.

(*) This column shows the participation of directors in Board meetings and Committee meetings respectively (indicate the number of meetings attended compared to the total number of those which they could have attended).

(**) This column shows the qualification of the director on the Committee: "P": Chairman "M": member.

(***) Shareholding applicable to the Company for presentation of lists by minorities as per Consob Resolution no. 20273 of 24 January 2018

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ATTACHMENT E

Company Bylaws

Board of Statutory Auditors

Article 28)

1. The ordinary Shareholders’ Meeting elects the Board of Statutory Auditors, consisting of three regular auditors and three alternate auditors, who remain in office for three financial years until the date of the Shareholders’ Meeting convened to approve the Financial Statements of the third financial year. The auditors may be re-elected.

All Statutory Auditors shall be included in the register of auditors established pursuant to law and have carried out auditing for a minimum of three years.

Statutory Auditors shall meet requirements established by laws and by regulations in force, which shall be verified by the Board of Directors.

2. Statutory Auditors are appointed based on lists presented by shareholders, with the procedure established below. The lists shall indicate at least one candidate for the position of Regular Auditor and one candidate for the position of Alternate Auditor and may contain up to a maximum of three candidates for the position of Regular Auditor and a maximum of three candidates for the position of Alternate Auditor. The candidates are listed in consecutive order.

Each list consists of two sections. One is for candidates for the position of regular Auditor and the other for candidates for the position of alternate Auditor. Each candidate may only be in one list. Failure to observe this regulation will make the candidate ineligible.

Lists which, in the section for regular auditors, have at least three candidates shall include in the first two places of the same section, and in the first two places of the section of alternate auditors, candidates of a different gender.

3. Lists may only be presented by shareholders who have voting rights and who, either alone or together with other shareholders, represent the amount of share capital indicated in the Company Bylaws to present lists for the appointment of members of the Board of Directors. Each shareholder may not present, or take part in presenting, or vote for, more than one list, even through an intermediary or trust company. Shareholders belonging to the same group - namely the parent company, subsidiaries and companies subject to joint control - and shareholders that take part in a shareholders’ agreement pursuant to Article 122 of Legislative Decree 58/1998 relative to shares of the Company, may not present, or take part in presenting, or vote for, more than one list, even through an intermediary or trust company.

Ownership of the minimum amount of shares required to present the lists, shall be calculated by taking into account (i) the shares that are registered in the shareholder’s name on the day when the lists are filed at the Company and (ii) the share capital of the Company at such date.

The certification proving ownership may also be presented after the list has been filed, provided this is within the deadline for the company to publish the lists.

4. The lists, which shall include the professional curricula of candidates and be signed by the shareholders presenting them, shall be filed at the Company’s registered office within twenty-five days prior to the date of the Shareholders’ Meetings on first or single call, without prejudice to the terms established by law for filing notices convening meetings subsequent to meetings on first call, and made available to the public, according to pro tempore laws in force.

Without prejudice to the possibility to produce certification proving the ownership of shares according to the terms in paragraph three herein, when presenting lists, (i) information shall be given relative to the identity of shareholders submitting the list, indicating the percentage of their total shareholding, (ii) curricula of all candidates shall be submitted containing exhaustive information on their personal and professional profiles and (iii) additional information, required by pro tempore laws in force shall be provided, indicated in the notice convening the Shareholders’ Meeting . Shareholders other than those that hold, also jointly, a controlling or relative majority shareholding shall also present a statement certifying the absence of any relationships with the latter, as provided for by law. Within the same deadline, statements shall be filed by which the individual candidates accept their candidature and declare, under their own responsibility, that no reasons exist preventing them from being elected or making them incompatible as established by law, and comply with limits on the number of positions held as per paragraph 5 hereinafter, and that they meet the requirements of laws, regulations and the Company Bylaws for members of the Board of Statutory Auditors, and the list of administration and control positions they hold in other companies.

5. Persons who hold a number of administration and control positions that exceeds limits established by pro tempore laws in force may not be elected as Statutory Auditors.

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6. Lists presented without observing the above provisions shall be intended as not presented and not included in the voting.

7. Statutory Auditors are elected as follows:

a) from the list that obtained the highest number of votes, two regular auditors and two alternate auditors are selected, based on the consecutive order in which they appear in sections of the list;

b) from the second list which obtained the highest number of votes in the Shareholders’ Meeting, of lists presented and voted by shareholders who are not related to reference shareholders, pursuant to Article 148, paragraph 2 of the TUF, the other regular auditor and other alternate auditor are selected, based on the consecutive order in which they appear in sections of the list.

8. If several lists have obtained the same number of votes, a ballot will be voted between these lists, in compliance with pro tempore laws in force, with the candidates from the list obtaining the simple majority of votes being elected.

9. The candidate in first place in the section of candidates for the position of regular auditor, elected pursuant to paragraph 7. b) above shall be appointed as Chairman of the Board of Statutory Auditors.

10. If the composition of the Board of Statutory Auditors obtained by applying the preceding paragraphs does not ensure gender balance, taking into account the order in which they are listed, the last elected in the list that has obtained the highest numer of votes of the most represented gender shall be removed by a number necessary to ensure compliance with the requirement, and shall be replaced by the first non-elected candidates from the same list of the less represented gender. In the absence of a sufficient number of candidates of the less represented gender in the List that has obtained the highest numer of votes, the shareholders’ meeting shall appoint the missing directors according to the majority established by law, ensuring satisfaction of the requirement.

11. If only one list is presented, the General Meeting votes on it. If the list obtains the relative majority, the three candidates in consecutive order in the relative section will be elected as regular auditors, and the three candidates in consecutive order in the relative section will be elected as alternate auditors; the Board of Statutory Auditors is chaired by the person ranking first in the section of candidates to this position in the presented listed.

In the event of the death, resignation or end of the term of office of a regular auditor, the alternate auditor elected in first place will take over, provided this replacement ensures a gender balance. Otherwise, the auditor elected in second place will be appointed.

If the Chairman steps down from office, the Statutory Board of Auditors chooses and appoints a new Chairman from its members, who shall remain in office until the first subsequent Shareholders’ Meeting, which shall make appointments to make up the numbers of the Board of Statutory Auditors.

12. Where no lists exist, the Board of Statutory Auditors and its Chairman are appointed by the Shareholders’ Meeting with relative majorities established by law and in compliance with pro tempore laws in force, also concerning gender balance.

13. If a number of lists are presented, and in the case of the death, resignation or end of the term of office of a regular auditor, the alternate auditor from the same list elected in first place will take over, provided this replacement ensures a gender balance. Otherwise, the auditor elected in second place will be appointed.

The following procedure is adopted by the Shareholders’ Meeting to appoint auditors to make up the numbers of the Board of Statutory Auditors: if auditors elected from the majority list are to be replaced, the appointment takes place with a relative majority vote, without any list restrictions in compliance with pro tempore laws in force, also concerning gender balance; when, instead, auditors from the minority list have to be appointed, appointment is by relative majority vote, selecting candidates from the list in which the auditor to replace was included, or, subordinate to this, candidates of any other minority lists, in compliance with pro tempore laws in force, also concerning gender balance.

If there are no candidates from minority lists, the appointment takes place voting for one or more lists, comprising a number of candidates no greater than the number to be elected, presented before the date of the Shareholders’ Meeting, and in compliance with provisions in this article for appointing the Board of Statutory Auditors, without prejudice to the fact that lists by reference shareholders or shareholders related to them, as defined by laws and regulations in force, may not be presented (and if presented will be void). Candidates in the list with the highest number of votes will be elected.

14. The Shareholders’ determines the fees of auditors, in addition to expenses incurred for carrying out their duties.

15. The powers and the duties of the Statutory Auditors are established by law.

16. The Board of Statutory Auditors may also be held by teleconference or videoconference, on the condition that all participants may be identified and are able to follow the discussion and speak

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concerning the items on the agenda in real time. The Shareholders’ meetings are considered to have taken place where the Chairman and the secretary are located.

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59

ATTACHMENT G

PERSONAL AND PROFESSIONAL PROFILES OF THE BOARD OF STATUTORY AUDITORS

MAURO LONARDO - Mauro Lonardo was born in Rome on 16 April 1969. He holds a degree in Economics and Business from Sapienza University, Rome. He has been a certified public accountant and registered auditor since 1999. Performs professional activity as partner of Studio RSM - Palea Lauri Gerla, which specializes in corporate governanace. Is member of several boards of statutory auditors and supervisory bodies pursuant to Legislative Decree 231/2001, among which Poste Italiane S.p.A., Ama S.p.A., Neep AS Roma Holding S.p.A., Stadio TDV S.p.A., Roma Multiservizi S.p.A., Intec Telecom Systems S.p.A., Unicompany S.p.A.. He has been Control and Analysis Manager of the Group of the Municipality of Rome for local authority-run infrastructure and service companies and a member of the professional firm Studio Internazionale legale tributario ((2007-2011) and was a speaker for the training school of the Order of Certified Accountants of Rome. He has beenChairman of the Board of Statutory Auditors of Mediaset S.p.A S.p.A. since April 2011.

EZIO MARIA SIMONELLI - Ezio Maria Simonelli was born in Macerata on 12 February 1958. He holds a degree in Economics and Business from Perugia University. He has been a certified public accountant since 1982, he is an auditor and freelance journalist. By appointment of the Ministry of Foreign Affairs on 6 March 2013 he took up the position of Honorary Consul of Canada in Milan. He is Managing Partner of Simonelli Associati, a Legal/Tax Advisory Practice. He is Chairman of the Board of Statutory Auditors of Alba Leasing S.p.A., and SISAL S.p.A. and regular auditor of the joint stock company Mediaset S.p.A. and Marr S.p.A. He is a liquidator of the Lega Nazionale Professionisti [National League].

FRANCESCA MENEGHEL - Born in Treviso on 2 December 1961. She holds a degree in Business Economics from Bocconi University Milan. She has been a certified public accountant since 1993 and is a registered auditor. She practices the profession of chartered accountant and has acquired experience in the industrial, commercial, banking, financial, and advertising sectors. She is an Independent Director, Chairman of the Risk Control and Sustainability Committee and Leader Independent Director of Geox S.p.A. (listed). He is Chairman of the Board of Statutory Auditors of Banca Mediolanum S.p.A. (listed), and Avon Cosmetics S.r.l. Regular auditor of Mediaset S.p.A., (listed), EI Towers S.p.A., Mediolanum Comunicazione S.p.A., Mediolanum Fiduciaria S.p.A., Mediolanum Gestione Fondi SGR S.p.A., Press-Di Abbonamenti S.p.A., Dolcedrago S.p.A., Immobiliare Idra S.p.A. and Videodue S.r.l.. She is Chairman of the Supervisory Body of Banca Mediolanum SpA (listed) and member of the Supervisory Body of Mediolanum Gestione Fondi SGR S.p.A. and Mediolanum Fiduciaria S.p.A ..

STEFANO SARUBBI - Born in Milan on 6 December 1965. He holds a degree in Economics and Business from Cattolica University, Milan. He has been a Certified Public Accountant since 1991 and registered in the Register of Auditors of the State General Accounting Department since 1995 and in the National Register of Journalists since 1997. From 2005 to 2007 he was a member of the Regional Tax Committee of Lombardy. He is Chairman of the Board of Statutory Auditors of Coca-Cola Italia S.r.l. and Comfactor S.p.A., also holds positions as Statutory Auditor in various companies including SMA S.p.A. and Shiseido Group Italy S.p.A. He was a founding member and since 1993 he has been Chief Executive Officer of Sigmagest S.p.A. From June 2017 he has been Alternate Auditor of Mediaset S.p.A.

FLAVIA DAUNIA MINUTILLO - Flavia Daunia Minutillo was born in Milan on 24 May 1971. She holds a degree in Economics and Business from Cattolica University, Milan. She has been a Certified Public Accountant since 1996 and a registered auditor since 1999. Since 1998 she has been in the Boards of Statutory Auditors, Supervisory Boards, and Oversight Bodies of leading companies, including banks and

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securitisation, factoring, trust, financial, brokerage, and asset management companies. She is alternate auditor of Mediaset S.p.A.

RICCARDO PEROTTA - Born on 21 April 1949. He was awarded a degree in Economics and Business from Bocconi University, Milan. He is a certified public accountant and auditor He is Associate Professor of Methodologies and Quantitative Determinations for Businesses (Accounting and Financial Statements) at Bocconi University, where he is responsible for teaching courses on Financial Statements and extraordinary operations. He has been a certified public accountant in Milan since 1975, where he mainly provides management, business and tax advisory services for companies, with a particular focus on extraordinary financial operations. He is Regular Auditor of Boing S.p.A., EI Towers S.p.A. and Saipem SpA, Chairman of the Board of Statutory Auditors of Cassa Lombarda S.p.A., Mittel S.p.A. and MolMed S.p.A., Director of Value Partners Management Consulting S.p.A. and Sprint Gas S.p.A. He is also Alternate Auditor of Mediaset S.p.A.

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ATTACHMENT H

Diversity Policy of the Board of Statutory Auditors of Mediaset S.p.A.

This Policy is adopted by the Board of Directors of Mediaset S.p.A. (hereinafter the “Board” and the “Company”), in compliance with the laws on sustainability (the “Baord of Statutory Auditors’ Diversity Policy”). More specifically, the Board of Statutory Auditors’ Diversity Policy has been adopted in implementation of the provisions of art. 123-bis, paragraph 2, letter d-bis) of Legislative Decree no. 58 of 24 February 1998 (“TUF”).

The Board of Statutory Auditors, the Governance and Appointments Committee and the Control and Risks Committee, the latter having advisory functions in the area of sustainability, were involved in the adoption of the Dicersity Policy of the Board of Statutory Auditors and expressed prior favourable opinion to the Board regarding the Policy.

Purpose of the policy and elements of diversity

The purpose of the Board of Statutory Auditors’ Diversity Policy is to identify the elements of diversity necessary to ensure that the statutory auditors contribute to the decisions of the body with different and qualified points of view and is therefore intended to indicate the experiences and skills of the statutory auditors that are considered functional to achieving an optimal composition of the Board of Statutory Auditors.

The Board recommends that the Board of Statutory Auditors includes a set of different and complementary expertise and experiences. Given that the Board of Statutory Auditors is composed of three regular auditors (and three alternate auditors), one of whom was elected by the minority shareholders, the Board identified the following elements of diversity:

(i)                                     an adequate level of experience and knowledge regarding the market in which the Company operates, the governance system, the accounting and financial analysis as well as the regulatory framework or pluriannual experience concerning listed companies;

(ii)                                  geneder diversity so that the Board of Statutory Auditors comprises - including when the legal provisions on gender balance cease to be effective - at lease one regular auditor and one alternate auditor of the least represented geneder so that the Company can take advantage of the different points of view and experiences offered by gender diversity. To this end, the Board recommends that the lists of candidates presented by the shareholders - excluding those containing less than three candidates -indicate (for both the regular and alternate auditors) at least one candidate of the less represented gender;

(iii)                               different length of service to balance the need for control continuity and renewal and to benefit from the different points of view and experiences that characterize the greater or lesser length of service.

Implementation of the Policy

In accordance with the Shareholders’ prerogatives in the designation and appointment of the members of the Board of Statutory Auditors, upon renewal of the body, the outgoing Board of Statutory Auditors sall express their view on the composition of the body, in keeping with this policy. This view shall be reflected in the Board of Statutorty Auditors’ report to the shareholders in order to disclose the diversity criteria and objectives set out in the Diversity Policy of the Board of Statutory Auditors.

Monitoring the implementation of the Policy and its updating

The Board, with the support of the Board of Statutory Auditors, Governance and Appointments Committee and the Control and Risk Committee with advisory functions on sustainability, is responsible for monitoring the results achieved from implementation of this Policy and the updating thereof.

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The results deriving from the implementation of this Policy will be included in the corporate governance and ownership structure report envisaged by art. 123-bis of the Consolidated Law on Finance, starting from the year following the application of the policies described in this document.

For the Board of Directors

The Chairman

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